Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

This Prospectus comprises a prospectus for the purposes of the Prospectus Directive relating to the New KW Shares and has been prepared in accordance with the Prospectus Rules. This Prospectus has been filed with the FCA and has been made available to the public as required by Rule 3.2 of the Prospectus Rules.

KW and the KW Directors, whose names appear on page 68 of this Prospectus in Part 9 (KW’s Board, KW’s Executive Officers and Corporate Governance), accept responsibility for the information contained in this Prospectus. To the best of the knowledge of KW and the KW Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect its import.

Recipients of this Prospectus are authorised to use it solely for the purpose of considering the Offer and may not reproduce or distribute this Prospectus, in whole or in part, and may not disclose any of the contents of this Prospectus or use any information herein for any purpose other than considering the terms of the Merger or assessing the New KW Shares. The distribution of this Prospectus and any accompanying documents into certain jurisdictions may be restricted by law and therefore persons into whose possession this Prospectus and any accompanying documents comes should inform themselves about and observe any such restrictions. Further information on distribution restrictions is set out in Part 5 (General Information). Recipients of this Prospectus agree to the foregoing by accepting delivery of this Prospectus.

If you have sold or otherwise transferred all of your KWE Shares, please send this Prospectus, together with any accompanying documents, as soon as possible to the purchaser or transferee, or to the stockbroker, banker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, this Prospectus and any accompanying documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or otherwise transferred part of your holding of KWE Shares, please retain this Prospectus and any accompanying documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

If you have any questions about the Merger, the contents of this Prospectus or what action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom, or, if not, from another appropriately authorised independent financial adviser in the relevant jurisdiction.

KWE Scheme Shareholders are advised to examine all the risks that might be relevant in connection with the value of an investment in the New KW Shares. KWE Scheme Shareholders should read this Prospectus and each document (or part thereof) incorporated in this Prospectus by reference in its entirety and, in particular, Part 2 (Risk Factors) for a discussion of certain risks and other factors that should be considered in connection with the Merger and an investment in KW, the Combined Group and the New KW Shares.

KENNEDY-WILSON HOLDINGS, INC.

(Registered in Delaware, United States)

Proposed issue of New KW Shares by KW to KWE Scheme Shareholders in connection with the recommended offer by KW for the entire issued and to be issued share capital of KWE to be implemented by way of a scheme of arrangement under Article 125 of the Jersey Companies Law

The KW Shares are currently admitted to trading on the NYSE. Application will be made by KW to the NYSE for the New KW Shares to be admitted to trading on the NYSE. It is expected that trading of the New KW Shares will commence on or shortly after the Effective Date. The New KW Shares will, when issued, rank pari passu in all respects with the KW Shares (save that they will not participate in any dividend payable by KW with reference to a record date prior to the Effective Date). Completion of the Merger is conditional, inter alia, on confirmation having been received by KW that the New KW Shares have been approved for listing, subject to official notice of issuance, on the NYSE. The New KW Shares are not being made generally available to the public in conjunction with the Merger. No application has been or is anticipated to be made for the New KW Shares to be admitted to trading on any other exchange.

KWE Scheme Shareholders should rely only on the information contained in this Prospectus, the documents (or parts thereof) incorporated herein by reference and the Scheme Document. No person has been authorised to give any information or make any representations other than those contained in this Prospectus and any document (or part thereof) incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been so authorised by KW or the KW Directors. In particular, the contents of KW’s and KWE’s websites (or parts thereof or any other website directly or indirectly accessible from hyperlinks on these websites) have not been incorporated herein by reference and do not form part of this Prospectus and KWE Scheme Shareholders should not rely on them.

Without prejudice to any legal or regulatory obligation on KW to publish a supplementary prospectus pursuant to section 87G of FSMA and Rule 3.4.1 of the Prospectus Rules, the delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of the KW Group, the KWE Group or the Combined Group since the date of this Prospectus or that the information in it is correct as at any time subsequent to its date. KW will comply with its obligation to publish a supplementary prospectus containing further updated information required by law or by any regulatory authority, but assumes no further obligation to publish additional information.

The Jersey Financial Services Commission has granted consent to the circulation in Jersey of an offer of the New KW Shares pursuant to Article 8(2) of the Control of Borrowing (Jersey) Order 1958, as amended. The Jersey Financial Services Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that Law.

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K., is acting exclusively for KW and no one else in connection with the Merger or any other matter referred to in this Prospectus and will not regard any other person (whether or not a recipient of this Prospectus) as a client in connection with the Merger and will not be responsible to anyone other than KW for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other transaction, matter or arrangement referred to in this Prospectus.

Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K., and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting exclusively for KW and no one else in connection with the Merger or any other matter referred to in this Prospectus and will not be responsible to anyone other than KW for providing the protections afforded to clients of BofA Merrill Lynch, or for providing advice in relation to the Merger or any other matters referred to in this Prospectus.

Deutsche Bank AG is authorised under German banking law (competent authority: European Central Bank) and, in the U.K., by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the U.K. by the Prudential Regulation Authority and the Financial Conduct Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority, are available on request or from www.db.com/en/content/eu_disclosures.htm.

Deutsche Bank AG, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI” and, together with DB London, “DB”) are acting as financial advisers to KW and no other person in connection with this Prospectus and its contents. DB will not be responsible to any person other than KW for providing any of the protections afforded to clients of DB, nor for providing any advice, in relation to any matter referred to herein. Without limiting a person’s liability for fraud, neither DB nor any of their affiliates nor any of their or their affiliates’ respective directors, officers, representatives, employees, advisers or agents shall have any liability to any other person in connection with this announcement and its contents.

Neither the SEC nor any state securities commission nor any other regulatory authority in the United States has approved or disapproved of the New KW Shares or passed upon the accuracy or adequacy of the information contained in this Prospectus. Any representation to the contrary is a criminal offence in the United States.

THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, FINANCIAL, BUSINESS OR TAX ADVICE. EACH KWE SCHEME SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN LEGAL ADVISER, INDEPENDENT FINANCIAL ADVISER OR TAX ADVISER FOR LEGAL, FINANCIAL, BUSINESS OR TAX ADVICE.

NEITHER KW, THE KW DIRECTORS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION TO ANY KWE SCHEME SHAREHOLDER REGARDING THE LEGALITY OF AN INVESTMENT IN THE NEW KW SHARES BY SUCH KWE SCHEME SHAREHOLDER UNDER THE LAWS APPLICABLE TO SUCH KWE SCHEME SHAREHOLDER.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. NONE OF THE SECURITIES REFERRED TO IN THIS PROSPECTUS SHALL BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

KW and the KW Directors accept sole responsibility for the KWE Information. No representation has been made, is made or will be made, at any time by KWE or any of the KWE Directors, and none of KWE or any of the KWE Directors have authorised anyone to represent that KWE or any KWE Director has adopted or verified the accuracy, completeness, reasonableness or achievability of any KWE Information, that all or part of it is not misleading or that all or part of it complies with all or any applicable legal, regulatory or other requirements. Accordingly, none of KWE nor any of the KWE Directors assumes any duty of care or other duty to KW, any holder of KW Shares or other securities of KW or any other person or regulatory body in relation to the content of, or any omission from, any KWE Information and KWE and each of the KWE Directors expressly disclaims all and any responsibility for the accuracy or completeness of any KWE Information or for the KWE Information not being misleading in the context in which it is used and/or complying with applicable legal, regulatory, accounting or other requirements. None of KWE nor any of the KWE Directors owes any obligation, whether to KW, any holder of KW Shares or other securities of KW or any other person or regulatory body, to correct or update any KWE Information or accepts any liability, whether arising in tort, contract or otherwise, to any person or regulatory body in connection with any reliance or expectation placed on any KWE Information or in connection with any KWE Information, or any matter derived from it, including, without limitation, in relation to any decision to vote or not to vote in relation to any matter or to acquire or not to acquire any securities or to dispose or not to dispose of any securities.

Notice to Overseas Shareholders

This Prospectus does not constitute, and may not be used for the purposes of, an offer to sell or an invitation or the solicitation of an offer to subscribe for or buy any New KW Shares by any person in any jurisdiction: (i) in which such offer, invitation or solicitation is not authorised, (ii) in which the person making such offer, invitation or solicitation is not qualified to do so or (iii) in which, or to any person to whom, it is unlawful to make such offer, invitation or solicitation or would impose any unfulfilled registration, publication or approval requirements on KW or KWE or any of their respective directors, officers, agents or advisers. No action has been or will be taken to permit the possession, issue or distribution of this Prospectus (or any other offering or publicity materials or application form(s) relating to the New KW Shares) in any jurisdiction where action for that purpose may be required or doing so is restricted by law. Accordingly, neither this Prospectus nor any advertisement nor any other offering material may be distributed or published in any such restricted jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Prospectus comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, KW and the companies and persons involved in the Merger disclaim any responsibility or liability for the violation of such requirements by any person.

Unless otherwise determined by KW or KWE or required by the Code, and permitted by applicable law and regulation, the Offer is not being, and will not be, made available, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality of interstate or foreign commerce of, or by any facility of a national state or other securities exchange of any jurisdiction outside the U.K., Jersey, the United States, the Netherland or the Cayman Islands where to do so would violate the laws in that jurisdiction.

Persons receiving this Prospectus and all documents relating to the Offer and the Merger must not mail or otherwise distribute or send these documents in, into or from a jurisdiction where to do so would constitute a violation of the laws of such jurisdiction.

This Prospectus has been prepared for the purposes of complying with English law and the Prospectus Rules and the information disclosed may not be the same as that which would have been disclosed if this Prospectus had been prepared in accordance with the laws and regulations of any other jurisdiction outside England and Wales. Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer in their particular circumstances.

Notice to US Investors

The New KW Shares have not been and will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction of the United States. Accordingly, the New KW Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into the United States without an exemption from registration under the Securities Act. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the New KW Shares in any state of the United States in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state. The New KW Shares are expected to be issued in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. KWE Scheme Shareholders (whether or not U.S. persons) who are or will be affiliates (within the meaning of the Securities Act) of KW prior to or after the Effective Date will be subject to certain restrictions on transfers of the New KW Shares received pursuant to the Scheme.

For the purposes of qualifying for the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(10), the Court will be advised that KW will rely on the Section 3(a)(10) exemption based on the Court’s sanctioning of the Scheme.

The Merger relates to the shares of a Jersey company and is being effected by means of a scheme of arrangement pursuant to the Jersey Companies Law. A transaction effected by means of a scheme of arrangement under Jersey law is not subject to the tender offer rules under the Exchange Act and is exempt from the registration requirements under the Securities Act. Accordingly, the Merger will only be subject to disclosure and other requirements and practices applicable under Jersey law and the Code to schemes of arrangement, which are different from the disclosure and other requirements of the US tender offer and securities laws.

It may be difficult for US holders of KWE Shares to enforce their rights and/or any claims they may have arising under US federal securities laws in connection with the Merger, since KWE is organised under the laws of a country other than the United States and some of its officers and directors may be residents of countries other than the United States and most of the assets of KWE are located outside the United States. US holders of KWE Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s jurisdiction or judgment.

The Merger may, in certain circumstances and subject to the consent of the Panel, be carried out by way of a Takeover Offer under the Jersey Companies Law rather than using a scheme of arrangement. If KW elects to implement the Merger by way of a Takeover Offer, such Takeover Offer will be subject to applicable US tender offer and securities laws and regulations.

In accordance with normal practice under the Code and Jersey law, KW or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, KWE Shares outside the United States, other than pursuant to the Scheme, until the date on which the Merger becomes effective, lapses or is withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.

In addition, the Investment Manager is entitled to an annual management fee (payable quarterly in arrear) equal to 1% of KWE’s Adjusted NAV, half of which may be paid in certain circumstances in KWE Shares. Any information about such purchases and/or fees will be disclosed, as required in the U.K., will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

None of the securities referred to in this Prospectus have been approved or disapproved by the SEC, any state securities commission in the United States or any other U.S. regulatory authority, nor have such authorities passed upon or determined the fairness or merits of such securities or upon the adequacy or accuracy of the information contained in this Prospectus. Any representation to the contrary is a criminal offence in the United States.

Notice to Canadian Investors

The New KW Shares are expected to be issued in Canada pursuant to an exemption from the requirement that KW prepare and file a prospectus in the relevant jurisdictions of Canada. Any resale of the New KW Shares if made through the facilities of the NYSE will generally be exempt from the prospectus requirement under Canadian securities legislation. However, such securities legislation may require resales of KW Shares to be made under other statutory exemptions or a discretionary exemption granted by the applicable Canadian securities regulatory authority. KWE Scheme Shareholders resident in Canada are advised to seek legal advice prior to any resale of the New KW Shares issued in connection with the Merger.

Notice to Cayman Islands Investors

There is no registration required nor will any registration be made under the Securities Investment Business Law in the Cayman Islands or with the Cayman Islands Monetary Authority in relation to this Prospectus. This Prospectus is distributed to KWE Scheme Shareholders on the basis that it does not represent an offer to the public in the Cayman Islands under any law in the Cayman Islands.

Notice to French Investors

This Prospectus does not constitute a prospectus within the meaning of Directive 2003/71/EC of the European Parliament and Council dated 4 November 2003, as amended, or otherwise. This Prospectus has not been prepared and is not being distributed in the context of an offer to the public of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Title 1 of Book II of the General Regulation of the French Autorité des marchés financiers (AMF), and has therefore not been submitted to the AMF for prior approval and clearance procedure.

Notice to Irish Investors

This Prospectus is not a prospectus within the meaning of the Companies Act 2014 of Ireland, the Prospectus Directive (2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland. This Prospectus has not been approved or reviewed by or registered with the Central Bank of Ireland. This Prospectus does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC). Neither KWE nor KW is an authorised investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC) and the recipients of this Prospectus should seek independent legal and financial advice in determining their actions in respect of or pursuant to this Prospectus.

The date of this Prospectus is 13 September 2017.

PART 1 - SUMMARY INFORMATION

Summaries are made up of disclosure requirements known as ‘Elements’. These elements are numbered in Sections A – E (A.1 – E.7).

This summary contains all the Elements required to be included in a summary for this type of security and issuer. As some Elements are not required to be included there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be included because of the type of security and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of ‘not applicable’.

SECTION A - Introduction and warnings

Element	Disclosure requirement	Disclosure

A.1	Warning to investors

This summary should be read as an introduction to this Prospectus. Any decision to invest in the New KW Shares to be issued to KWE Scheme Shareholders in connection with the Merger should be based on consideration of this Prospectus as a whole by KWE Scheme Shareholders.

Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff KWE Scheme Shareholder might, under the national legislation of the Member States, have to bear the costs of translating this Prospectus before the legal proceedings are initiated.

Civil liability attaches only to those persons who have tabled this summary, including any translation thereof, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus or it does not provide, when read together with the other parts of this Prospectus, key information in order to aid KWE Scheme Shareholders when considering whether to invest in the New KW Shares.

A.2	Subsequent re- sale or final placement of securities by financial intermediaries	Not applicable. KW is not engaging any financial intermediaries for subsequent re-sale or final placement of the New KW Shares following publication of this Prospectus.

SECTION B - Issuer

Element	Disclosure requirement	Disclosure

B.1	Legal and commercial name	The legal name of the issuer is Kennedy-Wilson Holdings, Inc., which trades under the name Kennedy Wilson.

B.2	Domicile, legal form, legislation and country of incorporation	KW is a corporation and has its principal executive office at 151 S. El Camino Drive, Beverly Hills, California 90212, United States. KW was incorporated in the state of Delaware, United States on 9 July 2007 and currently operates under the Delaware General Corporation Law (Delaware File No. 4385645).

B.3	Current operations / principal activities / principal markets	KW owns, operates and invests in real estate, both on its own and through its investment platform. As at 30 June 2017, KW had an average ownership interest across all investments of approximately 39%. KW’s value is primarily derived from its ownership of income-producing real estate assets and its real estate asset management and related service businesses. KW focuses on multifamily and commercial properties located in the Western United States, the United Kingdom, Ireland, Spain, Italy and Japan. KW also provides real estate services, primarily to financial services clients.

B.4a	Significant recent trends affecting the issuer and the industries in which it operates

Real estate fundamentals are generally strong across the countries in which KW operates, driven by moderate economic growth, falling unemployment, historically low interest rates and a high             level of investment activity. KW believes the outlook is positive across its key markets, despite continued political uncertainty.

In the U.S., commercial property prices continue to exceed prior cycles, and investment volumes remain elevated. While new supply is impacting several sectors including multifamily and office, net absorption is positive and vacancy levels are flat, while rents are generally stable in KW’s key markets.

The U.K. continues to provide low, but positive, economic growth, supporting stable real estate fundamentals and a recovery in investment activity. Commercial property is delivering moderate growth in both rental values and capital values across all major sectors, although the central London office market continues to underperform in the wake of Brexit.

Real estate markets are very active across the Eurozone countries in which KW (including KWE) operates (Ireland, Spain and Italy), supported by improved economic fundamentals and continued low interest rates. Property yields are at or below pre-crisis levels, and investor demand is strong.

B.5	Group description	KW is currently the ultimate parent company of the KW Group. On completion of the Merger, KW will be the ultimate parent company of the Combined Group.

B.6	Major shareholders	Insofar as is known to KW, as at the Latest Practicable Date, the following persons were interested, directly or indirectly, in (i) 5% or more of the KW Shares, or (ii) KW Shares or KWE Shares in such proportion that they would be interested, directly or indirectly, in 5% or more of the voting rights in respect of KW’s share capital immediately following the Effective Date:

Name	Number of KW Shares	Percentage of KW Shares
Wellington Management Group LLP	12,717,888	11.13%
William J. McMorrow	13,519,460	11.84%
Fairfax and affiliates	12,321,921	10.79%
The Vanguard Group	7,750,075	6.79%

None of KW’s major shareholders has different voting rights attached to the KW Shares they hold.

As at the Latest Practicable Date, save as described above, KW was not aware of any person or persons who, directly or indirectly, jointly or severally, exercise or could exercise control over KW or would exercise control over KW following completion of the Merger.

B.7	Selected historical key financial information		For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
			2017	2016	2017	2016	2016	2015	2014
		(Dollars in millions)	$	$	$	$	$	$	$
		Statement of Operations:
		Revenue
		Investment management, property services and property services and research fees (includes $0.3, $6.5, $9.7, $11.0, $28.9, $37.8, $57.4 million of related party fees, respectively)	7.7	13.5	17.5	19.1	59.4	69.3	82.6
		Rental	123.8	120.3	124.3	119.9	485.9	404.8	206.9
		Hotel	29.0	26.8	29.5	29.1	116.2	106.4	63.3
		Sale of real estate	12.8	12.3	0.8	1.9	29.3	3.7	28.4
		Loans and other	4.5	3.6	2.1	2.1	12.6	19.5	17.4

		Total revenue	177.8	176.5	174.2	172.1	703.4	603.7	398.6
		Operating expenses
		Commission and marketing	1.7	1.8	2.0	1.8	8.0	7.3	5.6
		Compensation and related	45.5	40.5	32.7	45.7	186.5	154.8	113.8
		Cost of real estate sold	9.6	9.2	0.7	1.4	22.1	2.6	20.7
		General and administrative	10.0	11.8	10.0	10.1	45.4	43.8	42.1
		Depreciation and amortisation	52.1	48.9	49.7	48.3	198.2	166.3	104.5
		Rental operating	36.6	32.8	36.0	31.0	135.4	108.0	59.3
		Hotel operating	22.8	23.6	24.4	24.5	96.3	89.9	57.1

		Total operating expenses	178.3	168.6	155.5	162.8	691.9	572.7	403.1
		Income from unconsolidated investments	13.4	8.4	22.5	19.2	126.6	97.4	54.2

		Operating income	12.9	16.3	41.2	28.5	138.1	128.4	49.7
		Non-operating income (expense)
		Gain on sale of real estate	66.3	16.1	5.4	38.4	130.7	72.4	—
		Acquisition-related gains	—	8.6	—	—	16.2	108.1	218.1
		Acquisition-related expenses	(0.9)	(6.3)	(0.3)	(2.0)	(9.5)	(37.3)	(19.7)
		Interest expense—investment	(35.5)	(33.6)	(34.4)	(32.5)	(137.4)	(108.8)	(46.3)
		Interest expense—corporate	(16.6)	(12.2)	(15.6)	(12.1)	(54.2)	(46.9)	(57.1)
		Loss on early extinguishment of corporate debt	—	—	—	—	—	(1.0)	(27.3)
		Other income	4.4	5.0	0.5	0.7	6.6	(2.5)	5.1
		Income before provision for income taxes	30.6	(6.1)	(3.2)	21.0	90.5	112.4	122.5
		(Provision for) benefit from income taxes	(8.8)	3.9	4.1	(0.5)	(14.0)	(53.4)	(32.4)

		Net income	21.8	(2.2)	0.9	20.5	76.5	59.0	90.1

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
	2017	2016	2017	2016	2016	2015	2014
(Dollars in millions)	$	$	$	$	$	$	$
Net (income) loss attributable to the noncontrolling interests	(12.4)	1.1	(0.1)	(27.4)	(70.9)	15.7	(68.2)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)	—	(0.5)	(2.8)	(3.6)	(8.1)

Net (loss) income attributable to attributable to KW	9.4	(1.6)	0.8	(7.4)	2.8	71.1	13.8

Statement of Cash Flow Data:
Cash flow provided by (used in):
Operating activities	57.0	19.4	11.2	(8.9)	102.9	178.2	98.1
Investing activities	8.3	(267.8)	(9.2)	148.4	(286.7)	(1,483.6)	(2,473.2)
Financing activities	368.5	247.0	(88.2)	26.0	419.8	1,118.8	3,163.4
Balance Sheet Data:[1]
Cash, cash equivalents and cash held by consolidated investments	1,264.8	856.0	808.3	898.1	885.7	731.6	937.7
Investment account1 2	2,094.8	1,971.4	2,114.1	1,952.4	2,082.7	1,942.3	1,684.3
Total assets	8,284.3	7,696.3	7,626.0	7,658.4	7,659.1	7,595.6	6,297.6
Total debt	5,480.4	4,695.7	4,896.3	4,468.6	4,892.7	4,316.3	2,988.8
Total KW Shareholders’ equity	1,027.5	1,071.9	1,025.0	1,114.2	1,048.0	1,133.8	901.1
Other Selected Data:
Adjusted EBITDA[3]	102.2	73.5	77.3	71.8	349.9	371.2	317.8
Ratio of earnings to fixed charges[4]	2.53	1.26	N/A	1.18	1.13	1.62	2.17

1	This balance sheet data is presented as at the end of the financial period referred to in the applicable column heading.
2	KW’s investment account represents its consolidated investment account presented after noncontrolling interest in invested assets gross of accumulated depreciation and amortisation. KW’s consolidated investment account represents the sum of its equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases, unconsolidated investments and consolidated loans gross of accumulated depreciation and amortisation.
3	Adjusted EBITDA represents net income attributable to KW Shareholders adjusted for KW’s share of: (i) investment interest expense, (ii) corporate interest expense, (iii) depreciation and amortisation, (iv) income taxes, (v) share-based compensation expense and (vi) preferred stock dividends and accretion of issuance costs.
4	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” consists of pretax income from continuing operations before noncontrolling interest and KW’s equity in income of joint ventures plus fixed charges and operating distributions from equity investees and “fixed charges” consists of interest expense, whether capitalised or expensed, amortisation related to indebtedness and premiums, KW’s discounts of stock issuances and an estimate of interest expense within rental expense.

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
	2017	2016	2017	2016	2016	2015	2014
Net income	21.8	(2.2)	0.9	20.5	76.5	59.0	90.1
Non-U.S. GAAP adjustments:
Add back:
Interest expense—investment	35.5	33.6	34.4	32.5	137.4	108.8	46.3
Interest expense—corporate	16.6	12.2	15.6	12.1	54.2	46.9	57.1
Loss on extinguishment of corporate debt	—	—	—	—	—	1.0	27.3
KW’s share of interest expense included in investment in unconsolidated investments	6.0	6.2	5.5	6.1	23.0	28.1	35.5
Depreciation and amortisation	52.1	48.9	49.7	48.3	198.2	166.3	104.5
KW’s share of depreciation and amortisation included in unconsolidated investments	4.4	5.3	4.3	5.2	20.8	28.1	47.1
Provision for (benefit from) income taxes	8.7	(3.9)	(4.1)	0.5	14.0	53.4	32.4

Consolidated EBITDA	145.1	100.1	106.3	125.2	524.1	491.6	440.3
Share-based compensation	9.4	14.7	10.7	17.5	65.1	30.8	15.8

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
	2017	2016	2017	2016	2016	2015	2014
(Dollars in millions)	$	$	$	$	$	$	$
EBITDA attributable to noncontrolling interests[1]	(52.3)	(41.3)	(39.7)	(70.9)	(239.3)	(151.2)	(138.3)

Adjusted EBITDA	102.2	73.5	77.3	71.8	349.9	371.2	317.8

1	$70.1 million, $166.9 million and $168.4 million of depreciation, amortisation, interest and taxes for the years ended 31 December 2014, 2015 and 2016, respectively, $43.5 million and $39.6 million of depreciation, amortisation, interest and taxes for the three months ended 31 March 2016 and 2017, respectively and $42.5 million and $39.9 million of depreciation, amortisation, interest and taxes for the three months ended 30 June 2016 and 2017.

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
	2017	2016	2017	2016	2016	2015	2014
(Dollars in millions, except per share amounts)	$	$	$	$	$	$	$
Statements of operations data and dividends:
Revenue	177.8	176.5	174.2	172.1	703.4	603.7	398.6
Net income (loss) to KW common shareholders	9.4	(1.6)	0.8	(7.4)	2.8	71.1	13.8
Basic (loss) income per share	0.08	(0.02)	—	(0.07)	0.01	0.66	0.14
Dividends declared per share of common stock	0.17	0.14	0.17	0.14	0.56	0.48	0.36
Adjusted EBITDA	102.2	73.5	77.3	71.8	349.9	371.2	317.8
Adjusted EBITDA annual (decrease) increase	39%	(35)%	8%	34%	(6)%	17%	100%
Adjusted Fees	18.0	32.1	27.6	30.0	108.9	158.2	121.0
Adjusted Fees annual increase (decrease)	(44)%	(13)%	(8)%	11%	(31)%	31%	67%

	As at 30 June		As at 31 March		As at 31 December
	2017	2016	2017	2016	2016	2015	2014
(Dollars in millions)	$	$	$	$	$	$	$
Balance sheet data:
Cash and cash equivalents	1,264.8	856.0	808.3	898.1	885.7	731.6	937.7
Total assets	8,284.3	7,696.3	7,626.0	7,658.4	7,659.1	7,595.6	6,297.6
Investment debt	4,192.8	3,906.3	3,959.2	3,729.4	3,956.1	3,627.5	2,175.7
Unsecured corporate debt	1,287.6	689.4	937.1	689.2	936.6	688.8	813.1
KW equity	1,027.5	1,071.9	1,025.0	1,114.2	1,048.0	1,133.8	901.1
Noncontrolling interests	1,324.2	1,492.2	1,312.2	1,651.7	1,295.1	1,731.3	2,142.8
Total equity	2,351.7	2,564.1	2,337.2	2,765.9	2,343.1	2,865.1	3,043.9
Common shares outstanding	114.2	112.5	114.5	114.0	115.7	114.5	96.1

For the three months ended 31 March 2017 compared to the three months ended 31 March 2016, revenues were relatively flat with higher rental income from KW’s investment portfolio being offset by lower fees from KW’s property services and research group. Net income to KW Shareholders was higher in the three months ended 31 March 2017, as compared to three months ended 31 March 2016 due to lower compensation expense in the current period relating to share-based compensation as the prior period had a large cliff vesting. Lower compensation expense was offset by lower gains in the current period due to less disposition activity. For the three months ended 30 June 2017 compared to the three months ended 30 June 2016, revenues were relatively flat, with higher rental and hotel income being offset by lower fees from KW’s investment management group due, mainly, to lower performance fees in the period. Net income to KW Shareholders was higher in the three months ended 30 June 2017 as compared to three months ended 30 June 2016 driven by the sale of Rock Creek, a 576-unit wholly-owned multifamily community in Kent, Washington, the sale of the multifamily component of The Rock, a 233-unit apartment complex in Manchester, England and sales by KWE of non-core assets out of its United Kingdom commercial property portfolio. The prior period had a sale of an office building in Ireland, consolidation of a retail centre and lower sales from the KWE portfolio. These gains were offset by higher interest expense in the current period as KW drew $350 million on its line of credit to fund the KW Cash Component. KW also had additional interest expense due to higher leverage and corporate debt which was issued after 30 June 2016. Since 30 June 2017, there has been no significant change to KW’s financial condition and operating results.

For the year ended 31 December 2016, KW’s revenue is higher than years ended 31 December 2015 and 2014 due to increased acquisition activity within KWE and KW’s multifamily group. The higher rental revenue is offset by lower investment management, property services and research fees mainly due to lower performance fees earned. Net income attributable to KW Shareholders is lower in the year ended 31 December 2016, as compared to the years ended 31 December 2015 and 2014 due to higher compensation expense relating to cliff vesting on restricted shares granted in 2012, higher depreciation expense due to a larger real estate portfolio and higher interest expense relating to increased leverage on KW’s investment portfolio and unsecured debt obligations. These were offset by higher revenues from larger investment portfolio and higher income from unconsolidated investments due to fair value gains and sales of joint venture investments.

B.8	Key pro forma financial information	Unaudited pro forma statement of net assets:
			KW	Transaction		Cash	Pro Forma
			consolidated	Expenses	Financing	Consideration	Total
		(Dollars in millions)	Note 1	Note 2	Note 3	Note 4
		Assets
		Cash and cash equivalents	885.7	(50.0)	350.0	(666.0)	519.7
		Accounts receivable	71.3	—	—	—	71.3
		Loan purchases and originations	87.7	—	—	—	87.7
		Real estate and acquired in place lease values, net of accumulated depreciation and amortisation	5,814.2	—	—	—	5,814.2
		Unconsolidated investments	560.1	—	—	—	560.1
		Other assets	240.1	—	—	—	240.1

		Total assets	7,659.1	(50.0)	350.0	(666.0)	7,293.1

		Accounts payable	11.2	—	—	—	11.2
		Accrued expenses and other liabilities	412.1	—	—	—	412.1
		Investment debt	3,956.1	—	—	—	3,956.1
		Senior notes payable	936.6	—	—	—	936.6
		Line of credit	—	—	350.0		350.0

		Total liabilities	5,316.0	—	350.0		5,666.0

		Net assets	2,343.1	(50.0)	—	(666.0)	1,627.1

	KW consolidated	Financing	Provision	Tax Noncontrolling interest	Pro Forma Total
(Dollars in millions)	Note 1	Note 3	Note 5	Note 6
Revenue
Rental	485.9	—	—	—	485.9
Hotel	116.2	—	—	—	116.2
Sale of real estate	29.3	—	—	—	29.3
Investment management, property services and research fees	59.4	—	—	—	59.4
Loan purchases, loan originations and other	12.6	—		—	12.6

Total revenue	703.4	—	—	—	703.4
Operating expenses
Commission and marketing	(8.0)	—	—	—	(8.0)
Rental operating	(135.4)	—	—	—	(135.4)
Hotel operating	(96.3)	—	—	—	(96.3)
Cost of real estate sold	(22.1)	—	—	—	(22.1)
Compensation and related	(186.5)	—	—	—	(186.5)
General and administrative	(45.4)	—	—	—	(45.4)
Depreciation and amortisation	(198.2)	—	—	—	(198.2)

Total operating expenses	(691.9)	—	—	—	691.9
Income from unconsolidated investments	126.6	—	—	—	126.6

Operating income	138.1	—	—	—	138.1
Non-operating income (expense) Gain on sale of real estate	130.7	—	—	—	130.7
Acquisition - related gains	16.2	—	—	—	16.2
Acquisition - related expenses	(9.5)	—	—	—	(9.5)
Interest expense-investment	(137.4)	—	—	—	(137.4)
Interest expense-corporate	(54.2)	(11.1)	—	—	(65.3)
Other income	6.6	—	—	—	6.6
Income (loss) before provision for income taxes	90.5	(11.1)	—	—	79.4
Provision for income taxes	(14.0)	—	(17.7)	—	(31.7)

Net income (loss)	76.5	(11.1)	(17.7)	—	47.7
Net (income) loss attributable to noncontrolling interests	(70.9)	—	—	59.8	(11.1)
Preferred stock dividends and accretion of issuance costs	(2.8)	—	—	—	(2.8)
Net income (loss) attributable to KW	2.8	(11.1)	(17.7)	59.8	33.8

Notes

(1)	The consolidated net assets and income statement of KW have been extracted, without material adjustment, from the historical financial information as at and for the year ended 31 December 2016 as set out in Part 14 (KW Financial Information).
(2)	The adjustment in Note 2 represents the estimated transaction costs (in respect of KW and KWE) comprising advisory, legal and other professional fees of $50.0 million which will be funded with existing KW cash and cash equivalents. KW’s consolidated accounts are prepared in accordance with U.S. GAAP and, as such, transaction expenses do not impact the income statement since this transaction will be accounted for as an equity transaction (as KWE is already consolidated) with no associated gain or loss recognised in consolidated net income or comprehensive income.

(3)	The adjustment in Note 3 reflects the inflow of cash to KW resulting from a $350 million drawdown of debt from the KW Revolving Facility to help finance the KW Cash Component. The KW Revolving Facility bears interest at a rate of one month LIBOR plus a margin of 2.5% or 3.0% depending on the consolidated leverage ratio of the KW Group (assessed quarterly).

An interest expense of $11.1 million is recorded in the income statement and is based on the draw down of $350.0 million incurring interest calculated as LIBOR at 0.55% (based on a blended LIBOR based on the historical values at each assessment period throughout the year ended 31 December 2016) plus a margin of 2.625% (based on a blended rate that is driven by the consolidated leverage ratio achieved by KW throughout the year to 31 December 2016).

To the extent that amounts drawn under the KW Revolving Facility are not repaid, the interest charge described above will remain a recurring cost.

(1)	The adjustment in Note 4 reflects the expected cash portion of consideration to be paid to KWE Scheme Shareholders in respect of the Merger. Subject to the terms and conditions of the Merger, KWE Scheme Shareholders will be entitled to receive as consideration, either: (i) the Original Consideration, or (ii) the New Consideration for each KWE Scheme Share. The adjustment in Note 4 represents the cash impact in the event that all KWE Scheme Shareholders accept the New Consideration.

KW Cash Component

Under the New Consideration, KW is required to pay 300 pence in cash per KWE Scheme Share. The number of KWE Scheme Shares at the Effective Date is expected to be 96,649,713 and, as such, the KW Cash Component to be paid to KWE Scheme Shareholders by KW is expected to total £289.9 million. In dollars, the total KW Cash Component is expected to be $367.8 million as a result of the following:

(i)	KW entered into a currency transaction with Goldman Sachs to secure a USD to GBP exchange rate of 1.26855 to the value of £288,500,000 (translates to $365,976,675); and

(ii)	KW entered a currency transaction with Goldman Sachs on 26 June 2017 to secure a USD to GBP exchange rate of 1.2731 to the value of £1,453,096 (translates to $1,849,937).

KWE Special Distribution

Under the New Consideration, KWE is required to pay 250 pence in cash (as a special distribution) per KWE Scheme Share. The number of KWE Scheme Shares at the Effective Date is expected to be 96,649,713 and, as such, the KWE Special Distribution is expected to total £241.6 million, which, when translated at the 31 December 2016 USD to GBP exchange rate of 1.234, equates to a USD value of $298.2 million.

(Dollars in millions)	Cash (£ millions)	GBP to USD FX rate	Cash ($ millions)
KW Cash Component	289.9	1.2687	(367.8)
KWE Special Distribution	241.6	1.234	(298.2)

Total cash consideration			(666.0)

In the event that all KWE Scheme Shareholders receive the New Consideration, it is anticipated that 37,248,799 New KW Shares will be issued.

(5)    The adjustment in Note 5 represents a $17.7 million decrease in deferred tax assets as a result of increased income and utilisation of tax attributes. This item will recur in future periods due to the increase in ownership of KWE and the fact that KW incurs tax on the worldwide profits of the KW Group.

(2)    The adjustment in Note 6 represents the recognition of income earned by KWE that was previously attributable to noncontrolling interests, and, as a result of the Merger, would be attributable to KW. This item will recur in future periods as KW will continue to recognise 100% of the net income/loss of KWE within ‘net income/loss attributable to KW shareholders’ in the consolidated income statement.

No adjustment has been made to reflect the trading results of KW or the KW Group since 31 December 2016 or of any other change in its financial position in that period.

The Pro Forma Financial Information has been prepared in accordance with Annex II of the Prospectus Directive and in a manner consistent with the accounting policies adopted by the KW Group in preparing the audited consolidated financial statements for the year ended 31 December 2016. The Pro Forma Financial Information has been prepared for illustrative purposes only and, by its nature addresses a hypothetical situation and, therefore, does not represent the Combined Group’s actual financial position or results.

B.9	Profit forecast/ estimate

KW

In the U.S. Proxy Statement and the RIS Announcement, KW published certain projections and certain financial measures of performance in respect of KW for the financial year ending 31 December 2017. These are as follows:

(Dollars in millions except per share data)	2017E $
Net income attributable to KW Shareholders	40.4
Adjusted net income attributable to KW Shareholders	204.1
Adjusted earnings per share	1.77

The figures for net income attributable to KW Shareholders, adjusted net income attributable to KW Shareholders and adjusted earnings per share represent a profit forecast for the year ending 31 December 2017.

KWE

In KW’s U.S. Proxy Statement and the RIS Announcement, KW published certain projections and certain financial measures of performance in respect of KWE for the financial year ending 31 December 2017. These are as follows:

(Dollars in millions except per share data)	2017E $
Recurring Adjusted Net Income attributable to KWE Shareholders	102.3
Recurring Adjusted Earnings per share	0.81

The figures for Recurring Adjusted Net Income attributable to KWE Shareholders and Recurring Adjusted Earnings per share represent a profit forecast for the year ending 31 December 2017.

The Extended Period Projections (long-range unaudited financial projections) have been disclosed in the U.S. Proxy Statement which has been filed with the SEC and included in the RIS Announcement.

The KW Directors consider that the Merger itself, along with certain changes to be implemented by KW following completion of the Merger, will have a significant effect on KW and KWE and their financial results for each of 2018, 2019, 2020 and 2021, rendering the Extended Period Projections no longer valid in the context of the Merger.

B.10	Description of the nature of any qualifications in the audit report on the historical financial information	Not applicable. There are no qualifications included in any audit report on the historical financial information included in this Prospectus.

B.11	Working capital – qualifications	Not applicable. In the opinion of KW, taking into account the committed facilities available to the KW Group, the working capital available to the KW Group is sufficient for the KW Group’s present requirements, that is for at least the next 12 months following the date of this Prospectus.

SECTION C - Securities

Element	Disclosure requirement	Disclosure

C.1	Type and class of securities	Assuming each KWE Scheme Shareholder receives the New Consideration, KW will issue up to 37,248,799 New KW Shares pursuant to the Merger. Assuming each KWE Scheme Shareholder elects to receive the Original Consideration, KW will issue up to 64,465,359 New KW Shares pursuant to the Merger. When trading on the NYSE, the New KW Shares will trade under the ISIN US4893981070 and under the ticker symbol “KW”.

C.2	Currency of the securities issue	The New KW Shares will be denominated in U.S. dollars.

C.3	The number of issued and fully paid KW Shares

As at the Latest Practicable Date, there were 114,218,250 KW Shares issued and fully paid. The KW Shares have a nominal value of $0.0001 each.

Immediately following completion of the Merger, KW expects to have up to 151,467,049 KW Shares in issue (comprising 114,218,250 KW Shares in issue and outstanding and up to 37,248,799 New KW Shares, assuming that (i) the number of issued KW Shares as at the Latest Practicable Date does not change prior to the Effective Date and (ii) each KWE Scheme Shareholder receives the New Consideration). If (i) each KWE Scheme Shareholder elects to receive the Original Consideration and (ii) the number of issued KW Shares as at the Latest Practicable Date does not change prior to the Effective Date, immediately following completion of the Merger, KW expects to have up to 178,683,609 KW Shares in issue (comprising 114,218,250 KW Shares in issue and outstanding and up to 64,465,359 New KW Shares).

C.4	A description of the rights attached the securities

The New KW Shares will be common stock shares in the capital of KW with a nominal value of $0.0001 each. The New KW Shares will be issued credited as fully paid and free from all encumbrances and will rank pani passu in all respects with the KW Shares in issue as at the date of this Prospectus, save that they will not participate in any dividend or distribution payable by KW by reference to a record date prior to the Effective Date.

The KW Shares rank equally for voting purposes. Each KW Shareholder has one vote for every KW Share held.

Each KW Share ranks equally for any dividend declared and all dividends shall be declared and paid according to the amounts paid up on the KW Shares.

C.5	Restrictions on the free transferability of the securities	The KW Shares and the New KW Shares are freely transferable and there are no restrictions on transfer under KW’s constitutional documents or as a result of applicable law.

C.6	Admission

The KW Shares currently in issue are admitted to trading on the NYSE (NYSE:KW). Application will be made to the NYSE for the New KW Shares to be admitted to trading. No application has been made or is currently intended to be made for the New KW Shares to be admitted to listing or trading on any other exchange.

The NYSE is not a regulated market for the purposes of the Prospectus Directive.

C.7	Dividend policy	In connection with the Merger, KW has announced that the KW Board intends to increase the first quarterly dividend payable following the Effective Date from $0.17 per KW Share to $0.19 per KW Share. Thereafter, the KW Board plans to continue to evaluate the Combined Group’s dividend policy on a quarterly basis, with the overall aim of maintaining strong dividend coverage.

SECTION D - Risks

Element	Disclosure requirement	Disclosure

D.1	Key information on the key risks specific to the issuer or its industry	The success of KW’s business is significantly related to general economic conditions and the real estate industry and, accordingly, KW’s business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities.

Adverse developments in the credit markets may harm KW’s business, results of operations and financial condition. If KW and/or KW’s clients are unable to procure credit on favourable terms, there may be fewer completed leasing transactions, disposals and acquisitions of property. Additionally, if purchasers of real estate are unable to procure favourable financing, resulting in the lack of disposal opportunities for KW’s funds and projects, KW’s services businesses will generate lower incentive fees and KW may also experience losses of co-invested equity capital if the disruption causes a permanent decline in the value of investments made.

KW’s significant operations in the United Kingdom, Ireland, Spain and Italy expose its business to risks inherent in conducting business in foreign markets. Such risks include (i) restrictions and problems relating to the repatriation of profits, (ii) difficulties and costs of staffing and managing international operations and (iii) the burden of complying with multiple and potentially conflicting laws.

KW’s revenues and earnings may be materially and adversely affected by fluctuations in foreign exchange rates due to its international operations.

The results of the United Kingdom’s referendum on the withdrawal from the European Union, together with the formation of a minority government in the United Kingdom, may have a negative effect on global economic conditions, financial markets and KW’s business.

The ongoing debt crisis in Europe could harm KW’s business, financial condition and results of operations. A number of European countries are continuing to experience recessionary conditions and many European banks and investors have incurred substantial losses on real estate related assets in recent years.

KW’s debt obligations impose significant operating and financial restrictions, which may prevent KW from pursuing certain business opportunities and taking certain actions.

KW’s joint venture activities subject KW to unique third-party risks, including risks that other participants may become bankrupt or take action contrary to KW’s best interests.

KW could lose part or all of its investments in real estate assets due to civil unrest, acts of war and terrorism and acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured or underinsured losses), which could have a material adverse effect on its financial condition and results of operations.

D.3	Key information on the key risks that are specific to the securities	The price of the KW Shares may fluctuate significantly and investors could lose all or part of their investment.

SECTION E - Offer
Element	Disclosure requirement	Disclosure

E.1	The total net proceeds and an estimate of the total expenses of the offer

Not applicable. No proceeds will accrue to KW in connection with the Merger.

The aggregate costs and expenses incurred by KW and KWE in connection with the issuance of the New KW Shares and the Merger are estimated to amount to approximately $50 million (including legal, audit, valuation and other professional fees). No expenses will be charged to any KWE Scheme Shareholder by KW in respect of the Merger.

E.2a	Reasons for the offer, use of proceeds and estimated net amount of the proceeds

The proposed issue of the New KW Shares to which this Prospectus relates is being made in connection with the Merger.

There are no proceeds (and, therefore, no estimated net amount of the proceeds) available to KW as a result of the issue of the New KW Shares.

It is intended that the Merger will be effected by means of a Court-sanctioned scheme of arrangement of KWE under Article 125 of the Jersey Companies Law.

The KW Board believes that the Merger will create a leading real estate investment and asset management platform with increased scale and liquidity, having a combined market capitalisation of approximately $3.0 billion and an enterprise value of approximately $8.0 billion.

E.3	A description of the terms and conditions of the offer	Each KWE Scheme Shareholder will have the option of receiving either:
		for each KWE Scheme Share: for each KWE Scheme Share:	0.667 New KW Shares OR 300 pence in cash, paid by KW; 250 pence in cash, paid by KWE by means of a special distribution; and 0.3854 New KW Shares

The completion of the Merger is conditional on, among other things: (i) a resolution to approve the Scheme being passed by a majority in number of those KWE Scheme Shareholders (or, if more than one class, of each class of KWE Scheme Shareholders) on the register of members of KWE at the Scheme Voting Record Time, present and voting either in person or by proxy at the Scheme Court Meeting, representing three-quarters or more of the votes attached to the KWE Scheme Shares cast by those KWE Scheme Shareholders (or of each class of KWE Scheme Shareholders, as applicable), (ii) the passing of all other resolutions required to approve and implement the Scheme and to approve certain related matters by the KWE Shareholders at the KWE General Meeting, (iii) the Scheme being sanctioned by the Court at the Scheme Court Sanction Hearing no later than 31 October 2017, or such later date as may be agreed to in writing by KW and KWE, (iv) the approval by KW Shareholders of the issuance of New KW Shares in connection with the Merger, (v) the clearance of antitrust and competition authorities in Ireland and (vi) the listing of the New KW Shares on the NYSE.

If KWE Scheme Shareholders do not make a valid election to receive the Original Consideration, they will receive the New Consideration.

KW is providing a Mix and Match Facility, which allows KWE Scheme Shareholders (other than certain Overseas Shareholders) to elect, subject to valid countervailing elections, to vary the proportions in which they receive New KW Shares and the KW Cash Component. For the avoidance of doubt, the KWE Special Distribution and the Closing Dividend do not form part of the Mix and Match Facility. The Mix and Match Facility is only available in respect of the New Consideration.

E.4	A description of any interest that is material to the issue/offer including conflicting interests

Other than as disclosed in Element B.6 above (i.e., disclosure of each person known by KW to be the beneficial owner of at least 5% of the KW Shares), there are no other interests, including conflicting interests, that are material to the Merger.

William J. McMorrow (KW’s Chairman and Chief Executive Officer) and Mary L. Ricks (one of KW’s executive officers) are also KWE Directors.

E.5	Name of the person or entity offering to sell the securities and details of any lock-up agreements	Not applicable. The New KW Shares will be newly issued in connection with the Merger; there will be no selling shareholders. No lock-up agreements have been executed in respect of the Merger.

E.6	Dilution resulting from the offer

Assuming the issue of 37,248,799 New KW Shares pursuant to the Merger (on the basis that each KWE Scheme Shareholder receives the New Consideration) and that the number of issued and outstanding KW Shares as at the Latest Practicable Date does not change prior to the Effective Date, the KW Shares currently in issue and outstanding will represent approximately 75% of the total issued and outstanding KW Shares immediately following the completion of the Merger.

Assuming the issue of 64,465,359 New KW Shares pursuant to the Merger (on the basis that each KWE Scheme Shareholder elects to receive the Original Consideration) and that the number of issued and outstanding KW Shares as at the Latest Practicable Date does not change prior to the Effective Date, the KW Shares currently in issue and outstanding will represent approximately 64% of the total issued and outstanding KW Shares immediately following the completion of the Merger.

E.7	Estimated expenses charged to the investor by the issuer	Not applicable. No expenses will be charged to any KWE Scheme Shareholder by KW in respect of the Merger.

PART 2—RISK FACTORS

Investing in and holding the KW Shares (including the New KW Shares) is subject to a number of financial and other risks. KWE Scheme Shareholders should carefully consider the following risks and uncertainties, together with all the other information set out in this Prospectus, prior to making any decision as to whether or not to participate in the Offer. The risks described below are based on information known at the date of this Prospectus, but may not be the only risks to which KW, KWE and/or the Combined Group might be exposed. Additional risks and uncertainties, which are currently unknown to KW or that KW does not currently consider to be material, may materially affect KW’s business, KWE’s business and/or the business of the Combined Group and could have a material adverse effect on KW’s business, financial condition, results of operations and prospects, those of KWE and/or those of the Combined Group. If any of the following risks were to occur, KW’s business, financial condition and results of operations, those of KWE and/or those of the Combined Group could be materially adversely affected, and the value of the KW Shares could decline and KWE Scheme Shareholders could lose all or part of the value of their investment in the New KW Shares. KWE Scheme Shareholders should read this Prospectus as a whole and not rely solely on the information set out in this Part 2 (Risk Factors).

In addition to the usual risks associated with holding shares in a company, the KW Directors consider that the factors and risks described below are the most significant in relation to KW, KWE and/or the Combined Group. The risks described below should be carefully considered, together with all the information contained in this Prospectus. The list below is not exhaustive, nor is it an explanation of all the risk factors involved in acquiring the New KW Shares and nor are the risks set out in any order of priority.

1	Risks related to KW’s business (and, following completion of the Merger, the business of the Combined Group)

1.1	The success of KW’s business is significantly related to general economic conditions and the real estate industry, and, accordingly, KW’s business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities.

KW’s business is closely tied to general economic conditions in the real estate industry. As a result, KW’s economic performance, the value of KW’s real estate and real estate secured notes and KW’s ability to implement its business strategies may be significantly and adversely affected by changes in national and local economic conditions. The condition of the real estate markets in which KW operates is cyclical and depends on the condition of the economy in the United States, the United Kingdom, Ireland, Spain and Italy as a whole and the perceptions of investors of the overall economic outlook. Rising interest rates, declining employment levels, declining demand for real estate, declining real estate values or periods of general economic slowdown or recession or the perception that any of these events may occur have negatively impacted the real estate market in the past and may in the future negatively impact KW’s operating performance. In addition, the economic condition of each local market where KW operates may depend on one or more key industries within that market, which, in turn, makes KW’s business sensitive to the performance of those industries.

KW has only a limited ability to change its portfolio promptly in response to economic or other conditions. Certain significant expenditures, such as debt service costs, real estate taxes and operating and maintenance costs, are generally not reduced when market conditions are poor. These factors impede KW from responding quickly to changes in the performance of its investments and could adversely impact its business, financial condition and results of operations. KW has experienced in past years, and expects in the future to be negatively impacted by, periods of economic slowdown or recession, and corresponding declines in the demand for real estate and related services, within the markets in which it operates. The previous recession and the downturn in the real estate market have resulted in and may result in:

•	a general decline in rents due to defaulting tenants or less favourable terms for renewed or new leases;

•	a decline in actual and projected sale prices of KW’s properties, resulting in lower returns on the properties in which it has invested;

•	higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans, all of which could increase costs and limit KW’s ability to acquire additional real estate assets;

•	a decrease in the availability of lines of credit and the public equity and debt markets and other sources of capital used to purchase real estate investments and distressed notes; and

•	fewer purchases and sales of properties by clients, resulting in a decrease in property management fees and brokerage commissions.

If the economic and market conditions that prevailed in 2008 and 2009 were to return, KW’s business performance and profitability could deteriorate. If this were to occur, KW could fail to comply with certain financial covenants in the KW Revolving Facility, which would force it to seek an amendment with its lenders. KW may be unable to obtain any necessary waivers or amendments on satisfactory terms, if at all, which could result in the principal and interest of the debt to become immediately due. In addition, in an extreme deterioration of KW’s business, KW could have insufficient liquidity to meet its debt service obligations when they come due in future years.

1.2	Adverse developments in the credit markets may harm KW’s business, results of operations and financial condition.

Disruptions in the credit markets may adversely affect KW’s business of providing advisory services to owners, investors and occupiers of real estate in connection with the leasing, disposal and acquisition of property. If KW’s clients are unable to procure credit on favourable terms, there may be fewer completed leasing transactions, disposals and acquisitions of property. In addition, if purchasers of real estate are not able to procure favourable financing, resulting in the lack of disposal opportunities for KW’s funds and projects, KW’s services businesses will generate lower incentive fees and KW may also experience losses of co-invested equity capital if the disruption causes a permanent decline in the value of investments made.

The credit markets may experience significant price volatility, dislocations and liquidity disruptions. These circumstances may materially impact liquidity in the financial markets, making terms for certain financings less attractive and, in some cases, result in the unavailability of financing, even for companies that are otherwise qualified to obtain financing. Continued volatility and uncertainty in the credit markets may negatively impact KW’s ability to access additional financing for its capital needs. Additionally, due to this uncertainty, KW may be unable to refinance or extend its existing debt, or the terms of any refinancing may not be as favourable as the terms of its existing debt. A prolonged downturn in the financial markets may cause KW to seek alternative sources of potentially less attractive financing and may require KW to adjust its business plan. These events also may make it more difficult or costly for KW to raise capital through the incurrence of additional secured or unsecured debt, which could materially and adversely affect KW.

1.3	KW could lose part or all of its investments in real estate assets, which could have a material adverse effect on its financial condition and results of operations.

There is the inherent possibility in all of KW’s real estate investments that KW could lose all or part of its investment. Real estate investments are generally illiquid, which may affect KW’s ability to change its portfolio in response to changes in economic and other conditions. Moreover, KW may not be able unilaterally to decide the timing of the disposal of an investment and, as a result, KW may not control when and whether any gain will be realised or loss avoided. The value of KW’s investments can also be diminished by:

•	civil unrest, acts of war and terrorism and acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured or underinsured losses);

•	the impact of present or future legislation in the United States, the United Kingdom, Ireland, Spain and Italy (including environmental regulation, changes in laws concerning foreign ownership of property, changes in tax rates, changes in zoning laws and laws requiring upgrades to accommodate disabled persons) and the cost of compliance with these types of legislation; and

•	liabilities relating to claims, to the extent insurance is not available or is inadequate.

1.4	KW may be unsuccessful in renovating the properties it acquires, resulting in investment losses.

Part of KW’s investment strategy is to locate and acquire real estate assets that it believes are undervalued and to improve them to increase their re-sale value. Acquiring properties that are not yet fully developed or in need of substantial renovation or redevelopment entails several risks, particularly the risk that KW overestimates the value of the property or that the cost or time to complete the renovation or redevelopment will exceed the budgeted amount. Such delays or cost over-runs may arise from:

•	shortages of materials or skilled labour;

•	a change in the scope of the original project;

•	difficulty in obtaining necessary zoning, land-use, environmental, building, occupancy and other governmental permits and authorisations;

•	the discovery of structural or other latent defects in the property after KW acquires the property; and

•	delays in securing tenants.

Any failure to complete a redevelopment project in a timely manner and within budget or to sell or lease the project after completion could have a material adverse effect upon KW’s business, results of operation and financial condition.

1.5	KW’s significant operations in the United Kingdom, Ireland, Spain and Italy expose its business to risks inherent in conducting business in foreign markets.

As at 31 December 2016, approximately 56% of KW’s revenues were sourced from its foreign operations in the United Kingdom, Ireland, Spain and Italy. Accordingly, KW’s firm-wide results of operations depend significantly on its foreign operations. Conducting business abroad carries significant risks, including:

•	restrictions and problems relating to the repatriation of profits;

•	difficulties and costs of staffing and managing international operations;

•	the burden of complying with multiple and potentially conflicting laws;

•	laws restricting foreign companies from conducting business;

•	unexpected changes in regulatory requirements;

•	the impact of different business cycles and economic instability;

•	political instability and civil unrest;

•	greater difficulty in perfecting KW’s security interests, collecting accounts receivable, foreclosing on secured assets and protecting KW’s interests as a creditor in bankruptcies in certain geographic regions;

•	potentially adverse tax consequences;

•	share ownership restrictions on foreign operations;

•	tariff regimes of the countries in which KW does business; and

•	geographic, time zone, language and cultural differences between personnel in different areas of the world.

1.6	The Finance Act introduced certain amendments to Irish tax law that could have an adverse effect on the cash flow from KW’s Irish real estate assets.

KW, including through KWE, has invested in Irish real estate through a number of Irish entities that were previously not subject to Irish withholding tax on income or gains. The Finance Act that was passed in late 2016, and came into effect on 1 January 2017, introduced certain amendments to the tax treatment of entities that hold Irish real estate assets. In particular, the Finance Act introduced a new 20% withholding tax applicable to distributions of profits from certain Irish entities, which would capture the vehicles which KW invests through in Ireland. If KW and/or KWE were to apply such withholding tax to its distributions out of Ireland, it may have an impact on the cashflows from some or all of KW’s and/or KWE’s investments in Ireland, which may have an adverse effect on KW’s financial performance and business prospects.

1.7	The results of the United Kingdom’s referendum on the withdrawal from the E.U., together with the formation of a minority government in the United Kingdom, may have a negative effect on global economic conditions, financial markets and KW’s business.

Although KW is headquartered in the United States, KW has worldwide operations and significant business operations in Europe, including through KWE.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the E.U in a national referendum. The referendum was advisory and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiated a withdrawal process on 29 March 2017. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the E.U. and has given rise to calls for the governments of other Member States to consider withdrawal.

These developments, or the perception that any of them could occur, have had, and may continue to have, a material adverse effect on global economic conditions and the stability of global financial markets and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility, which may harm KW’s financial position and results of operations. For example, downward pressure on the value of foreign exchange rates could depress KW’s reported earnings from European operations, which are presented on KW’s financial statements in U.S. dollars. Asset valuation reductions could result in write-downs of KW’s consolidated European assets and any negative impact on European financial markets could harm KW’s, including KWE’s, ability to raise capital efficiently in those markets when needed to execute KW’s acquisition and value-add business plans, which would in turn adversely affect KW’s reported results of operations.

The developments resulting from the vote and a withdrawal from the E.U. could have a particularly adverse effect on the real estate market in the United Kingdom and surrounding areas, where a significant portion of KW’s consolidated real estate investments are located. Deteriorating economic conditions could depress the demand for real estate space, which, in turn, could increase vacancies and depress lease rates, leading to a further reduction in real estate property values. Any of these events could cause KW’s real estate investments in these areas to underperform, which would reduce KW’s operating results and harm its business. In particular, because the timing and negotiation of any withdrawal from the E.U. is uncertain, KW cannot predict when, if at all, any of these risks could materialise or the magnitude of their effect on its European operations.

Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which E.U. laws to replace or replicate in the event of a withdrawal, including financial laws and regulations, tax and free trade agreements, environmental, health and safety laws and regulations and employment laws, could also harm KW’s operations in Europe. If the United Kingdom and the E.U. are unable to negotiate acceptable withdrawal terms, or if other Member States pursue withdrawal, economic conditions in Europe could deteriorate significantly. Any of these factors could have a material adverse effect on KW’s business, financial condition and results of operations.

A minority government has been formed in the United Kingdom as a result of the outcome of the general election held on 8 June 2017. Whilst this does not significantly impact KW’s assessment of the political risk to the KW Group in the United Kingdom, KW notes that it has increased the level of uncertainty in the U.K.’s political environment generally.

1.8	The ongoing debt crisis in Europe could harm KW’s business, financial condition and results of operations.

Since the establishment of KW’s European operations in 2011, KW’s business in Europe has become an increasingly important part of its business and KW expects to continue to grow its European presence overtime. A number of European countries are continuing to experience recessionary conditions and many European banks and investors have incurred substantial losses on real estate related assets in recent years. Current macroeconomic conditions in Europe remain subject to significant uncertainty and could make the valuation of real estate related assets difficult. Continued weakness or a worsening of those conditions could negatively impact the value of KW’s existing investments and harm its ability to sell those investments and identify attractive investment opportunities in the future. These developments could harm KW’s business, financial condition and results of operations.

1.9	KW’s joint venture activities subject KW to unique third-party risks, including risks that other participants may become bankrupt or take action contrary to KW’s best interests.

KW has used joint ventures for large real estate investments, real estate developments and the purchase of loans secured by real estate. KW plans to continue to acquire interests in additional limited and general partnerships, joint ventures and other enterprises (which KW collectively refers to as joint ventures) formed to own or develop real property or interests in real property or note pools. KW has acquired and may acquire noncontrolling interests in joint ventures and it may also acquire interests as a passive investor without rights to actively participate in the management of the joint ventures. Investments in joint ventures involve additional risks, including the possibility that the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with KW’s, that KW will not have the right or power to direct the management and policies of the joint ventures and that other participants may take action contrary to KW’s instructions or requests and against its policies and objectives. Should a participant in a material joint venture act contrary to KW’s interests, KW’s business, results of operations and financial condition could significantly suffer. Moreover, KW cannot be certain that it will continue these investments or that it can identify suitable joint venture partners and form new joint ventures in the future.

1.10	KW purchases distressed loans and loan portfolios that may have a higher risk of default and delinquencies than newly originated loans and, as a result, KW may lose part or all of its investment in such loans and loan portfolios.

From time to time KW purchases loans and loan portfolios that are unsecured or secured by real or personal property. These loans and loan portfolios in some cases may be non-performing or sub-performing and may be in default at the time of purchase. In general, the distressed loans and loan portfolios KW acquires are speculative investments and have a greater than normal risk of future defaults and delinquencies as compared to newly originated loans. Returns on loan investments depend on the borrower’s ability to make required payments or, in the event of default, KW’s security interests, if any, and its ability to foreclose and liquidate whatever property that secures the loans and loan portfolios. KW may be unable to collect on a defaulted loan or foreclose on security successfully or in a timely fashion. There may also be instances when KW is able to acquire title to an underlying property and sell it but not make a profit on its investment.

1.11	KW’s business may be materially adversely affected by a number of factors inherent in real estate asset management.

Revenues earned from, and the capital value and disposal value of, real estate assets held by KW and its business may be materially adversely affected by a number of factors inherent in real estate asset management, including, but not limited to:

•	decreased demand by potential tenants for real estate;

•	material declines in rental values;

•	inability to recover operating costs such as local taxes and service charges on vacant space;

•	exposure to the creditworthiness of tenants which could result in delays in receipt of rental and other contractual payments, inability to collect such payments at all, including the risk of tenants defaulting on their obligations and seeking the protection of bankruptcy laws, the renegotiation of leases on terms less favourable to KW or the termination of leases;

•	defaults by a number of tenants with material rental obligations (including pre-let obligations) or a default by a significant tenant at a specific property that may hinder or delay the sale or re-letting of such property;

•	material litigation with tenants;

•	material expenses in relation to the construction of new tenant improvements and re-letting a relevant property, including the provision of financial inducements to new tenants such as rent free periods;

•	reduced access to financing for tenants, thereby limiting their ability to alter existing operations or to undertake expansion plans; and

•	increases in operating and other expenses or cash needs without a corresponding increase in turnover or tenant reimbursements, including as a result of increases in the rate of inflation in excess of rental growth, property taxes or statutory charges or insurance premiums, costs associated with tenant vacancies and unforeseen capital expenditure affecting properties which cannot be recovered from tenants.

If KW’s revenues earned from tenants or the value of its real estate assets are adversely impacted by the above or other factors, KW’s financial condition, business, prospects and results of operations may be materially adversely affected.

1.12	KW’s business is highly dependent upon the economy and real estate market in California, which has the potential for natural disasters.

KW has a high concentration of its business activities in California. Consequently, KW’s business, results of operations and financial condition depend on general trends in California’s economy and real estate market. California historically has been vulnerable to certain natural disaster risks, such as earthquakes, floods, wildfires and erosion-caused mud-slides. The existence of adverse economic conditions or the occurrence of natural disasters in California could have a material adverse effect on KW’s business, financial condition and results of operations.

1.13	KW owns real estate properties located in Hawaii, which subjects it to unique risks relating to, among other things, Hawaii’s economic dependence on fluctuating tourism, the isolated location of Hawaii and the potential for natural disasters.

KW conducts operations and owns properties in Hawaii. Consequently, KW’s business, results of operations and financial condition depend on and are affected by general trends in Hawaii’s economy and real estate market. Hawaii’s economy, although it has significantly recovered, experienced a significant downturn in the most recent recession. Real estate market declines may negatively affect KW’s ability to sell property at a profit. In addition, Hawaii’s economy largely depends on tourism, which is subject to fluctuation. Hawaii historically has also been vulnerable to certain natural disaster risks, such as tsunamis, hurricanes and earthquakes, which could cause damage to properties owned by KW or property values to decline in general. Hawaii’s remote and isolated location also may create additional operational costs and expenses, which could have a material adverse impact on KW’s financial results. As at the Latest Practicable Date, KW’s investment account balance for its Hawaiian investments was $160.0 million.

1.14	If KW is unable to maintain or develop new client relationships, its service business and financial condition could be substantially impaired.

KW is highly dependent on long-term client relationships and on revenues received for services with third-party owners and related parties. A considerable amount of KW’s revenues are derived from fees related to its services business. The majority of KW’s property management agreements may be cancelled prior to their expiration by the client for any reason on as little as 30 to 60 days’ notice. These agreements also may not be renewed when their respective terms expire. KW’s failure to maintain existing relationships or to develop and maintain new client relationships, or its loss of a substantial number of management agreements, could materially and adversely affect its business, financial condition and results of operations.

1.15	Decreases in the performance of the properties KW manages are likely to result in a decline in the amount of property management fees and leasing commissions KW generates.

KW’s property management fees are generally structured as a percentage of the revenues generated by the properties that it manages. Similarly, KW’s leasing commissions are typically based on the value of the lease commitments. As a result, KW’s revenues are adversely affected by decreases in the performance of the properties it manages and declines in rental value. Property performance will depend upon, among other things, KW’s ability to control operating expenses (some of which are beyond its control) and financial conditions generally and in the specific areas where properties are located and the condition of the real estate market generally. If the performance or rental values of the properties KW manages decline, the management fees and leasing commissions KW derives from such properties could be materially adversely affected.

1.16	KW’s reliance on third parties to operate certain of its properties may harm its business.

In some instances, KW relies on third party property managers and hotel operators to manage its properties. These third parties are directly responsible for the day-to-day operation of KW’s properties with limited supervision by KW and they often have potentially significant decision-making authority with respect to those properties. KW’s ability to direct and control how its properties are managed on a day-to-day basis may be limited because KW will engage third parties to perform this function. Thus, the success of KW’s business may depend on the ability of its third party property managers to manage the day-to-day operations and any adversity experienced by its property managers could adversely impact the operation and profitability of KW’s properties.

These third parties may fail to manage KW’s properties effectively or in accordance with their agreements with KW, may be negligent in their performance and may engage in criminal or fraudulent activity. If any of these events occur, KW could incur losses or face liabilities from the loss or injury to KW’s property or to persons at its properties. In addition, disputes may arise between KW and these third party managers and operators and KW may incur significant expenses to resolve those disputes or terminate the relevant agreement with these third parties and locate and engage competent and cost-effective service providers to operate and manage the relevant properties. KW is also party to hotel management agreements, under which unaffiliated third party property managers manage KW’s hotels. If any of these events occur, KW’s relationships with any franchisers may be damaged, KW may be in breach of its franchise agreement and KW could incur liabilities resulting from loss or injury to KW’s property or to persons at its properties. In addition, from time to time, disputes may arise between KW and its third party managers regarding their performance or compliance with the terms of the hotel management agreements, which in turn could adversely affect KW. If KW is unable to resolve such disputes through discussions and negotiations, it may choose to terminate its management agreement, litigate the dispute or submit the matter to third party dispute resolution, the expense of which may be material and the outcome of which may harm KW’s business, operating results or prospects.

1.17	KW’s leasing activities depend on various factors, including tenant occupancy and rental rates, which, if adversely affected, could cause KW’s operating results to suffer.

A significant portion of KW’s property management business involves facilitating the leasing of commercial space. In certain areas of operation, there may be inadequate commercial space to meet demand and there is a potential for a decline in the number of overall lease and brokerage transactions. In areas where the supply of commercial space exceeds demand, KW may not be able to renew leases or obtain new tenants for its owned and managed rental properties as leases expire. Moreover, the terms of new leases and renewals (including renovation costs or costs of concessions to tenants) may be less favourable than current leases. KW’s revenues may be adversely affected if it fails to promptly find tenants for substantial amounts of vacant space, if rental rates on new or renewal leases are significantly lower than expected or if reserves for costs of re-leasing prove inadequate. KW may be unable to continue to lease properties for its clients and for its own account in a profitable manner.

KW’s ability to lease properties also depends on:

•	the attractiveness of the properties to tenants;

•	competition from other available space;

•	KW’s ability to provide adequate maintenance and to obtain insurance and to pay increased operating expenses, which may not be passed through to tenants;

•	the availability of capital to periodically renovate, repair and maintain the properties, as well as for other operating expenses; and

•	the existence of potential tenants desiring to lease the properties.

1.18	KW may be subject to potential environmental liability.

Under various foreign, federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the clean-up of hazardous or toxic substances and may be liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by governmental entities or third parties in connection with the contamination. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances, even when the contaminants were associated with previous owners or operators. The costs of investigation, remediation or removal of hazardous or toxic substances may be substantial and the presence of those substances, or the failure to properly remedy those substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using the property as security. The presence of contamination at a property can impair the value of the property even if the contamination is migrating onto the property from an adjoining property. Additionally, the owner of a site may be subject to claims by parties who have no relation to the property, based on damages and costs resulting from environmental contamination emanating from the site.

In connection with the direct or indirect ownership, operation, management and development of real estate properties, KW may be considered an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. Therefore, KW may be potentially liable for removal or remediation costs.

Certain foreign, federal, state and local laws, regulations and ordinances also govern the removal, encapsulation or disturbance of asbestos-containing materials during construction, re-modelling, renovation or demolition of a building. Such laws may impose liability for the release of asbestos-containing materials and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. KW may be potentially liable for those costs for properties that it owns. In the past, KW has been required to remove asbestos from certain buildings that it owns or manages. KW may be required to remove asbestos from its buildings or incur other substantial costs of environmental remediation.

Before completing the acquisition of a particular piece of real property, it is KW’s policy to retain independent environmental consultants to conduct an environmental review of the real property, including performing a Phase I environmental review. These assessments have included, among other things, a visual inspection of the properties and the surrounding area and a review of relevant federal, state and historical documents. It is possible that the assessments KW commissioned do not reveal all environmental liabilities or that there are material environmental liabilities of which it is currently unaware. Future laws, ordinances or regulations may impose material environmental liability and the current environmental condition of KW’s properties may be affected by tenants, by the condition of land or operations in the vicinity of those properties or by unrelated third parties. Federal, state, local and foreign agencies or private claimants may bring actions against KW in the future and those actions, if adversely resolved, may have a material adverse effect on its business, financial condition and results of operations. KW is not aware of any material existing environmental issues.

1.19	Rent control or rent stabilisation legislation and other regulatory restrictions may limit KW’s ability to increase rents and pass through new or increased operating costs to its tenants.

KW presently expects to continue operating and acquiring properties in areas that have adopted laws and regulations imposing restrictions on the timing or amount of rent increases. Currently, California does not have state mandated rent control, but various municipalities within the state, including certain cities where KW’s properties are located, have enacted rent control or rent stabilisation legislation. Furthermore, enactment of similar regulations have been and are being considered in other jurisdictions where KW holds investments. Although, under current California law, KW is able to increase rents to market rates once a tenant vacates a rent-controlled or stabilised unit, increases in rental rates for renewing tenants are limited by such regulations. These laws and regulations can (i) limit KW’s ability to charge market rents, increase rents, evict tenants or recover increases in its operating expenses, (ii) negatively impact its ability to attract higher-paying tenants, (iii) require it to expend money for reporting and compliance and (iv) make it more difficult for it to dispose of properties in certain circumstances. Any failure to comply with these regulations could result in fines and/or other penalties.

1.20	KW’s property insurance coverage is limited and any uninsured losses could cause KW to lose part or all of its investment in its insured properties.

KW carries commercial general liability coverage and umbrella coverage on all of its properties with limits of liability that it deems adequate and appropriate under the circumstances (certain policies are subject to deductibles) to insure against liability claims and provide for the cost of legal defence. There are, however, certain types of extraordinary losses that either may be uninsurable or are not generally insured because it is not economically feasible to insure against those losses. Should any uninsured loss occur, KW could lose its investment in, and anticipated revenues from, a property and these losses could have a material adverse effect on its operations. Currently, KW also insures some of its properties for losses caused by earthquakes in levels it deems appropriate and, where it believes necessary, for loss caused by flood. The occurrence of an earthquake, flood or other natural disaster may materially and adversely affect KW’s business, financial condition and results of operations.

1.21	KW’s business could be adversely affected by security breaches through cyber attacks, cyber intrusions or otherwise.

KW faces risks associated with security breaches, whether through cyber attacks or cyber intrusions over the internet, malware, computer viruses, attachments to e-mails, persons inside its organisation or persons with access to systems inside its organisation and other significant disruptions of its information technology networks and related systems. These risks include, among others, operational interruption, private data exposure and damage to KW’s relationships with its customers. A security breach involving KW’s networks and related systems could disrupt its operations in numerous ways that could ultimately have an adverse effect on KW’s financial condition and results of operations.

2	Risks related to KW (and, following completion of the Merger, the Combined Group)

2.1	If KW is unable to raise additional debt and equity capital, its growth prospects may suffer.

KW depends on the capital markets to grow its balance sheet, along with third-party equity and debt financings to acquire properties through its investment business, which is a key driver of future growth. KW currently intends to raise a significant amount of third-party equity and debt to acquire assets in the ordinary course of its business. KW depends on debt financing from a combination of seller financing, the assumption of existing loans, government agencies and financial institutions. KW depends on equity financing from equity partners, which include public companies, pension funds, family offices, financial institutions, endowments and money managers. KW’s inability to raise additional capital on terms reasonably acceptable to it could jeopardise the future growth of its business.

2.2	The loss of one or more key personnel could have a material adverse effect on KW’s operations.

KW’s continued success depends to a significant degree on the efforts of its senior executive officers, particularly its Chief Executive Officer, who have each been essential to KW’s business. The departure of all or any of KW’s executive officers for whatever reason, or the inability of all or any of them to continue to serve in their present capacities or KW’s inability to attract and retain other qualified personnel could have a material adverse effect upon KW’s business, financial condition and results of operations. KW’s executives have built highly regarded reputations in the real estate industry. KW’s executive officers attract business opportunities and assist both in negotiations with lenders and potential joint venture partners and in the representation of large and institutional clients. If KW lost their services, its relationships with lenders, joint ventures and clients may diminish significantly.

In addition, certain of KW’s executive officers have strong regional reputations and they aid in attracting and identifying opportunities and negotiating for KW and on behalf of its clients. As KW continues to grow, its success will largely depend on its ability to attract and retain qualified personnel in all areas at its business. KW may be unable to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with its planned growth.

2.3	KW’s revenues and earnings may be materially and adversely affected by fluctuations in foreign currency exchange rates due to its international operations.

KW’s revenues from its foreign operations have been primarily denominated in the local currency where the associated revenues were earned. Thus, KW may experience significant fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. To date, KW’s foreign currency exposure has been limited to the Pound and the Euro. Certain questions have arisen about the viability of the Euro, and there has been speculation that some countries within the Eurozone may elect, or may be forced, to revert to the currency they issued prior to the establishment of the Euro, which could significantly reduce the value of the Euro. Due to the constantly changing currency exposures to which KW will be subject and the volatility of currency exchange rates, KW may experience currency losses in the future and KW cannot predict the effect of exchange rate fluctuations on future operating results. KW’s management uses currency hedging instruments from time to time, including foreign currency forward contracts, purchased currency options (where applicable) and foreign currency borrowings. The economic risks associated with these hedging instruments include unexpected fluctuations in foreign currency rates, which could lead to hedging losses or the requirement to post collateral, along with unexpected changes in KW’s underlying net asset position. KW’s hedging activities may not be effective.

As a result of the Merger, the financial results of the Combined Group will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and earnings will be denominated in non-U.S. dollar currencies. The Combined Group will present its financial statements in U.S. dollars and will have a significant proportion of net assets and income in non-U.S. dollar currencies, primarily the Pound and the Euro. The Combined Group’s financial results and capital ratios will, therefore, be sensitive to movements in foreign exchange rates. A depreciation of non-U.S. dollar currencies relative to the U.S. dollar could have an adverse impact on the Combined Group’s financial results.

In addition, the Combined Group will be more exposed to foreign income or other taxes, potentially at tax rates that exceed those of the United States, as a greater proportion of its operations will be conducted internationally. Foreign tax laws may also subject any foreign earnings that are repatriated to dividend withholding tax requirements or other restrictions. The Combined Group may be unable to repatriate non-U.S. earnings in a tax efficient manner and future new or amended foreign tax and other laws may impose additional restrictions on its ability to repatriate foreign earnings.

2.4	Delay or failure to satisfy any regulatory conditions or other applicable requirements could prevent KW from acquiring certain investments or could hinder the operations of certain investments.

KW may either invest in real estate assets that it believes have obtained all material approvals or it may invest in real estate assets that require additional approvals. Despite KW’s due diligence process in relation to these assets, there can be no guarantee that all material approvals have actually been obtained or that KW is aware of all approvals that will be required. In addition, KW may need the consent or approval of applicable regulatory authorities in order to acquire or hold particular investments.

Even where consents or approvals have been obtained, KW’s investments could be materially and adversely affected as a result of statutory or regulatory changes, or judicial or administrative interpretations of existing laws and regulations that impose more comprehensive or stringent requirements on its investments. As such, additional regulatory approvals, including without limitation, ownership restrictions, renewals, extensions, transfers, assignments, reissuances or similar actions, may become necessary in the future due to a change in laws and regulations or for other reasons. There can be no assurance that KW will be able to (i) obtain all required regulatory approvals that it does not yet have or that it may require in the future, (ii) obtain any necessary modifications to existing regulatory approvals or (iii) maintain required regulatory approvals.

Delay in obtaining or failure to obtain and maintain in full force and effect any regulatory approvals, or amendments thereto, or delay or failure to satisfy any regulatory conditions or other applicable requirements could prevent operation of the asset as intended, or at all, or sales to third parties or could result in additional costs, which may adversely impact the financial condition of KW and the value of the KW Shares.

2.5	KW’s results are subject to significant volatility from quarter to quarter due to the varied timing and magnitude of its strategic acquisitions and disposals and other transactions.

KW has experienced a fluctuation in its financial performance from quarter to quarter due, in part, to the significance of revenues from the sales of real estate and acquisition related gains on overall performance. The timing of purchases and sales of KW’s real estate investments, transactions with its equity partners to take control of real estate or taking control of underlying real estate previously securing loans has varied, and will continue to vary, widely from quarter to quarter due to, among other things, variability in market opportunities, changes in interest rates and the overall demand for residential and commercial real estate. While these factors have contributed to KW’s increased operating income and earnings in past years, KW may be unable to continue to perform well due to significant variability in these factors. Moreover, acquisition related gains are non-operating items that result in non-cash gains and do not result in net proceeds to KW. Transactions resulting in acquisition related gains have had a material positive impact on KW’s net income and Adjusted EBITDA in recent periods and, to the extent it does not recognise similar gains in future periods, its net income and Adjusted EBITDA could be adversely affected. In addition, the timing and magnitude of brokerage commissions paid to KW may vary widely from quarter to quarter depending on, among other things, overall activity in the general real estate market and the nature of KW’s brokerage assignments.

2.6	KW has in the past incurred, and may continue in the future to incur, significant amounts of debt to finance acquisitions, which could negatively affect its cash flows and subject its properties or other assets to the risk of foreclosure.

KW has historically financed new acquisitions with cash derived from secured and unsecured loans and lines of credit. For instance, KW typically purchases real property with loans secured by a mortgage on the property acquired. KW anticipates continuing this trend. KW does not have a policy limiting the amount of debt that it may incur. Accordingly, KW’s management and the KW Directors have discretion to increase the amount of KW’s outstanding debt at any time. However, the risks with respect to increased indebtedness discussed herein will not impair KW’s ability to meet its present requirements, that is its requirements for at least the next 12 months following the date of this Prospectus. Any increase to KW’s outstanding debt could result in an increase in debt service costs that could adversely affect its results of operations and increase the risk of default on debt. KW may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing KW’s indebtedness. If KW incurs additional debt, the risks associated with such additional indebtedness, including KW ability to service its debt, would increase. If KW is required to seek an amendment to its credit agreement, its debt service obligations may be substantially increased.

Some of KW’s debt bears interest at variable rates. As a result, KW is subject to fluctuating interest rates that may impact, adversely or otherwise, results of operations and cash flows. KW may be subject to risks normally associated with debt financing, including the risk that:

•	a substantial portion of the cash flow from the KW Group’s operations may be dedicated to the payment of interest on existing indebtedness, thereby reducing the funds available for other purposes (including the ability of the KW Group to make distributions to KW Shareholders);

•	existing indebtedness on KW’s properties may not be refinanced and its leverage could increase its vulnerability to general economic downturns and adverse competitive and industry conditions, placing KW at a disadvantage compared to those of its competitors that are less leveraged;

•	KW’s debt service obligations could limit its flexibility in planning for, or reacting to, changes in its business and in the commercial real estate services industry;

•	KW’s failure to comply with the financial and other restrictive covenants in the documents governing its indebtedness could result in an event of default that would require early repayment of such indebtedness and may be subject to pre-payment penalties; and

•	the terms of any available additional new financing may not be as favourable as the terms of existing indebtedness.

If KW is unable to satisfy the obligations owed to any lender with a lien on one of its properties, the lender could foreclose on the property or other assets securing the loan and KW would lose that property or asset.

From time to time, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., rate KW’s significant outstanding debt. These ratings, and any downgrades thereof, may impact KW’s ability to borrow on favourable terms under any new agreements in the future and could increase the interest rates of, and require more onerous terms for, any future borrowings and could also cause a decline in the market price of the KW Shares.

2.7	KW’s debt obligations impose significant operating and financial restrictions, which may prevent KW from pursuing certain business opportunities and taking certain actions.

KW’s existing debt obligations impose, and future debt obligations may impose, significant operating and financial restrictions on it. These restrictions limit or prohibit, among other things, KW’s ability to:

•	incur additional indebtedness;

•	repay indebtedness (including the 2024 Notes and the 2042 Notes) prior to stated maturities;

•	pay dividends on, redeem or repurchase KW stock or make other distributions;

•	make acquisitions or investments;

•	create or incur liens;

•	transfer or sell certain assets or merge or consolidate with or into other companies;

•	enter into certain transactions with affiliates;

•	sell stock in its subsidiaries;

•	restrict dividends, distributions or other payments from its subsidiaries; and

•	otherwise conduct necessary corporate activities.

In addition, the KW Revolving Facility requires KW to maintain compliance with specified financial covenants, including maximum balance sheet leverage and fixed charge coverage ratios. KW is in compliance with these covenants. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any security securing that indebtedness. In addition, a default under one series of KW’s indebtedness may also constitute a default under another series of KW’s indebtedness. However, the identified risks with respect to any such default do not impair KW’s ability to meet its present working capital requirements for at least the next 12 months following the date of this Prospectus.

2.8	KW has guaranteed a number of loans in connection with various equity-method investments, which may result in KW being obligated to make substantial payments.

KW has provided recourse guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential undiscounted amount of future payments that KW could be required to make under these guarantees was approximately $50.9 million as at 30 June 2017. The guarantees expire by 2026 and KW’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sales proceeds of the property. If KW were to become obligated to perform on these guarantees, its financial condition could suffer.

2.9	KW has a number of equity partnerships that subject it to obligations under certain “non-recourse carve out” guarantees that may be triggered in the future.

Most of KW’s real estate properties within its equity partnerships are encumbered by traditional non-recourse debt obligations. In connection with most of these loans, KW entered into certain “non-recourse carve out” guarantees, which provide for the loans to become partially or fully recourse against it if certain triggering events occur. Although these events are different for each guarantee, some of the common events include:

•	the special purpose property-owning subsidiary filing a voluntary petition for bankruptcy;

•	the special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity; and

•	subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain lender’s written consent prior to obtaining any subordinate financing or encumbering the associated property.

In the event that any of these triggering events occur and the loans become partially or fully recourse against KW, its business, financial condition, results of operations and the KW Shares could be materially adversely affected.

2.10	KW’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As at 31 December 2016, KW had $109.4 million and $104.2 million of federal and California net operating loss carryforwards, respectively, as well as $12.1 million of foreign tax credits, which generally can be used to offset future taxable income. However, under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change, by value, in its equity ownership over a rolling three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and foreign tax credits to offset its post-change income may be limited. KW has not performed a detailed analysis to determine whether KW has previously undergone an ownership change or will undergo an ownership change as a result of the Merger. As a result, if the Combined Group earns net taxable income, its ability to use KW’s pre-change net operating loss carryforwards and foreign tax credits to offset U.S. federal taxable income may be limited, which could potentially result in increased future U.S. federal tax liability to the Combined Group.

2.11	KW may fail to comply with section 404 of the Sarbanes-Oxley Act of 2002.

KW is subject to section 404 of The Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require its management and independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting. Although KW’s management has concluded that its internal control over financial reporting was effective as at 31 December 2016 and KW’s independent registered public accounting firm has issued an unqualified report as to the same, KW’s management or KW’s independent registered public accounting firm may not be able to come to the same conclusion in future periods. During the course of the review and testing of KW’s internal controls, KW may identify deficiencies and weaknesses and be unable to remedy them before it must provide the required reports. If KW’s management or its independent registered public accounting firm is unable to conclude on an ongoing basis that it has effective internal control over financial reporting, KW’s operating results may suffer, investors may lose confidence in its reported financial information and the trading price of the KW Shares may fall.

3	Risks related to the Merger

3.1	The Merger remains subject to conditions that KW cannot control.

The Merger is subject to a number of conditions, including (i) a resolution to approve the Scheme being passed by a majority in number of those KWE Scheme Shareholders (or, if more than one class, of each class of KWE Scheme Shareholders) on the register of members of KWE at the Scheme Voting Record Time, present and voting either in person or by proxy at the Scheme Court Meeting, representing three-quarters or more of the votes attached to the KWE Scheme Shares cast by those KWE Scheme Shareholders (or of each class of KWE Scheme Shareholders, as applicable), (ii) the passing of all other resolutions required to approve and implement the Scheme and to approve certain related matters by the KWE Shareholders, (iii) the Scheme being sanctioned by the Court at the Scheme Court Sanction Hearing no later than 31 October 2017, or such later date as may be agreed to in writing by KW and KWE, (iv) the approval by KW Shareholders of the issuance of New KW Shares, (v) the clearance of antitrust and competition authorities in Ireland and (vi) the listing of the New KW Shares on the NYSE. Additional conditions are set out in Appendix 1 to the Original Rule 2.7 Announcement entitled “Conditions to and Certain Further Terms of the Scheme and the Merger”. No assurance can be given that all of the Conditions will be satisfied, or if they are, as to the timing of such satisfaction. If the Conditions are not satisfied, then the Merger may not be completed.

3.2	While the Merger is pending, KW and KWE will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Merger on operations may have an adverse effect on KW and KWE and, consequently, on the Combined Group. These uncertainties may impair KW’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter and could cause others who deal with KW to seek to change existing business relationships with KW and KWE. Employee retention may be particularly challenging until completion of the Merger, because employees may experience uncertainty about their future roles with the Combined Group. If, despite KW’s retention efforts, key employees depart, the Combined Group’s business could be harmed.

3.3	The number of New KW Shares that KWE Scheme Shareholders will receive in connection with the Merger will be based on a fixed exchange ratio, which will not be adjusted to reflect changes in the market value of KW Shares or KWE Shares prior to the completion of the Merger.

KWE Scheme Shareholders will receive 0.667 New KW Shares or 0.3854 New KW Shares (depending on whether or not a KWE Scheme Shareholder elects for the Original Consideration and whether or not a KWE Scheme Shareholder elects to participate in the Mix and Match Facility) in consideration for each KWE Scheme Share they hold, pursuant to a fixed exchange ratio. These fixed exchange ratios will not adjust upwards or downwards to compensate for changes in the price of KW Shares or KWE Shares, or changes in currency exchange rates, prior to the Effective Date. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of KW or KWE, market assessments of the likelihood that the Merger will be completed, the timing of the Merger, regulatory considerations, general market and economic conditions and other factors.

KWE Scheme Shareholders receiving New KW Shares in the Merger will become shareholders in a Delaware corporation, which will change the rights and privileges of such shareholders in comparison to the rights and privileges of a shareholder in a Jersey company. A comparison of the rights and privileges of a shareholder in (i) a Jersey company and (ii) a Delaware corporation will be set out in the Scheme Document.

KW is governed by the laws of the United States and the State of Delaware and by its Amended and Restated Articles and Amended and Restated Bylaws. The Delaware General Corporation Law extends to shareholders certain rights and privileges that may not exist under Jersey law and, conversely, may not extend certain rights and privileges that a KWE Shareholder may have as a shareholder of a company governed by Jersey law. See Part 19 (Additional Information) for more information on KW’s Amended and Restated Articles and Amended and Restated Bylaws.

3.4	In certain circumstances KW may not be able to invoke the Conditions and terminate the Merger, which could reduce the value of KW Shares.

The Code provides that certain conditions to a takeover may be invoked only where the circumstances underlying the failure of the condition are of material significance to the bidder in the context of a takeover. Therefore, with the exception of certain Conditions relating to (i) the approval of the Scheme by KWE Scheme Shareholders and the Court, (ii) the approval of the issue of the New KW Shares by KW Shareholders and (iii) the listing of the New KW Shares on the NYSE, KW may be required to obtain the agreement of the Panel that the circumstances giving rise to the right to invoke a Condition were of material significance to KW in the context of the Merger before KW would be permitted to rely on the failure of a Condition to be satisfied as grounds to terminate the Merger.

If a material adverse change affecting KWE occurs and the Panel does not allow KW to invoke a Condition to cause the Merger not to proceed, the market price of KW Shares may decline or KW’s business or KW’s financial condition may be materially adversely affected. As a result, the value of KW Shares may be reduced and/or the business or financial condition of the Combined Group may be adversely affected.

3.5	KW must obtain the required approvals of antitrust and competition authorities in Ireland to complete the Merger, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardise the completion of the Merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.

The completion of the Merger is conditional on, among other things, the clearance by antitrust and competition authorities in Ireland. Moreover, as a condition to their approval of the Merger, the antitrust and competition authorities in Ireland may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of KW’s business after completion of the Merger. These requirements, limitations, costs, divestitures or restrictions could jeopardise or delay the completion of the Merger or reduce the anticipated benefits of the Merger. Further, no assurance can be given that the required shareholder approvals will be obtained or that the required Conditions will be satisfied, and, if all required consents and approvals are obtained and the Conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If KW and KWE agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to complete the Merger, these requirements, limitations, costs, divestitures or restrictions could adversely affect KW’s ability to integrate KWE’s operations with KW’s operations and/or reduce the anticipated benefits of the Merger. This could have a material adverse effect on KW’s business and results of operations.

3.6	The financial analyses and projections considered by KW and its lead financial adviser may not be realised.

The financial analyses and projections considered by KW and its lead financial adviser, Goldman Sachs, reflect numerous estimates and assumptions that are inherently uncertain with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to KW’s and KWE’s businesses, all of which are difficult to predict and many of which are beyond KW’s control. Many of the assumptions reflected in the financial analyses and projections are subject to change and none of the financial analyses or projections reflect revised prospects for KW’s or KWE’s businesses, changes in general business or economic conditions or any other transactions or events that has occurred or that may occur and that was not anticipated at the time such financial analyses and projections was prepared. The forecasts speak as at the date that they were considered by KW and the financial analyses speak only as at the date they were presented by Goldman Sachs to the KW Board. There can be no assurance that the financial analyses and projections considered by KW and Goldman Sachs will be realised or that actual results will not materially vary from such financial analyses and projections. In addition, since the financial projections presented to the KW Board cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the financial analyses and projections should not be relied on as predictive of actual future events nor construed as financial guidance.

3.7	KW may not realise all of the anticipated benefits of the Merger or those benefits may take longer to realise than expected.

KW’s ability to realise the anticipated benefits of the Merger will depend, to a large extent, on its ability to integrate its business with KWE’s business. Combining two independent businesses is a complex, costly and time-consuming process, although, due to the current interconnected nature of KW and KWE, KW hopes this is less so than may usually be the case. As a result, KW will be required to devote management attention and resources to integrating the business practices and operations of the KW Group and the KWE Group. The integration process may disrupt the business of the Combined Group and, if implemented ineffectively, could preclude the realisation of the full benefits of the Merger that are currently expected. KW’s failure to meet the challenges involved in integrating the two businesses to realise the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the Combined Group’s commercial activities and could adversely affect the Combined Group’s results of operations. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships and diversion of certain management’s attention. The difficulties of combining the operations of the KW Group and the KWE Group include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining KW’s business with that of KWE’s;

•	expenses related to any potential liabilities;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in retaining existing clients;

•	challenges in obtaining new clients;

•	potential unknown liabilities and unforeseen increased expenses associated with the Merger; and

•	challenges in retaining and attracting key personnel.

Many of these factors are or will be outside of KW’s (and the Combined Group’s) control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact KW’s (and the Combined Group’s) business, financial condition and results of operations. In addition, even if the operations of the businesses of KW and KWE are integrated successfully, the Combined Group may not realise the full benefits of the Merger, including the synergies, cost savings or sales or growth opportunities that KW expects, or the full benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of KW and KWE. All of these factors could adversely affect the earnings of the Combined Group, decrease or delay the expected accretive effect of the Merger or negatively impact the price of the KW Shares. As a result, KW cannot assure that the combination of KW’s and KWE’s businesses will result in the realisation of the full benefits anticipated from the Merger.

3.8	The Code restricts KW’s ability to cause KWE to complete the Merger and limits the relief KW may obtain in the event the KWE Board withdraws their support for the Merger.

The Code limits the contractual commitments that may be obtained from KWE to take actions in furtherance of the Merger and the Independent Committee of KWE may, if fiduciary and other directors’ duties so require, withdraw its recommendation of the Merger and withdraw the Scheme at any time prior to the Scheme becoming effective. The Code does not permit KWE to pay any break fee to KW if it does so, nor can KWE be subject to any restrictions on soliciting or negotiating other offers or transactions involving KWE, other than the restrictions that arise under the Code against undertaking actions or entering into agreements which might frustrate a takeover.

3.9	KWE Scheme Shareholders may receive a form of consideration different from what they elect under the Mix and Match Facility.

Although each KWE Scheme Shareholder (other than certain Overseas Shareholders) receiving the New Consideration may elect to receive, subject to valid countervailing elections, more cash from KW than New KW Shares (or vice versa), the total number of New KW Shares to be issued and the maximum aggregate amount of cash to be paid by KW under the Merger will not be varied as a result of elections under the Mix and Match Facility. Accordingly, elections made by KWE Scheme Shareholders under the Mix and Match Facility will be satisfied only to the extent that other KWE Scheme Shareholders make valid countervailing elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, KWE Scheme Shareholders who make a Mix and Match Election will not know the exact number of New KW Shares or the amount of cash from KW they will receive until settlement of the consideration due to them in respect of the Merger. This could result in, among other things, tax consequences that differ from those that would have resulted if such KWE Scheme Shareholder had exclusively received the New Consideration.

The pro ration and adjustment procedures applicable to the Mix and Match Facility do not include any mechanism to ensure that the value of the consideration received for each KWE Scheme Share is equivalent and the value of the consideration received by a KWE Scheme Shareholder may be different depending on such shareholder’s election.

3.10	Issuances of a substantial number of New KW Shares in connection with the Merger and future issuances of KW Shares may adversely affect the market price of the KW Shares.

Issuance of the New KW Shares in connection with the Merger and future issuances of KW Shares will dilute the interests of holders of KW Shares and may adversely affect the market price of the KW Shares. It is possible that the Combined Group may decide to offer additional KW Shares in the future, either to raise capital or for other purposes. If KW Shareholders do not purchase a proportionate amount of such KW Shares or were not eligible to participate in such an offering, their proportionate ownership and voting interests in KW would be reduced. An additional offering could also have a material adverse effect on the market price of KW Shares.

4	Risks related to ownership of the KW Shares

4.1	The KW Directors and KW’s executive officers are KW Shareholders, which makes it possible for them to have an influence over the outcome of matters submitted to KW Shareholders for approval.

As at the Latest Practicable Date, the KW Directors and KW’s executive officers and their respective affiliates, together with In Ku Lee, owned an aggregate of approximately 17% of the KW Shares. These KW Shareholders will have significant influence over the outcome of matters submitted for shareholder approval. In addition, such influence by one or more of these KW Shareholders could discourage others from attempting to purchase KW in a transaction that would be favourable to other KW Shareholders or reduce the market price offered for KW Shares in such an event.

4.2	The price of the New KW Shares may fluctuate significantly and investors could lose all or part of their investment

The share price of quoted companies can be highly volatile and the market price of the KW Shares may not reflect the underlying value of the Combined Group’s assets. The market price of the KW Shares could fluctuate significantly for various reasons, many of which are outside the Combined Group’s control. These factors could include large purchases or sales of the KW Shares, legislative changes and general economic, political or regulatory conditions.

4.3	KW’s shares may be delisted, which could limit KW Shareholders’ ability to trade KW Shares.

The KW Shares are listed on the NYSE. However, the KW Shares may not continue to be listed on the NYSE in the future. If the NYSE delists the KW Shares from trading on its exchange, KW could face significant material adverse consequences, including:

•	a limited availability of market quotations for the KW Shares;

•	a limited amount of news and analyst coverage for KW;

•	a decreased ability for KW to issue additional securities or obtain additional financing in the future; and

•	limited liquidity for KW Shareholders due to thin trading.

4.4	The KW Board may entrench management and discourage unsolicited shareholder proposals that may be in the best interests of KW Shareholders and certain anti-takeover provisions in KW’s organisational documents may discourage a change of control.

KW’s Amended and Restated Certificate of Incorporation provides for the KW Board to be divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting, only a minority of the KW Board will be considered for election. Since this “staggered board” would prevent the KW Shareholders from replacing a majority of the KW Board at any annual meeting, it may entrench management and discourage unsolicited shareholder proposals that may be in the best interests of KW Shareholders. Additionally, certain provisions of KW’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including those attempts that might result in the payment of a premium over the market price for the KW Shares.

In addition, section 203 of the Delaware General Corporation Law may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” to effect a “business combination” with KW for a three-year period. An “interested stockholder” generally is defined as any entity or person that beneficially owns 15% or more of KW’s outstanding voting shares or any entity or person that is an affiliate or associate of such entity or person. A “business combination” generally is defined to include, among other transactions, mergers, consolidations and certain other transactions, including sales, leases or other disposals of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation.

These anti-takeover provisions could make it more difficult for a third party to acquire KW, even if the third party’s offer may be considered beneficial by many KW Shareholders. As a result, KW Shareholders may be limited in their ability to obtain a premium for their KW Shares. Please see paragraph 9.4 (Code and statutory squeeze out provisions) of Part 9 (KW’s Board, KW’s Executive Officers and Corporate Governance) for further information.

4.5	KW may change its dividend policy.

Future distributions will be declared and paid at the discretion of the KW Board and the amount and timing of distributions will depend upon cash generated by operating activities, KW’s financial condition, capital requirements, restrictions in the agreements governing KW’s indebtedness and such other factors as the KW Board deems relevant. The KW Board may change KW’s dividend policy at any time and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.

PART 3—KW DIRECTORS, SECRETARY, PRINCIPAL EXECUTIVE OFFICE AND ADVISERS

KW Directors	William J. McMorrow (Chairman and Chief Executive Officer)
Cathy Hendrickson (Director)
David A. Minella (Director)
Jerry R. Solomon (Director)
Kent Y. Mouton (Director and Executive Vice President, General Counsel)
Norman Creighton (Director)
Stanley R. Zax (Director)

Company secretary	In Ku Lee

Registered address and head office	151 S. El Camino Drive
Beverly Hills
California 90212
United States

Lead Financial Advisers to KW	Goldman Sachs International
Peterborough Court
133 Fleet St
London
EC4A 2BB

Goldman Sachs & Co. LLC
200 West St
New York
NY 10282
United States

Financial Adviser to KW	Merrill Lynch International
2 King Edward St
London
EC1A 1HQ

Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York
NY 10036
United States

Financial Adviser to KW	Deutsche Bank AG, acting through its London branch and Deutsche Bank Securities Inc.
1 Great Winchester Street
London
EC2N 2DB

Legal Adviser to KW as to English Law	Macfarlanes LLP
20 Cursitor Street
London
EC4A 1LT
United Kingdom

Legal Adviser to KW as to U.S. Law	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York
NY 10019
United States

Legal Adviser to KW as to Jersey Law	Ogier
44 Esplanade
St Helier
Jersey
JE4 9WG

Auditor to KW	KPMG LLP
550 S Hope St
Los Angeles
CA 90071
USA

Reporting Accountant to KW	KPMG LLP
15 Canada Square
London
E14 5GL

PART 4—EXPECTED TIMETABLE OF PRINCIPAL EVENTS AND INDICATIVE STATISTICS

The dates and times given in the table below in connection with the Merger are indicative only and are based on KW’s current expectations and may be subject to change (including as a result of changes to Court times and/or the process for implementation of the Merger). In particular, the dates and times for the Scheme Court Meeting (and accordingly, all subsequent principal events), may be earlier than the dates and times set out below. All references in this section to times are to London time, unless otherwise specified otherwise.

Expected timetable of principal events Event	Time and/or date
Original Rule 2.7 Announcement of the Merger	24 April 2017

New Offer Announcement	13 June 2017

Publication of this Prospectus and the Scheme Document	13 September 2017

Scheme Voting Record Time	6.00 pm on 6 October 2017

Scheme Court Meeting	10.00 a.m. on 10 October 2017

10,15 a.m. on 10 October 2017 or as
soon thereafter as the Scheme Court

KWE General Meeting	Meeting is concluded or adjourned
9.00 am (Pacific Daylight Time) on

KW Special Meeting	12 October 2017

Scheme Court Sanction Hearing	10.00 a.m. on 18 October 2017

Last day of dealings in, and for registration of transfers, and disablement in CREST, of KWE Shares	19 October 2017

Election Return Time (being the latest time for making a valid Original Consideration Election and/or a valid Mix and Match Election)	1.00 p.m. on 19 October 2017

Scheme Record Time (including record time with respect to the KWE Special Distribution and the Closing Dividend Record Time)	6.00 p.m. on 19 October 2017

Suspension of listing of, and dealings, settlement and transfers in, KWE Shares Effective Date	7.30 am on 20 October 2017 20 October 2017

Cancellation of listing of KWE Shares on the premium segment of the Official List and the Main Market	On or after 23 October 2017

Latest date for despatch of the KW Cash Component and the KWE Special Distribution	Within 14 days after the Effective Date

Issue of New KW Shares	Within 14 days after the Effective Date

Admission and commencement of dealings in New KW Shares on the NYSE	Within 14 days after the Effective Date

Crediting of KW CDIs in CREST accounts	Within 14 days after the Effective Date

Long Stop Date (being the latest date by which the Scheme must be implemented)	30 November 2017

Payment date of Closing Dividend	By 10 January 2018

Indicative statistics[1]
Number of KW Shares in issue and outstanding as at the Latest Practicable Date	114,218,250

Maximum number of New KW Shares to be issued pursuant to the terms of the Merger	37,248,799

Number of KW Shares in issue and outstanding following completion of the Merger[2]	151,467,049

Number of KW Shares in issue and outstanding following completion of the Merger[3]	178,683,609

New KW Shares as a percentage of the enlarged issued share capital of KW after completion of the Merger	25%

1	These indicative statistics assume that all of the KWE Scheme Shareholders receive the New Consideration.
2	Based on the assumption that the number of KW Shares issued and outstanding as at the Latest Practicable Date will not change prior to completion of the Merger and that each KWE Scheme Shareholder receives the New Consideration.
3	Based on the assumption that the number of KW Shares issued and outstanding as at the Latest Practicable Date will not change prior to completion of the Merger and that each KWE Scheme Shareholder elects to receive the Original Consideration.

PART 5—GENERAL INFORMATION

1	General

KWE Scheme Shareholders should rely only on the information in this Prospectus, the documents (or parts thereof) incorporated by reference and the Scheme Document. No person has been authorised to give any information or to make any representations other than the information and representations contained in this Prospectus, the documents (or parts thereof) incorporated by reference and the Scheme Document, and, if any other information or representations is or are given or made, such information or representations must not be relied upon as having been authorised by or on behalf of KW or the KW Directors. In particular, the contents of KW’s and KWE’s websites do not form part of this Prospectus and KWE Scheme Shareholders should not rely on them.

Without prejudice to any obligation of KW to publish a supplementary prospectus pursuant to section 87G of FSMA and Rule 3.4.1 of the Prospectus Rules, the delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of the KW Group, the KWE Group or (when applicable) the Combined Group since the date of this Prospectus or that the information contained herein is correct as at any time subsequent to its date.

KW does not accept any responsibility for the accuracy or completeness of any information reported by the press or other media, nor the fairness or appropriateness of any forecasts, views or opinions expressed by the press or other media regarding the Merger, the KW Group, the KWE Group or the Combined Group. KW makes no representation as to the appropriateness, accuracy, completeness or reliability of any such information or publication. KW will comply with its obligation to publish a supplementary prospectus containing further updated information required by law or by any regulatory authority, but assumes no further obligation to publish additional information.

KW will update the information provided in this Prospectus by means of a supplement hereto if this Prospectus contains any material mistake or inaccuracy. Any supplement to this Prospectus will be subject to approval by the FCA and will be made public in accordance with the Prospectus Rules. KW will comply with its obligation to publish supplementary prospectuses containing further updated information required by law or by any relevant regulatory authority, but assumes no further obligation to publish any additional information. The contents of this Prospectus are not to be construed as legal, financial or tax advice. Each KWE Scheme Shareholder should consult his, her, or its own lawyer, financial adviser or tax adviser for legal, financial or tax advice in relation to any investment in or holding of KW Shares or any acquisition of New KW Shares pursuant to the Merger.

This Prospectus is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by KW or any of the KW Directors or any of their representatives that any recipient of this Prospectus should agree to acquire the New KW Shares. Prior to making any voting decision in respect of the Scheme or making any decision in respect of the Original Consideration, the New Consideration or the Mix and Match Facility, persons acquiring the New KW Shares should read this Prospectus in its entirety, paying particular attention to Part 2 (Risk Factors), and should not just rely on key information or information summarised within it. In making a voting decision or any decision in respect of the elections available under the Scheme, each person acquiring New KW Shares must rely upon his, her or its own examination, analysis and enquiry of KW, the Merger, this Prospectus and the Scheme Document, including the merits and risks involved.

Persons who acquire New KW Shares in accordance with the Scheme will be deemed to have acknowledged that they have relied solely on the information contained in this Prospectus and the Scheme Document and that no person has been authorised to give any information or to make any representation concerning the KW Group, the KWE Group or the New KW Shares (other than as contained in this Prospectus and the Scheme Document) and, if given or made, any such other information or representation should not be relied upon as having been authorised by KW or the KW Directors.

2	Presentation of KW financial information

The historical consolidated financial information in relation to KW in this Prospectus has been extracted without material adjustment from the unaudited consolidated financial information and the audited consolidated financial information referred to in Part 14 (KW Financial Information) and has been prepared in accordance with U.S. GAAP. Financial information extracted from the unaudited condensed consolidated financial information and from the audited consolidated financial information referred to in Part 14 (KW Financial Information) is to be found in the section headed Part 1 (Summary Information), Part 7 (Information on KW), Part 11 (KW Selected Financial Information), Part 12 (KW Operating and Financial Review), Part 16 (Profit Forecasts) and Part 17 (Pro Forma Financial Information of the Combined Group). KWE Scheme Shareholders should ensure that they read the whole of this Prospectus and not just rely on key information or information summarised within it.

3	Presentation of KWE financial information

The following documents which KWE has filed with the FCA, and are available as described below, contain financial information about KWE:

•	KWE’s results for the six month period ended 30 June 2017;

•	KWE’s annual report for the financial year ended 31 December 2016;

•	KWE’s annual report for the financial year ended 31 December 2015; and

•	KWE’s annual report for the period ended 31 December 2014.

KWE’s annual reports listed above contain KWE’s audited consolidated financial statements for the financial years ended 31 December 2016 and 2015 and the period ended 31 December 2014 (each prepared in accordance with IFRS), together with the audit report in respect of each year. The announcement of KWE’s half year results for the period ended 30 June 2017 contain KWE’s unaudited consolidated financial statements for the period ended 30 June 2017 (prepared in accordance with IFRS).

4	IFRS and U.S. GAAP

KW’s consolidated financial statements are prepared in accordance with U.S. GAAP, whereas KWE’s consolidated financial statements are prepared in accordance with IFRS, as adopted by the E.U.

U.S. GAAP differs from IFRS in a number of significant respects. KW has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for KWE Scheme Shareholders.

In making an investment decision, KWE Scheme Shareholders must rely on their own examination of the KW Group, the terms of the Merger and the financial information in this Prospectus. KWE Scheme Shareholders should consult their own professional advisers for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

5	Exchange rate information

The Bloomberg composite rate is a “best market” calculation. At any point in time, the bid rate is equal to the highest bid rate of all contributing bank indications, while the ask rate is set to the lowest ask rate offered by these banks. The Bloomberg composite rate is a mid-value rate between the applied highest bid rate and the lowest ask rate.

The average rate for a year means the average of the closing Bloomberg composite rate on each business day during a year. The average rate for a month, or for any shorter period, means the average of the closing Bloomberg composite rate of each business day during that month, or during any shorter period, as the case may be.

On the Latest Practicable Date, the U.S. dollar per Pound Sterling exchange rate was $1.3209 per £1.00.

The table below sets out the period end, average, high and low Bloomberg composite rate for U.S. dollars, expressed in U.S. dollars per £1.00, for the periods indicated. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, Pounds Sterling at the rates indicated.

		U.S. dollars per £1.00[1]
Recent monthly data	Period end	Average	High	Low
July 2017	1.32	1.30	1.32	1.28
June 2017	1.30	1.26	1.30	1.26
May 2017	1.29	1.29	1.30	1.28
April 2017	1.30	1.26	1.30	1.24
March 2017	1.26	1.23	1.26	1.22
February 2017	1.24	1.25	1.27	1.24
January 2017	1.26	1.24	1.26	1.20
December 2016	1.23	1.25	1.27	1.22
November 2016	1.25	1.24	1.26	1.22
October 2016	1.22	1.23	1.28	1.21
September 2016	1.30	1.31	1.34	1.30
August 2016	1.31	1.31	1.34	1.29
July 2016	1.32	1.31	1.33	1.29
Annual data (year ended 31 December)
2016	1.23	1.36	1.49	1.21
2015	1.47	1.53	1.59	1.59
2014	1.56	1.65	1.72	1.55

1	Source: Bloomberg

6	Rounding

Certain figures contained in this Prospectus or incorporated by reference into this Prospectus, including financial, statistical and operating information, have been subject to rounding adjustments for ease of presentation. Accordingly, in certain instances, the figure shown as totals in a column or a row in tables contained in this Prospectus or incorporated by reference into this Prospectus may not be the precise sum of the figures given for that column or row.

7	Currency presentation

Unless otherwise indicated, all references in this Prospectus to:

•	“Pounds Sterling”, “Sterling”, “British Pounds”, “Pounds”, “GBP”, “£”, “pence” or “p” are to the lawful currency of the United Kingdom;

•	“Euro”, “EUR”, “€” or “€ cents” are to the lawful currency of the E.U. (as adopted by certain Member States);

•	“U.S. dollars”, “dollars”, “U.S.$”, “USD”, “$” or “cents” are to the lawful currency of the United States; and

•	“Japanese Yen”, “Yen” or “JPY” are to the lawful currency of Japan.

8	Forward-looking statements

Certain information contained in this Prospectus, including any information as to the KW Group’s, the KWE Group’s or, following completion of the Merger, the Combined Group’s strategy, market position, plans or future financial or operating performance, constitutes “forward-looking statements.” These forward-looking statements include all matters that are not current or historical facts. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “believe”, “expect”, “anticipate”,

“contemplate”, “target”, “plan”, “intend”, “continue”, “budget”, “project”, “aim”, “estimate”, “may”, “will”, “could”, “should”, “shall”, “seeks”, “predicts”, “assumes”, “schedule” or, in each case, their negative or other variations or comparable terminology, or by discussions of strategy, plans, objectives, goals, future events or intentions. In particular, certain statements in Part 1 (Summary Information), Part 2 (Risk Factors), Part 7 (Information on KW), Part 8 (Information on KWE), Part 12 (KW Operating and Financial Review), Part 13 (KWE Operating and Financial Review), Part 16 (Profit Forecasts) and Part 17 (Pro Forma Financial Information Of The Combined Group) regarding KW’s, KWE’s or, following completion of the Merger, the Combined Group’s strategy, future financial position and other future events or prospects are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of KW, KWE and, following completion of the Merger, the Combined Group, which could cause actual results to differ materially from those indicated in any such statements. Such factors include, but are not limited to, the satisfaction of the Conditions, as well as additional factors, such as: risks relating to the KW Group’s and the KWE Group’s credit rating; local and global political and economic conditions, including Brexit; the KW Group’s and the KWE Group’s economic model and liquidity risks; financial services risk; the risks associated with KW’s and KWE’s brand, reputation and trust; environmental risks; safety, technology, data security and data privacy risks; the ability to realise the anticipated benefits and synergies of the Merger, including as a result of a delay in completing the Merger or difficulty in integrating the businesses of the companies involved; legal or regulatory developments and changes; the outcome of any litigation; the impact of any acquisitions or similar transactions; competition and market risks; the impact of foreign exchange rates; pricing pressures; and business continuity and crisis management. For more information on these and other factors that could affect these forward-looking statements, see Part 2 (Risk Factors), which should be read in conjunction with the other cautionary statements included in this Prospectus.

KWE Scheme Shareholders should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are in many cases beyond KW’s control. By their nature, forward-looking statements involve risks and uncertainties because such statements relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not indicative of future performance and KW’s, KWE’s and the Combined Group’s actual results of operations, financial condition and liquidity and the development of the industry in which KW and KWE operate, may differ materially from those made in or suggested by the forward-looking statements contained in this Prospectus. The cautionary statements set out above should be considered in connection with any subsequent written or oral forward-looking statements that KW, KWE, or persons acting on their behalf, may issue.

These forward-looking statements reflect KW’s judgement at the date of this Prospectus and are not intended to give any assurances as to future results. Save for those forward-looking statements required by the Prospectus Rules, the Disclosure and Transparency Rules and other applicable regulations, KW disclaims any obligation or intention or undertaking to update or revise these forward-looking statements, and will not publicly release any revisions it may make to these forward-looking statements that may result from events or circumstances arising after the date of this Prospectus. KW will comply with its obligations to publish updated information as required by law or by any regulatory authority but assumes no further obligation to publish additional information.

Explanatory wording in this Prospectus which refers to forward-looking statements does not qualify the working capital statement given in paragraph 15 (Working capital) of Part 19 (Additional Information).

9	Market, economic and industry data

This Prospectus contains certain information regarding the markets and industries in which the KW Group, KWE Group and, following completion of the Merger, the Combined Group, operates and competes, which KW has obtained from third-party sources. Where information in this Prospectus has been sourced from a third party, KW confirms it has been accurately reproduced and, as far as KW is aware and is able to ascertain from information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading.

10	No profit forecast

Unless expressly stated otherwise (for example, in relation to the profit forecast contained in Part 16 (Profit Forecasts)), no statement in this Prospectus is intended as a profit forecast or a profit estimate and no statement in this Prospectus should be interpreted to mean that earnings per KW Share or KWE Share for the current or future financial years would necessarily match or exceed the historical published earnings per KW Share or KWE Share.

11	No incorporation of website information

The contents of KW’s website, KWE’s website, any website mentioned in this Prospectus or any other website directly or indirectly accessible from hyperlinks on these websites have not been verified and are not incorporated into, or form part of, this Prospectus and KWE Scheme Shareholders should not rely on such information.

12	Definitions

Certain terms used in this Prospectus, including capitalised terms and certain technical and other items, are defined and explained in Part 20 (Definitions).

All times referred to in this Prospectus are, unless otherwise stated, references to London time.

Any reference to any provision of any legislation or regulation shall include any amendment, modification, re-enactment or extension thereof.

Words importing the masculine gender shall include the feminine or neutral gender.

13	Distribution restrictions

The release, publication or distribution of this Prospectus and any other Offer-related documentation in jurisdictions other than the United Kingdom, Jersey and the United States may be affected by the laws and regulations of relevant jurisdictions. Therefore, any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom, Jersey and the United States, or KWE Shareholders who are not resident in such jurisdictions, should inform themselves of and observe any applicable requirements.

14	Overseas Shareholders

The release, publication or distribution of this Prospectus in or into jurisdictions other than the U.K., Jersey, the United States, the Netherlands and the Cayman Islands may be restricted or prohibited by the laws of those jurisdictions and therefore persons into whose possession this Prospectus and any accompanying documents come should inform themselves about, and observe, any such restrictions or applicable requirements. Any failure to comply with such restrictions or applicable requirements may constitute a violation of the securities laws of any such jurisdiction. Neither this Prospectus or any accompanying document should be forwarded or transmitted in, into or from any jurisdiction in which to do so would give rise to a violation of the relevant laws in such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Merger disclaim any responsibility or liability for the violation of such requirements by any person.

This Prospectus does not constitute the extension of an offer to acquire, purchase, subscribe for, sell or exchange (or the solicitation of an offer to acquire, purchase, subscribe for, sell or exchange) any securities in any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and any such offer (or solicitation) may not be extended in any such jurisdiction. Nothing in this Prospectus should be relied upon for any other purpose.

The availability of the Offer to certain Overseas Shareholders (including the right to make a Mix and Match Election or an Original Consideration Election) may be restricted or prohibited by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy itself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. In respect of any KWE Scheme Shareholder who is resident, located or has a registered address in a jurisdiction outside the U.K., Jersey, the United States, the Netherlands or the Cayman Islands, or who KW or KWE reasonably believes to be a citizen, resident or national of, or subject to the law of, a jurisdiction outside the U.K., Jersey, the United States, the Netherlands or the Cayman Islands, if the law of a jurisdiction outside the U.K., Jersey, the United States, the Netherlands or the Cayman Islands precludes (or precludes except after compliance by KW or KWE with any governmental or other consent or any registration, filing or other formality with which KW or KWE, as applicable, is unable to comply or compliance with which KW or KWE (in each case acting reasonably) regards as unduly onerous), or KW or KWE is advised that such law so precludes (i) the extension or availability of the Offer or the Election in, into or from such jurisdiction; (ii) any Election or the granting of a right to make an Election pursuant to the Merger; or (iii) the issue of New KW Shares or KW CDIs pursuant to the Merger, then KW or KWE may, in its sole discretion, determine that:

•	one or more such Election shall not be valid or accepted in respect of any relevant KWE Scheme Shareholder, in which case such KWE Scheme Shareholder shall receive the New Consideration; or

•	such New KW Shares (or KW CDIs) shall be sold, in which event the relevant New KW Shares (or KW CDIs) shall be issued to (or for the benefit of) such KWE Scheme Shareholder and KW shall appoint a person who shall be authorised to act on behalf of such KWE Scheme Shareholder to procure that any shares (or KW CDIs) in respect of which KW or KWE has made such determination shall, as soon as practicable following the Effective Date, be sold and the net proceeds of such sale shall be remitted to such KWE Scheme Shareholder; or

•	such New KW Shares (or KW CDIs) shall not be issued to such KWE Scheme Shareholder but shall instead be issued to a nominee for such KWE Scheme Shareholder appointed by KW on terms that the nominee shall, as soon as practicable following the Effective Date, sell the relevant New KW Shares (or KW CDIs) so issued and the net proceeds of such sale shall be remitted to such KWE Scheme Shareholder.

Neither KW nor KWE will be liable to any KWE Scheme Shareholder for making any determination or acting in accordance with this paragraph 14 (Overseas Shareholders).

All KWE Shareholders (including, without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this Prospectus to any jurisdiction outside the U.K., Jersey, the United States, the Netherlands or the Cayman Islands should seek appropriate independent professional advice before taking any action.

Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme in their particular circumstances.

15	Notice on enforceability of judgments

KW is organised under and governed by the laws of the state of Delaware and the United States. Some of KW’s executive officers and the KW Directors may be residents of countries other than the United States. Substantially all or a significant portion of the assets of such persons and a significant portion of the assets of the KW Group are located outside the United Kingdom. As such, it may be difficult or impossible to effect service of process within the United Kingdom upon those persons or to recover on judgments of the United Kingdom courts against KW or the KW Directors and/or KW’s executive officers.

If a judgment is obtained in a United Kingdom court against KW, a KWE Shareholder will need to enforce such judgment in jurisdictions in which KW has assets, which may not be such KWE Shareholder’s jurisdiction of domicile. There is no certainty as to whether a final judgment from the courts of the United Kingdom will be enforceable in the United States.

PART 6—DETAILS OF THE MERGER

The following summary describes certain material terms of, and documents and agreements related to, the Merger, including the Offer, the Original Rule 2.7 Announcement and the New Offer Announcement. This summary is not complete and should be read in conjunction with the information appearing elsewhere in this Prospectus.

1	Introduction

On 24 April 2017, the KW Board and the Independent Committee of KWE released the Original Rule 2.7 Announcement, which disclosed the terms of a recommended all-share merger of KW and KWE, to be implemented by means of a Court-sanctioned scheme of arrangement under Article 125 of the Jersey Companies Law (although KW reserved the right, subject to Panel consent, to decide to implement the Merger by way of a Takeover Offer for the entire issued and to be issued share capital of KWE instead).

The purpose of the Scheme is to enable KW to acquire the whole of the issued and to be issued share capital of KWE, save for the Excluded Shares. The Scheme, which will be subject to the Conditions and other terms summarised below and set out in the Scheme Document, will require the sanction of the Court at the Scheme Court Sanction Hearing. In the event that the Merger is to be implemented by way of a Takeover Offer, the KWE Shares (save for the Excluded Shares) will be acquired pursuant to the Takeover Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.

On 13 June 2017, KW and the Independent Committee of KWE released the New Offer Announcement, which set out the terms of the New Offer.

The Independent Committee of KWE has unanimously recommended that KWE Scheme Shareholders vote in favour of the Scheme at the Scheme Court Meeting and choose to receive the New Consideration and has also recommended that all KWE Shareholders vote in favour of the resolutions relating to the Merger at the KWE General Meeting (or in the event that the Merger is implemented by way of a Takeover Offer, to accept the Takeover Offer). The full details of the recommendation of the Independent Committee of KWE are set out in the Scheme Document.

2	Summary of the terms of the Merger

Under the terms of the Merger (as set out in the New Offer Announcement), which will be subject to the Conditions, and the other terms summarised below and set out in the Scheme Document, KWE Scheme Shareholders (other than certain Overseas Shareholders) will have the option of receiving either (the “New Offer”):

for each KWE Scheme Share:	0.667 New KW Shares (the “Original Consideration”) OR

for each KWE Scheme Share:	300 pence in cash, paid by KW (the “KW Cash Component”);

250 pence in cash, paid by KWE by means of a special distribution (the “KWE Special Distribution”); and

0.3854 New KW Shares (the “New KW Share Component”),

together (the “New Consideration”).

The KWE Special Distribution will be payable by KWE shortly after the Effective Date to KWE Scheme Shareholders who receive the New Consideration. It will be paid in addition to all other dividends payable by KWE, including the Closing Dividend, and dividends paid by KW.

Based on the Closing Price of $19.55 per KW Share on 12 June 2017 (being the last Business Day immediately prior to the publication of the New Offer Announcement) and a £ / $ exchange rate of 1.2656, the New Consideration valued each KWE Scheme Share at approximately 1,145 pence. Based on the Closing Price of $19.55 per KW Share on 12 June 2017 and a £ / U.S.$ exchange rate of 1.2656, the Original Consideration valued each KWE Scheme Share at approximately 1,030 pence.

Based on the Closing Price of $19.15 per KW Share on the Latest Practicable Date and a £ / $ exchange rate of 1.3209, the New Consideration valued each KWE Scheme Share at approximately 1,109 pence. This represents:

•	a premium of approximately 13.3% to the Closing Price of 979 pence of one KWE Share on 21 April 2017 (the last Business Day before the commencement of the Offer Period);

•	a premium of approximately 15.5% to the volume weighted average price of 960 pence of one KWE Share for the three month period that ended on 21 April 2017 (the last Business Day before the commencement of the Offer Period); and

•	a discount of approximately 10.7% to KWE’s last reported Adjusted NAV of 1,241 pence of one KWE Share as at 30 June 2017.

Based on the Closing Price of $19.15 per KW Share on the Latest Practicable Date and a £ / U.S.$ exchange rate of 1.3209, the Original Consideration valued each KWE Share at approximately 967 pence. This represents:

•	a discount of approximately 1.2% to the Closing Price of 979 pence of one KWE Share on 21 April 2017 (the last Business Day before the commencement of the Offer Period);

•	a premium of approximately 0.7% to the volume weighted average price of 960 pence of one KWE Share for the three month period that ended on 21 April 2017 (the last Business Day before the commencement of the Offer Period); and

•	a discount of approximately 22.1% to KWE’s last reported Adjusted NAV of 1,241 pence of one KWE Share as at 30 June 2017.

Following completion of the Merger, (i) if all KWE Scheme Shareholders receive the New Consideration, former KWE Shareholders (other than KW and the holders of Excluded Shares) will own approximately 25% and existing KW Shareholders will own approximately 75% of the Combined Group and (ii) if all KWE Scheme Shareholders elect to receive the Original Consideration, former KWE Shareholders (other than KW and the holders of Excluded Shares) will own approximately 36% and existing KW Shareholders will own approximately 64% of the Combined Group.

If KWE Scheme Shareholders do not make a valid election to receive the Original Consideration, they will receive the New Consideration.

KW is providing a Mix and Match Facility, which allows KWE Scheme Shareholders (other than certain Overseas Shareholders) who receive the New Consideration to elect, subject to valid countervailing elections, to vary the proportions in which they receive New KW Shares and the KW Cash Component. For the avoidance of doubt, the KWE Special Distribution and the Closing Dividend do not form part of the Mix and Match Facility. The Mix and Match Facility is only available in relation to the New Consideration. Further details of the Mix and Match Facility are set out in paragraph 6 (Terms of the Mix and Match Facility) below and in the Scheme Document.

The completion of the Merger is conditional on, among other things: (i) a resolution to approve the Scheme being passed by a majority in number of those KWE Scheme Shareholders (or, if more than one class, of each class of KWE Scheme Shareholders) on the register of members of KWE at the Scheme Voting Record Time, present and voting either in person or by proxy at the Scheme Court Meeting, representing three-quarters or more of the votes attached to the KWE Scheme Shares cast by those KWE Scheme Shareholders (or of each class of KWE Scheme Shareholders, as applicable), (ii) the passing of all other resolutions required to approve and implement the Scheme and to approve certain related matters by the KWE Shareholders at the KWE General Meeting, (iii) the Scheme being sanctioned by the Court at the Scheme Court Sanction Hearing no later than 31 October 2017, or such later date as may be agreed to in writing by KW and KWE, (iv) the approval by KW Shareholders of the issuance of New KW Shares in connection with the Merger, (v) the clearance of antitrust and competition authorities in Ireland and (vi) the listing of the New KW Shares on the NYSE.

3	Interests in shares, irrevocable undertakings and letters of intent

The following table sets out the number of KWE Shares and RSUs held by KW’s executive officers and the KW Directors as at the Latest Practicable Date.

Name	Position at KW	Number of KWE Shares held (excluding RSUs)	Number of unvested RSUs
William J. McMorrow	Chairman and Chief Executive Officer	99,922	79,489

Justin Enbody	Chief Financial Officer	25,588	11,044

Kent Mouton	Director and Executive VP, General Counsel	2,139	8,947

Mary L. Ricks	President and Chief	179,922	79,489
	Executive Officer of
	Kennedy Wilson Europe

Matt Windisch	Executive Vice President	53,653	26,984

Any KWE Shares held by or on behalf of any member of the KW Group (including, for the avoidance of doubt, any KWE Shares held by or on behalf of the Investment Manager) will be Excluded Shares (i.e. not subject to the Scheme) and no member of the KW Group (including the Investment Manager), or its nominee, is entitled to vote at the Scheme Court Meeting in respect of the KWE Shares held by it. As at the Latest Practicable Date, KW and its subsidiaries held approximately 23.8% of the issued ordinary shares of KWE.

The Independent Committee of KWE unanimously recommend that KWE Scheme Shareholders vote in favour of the Scheme at the Scheme Court Meeting and to choose to receive the New Consideration and also recommend all KWE Shareholders to vote in favour of the resolutions relating to the Merger at the KWE General Meeting (or in the event that the Merger is implemented by way of a Takeover Offer, to accept the Takeover Offer). Simon Radford, the only member of the Independent Committee of KWE who holds KWE Shares, has irrevocably undertaken to do so in respect of his own beneficial holding of 12,500 KWE Scheme Shares representing, in aggregate, approximately 0.01% of the existing issued ordinary share capital of KWE as at the Latest Practicable Date, as well as any further KWE Shares he may acquire.

KW has also received irrevocable undertakings from (i) Quantum, KWE’s largest shareholder apart from KW and its subsidiaries and (ii) Franklin Templeton (in its capacity as investment manager on behalf of certain funds and accounts managed by it) in respect of a total of 27,516,650 KWE Scheme Shares, representing, in aggregate, approximately 28.6% of the KWE Shares whose holders are entitled to vote at the Scheme Court Meeting and approximately 21.8% of the KWE Shares whose holders are entitled to vote at the KWE General Meeting, in each case as at the Latest Practicable Date.

These undertakings are for Quantum and Franklin Templeton to vote in favour of the Scheme at the Scheme Court Meeting and in favour of the resolutions at the KWE General Meeting, but allow Quantum and Franklin Templeton to receive the New Consideration or to elect for the Original Consideration at their discretion.

KW has also received the Värde Letter of Intent from the Värde Shareholders, in respect of a total of 5,452,722 KWE Scheme Shares, representing, in aggregate, approximately 5.7% of the KWE Shares whose holders are entitled to vote at the Scheme Court Meeting and approximately 4.3% of the KWE Shares whose holders are entitled to vote at the KWE General Meeting, in each case as at the Latest Practicable Date. The letter of intent is non-binding and does not prevent the Värde Shareholders from modifying or withdrawing their support for the Merger in the event that a higher offer to acquire KWE is made or from transferring or disposing of their interests in the KWE Shares to which the letter of intent relates.

Support from KWE Shareholders to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions relating to the Merger at the KWE General Meeting (or, in the event that the Merger is implemented by way of a Takeover Offer, to accept the Takeover Offer) has been received in respect of a total of 27,529,150 KWE Scheme Shares representing, in aggregate, approximately 28.6% of the KWE Shares whose holders are entitled to vote at the Scheme Court Meeting and approximately 21.8% of the KWE Shares whose holders are entitled to vote at the KWE General Meeting, in each case as at the Latest Practicable Date, and a letter of intent to vote in the same way in relation to a further 5,452,722 KWE Scheme Shares representing, approximately, an additional 5.7% of the KWE Shares whose holders are entitled to vote at the Scheme Court Meeting and approximately 4.3% of the KWE Shares whose holders are entitled to vote at the KWE General Meeting, in each case as at the Latest Practicable Date.

In addition, Fairfax and Elkhorn Partners LP have indicated to KW that they intend to vote in favour of the KW Shareholder Resolution at the KW Special Meeting in respect of their entire holdings, representing, in aggregate, approximately 14.3% of the KW Shares as at the Latest Practicable Date.

The KW Directors, as well as Mary L. Ricks, Matt Windisch and Justin Enbody (being all of KW’s executive officers who hold KW Shares) and In Ku Lee, also intend to vote in favour of the KW Shareholder Resolution at the KW Special Meeting in respect of their entire holdings, representing, in aggregate, approximately 17.1% of the KW Shares as at the Latest Practicable Date.

4	Background to and reasons for the Merger

4.1	Recommendation of KW’s Board of Directors

Goldman Sachs is acting as lead financial adviser to KW in connection with the Merger. On 12 June 2017, the day before the New Offer Announcement was released, Goldman Sachs rendered an oral opinion to the KW Board, which was subsequently confirmed in writing on 13 June 2017, regarding the fairness, from a financial point of view, to KW, as at such date and based upon the assumptions made, procedures followed, matters considered and limitations set out in such written opinion, of the aggregate consideration to be paid to holders of KWE Shares (other than Excluded Shares) in accordance with the terms set out in the Original Rule 2.7 Announcement, as amended by the New Offer Announcement. For the purposes of rendering its opinion, Goldman Sachs, with the consent of KW, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof.

The KW Board retained Goldman Sachs based on its qualifications and expertise in providing financial advice in transactions similar to the Merger and on its reputation as an internationally recognised investment banking firm. Goldman Sachs’ opinions should not be viewed as determinative of the views of the KW Board with respect to the Merger and the New Offer, as it was one of the many factors which were considered by the KW Board when evaluating the Merger and the New Offer. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the KW Board in connection with its consideration of the Merger and the New Offer. Goldman Sachs’ opinions were not a recommendation to the KW Board as to whether it should approve the Merger or the New Offer, nor did they constitute a recommendation as to how any holder of KW Shares should vote with respect to the Merger, the New Offer or any other matter.

After consideration of the reasons set out below in paragraph 4.2 (Reasons for the Merger), the KW Board unanimously determined that the terms of the Merger is fair and in the best interests of KW and the KW Shareholders.

The background to and reasons for the recommendation of the Scheme by the Independent Committee of KWE will be set out in the Scheme Document.

4.2	Reasons for the Merger

The KW Board has stated that it believes that a combination of KW and KWE will create a leading global real estate investment and asset management company with enhanced scale, diversification, liquidity and access to capital, as follows:

4.2.1	The Merger creates a leading real estate investment and asset management platform

Based on the terms of the New Consideration, the Combined Group would have a market capitalisation of approximately $3.0 billion and an enterprise value of approximately $8.0 billion and a portfolio of almost 400 properties.

4.2.2	Enhanced portfolio diversification

As at 30 June 2017, the Combined Group would have a global portfolio located across the Western United States (approximately 42%), the United Kingdom (approximately 31%), Ireland (approximately 20%), Spain (approximately 5%), Italy (approximately 3%) and Japan (approximately 0.2%). Additionally, the Combined Group would have broad diversification across real estate sectors including: office (approximately 36%), multifamily (approximately 25%), retail (approximately 21%), hotels (approximately 7%), industrial (approximately 3%) and loans, residential and other (approximately 8%). All percentages in this paragraph are percentages of pro forma carrying equity value of property as at 30 June 2017.

4.2.3	Flexibility to allocate capital across asset classes and markets that offer attractive risk-adjusted returns

KW’s approximately 484 employees in the U.S. and approximately 92 employees in Europe (as at 30 June 2017) provide the knowledge base to continue to make investment decisions that offer attractive risk-adjusted returns on capital. Additionally, the enhanced scale and profile of the Combined Group may result in enhanced access to capital and an expanded set of acquisition and development opportunities. KW’s capital allocation flexibility is further supplemented by its ability to use its balance sheet for attractive long-term investment opportunities and take advantage of shorter-term opportunities via funds and partnerships with third parties.

4.2.4	Strong pro forma capital structure to support growth

Based on the New Consideration, the Combined Group would have a strong pro forma capital structure. After completion of the Merger, the Combined Group will look to generate capital and liquidity to fund growth through a variety of sources including asset sales (with approximately $500 million of additional sales targeted by July 2018), development activities (with approximately $20 million in estimated incremental net operating income to be generated from development projects by the end of 2018) and additional cashflow arising from full ownership of KWE. The Combined Group would also benefit from well-staggered debt maturities, with approximately 30% of debt maturing over the next five years, and access to diverse, global equity and debt capital sources. As a result of predominantly fixed-rate debt, the Combined Group would be well-positioned in the event of a rise in interest rates.

4.2.5	Earnings per share accretion, enhanced cash flows and growing dividend

The KW Board believes that the Merger will be accretive to adjusted net income per share immediately following completion of the Merger.1

The KW Board expects the Merger to generate certain synergies resulting from the elimination of duplicative public company costs in relation to KWE, elimination of the KWE Facility, potential cost of capital improvements related to the differential between U.S. and European interest rates and potential additional income arising from the Combined Group’s ability to manage capital more efficiently as one group, which is expected to result in expanded capacity for investment to drive growth.

On a pro forma basis, the weighted average ownership of real estate assets held as at 30 June 2017 would increase from 39% to 62% following completion of the Merger, demonstrating KW’s continued focus on growing recurring cash flows from owned real estate assets. Full ownership of KWE would increase operating cash flows. Additionally, as KW already (indirectly) manages KWE, the majority of the additional cash flow translates directly to bottom line profitability. The Combined Group’s strengthened cash flow profile would enable KW to enhance potential future capital returns to shareholders. In 2016, KW announced a 21% increase in its common dividend per share to $0.17 per quarter or $0.68 on an annualised basis and, to show its commitment to growing shareholder returns, the KW Board intends to increase the first quarterly dividend payable following the Effective Date from $0.17 per KW Share by approximately 12% to $0.19 per KW Share (which would equate to $0.76 on an annualised basis). Thereafter, the KW Board plans to continue to evaluate the Combined Group’s dividend policy on a quarterly basis, with the overall aim of maintaining strong dividend coverage.

Additionally, KW intends to evaluate the most efficient tax structure for the Combined Group over time, which may enhance cash flows to shareholders in the future. This evaluation will take into account near-term expected changes to U.S. tax laws and may result in, among other things, maintaining C-corporation status or a potential conversion into a real estate investment trust.

1	Unless otherwise expressly stated herein, no statement in this Prospectus is intended as a profit forecast or estimate for any period and no statement in this Prospectus should be interpreted to mean that adjusted earnings per share for KW, KWE or the Combined Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published adjusted net income per share for KW, KWE or the Combined Group, as appropriate.

4.2.6	Continuity of leadership team with a strong track record

Since its initial public offering, KWE has been managed by KW’s leadership team, using KW’s platform and systems. There will be no change to systems as a result of the Merger, which should minimise integration risk and disruption to the business and ensure KW’s high performance culture is maintained.

KW’s leadership team have a strong track record spanning several decades. Since becoming a public company in November 2009 until 30 June 2017, KW has raised over $14 billion of public and private equity and acquired over $19 billion of assets globally. During that same period, KW has generated a 27% internal rate of return or a 1.9x equity multiple on its realised real estate investments.

Based on the New Consideration, KW’s Board and management will own approximately 14% of the shares in the Combined Group following completion of the Merger, which creates a strong alignment with shareholders.

5	Information on KW and KWE

5.1	Information relating to KW

KW owns, operates and invests in real estate, both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western United States, the United Kingdom, Ireland and, to a lesser extent, Spain, Italy and Japan. KW also provides real estate services, primarily to financial services clients. As at 30 June 2017, KW had an average ownership interest across all investments of approximately 39%.

KW’s value is primarily derived from its ownership of income-producing real estate assets and its real estate asset management and related services businesses. As at 30 June 2017, KW had an ownership interest in approximately 40 million square feet of property globally, including 23,956 multifamily rental units and 18.9 million square feet of commercial property, with approximately $13.2 billion of investment management and real estate assets under management (excluding KWE) and over $1.5 billion of new initiatives under development (with approximately $200 million of additional investments expected in the next two-three years). In addition to its core income-producing real estate, KW engages in development, redevelopment and value-add initiatives through which it seeks to enhance cash flows or reposition assets to increase disposal value. As at 30 June 2017, KW had over 570 employees in offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan, and managed and worked with over 5,000 operating associates.

KW’s shareholding in KWE is KW’s largest single investment representing, as at 30 June 2017, approximately 22% of KW’s investment portfolio.

KW’s principal executive offices are located at 151 S. El Camino Drive, Beverly Hills, CA 90212, United States of America and the telephone number for its principal executive offices is +1 310 887 6400. KW’s website is www.kennedywilson.com. KW Shares trade on the NYSE under the ticker symbol “KW”.

5.2	Information relating to KWE

KWE invests in real estate across the United Kingdom, Ireland, Spain and Italy. KWE aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. KWE’s existing portfolio is primarily invested across offices and retail in the United Kingdom and Ireland, weighted towards London, the South East of the United Kingdom and Dublin.

KWE is externally managed by KW through the Investment Manager, KW’s wholly owned Jersey-incorporated subsidiary.

KWE’s registered office is located at 47 Esplanade, St. Helier, Jersey JE1 0BD, Channel Islands and the telephone number for its registered office is +44 (0) 1534 835 722. KWE’s website is www.kennedywilson.eu. KWE Shares trade on the London Stock Exchange under the ticker symbol “KWE”.

6	Terms of the Mix and Match Facility

KWE Scheme Shareholders (other than certain Overseas Shareholders) who receive the New Consideration will be entitled to elect to vary the proportions in which they receive New KW Shares and the KW Cash Component in respect of their holdings of KWE Scheme Shares. For the avoidance of doubt, the KWE Special Distribution and the Closing Dividend do not form part of the Mix and Match Facility. The Mix and Match Facility will remain available until the Election Return Time, i.e. 1.00 p.m. on 16 October 2017 (or such later time and/or date as KWE and KW may agree and KWE may announce). The Mix and Match Facility is not available in relation to the Original Consideration.

The total number of New KW Shares to be issued and the maximum aggregate amount of the KW Cash Component to be paid in connection with the New Consideration will not be varied as a result of elections under the Mix and Match Facility. Accordingly, elections made by KWE Scheme Shareholders under the Mix and Match Facility will be satisfied only to the extent that other KWE Scheme Shareholders make valid countervailing elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro-rata basis. As a result, KWE Scheme Shareholders who make an election under the Mix and Match Facility will not know the exact number of New KW Shares or the amount of cash from KW they will receive until settlement of the consideration due to them in respect of the Merger.

Any KWE Scheme Shareholders who receive the New Consideration and do not make an election under the Mix and Match Facility will receive, for each KWE Scheme Share, (a) 0.3854 New KW Shares, (b) 300 pence in cash, paid by KW, and (c) 250 pence in cash, paid by KWE by means of a special distribution.

Further details of the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections and the basis on which entitlement to receive the KW Cash Component may be exchanged for an entitlement to additional New KW Shares (or vice versa)) for KWE Scheme Shareholders will be included in the Scheme Document.

An announcement will be made as soon as reasonably practicable after the Effective Date concerning (i) the extent to which Mix and Match Elections will be satisfied and (ii) the number of New KW Shares which have been issued by KW in connection with the Merger.

7	De-listing of KWE Shares and cancellation of KWE share certificates

It is expected that dealings in KWE Shares will be suspended at 7.30 a.m. (London time) on the Effective Date. It is also intended that an application will be made to the London Stock Exchange for the cancellation of the trading of KWE Shares on the Main Market and that the UKLA will be requested to cancel the listing of KWE Shares on the Official List, to take effect on or very shortly after the Effective Date.

Share certificates in respect of the KWE Shares will cease to be valid and should be destroyed following the Effective Date and receipt of the consideration due under the Scheme. In addition, entitlements to KWE Shares held within CREST will be cancelled.

RSUs and RSGs

KW and/or its subsidiary undertakings hold 532,230 KWE Shares for the purpose of satisfying RSUs which will vest in connection with the Merger. It is intended that these RSUs will vest in consequence of the Merger after the KWE General Meeting but before the Scheme Record Time and that the 532,230 KWE Shares underlying these RSUs (less a currently unascertainable number of KWE Shares which KW will withhold to satisfy tax withholding obligations in accordance with the terms of the RSU grant agreements) will be transferred to RSU holders before the Scheme Record Time, i.e. in time for the relevant KWE Shares to become Scheme Shares and to be acquired by KW pursuant to the Scheme. However, irrespective of whether RSU holders or KW or any of its subsidiaries are holders of record of any KWE Shares to which these arrangements apply at any time when votes may be cast or proxies appointed for the Scheme Court Meeting, KW has undertaken to KWE to take all reasonable steps to procure that no proxies are appointed and no votes are cast at the Scheme Court Meeting in respect of any such underlying KWE Shares. Votes attached to these underlying KWE Shares may, however, be freely cast at the KWE General Meeting and Elections in respect of the KWE Shares underlying these RSUs may be made prior to the Election Return Time, meaning that their holders will receive the New Consideration.

As at the Latest Practicable Date, certain directors and officers of KW involved in KW’s preparations for the Merger and the KW Ring Fenced Employees already held, in aggregate, 427,129 KWE Shares, representing approximately 0.34% of the issued KWE Shares as at the Latest Practicable Date. KWE Shares held by these KWE Shareholders will be Scheme Shares (i.e. subject to the Scheme), but KW has undertaken to KWE to take all reasonable steps to procure that these KWE Shareholders will not vote at the Scheme Court Meeting, with a view to preserving neutrality of the voting at the Scheme Court Meeting. Each such KWE Shareholder can, however, choose to vote at the KWE General Meeting and to make any of the available Elections with respect to his or her Scheme Shares.

KW also intends to continue to grant RSGs to certain of its directors and employees in respect of its own shares and will continue to do so in the ordinary course and consistent with past practice.

8	The New KW Shares

When admitted to trading on the NYSE, the New KW Shares will be registered with the ISIN US4893981070 and ticker symbol “KW”. It is anticipated that the listing of the New KW Shares will become effective and that trading in New KW Shares will commence on the Effective Date.

The New KW Shares are in registered form and can be held in certificated or uncertificated form. Title to certificated New KW Shares (if any) will be evidenced in the register of members of KW and title to uncertificated New KW Shares will be evidenced by entry into the operator register maintained by the Registrar (which will form part of the register of members of KW). KW Registrar’s address is One State Street Plaza, 30th Floor, New York, NY 10004-1561, United States of America.

The New KW Shares will be denominated in U.S. dollars.

9	Settlement of the New KW Shares

9.1	KWE Scheme Shares in uncertificated form (i.e. in CREST)

Unlike KWE Shares, New KW Shares are not capable of being held, transferred or settled directly through the CREST settlement system. For this reason, a KWE Scheme Shareholder who holds KWE Scheme Shares in uncertificated form through CREST (directly or through a broker or other nominee with a CREST account) immediately prior to the Scheme Record Time will not be issued New KW Shares directly but will be issued KW CDIs through an existing programme administered through CREST in respect of KW Shares. Under the arrangements, one KW CDI will represent one KW Share. The KW CDIs will reflect the economic rights attached to the New KW Shares. However, while the holders of KW CDIs will have an interest in the underlying New KW Shares, they will not be the registered holders of the New KW Shares.

The KW CDIs to which such KWE Scheme Shareholders will be entitled under the Scheme will be delivered, held and settled in CREST and linked to the underlying New KW Shares by means of the CREST International Settlement Links Service and, in particular, CREST’s established link with DTC. This link operates via the services of CREST International Nominees Limited, which is a participant in DTC.

In order to allow holders of KW CDIs to exercise rights relating to the underlying New KW Shares, KW will enter into arrangements pursuant to which holders of KW CDIs will be able to (i) receive notices of general shareholder meetings of KW, (ii) give directions as to voting at general shareholder meetings of KW and (iii) have made available to them and be sent, at their request, copies of the annual report and accounts of

KW and any other documents issued by KW to holders of KW Shares generally.

Further details about KW CDIs will be included in the Scheme Document.

9.2	KWE Scheme Shares in certificated form (i.e. not in CREST)

Each KWE Scheme Shareholder who holds KWE Scheme Shares in certificated form will be issued New KW Shares to which he or she is entitled under the Scheme in respect of KWE Scheme Shares held in certificated form directly, so that the name of such KWE Scheme Shareholder will be entered as the registered owner of the relevant number of New KW Shares and KW Registrar will deliver share certificates to such KWE Scheme Shareholder in respect of the New KW Shares to which the KWE Scheme Shareholder is entitled. Definitive certificates for the New KW Shares will be despatched by first class post (or such other method as may be approved by the Panel) within 14 days of the Effective Date.

Further details about the settlement of KWE Scheme shares held in certificated form will be included in the Scheme Document.

10	Dividends

The terms of the Merger provide that KWE Shareholders will receive the usual KWE quarterly dividends payable on their KWE Shares until the Effective Date, subject to certain adjustments to avoid duplicated payments which would otherwise result from the first KW dividend of $0.19 per KW Share being paid in respect of a period which includes part of the KWE Dividend Period in which the Effective Date falls. The final KWE dividend paid to KWE Shareholders (the “Closing Dividend”) will be prorated on the number of days between the start of the final KWE Dividend Period and the Effective Date and further reduced by any KW dividends paid with respect to that period. KWE dividends are payable in Pounds and KW dividends are payable in dollars. Accordingly, the extent to which a KW dividend reduces the Closing Dividend will be determined by converting the dollar amount into Pounds using the exchange rate as at close of business on the Business Day immediately prior to the first KW dividend payment. In the event that the dollar strengthens against the Pound such that the first KW dividend reduces the Closing Dividend to below zero, the deficit will be applied to reduce the penultimate KWE dividend. Further details about the Closing Dividend will be included in the Scheme Document.

KWE Shareholders are also entitled to receive any quarterly dividend declared and paid by KWE in amounts of up to 12 pence per KWE Share in aggregate with respect to any period preceding the penultimate KWE Dividend Period. Therefore, on 31 August 2017, KWE paid KWE Shareholders who were on KWE’s register of members on 18 August 2017 its usual quarterly dividend of 12 pence per KWE Share in respect of the KWE Dividend Period ended 30 June 2017.

In connection with the Merger, KW announced that the KW Board intends to increase the first quarterly dividend payable following the Effective Date from $0.17 per KW Share to $0.19 per KW Share.

11	Scheme

It is intended that the Merger will be effected by a Court-sanctioned scheme of arrangement under Article 125 of the Jersey Companies Law and KW will undertake to the Court to be bound by and comply with the Scheme. The purpose of the Scheme is for KW to become the owner of the entire issued and to be issued share capital of KWE, save for the Excluded Shares.

Under the Scheme, the Merger is to be principally achieved by:

•	an application by KWE to the Court to sanction the Scheme and transfer the KWE Scheme Shares held by KWE Scheme Shareholders to KW, in consideration for which KWE Scheme Shareholders will receive the consideration set out in the New Offer Announcement (subject, if applicable, to KWE Scheme Shareholders participating in the Mix and Match Facility); and

•	at the KWE General Meeting, special resolutions will be proposed to amend KWE’s articles of association to facilitate the acquisition by KW of any KWE Shares issued (other than to KW or a member of the KW Group) between approval of the Scheme at the Scheme Court Meeting and the Scheme Record Time and any KWE Shares issued after the Scheme Record Time.

The Merger is subject to the Conditions, which are set out in full in Part Three of the Scheme Document.

The Scheme will become effective only if the following events, among others, occur on or before the Longstop Date:

•	a resolution to approve the Scheme is passed by a majority in number of those KWE Scheme Shareholders (or, if more than one class, of each class of KWE Scheme Shareholders) on the register of members of KWE at the Scheme Voting Record Time, present and voting either in person or by proxy at the Scheme Court Meeting, representing three-quarters or more of the votes attached to the KWE Scheme Shares cast by those KWE Scheme Shareholders (or of each class of KWE Scheme Shareholders, as applicable);

•	all resolutions required to approve and implement the Scheme and to approve certain related matters are passed by the requisite majority of KWE Shareholders at the KWE General Meeting (or any adjournment thereof);

•	the Scheme is sanctioned (without modification or with modification on terms agreed by KW and KWE) by the Court at the Scheme Court Sanction Hearing; and

•	the Scheme Court Order is delivered to the Registrar of Companies for registration.

Upon the Scheme becoming effective: (i) it will be binding on all KWE Scheme Shareholders, irrespective of whether or not they attended or voted at the Scheme Court Meeting or the KWE General Meeting (and if they attended and voted, whether or not they voted in favour of the Scheme) and (ii) share certificates in respect of KWE Shares will cease to be valid and entitlements to KWE Shares held within CREST will be cancelled.

If the Scheme does not become effective on or before the Longstop Date, it will lapse and the Merger will not proceed (unless the Panel otherwise consents).

The Scheme Document will include full details of the Scheme, together with notices of the Scheme Court Meeting and the KWE General Meeting. The Scheme Document will also contain the expected timetable for the Merger and will specify the necessary actions to be taken by KWE Shareholders. Subject, among other things, to the satisfaction or waiver of the Conditions, it is currently expected that the Scheme will become effective in the fourth quarter of 2017.

Fractions of New KW Shares will not be issued to KWE Scheme Shareholders. Instead, KWE Scheme Shareholders who otherwise would have received a fraction of a New KW Share will receive an amount in cash rounded to the nearest cent, based on the amount obtained by multiplying such fraction by the average of the high and low sales prices of KW Shares on the NYSE on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Effective Date, except that individual entitlements of less than $5.00 will not be paid but will be retained for the benefit of the Combined Group. Fractional entitlements will be determined after allowing for the outcome of Mix and Match Elections and Original Consideration Elections.

The Scheme will be governed by Jersey law and will be subject to the jurisdiction of the Court and the Panel. The Scheme will be subject to the applicable requirements of the Code, the London Stock Exchange, the Listing Rules, the FCA and the Jersey Financial Services Commission.

PART 7 - INFORMATION ON KW

The following information should be read in conjunction with the information appearing elsewhere in this Prospectus, including the financial and other information in Part 12 (KW Operating and Financial Review) and Part 14 (KW Financial Information). The financial information included in this Part 7 (Information on KW) has been extracted without material adjustment from Part 12 (KW Operating and Financial Review) or the financial information referred to in Part 14 (KW Financial Information), or from the accounting records of the KW Group, which formed the underlying basis of the financial information referred to in Part 14 (KW Financial Information).

1	Introduction

KW owns, operates and invests in real estate both on its own and through its investment management platform. As at 30 June 2017, KW had an average ownership interest across all investments of approximately 39%. KW focuses on multifamily and commercial properties located in the Western United States, the United Kingdom, Ireland and, to a lesser extent, Spain, Italy and Japan. KW also provides real estate services primarily to financial services clients.

KW’s value is primarily derived from its ownership in income producing real estate assets and its real estate asset management and related services businesses. As at 30 June 2017, KW had an ownership interest in approximately 40 million square feet of property globally, including 23,956 multifamily rental units and 18.9 million square feet of commercial property, with approximately $13.2 billion of investment management and real estate assets under management (excluding KWE) and over $1.5 billion of new initiatives under development (with approximately $200 million of additional investments expected in the next two-three years).

KW’s shareholding in KWE is KW’s largest single investment representing, as at 30 June 2017, approximately 22% of KW’s investment portfolio.

KW has over 570 employees in offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan and manages and works with over 5,000 operating associates.

The following is KW’s business model:

•	identify countries and markets with an attractive investment landscape;

•	establish operating platforms in its target markets;

•	develop local intelligence and create long-lasting relationships, primarily with financial institutions;

•	leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions that KW expects will result in above average cash flows and returns over the long term;

•	acquire high quality assets, either on its own or with strategic partners, utilising cash from its balance sheet (funded by cash flows from operations, refinancing of current investments, investment sales or the sale of equity or debt securities) and typically financing them on a long-term basis;

•	reposition assets to enhance cash flows post-acquisition;

•	explore development opportunities on underutilised portions of assets, primarily excess land with little or no basis that is adjacent to income producing properties;

•	continuously evaluate and selectively harvest asset and entity value through strategic realisations utilising both the public and private markets; and

•	utilise KW’s services businesses to meet client needs, strengthen relationships with financial institutions, and position KW as a valuable resource and partner to these institutions for any future real estate opportunities.

2	History

Timeline of significant events

2009	KW goes public and raises $110 million of equity. KW’s market capitalisation is $400 million

2011	KW’s European operation is established when KW acquires Bank of Ireland Real Estate Investment Management

KW sources and participates in the $1.5 billion recapitalisation of Bank of Ireland

KW completes purchase of $1.8 billion U.K. loan portfolio, its first acquisition in Europe

2012	KW purchases the Alliance multifamily building, its first real estate purchase in Ireland

KW acquires Meyers, a premier consulting practice and the industry’s leading provider of data and analytics for residential real estate development and new home construction

2014	KW launches the £1 billion ($1.7 billion) initial public offering of KWE, the second largest real estate initial public offering in the history of the London Stock Exchange

2015	KW establishes new headquarters at 151 S. El Camino Dr. in Beverly Hills, CA with approximately 500 corporate employees and 5,000 operating employees in 27 offices worldwide.

2017	KW announces the Merger

Since going public, KW has acquired over $19 billion of assets globally

KW’s global multifamily portfolio surpasses 23,000 units

Combined market capitalisation of KW and KWE is approximately $3 billion

3	Business description

KW’s operations are defined by two core business units: KW Investments and IMRES. KW Investments invests KW’s capital in real estate-related assets. IMRES encompasses KW’s fee-generating businesses and includes both KW’s investment management platform as well as its third party services business. These businesses offer a comprehensive line of real estate services for the full lifecycle of real estate ownership to clients that include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: (i) investment management, (ii) property services, (iii) research, (iv) brokerage and (v) auction and conventional sales. The two segments have a symbiotic relationship and work closely together. IMRES plays a critical role in supporting KW’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies. KW Investments provides clients the ability to utilise the capabilities of IMRES.

3.1	KW Investments

KW invests its capital in real estate assets and loans secured by real estate either on its own or with strategic partners through publicly traded companies, joint ventures, separate accounts, or funds. When KW has partners, KW is typically the general partner in the arrangement with a promoted interest in the profits of its investments beyond its ownership percentage. KW had an average ownership interest across all investments of approximately 39% as at 30 June 2017. KW’s equity partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors.

The following are product types KW invests in through the KW Investments segment: Multifamily

KW pursues multifamily acquisition opportunities where KW believes it can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalisation. KW focuses primarily on apartments in supply-constrained, infill markets. Through KW’s

VHH partnership, KW also utilises low-income housing tax credit structures for income and age restricted properties. As at 30 June 2017, KW held investments in 23,956 multifamily apartment units across 94 properties primarily located in the Western United States, Ireland, the United Kingdom and Japan.

Commercial

KW sources, acquires and finances various types of commercial real estate which includes office, industrial, retail and mixed-use assets. After acquisition, the properties are generally repositioned to enhance market value. Assets are either sold as part of property-specific investment strategies designed to deliver above-market returns to KW’s clients and shareholders or held if producing above average cash flows. As at 30 June 2017, KW held investments in 259 commercial properties, totalling over 18.9 million square feet, located throughout the United States, the United Kingdom, Ireland, Spain and Italy.

Loan originations/discounted loan purchases

KW acquires and/or originates loans secured by real estate. KW’s acquisitions and originations include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. KW delivers value through loan resolutions, discounted payoffs and sales. KW also converts certain loans into a direct ownership in the underlying real estate collateral. KW’s discounted loan pool portfolio as at 30 June 2017 had current unpaid principal balance of $225.9 million.

KW’s loan investment portfolio is principally related to loans acquired at a discount from its contractual balance due as a result of deteriorated credit quality of the borrower. Such loans are underwritten by KW based on the value of the underlying real estate collateral. Due to the discounted purchase price, KW seeks and is generally able to accomplish near term realisation of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to KW’s evaluation of the risk of recovery from the investment.

Hotel

KW acquires hotels in certain opportunistic situations in which it is able to purchase at a significant discount to replacement or can implement its value-add investment approach.

Residential and other

In certain cases, KW may pursue for sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels that KW assigns little or no basis and for which it may pursue entitlement activities or, in some cases, development or re-development opportunities.

Cash, marketable securities and net hedge assets

This category includes KW’s share of consolidated property level cash, marketable securities and hedges on KW’s investments and KW’s share of hedges held by KWE on its Euro denominated investments.

While KW’s core investments have been in the specific markets and locations listed above, KW will evaluate opportunities to earn above market returns across many other segments and geographic locations.

3.2	Investment account

The investment account represents KW’s carrying value of equity invested before depreciation and amortisation. In 2016, together with its equity partners, KW acquired $1.4 billion (KW’s share was $620.7 million) of real estate and loans secured by real estate at purchase price. These acquisitions were comprised of the following: 56% multifamily, 43% commercial and 1% residential and other. During the six months ended 30 June 2017, together with KW’s equity partners, KW acquired $706.2 million of real estate and loans secured by real estate at purchase price. These acquisitions were comprised of the following: 39% multifamily, 54% commercial and 7% residential and other.

At 30 June 2017, KW and its equity partners held a real estate and real estate related investment portfolio with assets at a carrying value of approximately $11.6 billion, with approximately 58% net debt to gross assets ratio. KW had an average ownership interest across all of its investments of approximately 39% as at 30 June 2017.

Included in KW’s Western U.S. portfolio are five residential investments and a loan investment in Hawaii. KW’s investment account balance for its Hawaiian investments is $160 million.

3.3	IMRES

IMRES includes both KW’s investment management platform as well as its third party services business and offers a comprehensive line of real estate services for the full lifecycle of real estate ownership to clients that include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: (i) investment management, (ii) property services, (iii) research, (iv) brokerage and (v) auction and conventional sales. These five business lines generate revenue for KW through fees and commissions.

IMRES manages approximately 59 million square feet of properties for KW and its investment partners (including KWE) in the United States, Europe and Asia, which includes assets KW has ownership interests in and third party owned assets. With 27 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan, KW has the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns.

Additionally, IMRES plays a critical role in supporting KW’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

Investment management

KW’s investment management platform utilises a number of different investment vehicles for which it provides acquisition, asset management and financing and other investment-related services, and typically includes a co-investment from KW. KW usually provides investment management services on its consolidated investment portfolio as well as investments with strategic partners many of whom have separate account agreements with KW. Through KW’s fund management business KW has four closed end funds for which it seeks to generate attractive, risk adjusted returns.

KWE: In 2014, KW launched KWE, a closed ended fund on the London Stock Exchange that specialises in investing in real estate and real estate related assets in Europe. KW is currently the largest shareholder of KWE (holding 23.8% of the KWE Shares as at the Latest Practicable Date) and also externally manages it through the Investment Manager, pursuant to the Investment Management Agreement (as summarised in Part 19 (Additional Information)).

Comingled funds: KW has four closed end funds that it manages and from which it receives investment management fees. Most recently, KW completed fund-raising for its fifth value-add fund, Kennedy Wilson Fund V, a $500 million private fund targeting the Western U.S. KW is the largest investor in the fund with a 12% interest. As at 30 June 2017, Kennedy Wilson Fund V had a portfolio of 17 investments with an aggregate purchase price of $974.1 million, with $135.0 million of undrawn commitments.

Separate accounts: KW has a few strategic equity partners that have separate account agreements with it. As part of the agreement, KW acts as the general partner and receives investment management fees including potential performance fees.

Property services

KW’s property services division manages commercial real estate for third-party clients, fund investors and investments held by KW. In addition to earning property management fees, consulting fees, leasing commissions, construction management fees, disposal fees and accounting fees, the property services division gives KW insight into local markets and potential acquisitions.

Research

Meyers, a KW subsidiary, is a premier consulting practice and provider of data for residential real estate development and new home construction industry. Meyers offers a national perspective as well as local expertise to homebuilders, multifamily developers, lenders and financial institutions. These relationships have led to investment opportunities with homebuilders in the Western U.S. region. KW believes that ZondaTM, a Meyers innovation launched in October 2013, is the housing industry’s most comprehensive solution for smart business analysis, real-time market data reporting and economic and housing data in one place and on-the-go.

Brokerage

KW’s brokerage division represents tenants and landlords on every aspect of site selection, negotiation and occupancy. The division also specialises in innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate. The division’s property marketing programmes combine proven techniques with its detailed market knowledge to create optimum results.

Auction and conventional sales

The auction and conventional sales division provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects and conversions.

4	Competitive strengths

KW has a unique platform from which to execute its investment and services strategy. The combination of an investment platform and a service business provides several competitive strengths when compared to other real estate buyers operating stand-alone or investment-focused firms and may allow KW to generate superior risk-adjusted returns. KW’s investment strategy focuses on investments that offer significant appreciation potential through intensive property management, leasing, repositioning, redevelopment and the opportunistic use of capital. KW differentiates itself from other firms in the industry with its full service, investment oriented structure. Whereas most other firms use an investment platform to obtain additional service business revenue, KW uses its service platform to enhance the investment process and ensure the alignment of interests with its investors.

The real estate business is cyclical. Real estate cycles are generally impacted by many factors including availability of equity and debt capital, borrowing cost, rent levels and asset values. KW’s strategy has resulted in a strong track record of creating both asset and entity value for the benefit of its shareholders and partners over these various real estate cycles.

KW’s competitive strengths include:

•	Transaction experience. KW’s management team have more than 125 years of combined real estate experience and have been working and investing together on average for over 15 years. Members of KW’s management team have collectively acquired, developed and managed in excess of $20 billion of real estate investments in the United States, the United Kingdom, Ireland, Spain, Italy and Japan throughout various economic cycles, both at KW and throughout their careers.

•	Extensive relationship and sourcing network. KW leverages its services business in order to source off-market deals. In addition, KW’s management team and KW’s acquisition team have transacted deals in nearly every major metropolitan market on the west coast of the United States, as well as in the United Kingdom, Ireland, Spain, Italy and Japan. Their local presence and reputation in these markets have enabled them to cultivate key relationships with major holders of property inventory, in particular financial institutions, throughout the real estate community.

•	Structuring expertise and speed of execution. Prior acquisitions completed by KW have taken a variety of forms including direct property investments, joint ventures, exchanges involving stock or operating partnership units, participating loans and investments in performing and non-performing mortgages at various capital stack positions with the objective of long-term ownership. KW believes it has developed a reputation of being able to quickly execute, as well as originate and creatively structure, acquisitions, disposals and financing transactions.

•	Vertically integrated platform for operational enhancement. As at 30 June 2017, KW had over 570 employees in both KW Investments and IMRES, 27 regional offices throughout the United States, the United Kingdom, Ireland, Spain, Jersey and Japan and managed and worked with over 5,000 operating associates. KW has a hands-on approach to real estate investing and possesses the local expertise in property management, leasing, construction management, development and investment sales, which KW believes enables it to invest successfully in selected submarkets.

•	Risk protection and investment discipline. KW underwrites its investments based upon a thorough examination of property economics and a critical understanding of market dynamics and risk management strategies. KW conducts an in-depth sensitivity analysis on each of its acquisitions. This analysis applies various economic scenarios that include changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods. KW uses this analysis to develop its disciplined acquisition strategies.

5	Industry overview

5.1	United States

Despite ongoing uncertainty related to the new administration’s policies, fundamentals remained strong in the U.S. real estate market in early 2017, supported by steady economic growth, strong job growth, historically low interest rates and widely available capital.

U.S. gross domestic product grew 2.6% in the second quarter of 2017. As of August 2017, the unemployment rate had remained below 5.0% for the 16th consecutive month. While the Federal Reserve has raised interest rates twice in 2017, they remain significantly lower than historical levels, with the 10 year U.S. Treasury rate at 2.05% as at the Latest Practicable Date versus an average rate of 3.77% over the past 20 years.

While transaction activity in commercial real estate was down 4.8% in the second quarter of 2017 compared to the same period in 2016, driven predominantly by the retail sector, commercial property prices remained over 20% above 2007 peaks and investment volumes remain elevated relative to historical levels.

In the multifamily sector, favourable demand dynamics supported positive quarterly net absorption (the net change in occupied units) of over 220,300 units in the second quarter of 2017. Overall, multifamily vacancy was flat in the second quarter of 2017 at 4.6%, relative to the 20-year average of 5.3%. Rents fell slightly year-on-year for the first time since early 2009, driven by the New York region; the majority of markets continued to register rent increases. KW continues to observe particular strength in the West Coast region relative to the U.S. overall.

In the office sector, net absorption (the net change in occupied space) remained robust at 7.1 million square feet in the second quarter of 2017, reflecting strong demand in the face of above-average levels of new supply. Overall, office vacancy was flat in the second quarter of 2017 at a cyclical low of 13.0%, while rents grew 4.1% year-on-year.

5.2	United Kingdom

Despite the ongoing uncertainty caused by Brexit and the recent general election, KW believes the long-term outlook for the U.K. real estate market remains attractive.

The U.K. economy continued to expand in early 2017, recording gross domestic product growth of 0.3% in the second quarter of 2017. The unemployment rate fell in the April - June 2017 period to 4.4%, the lowest level since 1975, with the economy adding 125,000 jobs. The interest rate environment remained favourable, with the Bank of England maintaining interest rates at their record low of 0.25% and the 10-year Gilt yield remaining significantly below long-term averages.

Real estate fundamentals were stable in the first half of 2017. In the second quarter of 2017, rental values rose 0.7% across U.K. commercial property, while capital values rose 3.7% year-on-year. The industrial sector performed particularly well relative to other commercial sectors; while the central London office market continued to underperform in the wake of Brexit.

The beginning of the year saw a recovery in investment activity, with London office transaction volumes reaching £8.2 billion in the first half of 2017, 13% higher than the first half of 2016. Overseas investors accounted for 71% of transaction volume.

5.3	Ireland

The Irish real estate market is very active, driven by a strong economy, low interest rates and the expectation that the country will be a beneficiary of job relocations resulting from Brexit.

Ireland’s economy shrank 2.6% in the first quarter of 2017 after strong growth in the fourth quarter of 2016; first quarter gross domestic product remained 6.1% higher than the same quarter of 2016. The country’s unemployment rate fell to 6.3% in August 2017, the lowest level since June 2008. The European Central Bank continues to hold interest rates at 0%.

The Dublin office market remains particularly strong, with leasing volumes in the first half of 2017 up 68% year-on-year and vacancy rates in the city centre falling by approximately 80 basis points from the first to the second quarter of 2017. Dublin prime office rents were stable in the second quarter and yields were also stable at 4.65%, with further strengthening expected over the coming quarters. KW has also observed continuing strength in the multifamily market.

Commercial real estate transaction volumes in the first half of 2017 were down from a very active first half of 2016, primarily driven by lower supply. Investor demand remains strong and some yield compression over the remainder of 2017 is expected as a result of the supply-demand imbalance.

5.4	Spain

The Spanish real estate market continues to benefit from the country’s economic recovery. Spain’s gross domestic product grew by 0.9% gross domestic product in the second quarter of 2017, marking the 15th consecutive quarter of growth. Spain’s unemployment rate fell by approximately 150 basis points to 17.2% in the second quarter of 2017, beating market expectations. The European Central Bank continues to hold interest rates at 0%.

Prime yields are at or below pre-crisis levels and the outlook for rental growth is positive across all major real estate sectors. The first half of 2017 saw a 20% rise in office sector investment activity year-on-year, with strong interest from domestic and foreign investors.

The retail industry has strengthened in recent years, driven by employment growth, increased consumer confidence and a thriving tourism industry. These favourable industry dynamics have supported improving fundamentals in the retail real estate industry.

5.5	Italy

Despite ongoing political uncertainty, the Italian economy continues to improve, delivering moderate growth and the real estate market remains very active.

Italy’s gross domestic product increased by 0.4% in the second quarter of 2017. The country’s unemployment rate was 11.3% as at July 2017, the lowest level since 2012. The European Central Bank continues to hold interest rates at 0%.

Property yields in Italy hit all-time lows in late 2016, at levels substantially below than the prior 2007 record. Real estate investment volumes reached €9.1 billion in 2016, the second most active year ever and it is expected that 2017 will be another positive year for Italian real estate.

In the office sector, the first half of 2017 saw a continuation of positive trends, with competition for quality assets driving yield compression.

5.6	Competition

KW competes with a range of global, national and local real estate firms, individual investors and other corporations, both private and public. Because of its unique mix of investments and services businesses, KW competes with companies that invest in real estate and loans secured by real estate along with brokerage and property management companies. KW’s investment business competes with real estate investment partnerships, real estate investments trusts, private equity firms and other investment companies and regional investors and developers. The real estate services business is both highly fragmented and competitive. KW competes with real estate brokerage and auction companies on the basis of its relationship with property owners, quality of service and commissions charged. KW competes with property management and leasing firms also on the basis of its relationship with clients, the range and quality of services provided and fees and commissions charged.

5.7	Foreign currency

Approximately 38% of KW’s investment account is invested through its foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and KW considers its equity investment as the appropriate exposure to evaluate for hedging purposes. Fluctuations in foreign exchange rates may have a significant impact on KW’s results of operations. In order to manage the potential exposure from adverse changes in foreign exchange rates arising from KW’s net investments in foreign operations, KW may enter into currency derivative contracts to hedge all or portions of the net investments in KW’s non-dollar denominated foreign operations.

5.8	Transaction-based results

A significant portion of KW’s cash flow is tied to transaction activity which can affect an investor’s ability to compare its financial condition and results of operations on a quarter-by-quarter basis or to easily evaluate the breadth of KW’s operation. Historically, this variability has caused KW’s revenue, operating income, net income and cash flows to be tied to transaction activity, which is not necessarily concentrated in any one quarter. In addition, KW’s operating results can be affected by acquisition-related gains, which often can cause concentrated gain recognition in particular periods. While acquisition related gains can have a material result on KW’s net income, because it arises from re-measurement of asset value, it does not affect operating income or cash flow.

6	Employees

KW has approximately over 570 employees in 27 offices throughout the United States, the United Kingdom, Ireland, Spain, Jersey and Japan and managed and worked with over 5,000 operating associates. There are no employees subject to collective bargaining agreements. In addition, KW believes it has a good relationship with its employees.

As at 31 December 2016, KW had 505 employees; as at 31 December 2015, KW had 495 employees and as at 31 December 2014, KW had 457 employees. As at the Latest Practicable Date, KW had 572 employees.

7	Properties

KW, excluding KW’s and other members of the KW Group’s current interest in KWE, holds interests in 172 properties. KW’s global portfolio (excluding KWE) is located across the Western United States (approximately 82%), Ireland (approximately 14%), the United Kingdom (approximately 4%) and Japan (approximately 0.4%). Additionally, KW has diversification across real estate sectors including: multifamily (approximately 43%), office (approximately 23%), residential & other (approximately 13%), hotels (approximately 11%), retail (approximately 10%) and loans (approximately 0.4%).

None of KW’s properties is, individually, material in the context of KW’s business as a whole.

KW currently owns an interest in and/or manages 636 real estate properties, of which it holds a controlling majority interest in only 66 properties (10%).

PART 8 - INFORMATION ON KWE

The following information should be read in conjunction with the information appearing elsewhere, or incorporated by reference, in this Prospectus.

1	Introduction

KWE is a closed-ended collective investment fund incorporated as a company limited by shares in Jersey on 23 December 2013 with an unlimited life and established in Jersey as a “Listed Fund” pursuant to the CIF Law and the Listed Fund Guide and is regulated by the Jersey Financial Services Commission.

KWE closed its initial public offering in February 2014 and a follow-on offering in October 2014, raising an aggregate of approximately $2.2 billion in gross proceeds. KWE, whose ordinary shares are listed on the Main Market and who is a member of the FTSE 250 Index, acquires real estate and real estate related assets in Europe. As at 30 June 2017, KWE had 207 real estate assets (including hotels and loan collateral) with approximately 11.4 million square feet and totalling £2.9 billion in portfolio value (primarily located in the U.K. and Ireland).

KWE is currently externally managed by the Investment Manager, pursuant to the Investment Management Agreement (as summarised in Part 19 (Additional Information)). The Investment Manager is entitled to an annual management fee (payable quarterly in arrear) equal to 1% of KWE’s Adjusted NAV (reported by KWE to be $1.6 billion as at 30 June 2017) and certain performance fees. The management fee payable to the Investment Manager is paid half in cash and half in KWE Shares. During the year ended 31 December 2016, KW earned $22.2 million in management fees.

Pursuant to the Investment Management Agreement, KW is also entitled to receive an annual performance fee. The performance fee is payable in KWE Shares which are subject to a three year lock up period, under the terms of the Investment Management Agreement. KW did not accrue an annual performance fee for the year ended 31 December 2016. During the first quarter of 2016, $41.2 million of performance fees relating to 2015 were paid to KW in KWE Shares.

Pursuant to the Investment Management Agreement, subject to certain exceptions, KWE will be provided priority access to all real estate and real estate loan opportunities sourced by KW in Europe that are within the parameters of KWE’s investment policy. Compensation and certain general and administrative expenses relating to KWE are borne by KW, as employees of KW work on behalf of the Investment Manager.

2	Investment policy

KWE aims to acquire, through the services of the Investment Manager, real estate and real estate loans in Europe, with the intention of creating value for shareholders.

KWE seeks to invest in a diversified portfolio of commercial real estate (including office, retail, industrial, warehouse and distribution, leisure and recreational assets) and residential real estate (including multi-family, single-family and multi-tenanted assets). KWE also invests, to a lesser extent, in “mixed-use” real estate.

KWE also invests in real estate loans, as well as mixed portfolios of real estate and/or real estate loans that may include other non-real estate related assets as part of the portfolio, provided that following the completion of the acquisition of any such non-real estate related assets, the Investment Manager uses its reasonable efforts to dispose of such non-real estate related assets on commercially acceptable terms as soon as reasonably practicable.

In addition, KWE’s investment policy provides for the possibility of originating real estate loans which are either floating or fixed rate and securitising pools of real estate loans. KWE may also invest in securities traded on a public exchange and in other public or private investment funds, in each case focused on the real estate sector.

KWE’s policy is to invest its funds in those asset classes in the real estate sector where it sees an opportunity to create value for shareholders. KWE’s policy is for its portfolio to comprise a mix of real estate and real estate loans, appropriately diversified by geography, real estate sector type, asset class, tenant exposure, tenure and location. The Investment Manager has been authorised to exercise its discretion in managing and diversifying the real estate asset classes identified above within KWE’s portfolio to the benefit of shareholders and ensuring that the funds available to KWE for investment are invested in such real estate assets.

While the majority of KWE’s assets are wholly-owned, KWE retains the ability to pursue its investments through a variety of investment structures, including joint ventures, acquisitions of controlling interests or acquisitions of minority interests, if considered suitable.

2.1	Asset diversification

No single investment, or aggregate investments secured on a single property, may exceed 25% of KWE’s most recently published NAV, calculated at the time of investment, excluding KWE’s interests in intermediate holding subsidiaries in the KWE Group.

The aggregate value of real estate loans originated by KWE (excluding any loans made to its subsidiaries and loans with equity characteristics) may not exceed 10% of KWE’s most recently published NAV, calculated at the time of origination of any such loan.

KWE may consider a limited number of property development opportunities, including land site acquisitions, as well as property redevelopment opportunities. At any point in time, the aggregate development and redevelopment costs incurred in respect of assets under development and/or redevelopment at that time will not exceed 15% of KWE’s most recently published NAV. For the avoidance of doubt, renovation, restoration, fit-outs, internal reconfigurations, maintenance and engineering works and general up-keep of any existing and new investments by KWE are classified as refurbishment activities undertaken by KWE and do not fall within the ambit of such development and redevelopment limits.

KWE invests in real estate and real estate loans, including mixed portfolios of real estate and/or real estate loans that may include other non-real estate related assets, as described above.

Where KWE invests in a mixed portfolio of real estate and/or real estate loans that includes other non-real estate related assets as part of the portfolio, the value of the non-real estate related assets in the portfolio being acquired, in combination with any other non-real estate related assets being held by KWE at the time of the applicable investment as a result of similar acquisitions, may not exceed 15% of KWE’s most recently published NAV, calculated at the time of investment. The Investment Manager uses its reasonable efforts to dispose of such non-real estate related assets on commercially acceptable terms as soon as reasonably practicable.

2.2	Leverage

It is KWE’s policy to use leverage with a view to enhancing equity returns while maintaining prudent levels of interest cover and protecting shareholders’ funds. The Investment Manager determines the appropriate level of borrowings on a deal specific basis and limits the lender’s recourse only to assets of the entity making the acquisition in question, thereby ring-fencing risk. The Investment Manager does not impose a particular LTV Ratio limit for each investment, but expects that on an overall basis, the KWE Group’s LTV Ratio will not exceed 50% at the time of borrowing (i.e., that KWE’s aggregate borrowings will not exceed 50% of the aggregate market value of KWE’s total assets (including cash)) and in any event, KWE’s LTV Ratio will not exceed 65% at the time of borrowing. The KWE Board may modify KWE’s leverage policy from time to time taking into account then prevailing economic and market conditions, fair value of KWE’s assets, acquisition and active management opportunities or other factors the KWE Board deems appropriate. However, no modification of KWE’s leverage policy to allow the LTV Ratio to exceed 65% may occur without prior shareholder approval.

2.3	Hedging

It is KWE’s policy not to enter into derivative transactions for purely speculative purposes. However, KWE’s investments are typically made in the currency of the country where the underlying real estate assets are located. In the case of Ireland, Italy and Spain, this is largely Euros. KWE may implement measures designed to protect the investments against material movements in the exchange rate between Sterling, which is KWE’s reporting currency, and Euros, which is the currency in which such investments are made. The analysis as to whether such measures should be implemented takes into account periodic interest, principal distributions or dividends, as well as the expected date of realisation of the investment. KWE may bear a level of currency risk that could otherwise be hedged where it considers that bearing such risk is advisable. KWE only enters into hedging contracts, such as currency swap agreements, futures contracts, options and forward currency exchange and other derivative contracts, when they are available in a timely manner and on terms acceptable to it. KWE reserves the right to terminate any hedging arrangement in its absolute discretion.

2.4	FCA investment restrictions

KWE currently complies with the investment restrictions set out below and will continue to do so for so long as they remain requirements of the FCA:

•	neither KWE nor any of its subsidiaries will conduct any trading activity which is significant in the context of the KWE Group as a whole (but this rule does not prevent the businesses forming part of the investment portfolio from conducting trading activities themselves);

•	KWE will avoid cross-financing between businesses forming part of its investment portfolio;

•	KWE will avoid the operation of common treasury functions as between KWE and investee companies (for this purpose “investee companies” does not include intermediate holding companies among KWE’s subsidiaries);

•	not more than 10%, in aggregate, of the value of the total assets of KWE at its admission in 2014 will be invested in other U.K.-listed closed-ended investment funds, except for those which themselves have published investment policies to invest not more than 15% of their total assets in other U.K.-listed closed-ended investment funds; and

•	KWE must, at all times, invest and manage its assets in a way that is consistent with its object of spreading investment risk and in accordance with the published investment policy.

3	Properties

KWE holds interests in 207 real estate assets (including hotels and loan collateral). KWE’s portfolio is located across the United Kingdom (approximately 54%), Ireland (approximately 33%), Spain (approximately 7%) and Italy (approximately 6%). Additionally, KWE has diversification across five key real estate sub-sectors, including (split by portfolio value as at 30 June 2017): office (approximately 52%), multifamily (approximately 9%), retail (approximately 24%), industrial (approximately 6%) and other assets comprising hotel and leisure assets and two loan portfolios (approximately 9%).

None of KWE’s properties is, individually, material in the context of KWE’s business as a whole.

PART 9 - KW’S BOARD, KW’S EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

1	KW Directors

The following table lists the names, ages and positions of the KW Directors, as well as the dates of their initial appointment as directors of KW and the date of expiry of their current office.

Name	Age	Position	Date appointed to KW Board	Date of expiry of current office
William J. McMorrow	70	Chairman and Chief Executive Officer	13 November 2009	2018
Cathy Hendrickson	70	Director	13 November 2009	2019
David A. Minella	64	Director	13 November 2009	2020
Jerry R. Solomon	66	Director	13 November 2009	2020
Kent Y. Mouton	63	Director and Executive Vice President, General Counsel	13 November 2009	2018
Norman Creighton	82	Director	13 November 2009	2018
Stanley R. Zax	79	Director	26 August 2010	2019

The business address of the KW Directors is 151 S. El Camino Drive, Beverly Hills, California 90212, United States.

The names, business experience and principal business activities of the KW Directors are set out below1:

William J. McMorrow - Chairman and Chief Executive Officer. Mr. McMorrow is Chairman and Chief Executive Officer of KW. He has held this position since 1988 when he joined the KW Group. Mr. McMorrow is the architect of KW’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining KW, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. Mr. McMorrow also serves on the KWE Board and is the co-chairman of KW’s investment committee. Mr. McMorrow is a Trustee of the University of Southern California, a member of the Executive Board of the USC Lusk Center for Real Estate and a member of the board of directors of the Navy Seals Foundation. In 2014, Mr. McMorrow received City of Hope’s Spirit of Life Award at the Los Angeles Real Estate and Construction Industries Council’s 2014 Celebration. In 2015, Mr. McMorrow was honoured by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland. Mr. McMorrow is involved in numerous charities, including the Navy Seal Foundation, the Rape Treatment Center and Loyola High School. Mr. McMorrow received a B.S. in business and an M.B.A. from the University of Southern California. Mr. McMorrow was selected to serve as a member of the KW Board because of his significant achievements with, and intimate knowledge of, KW and his extensive experience in real estate and banking.

Cathy Hendrickson - Director. Ms. Hendrickson has served as a director of KW since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of the KW Board because of her extensive experience as a high level executive in the banking and financial industries.

David A. Minella - Director. Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, a financial services holding company. Aligned Asset Managers, LLC’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 until November 2009 and has served as a director of KW since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, a strategic investment management holding company. At Value Asset Management LLC, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, Value Asset Management LLC acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, a wealth and asset management firm, where he was responsible for overall business strategy and financial results. Mr. Minella originally joined Liechtenstein Global Trust in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of the KW Board because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Jerry R. Solomon - Director. Mr. Solomon has served as a director of KW since 2001. Mr. Solomon started his career in the tax department of JK Lasser & Company, which later became Touche Ross & Company. After leaving JK Lasser & Company, Mr. Solomon joined a large local CPA firm in the Los Angeles area where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of seven partners and 80 staff members. In 1988, Mr. Solomon formed Solomon & Company CPA’s Inc. which later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. In 2014, Mr. Solomon left Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. and started an independent practice specialising in both the real estate and service industries. He consults with high net worth individuals and families in tax and transactional planning. Mr. Solomon received his B.S. Degree in accounting and an M.B.A. from University of California, Berkeley. Mr. Solomon was selected to serve as a member of the KW Board because of his significant experience in the public accounting profession, particularly in the real estate and services industries and with public and private company advisory and governance activities.

Kent Y. Mouton - Director and Executive Vice President, General Counsel. Mr. Mouton is General Counsel of KW and also serves on the KW Board. He has held the General Counsel position since 2011 when he joined KW. As General Counsel, Mr. Mouton oversees all legal affairs of KW and participates in corporate compliance and risk management oversight. Mr. Mouton has also served as a director of KW since 1995 and currently serves on KW’s investment committee. Prior to joining KW, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar association of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a Bachelor of Arts degree in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of the KW Board because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

Norman Creighton - Director. Mr. Creighton has served as a director of KW since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 until 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 until 1974. From 1958 until 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 until 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of the KW Board because of his extensive experience and knowledge of business, accounting and the banking industry.

Stanley R. Zax - Director. Mr. Zax has served as a director of KW since 2010. Mr. Zax was the Chairman and Chief Executive Officer of Zenith National Insurance Corp, a company engaged in insurance and reinsurance, from 1977 until 2012. Zenith National Insurance Corp was acquired by Fairfax in 2010. Currently, Mr. Zax also serves as director of The Centre for The Study of the Presidency and Congress in Washington, D.C. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He also served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 until 8 May 2007 and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc from 1999 to 10 November 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of the KW Board because of his extensive experience relating to the management and operations of public companies.

1	Unless specifically noted or the context provides otherwise, as used in the above biographies, “KW” refers to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger of Kennedy-Wilson, Inc. with and into Prospect Acquisition Corp. Prospect Acquisition Corp. was incorporated in 2007.

2	KW’s executive officers

The following table lists the names, ages and positions of KW’s executive officers.

Name	Age	Position
William J. McMorrow	70	Chairman and Chief Executive Officer
Justin Enbody	37	Chief Financial Officer
Kent Y. Mouton	63	Executive Vice President and General Counsel
Mary L. Ricks	52	President and Chief Executive Officer, Kennedy Wilson Europe
Matt Windisch	37	Executive Vice President

The business address of KW’s executive officers is 151 S. El Camino Drive, Beverly Hills, California 90212, United States.

The names, business experience and principal business activities of KW’s executive officers, together with the date on which KW’s executive officers took up their positions, are set out below1.

William J. McMorrow - Chairman and Chief Executive Officer. Please see paragraph 1 (KW Directors) above.

Justin Enbody - Chief Financial Officer. Mr. Enbody is Chief Financial Officer of KW. He has held this position since 2012. He is responsible for all aspects of finance and administration for KW, including strategic planning, financial reporting and risk management. He also serves on KW’s investment committee, which evaluates and approves all of KW’s investments. Mr. Enbody joined KW in September 2009 and was KW’s controller before becoming Chief Financial Officer. Prior to joining KW, Mr. Enbody was a senior consultant with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received his Bachelor of Arts from the University of California at Santa Barbara.

Kent Y. Mouton - Director and Executive Vice President, General Counsel. Please see paragraph 1 (KW Directors) above.

Mary L. Ricks - President and Chief Executive Officer, Kennedy Wilson Europe. Ms. Ricks is President and Chief Executive Officer of Kennedy Wilson Europe. She joined KW in 1990 and before assuming her current role in 2011, headed KW’s commercial investment group since 2002. Ms. Ricks also serves on the KWE Board and on KW’s investment committee. Prior to joining KW, Ms. Ricks was a commercial broker at the Hanes Company. In 2014, Ms. Ricks was selected by PERE as Industry Figure of the Year, Europe.

She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognising women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA. She received a B.A. in Sociology from UCLA, where she was an All-American athlete.

Matt Windisch - Executive Vice President. Mr. Windisch is Executive Vice President of KW. He has held this position since 2012. Mr. Windisch joined KW in 2006 and is co-chairman of KW’s investment committee and oversees KW’s public capital markets activities, business in Japan, retail investment platform and the research subsidiary. In addition, Mr. Windisch spearheads KW’s corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining KW’s key investor and banking relationships. Prior to joining KW, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in finance and accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

1	Unless specifically noted or the context provides otherwise, as used in the above biographies, “KW” refers to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger of Kennedy-Wilson, Inc. with and into Prospect Acquisition Corp. Prospect Acquisition Corp. was incorporated in 2007.

3	Conflicts of interest

Save as is set out in this Prospectus (on pages 19, 37, 68, 74 and 471), there are no actual or potential conflicts of interest between any duties owed by the KW Directors to KW and their private interests or other duties he or she may also have.

Save as set out in this paragraph, no KW Director was selected to be a director of KW pursuant to any arrangement or understanding with any major client or other person having a business connection with the KW Group. Stanley Zax was initially appointed to the KW Board as a result of an arrangement between KW and Fairfax. This arrangement is no longer in existence, but Stanley Zax continues to remain a member of the KW Board.

There are no family relationships between any of the KW Directors.

4	Compensation

For the year ended 31 December 2016, the aggregate total remuneration paid (including contingent or deferred compensation and equity compensation) and benefits in kind granted to each of the KW Directors and KW’s executive officers by members of the KW Group was $49,939,791.

The following table sets out information regarding compensation paid to the KW Directors and to KW’s executive officers for the year ended 31 December 2016:

Name	Fees earned or paid in cash $	Stock awards $[1]	Option awards $	All other compensation $	Total $
William J. McMorrow	—	—	—	—	—
Cathy Hendrickson[2]	60,000	153,750	—	12,700	226,450
David A. Minella	50,000	153,750	—	12,700	216,450
Jerry R. Solomon	50,000	153,750	—	12,700	216,450
Kent Y. Mouton	—	—	—	—	—
Norman Creighton[3]	80,000	153,750	—	12,700	246,450
Stanley R. Zax	50,000	153,750	—	12,700	216,450

Name	Salary $	Stock awards $	Non-equity incentive plan compensation/ bonus $	All other compensation $[4]		Total $
William J. McMorrow	1,500,000	5,853,545	10,000,000	1,541,812	[5]	18,895,357
Justin Enbody	600,000	1,197,219	2,500,000	191,325		4,488,544
Kent Y. Mouton	800,000	1,429,187	3,000,000	452,406		5,681,593
Mary L. Ricks	1,000,000	4,119,077	8,000,000	922,993		14,042,070
Matt Windisch	600,000	1,853,270	3,000,000	256,707		5,709,977

1	Includes the following grant-date fair value amounts for grants of KWE Shares subject to the RSUs awarded pursuant to the performance fee earned by KW: Mr McMorrow: U$1,868,957; Mr Enbody: $256,669; Ms. Ricks: $1,868,957; Mr Mouton: $210,372; and Mr Windisch: $634,455.
2	Ms. Hendrickson receives a fee of $10,000 per annum in respect of her role as chairperson of the Nominating Committee.
3	Mr. Creighton receives a fee of $20,000 and $10,000 per annum in respect of his role as chairperson of the Audit and Compensation Committee (respectively).
4	This amount includes the premiums paid by KW for each of KW’s executive officers’ life insurance policies in 2016. The breakdown per executive officer is as follows: Mr. McMorrow: $1.1 million; Mr. Enbody: $104,000; Ms. Ricks: $274,595; Mr. Mouton: $350,000; and Mr. Windisch: $124,000.
5	This amount includes Mr. McMorrow’s annual car allowance of $18,000.

KW’s executive officers are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. KW believes these benefits are generally competitive with those offered by similar companies in the markets in which KW operates.

KW’s employees, including KW’s executive officers, participate in a tax-qualified 401(k) plan, pursuant to which KW may match a certain portion of employee contributions. KW may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.

In 2015, KW entered into letter agreements with each of KW’s executive officers (which remained in effect during 2016), pursuant to which, on each date on which KWE pays a performance fee in the form of KWE Shares to the Investment Manager or its affiliate, each of KW’s executive officers will receive an award of RSUs covering a number of ordinary shares equal to a specified percentage of the KWE Shares actually issued to the Investment Manager and/or its affiliate. These award letters provide that KW’s executive officers’ right to receive the RSUs is subject to KW’s executive officers’ continued employment with KW through the applicable grant date and that, upon a termination of KW’s executive officers employment for any reason, they will have no right to receive further RSU awards. The award letter, and KW’s executive officers’ right to receive future RSU awards, may be amended or terminated at any time by KW in its discretion without KW’s executive officers consent or approval, and KW may, in its discretion, reduce or otherwise modify the executive’s award percentage (including a reduction to 0%) at any time. The percentages awarded to each of KW’s executive officers are as follows: Mr. McMorrow: 4.44%; Mr. Enbody: 0.62%; Ms. Ricks: 4.44%; Mr. Mouton: 0.50%; and Mr. Windisch: 1.51%.

In 2016, each of KW’s executive officers received an award of RSUs based on the percentages set out above. The number of KWE Shares subject to the RSUs awarded to each of KW’s executive officers in 2016 was as follows: Mr. McMorrow: 119,233; Ms. Ricks: 119,233; Mr. Enbody: 16,566; Mr. Mouton: 13,421; and Mr. Windisch: 40,476. Pursuant to the RSU award agreements, one-third of the RSUs that were granted will vest on each of the first three anniversaries of the grant date, subject to KW’s executive officers continued employment with KW through the vesting date. Any RSUs that have not vested as at the date on which one of KW’s executive officer’s employment terminates for any reason will be cancelled and forfeited by them.

5	Material Terms of 2016 Restricted Stock Awards

In 2016, the Compensation Committee granted KW’s executive officers the following restricted shares:

Name	Restricted shares granted (number of shares)	Grant date value [1]
William J. McMorrow	212,500	$3,984,588
Justin Enbody	50,000	$937,550
Kent Y. Mouton	65,000	$1,218,815
Mary L. Ricks	120,000	$2,250,120
Matt Windisch	65,000	$1,218,815

1	Based on the Closing Price of the KW Shares on the date of the grant.

5.1	Vesting

Under the terms of the 2016 restricted stock awards granted to of KW’s executive officers, the restricted shares are scheduled to vest according the following schedule:

•	one-third of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of KW or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as at 15 March 2017 and (ii) KW’s ROE equalling or exceeding 9% for KW’s financial year ending 31 December 2016;

•	one-third of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of KW or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as at 15 March 2018 and (ii) KW’s ROE equalling or exceeding 9% for KW’s financial year ending 31 December 2017; and

•	one-third of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of KW or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as at 15 March 2019 and (ii) KW’s ROE equalling or exceeding 9% for KW’s financial year ending 31 December 2018.

To the extent that the vesting requirements described above are not satisfied as at the applicable 15 March vesting date, the restricted shares subject to vesting on such vesting date will be completely forfeited as at such date.

5.2	Termination of service

If the employment or service of a grantee who is an employee or a consultant of KW or its subsidiaries is terminated by KW or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the award agreement), the Compensation Committee may, in its sole discretion, provide that the requirement that the grantee be employed by or rendering services to KW or its subsidiaries as at each vesting date shall no longer apply going forward, so that, assuming the ROE performance goal is attained as at a particular vesting date, all restricted shares subject to vesting as at such vesting date shall thereupon become fully vested; provided, however, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability.

5.3	Change of control

In the event of a Change of Control of KW (as defined in the Second Amended and Restated Plan), all then-unvested restricted shares will vest in full as at the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

5.4	No-sale period; transferability

The restricted shares generally will not be transferable unless and until such shares vest. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested restricted shares prior to the earlier to occur of (i) the third anniversary of the date on which such shares vest or (ii) the occurrence of a Change of Control (as defined in the Second Amended and Restated Plan) of KW. These transfer restrictions do not apply to junior employees and will not apply to any transfer of shares to KW, any transfer of shares in satisfaction of applicable withholding obligations with respect to the restricted shares or any transfer following the termination of a grantee’s employment or engagement with KW or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

5.5	Dividends

Any dividends declared on the KW Shares with respect to any unvested restricted shares will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying restricted shares vest.

6	Pensions, retirement and similar benefits

KW does not provide a pension to its U.S.-based employees (including the KW Directors and KW’s executive officers). KW’s US-based employees, including KW’s executive officers, participate in a tax-qualified 401(k) plan, pursuant to which KW may match a certain portion of employee contributions. KW may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.

The KW Group in Europe operates The Kennedy Wilson Europe Ltd Pension Scheme, which is a defined contribution scheme for the purposes of the Irish Pensions Act 1990. The scheme is also registered as a cross-border scheme for U.K. participation pursuant to Section 149(5) of the Irish Pensions Act 1990, and can, therefore, accept contributions in respect of the Irish and U.K. employees of the KW Group. The scheme is arranged with Allied Pension Trustees Limited, that acts as the pension administrators for the scheme, and is used by the KW Group to comply with U.K. pensions automatic-enrolment obligations.

The scheme operates on a defined contribution basis, where the employer contributions are currently set at 7.5% of basic salary. There is no provision in the scheme for matching employee contributions, nor does the scheme currently require employees to make any contributions, save as required to comply with U.K. pensions automatic-enrolment obligations. Employees can, if they so wish, make employee contributions into the scheme on a voluntary basis.

The assets of the scheme do not form part of the assets of the KW Group. The pension cost charge represents contributions payable during the period. The KW Group does not operate any pension schemes in Spain, Jersey or Luxembourg nor does it operate defined benefit schemes in any jurisdiction.

In total, the KW Group pays approximately (i) $16,000 each month in respect of the 401(k) plan, (ii) £35,746 each month in respect of pension entitlements for U.K. employees and (iii) €27,482 each month in respect of pension entitlements for Irish employees.

7	KW Directors’ and KW’s executive officers’ service contracts

None of the KW Directors (other than persons whom are also KW’s executive officers) has entered into a service contract with KW.

Mr. McMorrow’s service contract.

The service contract between KW and Mr. McMorrow, as amended, expires on 6 August 2021 and provides for an annual base salary of $1,500,000. Under the contract, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee and insurance coverage and other benefits generally available to all other executive officers.

Mr. McMorrow’s service contract provides that, in the event his employment with KW is terminated by KW without “Cause” (as defined in the contract) or by Mr. McMorrow for “Good Reason” (as defined in the contract): (i) Mr. McMorrow will continue to receive his base salary and benefits (other than continued participation in KW’s 401(k) plan) throughout the remainder of the term of the service contract, (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as set out below) payable in one lump sum cash payment within 45 days after the date of termination and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s service contract also provides that, in the event that his employment with KW is terminated by KW due to his death or disability: (i) Mr. McMorrow will receive an amount equal to the greater of (a) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the service contract plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year and (b) such other amount as determined by the Compensation Committee in its sole discretion and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the service contract provides the Compensation Committee with the discretion to discharge KW’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. KW discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his employment with KW due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow.

For the purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (a) three times the average of the sum of: (i) base salary, (ii) performance bonus and (iii) the value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three financial years prior to the financial year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (b) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as at the time of such termination multiplied by (y) the number of months remaining in the term of the service contract. For the purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each financial year, the greater of: (i) the grant date fair value of the award for such financial year; or (ii) $4.0 million.

Mr. Enbody’s service contract.

The service contract between KW and Mr. Enbody expires on 29 December 2019 and provides for an annual base salary of $600,000. Under the contract, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee and insurance coverage and other benefits generally available to all other executive officers.

Mr. Enbody’s service contract provides that, in the event his employment with KW is terminated by KW without “Cause” (as defined in the contract) or by Mr. Enbody for “Good Reason” (as defined in the contract): (i) Mr. Enbody will continue to receive his base salary and benefits (other than continued participation in KW’s 401(k) plan) through the remainder of the term of the service contract, (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as set out below) payable in one lump sum cash payment within 45 days after the date of termination and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s service contract also provides that, in the event that his employment with KW is terminated by KW due to his death or disability: (i) Mr. Enbody will receive an amount equal to the greater of (a) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the service contract plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year and (b) such other amount as determined by the Compensation Committee in its sole discretion and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the service contract provides the Compensation Committee with the discretion to discharge KW’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. KW discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with KW due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody.

For the purposes of the service contract with Mr. Enbody, “Severance Amount” means an amount equal to (a) two times the average of the sum of: (i) base salary, (ii) performance bonus and (iii) the value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three financial years prior to the financial year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (b) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as at the time of such termination multiplied by (y) the number of months remaining in the term of the service contract. For the purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each financial year, the greater of: (i) the grant date fair value of the award for such financial year; or (ii) $1.5 million.

Mr. Mouton’s service contract.

The service contract between KW and Mr. Mouton expires on 29 December 2019 and provides for an annual base salary of $800,000. Under the contract, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee and insurance coverage and other benefits generally available to all other executive officers.

Mr. Mouton’s service contract provides that, in the event his employment with KW is terminated by KW without “Cause” (as defined in the contract) or by Mr. Mouton for “Good Reason” (as defined in the contract): (i) Mr. Mouton will continue to receive his base salary and benefits (other than continued participation in KW’s 401(k) plan) through the remainder of the term of the service contract, (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as set out below) payable in one lump sum cash payment within 45 days after the date of termination and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s service contract also provides that, in the event that his employment with KW is terminated by KW due to his death or disability: (i) Mr. Mouton will receive an amount equal to the greater of (a) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the service contract plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year and (b) such other amount as determined by the Compensation Committee in its sole discretion and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the service contract provides the Compensation Committee with the discretion to discharge KW’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. KW discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with KW due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton.

For the purposes of the service contract with Mr. Mouton, “Severance Amount” means an amount equal to (a) two times the average of the sum of: (i) base salary, (ii) performance bonus and (iii) the value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three financial years prior to the financial year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (b) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as at the time of such termination multiplied by (y) the number of months remaining in the term of the service contract. For the purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each financial year, the greater of: (i) the grant date fair value of the award for such financial year; or (ii) $1.75 million.

Ms. Ricks’ service contract.

The service contract between KW and Ms. Ricks, as amended, expires on 6 August 2021 and provides for an annual base salary of $1,000,000. Under the contract, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee and insurance coverage and other benefits generally available to all other executive officers. In 2014, Ms. Ricks, Kennedy Wilson U.K. Limited and KW entered into a letter of understanding, which provides for a short-term employment assignment located in London. Pursuant to the letter of understanding, in addition to the base salary set out above, Ms. Ricks is provided with an annual reimbursement for U.K. housing expenses, a monthly reimbursement for US property management expenses, an annual cost of living allowance, and tax equalisation. Tax equalisation is used to neutralise the tax impact of an international assignment when tax rates differ between an employee’s host and home country. As part of KW’s tax equalisation policy, a hypothetical tax, or the estimated ‘stay-at-home’ tax Ms. Ricks would have paid had she not gone on assignment, is calculated and withheld during each payroll cycle. Any actual United States or United Kingdom taxes are funded by KW. Upon completion of Ms. Ricks’ annual income tax returns, a tax equalisation calculation is prepared to compare the estimated hypothetical tax retained during the year with her final theoretical ‘stay-at-home’ tax liability resulting in a balance owed either to KW or Ms. Ricks.

Ms. Ricks’ service contract provides that, in the event her employment with KW is terminated by KW without “Cause” (as defined in the contract) or by Ms. Ricks for “Good Reason” (as defined in the contract): (i) Ms. Ricks will continue to receive her base salary and benefits (other than continued participation in KW’s 401(k) plan) throughout the remainder of the term of the service contract, (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as set out below) payable in one lump sum cash payment within 45 days after the date of termination and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ service contract also provides that, in the event that her employment with KW is terminated by KW due to her death or disability: (i) Ms. Ricks will receive an amount equal to the greater of (a) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the service contract plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year and (b) such other amount as determined by the Compensation Committee in its sole discretion and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the service contract provides the Compensation Committee with the discretion to discharge KW’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. KW discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with KW due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks.

For the purposes of the service contract with Ms. Ricks, “Severance Amount” means an amount equal to (a) two times the average of the sum of: (i) base salary, (ii) performance bonus and (iii) the value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three financial years prior to the financial year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (b) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as at the time of such termination multiplied by (y) the number of months remaining in the term of the service contract. For the purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each financial year, the greater of: (i) the grant date fair value of the award for such financial year; or (ii) $3.0 million.

Mr. Windisch’s service contract.

The service contract between KW and Mr. Windisch expires on 29 December 2019 and provides for an annual base salary of $600,000. Under the contract, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee and insurance coverage and other benefits generally available to all other executive officers.

Mr. Windisch’s service contract provides that, in the event his employment with KW is terminated by KW without “Cause” (as defined in the contract) or by Mr. Windisch for “Good Reason” (as defined in the contract): (i) Mr. Windisch will continue to receive his base salary and benefits (other than continued participation in KW’s 401(k) plan) through the remainder of the term of the service contract, (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as set out below) payable in one lump sum cash payment within 45 days after the date of termination and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

Mr. Windisch’s service contract also provides that, in the event that his employment with KW is terminated by KW due to his death or disability: (i) Mr. Windisch will receive an amount equal to the greater of (a) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the service contract plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year and (b) such other amount as determined by the Compensation Committee in its sole discretion and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the service contract provides the Compensation Committee with the discretion to discharge KW’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. KW discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with KW due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch.

For the purposes of the service contract with Mr. Windisch, “Severance Amount” means an amount equal to (a) two times the average of the sum of: (i) base salary, (ii) performance bonus and (iii) the value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three financial years prior to the financial year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (b) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as at the time of such termination multiplied by (y) the number of months remaining in the term of the service contract. For the purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each financial year, the greater of: (i) the grant date fair value of the award for such financial year; or (ii) $2.0 million.

Payments upon the termination of employment

The table below sets out estimated payments (calculated as at 31 December 2016) with respect to Mr. McMorrow, Mr. Enbody, Mr. Windisch, Mr. Mouton and Ms. Ricks upon the termination of employment with KW under various circumstances and upon a change of control. The amounts in the table assume that the restricted stock granted to Mr. McMorrow, Mr. Windisch, Mr. Mouton and Ms. Ricks will vest in full and any applicable performance goals will be deemed satisfied on the date of such termination or change of control. The Merger will not trigger the payment of any amounts set out below by KW or the Combined Group.

Name	Involuntary For Cause or Without Good Reason $	Involuntary Without Cause or For Good Reason[1] $	Death[2] $	Disability $	Change Of Control Only (No Termination) $	Involuntary Termination Without Cause or For Good Reason In Connection with Change Of Control[1] $
William J. McMorrow
Cash Severance	—	66,036,028	—	19,900,000	—	66,036,028
Equity Award Acceleration[3]	—	29,229,597	29,229,597	29,229,597	29,229,597	29,229,597
Continued Benefits[4]	—	56,141	—	—	—	56,141
280G Cutback[5]	N/A	N/A	N/A	N/A	N/A	—

Total	—	95,321,766	29,229,597	49,129,597	29,229,597	95,321,766

Justin Enbody
Cash Severance	—	9,637,111	—	4,280,000	—	9,637,111
Equity Award Acceleration[3]	—	5,498,674	5,498,674	5,498,674	5,498,674	5,498,674
Continued Benefits[4]	—	15,842	—	—	—	15,842
280G Cutback[5]	N/A	N/A	N/A	N/A	N/A	—

Total	—	15,151,627	5,498,674	9,778,674	5,498,674	15,151,627

Kent Y. Mouton
Cash Severance	—	11,817,517	—	5,373,333	—	11,817,517
Equity Award Acceleration[3]	—	8,029,174	8,029,174	8,029,174	8,029,174	8,029,174
Continued Benefits[4]	—	15,842	—	—	—	15,842
280G Cutback[5]	N/A	N/A	N/A	N/A	N/A	—

Total	—	19,862,533	8,029,174	13,402,507	8,029,174	19,862,533

Mary L. Ricks
Cash Severance	—	28,768,729	—	13,600,000	—	28,768,729
Equity Award Acceleration[3]	—	19,543,347	19,543,347	19,543,347	19,543,347	19,543,347
Continued Benefits[4]	—	56,141	—	—	—	56,141
280G Cutback[5]	N/A	N/A	N/A	N/A	N/A	—

Total	—	48,368,217	19,543,347	33,143,347	19,543,347	48,368,217

Matthew Windisch
Cash Severance	—	12,759,133	—	5,280,000	—	12,759,133
Equity Award Acceleration[3]	—	8,644,174	8,644,174	8,644,174	8,644,174	8,644,174
Continued Benefits[4]	—	15,842	—	—	—	15,842
280G Cutback[5]	N/A	N/A	N/A	N/A	N/A	—

Total	—	21,419,149	8,644,174	13,924,174	8,644,174	21,419,149

1	Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2x (3x for Mr. McMorrow) the average of the sum of base pay, bonus and the value of stock awards for the three prior financial years, less (x) an amount equal to the executive officer’s monthly base salary in effect as at the time of such termination multiplied by (y) the number of months remaining in the term of the service contract.
2	KW discharged its obligation to pay cash severance to each of KW’s executive officers upon a termination of his/her employment with KW due to his/her death by purchasing and paying for the premiums of a life insurance policy for each executive officer. The amounts payable under the life insurance policies upon each executive officer’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Mr. Mouton: $9.8 million; Ms. Ricks: $25 million; and Mr. Windisch: $4.48 million.
3	Based on the 31 December 2016 closing stock price of $20.50.
4	Continued benefits consist of benefit continuation (other than continued participation in KW’s 401(k) plan) throughout the remainder of the executive officer’s employment term.
5	The service contracts provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made. No cutbacks are expected based on assumptions used.

8	Corporate governance

As at the date of this Prospectus, KW complies with all applicable corporate governance obligations under Delaware General Corporation Law and all applicable corporate governance requirements established by the NYSE and the SEC.

KW’s Chief Executive Officer also serves as the KW Board’s Chairman.

9	Board committees

The KW Board has established an Audit Committee, a Compensation Committee and a Nominating Committee.

9.1	Audit Committee

The Audit Committee assists the KW Board in its oversight of KW’s financial reporting process. The Audit Committee operates under a written charter, which can be found on KW’s website at www.kennedywilson.com.

The Audit Committee’s charter states that the responsibilities of the Audit Committee shall include, among other things, assisting the KW Board in monitoring (i) the integrity of the annual, quarterly and other financial statements of KW, (ii) the independent auditor’s qualifications and independence, (iii) the performance of KW’s internal audit function and the independent auditor and (iv) the compliance by KW with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of the KW Shares or any of such persons’ immediate family members in which the amount involved exceeds $120,000 and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the SEC to be included in KW’s annual proxy statement.

The Audit Committee meets at least quarterly. The Audit Committee met five times during 2016. KW does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the current members of the Audit Committee is considered “independent” under section 303A.02 of the listing standards of the NYSE, as determined by the KW Board.

The KW Board has determined that KW has at least one audit committee financial expert, as defined in the Exchange Act, serving on the Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of the KW Board.

9.2	Compensation Committee

The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The Compensation Committee met seven times during 2016. Each of the current members of the Compensation Committee is considered “independent” under section 303A.02 of the listing standards of the NYSE, as determined by the KW Board. The Compensation Committee operates under a written charter, which can be found on KW’s website at www.kennedywilson.com.

The Compensation Committee’s charter states that the responsibility of the Compensation Committee includes (i) evaluating the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviewing and approving the compensation of the Chief Executive Officer and other executive officers, (ii) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and the other executive officers’ compensation and (iii) reviewing and recommending to the KW Board compensation for directors, as well as directors’ and executive officers’ indemnification and insurance matters. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to sub-committees. The Compensation Committee also reviews and recommends compensation for directors to the KW Board. The Compensation Committee administers the Second Amended and Restated Plan.

9.3	Nominating Committee

The members of the Nominating Committee are Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee members is considered “independent” under section 303A.02 of the listing standards of the NYSE, as determined by the KW Board. The Nominating Committee met once during 2016. The Nominating Committee operates under a written charter, which can be found on KW’s website at www.kennedywilson.com.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of the KW Board relating to the appropriate size, functioning and needs of the KW Board, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the KW Board.

The Nominating Committee will consider director candidates recommended by KW Shareholders based upon the policies set out in the Nominating Committee charter. A potential director nominee recommended by a KW Shareholder will not be evaluated any differently than any other potential nominee.

Candidates will be reviewed in the context of the current composition of the KW Board, the operating requirements of KW and the long-term interests of KW Shareholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set out in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

9.4	Code and statutory squeeze out provisions

As KW is registered in the United States, the Code will not apply to KW and a takeover of KW will not be regulated by the Panel.

KW is a Delaware corporation and is subject to the Delaware General Corporation Law. The factors and considerations described below may make it more difficult and expensive for a third party to acquire control of KW even if a change of control would be beneficial to the interests of the KW Shareholders. In addition, the Delaware General Corporation Law includes a provision allowing for a merger of a parent corporation with a subsidiary corporation without a vote of stockholders, provided that the parent corporation owns at least 90% of the outstanding voting shares of each class of stock of such subsidiary corporation.

Delaware Business Combination Statute

KW is subject to section 203 of the Delaware General Corporation Law which, in general, prohibits an interested shareholder of a Delaware corporation (generally defined as a person who owns 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination with that corporation for three years following the date such person became an interested shareholder. The three-year moratorium is not applicable when:

•	prior to the date that the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, such interested shareholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans); or

•	on or subsequent to the date that the shareholder becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and by the affirmative vote at a meeting of shareholders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested shareholder.

These restrictions of the Delaware General Corporation Law generally do not apply to business combinations with an interested shareholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of 50% or more of a corporation’s assets or tender offers for 50% or more of a corporation’s voting stock.

Limits on actions of the KW Shareholders by written consent

Actions of the KW Shareholders may only be taken by written consent, without a meeting, without prior written notice and without a vote, if a consent or consents in writing, setting out the action so taken, is signed by the holders of all of the issued KW Shares entitled to vote to take such action at any annual or special meeting of the KW Shareholders that is delivered to KW by delivery to its registered office, its principal place of business or an office or agent of KW having custody of the books in which proceedings or meetings of KW Shareholders are recorded.

No cumulative voting

Under Delaware law, the right to vote cumulatively in the election of directors does not exist unless a corporation’s certificate of incorporation specifically authorises cumulative voting.

PART 10—CAPITALISATION AND INDEBTEDNESS

The following tables show the capitalisation and the indebtedness of the KW Group as at 30 June 2017:

(Dollars in millions)
Cash	1,264.8
Cash Equivalents	—
Trading Securities	7.9

Liquidity	1,272.7
Current financial receivable	—
Current Bank Debt	—
Current portion of non current debt	69.6
Other financial debt	—

Current financial debt	69.6
Net current financial indebtedness	1,203.1
Non current bank loans	3,199.3
Bonds Issued	2,217.1

Non-current financial indebtedness	5,416.6

Net financial indebtedness	6,619.6

(Dollars in millions)
Total debt
Current
Guaranteed	5.7
Secured	63.9
Unguaranteed/unsecured	—

Total current debt	69.6
Non Current
Guaranteed	45.2
Secured	2,804.1
Unguaranteed/unsecured	2,567.1

Total noncurrent debt	5,416.5

Total indebtedness	5,486.1

Shareholder’s equity
Share capital	—
Share premium	1,122.6
Noncontrolling interests	1,324.2

Total capitalisation	2,446.8

PART 11—KW SELECTED FINANCIAL INFORMATION

The following is a summary of the KW financial information for the three months ended 30 June 2017 and 31 March 2017 and for the years ended 31 December 2016, 2015 and 2014. The financial information included in this Part 11 (KW Selected Financial Information) has been extracted without material adjustment from KW’s unaudited consolidated financial statements and KW’s audited consolidated financial statements as set out in Part 14 (KW Financial Information). This summary should be read in conjunction with that information and with Part 12 (KW Operating and Financial Review). KWE Scheme Shareholders are advised to read the whole of this Prospectus and not rely on the information summarised in this Part 11 (KW Selected Financial Information). Historical results are not indicative of the results to be expected in the future.

KW’s consolidated financial statements are prepared in accordance with U.S. GAAP whereas KWE’s consolidated financial statements are prepared in accordance with IFRS. IFRS differs from U.S. GAAP in a number of significant respects. KW has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for KWE Scheme Shareholders. In making an investment decision, KWE Scheme Shareholders must rely on their own examination of the KW Group, the terms of the Merger and the financial information in this Prospectus. KWE Scheme Shareholders should consult their own professional advisers for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
(Dollars in millions)	2017 $	2016 $	2017 $	2016 $	2016 $	2015 $	2014 $
Statement of Operations:
Revenue
Investment management, property services and property services and research fees (includes $0.3, $6.5, $9.7, $11.0, $28.9, $37.8, $57.4 million of related party fees, respectively)	7.7	13.5	17.5	19.1	59.4	69.3	82.6
Rental	123.8	120.3	124.3	119.9	485.9	404.8	206.9
Hotel	29.0	26.8	29.5	29.1	116.2	106.4	63.3
Sale of real estate	12.8	12.3	0.8	1.9	29.3	3.7	28.4
Loans and other	4.5	3.6	2.1	2.1	12.6	19.5	17.4

Total revenue	177.8	176.5	174.2	172.1	703.4	603.7	398.6

Operating expenses
Commission and marketing	1.7	1.8	2.0	1.8	8.0	7.3	5.6
Compensation and related	45.5	40.5	32.7	45.7	186.5	154.8	113.8
Cost of real estate sold	9.6	9.2	0.7	1.4	22.1	2.6	20.7
General and administrative	10.0	11.8	10.0	10.1	45.4	43.8	42.1
Depreciation and amortisation	52.1	48.9	49.7	48.3	198.2	166.3	104.5
Rental operating	36.6	32.8	36.0	31.0	135.4	108.0	59.3
Hotel operating	22.8	23.6	24.4	24.5	96.3	89.9	57.1

Total operating expenses	178.3	168.6	155.5	162.8	691.9	572.7	403.1
Income from unconsolidated investments	13.4	8.4	22.5	19.2	126.6	97.4	54.2

Operating income	12.9	16.3	41.2	28.5	138.1	128.4	49.7
Non-operating income (expense)
Gain on sale of real estate	66.3	16.1	5.4	38.4	130.7	72.4	—
Acquisition-related gains	—	8.6	—	—	16.2	108.1	218.1
Acquisition-related expenses	(0.9)	(6.3)	(0.3)	(2.0)	(9.5)	(37.3)	(19.7)
Interest expense—investment	(35.5)	(33.6)	(34.4)	(32.5)	(137.4)	(108.8)	(46.3)
Interest expense—corporate	(16.6)	(12.2)	(15.6)	(12.1)	(54.2)	(46.9)	(57.1)
Loss on early extinguishment of corporate debt	—	—	—	—	—	(1.0)	(27.3)
Other income	4.4	5.0	0.5	0.7	6.6	(2.5)	5.1

Income before provision for income taxes	30.6	(6.1)	(3.2)	21.0	90.5	112.4	122.5
(Provision for) benefit from income taxes	(8.8)	3.9	4.1	(0.5)	(14.0)	(53.4)	(32.4)

Net income	21.8	(2.2)	0.9	20.5	76.5	59.0	90.1
Net (income) loss attributable to the noncontrolling interests	(12.4)	1.1	(0.1)	(27.4)	(70.9)	15.7	(68.2)

Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)	—	(0.5)	(2.8)	(3.6)	(8.1)

Net (loss) income attributable to attributable to KW	9.4	(1.6)	0.8	(7.4)	2.8	71.1	13.8

Statement of Cash Flow Data:
Cash flow provided by (used in):
Operating activities	57.0	19.4	11.2	(8.9)	102.9	178.2	98.1
Investing activities	8.3	(267.8)	(9.2)	148.4	(286.7)	(1,483.6)	(2,473.2)
Financing activities	368.5	247.0	(88.2)	26.0	419.8	1,118.8	3,163.4
Balance Sheet Data:[1]
Cash, cash equivalents and cash held by consolidated investments	1,264.8	856.0	808.3	898.1	885.7	731.6	937.7
Investment account1 2	2,094.8	1,971.4	2,114.1	1,952.4	2,082.7	1,942.3	1,684.3
Total assets	8,284.3	7,696.3	7,626.0	7,658.4	7,659.1	7,595.6	6,297.6
Total debt	5,480.4	4,695.7	4,896.3	4,468.6	4,892.7	4,316.3	2,988.8
Total KW Shareholders’ equity	1,027.5	1,071.9	1,025.0	1,114.2	1,048.0	1,133.8	901.1
Other Selected Data:
Adjusted EBITDA[3]	102.2	73.5	77.3	71.8	349.9	371.2	317.8
Ratio of earnings to fixed charges[4]	2.53	1.26	N/A	1.18	1.13	1.62	2.17

1	This balance sheet data is presented as at the end of the financial period referred to in the applicable column heading.
2	KW’s investment account represents its consolidated investment account presented after noncontrolling interest in invested assets gross of accumulated depreciation and amortisation. KW’s consolidated investment account represents the sum of its equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases, unconsolidated investments and consolidated loans gross of accumulated depreciation and amortisation

3	Adjusted EBITDA represents net income attributable to KW, shareholders adjusted for KW’s share of: i) investment interest expense, ii) corporate interest expense, iii) depreciation and amortisation, iv) income taxes, v) share-based compensation expense, and vi) preferred stock dividends and accretion of issuance costs. Please also see the reconciliation to U.S GAAP in KW’s financial supplemental available at www.kennedywilson.com. KW’s management uses Adjusted EBITDA to analyse its business because it adjusts net income for items it believes do not accurately reflect the nature of its business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, KW believes Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of its results from operations. However, Adjusted EBITDA is not a recognised measurement under U.S GAAP and when analysing KW’s operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with U.S GAAP. Because not all companies use identical calculations, KW’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for KW management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in KW’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and KW’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
4	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” consists of pretax income from continuing operations before noncontrolling interest and KW’s equity in income of joint ventures plus fixed charges and operating distributions from equity investees, and “fixed charges” consists of interest expense, whether capitalised or expensed, amortisation related to indebtedness and premiums or discounts of stock issuances and an estimate of interest expense within rental expense.

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
	2017	2016	2017	2016	2016	2015	2014
(Dollars in millions)	$	$	$	$	$	$	$
Net income	21.8	(2.2)	0.9	20.5	76.5	59.0	90.1
Non-U.S GAAP adjustments:
Add back:
Interest expense—investment	35.5	33.6	34.4	32.5	137.4	108.8	46.3
Interest expense—corporate	16.6	12.2	15.6	12.1	54.2	46.9	57.1
Loss on extinguishment of corporate debt	—	—	—	—	—	1.0	27.3
KW’s share of interest expense included in investment in unconsolidated investments	6.0	6.2	5.5	6.1	23.0	28.1	35.5
Depreciation and amortisation	52.1	48.9	49.7	48.3	198.2	166.3	104.5
KW’s share of depreciation and amortisation included in unconsolidated investments	4.4	5.3	4.3	5.2	20.8	28.1	47.1
Provision for (benefit from) income taxes	8.7	(3.9)	(4.1)	0.5	14.0	53.4	32.4

Consolidated EBITDA .	145.1	100.1	106.3	125.2	524.1	491.6	440.3
Share-based compensation	9.4	14.7	10.7	17.5	65.1	30.8	15.8
EBITDA attributable to noncontrolling interests[1]	(52.3)	(41.3)	(39.7)	(70.9)	(239.3)	(151.2)	(138.3)

Adjusted EBITDA	102.2	73.5	77.3	71.8	349.9	371.2	317.8

1	$70.1 million, $166.9 million and $168.4 million of depreciation, amortisation, interest and taxes for the years ended 31 December 2014, 2015 and 2016, respectively, $43.5 million and $39.6 million of depreciation, amortisation, interest and taxes for the three months ended 31 March 2016 and 2017, respectively and $42.5 million and $39.9 million of depreciation, amortisation, interest and taxes for the three months ended 30 June 2016 and 2017.

	For the Three Months Ended 30 June		For the Three Months Ended 31 March		For the Years Ended 31 December
(Dollars in millions, except per share amounts)	2017	2016	2017	2016	2016	2015	2014
Statements of operations data and dividends:
Revenue	177.8	176.5	174.2	172.1	703.4	603.7	398.6
Net income (loss) to KW common shareholders	9.4	(1.6)	0.8	(7.4)	2.8	71.1	13.8
Basic (loss) income per share	0.08	(0.02)	—	(0.07)	0.01	0.66	0.14
Dividends declared per share of common stock	0.17	0.14	0.17	0.14	0.56	0.48	0.36
Adjusted EBITDA	102.2	73.5	77.3	71.8	349.9	371.2	317.8
Adjusted EBITDA annual (decrease) increase	39%	(35)%	8%	34%	(6)%	17%	100%
Adjusted Fees	18.0	32.1	27.6	30.0	108.9	158.2	121.0
Adjusted Fees annual increase (decrease)	(44)%	(13)%	(8)%	11%	(31)%	31%	67%

	As at 30 June		As at 31 March		As at 31 December
(Dollars in millions)	2017	2016	2017	2016	2016	2015	2014
Balance sheet data:
Cash and cash equivalents	1,264.8	856.0	808.3	898.1	885.7	731.6	937.7
Total assets	8,284.3	7,696.3	7,626.0	7,658.4	7,659.1	7,595.6	6,297.6
Investment debt	4,192.8	3,906.3	3,959.2	3,729.4	3,956.1	3,627.5	2,175.7
Unsecured corporate debt	1,287.6	689.4	937.1	689.2	936.6	688.8	813.1
KW equity	1,027.5	1,071.9	1,025.0	1,114.2	1,048.0	1,133.8	901.1
Noncontrolling interests	1,324.2	1,492.2	1,312.2	1,651.7	1,295.1	1,731.3	2,142.8
Total equity	2,351.7	2,564.1	2,337.2	2,765.9	2,343.1	2,865.1	3,043.9
Common shares outstanding	114.2	112.5	114.5	114.0	115.7	114.5	96.1

PART 12—KW OPERATING AND FINANCIAL REVIEW

The following discussion and analysis should be read in conjunction with the financial information on the KW Group set out in Part 11 (KW Selected Financial Information) and Part 14 (KW Financial Information). The financial information included in this Part 12 (KW Operating and Financial Review) has been extracted without material adjustment from the financial information referred to in Part 14 (KW Financial Information) or has been extracted without material adjustment from KW’s accounting records, which formed the underlying basis of the financial information referred to in Part 14 (KW Financial Information).

Some of the information contained in this Part 12 (KW Operating and Financial Review), including information in respect of KW’s strategies for its business and expected sources of financing, contains certain forward-looking statements that reflect the KW Group’s plans, estimates and beliefs and that may involve risks and uncertainties. The KW Group’s actual results may also differ materially from those discussed in those forward-looking statements. KWE Scheme Shareholders should read Part 5 (General Information) for a discussion of the risks and uncertainties related to those statements and should also read Part 2 (Risk Factors) for a discussion of certain factors that may affect the business, results of operations or financial condition of the KW Group or the Combined Group.

KW’s consolidated financial statements are prepared in accordance with U.S. GAAP whereas KWE’s consolidated financial statements are prepared in accordance with IFRS. IFRS differs from U.S. GAAP in a number of significant respects. KW has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for KWE Scheme Shareholders. In making an investment decision, KWE Scheme Shareholders must rely on their own examination of the KW Group, the terms of the Merger and the financial information in this Prospectus. KWE Scheme Shareholders should consult their own professional advisers for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

1	Q2 2017

In this Part 12 (KW Operating and Financial Review), for Q2 2017 (the results of which have not been audited, but are from KW’s accounting records), please refer to the definitions on page 560 in Part 20 (Definitions).

Overview

KW owns, operates and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western United States, United Kingdom, Ireland, Spain, Italy and Japan. KW also provides real estate services primarily to financial services clients.

KW’s value is primarily derived from its ownership in income producing real estate assets. KW has an ownership interest in approximately 39 million square feet of property globally, including 23,956 multifamily rental units and 18.9 million square feet of commercial property. In addition to KW’s core income producing real estate, it engages in redevelopment and value add initiatives through which it enhances cash flows or repositions assets to increase sale value. Additionally, KW’s investment management and property services businesses manage over $18 billion of IMRES AUM, the majority of which KW has an ownership interest in and the balance KW manage for third parties.

KW has 576 employees in 27 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan and manage and work with over 5,000 operating associates.

The following is KW’s business model:

•	identify countries and markets with an attractive investment landscape

•	establish operating platforms and service businesses in KW’s target markets

•	develop local intelligence and create long-lasting relationships; primarily with financial institutions

•	leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions that KW expects will result in above average cash flows and returns over the long term

•	acquire high quality assets, either on its own or with strategic partners, utilising cash from KW’s balance sheet (funded by cash flows from operations, refinancing of current investments or the sale of equity or debt securities) and typically financing them on a long-term basis

•	reposition assets and enhance cash flows post-acquisition

•	explore development opportunities on underutilised portions of assets; primarily excess land with little or no basis adjacent to income producing properties

•	continuously evaluate and selectively harvest asset and entity value through strategic realisations utilising both the public and private markets

•	utilise KW’s services businesses to meet client needs, strengthen relationships with financial institutions and position KW as a valuable resource and partner to these institutions for any future real estate opportunities

The real estate business is cyclical. Real estate cycles are generally impacted by many factors including availability of equity and debt capital, borrowing cost, rent levels and asset values. KW’s strategy has resulted in a strong track record of creating both asset and entity value for the benefit of the KW Shareholders and partners over these various real estate cycles.

Business Segments

KW’s operations are defined by two core business units: KW Investments and IMRES.

•	KW Investments invests KW’s capital in real estate related assets.

•	IMRES encompasses KW’s fee generating businesses which includes both KW’s investment management platform as well as its third-party services business. These businesses offer a comprehensive line of real estate services for the full lifecycle of real estate ownership to clients that include KWE Shareholders, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: investment management, property services, research, brokerage, and auction and conventional sales.

KW’s segments have a symbiotic relationship and work closely together. IMRES plays a critical role in supporting KW’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies. KW Investments provides clients the ability to utilise the capabilities of IMRES.

KW Investments

KW invests its capital in real estate assets and loans secured by real estate either on its own or through its investment management platform. When KW has partners, it is typically the general partner in the arrangement with a promoted interest in the profits of its investments beyond its ownership percentage. KW has an average ownership interest across all investments of approximately 39% as at 30 June 2017. KW’s equity partners include publicly traded companies, financial institutions, foundations, endowments, high net worth individuals and other institutional investors.

The following are product types KW invests in through the KW Investments segment: Multifamily

KW pursues multifamily acquisition opportunities where it believes it can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalisation. KW focuses primarily on apartments in supply-constrained, infill markets. Through KW’s VHH partnership, it also utilises low-income housing tax credit structures for income-and-age restricted properties.

Commercial

KW sources, acquires, and finances various types of commercial real estate that includes office, retail, industrial, and mixed-use assets. After acquisition, the properties are generally repositioned to enhance market value. Assets are either sold as part of property-specific investment strategies designed to deliver above-market returns to KW’s clients and shareholders or held if producing above average cash flows.

Loan originations/discounted loan purchases

KW originates and/or acquires loans secured by real estate. KW’s originations and acquisitions include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. KW delivers value through loan resolutions, discounted payoffs and sales. KW also converts certain loans into a direct ownership in the underlying real estate collateral.

KW’s loan investment portfolio is principally related to loans acquired at a discount from their contractual balance due as a result of deteriorated credit quality of the borrower. Such loans are underwritten by KW based on the value of the underlying real estate collateral. Due to the discounted purchase price, KW seeks and is generally able to accomplish near term realisation of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to KW’s evaluation of the risk of recovery from the investment.

Hotel

KW acquires hotels in certain opportunistic situations in which it is able to purchase at a discount to replacement value or can implement its value-add investment approach.

Residential and other

In certain cases, KW may pursue for-sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels to which KW assigns little or no basis and for which it may pursue entitlement activities or, in some cases, development or re-development opportunities. This group also includes KW’s investment in marketable securities. Included in Western U.S. residential are five residential investments and one loan investments in Hawaii. KW’s investment account balance for these Hawaiian investments is $160.0 million.

Investment account

KW’s investment account represents its carrying value of equity before depreciation and amortisation. During the six months ended 30 June 2017, together with KW’s equity partners, KW acquired $706.2 million of real estate and loans secured by real estate at purchase price. These acquisitions were comprised of the following: 39% multifamily, 54% commercial and 7% residential and other.

At 30 June 2017, KW and its equity partners held a real estate and real estate related investment portfolio with assets at a carrying value of approximately $11.6 billion, with approximately 58% net debt to gross assets ratio. KW has an average ownership interest across all of its investments of approximately 39% as at 30 June 2017.

KW’s investment account increased during the year primarily due to fair value increases recognised on certain investments accounted for under fair value, mainly KW’s investment in VHH. Noncontrolling interest increased during the year by $73.3 million due to foreign currency translation and hedge gains and income earned on investments that had noncontrolling interests. These increases were primarily offset by $56.8 million in net distributions primarily relating to KW’s increased ownership in KWE, distributions relating to property sales and investing distributions from debt refinancings.

The following table describes KW’s investment account (KW’s equity in real estate and loans secured by real estate), which includes the following financial statement captions and is derived from the consolidated balance sheets, as at 30 June 2017 and 31 December 2016:

(Dollars in millions)	30 June 2017 $	31 December 2016 $
Real estate and acquired in-place lease values, gross of accumulated depreciation and amortisation of $466.0 and $374.3, respectively	6,528.1	6,188.5
Loan purchases and originations	87.2	87.7
Investment debt	(4,192.8)	(3,956.1)
Cash held by consolidated investments	695.6	625.5
Unconsolidated investments[1] , gross of accumulated depreciation and amortisation of $54.4 and $52.3, respectively	535.9	592.0
Net hedge liability	(85.5)	(47.0)
Other 2	69.5	55.5

Consolidated investment account	3,638.0	3,546.1
Less:
Noncontrolling interests on investments, gross of depreciation and amortisation of $219.0 and $168.3, respectively	(1,543.2)	(1,463.4)

Investment account	2,094.8	2,082.7

1	Excludes $17.5 million and $15.9 million related to KW’s investment in a servicing platform in Spain, as at 30 June 2017 and 31 December 2016, respectively.
2	Includes KW’s marketable securities, which are part of other assets, as well as net other assets of consolidated investments.

The following table breaks down KW’s investment account information derived from the consolidated balance sheet, by investment type and geographic location as at 30 June 2017:

			Loans secured by	Residential
	Multifamily	Commercial	real estate	and other	Hotel	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	576.9	383.2	6.1	200.1	77.0	1,243.3
United Kingdom	—	63.3	—	—	—	63.3
Ireland	68.9	56.8	—	—	85.5	211.2
Japan	6.4	—	—	—	—	6.4
Cash, marketable securities and net hedge asset						101.0

Total excluding KWE	652.2	503.3	6.1	200.1	162.5	1,625.2
KWE:
United Kingdom	9.6	183.1	4.6	—	4.6	201.9
Ireland	16.1	71.5	2.1	—	4.1	93.8
Italy	—	19.5	—	—	—	19.5
Spain	—	31.4	—	1.0	—	32.4
Cash and net hedge liability[1]						122.0

Total KWE	25.7	305.5	6.7	1.0	8.7	469.6

Grand Total	677.9	808.8	12.8	201.1	171.2	2,094.8

1	Includes $141.0 million of KW’s share of cash and $(19.0) million of KW’s share of hedges. KW’s share of KWE’s unsecured debt has been allocated to unencumbered KWE investments.

The following table breaks down KW’s investment account information derived from the consolidated balance sheet, by investment type and geographic location as at 31 December 2016:

			Loans secured by	Residential
	Multifamily	Commercial	real estate	and other	Hotel	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	562.9	310.7	12.4	247.8	92.3	1,226.1
United Kingdom	5.7	66.1	—	—	—	71.8
Ireland	67.1	63.1	—	—	79.6	209.8
Japan	6.1	—	—	—	—	6.1
Cash, marketable securities, and net hedge asset						123.6

Total excluding KWE	641.8	439.9	12.4	247.8	171.9	1,637.4
KWE:
United Kingdom	8.8	176.7	4.6	—	4.2	194.3
Ireland	15.0	64.9	2.1	—	3.7	85.7
Italy	—	18.4	—	—	—	18.4
Spain	—	28.6	—	1.1	—	29.7
Cash and net hedge liability 1						117.2

Total KWE	23.8	288.6	6.7	1.1	7.9	445.3

Grand Total	665.6	728.5	19.1	248.9	179.8	2,082.7

1	Consists of $133.0 million of KW’s share of cash and $(15.8) million of KW’s share of hedges. KW’s share of KWE’s unsecured debt has been allocated to unencumbered KWE investments

IMRES

IMRES includes KW’s investment management business as well as KW’s complementary third party real estate services business.

Investment management

KW’s investment management platform utilises a number of different investment vehicles for which KW provides acquisition, asset management and financing and other investment-related services and typically includes a co-investment from KW. KW usually provides investment management services on its consolidated investment portfolio as well as investments with strategic partners many of whom have separate account agreements with KW. Through KW’s fund management business it has four closed end funds that KW seeks to generate attractive, risk adjusted returns.

Commingled funds

KW has four closed end funds that it manages and in respect of which KW receives investment management fees. Most recently, KW completed fund-raising for its fifth value-add fund, Kennedy Wilson Fund V, a $500 million private fund targeting the Western U.S. KW is the largest investor in the fund with a 12% interest. Fund V has a current portfolio of 17 investments with an aggregate purchase price of $974.1 million, with $135.0 million of undrawn commitments.

Separate accounts

KW has a few equity partners that have separate account agreements with KW. As part of the agreement KW acts as the general partner and receives investment management fees including potential performance fees.

Property services

This division manages or advises on commercial and residential real estate for third-party clients, fund investors and investments held by the KW Group. In addition to earning property management fees, consulting fees, lease commissions, construction management fees, disposition fees and accounting fees, the property services group gives KW insight into local markets and potential acquisitions.

Research

Meyers is a premier real estate consulting practice and provider of data and analytics for the residential real estate development and new home construction industry. Meyers offers a national perspective as well as local expertise to homebuilders, multifamily developers, lenders and financial institutions. These relationships have led to investment opportunities with homebuilders in the Western U.S. region. KW believes ZondaTM, a Meyers innovation, is the housing industry’s most comprehensive solution for smart business analysis, real-time market data reporting and economic and housing data in one place and on-the-go.

Brokerage

KW’s brokerage division represents tenants and landlords on every aspect of site selection, negotiation and occupancy. The division also specialises in innovative marketing programmes tailored to client objectives for all types of investment grade and income-producing real estate. The division’s property marketing programmes combine proven techniques with its detailed market knowledge to create optimum results.

Auction and conventional sales

The auction and conventional sales division provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects and conversions. Generally the division’s auction sales business is countercyclical to the traditional sales real estate market and has been a bellwether for KW in forecasting market conditions.

KWE

As at 30 June 30 2017, KWE has 207 real estate assets with approximately 11.4 million square feet and totalling $3.8 billion in portfolio value (primarily located in the U.K. and Ireland). As at 30 June 2017, KW owns approximately 30.0 million KWE Shares (with a cost basis of $454.9 million, net of realised and unrealised hedging activity) or approximately 23.8% of the total issued share capital of KWE.

KWE is externally managed by one of KW’s wholly-owned subsidiaries, the Investment Manager, pursuant to the Investment Management Agreement, whereby it is entitled to receive certain management and performance fees. The Investment Manager is entitled to an annual management fee (payable quarterly in arrear) equal to 1% of KWE’s adjusted net asset value (reported by KWE to be £1.6 billion as at 30 June 2017) and certain performance fees. The management fee payable to the Investment Manager is paid half in cash and half in KWE Shares. The management fee for Q2 of 2017 was paid fully in cash by KWE. During the six months ended 30 June 2017, KW earned $9.7 million in management fees from KWE.

The Compensation Committee approved and reserved up to 30% of any performance fees earned by KW to be allocated to certain employees. In connection with the Merger, the KW Board determined that all unvested KWE awards (532,230 RSUs as at 30 June 2017) will vest prior to completion of the Merger.

Due to the terms of the Investment Management Agreement and KW’s equity ownership interest in KWE, pursuant to the guidance set out in ASC 810, the results and financial position of KWE are consolidated in KW’s financial statements. As such, fees earned by the Investment Manager are eliminated in the consolidated financial statements. Pursuant to the Investment Management Agreement, subject to certain exceptions, KWE will be provided priority access to all real estate or real estate loan opportunities sourced by the Investment Manager in Europe that are within the parameters of KWE’s investment policy. Compensation and certain general and administrative expenses relating to KWE is borne by KW as employees of KW work on behalf of the Investment Manager.

The following condensed financial statements show KWE’s financial position and results of operations in the context of KW’s consolidated financial statements as a whole:

		As at 30 June 2017 (unaudited)
(Dollars in millions)	KWE $	Non-KWE[1] [4] $	Elimination $	Total KW $
Cash 2	592.4	672.4	—	1,264.8
Accounts receivable	35.7	57.7	—	93.4
Loan purchases and originations	81.1	6.1	—	87.2
Real estate and acquired in place lease values, net of accumulated depreciation and amortisation 3	3,083.4	2,978.7	—	6,062.1
Investment in marketable securities	—	409.7	(409.7)	—
Unconsolidated investments	—	499.0	—	499.0
Other assets	190.6	87.2	—	277.8

Total assets	3,983.2	4,710.8	(409.7)	8,284.3

Accounts payable	10.2	10.6	—	20.8
Accrued expenses and other liabilities	247.0	184.4	—	431.4
Investment debt	2,182.9	2,009.9	—	4,192.8
Senior notes payable	—	937.6	—	937.6
Line of credit	—	350.0	—	350.0

Total liabilities	2,440.1	3,492.5	—	5,932.6

KW Shareholders’ equity	442.7	1,215.9	(442.7)	1,215.9
Accumulated other comprehensive income	(33.0)	(188.4)	33.0	(188.4)
Noncontrolling interests	1,133.4	190.8	—	1,324.2

Total equity	1,543.1	1,218.3	(409.7)	2,351.7

Total liabilities and equity	3,983.2	4,710.8	(409.7)	8,284.3

1	Consists of investments that are consolidated in KW’s financial statements and investments that are held through joint ventures.
2	Includes cash and cash equivalents and cash held by consolidated investments.
3	Includes $241.7 million and $224.3 million of accumulated depreciation and amortisation for KWE and Non-KWE, respectively.
4	Includes $934.2 million of total assets and $264.2 million of equity in European investments KW made prior to KWE’s formation.

	Six months ended 30 June 2017
(Dollars in millions)	KWE $	Non-KWE $	Fee elimination[1] $	Total KW $
Revenue
Rental	121.3	126.8	—	248.1
Hotel	12.9	45.6	—	58.5
Sale of real estate	1.8	11.8	—	13.6
Dividend income	—	8.9	(8.9)	—
Investment management, property services and research fees	—	34.9	(9.7)	25.2
Loan purchases, loan originations and other	6.2	0.3	—	6.5

Total revenue	142.2	228.3	(18.6)	351.9

Operating expenses
Rental operating	27.6	45.0	—	72.6
Hotel operating	11.6	35.6	—	47.2
Cost of real estate sold	1.4	8.9	—	10.3
Commission and marketing	—	3.7	—	3.7
Compensation and related	0.6	77.6	—	78.2

	Six months ended 30 June 2017
	KWE	Non-KWE	Fee elimination[1]	Total KW
(Dollars in millions)	$	$	$	$
General and administrative	4.6	15.3	—	19.9
Depreciation and amortisation	54.1	47.7	—	101.8

Total operating expenses	99.9	233.8	—	333.7
Income from unconsolidated investments	—	35.9	—	35.9

Operating income	42.3	30.4	(18.6)	54.1
Non-operating income (expense)
Gain on sale of real estate	12.5	59.2	—	71.7
Acquisition-related expenses	(4.3)	3.1	—	(1.2)
Interest expense-investment	(34.8)	(35.1)	—	(69.9)
Interest expense-corporate	—	(32.2)	—	(32.2)
Management fee	(9.7)	—	9.7	—
Other income	1.7	3.2	—	4.9

Income (loss) before provision for income taxes	7.7	28.6	(8.9)	27.4
Provision for income taxes	(3.1)	(1.5)	—	(4.6)

Net income (loss)	4.6	27.1	(8.9)	22.8

1	Only relates to fee elimination associated with KW’s investment in KWE. KW has additional fees eliminated associated with other equity partners.

Legacy European investments

Prior to KWE’s formation and for investments that do not meet KWE’s investment guidelines, KW has directly invested in 17 properties and a servicing platform in Europe that have total assets of $934.2 million included in KW’s consolidated balance sheet and $264.2 million of equity as at 30 June 2017. As at 30 June 2017, KW’s weighted average ownership in these investments was 65%.

Selected financial data

In order help the user of the financial statements understand KW’s growth, KW has included certain five-year selected financial data. The following tables show selected financial items for the three and six months ended 30 June 2017 to 2013:

	Three months ended 30 June
(Dollars in millions, except per share amounts)	2017 $	2016 $	2015 $	2014 $	2013 $
U.S. GAAP
Revenues	177.8	176.5	140.5	92.0	36.0
Net income (loss) attributable to KW Shareholders	9.4	(1.6)	31.2	36.3	(2.5)
Basic income (loss) per KW Share	0.08	(0.02)	0.29	0.39	(0.03)
Diluted income (loss) per KW Share	0.08	(0.02)	0.27	0.38	(0.03)
Non-U.S. GAAP
Adjusted EBITDA	102.2	73.5	112.8	122.2	38.0
Adjusted EBITDA percentage change	39%	(35)%	(8)%	222%	—%
Adjusted Fees	18.0	32.1	36.7	48.7	20.3
Adjusted Fees percentage change	(44)%	(13)%	(25)%	140%	—%

	Six months ended 30 June
(Dollars in millions, except per share amounts)	2017 $	2016 $	2015 $	2014 $	2013 $
U.S. GAAP
Revenues	351.9	348.7	278.2	143.3	58.4
Net (loss) income attributable to KW Shareholders	10.2	(9.1)	27.7	46.8	(6.1)
Basic income (loss) per KW Share	0.09	(0.09)	0.27	0.51	(0.10)
Diluted income (loss) per KW Share	0.09	(0.09)	0.27	0.50	(0.09)
Non-U.S. GAAP
Adjusted EBITDA	179.5	145.3	166.5	191.5	70.9
Adjusted EBITDA percentage change	24%	(13)%	(13)%	170%	—%
Adjusted Fees	45.7	62.1	63.8	66.8	34.5
Adjusted Fees percentage change	(26)%	(3)%	(4)%	94%	—%

The following tables show selected financial items as at 30 June 2017 and the years ended 2016 to 2013:

	30 June	Year ended 31 December
(Dollars in millions)	2017 $	2016 $	2015 $	2014 $	2013 $
Cash and cash equivalents	1,264.8	885.7	731.6	937.7	178.2
Total assets	8,284.3	7,659.1	7,595.6	6,297.6	1,786.8
Investment debt	4,192.8	3,956.1	3,627.5	2,175.7	400.2
Unsecured corporate debt	1,287.6	936.6	688.8	813.1	438.6
KW equity	1,027.5	1,048.0	1,133.8	901.1	768.3
Noncontrolling interests	1,324.2	1,295.1	1,731.3	2,142.8	50.6
Total equity	2,351.7	2,343.1	2,865.1	3,043.9	818.9
KW Shares outstanding	114.2	115.7	114.5	96.1	82.6

The following table shows KW’s investment account by region as at 30 June 2017 and the years ended 2016 to 2013:

	30 June		Year ended 31 December
	2017		2016		2015		2014		2013
(Dollars in millions)	$	%	$	%	$	%	$	%	$	%
Western U.S.	1,243.3	59	1,226.1	60	1,157.0	59	898.8	53	793.2	67
United Kingdom	265.2	13	266.1	13	379.4	20	252.7	15	135.7	11
Ireland	305.0	15	295.5	14	253.6	13	295.7	18	161.8	14
Japan	6.4	—	6.1	—	10.3	1	84.9	5	96.3	8
Spain	32.4	2	29.7	1	9.9	1	—	—	—	—
Italy	19.5	—	18.4	1	8.7	—	—	—	—	—
KW share of cash, marketable securities, and net hedge asset	223.0	11	240.8	11	123.4	6	152.2	9	—	—

Total	2,094.8	100	2,082.7	100	1,942.3	100	1,684.3	100	1,187.0	100

IMRES AUM

IMRES AUM generally refers to the properties and other assets with respect to which KW provides (or participates in) oversight, investment management services and other advice and which generally consist of real estate properties or loans and investments in joint ventures. IMRES AUM is principally intended to reflect the extent of its presence in the real estate market, not the basis for determining KW’s management fees. IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in KW’s IMRES AUM. The estimated value of development properties is included at estimated completion cost.

The table below details the changes to IMRES AUM for the three months ended 30 June 2017:

(Dollars in millions)	31 December 2016 $	Increases $	Decreases $	30 June 2017 $
IMRES AUM[1]	17,171.3	1,441.0	(587.2)	18,025.1

1	Includes the total capitalisation of KWE based on KWE’s period-end share price.

IMRES AUM increased 5% to approximately $18 billion as at 30 June 2017. The increase is due to new acquisitions, appreciation in the value of its investments and foreign currency gains in KW’s investments and services segment due to the strengthening of the Pound quarter over quarter. This is offset by decreases due to dispositions of commercial and multifamily assets, collection of a previously outstanding loan, funding of capital commitments and pay downs of investment debt.

Foreign currency and currency derivative instruments

Please refer to ‘Quantitative and qualitative disclosures about market risk’ for discussion regarding foreign currency and currency derivative instruments.

Results of operations

KW Group consolidated financial results: three months ended 30 June 2017 compared to the three months ended 30 June 2016

	Three months ended 30 June 2017
	Investments	IMRES	Corporate	Total
(Dollars in millions)	$	$	$	$
Revenue
Rental	123.8	—	—	123.8
Hotel	29.0	—	—	29.0
Investment management, property services and research fees	—	7.7	—	7.7
Sale of real estate	12.8	—	—	12.8
Loans and other	4.4	—	—	4.4

Total revenue	170.0	7.7	—	177.7
Operating expenses	(95.4)	(13.1)	(17.7)	(126.2)
Depreciation expense	(52.1)	—	—	(52.1)
Income from unconsolidated investments, net of depreciation and amortisation	12.6	0.9	—	13.5

Operating income (loss)	35.1	(4.5)	(17.7)	12.9
Non-operating income (expense):
Gain on sale of real estate	66.3	—	—	66.3
Acquisition-related expenses	(0.9)	—	—	(0.9)
Interest expense-interest	(35.5)	—	—	(35.5)
Interest expense-corporate	—	—	(16.6)	(16.6)
Other non-operating expenses	(0.3)	—	4.6	4.3
(Benefit from) provision for income taxes	(1.3)	—	(7.4)	(8.7)

Total non-operating income (loss)	28.3	—	(19.4)	8.9

Net income (loss)	63.4	(4.5)	(37.1)	21.8
Add back (less):
Interest expense-investment	35.5	—	—	35.5
Interest expense-corporate	—	—	16.6	16.6
KW’s share of interest expense included in unconsolidated investments	5.9	0.1	—	6.0
Depreciation and amortisation	52.1	—	—	52.1
KW’s share of depreciation and amortisation included in unconsolidated investments	3.5	0.9	—	4.4
Provision for income taxes	1.3	—	7.4	8.7
Fees eliminated in consolidation	(7.4)	7.4	—	—

	Three months ended 30 June 2017
(Dollars in millions)	Investments $	IMRES $	Corporate $	Total $
EBITDA attributable to noncontrolling interests	(52.3)	—	—	(52.3)
Stock based compensation	—	—	9.4	9.4

Adjusted EBITDA	102.0	3.9	(3.7)	102.2

1	$39.9 million of depreciation, amortisation, taxes and interest were attributable to noncontrolling interest for the three months ended 30 June 2017.

	Three months ended 30 June 2016
(Dollars in millions)	Investments $	IMRES $	Corporate $	Total $
Revenue
Rental	120.3	—	—	120.3
Hotel	26.8	—	—	26.8
Investment management, property services and research fees	—	13.5	—	13.5
Sale of real estate	12.3	—	—	12.3
Loans and other	3.6	—	—	3.6

Total revenue	163.0	13.5	—	176.5
Operating expenses	(86.1)	(13.5)	(20.1)	(119.7)
Depreciation expense	(48.9)	—	—	(48.9)
Income from unconsolidated investments, net of depreciation and amortisation	7.2	1.2		8.4

Operating income (loss)	35.2	1.2	(20.1)	16.3
Non-operating income (expense):
Gain on sale of real estate	16.1	—	—	16.1
Acquisition-related gains	8.6	—	—	8.6
Acquisition-related expenses	(6.3)	—	—	(6.3)
Interest expense-investments	(33.6)	—	—	(33.6)
Interest expense-corporate	—	—	(12.2)	(12.2)
Other non-operating expenses	5.0	—		5.0
Provision for income taxes	(3.2)	—	7.1	3.9

Total non-operating loss	(13.4)	—	(5.1)	(18.5)

Net income (loss)	21.8	1.2	(25.2)	(2.2)
Add back (less):
Interest expense-investment	33.6	—	—	33.6
Interest expense-corporate	—	—	12.2	12.2
KW’s share of interest expense included in unconsolidated investments	6.1	0.1	—	6.2
Depreciation and amortisation	48.9	—	—	48.9
KW’s share of depreciation and amortisation included in unconsolidated investments	4.6	0.7	—	5.3
Benefit from income taxes	3.2	—	(7.1)	(3.9)
Fees eliminated in consolidation	(15.3)	15.3	—	—
EBITDA attributable to noncontrolling interests[1]	(41.3)	—	—	(41.3)
Stock based compensation	—	—	14.7	14.7

Adjusted EBITDA	61.6	17.3	(5.4)	73.5

1	$42.5 million of depreciation, amortisation and interest were attributable for noncontrolling interests for the three months ended 30 June 2016.

U.S. GAAP net income (loss) to common shareholders was income of $9.4 million and a loss of $1.6 million for the second quarter of 2017 and 2016, respectively. Adjusted EBITDA was $102.2 million and $73.5 million for the second quarter of 2017 and 2016, respectively.

For same property multifamily units, total revenues increased 5.9%, net operating income increased 6.1% and occupancy decreased to 94.5% from 94.8% for the same period in 2016. For same property commercial real estate, total revenues decreased 0.2% and net operating income was flat, with occupancy decreasing of 0.2% to 96.0% from the same period in 2016.

A significant portion of KW’s investments are in foreign currencies. KW does not hedge future operations or cash flows, so changes in foreign currency rates will have an impact on KW’s results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues, net income and Adjusted EBITDA by applying the applicable exchange rates for the prior period.

	Three months ended 30 June 2017
	Investments		Services		Total
(Dollars in millions)	$	%	$	%	$	%
Revenues	2.6	2	—	—	2.6	2
Net Income	0.2	2	0.1	1	0.3	3
Adjusted EBITDA	0.5	1	0.2	—	0.7	1

	Three months ended 30 June 2016
	Investments		Services		Total
(Dollars in millions)	$	%	$	%	$	%
Revenues	(7.4)	(4)	—	—	(7.4)	(4)
Net Income	0.1	(7)	(0.4)	25	(0.3)	18
Adjusted EBITDA	(0.7)	(1)	(0.4)	(1)	(1.1)	(2)

Revenues

Investments segment revenues

Rental income was $123.8 million for the three months ended 30 June 2017, as compared to $120.3 million for the same period in 2016. The $3.5 million increase is primarily due to improved operating performance and acquisitions subsequent to the second quarter of 2016.

Hotel income was $29.0 million for the three months ended 30 June 2017, as compared to $26.8 million for the same period in 2016. The $2.2 million increase is primarily due to a longer ski season at the Ritz Carlton Lake Tahoe compared to the prior period and more rooms available for rent and less disruption at the Fairmont St Andrews Hotel and Portmarnock Hotel & Golf Links, both owned by KWE, due to the completion of room and common area upgrades.

Loan and other income was $4.5 million for the three months ended 30 June 2017, as compared to $3.6 million for the same period in 2016. The increase in income was mainly due to cash collections on notes held be KWE.

Sale of real estate was $12.8 million for the three months ended 30 June 2017, as compared to $12.3 million for the same period in 2016. During the three months ended 30 June 2017, KW sold and entered into a development agreement for 200 Capital Dock, a 130,000 sq. ft. office building under development in Dublin, Ireland and KWE sold one condominium unit. KW will recognise additional sale of real estate in future periods on 200 Capital Dock as construction progresses on the building. It is anticipated that the building will be completed in the third quarter of 2018. During the three months ended 30 June 2016, KW sold a vacant lot and KWE sold a condominium unit.

IMRES segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment-grade and income-producing real estate; and

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties.

The following table shows Adjusted Fees for the three month periods ended 30 June 2017 and 2016:

(Dollars in millions)	Three months ended 30 June
	2017 $	2016 $
IMRES fees	7.7	13.5
Non-U.S. GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	7.4	15.3
KW’s share of fees in unconsolidated service businesses	2.9	3.3

Adjusted Fees	18.0	32.1

1	The three months ended 30 June 2017 and 2016 include $4.7 million and $8.9 million, respectively, of fees recognised in net (income) loss attributable to noncontrolling interests relating to the portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.

IMRES fees were $7.7 million during the three months ended 30 June 2017, as compared to $13.5 million for the same period in 2016.

Fees earned from investments that were eliminated in consolidation totalled $7.4 million during the three months ended 30 June 2017, as compared to $15.3 million for the same period in 2016. In accordance with U.S. GAAP, these fees were excluded from total fees of $7.7 million and $13.5 million, respectively.

The table below shows a breakdown of Adjusted Fees from investment management and real estate related services for the three months ended 30 June 2017 and 2016:

Fee description	Three months ended 30 June
	2017 $	2016 $
Investment Management—Base	9.7	11.1
Investment Management—Performance	(2.7)	9.5
Investment Management—Acquisition/Disposition	0.5	—

Investment Management—Total	7.5	20.6
Property Services and Research	10.5	11.5

Total Adjusted Fees	18.0	32.1

Investment management

Investment management generated Adjusted Fees of $7.5 million during the three months ended 30 June 2017, as compared to $20.6 million for the same period in 2016. The decrease is primarily attributable to prior period performance fees earned on the sale of an Irish office building. Additionally, KW had a decrease in unrealised performance fees related to the management of the funds. In respect of each period, KW calculates the performance fee that would be due to KW if the funds and their underlying investments were realised at their estimated fair values. In the current period, the unrealised accrued performance fees that would be due to KW decreased as the change in the estimated fair values of the underlying properties along with the current period’s operating distributions from the properties were below the funds’ preferred return thresholds.

Real estate related services

Real estate related services fees decreased to $10.5 million during the three months ended 30 June 2017, as compared to $11.5 million for the same period in 2016 due to decreased brokerage service fees.

Operating expenses

Investments segment operating expenses

Operating expenses for the three months ended 30 June 2017 increased to $147.5 million, compared to $135.0 million for the same period in 2016. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $3.8 million, and depreciation and amortisation increased by $3.2 million primarily due to acquisitions subsequent to the second quarter of 2016.

•	Additionally, during the three months ended 30 June 2017, KW sold and entered into a development agreement for 200 Capital Dock, a 130,000 square feet office building under development in Dublin, Ireland and KWE sold a condominium unit, which resulted in $9.6 million of sale-related costs. During the three months ended 30 June 2016, KW sold a vacant lot and KWE sold a condominium unit which resulted in $9.2 million in sale-related costs.

IMRES segment operating expenses

Operating expenses for the three months ended 30 June 2017 decreased to $13.1 million, as compared to $13.5 million for the same period in 2016.

Corporate operating expenses

Operating expenses for the three months ended 30 June 2017 were approximately $17.7 million, as compared to $20.1 million for the same period in 2016. The decrease is mainly due to the expense taken in 2016 related to the 60% cliff vesting of restricted stock that was granted in 2012 under the First Amended and Restated Plan.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

During the three months ended 30 June 2017, income from unconsolidated investments was $12.6 million as compared to $7.2 million for the same period in 2016. During the three months ended 30 June 2017, the KW Group sold one commercial property and one multifamily property in the Western United States, which attributed to the increase in income as compared to the prior period which had no sales. The prior period had $3.8 million of fair value gains relating to VHH with no comparable activity in the current period.

IMRES segment income from unconsolidated investments

During the three months ended 30 June 2017, income from unconsolidated investments was $0.9 million compared to $1.2 million in 2016. The income recognised relates to KW’s approximate 5% interest in a loan servicing platform in Spain, with approximately €23.0 billion of assets under management.

Non-operating items

Gains on sale of real estate was $66.3 million for the three months ended 30 June 2017, compared to $16.1 million during the same period in 2016. The gains recognised during the three months ended 30 June 2017 relate primarily to the sale of Rock Creek Landing, a 576-unit wholly-owned multifamily community in Kent, Washington, the sale of the multifamily component of The Rock, a 233-unit apartment complex in Manchester, England, and sales by KWE of non-core assets out of its United Kingdom commercial property portfolio. The gain recognised during the three months ended 30 June 2016 relates primarily to the sale of an office property in Ireland.

There were no acquisition-related gains during the three months ended 30 June 2017, compared to $8.6 million during the same period in 2016. During the three months ended 30 June 2016, the KW Group acquired an additional equity interest and took control of a retail centre in the Western United States that was previously accounted for as an unconsolidated investment resulting in acquisition-related gains of $8.6 million. As required by U.S. GAAP, and consolidation literature, KW revalued its existing interests at current market values, and, as such, KW recorded acquisition-related gains on those existing interests as discussed above.

Acquisition-related expenses were $0.9 million for the three months ended 30 June 2017, compared to $6.3 million during the same period in 2016. The acquisition related expenses primarily relate to professional fees and the payment of stamp duty taxes in the United Kingdom and Ireland. During the three months ended 30 June 2016, KWE had greater acquisition activity compared to current period.

Interest expense associated with corporate debt was $16.6 million for the three months ended 30 June 2017, as compared to $12.2 million for the same period in 2016. During the third quarter of 2016, the KW Group issued an additional $250.0 million of the 2024 Notes which resulted in the higher interest expense. In addition, the greater amount outstanding on the KW Revolving Facility during the three months ended 30 June 2017 led to increased interest expense as compared to the prior period.

Interest expense associated with investment debt was $35.5 million for the three months ended 30 June 2017, as compared to $33.6 million for the same period in 2016. The increase is due to acquisitions and consolidations subsequent to the second quarter of 2016.

Other income was $4.4 million for the three months ended 30 June 2017, as compared to $5.0 million for the same period in 2016. In the current period, KW has £290.5 million of cash relating to the Merger in an escrow account. Since this is held in a currency different than KW’s functional currency, changes in foreign currency rates are recorded to other income. During the three months ended 30 June 2017, KW recognised a gain of $10.8 million which was offset by a loss of $6.6 million on associated hedges on this cash balance. The prior period had $5.9 million of realised gains primarily on GBP hedges that were not designated for hedge accounting.

During the three months ended 30 June 2017, the KW Group generated pre-tax book income of $30.6 million related to its global operations and recorded a tax provision of $8.8 million or 29% of pre-tax book income. The difference between the U.S. federal rate of 35% and KW’s effective rate is primarily attributable to income earned by noncontrolling interests which is not subject to corporate taxes and non-deductible depreciation in the United Kingdom.

KW had net income of $12.4 million attributable to noncontrolling interests during the three months ended 30 June 2017, compared to $1.1 million of net losses during the three months ended 30 June 2016. The income attributable to noncontrolling interest in the current period was primarily due to gains on sales of properties.

Preferred dividends and accretion of preferred stock issue costs were $0.0 million and $0.5 million for the three months ended 30 June 2017 and 2016, respectively. Due to the conversion of all outstanding shares of series B preferred stock on 28 December 2016, there was no preferred stock outstanding during the three months ended 30 June 2017.

Other comprehensive income

The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges. Below is a table that details the activity for the three months ended 30 June 2017 and 2016.

	Three months ended 30 June
	2017	2016
(Dollars in millions)	$	$
Unrealised foreign currency translation gain (loss), net of noncontrolling interests and tax	22.7	(14.9)
Amounts reclassified out of accumulated other comprehensive loss during the period	—	1.1
Unrealised foreign currency derivative contract (loss) gain, net of noncontrolling interests and tax	(13.1)	4.0
Unrealised gain marketable securities, net of noncontrolling interests and tax	0.1	—

Other comprehensive income (loss)	9.7	(9.8)
Realised foreign currency exchange gain (loss)—statement of operations	10.8	(0.9)
Realised foreign currency derivative contract (loss) gain—statement of operations	(6.6)	5.9

Comprehensive income (loss)—foreign currency exchange	13.9	(4.8)

The main currencies that KW has exposure to are the Euro and the Pound. The table below represents the change in rates over the three months ended 30 June 2017 and 2016 as compared to the U.S. dollar:

	Three months ended 30 June
	2017	2016
	%	%
Euro	6.7	(3.0)
GBP	4.2	(7.0)

Other comprehensive income (loss), net of taxes and noncontrolling interests, for the three months ended 30 June 2017 and 2016 was income of $9.7 million and a loss of $9.8 million, respectively. The gains relating to unrealised foreign currency translation and the offsetting losses related to hedges during the current period are due to the strengthening of the Pound and Euro against the U.S. dollar.

Amounts reclassified out of accumulated other comprehensive income are for amounts that are moved out of other comprehensive income and recognised on the statement of operations. There was no such activity in the current period. The reclassification for the prior period related to the sale of an office building in Ireland.

KW Group consolidated financial results: six months ended 30 June 2017 compared to the six months ended 30 June 2016

(Dollars in millions)	Six months ended 30 June 2017
	Investments $	IMRES $	Corporate $	Total $
Revenue
Rental	248.1	—	—	248.1
Hotel	58.5	—	—	58.5
Investment management, property services and research fees	—	25.2	—	25.2
Sale of real estate	13.6	—	—	13.6
Loans and other	6.5	—	—	6.5

Total revenue	326.7	25.2	—	351.9
Operating expenses	(173.7)	(26.4)	(31.8)	(231.9)
Depreciation expense	(101.8)	—	—	(101.8)

(Dollars in millions)	Six months ended 30 June 2017
	Investments $	IMRES $	Corporate $	Total $
Income from unconsolidated investments, net of depreciation and amortisation	34.2	1.7	—	35.9

Operating income (loss)	85.4	0.5	(31.8)	54.1
Non-operating income (expense):
Gain on sale of real estate	71.7	—	—	71.7
Acquisition-related expenses	(1.2)	—	—	(1.2)
Interest expense-investment	(69.9)	—	—	(69.9)
Interest expense-corporate	—	—	(32.2)	(32.2)
Other non-operating expenses	0.5	—	4.4	4.9
(Benefit from) provision for income taxes	(2.3)	—	(2.3)	(4.6)

Total non-operating income (loss)	(1.2)	—	(30.1)	(31.3)

Net income (loss)	84.2	0.5	(61.9)	22.8
Add back (less):
Interest expense-investment	69.9	—	—	69.9
Interest expense-corporate	—	—	32.2	32.2
KW’s share of interest expense included in unconsolidated investments	11.2	0.3	—	11.5
Depreciation and amortisation	101.8	—	—	101.8
KW’s share of depreciation and amortisation included in unconsolidated investments	6.9	1.8	—	8.7
Provision for income taxes	2.3	—	2.3	4.6
Fees eliminated in consolidation	(14.6)	14.6	—	—
EBITDA attributable to noncontrolling interests[1]	(92.1)	—	—	(92.1)
Stock based compensation	—	—	20.1	20.1

Adjusted EBITDA	169.6	17.2	(7.3)	179.5

1	$79.5 million of depreciation, amortisation, taxes and interest were attributable to noncontrolling interests for the six months ended 30 June 2017.

	Six months ended 30 June 2016
	Investments	IMRES	Corporate	Total
(Dollars in millions)	$	$	$	$
Revenue
Rental	240.2	—	—	240.2
Hotel	55.9	—	—	55.9
Investment management, property services and research fees	—	32.6	—	32.6
Sale of real estate	14.2	—	—	14.2
Loans and other	5.8	—	—	5.8

Total revenue	316.1	32.6	—	348.7
Operating expenses	(161.3)	(29.4)	(43.5)	(234.2)
Depreciation expense	(97.3)	—	—	(97.3)
Income from unconsolidated investments, net of depreciation and amortisation	25.3	2.3	—	27.6

Operating income (loss)	82.8	5.5	(43.5)	44.8
Non-operating income (expense):
Gain on sale of real estate	54.5	—	—	54.5
Acquisition-related gains	8.6	—	—	8.6
Acquisition-related expenses	(8.4)	—	—	(8.4)

	Six months ended 30 June 2016
(Dollars in millions)	Investments $	IMRES $	Corporate $	Total $
Interest expense-investment	(66.1)	—	—	(66.1)
Interest expense-corporate	—	—	(24.3)	(24.3)
Other non-operating expenses	5.7	—	—	5.7
Provision for income taxes	(4.2)	—	7.6	3.4

Total non-operating loss	(9.9)	—	(16.7)	(26.6)

Net income (loss)	72.9	5.5	(60.2)	18.2
Add back (less):
Interest expense-investment	66.1	—	—	66.1
Interest expense-corporate	—	—	24.3	24.3
KW’s share of interest expense included in unconsolidated investments	11.9	0.4	—	12.3
Depreciation and amortisation	97.3	—	—	97.3
KW’s share of depreciation and amortisation included in unconsolidated investments	9.1	1.4	—	10.5
Benefit from income taxes	4.2	—	(7.6)	(3.4)
Fees eliminated in consolidation	(22.8)	22.8	—	—
EBITDA attributable to noncontrolling interests[1]	(112.2)	—	—	(112.2)
Stock based compensation	—	—	32.2	32.2

Adjusted EBITDA	126.5	30.1	(11.3)	145.3

1	$86.0 million of depreciation, amortisation and interest were attributable to noncontrolling interests for the six months ended 30 June 2016.

U.S. GAAP net income (loss) to common shareholders was income of $10.2 million and a loss of $9.1 million for the six months ended 30 June 2017 and 2016, respectively. Adjusted EBITDA was $179.5 million and $145.3 million for the six months ended 30 June 2017 and 2016, respectively.

For same property multifamily units, total revenues increased 6.4%, net operating income increased 6.6% and occupancy decreased to 94.3% from 94.5% for the same period in 2016. For same property commercial real estate, total revenues increased 1.5%, net operating income increased 2.2% and occupancy increased 0.5% to 96.2% from the same period in 2016.

A significant portion of KW’s investments are in foreign currencies. KW does not hedge future operations or cash flows, so changes in foreign currency rates will have an impact on KW’s results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues, net income and Adjusted EBITDA by applying the applicable exchange rates for the prior period.

	Six months ended 30 June 2017
	Investments		Services		Total
(Dollars in millions)	$	%	$	%	$	%
Revenues	3.1	1	—	—	3.1	1
Net Income	0.2	2	0.2	2	0.4	4
Adjusted EBITDA	0.6	—	0.2	—	0.8	—

	Six months ended 30 June 2016
	Investments		Services		Total
(Dollars in millions)	$	%	$	%	$	%
Revenues	(15.3)	(4)	—	—	(15.3)	(4)
Net Income	(0.9)	10	(0.9)	10	(1.8)	20
Adjusted EBITDA	(2.8)	(2)	(0.9)	(1)	(3.7)	(3)

Revenues

Investments segment revenues

Rental income was $248.1 million for the six months ended 30 June 2017, as compared to $240.2 million for the same period in 2016. The $7.9 million increase is primarily due to improved operating performance and acquisitions subsequent to the second quarter of 2016.

Hotel income was $58.5 million for the six months ended 30 June 2017, as compared to $55.9 million for the same period in 2016. The $2.6 million increase is primarily due to longer ski season at the Ritz Carlton Lake Tahoe compared to the prior period and more rooms available for rent and less disruption at the Fairmont St Andrews Hotel and Portmarnock Hotel & Golf Links, both owned by KWE, due to the completion of room and common area upgrades.

Loan and other income was $6.5 million for the six months ended 30 June 2017, as compared to $5.8 million for the same period in 2016. The increase in income was mainly due to cash collections on notes held by KWE.

Sale of real estate was $13.6 million for the six months ended 30 June 2017, as compared to $14.2 million for the same period in 2016. During the six months ended 30 June 2017, KW sold and entered into a development agreement for 200 Capital Dock, a 130,000 square feet office building under development in Dublin, Ireland and KWE sold two condominium units. KW will recognise additional sale of real estate in future periods on 200 Capital Dock as construction progresses on the building. It is anticipated that the building will be completed in the third quarter of 2018. During the six months ended 30 June 2017, KW sold a vacant lot and KWE sold two condominium units.

IMRES segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment-grade and income-producing real estate; and

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties.

The following table shows Adjusted Fees for the six month periods ended 30 June 2017 and 2016:

	Six months ended 30 June
	2017	2016
(Dollars in millions)	$	$
Investment management and real estate services fees	25.2	32.6
Non-U.S. GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	14.6	22.8
KW’s share of fees in unconsolidated service businesses	5.9	6.7

Adjusted Fees	45.7	62.1

1	The six months ended 30 June 2017 and 2016 include $9.2 million and $14.1 million, respectively, of fees recognised in net (income) loss attributable to noncontrolling interests relating to the portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.

Investment management and real estate services fees were $25.2 million during the six months ended 30 June 2017, as compared to $32.6 million for the same period in 2016.

Fees earned from investments that were eliminated in consolidation totalled $14.6 million during the six months ended 30 June 2017, as compared to $22.8 million for the same period in 2016. In accordance with U.S. GAAP, these fees were excluded from total fees of $25.2 million and $32.6 million, respectively.

The table below shows a breakdown of Adjusted Fees from investment management and real estate related services for the six months ended 30 June 2017 and 2016:

	Six months ended 30 June
	2017	2016
(Dollars in millions)	$	$
Fee description
Investment Management - Base	19.4	21.7
Investment Management - Performance	3.8	16.0
Investment Management - Acquisition/Disposition	0.5	0.2

Investment Management - Total	23.7	37.9
Property Services and Research	22.0	24.2

Total Adjusted Fees	45.7	62.1

Investment management

Investment management generated Adjusted Fees of $23.7 million during the six months ended 30 June 2017, as compared to $37.9 million for the same period in 2016. The decrease is primarily attributable to prior period performance fees earned on the sale of an Irish office building. Additionally, the unrealised performance fees recognised related to the management of the funds decreased. In respect of each period, KW calculates the performance fee that would be due to KW if the funds and their underlying investments were realised at their estimated fair values. In the current period, KW recognised less unrealised performance fees as the fair values of the underlying properties did not increase above the funds’ preferred return thresholds at an equivalent amount over the same period in 2016.

Real estate related services

Real estate related services fees decreased to $22.0 million during the six months ended 30 June 2017, as compared to $24.2 million for the same period in 2016 due to decreased brokerage service fees.

Operating expenses

Investments segment operating expenses

Operating expenses for the six months ended 30 June 2017 increased to $275.5 million, compared to $258.6 million for the same period in 2016. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $8.8 million, and depreciation and amortisation increased by $4.5 million primarily due to acquisitions subsequent to the second quarter of 2016.

•	Additionally, during the six months ended 30 June 2017, KW sold and entered into a development agreement for 200 Capital Dock, a 130,000 square feet office building under development in Dublin, Ireland and KWE sold two condominium units, which resulted in $10.3 million of sale-related costs. During the six months ended 30 June 2017, KW sold a vacant lot and KWE sold two condominium units, which resulted in $10.6 million in sale-related costs.

IMRES segment operating expenses

Operating expenses for the six months ended 30 June 2017 decreased to $26.4 million, as compared to $29.4 million for the same period in 2016. The decrease is primarily attributable to a decrease in general and administrative expenses in this segment.

Corporate operating expenses

Operating expenses for the six months ended 30 June 2017 were approximately $31.8 million, as compared to $43.5 million for the same period in 2016. The decrease is mainly due to the expense taken in 2016 related to the 60% cliff vesting of restricted stock that was granted in 2012 under the First Amended and Restated Plan.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

During the six months ended 30 June 2017, income from unconsolidated investments was $34.2 million, as compared to $25.3 million for the same period in 2016. During the six months ended 30 June 2017, the KW Group sold one commercial property and one multifamily property in the Western United States which attributed to the increase in income as compared to the prior period which had no comparable sales activity.

IMRES segment income from unconsolidated investments

During the six months ended 30 June 2017, income from unconsolidated investments was $1.7 million, compared to $2.3 million in 2016. The income recognised relates to KW’s approximate 5% interest in a loan servicing platform in Spain, with approximately €23.0 billion of assets under management.

Non-operating items

Gains on sale of real estate was $71.7 million for the six months ended 30 June 2017, compared to $54.5 million during the same period in 2016. The gains recognised during the six months ended 30 June 2017 relate primarily to the sale of Rock Creek Landing, a 576-unit wholly-owned multifamily community in Kent, Washington, the sale of the multifamily component of The Rock, a 233-unit apartment complex in Manchester, England, and sales by KWE of non-core assets out of its United Kingdom commercial property portfolio. The gains recognised during the six months ended 30 June 2016 relate primarily to the sale of a commercial property in the United Kingdom, the sale of a commercial property in Ireland and the sale of 20 commercial properties by KWE.

There were no acquisition-related gains during the six months ended 30 June 2017, compared to $8.6 million during the same period in 2016. During the six months ended 30 June 2017, the KW Group acquired an additional equity interest and took control of a retail centre in the Western United States that was previously accounted for as an unconsolidated investment resulting in acquisition-related gains of $8.6 million. As required by U.S. GAAP, and consolidation literature, KW revalued its existing interests at current market values and, as such, KW recorded acquisition-related gains on those existing interests as discussed above.

Acquisition-related expenses were $1.2 million for the six months ended 30 June 2017, compared to $8.4 million during the same period in 2016. The acquisition related expenses primarily relate to professional fees and the payment of stamp duty taxes in the United Kingdom and Ireland. During the six months ended 30 June 2017, KWE had greater acquisition activity compared to current period.

Interest expense associated with corporate debt was $32.2 million for the six months ended 30 June 2017, as compared to $24.3 million for the same period in 2016. During the third quarter of 2016, the KW Group issued an additional $250.0 million of the 2024 Notes which resulted in the higher interest expense. In addition, the greater amount outstanding on the KW Revolving Facility during the six months ended 30 June 2017 led to increased interest expense as compared to the prior period.

Interest expense associated with investment debt was $69.9 million for the six months ended 30 June 2017, as compared to $66.1 million for the same period in 2016. The increase is due to acquisitions and consolidations subsequent to the second quarter of 2016.

Other income was $4.9 million for the six months ended 30 June 2017, as compared to $5.7 million for the same period in 2016. In the current period, KW has £290.5 million of cash relating to the Merger in an escrow account. Since this is held in a currency different than KW’s functional currency, changes in foreign currency rates are recorded to other income. During the six months ended 30 June 2017, KW recognised a gain of $11.2 million which was offset by a loss of $6.8 million on associated hedges on this cash balance. The prior period had $7.6 million of realised gains primarily on GBP hedges that were not designated for hedge accounting.

During the six months ended 30 June 2017, the KW Group generated pre-tax book income of $27.4 million related to its global operations and recorded a tax provision of $4.6 million or 17% of pre-tax book income. As a result of the adoption of ASU 2016-09 on 1 January 2017, KW recorded an adjustment to opening retained earnings of $9.3 million for excess tax benefits from share awards which had not been recognised under the prior accounting standard. In addition, as a result of the adoption of ASU 2016-09, KW recorded a tax benefit of $3.8 million through to 30 June 2017 related to excess tax benefits realised from the vesting of restricted stock awards and dividend equivalents on restricted stock. The difference between the U.S. federal rate of 35% and KW’s effective rate is primarily attributable to excess tax benefit from vesting of restricted stock awards, income earned by noncontrolling interests and non-deductible depreciation in the United Kingdom.

KW had net income of $12.6 million attributable to noncontrolling interests during the six months ended 30 June 2017, compared to $26.2 million net income during the six months ended 30 June 2017. The decrease is due to greater sales at KWE in the prior period resulting in more gains allocated to noncontrolling interest.

Preferred dividends and accretion of preferred stock issue costs was $0.0 million and $1.1 million for the six months ended 30 June 2017 and 2016, respectively. Due to the conversion of all outstanding shares of series B preferred stock on 28 December 2016, there was no preferred stock outstanding during the six months ended 30 June 2017.

Other comprehensive income

The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges. Below is a table that details the activity for the six months ended 30 June 2017 and 2016.

	Six months ended 30 June
	2017	2016
(Dollars in millions)	$	$
Unrealised foreign currency translation loss, net of noncontrolling interests and tax	28.1	(7.4)
Amounts reclassified out of accumulated other comprehensive loss during the period	—	1.1
Unrealised foreign currency derivative contract (loss) gain, net of noncontrolling interests and tax	(13.4)	(2.6)
Unrealised gain marketable securities, net of noncontrolling interests and tax	0.1	0.1

Other comprehensive loss	14.8	(8.8)
Realised foreign currency exchange gain (loss)—statement of operations	11.2	(3.3)
Realised foreign currency derivative contract (loss) gain—statement of operations	(6.8)	7.6

Comprehensive income (loss)—foreign currency exchange	19.2	(4.5)

The main currencies that KW has exposure to are the Euro, the Pound and the Yen. The table below represents the change in rates over the six months ended 30 June 2017 and 2016 as compared to the U.S. dollar:

	Six months ended 30 June
	2017	2016
	%	%
Euro	9.2	2.0
GBP	6.0	(10.0)

Other comprehensive income (loss), net of taxes and noncontrolling interests, for the six months ended 30 June 2017 and 2016 was income of $14.8 million and a loss of $8.8 million, respectively. The gains in the current period are due to the strengthening of the Pound and the Euro as markets have become more settled post Brexit. The losses relating to unrealised foreign currency translation during the prior period are due to the decline of the Pound stemming from the Brexit vote.

Amounts reclassified out of accumulated other comprehensive income are for amounts that are moved out of other comprehensive income and recognised on the statement of operations. There was no such activity in the current period. The reclassification for the prior period relates to the resolution of European loan pools and the sale of an office property in Ireland during the year.

Liquidity and capital resources

KW’s liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, capital expenditures for consolidated real estate and unconsolidated investments working capital needs and any other corporate strategic acquisitions. KW finances these activities with internally generated funds, borrowings under the KW Revolving Facility, sales of equity and debt securities and cash out refinancings to the extent they are available and fit within KW’s overall portfolio leverage strategy. KW’s investments in real estate are typically financed with equity from KW’s balance sheet, third party equity and mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, KW guarantees a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. KW does not expect these guarantees to materially affect liquidity or capital resources. Please refer to “Off balance sheet arrangements” for further information. Historically, KW has not required significant capital resources to support the IMRES business.

KW’s short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with its properties, dividend payments to the KW Shareholders, capital expenditures and, potentially, acquisitions both at the property level and corporate level. KW expects to meet its short-term liquidity requirements through its existing cash and cash equivalents plus capital generated from the IMRES business, sales of real estate, collections from loans and loan pools, as well as availability on the KW Revolving Facility ($125.0 million was undrawn as at 30 June 2017). As at 30 June 2017, KW and its consolidated subsidiaries (including KWE) had approximately $1.7 billion of potential liquidity, which includes approximately $418 million of availability under lines of credit and $1.3 billion of cash for KW and KWE, collectively.

During the second quarter of 2017, KW announced the terms of the Merger. Under the terms of the New Offer, KWE Scheme Shareholders have the option of receiving either: (i) the Original Consideration (0.667 New KW Shares for each KWE Scheme Share); or (ii) a mixed consideration consisting of (a) 300 pence in cash to be paid by the KW, (b) 250 pence in cash to be paid by KWE as a special distribution; and (c) 0.3854 New KW Shares for each KW Scheme Share. On 9 June 2017, KW drew $350 million on the KW Revolving Facility. The funds, along with $18.0 million of existing corporate cash, were deposited into an escrow account, in accordance with the Code, and such funds will be used to satisfy the KW Cash Component. After completion of the Merger, KW currently intends to fund the repayment of the balance on the KW Revolving Facility through asset sales, incurring new secured debt on unencumbered assets, issuing new unsecured debt, utilising available corporate cash or any combination of the financing options available to KW. In addition, the KWE Facility will terminate on completion of the Merger, which has an availability of $293.1 million (£225 million). Upon completion of the Merger, the KW Group’s potential liquidity would decrease by $975.6 million ($682.5 million of cash and $293.1 million of availability under lines of credit).

KW’s need to raise funds from time to time to meet its capital requirements will depend on many factors, including the success and pace of the implementation of KW’s strategy for strategic and accretive growth. Additionally, KW may opportunistically seek to raise capital (equity or debt) when it believes market conditions are favourable and consistent with its growth strategy. In addition, KW may seek third party financing to the extent that it engages in additional strategic investments, including capital necessary to execute potential development or redevelopment strategies or acquisition of real estate, note portfolios or other real estate related companies or real estate related securities.

Development and redevelopment

KW has a number of development, redevelopment and entitlement projects that are underway or in the planning stages. These initiatives may ultimately result in 1,588 multifamily units and 441,000 commercial rentable square feet, along with substantial upgrades to certain multifamily and commercial properties and hotels (figures exclude similar projects owned by KWE). If these projects were brought to completion, the estimated remaining capital would be approximately $932 million which KW expects would be funded through its existing equity, third party equity, project sales and secured debt financing. This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. As at 30 June 2017, KW expects to invest $189 million cash commitments to develop to completion or complete the entitlement process on these projects. These figures are budgeted costs and are subject to change. KW and its equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. In many cases, KW allocated little to no basis to the land that was acquired in conjunction with nearby income producing properties.

KW, along with its equity partners (the “Capital Dock JV”), are currently developing “Capital Dock,” a prime waterfront property located in Dublin, Ireland, consisting of 370,000 square feet of commercial space across three buildings and 190 multifamily units across an additional three buildings. On 12 May 2017, the Capital Dock JV sold “200 Capital Dock,” one of the three commercial buildings of the greater Capital Dock development consisting of 130,000 square feet of office space. Concurrent with the transaction, the Capital Dock JV entered into a development agreement with the buyer to complete the construction of 200 Capital Dock on behalf of the buyer. With respect to 200 Capital Dock, the development agreement provides that upon certain events (including the insolvency of the Capital Dock JV and certain delivery deadlines not being met), the buyer may exercise a right to take over the construction of the project. In the event that the buyer exercises such right, the Capital Dock JV will receive a reduced amount of proceeds from the sales transaction.

The Capital Dock development is currently being funded with proceeds from the sale of 200 Capital Dock, equity from KW and its equity partners, as well as a construction loan that KW has in place. KW holds a 42.5% ownership interest in the development and, as at 30 June 2017, KW has invested $32.0 million of equity in the project. During the six months ended 30 June 2017, KW contributed a total of $11.9 million to the project and received a $22.7 million distribution relating to the $142.8 million construction loan ($62.7 million drawn down as at 30 June 2017) that was placed on the property during the quarter.

KW currently expects the estimated remaining cost to complete the development to be approximately $230 million with additional equity from KW of approximately $31.3 million. The remainder will be funded from undrawn proceeds from the construction loan and cash received from the sale of 200 Capital Dock. KW expects this to be finished by the end of 2018. This is a budgeted figure, however, and is subject to change (increase or decrease) due to a number of factors, including, that this project is being developed under a construction management contract with the general contractor and therefore could be called upon to contribute additional capital in the event that actual costs exceed budgeted costs (currently approximately 80% of the budgeted costs have been fixed under price-capped agreements between the general contractor and various subcontractors). KW may decide to sell all or part of the remaining Capital Dock development before the development is complete. In addition to Capital Dock, KW is concurrently building approximately 259 multifamily units in Dublin, Ireland.

Consolidated and unconsolidated investment portfolio

In addition to KW’s development and redevelopment initiative, KW regularly implements a value add approach to its consolidated and unconsolidated investments which includes rehabbing properties and adding or updating property amenities. The capital required to implement these value add initiatives is typically funded with capital calls, refinancing or supplemental financing at the property level. KW is not required to make these investments but they are a key driver in KW’s ability to increase net operating income at its properties post acquisition. KW typically invests $30 million to $50 million a year to fund capital expenditures for its consolidated and unconsolidated investment portfolio.

Under KW’s current joint venture strategy, KW generally contributes property expertise and a fully funded initial cash contribution, with commitments to provide additional funding. Accordingly, KW generally does not have significant capital commitments with unconsolidated entities. As at 30 June 2017, KW has unfulfilled capital commitments totalling $70.0 million to its unconsolidated investments, including $50.0 million relating to Kennedy Wilson Real Estate Fund VI, LP.

Foreign subsidiaries

KW has subsidiaries in the United Kingdom, Ireland, Luxembourg, Spain and Jersey which manage KW’s European real estate investments, as well as subsidiaries in Ireland and Scotland that operate hotel businesses. As at 30 June 2017, two of KW’s foreign subsidiaries have positive accumulated earnings of $7.3 million. U.S. domestic taxes have not been provided on amounts earned by such foreign companies since it is KW’s plan to indefinitely reinvest amounts earned by these foreign subsidiaries. If these earnings were repatriated to the United States, additional U.S. domestic taxes of $1.7 million would be incurred.

Cash flows

Operating

KW’s cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions from KW’s unconsolidated investments, revenues from the IMRES business net of operating expenses and other general and administrative costs. Substantially all cash flows provided by operations of $68.2 million and $10.5 million for the six months ended 30 June 2017 and 2016, respectively, are due to lease payments derived from KW’s rental properties and operating distributions from its unconsolidated investments which have increased during the current period due to gains on sales of unconsolidated investments. These amounts are offset from the payment of annual discretionary compensation during both periods and interest expense to fund KW’s investment business.

Investing

KW’s cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in unconsolidated investments, capital expenditures, purchases of loans secured by real estate, as well as return of capital from dispositions or refinances. Net cash used in investing activities totalled $0.9 million for the six months ended 30 June 2017. The KW Group invested $284.9 million for additions to real estate (including $38.7 million by KWE). KW Group collected $6.4 million on a loan secured by an office property in San Diego, CA during the first quarter. In addition to this sale, KW Group received $243.0 million primarily from the sale of real estate from Rock Creek, the sale of the multifamily component of The Rock and non-core assets at KWE (including $61.0 million by KWE).

Net cash used in investing activities totalled $119.4 million for the six months ended 30 June 2016. This was primarily due to $447.5 million of purchases and additions to real estate by KW Group (including $357.6 million by KWE). In addition, KW Group collected $138.8 million from the sale of a portfolio of loans by KWE during the first quarter. In addition to this sale, KW Group received $183.4 million mainly from the sale of real estate mainly in Europe (including $85.1 million by KWE).

Financing

KW’s net cash related to financing activities are generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests, as well as financing activities for consolidated real estate investments. Net cash provided by financing activities totalled $280.3 million for the six months ended 30 June 2017. KW drew $400.0 million on the KW Revolving Facility during the first six months of the year and repaid $50.0 million on the KW Revolving Facility. $350.0 million of the draw was used to fund an escrow account for the consideration payable by KW pursuant to the Merger, as described further below in the paragraph “Indebtedness and related covenants.” KW Group received proceeds of $166.8 million from mortgage loans to finance and refinance consolidated property acquisitions. These were partially offset by repayment of $100.6 million of investment debt, of which $28.5 million were related to repayments by KWE and distributions of $76.2 million to noncontrolling interest holders.

Net cash provided by financing activities totalled $273.0 million for the six months ended 30 June 2016. KW Group received proceeds of $476.5 million from mortgage loans to finance and refinance consolidated property acquisitions (including $372.9 million by KWE) and drew $100.0 million on the KW Revolving Facility. These were partially offset by repayment of $97.5 million of investment debt, of which $47.7 million were related to repayments by KWE and distributions of $73.5 million to noncontrolling interest holders.

Contractual obligations and commercial commitments

As at 30 June 2017, KW Group’s contractual cash obligations, including debt and operating leases, included the following:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
(Dollars in millions)	$	$	$	$	$
Contractual obligations
Borrowings:1 4
Investment debt2 4	4,220.1	64.7	1,042.5	777.0	2,335.9
Senior notes3 4	955.0	—	—	—	955.0
Line of credit	350.0	—	350.0	—	—

Total borrowings	5,525.1	64.7	1,392.5	777.0	3,290.9

Operating leases	10.7	1.3	5.4	2.5	1.5

Total contractual cash obligations	5,535.8	66.0	1,397.9	779.5	3,292.4

1	See notes 8-10 of the Notes to Consolidated Financial Statements for Q2 2017 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, KW estimates that it will make the following interest payments: six months ending 31 December 2017-$96.9; 1-3 years -$542.4; 4-5 years -$304.3; After 5 years -$337.8. The interest payments on variable rate debt have been calculated using the interest rate in effect as at 30 June 2017.
2	Excludes $0.1 of unamortised debt premium on investment debt.
3	Excludes $2.1 of net unamortised debt discount on senior notes.
4	Excludes $42.7 of unamortised loan fees.

As at 30 June 2017, KW’s share of contractual cash obligations (excluding amounts that are attributable to noncontrolling interests), including debt and operating leases, included the following:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
(Dollars in millions)	$	$	$	$	$
Contractual obligations
Borrowings:[1]
Investment debt	2,296.5	63.9	494.3	252.6	1,485.7
Senior notes[2]	955.0	—	—	—	955.0
Line of credit	350.0	—	350.0	—	—

Total borrowings	3,601.5	63.9	844.3	252.6	2,440.7

Operating leases	10.7	1.3	5.4	2.5	1.5

Total contractual cash obligations	3,612.2	65.2	849.7	255.1	2,442.2

1	See notes 8-10 of the Notes to Consolidated Financial Statements for Q2 2017 in Part 14 (KW Financial Information).Figures do not include scheduled interest payments.
2	Excludes $2.1 of net unamortised debt discount on senior notes.

Indebtedness and related covenants

The following describes KW’s corporate indebtedness and related covenants.

Senior notes payable

In March 2014, Kennedy-Wilson, Inc., completed a public offering of $300.0 million aggregate principal amount of the 2024 Notes, for approximately $290.7 million, net of discount and estimated offering expenses. The 2024 Notes were issued pursuant to the 2024 Indenture. The issuer’s obligations under the 2024 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at the redemption price specified in the 2024 Indenture, plus accrued and unpaid interest, if any, to the redemption date. Prior to 1 April 2017, the issuer may also redeem up to 35% of the 2024 Notes from the proceeds of certain equity offerings. Interest on the 2024 Notes is payable semi-annually in arrear on 1 April and 1 October of each year, commencing on 1 October 2014. The 2024 Notes will mature on 1 April 2024. The Additional Notes have substantially identical terms as the 2024 Notes described above and are treated as a single series with the 2024 Notes under such 2024 Indenture. The Additional Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $897.9 million as at 30 June 2017.

In November and December 2012, Kennedy-Wilson, Inc. completed a public offering of $55.0 million aggregate principal amount of the 2042 Notes. The 2042 Notes were issued pursuant to an indenture dated as at 28 November 2012, by and among Kennedy-Wilson, Inc. (as issuer), KW (as parent guarantor), certain subsidiaries of the issuer (as subsidiary guarantors) and Wilmington Trust National Association (as trustee), as amended by various subsequent supplemental indentures. The issuer’s obligations under the 2042 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2042 Notes accrues at a rate of 7.750% per annum and is payable quarterly in arrear on 1 March, 1 June, 1 September and 1 December of each year, commencing on 1 March 2013. The 2042 Notes will mature on 1 December 2042. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million as at 30 June 2017.

KWE senior notes payable

In June 2015, KWE completed its inaugural bond offering of approximately $390.8 million (based on 30 June 2017 rates) (£300 million) of KWE Bonds. In September 2016, KWE completed an additional bond offering of approximately $260.5 million (based on 30 June 2017 rates) (£200 million) under the same indenture as the KWE Bonds. The KWE Bonds have a carrying value of $651.1 million as at 30 June 2017.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.6 billion based on 30 June 2017 rates) EMTN Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuance of an aggregate principal amount of approximately $585.9 million (€550 million) KWE Notes. The KWE Notes have a carrying value of $581.7 million and rank pani passu with the KWE Bonds, and are subject to the same restrictive covenants.

The KWE Bonds and KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the KWE Notes) of no more than 60% of the total asset value, (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value, (iii) an interest coverage ratio of at least 1.5 to 1.0 and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Bonds and the KWE Notes are not an obligation of KW and these amounts are presented as a component of KW’s investment debt as it is an unsecured obligation relating to an underlying investment of KW’s.

Borrowings under line of credit

On 10 December 2015, Kennedy-Wilson, Inc., a wholly-owned subsidiary of KW entered into the KW Revolving Facility. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as at the applicable measurement date, and have a maturity date of 10 December 2018. Subject to certain conditions precedent and at the Kennedy-Wilson, Inc.’s option, the maturity date of the KW Revolving Facility may be extended by one year. As at 30 June 2017, there was $350.0 million outstanding under the secured credit facility, with $125.0 million still available. In connection with the Merger, on 9 June 2017, KW drew $350 million on the KW Revolving Facility.

KWE Facility

In August 2014, KWE entered into the KWE Facility. The KWE Facility requires KWE to maintain (i) a maximum consolidated leverage ratio (as defined in the revolving loan agreement) of no more than 60%, (ii) a minimum fixed charge coverage ratio where consolidated EBITDA to consolidated fixed charges is no less than 1.9 to 1.0 for the last four quarters, (iii) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents) and (iv) a maximum secured recourse indebtedness for consolidated secured recourse debt to not exceed 2.5% of total asset value at any time. As at 30 June 2017, the KWE Facility was undrawn, with $293.1 million (£225 million) still available based on rates as at 30 June 2017. The KWE Facility was amended in July 2017. Please see paragraph 11.2 (KWE Revolving Facility) of Part 19 (Additional Information) for further information about the amendment.

Debt covenants

The KW Revolving Facility and the indentures governing the 2024 Notes and 2042 Notes contain numerous restrictive covenants that, among other things, limit KW’s and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to shareholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The KW Revolving Facility requires KW to maintain a minimum tangible net worth and a specified amount of cash and cash equivalents.

The credit agreement that governs the KW Revolving Facility requires KW to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as at the last day of each financial quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as at the last day of each financial quarter for the period of four full financial quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to 50% of net equity proceeds received by KW after 30 September 2015, measured as at the last day of each financial quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as at the measurement date multiplied by 1.5, measured as at the last day of each financial quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as at the last day of each financial quarter and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As at 30 June 2017, KW’s consolidated leverage ratio was 60.8%, its fixed charge coverage ratio was 3.1 to 1.00, its consolidated tangible net worth was $1,306.5 million, its adjusted secured leverage ratio was 35.4%, its secured recourse leverage ratio was 1.0%, its recourse leverage ratio was 1.04 and liquidity was $1,114.3 million. The obligations of Kennedy-Wilson, Inc. pursuant to the credit agreement are guaranteed by KW and certain of its wholly-owned subsidiaries.

The indentures governing the 2024 Notes and 2042 Notes limit Kennedy-Wilson, Inc.’s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.’s maximum balance sheet leverage ratio (as defined in the indentures) is greater than 1.50 to 1.00. As at 30 June 2017, the balance sheet leverage ratio was 1.27 to 1.00.

Off-balance sheet arrangements

KW has provided guarantees associated with loans secured by consolidated assets. As at 30 June 2017, the maximum potential amount of future payments (undiscounted) KW could be required to make under the guarantees was approximately $50.9 million. The guarantees expire up until 2026 and KW’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds of the applicable properties. If KW were to become obligated to perform on these guarantees, it could have an adverse effect on its financial condition.

As at 30 June 2017, KW has unfulfilled capital commitments totalling $70.0 million to its unconsolidated investments, including $50.0 million relating to Kennedy Wilson Real Estate Fund VI, LP. As KW identifies investment opportunities in the future, KW may be called upon to contribute additional capital to unconsolidated investments in satisfaction of its capital commitment obligations.

Certain Non-U.S. GAAP measures and reconciliations

The table below is a reconciliation of Non-U.S. GAAP measures to their most comparable U.S. GAAP measures, for amounts relating to the three and six months ended 30 June 2017 through 2013.

	Three months ended 30 June						Six months ended 30 June
	2017	2016	2015	2014	2013	2017	2016	2015	2014	2013
(Dollars in millions)	$	$	$	$	$	$	$	$	$	$
Net (loss) income	21.8	(2.2)	29.9	63.7	(1.3)	22.8	18.2	25.6	113.6	(3.9)
Non-U.S. GAAP adjustments
Add back:
Interest expense	52.1	45.8	38.0	25.8	12.5	102.1	90.4	70.4	41.6	24.0
KW’s share of interest expense in unconsolidated investments	6.0	6.2	7.2	9.5	10.1	11.5	12.3	13.6	20.5	20.7
Depreciation and amortisation	52.1	48.9	38.0	25.3	4.4	101.8	97.3	74.6	32.6	7.5
KW’s share of depreciation and amortisation included in unconsolidated investments	4.4	5.3	8.4	12.4	10.2	8.7	10.5	17.2	27.2	19.5
Provision for (benefit from) from income taxes	8.7	(3.9)	36.1	25.4	(0.5)	4.6	(3.4)	28.0	34.2	(2.2)
Share-based compensation	9.4	14.7	6.8	1.7	1.7	20.1	32.2	14.1	3.4	3.4
EBITDA attributable to noncontrolling interests	(52.3)	(41.3)	(51.6)	(41.6)	0.9	(92.1	(112.2)	(77.0)	(81.6)	1.9

Adjusted EBITDA	102.2	73.5	112.8	122.2	38.0	179.5	145.3	166.5	191.5	70.9

	Three months ended 30 June						Six months ended 30 June
	2017	2016	2015	2014	2013	2017	2016	2015	2014	2013
(Dollars in millions)	$	$	$	$	$	$	$	$	$	$
Investment management, property services and research fees[1]	7.7	13.5	15.5	39.0	19.5	25.2	32.6	31.9	52.1	33.1
Non-U.S. GAAP adjustments:
Add back:
Fees eliminated in consolidation	7.4	15.3	17.3	6.1	0.8	14.6	22.8	24.3	7.7	1.4
KW’s share of fees in unconsolidated service businesses	2.9	3.3	3.9	3.6	—	5.9	6.7	7.6	7.0	—

Adjusted Fees	18.0	32.1	36.7	48.7	20.3	45.7	62.1	63.8	66.8	34.5

1	Amounts previously presented as management and leasing fees and commissions on prior period statement of operations. Amounts above represent total of fees and commissions from prior periods.

Quantitative and qualitative disclosures about market risk

KW’s primary market risk exposure relates to changes in interest rates in connection with its short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR or LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. However, the amount of income or loss KW recognises for unconsolidated joint ventures or consolidated interest expense from property level debt may be impacted by changes in interest rates. Historically, the impact from the changes in rates has not been significant. KW’s exposure to market risk also consists of foreign currency exchange rate fluctuations related to KW’s international operations.

Interest rate risk

KW has established an interest rate management policy, which attempts to minimise KW’s overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, KW has elected to maintain a combination of variable and fixed rate debt. As at 30 June 2017, 73% of KW’s consolidated level debt is fixed rate, 11% is floating rate with interest caps and 15% is floating rate without interest caps.

KW holds variable rate debt on some of its consolidated properties that are subject to interest rate fluctuations. In order to mitigate some of the risk associated with increasing interest rates, KW has purchased interest rate caps that limit the amount that interest expense can increase with rate increases. However, some of KW’s debt is uncapped and the mortgages that do have interest caps are subject to increased interest expense until rates hit the level of caps that have been purchased. If there was a 100 basis point increase or decrease, KW would have an $8.2 million increase in interest expense or $4.1 million in interest expense savings during 2017 on its current consolidated mortgages. The weighted average maturity of KW Group’s variable rate mortgages is approximately 3 years as at 30 June 2017.

The table below represents contractual balances of KW’s financial instruments at the expected maturity dates, as well as the fair value as at 30 June 2017. The weighted average interest rate for the various assets and liabilities presented are actual as at 30 June 2017. KW closely monitors the fluctuation in interest rates, and if rates were to increase significantly, KW believes that it would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

			Principal Maturing in
(Dollars in millions)	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value 30 June 2017
Interest rate sensitive assets
Cash and cash equivalents	$1,264.8	—	—	—	—	—	$1,264.8	$1,264.8
Average interest rate	0.08%	—	—	—	—	—	0.08%	—
Fixed rate receivables	$71.8	—	$4.5	—	—	—	$76.3	$76.3
Average interest rate[1]	6.76%	—	5.00%	—	—	—	5.45%	—
Variable rate receivables	$10.9	—	—	—	—	—	$10.9	$10.9
Average interest rate	3.81%	—	—	—	—	—	3.81%	—

Total	$1,347.5	—	$4.5	—	—	—	$1,352.0	$1,352.0

Weighted average interest rate	0.12%	—	5.00%	—	—	—	0.14%

Interest rate sensitive liabilities
Variable rate borrowings	$59.0	$453.1	$551.7	$32.7	$51.5	$319.2	$1,467.2	$1,469.4
Average interest rate	3.23%	4.10%	2.38%	4.17%	3.47%	3.04%	3.17%	—
Fixed rate borrowings	—	$54.4	$53.7	$218.0	$46.9	$3,684.8	$4,057.8	$4,079.0
Average interest rate	—	4.14%	4.23%	3.75%	4.85%	4.14%	4.14%	—

Total	$59.0	$507.5	$605.4	$250.7	$98.4	$4,004.0	$5,525.0	$5,548.4

Weighted average interest rate	3.23%	4.10%	2.55%	3.80%	4.13%	4.05%	3.88%

1	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables.

Currency risk - foreign currencies

The financial statements of KW Group’s subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The foreign currencies primarily include the Euro and the Pound. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income until KW substantially liquidates its investment in KWE.

KW is required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that it controls. As such, KW’s financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, KW is required to translate the activities of KWE into U.S. dollars even though KWE does not invest in U.S. dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of KW’s actual currency exposure.

KW hedges the GBP exposure related to its investment in KWE Shares, as KWE’s functional currency is GBP. However, approximately 46% of KWE investments are Euro denominated investments. KWE may use the Euro debt or currency derivatives, such as foreign currency forward contacts and options, to hedge KWE’s foreign currency risk exposure against the effects of a portion of its non-GBP denominated net investments. As such, to provide a more accurate picture of KW’s actual GBP and Euro exposure, in the table below KW included KWE’s Euro denominated investments in the GBP column.

As KW business in Europe continues to grow, primarily due to the growth of KWE, fluctuations in the Euro and GBP foreign exchange rates will have a greater impact on KW’s business. In order to manage the potential exposure from adverse changes in foreign exchange rates arising from KW’s net investments in foreign operations, KW may enter into currency derivative contracts such as foreign currency forward contracts and options to hedge all or portions of the net investments in KW’s non-U.S. dollar denominated foreign operations. KW’s service businesses typically does not require much capital, so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.

KW typically has not hedged the impact that foreign currency fluctuations may have on its future operations or cash flows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As KW is not currently hedging these amounts, there will be foreign currency impact on KW’s results of operations for both the services and investment segments.

As the total amount of assets denominated in foreign currencies has grown due to KW Group’s (including KWE) expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts. As at 30 June 2017, approximately 38% of KW’s investment account is invested through its foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore KW’s considers its equity investment as the appropriate exposure to evaluate for hedging purposes.

The table below shows KW’s investment account and consolidated cash position by currency, as well as any hedges on those currencies as at 30 June 2017 and the impact of a 10% fluctuation in rates.

(Dollars in millions)	GBP		Euro		Total Non-USD		USD		Total
USD
Investment account1 2	$556.2	26%	$226.7	11%	$782.9	37%	$1,345	63%	$2,126.4
Cash	$381.0	64%	1.3%	—	$382.3	64%	$217.0	36%	$599.3
Local currencies
Investment account	£427.0		€198.4
Cash	£292.5		€1.1
Hedges, net of noncontrolling interests
Notional Amount	£615.7		€130.0
Rate fluctuation impact
10% increase	$31.7		$11.2
10% decrease	$(35.0)		$(13.9)

1	Includes cash held by consolidated investments net of noncontrolling interests
2	Excludes hedge fair values, net of noncontrolling interest of $(3.1) million and $(21.6) million on GBP and Euro, respectively.

2 Q1 2017

In this Part 12 (KW Operating and Financial Review), for Q1 2017 (the results of which have not been audited, but are from KW’s accounting records), please refer to the definitions on page 562 in Part 20 (Definitions).

Overview

KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western United States, the United Kingdom, Ireland, Spain, Italy and Japan. KW also provides real estate services primarily to financial services clients.

KW’s value is primarily derived from its ownership in income producing real estate assets. KW has an ownership interest in approximately 39 million square feet of property globally, including 25,873 multifamily rental units and 18.2 million square feet of commercial property. In addition to its core income producing real estate, KW engages in redevelopment and value add initiatives through which it enhances cash flows or repositions assets to increase sale value. Additionally, KW’s investment management and property services businesses manage over $17 billion of IMRES AUM, the majority of which KW has an ownership interest in and the balance KW manages for third parties.

As at 31 March 2017, KW had 545 employees in 27 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan and managed and worked with over 5,000 operating associates.

The following is KW’s business model:

•	identify countries and markets with an attractive investment landscape

•	establish operating platforms and service businesses in target markets

•	develop local intelligence and create long-lasting relationships, primarily with financial institutions

•	leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions which KW expects will result in above average cash flows and returns over the long term

•	acquire high quality assets, either on its own or with strategic partners, utilising cash from KW’s balance sheet (funded by cash flows from operations, refinancing of current investments or the sale of equity or debt securities) and typically financing them on a long-term basis

•	reposition assets and enhance cash flows post-acquisition

•	explore development opportunities on underutilised portions of assets; primarily excess land with little or no basis adjacent to income producing properties

•	continuously evaluate and selectively harvest asset and entity value through strategic realisations utilising both the public and private markets

•	utilise KW’s services businesses to meet client needs, strengthen relationships with financial institutions and position KW as a valuable resource and partner to these institutions for any future real estate opportunities

The real estate business is cyclical. Real estate cycles are generally impacted by many factors including availability of equity and debt capital, borrowing cost, rent levels, and asset values. KW’s strategy has resulted in a strong track record of creating both asset and entity value for the benefit of KW’s shareholders and partners over these various real estate cycles.

Business segments

KW’s operations are defined by two core business units: KW Investments and IMRES. KW Investments invests KW’s capital in real estate related assets. IMRES encompasses KW’s fee generating businesses which includes both KW’s investment management platform as well as KW’s third party services business. These businesses offer a comprehensive line of real estate services for the full lifecycle of real estate ownership to clients that include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: investment management, property services, research, brokerage, and auction and conventional sales.

KW’s segments have a symbiotic relationship and work closely together. IMRES plays a critical role in supporting KW’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies. KW Investments provides clients the ability to utilise the capabilities of IMRES.

KW Investments

KW invests its capital in real estate assets and loans secured by real estate either on its own or through KW’s investment management platform. When KW has partners, KW is typically the general partner in the arrangement with a promoted interest in the profits of KW’s investments beyond KW’s ownership percentage. KW has an average ownership interest across all investments of approximately 42% as at 31 March 2017. KW’s equity partners include publicly traded companies, financial institutions, foundations, endowments, high net worth individuals and other institutional investors.

The following are product types KW invests in through the KW Investments segment: Multifamily

KW pursues multifamily acquisition opportunities where KW believes it can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalisation. KW focuses primarily on apartments in supply-constrained, infill markets. Through KW’s VHH partnership, KW also utilises low-income housing tax credit structures for income-and-age restricted properties.

Commercial

KW sources, acquires, and finances various types of commercial real estate that includes office, retail, industrial, and mixed-use assets. After acquisition, the properties are generally repositioned to enhance market value. Assets are either sold as part of property-specific investment strategies designed to deliver above-market returns to KW’s clients and shareholders or held if producing above average cash flows.

Loan originations/discounted loan purchases

KW originates and/or acquires loans secured by real estate. KW’s originations and acquisitions include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. KW delivers value through loan resolutions, discounted payoffs and sales. KW also converts certain loans into a direct ownership in the underlying real estate collateral.

KW’s loan investment portfolio is principally related to loans acquired at a discount from their contractual balance due as a result of deteriorated credit quality of the borrower. Such loans are underwritten by KW based on the value of the underlying real estate collateral. Due to the discounted purchase price, KW seeks and is generally able to accomplish near term realisation of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to KW’s evaluation of the risk of recovery from the investment.

Hotel

KW acquires hotels in certain opportunistic situations in which it is able to purchase at a discount to replacement value, or can implement its value-add investment approach.

Residential and other

In certain cases, KW may pursue for-sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels to which KW assigns little or no basis and for which KW may pursue entitlement activities or, in some cases, development or re-development opportunities. This category also includes KW’s investment in marketable securities. Included in Western U.S. residential are six residential investments and one loan investment in Hawaii. KW’s investment account balance for these Hawaiian investments is $175.4 million (as at 31 March 2017).

Investment account

KW’s investment account represents KW’s carrying value of equity before depreciation and amortisation. In the first three months of 2017, together with its equity partners, KW acquired $272.0 million of real estate at purchase price. These acquisitions were comprised of the following: 62% multifamily, 28% commercial and 10% residential and other.

As at 31 March 2017, KW and its equity partners held a real estate and real estate related investment portfolio with assets at a carrying value of approximately $11.2 billion, with approximately 56% net debt to gross assets ratio. As at 31 March 2017, KW had an average ownership interest across all of its investments of approximately 42%.

KW’s investment account increased during 2016 primarily due to fair value increases recognised on certain investments accounted for under fair value, mainly KW’s investment in the VHH partnership. Noncontrolling interest increased during the year by $24.8 million due to foreign currency translation and hedge gains and income earned on investments that had noncontrolling interests. These increases were primarily offset by $7.8 million in net distributions primarily relating to KW’s increased ownership in KWE, distributions relating to property sales and investing distributions from debt refinancings.

The following table describes KW’s investment account (KW’s equity in real estate and loans secured by real estate), which includes the following financial statement captions and is derived from the consolidated balance sheets, as at 31 March 2017 and 31 December 2016:

(Dollars in millions)	31 March 2017 $	31 December 2016 $
Real estate and acquired in-place lease values, gross of accumulated depreciation and amortisation of $415.7 and $374.3, respectively	6,247.7	6,188.5
Loan purchases and originations	82.6	87.7
Investment debt	(3,959.2)	(3,956.1)
Cash held by consolidated investments	640.3	625.5
Unconsolidated investments[1], gross of accumulated depreciation and amortisation of $54.6 and $52.3, respectively	605.6	592.0
Net hedge liability	(43.3)	(47.0)
Other[2]	43.3	55.5

Consolidated investment account	3,617.0	3,546.1
Less:
Noncontrolling interests on investments, gross of depreciation and amortisation of $190.7 and $168.3, respectively	(1,502.9)	(1,463.4)

Investment account	2,114.1	2,082.7

1	Excludes $16.6 million and $15.9 million related to KW’s investment in a servicing platform in Spain, as at 31 March 2017 and 31 December 2016, respectively.
2	Includes KW’s marketable securities, which are part of other assets, as well as net other assets of consolidated investments.

The following table breaks down KW’s investment account information derived from the consolidated balance sheet, by investment type and geographic location as at 31 March 2017:

	Multifamily	Commercial	Loans Secured by Real Estate	Residential and Other	Hotel	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	597.6	319.2	6.0	241.8	89.9	1,254.5
United Kingdom	5.7	65.5	—	—	—	71.2
Ireland	70.0	66.5	—	—	80.5	217.0
Japan	6.4	—	—	—	—	6.4
Cash, marketable securities and net hedge asset						111.5

Total excluding KWE	679.7	451.2	6.0	241.8	170.4	1,660.6
KWE:
United Kingdom	9.5	182.1	4.7	—	4.4	200.7
Ireland	14.9	65.7	2.0	—	3.9	86.5
Italy	—	18.7	—	—	—	18.7
Spain	—	29.1	—	1.1	—	30.2
Cash and net hedge liability[1]						117.4

Total KWE	24.4	295.6	6.7	1.1	8.3	453.5

Grand Total	704.1	746.8	12.7	242.9	178.7	2,114.1

1	Includes $131.0 million of KW’s share of cash, and $(13.6) million of KW’s share of hedges. KW’s share of KWE’s unsecured debt has been allocated to unencumbered KWE investments.

The following table breaks down KW’s investment account information derived from the consolidated balance sheet, by investment type and geographic location as at 31 December 2016:

	Multifamily	Commercial	Loans Secured by Real Estate	Residential and Other	Hotel	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	562.9	310.7	12.4	247.8	92.3	1,226.1
United Kingdom	5.7	66.1	—	—	—	71.8
Ireland	67.1	63.1	—	—	79.6	209.8
Japan	6.1	—	—	—	—	6.1
Cash, marketable securities and net hedge asset						123.6

Total excluding KWE	641.8	439.9	12.4	247.8	171.9	1,637.4
KWE:
United Kingdom	8.8	176.7	4.6	—	4.2	194.3
Ireland	15.0	64.9	2.1	—	3.7	85.7
Italy	—	18.4	—	—	—	18.4
Spain	—	28.6	—	1.1	—	29.7
Other[1]						117.2

Total KWE	23.8	288.6	6.7	1.1	7.9	445.3

Grand Total	665.6	728.5	19.1	248.9	179.8	2,082.7

1	Consists of $133.0 million of KW’s share of cash and $(15.8) million of KW’s share of hedges. KW’s share of KWE’s unsecured debt has been allocated to unencumbered KWE investments.

IMRES

IMRES includes KW’s investment management business as well as KW’s complementary third party real estate services business.

Investment management

KW’s investment management platform utilises a number of different investment vehicles for which KW provides acquisition, asset management and financing, and other investment-related services, and typically includes a co-investment from KW. KW usually provides investment management services on its consolidated investment portfolio, as well as investments with strategic partners many of whom have separate account agreements with KW. Through its fund management business, KW has five closed end funds that it seeks to generate attractive, risk adjusted returns.

Commingled funds

KW has five closed end funds that KW manages and in respect of which KW receives investment management fees. Most recently, KW completed fund-raising for its fifth value-add fund, Kennedy Wilson Fund V, a $500 million private fund targeting the Western U.S. KW is the largest investor in the fund with a 12% interest. Kennedy Wilson Fund V has a current portfolio of 16 investments with an aggregate purchase price of $865.3 million, with $135.0 million of undrawn commitments.

Separate accounts

KW has a few equity partners that have separate account agreements with KW. As part of the agreement, KW acts as the general partner and receives investment management fees including potential performance fees.

Property Services

This division manages or advises on commercial and residential real estate for third-party clients, fund investors and investments held by the KW Group. In addition to earning property management fees, consulting fees, lease commissions, construction management fees, disposal fees and accounting fees, the property services division gives KW insight into local markets and potential acquisitions.

Research

Meyers is a premier real estate consulting practice and provider of data and analytics for the residential real estate development and new home construction industry. Meyers offers a national perspective as well as local expertise to homebuilders, multifamily developers, lenders and financial institutions. These relationships have led to investment opportunities with homebuilders in the Western U.S. region. KW believes ZondaTM, a Meyers innovation, is the housing industry’s most comprehensive solution for smart business analysis, real-time market data reporting and economic and housing data in one place and on-the-go.

Brokerage

KW’s brokerage division represents tenants and landlords on every aspect of site selection, negotiation and occupancy. The division also specialises in innovative marketing programmes tailored to client objectives for all types of investment grade and income-producing real estate. The division’s property marketing programmes combine proven techniques with its detailed market knowledge to create optimum results.

Auction and conventional sales

The auction and conventional sales division provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects and conversions. Generally, the division’s auction sales business is countercyclical to the traditional sales real estate market and has been a bellwether for KW in forecasting market conditions.

KWE

KWE closed its initial public offering in February 2014 and a follow-on offering in October 2014, raising an aggregate of approximately $2.2 billion in gross proceeds. KWE, whose ordinary shares are listed on the Main Market and who is a member of the FTSE 250 Index, acquires real estate and real estate related assets in Europe. As at 31 March 2017, KWE had 219 real estate assets with approximately 11.6 million square feet and totalling $3.6 billion in portfolio value (primarily located in the U.K. and Ireland), which KWE currently expects to produce over $203 million of annualised net operating income (net rental income for property portfolios, EBITDA for hotels and interest income for loan portfolios).

KWE is externally managed by one of KW’s wholly-owned subsidiaries, the Investment Manager, pursuant to the Investment Management Agreement whereby it is entitled to receive certain management and performance fees. The Investment Manager is entitled to an annual management fee (payable quarterly in arrear) equal to 1% of KWE’s adjusted net asset value (reported by KWE as £1.7 billion as at 31 March 2017) and certain performance fees. The management fee payable to the Investment Manager is paid half in cash and half in KWE Shares. During the three months ended 31 March 2017, KW earned $4.8 million in management fees from KWE.

KW is also entitled to receive an annual performance fee equal to 20% of the lesser of (i) the excess of the shareholder return for the relevant year (defined as the change in KWE’s adjusted net asset value per ordinary share plus dividends paid) over a 10% annual return hurdle, and (ii) the excess of year-end adjusted net asset value per ordinary share over a “high water mark.” The performance fee is payable in KWE Shares that vest equally over a three-year period. KW had not accrued an annual performance fee for the three months ended 31 March 2017.

The Compensation Committee approved and reserved up to 30% of any performance fees earned by KW to be allocated to certain employees. As at 31 March 2017, awards representing approximately 25% of the performance fees had been allocated to certain employees through individual award letters. The award letters provide that the employee’s right to receive the RSUs is subject the employee’s continued employment with KW through the applicable grant date and that upon a termination of the employee’s employment for any reason, the employee will have no right to receive further RSU awards. The award letter, and the employee’s right to receive future RSU awards, may be amended or terminated at any time by KW in its discretion without the employee’s consent or approval and KW may, in its discretion, reduce or otherwise modify the employee’s award percentage (including a reduction to 0%) at any time. In March 2016, KW granted 30% of the performance fees that KW received for its management of KWE in 2015 as equity-based compensation to certain of KW’s employees in the form of RSUs that vest over a three-year period. Until and unless the RSUs vest, KW will continue to own the underlying KWE Shares. As mentioned above, KW has agreed, pursuant to individual award letters, to allocate 25% of any future performance fees similarly to such employees, subject to certain conditions, but the compensation committee may grant the remaining 5% to KW’s employees. In connection with the Merger, all unvested RSUs will vest prior to the Effective Date.

Due to the terms of the Investment Management Agreement and KW’s interest in KWE, pursuant to the guidance set out in ASC 810, the results and financial position of KWE are consolidated in KW’s financial statements. As such, fees earned by the Investment Manager are eliminated in KW’s consolidated financial statements. Pursuant to the Investment Management Agreement, subject to certain exceptions, KWE will be provided priority access to all real estate or real estate loan opportunities sourced by KW in Europe that are within the parameters of KWE’s investment policy. Compensation and certain general and administrative expenses relating to KWE is borne by KW, as employees of KW work on behalf of the Investment Manager.

The following condensed financial statements show KWE’s financial position and results of operations in the context of KW’s consolidated financial statements as a whole:

		As at 31 March 2017
		(unaudited)
	KWE	Non-KWE1 2	Elimination	Total KW
(Dollars in millions)	$	$	$	$
Cash[3]	554.8	253.5	—	808.3
Accounts receivable	25.4	54.8	—	80.2
Loan purchases and originations	76.5	6.1	—	82.6
Real estate and acquired in place lease values, net of accumulated depreciation and amortisation[4]	2,971.1	2,860.9	—	5,832.0
Investment in marketable securities	—	403.3	(403.3)	—

		As at 31 March 2017
		(unaudited)
	KWE	Non-KWE1 2	Elimination	Total KW
(Dollars in millions)	$	$	$	$
Unconsolidated investments	—	567.6	—	567.6
Other assets	190.2	65.1	—	255.3

Total assets	3,818.0	4,211.3	(403.3)	7,626.0

Accounts payable	7.5	7.2	—	14.7
Accrued expenses and other liabilities	222.1	155.7	—	377.8
Investment debt	2,077.3	1,881.9	—	3,959.2
Senior notes payable	—	937.1	—	937.1

Total liabilities	2,306.9	2,981.9	—	5,288.8

KW Shareholders’ equity	444.8	1,213.0	(444.8)	1,213.0
Accumulated other comprehensive income	(41.5)	(188.0)	41.5	(188.0)
Noncontrolling interests	1,107.8	204.4	—	1,312.2

Total equity	1,511.1	1,229.4	(403.3)	2,337.2

Total liabilities and equity	3,818.0	4,211.3	(403.3)	7,626.0

1	Consists of investments that are consolidated in KW’s financial statements and investments that are held through joint ventures.
2	Includes $867.4 million of total assets and $274.7 million of equity in European investments KW made prior to KWE’s formation.
3	Includes cash and cash equivalents and cash held by consolidated investments.
4	Includes $207.2 million and $208.5 million of accumulated depreciation and amortisation for KWE and Non-KWE, respectively.

	Three Months Ended 31 March 2017
	KWE	Non-KWE	Fee Elimination[1]	Total KW
(Dollars in millions)	$	$	$	$
Revenue
Rental	62.2	62.1	—	124.3
Fees	—	22.3	(4.8)	17.5
Hotel	4.5	25.0	—	29.5
Sale of real estate	0.8	—	—	0.8
Dividend income	—	4.3	(4.3)	—
Loan purchases, loan originations and other	1.8	0.3	—	2.1

Total revenue	69.3	114.0	(9.1)	174.2

Operating expenses
Commission and marketing	—	2.0	—	2.0
Rental operating	14.2	21.8	—	36.0
Hotel operating	5.3	19.1	—	24.4
Cost of real estate sold	0.7	—	—	0.7
Compensation and related	0.4	32.3	—	32.7
General and administrative	2.2	7.8	—	10.0
Depreciation and amortisation	26.0	23.7	—	49.7

Total operating expenses	48.8	106.7	—	155.5
Income from unconsolidated investments	—	22.5	—	22.5

Operating income	20.5	29.8	(9.1)	41.2
Non-operating income (expense)
Gain on sale of real estate	2.2	3.2	—	5.4
Acquisition-related expenses	(0.1)	(0.2)	—	(0.3)
Interest expense-investment	(17.4)	(17.0)	—	(34.4)
Interest expense-corporate	—	(15.6)	—	(15.6)
Management fee	4.8	—	(4.8)	—
Other income	0.7	(0.2)	—	0.5

Income (loss) before provision for income taxes	10.7	—	(13.9)	(3.2)
(Provision for) benefit from income taxes	(2.4)	6.5	—	4.1

Net income (loss)	8.3	6.5	(13.9)	0.9

1	Only relates to fee elimination associated with KW investment in KWE. KW has additional fees eliminated associated with other equity partners.

Legacy European investments

Prior to KWE’s formation and for investments that do not meet KWE’s investment guidelines, KW has directly invested in 17 properties and a servicing platform in Europe that have total assets of $867.4 million included in KW’s consolidated balance sheet and $274.7 million of equity as at 31 March 2017. As at 31 March 2017, KW’s weighted average ownership in these investments was 63%.

Selected financial data

In order to help the user of the financial statements understand KW’s growth, KW has included certain five-year selected financial data. The following tables show selected financial items for the three months ended 31 March for the years 2013 to 2017:

	Three Months Ended 31 March
	2017	2016	2015	2014	2013
(Dollars in millions, except per share amounts)	$	$	$	$	$
Revenues	174.2	172.1	137.7	51.5	22.8
Net (loss) income attributable to KW’s Shareholders	0.8	(7.4)	(3.5)	10.5	(3.6)
Basic income (loss) per KW Share	—	(0.07)	(0.05)	0.12	(0.06)
Non-U.S GAAP
Adjusted EBITDA	77.3	71.8	53.7	69.2	31.9
Adjusted EBITDA percentage change	8%	34%	(22)%	117%	—%
Adjusted Fees	27.6	30.0	27.1	18.2	14.3
Adjusted Fees percentage change	(8)%	11%	49%	27%	—%

The following tables show selected financial items as at 31 March 2017 and the years ended 31 December for 2013 to 2016:

	31 March		Year Ended 31 December
	2017	2016	2015	2014	2013
(Dollars in millions)	$	$	$	$	$
Cash and cash equivalents	808.3	885.7	731.6	937.7	178.2
Total assets	7,626.0	7,659.1	7,595.6	6,297.6	1,786.8
Investment debt	3,959.2	3,956.1	3,627.5	2,175.7	400.2
Unsecured corporate debt	937.1	936.6	688.8	813.1	438.6
KW equity	1,025.0	1,048.0	1,133.8	901.1	768.3
Noncontrolling interests	1,312.2	1,295.1	1,731.3	2,142.8	50.6
Total equity	2,337.2	2,343.1	2,865.1	3,043.9	818.9
KW Shares outstanding	114.5	115.7	114.5	96.1	82.6

The following table shows KW’s investment account by region as at 31 March 2017 and the years ended 31 December for 2013 to 2016:

	31 March				Year Ended 31 December
	2017		2016		2015		2014		2013
(Dollars in millions)	$	%	$	%	$	%	$	%	$	%
Western U.S.	1,254.5	60%	1,226.1	60%	1,157.0	59%	898.8	53%	793.2	67%
United Kingdom	271.9	13%	266.1	13%	379.4	20%	252.7	15%	135.7	11%
Ireland	303.5	14%	295.5	14%	253.6	13%	295.7	18%	161.8	14%
Japan	6.4	—%	6.1	—%	10.3	1%	84.9	5%	96.3	8%
Spain	30.2	1%	29.7	1%	9.9	1%	—	—%	—	—%
Italy	18.7	1%	18.4	1%	8.7	—%	—	—%	—	—%
KW share of cash, marketable securities, and net hedge asset	228.9	11%	240.8	11%	123.4	6%	152.2	9%	—	—%

Total	2,114.1	100%	2,082.7	100%	1,942.3	100%	1,684.3	100%	1,187.0	100%

IMRES AUM

IMRES AUM generally refers to the properties and other assets with respect to which KW provides (or participates in) oversight, investment management services and other advice and which generally consist of real estate properties or loans and investments in joint ventures. KW’s IMRES AUM is principally intended to reflect the extent of KW’s presence in the real estate market, not the basis for determining its management fees. KW’s IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in KW’s IMRES AUM. The estimated value of development properties is included at estimated completion cost.

The table below details the changes to KW’s IMRES AUM for the three months ended 31 March 2017:

(Dollars in millions)	31 December 2016	Increases	Decreases	31 March 2017
IMRES AUM[1]	17,171.3	443.0	(414.5)	17,199.8

IMRES AUM remained flat at $17.2 billion as at 31 March 2017. The increases are due to new acquisitions, appreciation in the value of investments and foreign currency gains in KW’s investments and services segment due to the strengthening of the Pound quarter to quarter. This is offset by decreases due to disposals of commercial and multifamily assets, collection of a previously outstanding loan, funding of capital commitments, and pay downs of investment debt.

1	Includes the total capitalisation of KWE based on KWE’s period-end share price.

Foreign currency and currency derivative instruments

Please refer to ‘Quantitative and qualitative disclosures about market risk’ for discussion regarding foreign currency and currency derivative instruments.

1Q 2017 Highlights

Growth in recurring net operating income: KW’s share of 1Q property net operating income grew by $6 million or 10% to $63 million from 1Q-2016.

Strong same property performance: The 1Q change in same property multifamily and commercial real estate are as follows:

	1Q - 2017 vs 1Q - 2016
			Net
			operating
	Occupancy	Revenue	income
	%	%	%
Multifamily	(0.1)	7.3	7.4
Commercial	1.0	4.0	4.7

Investment into revenue generating capital expenditure: KW’s share of cash invested into various multifamily, commercial and residential value-add capital expenditure initiatives was $22 million during 1Q-2017 compared to $18 million during 1Q-2016.

Decrease in gains: KW’s share of gains was $23.4 million for 1Q-2017, a decrease of $3.8 million from 1Q-2016.

KWE: KWE completed 36 commercial lease transactions 15% above in-place rents, including completing the largest rent review with Telegraph Media Group at 111 Buckingham Palace Road in London, which delivered 21% growth above in-place rents. KWE ended the quarter with estimated annualised net operating income of $203 million and occupancy of 93.4% with a weighted-average lease term of 7.3 years. As at 31 March 2017, KW owned 23.65% of the share capital of KWE.

Investments business

Investment Transactions: KW, together with its equity partners (including KWE) completed the following investment transactions:

	Gross			KW’s Share
	Aggregate
	Purchase/	Income	Non-income		Net operating	KW Cap
	Sale Price	Producing	Producing	Total	income	Rate[1]
(Dollars in millions)	$	$	$	$	$	%
1Q - 2017
Acquisitions[2]	272.0	91.2	7.1	98.3	4.3	4.7%
Disposals[3]	149.9	43.4	21.6	65.0	3.4	6.7%

Total Transactions	421.9			163.3

1	KW cap rate includes only stabilised income-producing properties
2	There were no acquisitions by KWE during the three months ended 31 March 2017.
3	The three months ended 31 March 2017 includes $14.0 million of disposals by KWE.

IMRES business

This segment earns fees primarily from its investment management business along with its real estate services activities. IMRES reported the following results:

	1Q
	2017	2016
(Dollars amounts in millions)	$	$
U.S GAAP Results
Investment Management, Property Services, and Research Fees	17.5	19.1
Non-U.S. GAAP Results
Adjusted Fees1 2	27.6	30.0
Adjusted EBITDA	13.3	12.9

1	Adjusted Fees earned from KWE were $4.8 million and $5.8 million for three months ended 31 March 2017 and 2016, respectively. Adjusted Fees excludes noncontrolling interest.
2	Adjusted Fees includes $7.2 million and $7.5 million for three months ended 31 March 2017 and 2016 , respectively, of fees eliminated in consolidation.

Share repurchase

As at 31 March 2017, KW repurchased and retired 2.5 million shares for an aggregate purchase price of $52 million out of its $100 million authorisation that runs until February 2018. Future purchases under the programme may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of the repurchases depending on market conditions and subject to KW’s discretion and compliance with applicable rules and regulations.

Foreign currency fluctuations and hedging

For 1Q-2017, changes in foreign currency rates reduced consolidated revenue by 7% and Adjusted EBITDA by 3% compared to foreign currency rates as at 31 March 2016. During the quarter, the net increase in shareholder’s equity related to fluctuations in foreign currency and related hedges (in the GBP, EUR and JPY) was $5.4 million.

Subsequent events

On 24 April 2017, KW announced that KW and KWE had reached agreement on the terms of a recommended combination, which KW believes will create a leading real estate investment and asset management platform. As a result of the transaction, KWE will become a wholly owned subsidiary of KW.

The Merger will be effected by means of a Court-sanctioned scheme of arrangement under Article 125 of the Jersey Companies Law. The Merger is expected to close in 4Q-2017 and is subject to customary closing conditions including, among other things, receipt of KW and KWE shareholder approval.

In April, KW and its partner sold a 28-acre residential land parcel in Southern California. The land was originally acquired in 2014, after which an extensive entitlement process was completed. KW received $29 million of proceeds for this non-income producing asset, compared to a cash basis of $21 million and continues to own, along with its partner, an adjacent entitled five-acre retail parcel.

Subsequent to 1Q-2017, KW and its equity partner entered into a contract to sell an office building in Los Angeles, California for $69 million, in which KW has a 52.5% ownership interest. KW is also under contract to acquire a wholly-owned office building in greater Bellevue, Washington for $153 million. The net result of these two transactions is expected to increase KW’s share of annual property net operating income by $10 million. These transactions are subject to certain closing conditions and there can be no assurances that KW will complete them.

Results of operations

KW Group consolidated financial results: three months ended 31 March 2017 compared to the three months ended 31 March 2016

	Three Months Ended 31 March 2017
	Investments	IMRES	Corporate	Total
(Dollars in millions)	$	$	$	$
Revenue
Rental	124.3	—	—	124.3
Hotel	29.5	—	—	29.5
Fees	—	17.5	—	17.5
Sale of real estate	0.8	—	—	0.8
Loans and other	2.1	—	—	2.1

Total Revenue	156.7	17.5	—	174.2
Operating expenses	(78.4)	(13.3)	(14.1)	(105.8)
Depreciation expense	(49.7)	—	—	(49.7)
Income from unconsolidated investments, net of depreciation and amortisation	21.6	0.8	—	22.4

Operating income (loss)	50.2	5.0	(14.1)	41.1
Non-operating income (expense):
Gain on sale of real estate	5.4	—	—	5.4
Acquisition—related expenses	(0.3)	—	—	(0.3)
Interest expense—investment	(34.4)	—	—	(34.4)
Interest expense—corporate	—	—	(15.6)	(15.6)
Other non-operating expenses	0.8	—	(0.2)	0.6
(Benefit from) provision for income taxes	(1.0)	—	5.1	4.1

Total non-operating income (loss)	(29.5)	—	(10.7)	(40.2)

Net income (loss)	20.7	5.0	(24.8)	0.9
Add back (less):
Interest expense-investment	34.4	—	—	34.4
Interest expense-corporate	—	—	15.6	15.6
KW’s share of interest expense included in unconsolidated investments	5.3	0.2	—	5.5
Depreciation and amortisation	49.7	—	—	49.7
KW’s share of depreciation and amortisation included in unconsolidated investments	3.4	0.9	—	4.3
Provision for income taxes	1.0	—	(5.1)	(4.1)
Fees eliminated in consolidation	(7.2)	7.2	—	—

Consolidated EBITDA	107.3	13.3	(14.3)	106.3

Add back (less):

	Three Months Ended 31 March 2017
	Investments	IMRES	Corporate	Total
(Dollars in millions)	$	$	$	$
EBITDA attributable to noncontrolling interests[1]	(39.7)	—	—	(39.7)
Stock based compensation	—	—	10.7	10.7

Adjusted EBITDA	67.6	13.3	(3.6)	77.3

1	$39.6 million of depreciation, amortisation, taxes and interest for the three months ended 31 March 2017.

	Three Months Ended 31 March 2016
	Investments	IMRES	Corporate	Total
(Dollars in millions)	$	$	$	$
Revenue
Rental	119.9	—	—	119.9
Hotel	29.1	—	—	29.1
Fees	—	19.1	—	19.1
Sale of real estate	1.9	—	—	1.9
Loans and other	2.1	—	—	2.1

Total Revenue	153.0	19.1	—	172.1
Operating expenses	(75.2)	(15.9)	(23.5)	(114.6)
Depreciation expense	(48.3)	—	—	(48.3)
Income from unconsolidated investments, net of depreciation and amortisation	18.1	1.2	—	19.3

Operating income (loss)	47.6	4.4	(23.5)	28.5
Non-operating income (expense):
Gain on sale of real estate	38.4	—	—	38.4
Acquisition—related expenses	(2.0)	—	—	(2.0)
Interest expense—investment	(32.5)	—	—	(32.5)
Interest expense—corporate	—	—	(12.1)	(12.1)
Other non-operating expenses	0.7	—	—	0.7
Provision for income taxes	(1.0)	—	0.5	(0.5)

Total non-operating income (loss)	3.6	—	(11.6)	(8.0)

Net income (loss)	51.2	4.4	(35.1)	20.5
Add back (less):
Interest expense-investment	32.5	—	—	32.5
Interest expense-corporate	—	—	12.1	12.1
KW’s share of interest expense included in unconsolidated investments	5.8	0.3	—	6.1
Depreciation and amortisation	48.3	—	—	48.3
KW’s share of depreciation and amortisation included in unconsolidated investments	4.5	0.7	—	5.2
Benefit from income taxes	1.0	—	(0.5)	0.5
Fees eliminated in consolidation	(7.5)	7.5	—	—

Consolidated EBITDA	135.8	12.9	(23.5)	125.2

Add back (less):
EBITDA attributable to noncontrolling interests[1]	(70.9)	—	—	(70.9)
Stock based compensation	—	—	17.5	17.5

Adjusted EBITDA	64.9	12.9	(6.0)	71.8

1	$43.5 million of depreciation, amortisation, taxes and interest for the three months ended 31 March 2016.

U.S GAAP net (loss) income to KW Shareholders was a loss of $0.8 million and income of $7.4 million for the first quarter of 2017 and 2016, respectively. Adjusted EBITDA was $77.3 million and $71.8 million for the first quarter of 2017 and 2016, respectively.

For same property multifamily units, total revenues increased 7.3%, net operating income increased 7.4% and occupancy decreased to 94.2% from 94.4% for the same period in 2016. For same property commercial real estate, total revenues increased 4.0%, net operating income increased 4.7% and occupancy increased 1.0% to 96.4% from the same period in 2016.

A significant portion of KW’s investments are in foreign currencies. KW does not hedge future operations or cash flows, so changes in foreign currency rates will have an impact on KW’s results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues, net income and Adjusted EBITDA by applying the applicable exchange rates for the prior year end.

	Three Months Ended 31 March 2017
	Investments		Services			Total
Revenues	—	—%	—%		—	—%
Net Income	—	(1)%	-1%		—	—%
Adjusted EBITDA	—	—%	—%		—	—%

	Three Months Ended 31 March 2016
	Investments		Services		Total
Revenues	(2.0)	(1)%	—	—%	(2.0)	(1)%
Net Income	(0.3)	(4)%	(0.1)	(2)%	(0.4)	(6)%
Adjusted EBITDA	(1.0)	(1)%	—	—%	(1.0)	(1)%

Revenues

Investments segment revenues

Rental income was $124.3 million for the three months ended 31 March 2017, as compared to $119.9 million for the same period in 2016. The $4.4 million increase is primarily due to improved operating performance and new acquisitions subsequent to the first quarter of 2016.

Hotel income was $29.5 million for the three months ended 31 March 2017, as compared to $29.1 million for the same period in 2016. The $0.4 million increase is primarily due to improved operating performance mainly through increases in average daily rates and occupancy as compared to the prior period.

Loan and other income remained flat at $2.1 million for the three months ended 31 March 2017 as compared to the same period in 2016.

During the three months ended 31 March 2017, KWE sold one condominium unit, which resulted in $0.8 million of sales proceeds as compared to the sale of a condominium unit by KW in the prior period, which resulted in $1.9 million of proceeds.

IMRES revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposal services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment-grade and income-producing real estate; and

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties.

The following table shows Adjusted Fees for the three months ended 31 March 2017 and 2016:

	Three Months Ended 31 March
	2017	2016
(Dollars in millions)	$	$
Investment management and real estate services fees	17.5	19.1
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	7.2	7.5
KW’s share of fees in unconsolidated service businesses	2.9	3.4

Adjusted Fees	27.6	30.0

1	The three months ended 31 March 2017 and 2016 include $4.5 million and $5.1 million, respectively, of fees recognised in net (income) loss attributable to noncontrolling interests relating to the portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.

IMRES fees were $17.5 million during the three months ended 31 March 2017, as compared to $19.1 million for the same period in 2016.

Fees earned from investments that were eliminated in consolidation totalled $7.2 million during the three months ended 31 March 2017, as compared to $7.5 million for the same period in 2016. In accordance with U.S. GAAP, these fees were excluded from total fees of $17.5 million and $19.1 million, respectively.

The table below shows Adjusted Fees from investment management and real estate related services for the three months ended 31 March 2017 and 2016:

	Three Months Ended 31 March
	2017	2016
Fee Description	$	$
Property Service and Research	11.4	12.7
Investment Management—Base	9.7	10.6
Investment Management—Performance	6.5	6.5
Investment Management—Acquisition / Disposal	—	0.2

Investment Management—Total	16.2	17.3

Total Adjusted Fees	27.6	30.0

Investment management

Investment management generated Adjusted Fees of $16.2 million during the three months ended 31 March 2017, as compared to $17.3 million for the same period in 2016. The decrease is primarily attributable to fund management fees due to fund asset sales subsequent to the first quarter of 2016 resulting in a lower investment basis from which such fees are derived and foreign currency fluctuations.

Real estate related services

Real estate related services fees decreased to $11.4 million during the three months ended 31 March 2017, as compared to $12.7 million for the same period in 2016 primarily due to decreased brokerage service fees.

Operating expenses

Investments segment operating expenses

Operating expenses for the three months ended 31 March 2017 increased to $128.1 million compared to $123.5 million for the same period in 2016. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $5.0 million and depreciation and amortisation increased by $1.4 million primarily due to new acquisitions subsequent to the first quarter of 2016.

•	Additionally, during the three months ended 31 March 2017, KWE sold a condominium unit which resulted in $0.7 million of costs of real estate sold, as compared to the sale of one condominium unit by KW which resulted in $1.4 million in costs of real estate sold for the same period in 2016.

IMRES segment operating expenses

Operating expenses for the three months ended 31 March 2017 decreased to $13.3 million as compared to $15.9 million for the same period in 2016, primarily due to a decrease in accrued discretionary compensation.

Corporate operating expenses

Operating expenses for the three months ended 31 March 2017 were approximately $14.1 million as compared to $23.5 million for the same period in 2016. The decrease is mainly due to the expense taken in 2016 relating to the 60% cliff vesting of restricted stock that was granted in 2012 under the First Amended and Restated Plan and a decrease in accrued discretionary compensation.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

During the three months ended 31 March 2017, income from unconsolidated investments was $21.6 million, as compared to $18.1 million for the same period in 2016. The decrease is primarily attributable to larger fair value gains in the prior period.

IMRES segment income from unconsolidated investments

During the three months ended 31 March 2017, income from unconsolidated investments was $0.8 million compared to $1.2 million in 2016. The income recognised relates to KW’s approximate 5% interest in a loan servicing platform in Spain with approximately €23.0 billion of assets under management.

Non-operating items

Gains on sale of real estate was $5.4 million for the three months ended 31 March 2017 compared to $38.4 million during the same period in 2016. The gains recognised during the three months ended 31 March 2017 relate primarily to the sale of a multifamily property and sales by KWE of non-core assets out of its United Kingdom commercial properties. The gains recognised during the same period in 2016 relate primarily to the sale of a commercial property in the United Kingdom and the sale of 13 commercial properties by KWE.

Acquisition-related expenses were $0.3 million for the three months ended 31 March 2017 compared to $2.0 million during the same period in 2016. The acquisition related expenses primarily relate to professional fees and the payment of stamp duty taxes in the United Kingdom and Ireland.

Interest expense associated with corporate debt was $15.6 million for the three months ended 31 March 2017, as compared to $12.1 million for the same period in 2016. During the third quarter of 2016, KW Group issued an additional $250.0 million of 2024 Notes which resulted in the higher interest expense.

Interest expense associated with investment debt was $34.4 million for the three months ended 31 March 2017, as compared to $32.5 million for the same period in 2016. The increase is due to acquisitions and consolidations subsequent to the first quarter of 2016.

During the three months ended 31 March 2017, KW Group generated pre-tax book loss of $3.2 million related to its global operations and recorded a tax benefit of $ 4.1 million. On 1 January 2017, KW adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, on a modified prospective basis. As a result of the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, KW recorded an adjustment to opening retained earnings of $9.3 million for excess tax benefits from share awards which had not been recognised under the prior accounting standard. In addition, during the three months ended 31 March 2017, KW realised excess tax benefits of $12.4 million from the vesting of restricted stock awards and dividends on restricted stock, which resulted in a tax benefit of $4.3 million. The difference between the U.S. federal rate of 35% and KW’s effective rate is primarily attributable to excess tax benefits from restricted stock awards and income earned by noncontrolling interests which is generally not subject to corporate taxes.

KW had net income of $0.1 million attributable to noncontrolling interests during the three months ended 31 March 2017 compared to $27.4 million during the three months ended 31 March 2016. The income attributable to noncontrolling interest in the period ended 31 March 2016 was primarily due to gains on sales of properties.

Preferred dividends and accretion of preferred stock issue costs were $0.0 million and $0.5 million for the three months ended 31 March 2017 and 2016, respectively. Due to the conversion of all outstanding shares of series B preferred stock on 28 December 2016, there was no preferred stock outstanding during the three months ended 31 March 2017.

Other comprehensive income

The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges. Below is a table that details the activity for the three months ended 31 March 2017 and 2016.

	Three Months Ended 31 March
	2017	2016
(Dollars in millions)	$	$
Unrealised foreign currency translation loss, net of noncontrolling interests and tax	5.4	7.5
Unrealised foreign currency derivative contract (loss) gain, net of noncontrolling interests and tax	(0.3)	(6.7)
Unrealised gain marketable securities, net of noncontrolling interests and tax	—	0.1

Other comprehensive income	5.1	0.9

The main currencies that KW has exposure to are the Euro, the Pound and the Yen. The table below represents the change in rates over the three months ended 31 March 2017 and 2016 as compared to the U.S. dollar:

	Three Months Ended 31 March
	2017	2016
(Dollars in millions)%		%
Euro	1.8	5.0
GBP	2.2	(2.0)
Yen	(5.1)	6.0

Other comprehensive income (loss), net of taxes and noncontrolling interests, for the three months ended 31 March 2017 and 2016 was income of $5.1 million and $0.9 million, respectively. The unrealised foreign currency translation income, net of taxes and noncontrolling interests, was income of $5.4 million and $7.5 million for the three months ended 31 March 2017 and 2016, respectively. The gains relating to unrealised foreign currency translation increased during the current period due to the strengthening of the Pound and the Euro against the U.S. dollar.

The unrealised foreign currency derivative contract loss, net of taxes and noncontrolling interests, during the current quarter was a loss of $0.3 million and $6.7 million for the three months ended 31 March 2017 and 2016, respectively. The loss in both periods was due to the appreciation of the underlying currencies the contracts were hedging.

Liquidity and capital resources

KW’s liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, capital expenditures for consolidated real estate and unconsolidated investments and working capital needs. KW finances these activities with internally generated funds, borrowings under the KW Revolving Facility, sales of equity and debt securities and cash out refinancings to the extent they are available and fit within KW’s overall portfolio leverage strategy. KW’s investments in real estate are typically financed with equity from KW’s balance sheet, third party equity and mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, KW guarantees a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. KW does not expect these guarantees to materially affect liquidity or capital resources. Historically, KW has not required significant capital resources to support its IMRES business.

KW’s short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with KW’s properties, dividend payments to KW Shareholders, capital expenditures and, potentially, acquisitions. KW expects to meet its short-term liquidity requirements through its existing cash and cash equivalents plus capital generated from its IMRES business, sales of real estate, collections from loans and loan pools, as well as availability on the KW Revolving Facility. As at 31 March 2017, KW and its consolidated subsidiaries (including KWE) had approximately $1.6 billion of potential liquidity, which includes approximately $757 million of availability under lines of credit and $808 million of cash for KW and KWE, collectively.

KW’s need to raise funds from time to time to meet its capital requirements will depend on many factors, including the success and pace of the implementation of KW’s strategy for strategic and accretive growth. Additionally, KW may opportunistically seek to raise capital (equity or debt) when KW believes market conditions are favourable and consistent with KW’s growth strategy. In addition, KW may seek third party financing to the extent that it engages in additional strategic investments, including capital necessary to execute potential development or redevelopment strategies or acquisition of real estate, note portfolios, or other real estate related companies or real estate related securities.

Development and redevelopment

KW has a number of development, redevelopment and entitlement projects that are underway or in the planning stages. These initiatives may ultimately result in 1,837 multifamily units, 542,000 commercial rentable square feet and 525 residential units, along with substantial upgrades to certain multifamily and commercial properties and hotels (figures exclude similar projects owned by KWE). If these projects were brought to completion, the estimated remaining capital would be approximately $1.6 billion which KW expects would be funded through its existing equity, third party equity, project sales, cash flow and secured debt financing. This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. As at 31 March 2017, KW expected to invest $164.4 million cash commitments to develop to completion or complete the entitlement process on these projects. These figures are budgeted costs and are subject to change. KW and its equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. In many cases, KW allocated little to no basis to the land that was acquired in conjunction with nearby income producing properties.

KW is currently developing “Capital Dock,” a prime waterfront 690,000 square feet commercial and multifamily development located in Dublin, Ireland. The development is currently being funded with equity from KW and KW’s equity partners. KW holds a 42.5% interest in the development and, as at 31 March 2017, KW had invested $51.7 million of equity in the project. Additionally, during the three months ended 31 March 2017, KW contributed a total of $4.7 million to the project. KW currently expects to complete the development by 2018 with additional equity from KW of approximately $55.2 million. This is a budgeted figure, however, and is subject to change (increase or decrease) due to a number of factors, including: (i) KW is developing this project under a construction management contract with the general contractor and therefore could be called upon to contribute additional capital in the event that actual costs exceed budgeted costs (currently approximately 80% of the budgeted costs have been fixed under price-capped agreements between the general contractor and various subcontractors); and (ii) KW and KW’s equity partners may look to secure third-party construction financing to fund all or a portion of the construction costs. KW and KW’s equity partners are under no obligation to complete this project and KW could decide to sell the asset before the development is complete. In addition to Capital Dock, KW is concurrently building approximately 417 multifamily units in Dublin, Ireland.

Consolidated and unconsolidated investment portfolio

In addition to KW’s development and redevelopment initiatives, KW regularly implements a value add approach to its consolidated and unconsolidated investments which includes rehabbing properties and adding or updating property amenities. The capital required to implement these value add initiatives is typically funded with capital calls, refinancing or supplemental financing at the property level. KW is not required to make these investments, but they are a key driver in KW’s ability to increase net operating income at KW’s properties post acquisition. KW typically invests $5 million to $10 million a year to fund capital expenditures for its consolidated and unconsolidated investment portfolio.

Under KW’s current joint venture strategy, KW generally contributes property expertise and a fully funded initial cash contribution, with commitments to provide additional funding. Accordingly, KW generally does not have significant capital commitments with unconsolidated entities. As at 31 March 2017, KW had unfulfilled capital commitments totalling $19.4 million to its unconsolidated investments.

Foreign subsidiaries

KW has subsidiaries in the United Kingdom, Ireland, Luxembourg, Spain and Jersey which manage KW’s European real estate investments as well as subsidiaries in Ireland and Scotland that operate hotel businesses. As at 31 March 2017, two of KW’s subsidiaries foreign subsidiaries have positive, accumulated earnings of $3.9 million. U.S. domestic taxes have not been provided on amounts earned by such foreign companies since it is KW’s plan to indefinitely reinvest amounts earned by these foreign subsidiaries. If these earnings were repatriated to the United States, additional U.S. domestic taxes of $1.2 million would be incurred.

Cash flows

Operating

KW’s cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions from KW’s unconsolidated investments, revenues from KW’s IMRES business net of operating expenses and other general and administrative costs. Substantially all cash flows provided by and used in operations of $11.2 million and $8.9 million for the three months ended 31 March 2017 and 2016, respectively, are due to rental payments derived from KW’s rental properties and operating distributions from KW’s unconsolidated investments. These amounts are offset from the payment of annual discretionary compensation during the first quarter in both periods and interest expense to fund KW’s investment business.

Investing

KW’s cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in unconsolidated investments, capital expenditures, purchases of loans secured by real estate, as well as return of capital investments from disposals or refinances on KW’s investments and resolutions in KW’s loan participations and loan pools. Net cash used in investing activities totalled $9.2 million for the three months ended 31 March 2017. KW Group invested $47.0 million for additions to real estate (including $15.9 million by KWE). KW Group collected $6.4 million on a loan secured by an office property in San Diego during the first quarter. In addition to this sale, KW Group received $40.3 million from the sale of real estate in Europe and the Western U.S. (including $12.5 million by KWE).

Net cash provided by investing activities totalled $148.4 million for the three months ended 31 March 2016. This was primarily due to $102.2 million of purchases and additions to real estate by KW Group (including $72.4 million by KWE) which mainly included 171 properties across the United Kingdom. In addition, KW Group received $130.2 million from the sale of a portfolio of loans by KWE during the quarter. In addition to this sale, KW Group received $108.0 million mainly from the sale of real estate in Europe.

Financing

KW’s net cash related to financing activities are generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments. Net cash used in financing activities totalled $88.2 million for the three months ended 31 March 2017. Cash used primarily consisted of repayment of $56.5 million of investment debt, of which $22.7 million were related to repayments by KWE, distributions of $15.9 million to noncontrolling interest holders, the repurchase and retirement of common stock of 29.2 million. These were partially offset by proceeds of $24.0 million from mortgage loans to finance and refinance consolidated property acquisitions.

Net cash provided by financing activities totalled $26.0 million for the three months ended 31 March 2016. KW Group received proceeds of $126.2 million from mortgage loans to finance and refinance consolidated property acquisitions (including $94.6 million by KWE). These were partially offset by repayment of $41.1 million of investment debt, of which $22.2 million were related to repayments by KWE and distributions of $43.7 million to noncontrolling interest holders mainly due to the sale of KW’s Japanese multifamily portfolio.

Contractual obligations and commercial commitments

At 31 March 2017, the KW Group’s contractual cash obligations, including debt and operating leases, included the following:

	Payments Due by Period
(Dollars in millions)	Total $	Less than 1 year $	1-3 years $	4-5 years $	After 5 years $
Contractual obligations
Borrowings:1 2
Investment debt3 4	3,982.6	68.4	980.8	752.7	2,180.7
Senior notes5 6	955.0	—	—	—	955.0

Total borrowings	4,937.6	68.4	980.8	752.7	3,135.7

Operating leases	10.9	2.0	5.1	2.4	1.4

Total contractual cash obligations	4,948.5	70.4	985.9	755.1	3,137.1

1	See notes 8-10 of the Notes to Consolidated Financial Statements for Q1 2017 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, KW estimates that KW will make the following interest payments: three months ending 31 December 2017 - $140.4; 1-3 years - $522.1; 4-5 years - $292.4; After 5 years - $321.7. The interest payments on variable rate debt have been calculated using the interest rate in effect at 31 March 2017.
2	Excludes $39.8 million of unamortised loan fees.
3	Excludes $1.0 million of unamortised debt premium on investment debt.
4	Excludes $39.8 million of unamortised loan fees.
5	Excludes $2.1 million of net unamortised debt discount on senior notes.
6	Excludes $39.8 million of unamortised loan fees.

At 31 March 2017, KW’s share of contractual cash obligations (excluding amounts that are attributable to noncontrolling interests), including debt and operating leases, included the following:

	Payments Due by Period
(Dollars in millions)	Total $	Less than 1 year $	1-3 years $	4-5 years $	After 5 years $
Contractual Obligations
Borrowings:[1]
Investment debt	2,181.9	67.4	489.2	245.6	1,379.7
Senior notes[2]	955.0	—	—	—	955.0

Total borrowings	3,136.9	67.4	489.2	245.6	2,334.7

Operating leases	10.9	2.0	5.1	2.4	1.4

Total contractual cash obligations	3,147.8	69.4	494.3	248.0	2,336.1

1	See notes 8-10 of the Notes to Consolidated Financial Statements for Q1 2017 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments.
2	Excludes $2.1 million of net unamortised debt discount on senior notes.

Indebtedness and related covenants

The following describes KW’s corporate indebtedness and related covenants.

Senior notes payable

In March 2014, Kennedy-Wilson, Inc. completed a public offering of $300.0 million aggregate principal amount of the 2024 Notes, for approximately $290.7 million, net of discount and estimated offering expenses. The 2024 Notes were issued pursuant to the 2024 Indenture. Kennedy-Wilson, Inc.’s obligations under the 2024 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 April 2019, Kennedy-Wilson, Inc. may redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 April 2019, Kennedy-Wilson, Inc. may redeem the 2024 Notes, in whole or in part, at the redemption price specified in the 2024 Indenture, plus accrued and unpaid interest, if any, to the redemption date. Prior to 1 April 2017, Kennedy-Wilson, Inc. may also redeem up to 35% of the 2024 Notes from the proceeds of certain equity offerings. Interest on the 2024 Notes accrues at a rate of 5.875% per annum and is payable semi-annually in arrear on 1 April and 1 October of each year, commencing on 1 October 2014. The 2024 Notes will mature on 1 April 2024. The Additional Notes have substantially identical terms as the 2024 Notes described above and are treated as a single series with the above 2024 Notes under the 2024 Indenture. The Additional Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $897.9 million as at 31 March 2017.

In November and December 2012, Kennedy-Wilson, Inc. completed a public offering of $55.0 million aggregate principal amount of the 2042 Notes. The 2042 Notes were issued pursuant to an indenture dated 28 November 2012, by and among Kennedy-Wilson, Inc. (as issuer), KW (as parent guarantor), certain subsidiaries of Kennedy-Wilson, Inc. (as subsidiary guarantors) and Wilmington Trust National Association (as trustee), as amended by various subsequent supplemental indentures. Kennedy-Wilson, Inc.’s obligations under the 2042 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 December 2017, Kennedy-Wilson, Inc. may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 December 2017, Kennedy-Wilson, Inc. may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2042 Notes accrues at a rate of 7.750% per annum and is payable quarterly in arrear on 1 March, 1 June, 1 September and 1 December of each year, commencing on 1 March 2013. The 2042 Notes will mature on 1 December 2042. The amount of the 2042 Notes included in KW’s consolidated balance sheets was $55.0 million as at 31 March 2017.

KWE senior notes payable

In June 2015, KWE completed its inaugural bond offering of approximately $376.5 million (based on 31 March 2017 rates) (£300 million) of the KWE Bonds. In September 2016, KWE completed an additional bond offering of approximately $251.0 million (based on 31 March 2017 rates) (£200 million) under the same indenture as the KWE Bonds. The KWE Bonds have a carrying value of $627.5 million as at 31 March 2017.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.5 billion based on 31 March 2017 rates) EMTN Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuance of an aggregate principal amount of approximately $585.9 million (€550 million) KWE Notes. The KWE Notes have a carrying value of $581.7 million and rank pani passu with the KWE Bonds, and are subject to the same restrictive covenants.

The KWE Bonds and KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the KWE Notes) of no more than 60% of the total asset value, (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value, (iii) an interest coverage ratio of at least 1.5 to 1.0, and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Bonds and KWE Notes are not an obligation of KW and these amounts are presented as a component of KW’s investment debt as it is an unsecured obligation relating to an underlying investment of KW.

Borrowings under line of credit

On 10 December 2015, Kennedy-Wilson, Inc., a wholly-owned subsidiary of KW entered into the KW Revolving Facility. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as at the applicable measurement date, and have a maturity date of 10 December 2018. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s option, the maturity date of the KW Revolving Facility may be extended by one year. As at 31 March 2017, the KW Revolving Facility was undrawn, with $475.0 million still available.

KWE Facility

In August 2014, KWE entered into the KWE Facility. The KWE Facility requires KWE to maintain (i) a maximum consolidated leverage ratio (as defined in the revolving loan agreement) of no more than 60%; (ii) a minimum fixed charge coverage ratio where consolidated EBITDA to consolidated fixed charges is no less than 1.9 to 1.0 for the last four quarters; (iii) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents); and (iv) a maximum secured recourse indebtedness for consolidated secured recourse debt to not exceed 2.5% of total asset value at any time. As at 31 March 2017, the KWE Facility was undrawn, with $282.4 million (£225 million) still available based on rates as at 31 March 2017.

Debt covenants

The KW Revolving Facility and the indentures governing the 2024 Notes and 2042 Notes contain numerous restrictive covenants that, among other things, limit KW’s and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to shareholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The KW Revolving Facility requires KW to maintain a minimum tangible net worth and a specified amount of cash and cash equivalents.

The credit agreement that governs the KW Revolving Facility requires KW to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as at the last day of each financial quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as at the last day of each financial quarter for the period of four full financial quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920.7 million plus an amount equal to 50% of net equity proceeds received by KW after 30 September 2015, measured as at the last day of each financial quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as at the measurement date multiplied by 1.5, measured as at the last day of each financial quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138.2 million, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as at the last day of each financial quarter and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As at 31 March 2017, KW’s consolidated leverage ratio was 61.9%, its fixed charge coverage ratio was 2.5 to 1.00, its consolidated tangible net worth was $1,214.5 million, its adjusted secured leverage ratio was 45%, its secured recourse leverage ratio was 1.4%, its recourse leverage ratio was 0.84 and liquidity was $615.0 million. The obligations of Kennedy-Wilson, Inc. pursuant to the KW Revolving Facility are guaranteed by KW and certain of its wholly-owned subsidiaries.

The 2024 Indenture and the indenture governing the 2042 Notes limit Kennedy-Wilson, Inc.’s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.’s maximum balance sheet leverage ratio (as defined in the indentures) is greater than 1.50 to 1.00. As at 31 March 2017, the balance sheet leverage ratio was 0.93 to 1.00.

Off-balance sheet arrangements

KW has provided guarantees associated with loans secured by consolidated assets. At 31 March 2017, the maximum potential amount of future payments (undiscounted) KW could be required to make under the guarantees was approximately $50.4 million. The guarantees will expire by 2026 and KW’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds of the applicable properties. If KW was to become obligated to perform on these guarantees, it could have an adverse effect on KW’s financial condition.

As at 31 March 2017, KW has unfulfilled capital commitments totalling $19.4 million to KW’s unconsolidated investments. As KW identifies investment opportunities in the future, KW may be called upon to contribute additional capital to unconsolidated investments in satisfaction of its capital commitment obligations.

Most of KW’s real estate properties within its equity partnerships are encumbered by traditional non-recourse debt obligations. In connection with most of these loans, however, KW entered into certain “non-recourse carve out” guarantees, which provide for the loans to become partially or fully recourse against it if certain triggering events occur. Although these events are different for each guarantee, some of the common events include:

•	the special purpose property-owning subsidiary filing a voluntary petition for bankruptcy;

•	the special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity; and

•	subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property.

In the event that any of these triggering events occur and the loans become partially or fully recourse against KW, its business, financial condition, results of operations and common stock price could be materially adversely affected.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, liens which are senior to the mortgage loan and outstanding security deposits.

Certain Non-U.S GAAP measures and reconciliations

The table below is a reconciliation of Non-U.S GAAP measures to their most comparable U.S.GAAP measures.

	Three Months Ended 31 March
(Dollars in millions)	2015 $	2014 $	2013 $
Net (loss) income	(4.3)	49.9	(2.6)
Non-GAAP Adjustments
Add back:
Interest expense	32.4	15.8	11.4
KW’s share of interest expense in unconsolidated investments	6.4	11.0	10.6
Depreciation and amortisation	36.6	7.3	3.1
KW’s share of depreciation and amortisation included in unconsolidated investments	8.8	14.8	9.3
(Benefit from) provision for income taxes	(8.1)	8.8	(1.7)

Consolidated EBITDA	71.8	107.6	30.1

Add back (less):
Share-based compensation	7.3	1.7	1.8
EBITDA attributable to noncontrolling interests	(25.4)	(40.1)	—

	Three Months Ended 31 March
(Dollars in millions)	2015 $	2014 $	2013 $
Adjusted EBITDA	53.7	69.2	31.9

Investment management, property services and research fees1	16.4	13.2	13.6
Non-U.S. GAAP Adjustments
Add back:
Fees eliminated in consolidation	7.0	1.6	0.7
KW’s share of fees in unconsolidated service businesses	3.7	3.4	—

Adjusted Fees	27.1	18.2	14.3

1	Amounts previously presented as management and leasing fees and commissions on prior period statement of operations. Amounts above represent total of fees and commissions from prior periods.

Quantitative and qualitative disclosures about market risk

KW’s primary market risk exposure relates to changes in interest rates in connection with KW’s short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR or LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. However, the amount of income or loss KW recognises for unconsolidated joint ventures or consolidated interest expense from property level debt may be impacted by changes in interest rates. Historically, the impact from the changes in rates has not been significant. KW’s exposure to market risk also consists of foreign currency exchange rate fluctuations related to KW’s international operations.

Interest rate risk

KW has established an interest rate management policy, which attempts to minimise KW’s overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, KW has elected to maintain a combination of variable and fixed rate debt. As at 31 March 2017, 80% of KW’s consolidated level debt was fixed rate, 12% was floating rate with interest caps and 8% was floating rate without interest caps.

KW holds variable rate debt on some of its consolidated properties that are subject to interest rate fluctuations. In order to mitigate some of the risk associated with increasing interest rates, KW has purchased interest rate caps that limit the amount that interest expense can increase with rate increases. However, some of its debt is uncapped and the mortgages that do have interest caps are subject to increased interest expense until rates hit the level of caps that have been purchased. If there was a 100 basis point increase or decrease, KW would have a $7.9 million increase in interest expense or $4.3 million in interest expense savings during 2017 on its current consolidated mortgages. The weighted average maturity of KW Group’s variable rate mortgages was approximately 4 years as at 31 March 2017.

The table below represents contractual balances of KW’s financial instruments at the expected maturity dates, as well as the fair value as at 31 March 2017. The weighted average interest rate for the various assets and liabilities presented are actual as at 31 March 2017. KW closely monitors the fluctuation in interest rates and, if rates were to increase significantly, KW believes that it would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

			Principal Maturing in:
(Dollars in millions)	2017 $	2018 $	2019 $	2020 $	2021 $	Thereafter $	Total $	Fair Value 31 March 2017
Interest rate sensitive assets
Cash and cash equivalents	851.0	—	—	—	—	—	851.0	851.0
Average interest rate[1]	0.10%	—%	—%	—%	—%	—%	0.10%	—
Fixed rate receivables	67.6	—	4.5	—	—	—	72.1	72.1
Average interest rate	6.76%	—%	5.00%	—%	—%	—%	5.45%	—
Variable rate receivables	10.5	—	—	—	—	—	10.5	10.5

			Principal Maturing in:
(Dollars in millions)	2017 $	2018 $	2019 $	2020 $	2021 $	Thereafter $	Total $	Fair Value 31 March 2017
Average interest rate	3.84%	—%	—%	—%	—%	—%	3.84%	—

Total	929.1	—	4.5	—	—	—	933.6	933.6

Weighted average interest rate	0.16%	—%	5.00%	—%	—%	—%	0.18%

Interest rate sensitive liabilities
Variable rate borrowings	59.4	100.7	462.2	32.2	51.5	313.3	1,019.3	1,020.6
Average interest rate	2.98%	3.55%	2.16%	3.93%	3.22%	2.89%	2.68%	—
Fixed rate borrowings	—	54.7	85.2	219.1	47.1	3,511.9	3,918.0	3,964.9
Average interest rate	—%	4.14%	4.24%	3.78%	4.85%	4.17%	4.17%	—

Total	59.4	155.4	547.4	251.3	98.6	3,825.2	4,937.3	4,985.5

Weighted average interest rate	2.98%	3.75%	2.48%	3.80%	4.00%	4.07%	3.86%	—

1	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables.

Currency risk - foreign currencies

The financial statements of the KW Group’s subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The foreign currencies primarily include the Euro and the Pound. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income until KW substantially liquidates its investment in KWE.

KW is required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that KW controls. As such, KW’s financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, KW is required to translate the activities of KWE into U.S. dollars even though KWE does not invest in U.S. dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of KW’s actual currency exposure.

As KW’s business in Europe continues to grow, primarily due to the growth of KWE, fluctuations in the Euro and the Pound foreign exchange rates will have a greater impact on KW’s business. In order to manage the effect of these fluctuations, KW typically hedges 50%-100% of foreign currency exchange rate risk associated with KW’s net cost basis in certain non-U.S. operations through the use of currency derivative contracts, such as foreign currency forward contracts and options. KW’s service businesses typically do not require much capital, so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.

KW hedges the GBP exposure related to its investment in KWE Shares, as KWE’s functional currency is GBP. However, approximately 40% of KWE’s investments are Euro denominated investments. KWE generally hedges its net cost basis in the Euro denominated assets. As such, to provide a more accurate picture of KW’s actual Pound and Euro exposure, in the table below, KW included KWE’s Euro denominated investments in the GBP column.

KW typically has not hedged the impact of foreign currency fluctuations may have on its future operations or cash flows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As KW is not currently hedging these amounts there will be foreign currency impact on KW’s results of operations for both the services and investment segments.

As the total amount of assets denominated in foreign currencies has grown due to the KW Group’s (including KWE) expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts. As at 31 March 2017, approximately 36% of KW’s investment account is invested through its foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and, therefore, KW considers its equity investment as the appropriate exposure to evaluate for hedging purposes.

The table below shows KW’s investment account and consolidated cash position by currency as well as any hedges on those currencies as at 31 March 2017 and the impact of a 10% fluctuation in rates.

(Amounts in millions)	GBP		Euro		Total Non-USD		USD		Total
USD
Investment account1 2	$540.7	26%	$223.5	11%	$764.2	36%	$1,339.5	64%	$2,103.7
Cash	$1.4	1%	$1.0	1%	$2.4	1%	$164.7	99%	$167.1
Local currencies
Investment account	£430.8		€209.8
Cash	£1.1		€0.9
Hedges, net of noncontrolling interests
Notional Amount	£356.0		€130.0
Rate fluctuation impact
10% increase	$38.6		$13.3
10% decrease	$(29.5)		$(11.0)

1	Includes cash held by consolidated investments net of noncontrolling interests.
2	Excludes hedge fair values, net of noncontrolling interest of $11.6 million and $2.9 million on GBP and Euro, respectively.

3 2016

In this Part 12 (KW Operating and Financial Review), for the year 2016, please refer to the definitions on page 563 in Part 20 (Definitions).

Overview

KW owns, operates and invests in real estate both on its own and through its investment management platform. KW currently focuses on multifamily, office, retail and hotels located in the Western U.S., the United Kingdom, Ireland, Spain, Italy and Japan. KW also provides real estate services primarily to financial services clients.

KW’s value is primarily derived from its ownership in income producing real estate assets. KW has an ownership stake in approximately 39 million square feet of property globally, including 25,943 multifamily rental units. In addition to its core income producing real estate, KW engages in redevelopment and value add initiatives through which KW enhances cashflows or repositions assets to increase disposal value. Additionally, KW’s investment management and property services business manage approximately $17 billion of IMRES AUM, the majority of which KW has an ownership stake in and the balance it manages for third parties.

KW has over 500 employees in 27 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan and manages and works with approximately 5,000 operating associates.

KW’s operations are defined by two core business segments, KW Investments and IMRES, which work closely together to identify attractive investment markets and opportunities around the world.

KW Investments

KW invests its capital in real estate assets and loans secured by real estate either on its own or with strategic partners through publicly traded companies, joint ventures, separate accounts, or funds. When KW has partners, KW is typically the general partner in the arrangement with a promoted interest in the profits of its investments beyond its ownership percentage. KW had an average ownership interest across all investments of approximately 42% as at 31 December 2016. KW’s equity partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors.

The following are product types KW invests in through the KW Investments segment:

Multifamily

KW pursues multifamily acquisition opportunities where KW believes it can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalisation. KW focuses primarily on apartments in supply-constrained, infill markets. Through KW’s VHH partnership, KW also utilises low-income housing tax credit structures for income and age restricted properties. As at 31 December 2016, KW held investments in 25,943 multifamily apartment units across 141 properties primarily located in the Western United States, Ireland, United Kingdom and Japan.

Commercial

KW sources, acquires and finances various types of commercial real estate which includes office, industrial, retail and mixed-use assets. After acquisition, the properties are generally repositioned to enhance market value. Assets are either sold as part of property-specific investment strategies designed to deliver above-market returns to KW’s clients and shareholders or held if producing above average cash flows. As at 31 December 2016, KW held investments in 258 commercial properties, totalling over 18.1 million square feet, located throughout the United States, United Kingdom, Ireland, Spain, Italy and Japan.

Loan originations/discounted loan purchases

KW acquires and/or originates loans secured by real estate. KW’s acquisitions and originations include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. KW delivers value through loan resolutions, discounted payoffs and sales. KW also converts certain loans into a direct ownership in the underlying real estate collateral. KW’s discounted loan pool portfolio as at 31 December 2016 had a current unpaid principal balance of $217.3 million.

KW’s loan investment portfolio is principally related to loans acquired at a discount from its contractual balance due as a result of deteriorated credit quality of the borrower. Such loans are underwritten by KW based on the value of the underlying real estate collateral. Due to the discounted purchase price, KW seeks and is generally able to accomplish near term realisation of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to KW’s evaluation of the risk of recovery from the investment.

Hotel

KW acquires hotels in certain opportunistic situations in which it is able to purchase at a significant discount to replacement cost or can implement its value-add investment approach.

Residential and other

In certain cases, KW may pursue for sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels that KW assigns little or no basis and for which KW may pursue entitlement activities or, in some cases, development or re-development opportunities.

Cash, marketable securities, and net hedge asset

This category includes KW’s share of consolidated property level cash, marketable securities and hedges on KW’s investments and its share of hedges held by KWE on its Euro denominated investments.

While KW’s core investments have been in the specific markets and locations referred to above, KW will evaluate opportunities to earn above market returns across many other segments and geographic locations.

IMRES

IMRES includes KW’s investment management platform along with its property services, research, brokerage and auction and conventional sales divisions. These businesses generate revenue for KW through fees and commissions.

KW manages approximately 59 million square feet of properties for KW and its investment partners (including KWE) in the United States, Europe and Asia, which includes assets KW has ownership interests in and third party owned assets. With 27 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan, KW has the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of IMRES have an extensive track record in their respective lines of business and in the real estate community as a whole. Their knowledge and relationships are an excellent driver of businesses through the services business as well as on the investment front.

Additionally, IMRES plays a critical role in supporting KW’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

Investment management

KW’s investment management division, provides acquisition, asset management and disposition services to KW’s equity partners as well as to third parties. As at 31 December 2016, KW had five closed end funds for which KW serves as general partner and manager and separate accounts with strategic partners. In addition, KW serves as the manager of KWE and is entitled to receive management fees (50% of which are paid in KWE Shares) equal to 1% of KWE’s adjusted net asset value (reported by KWE to be $ 1.9 billion as at 31 December 2016) and certain performance fees. Under U.S. GAAP, KW is required to consolidate the results of KWE and, as such, fees earned from KWE are eliminated in consolidation.

Property services

KW’s property services division manages commercial real estate for third-party clients, fund investors and investments held by KW. In addition to earning property management fees, consulting fees, leasing commissions, construction management fees, disposition fees and accounting fees, the property services division gives KW insight into local markets and potential acquisitions. Leveraging over 39 years of real estate experience, KW approaches property management from the perspective of an owner and is active in identifying and implementing value creation strategies. The division has a proven track record of success in managing stabilised as well as value-add investments.

Research

Meyers, a KW company, is a premier consulting practice and provider of data for residential real estate development and new home construction industry. Meyers offers a national perspective as well as local expertise to homebuilders, multifamily developers, lenders and financial institutions. These relationships have led to investment opportunities with homebuilders in the Western U.S. region. KW believes that ZondaTM, a Meyers innovation launched in October 2013, is the housing industry’s most comprehensive solution for smart business analysis, real-time market data reporting and economic and housing data in one place and on-the-go.

Brokerage

KW’s brokerage division represents tenants and landlords on every aspect of site selection, negotiation and occupancy. The division also specialises in innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate. The division’s property marketing programmes combine proven techniques with its detailed market knowledge to create optimum results.

Auction and conventional sales

The auction and conventional sales division provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects and conversions. Generally, the division’s auction sales business is countercyclical to the traditional sales real estate market and has been a bellwether for KW in forecasting market conditions.

Foreign currency

As at 31 December 2016, approximately 36% of KW’s investment account was invested through KW’s foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and, therefore, KW considers the carrying value of its equity investment as the appropriate exposure to evaluate for hedging purposes. Fluctuations in foreign exchanges rates may have a significant impact on the results of KW’s operations. In order to manage the effect of these fluctuations, KW generally hedges its book equity exposure to foreign currencies through currency forward contracts and options. KW typically hedges 50%-100% of book equity exposure against these foreign currencies. Please refer to ‘Qualitative and quantitative disclosures about market risk’ for a discussion regarding foreign currency.

4Q & Full Year Highlights

•	Growth in recurring net operating income: KW’s share of 4Q property net operating income grew by $6 million or 10% to $61 million from 4Q-2015. For the year, KW’s share of property net operating income grew by $35 million or 17% to $241 million.

•	Continued strong same property performance: The 4Q and FY change in same property multifamily and commercial real estate are as follows:

	4Q - 2016 vs 4Q - 2015			FY - 2016 vs FY - 2015
	Occupancy	Revenue	Net operating Income	Occupancy	Revenue	Net operating Income
Multifamily	(1.0)%	8.6%	10.3%	(0.40)%	9.8%	12.1%
Commercial	1.7%	5.5%	5.7%	1.5%	5.0%	5.6%

•	Dividend declaration: KW announced a 21% increase in the common dividend per share to $0.17 per quarter or $0.68 on an annualised basis. The dividend is payable on 6 April 2017 to common shareholders of record as at 31 March 2017.

•	Continued investment in revenue generating capital expenditure: During 4Q-2016, KW invested $40 million into capital expenditure (including $10 million related to Capital Dock, a prime waterfront 690,000 sq. ft. commercial and multifamily development in Dublin, Ireland) compared to $30 million during 4Q-2015. For the year, KW invested $110 million into capital expenditure (vs. $100 million in 2015).

•	Performance fees and gains: KW’s financial metrics were impacted by a decrease in KW’s pro-rata share of total performance fees and gains of $8 million in 4Q and $55 million for the year:

•	Performance fees: KW had a decrease in performance fees of $32 million in 4Q and FY-2016, primarily resulting from no KWE performance fees during 2016.

•	Realised gains: KW had an increase in realised gains on sale of real estate of $19 million in 4Q-2016 (vs. 4Q-2015) and $36 million in FY-2016 (vs. FY-2015).

•	Acquisition-related and fair value gains: KW had an increase in acquisition-related and fair value gains of $5 million in 4Q-2016 (vs 4Q-2015) and a decrease of $59 million in FY-2016 (vs FY-2015).

Corporate finance

•	Capital return programme: During 2016, KW returned a record $111 million, or approximately $1.02 per KW Share, to KW Shareholders through a combination of stock repurchases ($50 million in 2016) and common dividends ($61 million in 2016).

•	Preferred stock conversion: KW issued an aggregate of 3,366,973 KW Shares upon the early conversion of all outstanding shares of its 6.45% series B mandatory convertible preferred stock owned by entities affiliated with Fairfax. KW has no further remaining preferred stock outstanding.

Investments business

Investment transactions: KW, together with its equity partners (including KWE), completed the following:

	Gross			KW’s Share
	Aggregate Purchase/ Sale Price $	Income Producing $	Non-income Producing $	Total $	Net operating income $	KW Cap Rate[1] %
4Q - 2016
Acquisitions 2	341.3	160.1	2.1	162.2	7.8	4.9
Dispositions 3	508.2	189.2	68.4	257.6	10.3	5.2

Total Transactions	849.5			419.8
FY - 2016
Acquisitions 2	1,392.8	579.4	$41.3	620.7	31.3	5.4
Dispositions 3	1,694.9	412.9	118.8	531.7	21.0	5.1

Total Transactions	3,087.7			1,152.4

1	KW cap rate includes only stabilised income-producing properties.
2	The three months ended and year ended 31 December 2016 includes $14.5 million and $264.5 million of acquisitions by KWE, respectively.
3	The three months ended and year ended 31 December 2016 includes $185.0 million and $514.2 million of dispositions by KWE, respectively.

KWE: KW’s ownership in KWE grew to 23.6% as at 31 December 2016, compared to 21.8% as at 30 September 2016 and 18.2% as at 31 December 2015. KW received cash dividends of $18 million during 2016, an increase of 50% from 2015.

IMRES business

This segment earns fees primarily from its investment management business along with its real estate services activities. Adjusted Fees and Adjusted EBITDA were impacted in 2016 by a reduction in performance fees and promoted interests of $32 million in both 4Q and FY. For 4 Q-2016, KW’s IMRES segment reported the following results

	4Q		FY
(Dollars in millions)	2016 $	2015 $	2016 $	2015 $
U.S. GAAP Results
Investment Management, Property Services, and Research
Fees	12.7	22.3	59.4	69.3
Non-U.S. GAAP Results
Adjusted Fees 1 2	22.6	64.2	108.9	158.2
Adjusted EBITDA	10.2	36.9	49.7	82.8

1	Adjusted Fees earned from KWE were $4.9 million and $37.1 million for the three months ended 31 December 2016 and 2015, respectively, and $22.2 million and $67.0 million for the year ended 31 December 2016 and 2015, respectively. Adjusted Fees includes accrued performance fees related to KWE of $0 for each of the three months and year ended 31 December 2016 and $30.9 million and $43.7 million for the three months and year ended 31 December 2015, respectively. Adjusted Fees excludes noncontrolling interest.
2	Adjusted Fees includes fees eliminated in consolidation of $6.6 million and $38.6 million for the three months ended 31 December 2016 and 2015, respectively, and $36.9 million and $75.0 million for the year ended 31 December 2016 and 2015, respectively.

Foreign currency fluctuations and hedging

For 4Q-2016 and FY-2016, changes in foreign currency rates reduced consolidated revenue by 5% and 4%, respectively and Adjusted EBITDA by 2% for both periods compared to foreign currency rates as at 31 December 2015. During the quarter and year, the net decrease in KW Shareholder’s equity related to fluctuations in foreign currency and related hedges (in GBP, EUR and JPY) was $10.0 million and $24.6 million, respectively.

The following tables summarise the KW Group’s revenue, operating expenses, non-operating expenses, operating income (loss) and net income (loss) and calculate EBITDA and Adjusted EBITDA by segment for the year ended 31 December 2016, 2015, and 2014 and is intended to be helpful in understanding the year over year explanations following the tables:

		Year Ended
		31 December 2016
(Dollars in millions)	Investments $	IMRES $	Corporate $	Total $
Rental	485.9	—	—	485.9
Hotel	116.2	—	—	116.2
Sale of real estate	29.3	—	—	29.3
Investment management, property services and research fees	—	59.4	—	59.4
Loan purchases, loan originations, and other	12.6	—	—	12.6

Revenue	644.0	59.4	—	703.4
Operating expenses	(345.2)	(54.9)	(93.6)	(493.7)
Depreciation and amortisation	(198.2)	—	—	(198.2)
Income from unconsolidated investments, net of depreciation and amortisation	122.8	3.8	—	126.6

Operating income	223.4	8.3	(93.6)	138.1
Non-operating income (expense):
Gain on sale of real estate	130.7	—	—	130.7
Acquisition—related gains	16.2	—	—	16.2
Acquisition—related expenses	(9.5)	—	—	(9.5)
Interest expense-investment	(137.4)	—	—	(137.4)
Interest expense—corporate	—	—	(54.2)	(54.2)
Other non-operating (expenses) income	(1.2)	—	7.8	6.6
Benefit from (provision for) income taxes	5.0	—	(19.0)	(14.0)

Total non-operating income (loss)	3.8	—	(65.4)	(61.6)

Net income (loss)	227.2	8.3	(159.0)	76.5
Add back (less):
Interest expense-investment	137.4	—	—	137.4
Interest expense—corporate	—	—	54.2	54.2
KW’s share of interest expense included in unconsolidated investments	22.1	0.9	—	23.0
Depreciation and amortisation	198.2	—	—	198.2
KW’s share of depreciation and amortisation included in unconsolidated investments	17.2	3.6	—	20.8
(Provision for) benefit from income taxes	(5.0)	—	19.0	14.0
Fees eliminated in consolidation	(36.9)	36.9	—	—
Share-based compensation	—	—	65.1	65.1
EBITDA attributable to noncontrolling interests 1	(239.3)	—	—	(239.3)

Adjusted EBITDA	320.9	49.7	(20.7)	349.9

1	$169.3 million of depreciation, amortisation, interest and taxes for the year ended 31 December 2016.

	Year Ended 31 December 2015
(Dollars in millions)	Investments $	IMRES $	Corporate $	Total $
Rental	404.8	—	—	404.8
Hotel	106.4	—	—	106.4
Sale of real estate	3.7	—	—	3.7
Investment management, property services and research fees	—	69.3	—	69.3
Loan purchases, loan originations, and other	19.5	—	—	19.5

Revenue	534.4	69.3	—	603.7
Operating expenses	(283.3)	(69.7)	(53.4)	(406.4)
Depreciation and amortisation	(166.3)	—	—	(166.3)
Income from unconsolidated investments, net of depreciation and amortisation	93.6	3.8	—	97.4

Operating income (loss)	178.4	3.4	(53.4)	128.4
Non-operating income (expense):
Gain on sale of real estate	72.4	—	—	72.4
Acquisition—related gains	108.1	—	—	108.1
Acquisition—related expenses	(37.3)	—	—	(37.3)
Interest expense-investment	(108.8)	—	—	(108.8)
Interest expense—corporate	—	—	(46.9)	(46.9)
Loss on extinguishment of corporate debt	—	—	(1.0)	(1.0)
Other non-operating expenses	(2.5)	—	—	(2.5)
Provision for income taxes	(23.4)	—	(30.0)	(53.4)

Total non-operating income (loss)	8.5	—	(77.9)	(69.4)

Net income (loss)	186.9	3.4	(131.3)	59.0
Add back (less):
Interest expense-investment	108.8	—	—	108.8
Interest expense—corporate	—	—	46.9	46.9
Early extinguishment of corporate debt	—	—	1.0	1.0
KW’s share of interest expense included in unconsolidated investments	27.0	1.1	—	28.1
Depreciation and amortisation	166.3	—	—	166.3
KW’s share of depreciation and amortisation included in unconsolidated investments	25.2	2.9	—	28.1
Provision for income taxes	23.4	—	30.0	53.4
Fees eliminated in consolidation	(75.0)	75.0	—	—
Share-based compensation	—	—	30.8	30.8
EBITDA attributable to noncontrolling interests 1	(151.6)	0.4	—	(151.2)

Adjusted EBITDA	311.0	82.8	(22.6)	371.2

1	$166.9 million of depreciation, amortisation, taxes and interest for the year ended 31 December 2015.

	Year Ended 31 December 2014
(Dollars in millions)	Investments $	IMRES $	Corporate $	Total $
Rental	206.9	—	—	206.9
Hotel	63.3	—	—	63.3
Sale of real estate	28.4	—	—	28.4
Investment management, property services and research fees	—	82.6	—	82.6
Loan purchases, loan originations, and other	17.4	—	—	17.4

Revenue	316.0	82.6	—	398.6
Operating expenses	(201.7)	(61.1)	(35.8)	(298.6)
Depreciation and amortisation	(104.5)	—	—	(104.5)
Income from unconsolidated investments, net of depreciation and amortisation	48.3	5.9	—	54.2

Operating income (loss)	58.1	27.4	(35.8)	49.7
Non-operating income (expense):
Gain on sale of real estate	—	—	—	—
Acquisition—related gains	218.1	—	—	218.1
Acquisition—related expenses	(19.7)	—	—	(19.7)
Interest expense-investment	(46.3)	—	—	(46.3)
Interest expense—corporate	—	—	(57.1)	(57.1)
Loss on extinguishment of corporate debt	—	—	(27.3)	(27.3)
Other non-operating expenses	5.1		—	5.1
Provision for income taxes	—	—	(32.4)	(32.4)

Total non-operating income (loss)	157.2	—	(116.8)	40.4

Net income (loss)	215.3	27.4	(152.6)	90.1
Add back (less):
Interest expense-investment	46.3	—	—	46.3
Interest expense—corporate	—	—	57.1	57.1
Early extinguishment of corporate debt	—	—	27.3	27.3
KW’s share of interest expense included in unconsolidated investments	34.0	1.5	—	35.5
Depreciation and amortisation	104.5	—	—	104.5
KW’s share of depreciation and amortisation included in unconsolidated investments	43.7	3.4	—	47.1
Provision for income taxes	—	—	32.4	32.4
Fees eliminated in consolidation	(21.6)	21.6	—	—
Share-based compensation	—	—	15.8	15.8
EBITDA attributable to noncontrolling interests 1	(143.7)	5.4	—	(138.3)

Adjusted EBITDA	278.5	59.3	(20.0)	317.8

1	$70.1 million of depreciation, amortisation, taxes and interest for the year ended 31 December 2014.

Non-U.S GAAP Measures

KW uses certain non-U.S GAAP measures to analyse its business, including Adjusted EBITDA and Adjusted Fees. KW uses these metrics for evaluating the success of its company and believes that they enhance the understanding of its operating results. A reconciliation of net income to Adjusted EBITDA and Adjusted Fees is presented below:

		Years Ended 31 December
(Dollars in millions)	2016 $	2015 $	2014 $	2013 $	2012 $
Net income	76.5	59.0	90.1	13.9	6.7
Non-U.S GAAP adjustments:
Add back:
Interest expense—investment	137.4	108.8	46.3	11.8	2.5
Interest expense—corporate	54.2	46.9	57.1	39.9	26.1
Early extinguishment of corporate debt	—	1.0	27.3	—	—
KW’s share of interest expense included in investment in unconsolidated investments	23.0	28.1	35.5	45.0	29.5
Depreciation and amortisation	198.2	166.3	104.5	17.4	4.9
KW’s share of depreciation and amortisation included in unconsolidated investments	20.8	28.1	47.1	46.7	22.6
Provision for (benefit from) income taxes	14.0	53.4	32.4	2.9	(0.2)
Share-based compensation	65.1	30.8	15.8	7.5	8.1
EBITDA attributable to noncontrolling interests	(239.3)	(151.2)	(138.3)	(26.0)	(2.8)

Adjusted EBITDA	349.9	371.2	317.8	159.1	97.4

		Year Ended 31 December
(Dollars in millions)	2016 $	2015 $	2014 $	2013 $	2012 $
Investment management, property services and research fees 1	59.4	69.3	82.6	68.1	53.3
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation	36.9	75.0	21.6	4.3	2.4
KW’s share of fees in unconsolidated service businesses	12.6	13.9	16.8	—	—

Adjusted Fees	108.9	158.2	121.0	72.4	55.7

1	Amounts previously presented as Management and leasing fees and commissions on prior period statement of operations. Amounts above represent total of fees and commissions from prior periods.

	Three Months Ended 31 December
	2016 $	2015 $	2014 $
Investment management, property services and research fees	12.7	22.3	17.6
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation 1	6.6	38.6	7.0
KW share of fees in unconsolidated service businesses 2	3.3	3.3	6.5

Adjusted Fees	22.6	64.2	31.1

1	The three months ended 31 December 2016, 2015 and 2014 includes $4.6 million, $30.8 million and $5.1 million, respectively of fees recognised in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.
2	Included in income from unconsolidated investments relating to KW’s investment in a servicing platform in Spain.

	Three Months Ended 31 December
	2016 $	2015 $	2014 $
Services
Net income (loss)	2.5	(2.9)	—
Add back:
KW’s share of interest expense included in unconsolidated investments	0.2	0.5	0.4
KW’s share of depreciation and amortisation included in unconsolidated investments	0.9	0.7	1.4
Operating expenses attributable to noncontrolling interests	—	—	2.7
Fees eliminated in consolidation	6.6	38.6	7.0

Adjusted EBITDA	10.2	36.9	11.5

KW Group consolidated financial results: year ended 31 December 2016 compared to the year ended 31 December 2015

Adjusted EBITDA was $349.9 million for the year ended 31 December 2016, a 6% decrease from $371.2 million for 2015, due to lower non-cash acquisition-related gains in the current period as KW took control of fewer properties as compared to the prior period as well as no performance fee being earned on KWE in the current period. This decrease was offset by higher realised gains on the sale of consolidated and unconsolidated investments in the current period. For same property multifamily units, total revenues increased 10%, net operating income increased 12% and occupancy remained at 94% from 2015. For same property commercial real estate, total revenues increased 5%, net operating income increased 6% and occupancy increased 2% to 96% from the same period in 2015.

A significant portion of KW’s investments are in foreign currencies. KW generally hedges the majority of its investments in foreign currencies but KW generally does not hedge current operations or future cash flows, so changes in foreign currency rates will have an impact on KW’s results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues, net income and Adjusted EBITDA by applying the applicable exchange rates for the prior period. Please refer to ‘Qualitative and quantitative disclosures about market risk’ for a discussion regarding foreign currency and KW’s hedging strategy and ‘Other comprehensive income’ below for a discussion of the balance sheet impact of foreign currency movements on KW’s results of operations.

	Year Ended 31 December 2016
	Investments		IMRES		Total
Revenues	$(28.8)	(4)%	$—	—%	$(28.8)	(4)%
Net Income	(2.1)	(75)%	(1.5)	(53)%	(3.6)	(128)%
Adjusted EBITDA	(5.3)	(2%)	(1.4)	—%	(6.7)	(2)%

Revenues

Investments segment revenues

Rental income was $485.9 million for the year ended 31 December 2016, as compared to $404.8 million for 2015. The $81.1 million increase is primarily due to new acquisitions in 2016 and the latter half of 2015.

Hotel income was $116.2 million for the year ended 31 December 2016, as compared to $106.4 million for 2015. The $9.8 million increase is primarily due to a $8.1 million (25%) increase at Ritz Carlton, Lake Tahoe due to improved winter conditions in the first and fourth quarters of 2016, mainly through increases in average daily rates and occupancy as compared to the prior period and a $4.7 million (12%) increase at the Shelbourne Hotel due to higher average daily rates. These have been offset by Fairmont St Andrews Hotel and Portmarnock Hotel & Golf Links, which are held by KWE, that have been undergoing renovation programmes in 2016 and have had fewer rooms available than the prior period.

During the year ended 31 December 2016, KW sold 24 condominium units, a vacant lot and a parcel of land generating $29.3 million of proceeds as compared to one condominium unit sold in the prior period for proceeds of $3.7 million.

Loan and other income was $12.6 million for the year ended 31 December 2016, as compared to $19.5 million for 2015. The decrease in income was mainly due to loans that were resolved or sold on notes held by KWE in the latter half of the prior period and during the beginning of the current year. As there was a lower note receivable balance over the current period the KW Group received less in interest income.

Investment management and services segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services. Fees earned from consolidated investments, for example KWE, are eliminated in consolidation with the amount relating to KW’s equity partners being recognised through income attributable to noncontrolling interests;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by the KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties; and

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate.

The following table shows Adjusted Fees for the years ended 31 December 2016 and 2015:

	Year Ended 31 December
(Dollars in millions)	2016 $	2015 $
Investment management, property services and research fees	59.4	69.3
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	36.9	75.0
KW’s share of fees in unconsolidated service businesses	12.6	13.9

Adjusted Fees	108.9	158.2

1	The years ended 31 December 2016 and 2015 include $23.1 million and $57.7 million, respectively, of fees recognised in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.

IMRES fees were $59.4 million during the year ended 31 December 2016 as compared to $69.3 million for 2015 mainly due to lower performance fees earned during 2016.

Fees earned from investments that were eliminated in consolidation totalled $36.9 million compared to $75.0 million for 2015. The decrease is primarily due to KW not recognising any performance fees on its external management of KWE in 2016 compared to $43.7 million ($36.1 million of which was allocated to noncontrolling interest holders) of such fees being earned in the prior period. In accordance with U.S. GAAP, these fees were excluded from total fees of $59.4 million and $69.3 million, respectively.

The table below shows Adjusted Fees from investment management and real estate related services for the years ended 31 December 2016 and 2015:

	Year Ended 31 December
(Dollars in millions)	2016 $	2015 $
Property Services and Research	47.7	48.5
Investment Management - Base	41.1	44.0
Investment Management - Performance	19.8	62.5
Investment Management - Acquisition / Disposition	0.3	3.2

Investment Management - Total	61.2	109.7

Total Adjusted Fees	108.9	158.2

Investment management

Investment management generated Adjusted Fees of $61.2 million during the year ended 31 December 2016 as compared to $109.7 million for 2015. The decrease is primarily attributable to $43.7 million of accrued performance fee related to KW’s management of KWE in 2015. No such accrual has been made through 31 December 2016. The prior period also had disposition fees associated with the sale of KW’s Japanese multifamily portfolio with no comparable activity in 2016. Base management fees decreased in the current year due to KW recognising fees associated with a loan pool in the prior period that was fully resolved as at 31 December 2015. However, this was partially offset during the year ended 31 December 2016 by performance fees earned on the sale of an Irish office building and a multifamily property in the Western U.S. and accrued performance fees relating to KW Fund V.

Real estate related services

Real estate related services fees decreased to $47.7 million during the year ended 31 December 2016, as compared to $48.5 million for 2015 due to lower fees earned on KW’s loan servicing platform in Spain.

Operating expenses

Investments segment operating expenses

Operating expenses for the year ended 31 December 2016 increased to $543.4 million compared to $449.6 million for 2015. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $27.4 million, hotel operating expenses increased by $6.4 million and depreciation and amortisation increased by $31.9 million due to increased acquisitions.

•	Compensation and related expenses increased by $5.2 million due to higher headcount.

Investment management and services segment operating expenses

Operating expenses for the year ended 31 December 2016 were $54.9 million as compared to $69.7 million for 2015. The decrease is primarily attributable to lower Adjusted Fees and lower discretionary compensation driven by the lack of a performance fee earned on KWE in 2016.

Corporate Operating Expenses

Operating expenses for the year ended 31 December 2016 were approximately $93.6 million, as compared to $53.4 million for 2015. Compensation and related expenses increased by $39.8 million primarily due higher stock compensation and an increase in discretionary compensation. The increase in stock compensation in 2016 is mainly due to $26.5 million or 60% of the expense of the restricted stock that was granted in 2012 under the First Amended and Restated Plan being incurred during April 2016 to March 2017 due to the cliff vesting that is scheduled to occur in 2017. A portion of the increase was also attributed to the restricted stock that was granted during the fourth quarter of 2015 and during 2016.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

During the year ended 31 December 2016, income from unconsolidated investments was $122.8 million as compared to $93.6 million for 2015. Five multifamily properties were sold in the Western U.S. which attributed to the increase in income as compared to the prior period. Upon sale, KW recognised gains of $59.0 million (excluding $2.4 million of promoted interest recognised in investment management fees). In addition to sales referred to above KW recognised $24.3 million of fair value gains on its VHH portfolio due to resyndications and development fees. It also recognised $6.1 million from operating distributions made by VHH during the year. KW recognised a $19.5 million fair value gain on its investment in the iconic Kona Village Resort in Kona, Hawaii, primarily relating to future insurance proceeds it obtained rights to after converting its loan on the project into real estate.

In 2015, KW recognised $34.9 million of fair value gains during the year relating to improved market conditions in VHH, entitlements achieved on development projects, commencing sales process on a condo project as well as improved property performance in investments held within fund investments carried at fair value. In addition to fair value gains, KW recognised $7.3 million in equity income related to operating distributions from VHH during the year. The prior period income primarily related to the recognition of $46.6 million in gains on the sale of four multifamily properties and an office building all in the Western United States.

Services segment income from Unconsolidated Investments

Services segment income from unconsolidated investments relates to KW’s acquired interest in a loan servicing platform in Spain with approximately €23.0 billion of assets under management. During the year ended 31 December 2016, income from unconsolidated investments was $3.8 million compared to $3.8 million in 2015.

Non-operating Items

Gains on sale of real estate were $130.7 million for the year ended 31 December 2016, compared to $72.4 million in the prior period. The gain recognised during the year ended 31 December 2016 relates primarily to the sale of a commercial property in the United Kingdom, a commercial property in Ireland, an office building in North Hollywood, CA, the sale of an equity interest in Kona Village and sales by KWE of non-core assets out of its United Kingdom commercial properties and an office building in central district Dublin. During the prior period, the KW Group sold the majority of its investment in its Japanese multifamily portfolio, which resulted in a gain of $33.5 million before noncontrolling interest and KWE sold non-core assets out of its United Kingdom commercial properties during the year, which resulted in a gain of $38.9 million before noncontrolling interest. These gains are presented net as a component of non-operating income (expense) as the properties were treated as businesses at acquisition.

Acquisition-related gains were $16.2 million for the year ended 31 December 2016 as compared to $108.1 million for 2015. The acquisition-related gains during the year ended 31 December 2016 were due to KW acquiring additional equity interest in a retail centre in the Western United States that was previously accounted for as an unconsolidated investment. KW acquired additional equity interests and took control of Kona Village Resort that was previously accounted for as an unconsolidated investment. Subsequently after taking control, the KW Group sold a 50% interest to a strategic partner and accounted for Kona Village Resort as an unconsolidated investment at year end.

In 2015, KW acquired additional equity interests in multifamily and commercial properties located in Western United States that were previously accounted for as unconsolidated investments. The KW Group also converted two notes secured by three commercial buildings located in Dublin, Ireland and a note secured by a multifamily property in London into a direct 100% ownership interest in the property. As a result of acquiring control of the properties, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value which resulted in an acquisition-related gains primarily by the remeasurement of the previously owned interest to current market values.

Acquisition-related expenses were $9.5 million for the year ended 31 December 2016, compared to $37.3 million during 2015. The acquisition related expenses primarily relate to professional fees and the payment of stamp duty taxes in the United Kingdom and Ireland. The decrease year over year is due to lower acquisition activity by KWE.

Interest expense associated with corporate debt was $54.2 million for the year ended 31 December 2016 as compared to $46.9 million for 2015. During the third quarter of 2016, the KW Group issued an additional $250.0 million of 2024 Notes which resulted in the higher interest expense. In addition, the KW Revolving Facility was utilised for a longer period as compared to 2015 which led to increased interest expense.

Interest expense associated with investment debt was $137.4 million for the year ended 31 December 2016, as compared to $108.8 million for 2015. The increase is due to the acquisitions and consolidations that occurred in the second half of 2015 and refinancings where KW was able to increase its leverage on properties.

Other income was $6.6 million for the year ended 31 December 2016, as compared to a loss of $2.5 million for 2015. The increase is due to higher realised gains on foreign currency derivative investments that were not designated as net investment hedges.

Provision for income taxes was $14.0 million in 2016, as compared to a provision for income taxes of $53.4 million in 2015. The decrease is primarily due to lower U.S. pre-tax book income which is taxed at a higher statutory rate. KW also released a valuation allowance as new evidence indicated that it is now more likely than not that certain net operating losses in the United Kingdom will be realised. During 2015, a significant tax expense was recorded due to taxable gain on the disposition of KW’s Japanese multifamily portfolio. KW had $109.4 million and $108.4 million of federal and state net operating losses as at 31 December 2016, respectively.

KW had net income of $70.9 million attributable to noncontrolling interests during the year ended 31 December 2016 compared to net loss of $15.7 million attributable to noncontrolling interests during 2015. The increase during the current period is due to gains on sales of properties, lower acquisition related expenses and the lack of performance fee earned by KW and paid by KWE on KW’s investment in KWE. Fees on KWE are eliminated in revenues and operating expenses but KW recognises the amount of the fee that is allocated to noncontrolling interest holders through net income/loss attributable to noncontrolling interests.

Preferred dividends and accretion of preferred stock issue costs were $2.8 million for the year ended 31 December 2016, as compared to $3.6 million for 2015. The decrease in the current period is due to series A shares being outstanding for one quarter in the last period. The series B shares converted during the year ended 31 December 2016 and as at 31 December 2016 KW had no preferred stock outstanding.

Other comprehensive income (loss)

The two major components that drive the change in other comprehensive income (loss) are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges. Please refer to ‘Qualitative and quantitative disclosures about market risk’ for a discussion regarding foreign currency and KW’s hedging strategy.

	Year Ended 31
	December
(Dollars in millions)	2016 $	2015 $
Unrealised foreign currency translation loss, net of noncontrolling interests and tax	(32.5)	(46.3)
Amounts reclassified out of accumulated other comprehensive income during the period	3.4	9.7
Unrealised foreign currency derivative contract gains, net of noncontrolling interests and tax	5.5	17.0
Unrealised gain on marketable securities, net of noncontrolling interests and tax	0.1	0.1
Other comprehensive loss	(23.5)	(19.5)

In addition to the amounts above, there was a loss of $1.1 million and $18.9 million for the year ended 31 December 2016 and 2015 that was recorded in the consolidated statement of operations relating to amounts that were reclassified out of other comprehensive income relating to properties that were sold and foreign currency derivative investments that were not designated as net investment hedges. The total impact to KW Shareholder’s equity was a loss of $24.6 million and $38.4 million for the year ended 31 December 2016 and 2015.

The main currencies that KW has exposure to are the Euro, the Pound and the Yen. The table below represents the change in rates over the year ended 31 December 2016 and 2015 as compared to the U.S. dollar:

	Year Ended 31 December
	2016%	2015%
Euro	(3.0)	(10.0)
GBP	(16.0)	(5.0)
Yen	—	—

Other comprehensive loss, net of taxes and noncontrolling interests, for the year ended 31 December 2016 and 2015 was $23.5 million and $19.5 million, respectively.

The unrealised foreign currency translation loss, net of taxes and noncontrolling interests, was a loss of $32.5 million and $46.3 million for the year ended 31 December 2016 and 2015, respectively. The losses relating to unrealised foreign currency translation decreased during the current period as KW incurred losses on the Pound and the Euro, primarily as a result of the Brexit vote.

The unrealised foreign currency derivative contract gain, net of taxes and noncontrolling interests, was a gain of $5.5 million and $17.0 million for the year ended 31 December 2016 and 2015, respectively. KW typically hedges 50%-100% of its net investments in certain non-U.S. operations through use of currency derivative contracts, such as foreign currency forward contracts and options. The gain in the current year primarily relates to the strengthening of the U.S. dollar against the Pound related KW’s investment in KWE which was offset by KW’s share of the decreased value of derivative contracts at KWE (due to the strengthening of the Euro against the Pound) from hedges on its Euro denominated assets. The prior period gains relate to the strengthening of the U.S. dollar in relation to all the foreign currencies KW invests in.

Amounts reclassified out of accumulated other comprehensive income are for amounts that are moved out of other comprehensive income and recognised on the statement of operations. Although there is activity for the period the amounts reclassified are inception-to-date, and, accordingly, they are not indicative of current period movements. The reclassification for the current period relates to the resolution of European loan pools and the sale of office properties in Ireland and Japan during the year. The prior period included amounts relating to the sale of KW’s Japanese multifamily portfolio.

KW Group consolidated financial results: year ended 31 December 2015 compared to the year ended 31 December 2014

Adjusted EBITDA was $371.2 million, a 17% increase from $317.8 million for 2014, due to gains on asset sales and strong same property performance and the additional net operating income from assets acquired subsequent to the prior period. For same property multifamily units, total revenues increased 8%, net operating income increased 11% and occupancy remained at 95% compared to 2014. For same property commercial real estate, total revenues increased 2%, net operating income increased 3% and occupancy increased 3% to 90% compared to 2014.

A significant portion of KW’s investments are in foreign currencies. KW generally hedges the majority of its investments in foreign currencies but KW generally does not hedge future operations or cash flows so changes in foreign currency rates will have an impact on KW’s results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues, net income and Adjusted EBITDA by applying the applicable exchange rates for the prior period.

Please refer to ‘Other comprehensive income’ for a discussion of the balance sheet impact of foreign currency movements on KW’s results of operations.

	Year Ended 31 December 2015
	Investments		IMRES		Total
Revenues	$(10.7)	(2)%	$(0.1)	—%	$(10.8)	(2)%
Net Income	1.6	2%	0.4	1%	2.0	3%
Adjusted EBITDA	(2.0)	(1)%	(2.0)	(1)%	(4.0)	(2)%

Revenues

Investments segment revenues

Rental income was $404.8 million for the year ended 31 December 2015, as compared to $206.9 million for 2014. The $197.9 million increase is primarily due to new acquisitions and consolidations in 2015 and the latter half of 2014. The KW Group increased rental income 10% on 5,296 same-store multifamily units in its consolidated portfolio and 4% on 2.2 million same-store square feet on its consolidated commercial properties.

Hotel income was $106.4 million for the year ended 31 December 2015, as compared to $63.3 million for 2014. The $43.1 million increase is primarily due to the acquisition of three hotels in Europe subsequent to the second quarter of 2014. In addition to a full years’ worth of results in the current period the hotels have benefited from higher average room rates due to asset management efforts and the hosting of the British Open adjacent to one of the KW Group’s hotels.

During the year ended 31 December 2015, KW sold one condominium unit generating $3.7 million of proceeds. During the year ended 31 December 2014, KW sold ten units for proceeds of $28.4 million.

Loan and other income was $19.5 million for the year ended 31 December 2015 as compared to $17.4 million for 2014. The increase in income was mainly due to the interest earned on notes KWE acquired in the second and third quarter of 2014.

Services segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by the KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties; and

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate.

The following table shows Adjusted Fees for the years ended 31 December 2015 and 2014:

	Year Ended 31 December
(Dollars in millions)	2015 $	2014 $
Investment management, property services and research fees	69.3	82.6
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	75	21.6
KW’s share of fees in unconsolidated service businesses	13.9	16.8

Adjusted Fees	158.2	121.0

1	The year ended 31 December 2015 and 2014 includes $57.7 million and $14.3 million of fees recognised in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.

IMRES fees were $69.3 million during the year ended 31 December 2015 as compared to $82.6 million for 2014.

Fees earned from investments that were eliminated in consolidation totalled $75.0 million compared to $21.6 million for 2014. The increase is primarily due to fees earned with respect to performance fees on KW’s external management of KWE. In accordance with U.S. GAAP, these fees were excluded from total fees of $69.3 million and $82.6 million, respectively.

The table below shows Adjusted Fees from investment management and real estate related services for the years ended 31 December 2015 and 2014:

	Year Ended 31 December
(Dollars in millions)	2015 $	2014 $
Property Services and Research	48.5	47.8
Investment Management - Base	44.0	32.6
Investment Management - Performance	62.5	39.7
Investment Management - Acquisition / Disposition	3.2	0.9

Investment Management - Total	109.7	73.2

Total Adjusted Fees	158.2	121.0

Investment management

Investment management generated Adjusted Fees of $61.2 million during the year ended 31 December 2015, as compared to $109.7 million for 2014. The increase is primarily attributable to $43.7 million of accrued performance fee related to KW’s management of KWE in 2015. No such accrual was made during 2014. During the year ended 31 December 2014, KW recognised fees associated with the sale of a portfolio of commercial properties located primarily in Dublin, Ireland.

Property Services and Research

Property services and research fees increased to $48.5 million during the year ended 31 December 2015, as compared to $47.8 million for 2014 due to increased brokerage service fees.

Operating expenses

Investments segment operating expenses

Operating expenses for the year ended 31 December 2015 increased to $449.6 million compared to $306.1 million for 2014. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $48.7 million, hotel operating expenses increased by $32.8 million and depreciation and amortisation increased by $61.8 million due to acquisitions and consolidations during 2014 and the launch of KWE in February 2014.

•	Compensation and related expenses increased by $14.5 million due to higher headcount and an increase in the compensation accrual.

•	During the year ended 31 December 2015, KW sold one condominium unit which resulted in $2.6 million of sale-related costs. During the year ended 31 December 2014, KW sold 10 condominium units which resulted in $20.7 million of sale-related costs.

Services segment operating expenses

Operating expenses for the year ended 31 December 2015 were approximately $69.7 million as compared to $61.1 million for 2014. The increase is attributable to the following:

•	The increase is primarily attributable to a $9.8 million increase in compensation and related expenses which was mostly due to an increase in the compensation accrual during the year. This was offset by a decrease in legal costs in KW’s European operation.

Corporate operating expenses

Operating expenses for the year ended 31 December 2015 were approximately $53.4 million, as compared to $35.8 million for 2014. Compensation and related expenses increased by $17.6 million primarily due to share-based compensation expense associated with additional grants and an increase in the compensation accrual.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

During the year ended 31 December 2015, income from unconsolidated investments (which includes both joint-venture investments and loan pool participations) was $93.6 million as compared to $48.3 million for 2014. KW recognised $46.6 million in gains on the sale of four multifamily properties and an office building all in the Western United States. The increase is also due to $34.9 million of fair value gains during the year relating to improved market conditions in VHH, entitlements achieved on development projects, commencing sales process on a condo project as well as improved property performance in investments held within fund investments carried at fair value. In addition to fair value gains, KW has recognised $7.3 million in equity income related to operating distributions from VHH during the year.

Services segment income from unconsolidated investments

Services segment income from unconsolidated investments relates to KW’s acquired interest in a loan servicing platform in Spain with approximately €23.0 billion of assets under management. During the year ended 31 December 2015, income from unconsolidated investments was $3.8 million compared to $5.9 million in 2014. The decrease in income during the year ended 31 December 2015 related to higher overhead and operational costs.

Non-operating items

Gains on sale of real estate were $72.4 million for the year ended 31 December 2015 with no comparable activity in the prior period. The KW Group sold the majority of its investment in its Japanese multifamily portfolio, which resulted in a gain of $33.5 million before noncontrolling interest and KWE sold non-core assets out of its United Kingdom commercial properties during the year, which resulted in a gain of $38.9 million before noncontrolling interest. These gains are presented net as a component of non-operating income (expense) as the properties were treated as businesses at acquisition.

Acquisition-related gains were $108.1 million for the year ended 31 December 2015, as compared to $218.1 million for 2014. The acquisition-related gains during the year ended 31 December 2015 were due to KW acquiring additional equity interests in multifamily and commercial properties located in Western United States that were previously accounted for as unconsolidated investments. KW Group also converted two notes secured by three commercial buildings located in Dublin, Ireland and a note secured by a multifamily property in London into a direct 100% ownership interest in the property. As a result of acquiring control of the properties, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value which resulted in acquisition-related gains primarily by the remeasurement of the previously owned interest to current market values.

In 2014, KW and one of its equity partners amended existing operating agreements, in which KW had an approximate 50% ownership, governing six separate joint ventures that hold real estate related investments located in the U.K. and Ireland. KW and one of its equity partners also amended an existing operating agreement governing 50 multifamily buildings in and around Tokyo, Japan comprising approximately 2,400 units (as mentioned above, KW subsequently sold the majority of its investment in this portfolio). As at 31 December 2014, KW had an approximate 41% ownership interest in these investments. These joint ventures were previously accounted for by KW on an equity method basis. As a result of gaining control, KW was required to consolidate the assets and liabilities of these properties at fair value. As the fair value of KW’s interests in these properties were in excess of the carrying value, KW recorded acquisition-related gains of $150.8 million of which $63.1 million was allocated to noncontrolling interest partners.

In addition, in 2014, KW foreclosed on a 133,000 square foot retail centre and an adjacent 2.4-acre vacant lot in Van Nuys, California and converted a note secured by the landmark Shelbourne Hotel located in Dublin, Ireland into a direct 100% ownership interest in the property. As a result of taking title to the properties, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value and an acquisition-related gain of $3.7 million was recognised. KWE also acquired the subordinated notes on 20 commercial properties located throughout England and Scotland during the prior period and used its position as a debt holder to secure the acquisition of the underlying properties. The KW Group recognised an acquisition-related gain of $15.2 million on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value.

Acquisition-related expenses were $37.3 million for the year ended 31 December 2015, compared to $19.7 million during 2014. The increase year over year is due to stamp duty expenses related to acquisitions by KWE during the first half of 2015.

Interest expense associated with corporate debt was $46.9 million for the year ended 31 December 2015 as compared to $57.1 million for 2014. The decrease in corporate interest expense is attributable to the interest savings related to the refinancing of $350.0 million of the 2019 Notes with $350.0 million of the 2024 Notes, which occurred during the fourth quarter of 2014.

Loss on early extinguishment of corporate debt was $1.0 million for the year ended 31 December 2015, compared to $27.3 million in the prior period. The current period amount relates to fees associated with the extinguishment of its old credit facility as part of entering into the KW Revolving Facility. The prior period loss on early extinguishment of corporate debt related to the extinguishment of the 2019 Notes as referred to above.

Interest expense associated with investment debt was $108.8 million for the year ended 31 December 2015, as compared to $46.3 million for 2014. The increase is due to the acquisitions and consolidations that occurred in the second half of 2014 and during 2015.

Provision for income taxes was $53.4 million in 2015 as compared to a provision for income taxes of $32.4 million in 2014 primarily due to taxable gain on the disposition of KW’s Japanese assets and non-deductible depreciation and acquisition-related expenses in the United Kingdom. KW had $133.2 million and $90.0 million of federal and state net operating losses as at 31 December 2015, respectively.

KW had a net loss of $15.7 million attributable to noncontrolling interests during the year ended 31 December 2015 compared to net income of $68.2 million attributable to noncontrolling interests during the prior period. The prior period consolidations had higher noncontrolling interest ownerships, which resulted in greater gains being allocated from KW.

Other comprehensive income (loss)

	Year Ended 31 December
(Dollars in millions)	2015 $	2014 $
Unrealised foreign currency translation loss, net of noncontrolling interests and tax	(46.3)	(46.4)
Amounts reclassified out of accumulated other comprehensive income during the period	9.7	(7.1)
Unrealised foreign currency derivative contract gains, net of noncontrolling interests and tax	17.0	16.3
Unrealised gains (losses) on marketable securities, net of noncontrolling interests and tax	0.1	(0.2)

Other comprehensive loss	(19.5)	(37.4)

The main currencies that KW has exposure to are the Euro, the Pound and the Yen. The table below represents the change in rates over the year ended 31 December 2015 and 2014 as compared to the U.S. dollar:

	Year Ended 31 December
	2015%	2014%
Euro	(10.0)	(12.0)
GBP	(5.0)	(6.0)
Yen	—%	(14.0)

Other comprehensive loss, net of taxes and noncontrolling interests, for the year ended 31 December 2015 and 2014 was $19.5 million and $37.4 million, respectively. The two major components that drive the change in other comprehensive loss are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges.

The unrealised foreign currency translation loss, net of taxes and noncontrolling interests, was $46.3 million and $46.4 million for the year ended 31 December 2015 and 2014, respectively. In addition, the KW Group had a large increase in the amount of assets denominated in foreign currencies due to the launch of KWE in February 2014.

The unrealised foreign currency derivative contract gain, net of taxes and noncontrolling interests, was a gain of $17.0 million and $16.3 million for the year ended 31 December 2015 and 2014, respectively. KW typically hedges 50%-100% of its net investments in certain non-U.S. operations through use of currency derivative contracts, such as foreign currency forward contracts and options. As the total amount of assets denominated in foreign currencies has grown due to KW Group’s expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts.

Liquidity and capital resources

KW’s liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, capital expenditures for consolidated real estate and unconsolidated investments and working capital needs. KW finances these activities with internally generated funds, borrowings under the KW Revolving Facility, sales of equity and debt securities and cash out refinancings to the extent they are available and fit within KW’s overall portfolio leverage strategy. KW’s investments in real estate are typically financed with equity from its balance sheet, third party equity and mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, KW guarantees a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. KW does not expect these guarantees to materially affect liquidity or capital resources. Please refer to ‘Off balance sheet arrangements’ for further information. Historically, KW has not required significant capital resources to support its IMRES business.

KW’s short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with KW’s properties, dividend payments to the KW Shareholders, capital expenditures and, potentially, acquisitions. KW expects to meet its short-term liquidity requirements through its existing cash and cash equivalents plus capital generated from its IMRES business, sales of real estate, collections from loans and loan pools, as well as availability of the KW Revolving Facility (which was undrawn as at 31 December 2016). As at 31 December 2016, KW and its consolidated subsidiaries (including KWE) had approximately $1.6 billion of potential liquidity, which includes approximately $752.7 million of availability under lines of credit and $886.0 million of cash for KW and KWE, collectively.

KW’s need to raise funds from time to time to meet its capital requirements will depend on many factors, including the success and pace of the implementation of its strategy for strategic and accretive growth. Additionally, KW may opportunistically seek to raise capital (equity or debt) when it believes market conditions are favourable and consistent with its growth strategy. In addition, KW may seek third party financing to the extent that it engages in additional strategic investments, including capital necessary to execute potential development or redevelopment strategies or acquisition of real estate, note portfolios or other real estate related companies or real estate related securities.

Development and redevelopment

KW has a number of development, redevelopment and entitlement projects that are underway or in the planning stages. These initiatives may ultimately result in 1,849 multifamily units, 542,000 commercial rentable square feet and 525 residential units, along with substantial upgrades to certain multifamily and commercial properties and hotels (figures exclude similar projects owned by KWE). If these projects were brought to completion, the estimated remaining capital would be approximately $1.3 billion which KW expects would be funded through its existing equity, third party equity, project sales and secured debt financing. This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. As at 31 December 2016, KW expects to invest $216.3 million in cash commitments to develop to completion or complete the entitlement process on these projects. These figures are budgeted costs and are subject to change. KW and its equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. In many cases, KW allocated little to no basis to the land that was acquired in conjunction with nearby income producing properties.

KW is in the process of developing Capital Dock, a prime waterfront 690,000 square feet commercial and multifamily development located in Dublin, Ireland. The development is currently being funded with equity from KW and its equity partners. KW holds a 42.5% interest in the development and, as at 31 December 2016, it had invested $47.0 million of equity in the project. Additionally, during the year ended 31 December 2016, KW contributed a total of $25.7 million to the project. KW expects to complete the development by 2019 with additional equity from KW of approximately $60.0 million. This is a budgeted figure, however, and is subject to change (increase or decrease) due to a number of factors, including: (i) KW is developing this project under a construction management contract with the general contractor and therefore could be called upon to contribute additional capital in the event that actual costs exceed budgeted costs (currently, approximately 80% of the budgeted costs have been fixed under price-capped agreements between the general contractor and various subcontractors), and (ii) KW and its equity partners may look to secure third-party construction financing to fund all or a portion of the construction costs. KW and its equity partners are under no obligation to complete this project and KW could decide to sell the asset before the development is complete. In addition to Capital Dock, KW is concurrently building approximately 417 multifamily units in Dublin, Ireland.

In addition to Capital Dock, KW is starting the process of developing Kona Village Resort an iconic five-star resort in Kona, Hawaii that will have 125 bungalows upon completion. KW anticipates completing this project in 2020 and believes the total cost of construction will be approximately $150 million with KW’s share being $55.0 million. This is a budgeted figure, however, and is subject to change (increase or decrease) due to a number of factors, including but not limited to: (i) KW and its equity partners may look to secure third-party construction financing to fund all or a portion of the construction costs and (ii) the actual construction costs may significantly exceed KW’s budgeted costs. KW and its equity partners are under no obligation to complete this project and KW could decide to sell the asset before the development is complete.

Consolidated and unconsolidated investment portfolio

In addition to KW’s development and redevelopment initiatives, KW regularly implements a value add approach to its consolidated and unconsolidated investments which includes rehabbing properties and adding or updating property amenities. The capital required to implement these value add initiatives is typically funded with capital calls, refinancing or supplemental financing at the property level. KW is not required to make these investments but they are a key driver in KW’s ability to increase net operating income at its properties post acquisition. KW typically invests $5 million to $10 million a year to fund capital expenditures for its consolidated and unconsolidated investment portfolio.

Under KW’s current joint venture strategy, KW generally contributes property expertise and a fully funded initial cash contribution, with commitments to provide additional funding. Accordingly, KW generally does not have significant capital commitments with unconsolidated entities. As at 31 December 2016, KW has unfulfilled capital commitments totalling $24.7 million to its unconsolidated investments.

Foreign subsidiaries

KW has subsidiaries in the United Kingdom, Ireland, Luxembourg, Spain and Jersey which manage KW’s European real estate investments. KW also has subsidiaries that operate hotel businesses in Ireland and Scotland. As at 31 December 2016, two of KW’s foreign subsidiaries have positive, accumulated earnings of $6.0 million. U.S. domestic taxes have not been recorded in KW’s financial statements on amounts earned by such Irish companies since it is KW’s plan to indefinitely reinvest amounts earned by its Irish subsidiaries. If these earnings were repatriated to the United States, additional U.S. domestic taxes of $1.4 million would be incurred.

Cash flows

The following table summarises the cash provided by or used in KW’s operating, investing and financing activities for the years ended 31 December 2016, 2015 and 2014:

	Year Ended 31 December
(Dollars in millions)	2016 $	2015 $	2014 $
Net cash provided by operating activities	102.9	178.2	98.1
Net cash used in investing activities	(286.7)	(1,483.6)	(2,473.2)
Net cash provided by financing activities	419.8	1,118.8	3,163.4

Operating

KW’s cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions from its unconsolidated investments, revenues from its IMRES business net of operating expenses and other general and administrative costs. Substantially all of the cash flows from operations of $102.9 million, $178.2 million and $98.1 million for the year ended 31 December 2016, 2015 and 2014 respectively, were generated from net rental income received from KW’s rental properties, operating distributions from KW’s unconsolidated investments and fees earned on its service business. When comparing 2016 vs. 2015, while recurring revenues from KW’s rental business continue to increase, these increases were offset in 2016 by the timing of the payments of accrued expenses and liabilities, including a tax payment in 2016 related to the 2015 sale of KW’s Japanese multifamily portfolio, additional interest expense related to its corporate bonds, value added tax payments in Europe and payment of accounts payable.

Investing

KW’s cash flows used in investing activities are generally comprised of cash used to fund consolidated property acquisitions, investments in unconsolidated investments, capital expenditures and purchases of loans secured by real estate. These items are offset from cash provided from investing activities for property sales on KW’s consolidated and unconsolidated investments and distributions received from refinancings on KW’s unconsolidated investments. Net cash used in investing activities totalled $286.7 million for the year ended 31 December 2016. During the current period the KW Group had $949.6 million of purchases and additions to real estate (including $416.7 million by KWE) and $124.9 million contributions to new and existing unconsolidated investments. The cash used in the aforementioned investing activities was offset by receipt of $540.1 million, mainly from commercial property sales in Europe including $332.8 million by KWE and $80.4 million from European investments KW made prior to KWE’s formation. The KW Group also collected $146.9 million on loans primarily from the sale of a portfolio of loans by KWE during the first quarter.

Net cash used in investing activities totalled $1.5 billion for the year ended 31 December 2015. The KW Group spent $1.9 billion of purchases and additions to real estate (including $1.6 billion by KWE). In addition, the KW Group invested $235.8 million (including $211.8 million by KWE) to fund KW’s equity in loans secured by real estate. The investment in the loans were mainly for the acquisition of a loan portfolio secured by eight hotels across the United Kingdom and a loan secured by a residential property also in the United Kingdom. The cash used in the aforementioned investing activities was offset by receipt of $622.6 million, mainly from the sale of KW’s Japanese multifamily portfolio and other asset sales.

Net cash used in investing activities totalled $2.5 billion for the year ended 31 December 2014. The KW Group invested $2.0 billion on purchases and additions to real estate (including $1.7 billion by KWE). In addition, the KW Group invested $536.8 million (including $373.2 million by KWE) to fund KW’s equity in loans. The investment in the loans were mainly for the acquisition of notes secured by the Shelbourne Hotel in Dublin, Ireland (100% owned by KW) and the acquisition of subordinated notes throughout Ireland and the United Kingdom by KWE. Additionally, $167.7 million of equity was invested in unconsolidated investments of which $29.2 million related to the acquisition of a loan portfolio by KWE and $57.2 million related to the acquisition of a portfolio of 14 assets comprised of commercial, retail and industrial assets which was subsequently contributed into KWE as part of its initial public offering. The cash used in the aforementioned investing activities was offset by receipt of $111.8 million in distributions from KW’s unconsolidated investments, primarily due to refinancing of property level debt and the sale of underlying properties.

Financing

KW’s net cash related to financing activities is generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments. Net cash provided by financing activities totalled $419.8 million for the year ended 31 December 2016. The KW Group received proceeds of $250.0 million from the issuance of senior notes and $1.2 billion from mortgage loans to finance and refinance consolidated property acquisitions of which $636.9 million related to financings by KWE. These were offset by repayment of $608.1 million of investment debt, of which $394.0 million were related to repayments by KWE. In addition, KWE and KW spent $196.9 million for KWE’s share repurchase programme and KW’s open market purchases of KWE Shares. Distributions of $116.6 million to noncontrolling interest holders due mainly to asset sales also offset cash from financing. KW also drew and repaid $125 million on the KW Revolving Facility during the current year.

Net cash provided by financing activities totalled $1.1 billion for the year ended 31 December 2015. This was primarily due to net proceeds of $215.0 million received from the issuance of 8.6 million KWE Shares. In addition, the KW Group received proceeds of $2.1 billion from mortgage loans to finance and refinance consolidated property acquisitions of which $1.7 billion related to financing by KWE which included $888.3 million generated by two investment grade senior unsecured bond offerings. These were offset by repayment of $681.1 million of investment debt, of which $134.6 million were related to repayments by KWE and distributions of $239.2 million to noncontrolling interest holders mainly due to the sale of KW’s Japanese multifamily portfolio.

Net cash provided by financing activities totalled $3.2 billion for the year ended 31 December 2014. This was primarily due to proceeds, net of issuance costs, of $1.8 billion from noncontrolling interest holders for the initial public offering of KWE, net proceeds of $190.6 million received from the issuance of 9.2 million KW Shares primarily to institutional investors, the issuance of $650.0 million of senior notes which generated $647.2 million in proceeds and $1.3 billion of proceeds from mortgage loans to finance and refinance consolidated property acquisitions of which $921.8 million related to financing by KWE. These were offset by repayment of $345.8 million of investment debt, of which $256.9 million were related to repayments by KWE and the extinguishment of KW’s junior subordinated debt of $40.0 million and the payment of cash dividends of $38.9 million to KW’s common and preferred shareholders.

Contractual obligations and commercial commitments

As at 31 December 2016, KW Group’s contractual cash obligations, including debt, lines of credit, and operating leases included the following:

(Dollars in millions)	Total $	Less than 1 year $	1 - 3 years $	4 - 5 years $	After 5 years $
Contractual obligations
Borrowings: 1 4
Investment debt 2 4	3,980.1	82.8	990.1	742.1	2,165.1
Senior notes 3 4	955.0	—	—	—	955.0

Total borrowings	4,935.1	82.8	990.1	742.1	3,120.1

Operating leases	11.7	2.8	5.1	2.4	1.4

Total contractual cash obligations	4,946.8	85.6	995.2	744.5	3,121.5

1	See Notes 8-11 of the Notes to Consolidated Financial Statements for the financial year ended 31 December 2016 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, KW estimates that it will make the following interest payments: Less than 1 year- $186.5 million; 1-3 years- $517.9 million; 4-5 years- $290.9 million; After 5 years: $321.8 million. The interest payments on variable rate debt have been calculated at the interest rate in effect as at 31 December 2016.
2	Excludes $0.9 million of unamortised debt premium on investment debt.
3	Excludes $2.2 million of net unamortised debt discount on senior notes.
4	Excludes $41.2 million unamortised loan fees.

As at 31 December 2016, KW’s share of contractual cash obligations (excluding amounts that are attributable to noncontrolling interests), including debt, lines of credit and operating leases included the following:

		Payments due by period
(Dollars in millions)	Total $	Less than 1 year $	1 - 3 years $	4 - 5 years $	After 5 years $
Contractual obligations
Borrowings: 1
Investment debt	2,188.8	78.5	493.0	243.3	1,374.0
Senior notes 2	955.0	—	—	—	955.0

Total borrowings	3,143.8	78.5	493.0	243.3	2,329.0

Operating leases	11.7	2.8	5.1	2.4	1.4

Total contractual cash obligations	3,155.5	81.3	498.1	245.7	2,330.4

1	See Notes 8-11 of the Notes to Consolidated Financial Statements for the financial year ended 31 December 2016 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments.
2	Excludes $2.2 million of net unamortised debt discount on senior notes.

Indebtedness and related covenants

The following describes KW’s corporate indebtedness and related covenants.

Senior notes payable

In March 2014, Kennedy-Wilson, Inc. completed a public offering of $300.0 million aggregate principal amount of the 2024 Notes, for approximately $290.7 million, net of discount and estimated offering expenses. The 2024 Notes were issued pursuant to the 2024 Indenture. The issuer’s obligations under the 2024 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at the redemption price specified in the 2024 Indenture, plus accrued and unpaid interest, if any, to the redemption date. Prior to 1 April 2017, the issuer may also redeem up to 35% of the 2024 Notes from the proceeds of certain equity offerings. Interest on the 2024 Notes is payable semi-annually in arrear on 1 April and 1 October of each year, commencing on 1 October 2014. The 2024 Notes will mature on 1 April 2024. The Additional Notes have substantially identical terms as the 2024 Notes described above and are treated as a single series with the above 2024 Notes under the 2024 Indenture. The Additional Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $897.8 million as at 31 December 2016.

In November and December 2012, Kennedy-Wilson, Inc. completed a public offering of $55.0 million aggregate principal amount of the 2042 Notes. The 2042 Notes were issued pursuant to an indenture dated 28 November 2012, by and among Kennedy-Wilson, Inc.(as issuer), KW (as parent guarantor), certain subsidiaries of the issuer (as subsidiary guarantors) and Wilmington Trust National Association (as trustee), as amended by various subsequent supplemental indentures. The issuer’s obligations under the 2042 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2042 Notes is payable quarterly in arrear on 1 March, 1 June, 1 September and 1 December of each year, commencing on 1 March 2013. The 2042 Notes will mature on 1 December 2042. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million as at 31 December 2016.

In November 2014, KW extinguished the 2019 Notes with an aggregate face value of $350.0 million (and an aggregate carrying value of $353.5 million) for $380.1 million with the proceeds from the November 2014 issuance of 2024 Notes, together with cash on hand, which resulted in a $25.8 million loss on early extinguishment of corporate debt.

KWE senior notes payable

In June 2015, KWE completed its inaugural bond offering of approximately $370.2 million (based on 31 December 2016 rates) (£300 million) of the KWE Bonds. In September 2016, KWE completed an additional bond offering of approximately $246.8 million (based on 31 December 2016 rates) (£200 million) under the same indenture as the KWE Bonds. The KWE Bonds had a carrying value of $616.8 million as at 31 December 2016.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.5 billion based on 31 December 2016 rates) EMTN Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuance of an aggregate principal amount of approximately $585.9 million (€550 million) KWE Notes. The KWE Notes have a carrying value of $575.5 million and rank pani passu with the KWE Bonds and are subject to the same restrictive covenants.

The KWE Bonds and KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the KWE Notes) of no more than 60% of the total asset value; (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value; (iii) an interest coverage ratio of at least 1.5 to 1.0, and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Bonds and KWE Notes are not an obligation of KW and these amounts are presented as a component of KW’s investment debt as it is an unsecured obligation relating to an underlying investment of KW’s.

Borrowings under line of credit

KW had a Pre-Existing KW Facility with U.S. Bank and East-West Bank and Bank of Ireland that bears interest at a rate equal to LIBOR plus 2.75% and had a maturity date of 1 October 2016. In July 2014 Kennedy-Wilson, Inc. increased its unsecured corporate line of credit facility from $140.0 million to $300.0 million. The increase was driven by the admission of Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A. to the existing lender syndicate and an increased commitment from The Governor and Company of the Bank of Ireland.

In December 2015, KW extinguished the Pre-Existing KW Facility, which resulted in a $1.0 million loss on early extinguishment of corporate debt.

On 10 December 2015, Kennedy-Wilson, Inc., a wholly-owned subsidiary of KW entered into the KW Revolving Facility. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as at the applicable measurement date, and have a maturity date of 10 December 2018. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s option, the maturity date of the KW Revolving Facility may be extended by one year. As at 31 December 2016, the KW Revolving Facility was undrawn, with $475.0 million still available.

KWE Facility

In August 2014, KWE entered into the KWE Facility. The terms of the agreement were amended in June 2015. The KWE Facility requires KWE to maintain (i) a maximum consolidated leverage ratio (as defined in the revolving loan agreement) not to exceed 60%, (ii) a minimum fixed charge coverage ratio where consolidated EBITDA to consolidated fixed charges not to be less than 1.9 to 1.0 for the last four quarters, (iii) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents), and (iv) a maximum secured recourse indebtedness for consolidated secured recourse debt to not exceed 2.5% of total asset value at any time. As at 31 December 2016, the KWE Facility was undrawn, with $277.7 million (based on 31 December 2016 rates) (£225 million) still available.

Debt covenants

The KW Revolving Facility and the indentures governing the 2024 Notes and 2042 Notes contain numerous restrictive covenants that, among other things, limit KW’s and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to shareholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The KW Revolving Facility requires KW to maintain a minimum tangible net worth and a specified amount of cash and cash equivalents.

The credit agreement that governs the KW Revolving Facility requires KW to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as at the last day of each financial quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as at the last day of each financial quarter for the period of four full financial quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to 50% of net equity proceeds received by KW after the date of 30 September 2015 financial statements, measured as at the last day of each financial quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as at the measurement date multiplied by 1.5, measured as at the last day of each financial quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as at the last day of each financial quarter, and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As at 31 December 2016, KW’s consolidated leverage ratio was 61.1%, its fixed charge coverage ratio was 2.7 to 1.00, its consolidated tangible net worth was $1,226.5 million, its adjusted secured leverage ratio was 43.3%, its secured recourse leverage ratio was 1.4%, its recourse leverage ratio was 0.83 and liquidity was $681.8 million. The obligations of Kennedy-Wilson, Inc. pursuant to the credit agreement are guaranteed by KW and certain wholly-owned subsidiaries of KW.

The indentures governing the 2024 Notes and 2042 Notes limit Kennedy-Wilson, Inc.’s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.’s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. As at 31 December 2016, the balance sheet leverage ratio was 0.92 to 1.00.

Off-balance sheet arrangements

Guarantees

KW has provided guarantees associated with loans secured by consolidated assets. As at 31 December 2016, the maximum potential amount of future payments (undiscounted) KW could be required to make under the guarantees was approximately $62.7 million. The guarantees expire in 2026 and KW’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sale proceeds of the applicable properties. If KW were to become obligated to perform on these guarantees, it could have an adverse effect on KW’s financial condition.

As at 31 December 2016, KW has unfulfilled capital commitments totalling $24.7 million to its unconsolidated investments. As KW identifies investment opportunities in the future, KW may be called upon to contribute additional capital to unconsolidated investments in satisfaction of its capital commitment obligations.

Non-recourse carve out guarantees

Most of KW’s real estate properties within its equity partnerships are encumbered by traditional non-recourse debt obligations. In connection with most of these loans, however, KW entered into certain “non-recourse carve out” guarantees, which provide for the loans to become partially or fully recourse against KW if certain triggering events occur. Although these events are different for each guarantee, some of the common events include:

•	the special purpose property-owning subsidiary filing a voluntary petition for bankruptcy;

•	the special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity; and

•	subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property.

In the event that any of these triggering events occur and the loans become partially or fully recourse against KW, its business, financial condition, results of operations and the price of the KW Shares could be materially adversely affected.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, liens which are senior to the mortgage loan and outstanding security deposits.

Impact of inflation and changing prices

Inflation has not had a significant impact on the results of operations of KW in recent years.

KW’s exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages and debt obligations and real estate property values. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. The revenues associated with the real estate services businesses are impacted by fluctuations in interest rates, lease rates, real property values and the availability of space and competition in the market place. Real estate service revenues are derived from a broad range of real estate services that are primarily transaction driven and are therefore volatile in nature and highly competitive. The revenues of the investment management operations with respect to rental properties are highly dependent upon the aggregate rents of the properties managed, which are affected by rental rates and building occupancy rates. Employee compensation is the principal cost element of investment management. To the extent that KW engages in development activities, KW may have exposure to changing prices in materials or cost of labour.

Qualitative and quantitative disclosures about market risk

KW’s primary market risk exposure relates to changes in interest rates in connection with its short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, or LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. However, the amount of income or loss KW recognises for unconsolidated joint ventures or consolidated interest expense from property level debt may be impacted by changes in interest rates. Historically, the impact from the changes in rates has not been significant. KW’s exposure to market risk also consists of foreign currency exchange rate fluctuations related to KW’s international operations.

Interest rate risk

KW has established an interest rate management policy, which attempts to minimise its overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, KW has elected to maintain a combination of variable and fixed rate debt. As at 31 December 2016, 80% of KW’s consolidated debt is fixed rate, 12% is floating rate with interest caps and 8% is floating rate without interest caps.

KW holds variable rate debt on some of its consolidated properties that are subject to interest rate fluctuations. In order to mitigate some of the risk associated with increasing interest rates, KW has purchased interest rate caps that limit the amount that interest expense can increase with rate increases. However, some of its debt is uncapped and the mortgages that do have interest caps are subject to increased interest expense until rates hit the level of caps that have been purchased. If there was a 100 basis point increase or decrease, KW would have a $6.7 million increase in interest expense or $3.5 million in interest expense savings during 2017 of its current consolidated mortgages. The weighted average maturity of the KW Group’s variable rate mortgages is approximately 4 years as at 31 December 2016.

The table below represents contractual balances of KW’s financial instruments at the expected maturity dates as well as the fair value as at 31 December 2016. The weighted average interest rate for the various assets and liabilities presented are actual as at 31 December 2016. KW closely monitors the fluctuation in interest rates, and if rates were to increase significantly, KW believes that it would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

			Principal Maturing in:					Fair Value
								31 December
	2017	2018	2019	2020	2021	Thereafter	Total	2016
(Dollars in millions)	$	$	$	$	$	$	$	$
Interest rate sensitive assets
Cash equivalents	914.4	—	—	—	—	—	914.4	914.4
Average interest rate	0.11%	—%	—%	—%	—%	—%	0.11%	—
Fixed rate receivables	72.9	—	4.5	—	—	—	77.4	77.4
Average interest rate 1	3.05%	—%	5.00%	—%	—%	—%	3.76%	—
Variable rate receivables	10.3	—	—	—	—	—	10.3	10.3
Average interest rate	3.87%	—%	—%	—%	—%	—%	3.87%	—

Total	997.6	—	4.5	—	$—	—	1,002.1	1,002.1

Weighted average interest rate 1	0.18%	—%	5.00%	—%	—%	—%	0.20%

Interest rate sensitive liabilities
Variable rate borrowings	70.1	92.5	470.2	13.1	51.5	312.7	1,010.1	$1,009.0
Average interest rate	2.92%	3.39%	2.17%	4.01%	3.01%	2.75%	2.58%	—
Fixed rate borrowings	—	68.6	102.6	218.3	47.4	3,488.1	3,925.0	3,964.90
Average interest rate	—%	4.15%	4.36%	3.78%	4.85%	4.18%	4.18%	—

Total	70.1	161.1	572.8	231.4	98.9	3,800.8	4,935.1	4,973.9

Weighted average interest rate	2.92%	3.71%	2.57%	3.80%	3.89%	4.06%	3.85%

1	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables

Currency risk - foreign currencies

The financial statements of the KW Group’s subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The foreign currencies primarily include the Euro and the Pound. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income unless and until KW substantially liquidates underlying investments.

As the total amount of assets denominated in foreign currencies has grown due to the KW Group’s (including KWE) expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts. As at 31 December 2016, approximately 36% of KW’s investment account is invested through its foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore KW considers its equity investment as the appropriate exposure to evaluate for hedging purposes.

KW is required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that it controls. As such, KW’s financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, KW is required to translate the activities of KWE into US dollars even though KWE does not invest in U.S. Dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of KW’s actual currency exposure.

KW hedges the GBP exposure related to its investment in KWE Shares as KWE’s functional currency is GBP. However, approximately 44% of KWE investments are Euro denominated investments. KWE generally hedges its net cost basis in the Euro denominated assets. As such, to provide a more accurate picture of KW’s actual GBP and Euro exposure, in the table below KW included KWE’s Euro denominated investments in the GBP column.

If KW’s business in Europe continues to grow, primarily due to the growth of KWE, fluctuations in the Euro and GBP foreign exchange rates will have a greater impact on its business. In order to manage the effect of these fluctuations, KW typically hedges 50%-100% of foreign currency exchange rate risk associated with its net cost basis in certain non-U.S. operations through the use of currency derivative contracts such as foreign currency forward contracts and options. KW’s service businesses typically do not require much capital, so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.

KW typically has not hedged the impact foreign currency fluctuations may have on its future operations or cash flows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As KW is not currently hedging its current operations there will be foreign currency impact on its results of operations for both the services and investment segments.

The table below shows KW’s investment account and consolidated cash position by currency as well as any hedges on those currencies as at 31 December 2016 and the impact of a 10% fluctuation in rates.

(in millions)	GBP		Euro		Total Non-USD		USD		Total
USD
Investment account 1,2	$535.7	26%	$213.9	10%	$749.6	36%	$1,322.8	64%	$2,072.4
Cash	1.9	—%	2.1	1%	4	1%	255.4	98%	259.4
Local currencies
Investment account	£434.1		€203.4
Cash	£1.5		€2.00
Hedges, net of noncontrolling interests
Notional Amount	£295.2		€130.0
Rate fluctuation impact
10% increase	$34.0		$1.6
10% decrease	$(33.8)		$(10.9)

1	Includes cash held by consolidated investments net of noncontrolling interests.
2	Excludes hedge fair values, net of noncontrolling interest of $16.0 million and $(11.9) million on GBP and Euro, respectively.

4    2015

In this Part 12 (KW Operating and Financial Review), for the year 2015, please refer to the definitions on page 565 in Part 20 (Definitions).

Overview

KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW currently focuses on multifamily, office, retail and hotels located in the Western U.S., the United Kingdom, Ireland, Spain, Italy and Japan. KW also provides real estate services primarily to financial services clients.

KW’s value is primarily derived from its ownership in income producing real estate assets. KW has an ownership stake in approximately 39 million square feet of property globally, including 24,371 multifamily rental units. In addition to KW’s core income producing real estate, KW engages in redevelopment and value add initiatives through which it enhances cashflows or repositions assets to increase disposal value. Additionally, KW’s investment management and property services business manage over $18 billion of assets under management, the majority of which KW has an ownership stake in and the balance KW manages for third parties.

As at 31 December 2015, KW had over 495 employees in 25 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan and manages and works with over 5,000 operating associates.

KW’s operations are defined by two core business segments, KW Investments and IMRES, which work closely together to identify attractive investment markets and opportunities around the world.

KW Investments

KW invests its capital in real estate assets and loans secured by real estate either on its own or with strategic partners through publicly traded companies, joint ventures, separate accounts, or funds. When KW has partners, KW is typically the general partner in the arrangement with a promoted interest in the profits of its investments beyond its ownership percentage. KW had an average ownership interest across all investments of approximately 38% as at 31 December 2015. KW’s equity partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors.

The following are product types KW invests in through the KW Investments segment:

Multifamily

KW pursues multifamily acquisition opportunities where it believes it can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalisation. KW focuses primarily on apartments in supply-constrained, infill markets. Through KW’s VHH partnership, KW also utilises low-income housing tax credit structures for income and age restricted properties. As at 31 December 2015, KW holds investments in 24,371 multifamily apartment units across 129 properties primarily located in the Western United States, Ireland, the United Kingdom and Japan.

Commercial

KW sources, acquires and finances various types of commercial real estate which includes office, industrial, retail, and mixed-use assets. After acquisition, the properties are generally repositioned to enhance market value. Assets are either sold as part of property-specific investment strategies designed to deliver above-market returns to KW’s clients and shareholders or held if producing above average cash flows. As at 31 December 2015, KW owned interests in 319 commercial properties, totalling over 18.9 million square feet, located throughout the United States, the United Kingdom, Ireland, Spain, Italy and Japan.

Loan originations/discounted loan purchases

KW acquires and/or originates loans secured by real estate. KW’s acquisitions and originations include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. KW delivers value through loan resolutions, discounted payoffs and sales. KW also converts certain loans into a direct ownership in the underlying real estate collateral. KW’s discounted loan pool portfolio as at 31 December 2015 had current unpaid principal balance of $558.6 million.

KW’s loan investment portfolio is principally related to loans acquired at a discount from their contractual balance due as a result of deteriorated credit quality of the borrower. Such loans are underwritten by KW based on the value of the underlying real estate collateral. Due to the discounted purchase price, KW seeks and is generally able to accomplish near term realisation of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to KW’s evaluation of the risk of recovery from the investment.

Hotel

KW acquires hotels in certain opportunistic situations in which it is able to purchase at a significant discount to replacement cost or can implement its value-add investment approach.

Residential and other

In certain cases, KW may pursue for sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels that KW assigns little or no basis and for which KW may pursue entitlement activities or, in some cases, development or re-development opportunities. This category also includes KW’s investment in marketable securities. Included in Western U.S. residential are three residential investments and one loan investment in Hawaii. KW’s investment account balance for these Hawaiian investments is $148.3 million.

While KW’s core investments have been in the specific markets and locations referred to above, KW will evaluate opportunities to earn above market returns across many other segments and geographic locations.

IMRES

IMRES includes KW’s investment management platform along with KW’s property services, research, brokerage and auction and conventional sales divisions. These businesses generate revenue for KW through fees and commissions.

KW manages approximately 50 million square feet of properties for KW and its investment partners (including KWE) in the United States, Europe and Asia, which includes assets KW has ownership interests in and third party owned assets. With 25 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan, KW has the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of IMRES have an extensive track record in their respective lines of business and in the real estate community as a whole. Their knowledge and relationships are an excellent driver of businesses through the services business as well as on the investment front.

Additionally, IMRES plays a critical role in supporting KW’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

Investment management

KW’s investment management division provides acquisition, asset management and disposition services to KW’s equity partners as well as to third parties. As at 31 December 2015, KW had seven closed end funds for which KW serves as general partner and manager and separate accounts with strategic partners. In addition, KW serves as the manager of KWE and is entitled to receive management fees (50% of which are paid in KWE Shares) equal to 1% of KWE’s adjusted net asset value (reported by KWE to be $2.4 billion at 31 December 2015) and certain performance fees. Under U.S. GAAP, KW is required to consolidate the results of KWE and as such fees earned from KWE are eliminated in consolidation.

Property services

KW’s property services division manages commercial real estate for third-party clients, fund investors and investments held by KW. In addition to earning property management fees, consulting fees, leasing commissions, construction management fees, disposition fees and accounting fees, the property services division gives KW insight into local markets and potential acquisitions. Leveraging over 38 years of real estate experience, KW approaches property management from the perspective of an owner and is active in identifying and implementing value creation strategies. The division has a proven track record of success in managing stabilised as well as value-add investments.

Research

Meyers, a KW company, is a premier consulting practice and provider of data for residential real estate development and new home construction industry. Meyers offers a national perspective as well as local expertise to homebuilders, multifamily developers, lenders and financial institutions. These relationships have led to investment opportunities with homebuilders in the Western U.S. region. KW believes that ZondaTM, a Meyers innovation launched in October 2013, is the housing industry’s most comprehensive solution for smart business analysis, real-time market data reporting and economic and housing data in one place and on-the-go.

Brokerage

KW’s brokerage division represents tenants and landlords on every aspect of site selection, negotiation and occupancy. The division also specialises in innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate. The division’s property marketing programmes combine proven techniques with its detailed market knowledge to create optimum results.

Auction and conventional sales

The auction and conventional sales division provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects and conversions. Generally the division’s auction sales business is countercyclical to the traditional sales real estate market and has been a bellwether for KW in forecasting market conditions.

Foreign currency

As at 31 December 2015, approximately 47% of KW’s investment account is invested through KW’s foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore KW considers the carrying value of its equity investment as the appropriate exposure to evaluate for hedging purposes. Fluctuations in foreign exchanges rates may have a significant impact on the results of KW’s operations. In order to manage the effect of these fluctuations, KW generally hedges its book equity exposure to foreign currencies through currency forward contracts and options. KW typically hedges 50%-100% of book equity exposure against these foreign currencies. Please refer to ‘Qualitative and quantitative disclosures about market risk’ for a discussion regarding foreign currency.

Results of operations

4Q Highlights

•	Same property performance: Across KW’s same property portfolio:

•	Multifamily: Revenues + 8%; net operating income + 12%, Tenth consecutive quarter with above 8% net operating income growth

•	Commercial: Revenues + 2%, net operating income + 2%

•	Liquidity: KW increased the capacity of its undrawn corporate line of credit from $300 million to $475 million (with a maturity date of December 2018 and an extension to December 2019). KW has no other corporate debt maturities until 2024. As at 31 December 2015, KW and its consolidated subsidiaries (including KWE) had $732 million in cash and $807 million in unused lines of credit.

•	Investment gains on sale: KW realised gains from sales of $46 million in 4Q-2015, including $39 million related to the sale of four unconsolidated multifamily properties located in the Western U.S., compared to $4 million in 4Q-2014.

•	Performance fees: KW earned $34 million in performance fees related to its management of KWE and its U.S. fund management business. During 4Q-2014, KW had performance fees of $6 million.

Dividend declaration

On 25 February 2016, KW announced a 17% increase in the common dividend per KW Share to $0.14 per quarter or $0.56 on an annualised basis. This marks the fifth consecutive annual dividend increase. KW has paid a quarterly dividend to common shareholders of record as at 31 March 2016 with a payment date of 7 April 2016.

Share repurchase programme

KW announced the authorisation of a stock repurchase programme for up to $100 million. Repurchases under the programme may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and subject to KW’s discretion. There have been no share repurchases made under the programme as at 31 December 2015.

Investment business

For 4Q and FY 2015, KW’s Investment segment reported the following results:

•	Same property results: KW continued to drive growth in same property revenue and net operating income across its income-producing portfolio as shown below by asset type (excludes KWE):

		4Q-2015 vs. 4Q-2014			FY -2015 vs. FY-2014
				Net				Net
	Same Property			operating	Same Property			operating
	Units / Sq. Ft.	Occupancy	Revenue	income	Units / Sq. Ft.	Occupancy	Revenue	income
Multifamily	15,313	(0.2)%	8.1%	11.9%	12,838	(0.1)%	7.7%	10.7%
Commercial	5.3 million	2.4%	1.7%	1.5%	5.3 million	2.5%	2.4%	2.7%

•	Investment transactions: KW, together with its equity partners (including KWE), completed investment transactions of approximately $1.2 billion in 4Q- 2015 and $5.4 billion for FY-2015:

	Purchase /		KW
	Sale Price	Cap Rate[1]	Ownership[2]
(Dollars in millions)	$	%	%
4Q - 2015
Acquisitions[3]	506.8	6.2	20
Dispositions[4]	731.4	5.3	40

Total	1,238.2
FY - 2015
Acquisitions[3]	3,204.7	6.9	28
Dispositions[4]	2,146.9	5.0	37

Total	5,351.6

1	Cap rate includes only income-producing properties. For the three months and year ended 31 December 2015, $67.9 million and $388.1 million of acquisitions and $160.6 million and $518.3 million of dispositions, respectively, were non-income producing assets.
2	KW’s ownership is shown on a weighted-average basis.
3	The three months ended and year ended 31 December 2015 includes $308.9 million and $1.7 billion of acquisitions by KWE, respectively.
4	The three months ended and year ended 31 December 2015 includes $100.5 million and $186.5 million of dispositions by KWE, respectively.

•	Debt Financing: KW and its equity partners (including KWE) completed total financings and refinancings of $2.3 billion in 2015.

			Average Maturity
(Dollars in millions)	Amount	Interest Rate	(years)	% Fixed Rate
FY 2015	$	%		%
Financings	1,793.3	3.27	7.2	80
Refinancings[1]	517.3	3.02	9.7	76

Total	2,310.6	3.24	6.7	79
Loan terms prior to refinancings	385.9	4.07	4.5	21

1	Excludes new $475 million corporate line of credit, which was undrawn as at 31 December 2015.

•	IMRES business

The IMRES segment earns fees primarily from its investment management business along with its property services and research activities. For 4Q and FY 2015, the IMRES segment reported the following results:

	2015	4Q 2014	% Change	2015	Full Year 2014	% Change
(Dollars in millions)	$	$	%	$	$	%
Adjusted Fees[1]	64.2	31.1	106	158.2	121.0	31
Adjusted EBITDA - IMRES	36.9	11.5	221	82.8	59.3	40

1	Adjusted Fees earned from KWE were $37.1 million and $5.3 million for 4Q 2015 and 4Q 2014 and $14.0 million and $67.0 million for FY 2015 and FY 2014.

Subsequent events

•	In February 2016, KW successfully completed fundraising for Kennedy Wilson Real Estate Fund V. Kennedy Wilson Real Estate Fund V raised $500 million of capital commitments, including $60 million from KW. The fund has a current portfolio of nine multifamily, office, retail and residential assets with an aggregate purchase price of $365 million, deploying $140 million of equity to date.

The following tables summarise the KW Group’s revenue, operating expenses, non-operating expenses, operating income (loss) and net income (loss) and calculate EBITDA and Adjusted EBITDA by segment for the years ended 31 December 2015, 2014, and 2013 and is intended to be helpful in understanding the year over year explanations following the tables:

	Year Ended 31 December 2015
	Investments	Services	Corporate	Total
(Dollars in millions)	$	$	$	$
Rental	404.8			404.8
Hotel	106.4	—	—	106.4
Sale of real estate	3.7	—	—	3.7
Investment management, property services and research fees	—	69.3	—	69.3
Loan purchases, loan originations, and other	19.5	—	—	19.5

Revenue	534.4	69.3	—	603.7
Operating expenses	(283.3)	(69.7)	(53.4)	(406.4)
Depreciation and amortisation	(166.3)	—	—	(166.3)
Income from unconsolidated investments, net of depreciation and amortisation	93.6	3.8	—	97.4

Operating income	178.4	3.4	(53.4)	128.4
Non-operating income (expense):
Gain on sale of real estate	72.4	—	—	72.4
Acquisition—related gains	108.1	—	—	108.1
Acquisition—related expenses	(37.3)	—	—	(37.3)
Interest expense-investment	(108.8)	—	—	(108.8)
Interest expense—corporate	—	—	(46.9)	(46.9)
Loss on extinguishment of corporate debt	—	—	(1.0)	(1.0)
Other non-operating expenses	(2.5)	—	—	(2.5)
(Provision for) benefit from income taxes	(23.4)	—	(30.0)	(53.4)

Total non-operating income	8.5	—	(77.9)	(69.4)

Net income	186.9	3.4	(131.3)	59.0
Add back (less):
Interest expense-investment	108.8	—	—	108.8
Interest expense—corporate	—	—	46.9	46.9
Loss on extinguishment of corporate debt	—	—	1.0	1.0
KW’s share of interest expense included in unconsolidated investments	27.0	1.1	—	28.1
Depreciation and amortisation	166.3	—	—	166.3
KW’s share of depreciation and amortisation included in unconsolidated investments	25.2	2.9	—	28.1
(Provision for) benefit from income taxes	23.4	—	30.0	53.4
Fees eliminated in consolidation	(75.0)	75.0	—	—

Consolidated EBITDA	462.6	82.4	(53.4)	491.6

Add back (less):
EBITDA attributable to noncontrolling interests[1]	(151.6)	0.4	—	(151.2)
Stock based compensation	—	—	30.8	30.8

Adjusted EBITDA	311.0	82.8	(22.6)	371.2

1	$166.9 million of depreciation, amortisation, interest and taxes for the year ended 31 December 2015.

	Year Ended 31 December 2014
	Investments	Services	Corporate	Total
(Dollars in millions)	$	$	$	$
Rental	206.9	—	—	206.9
Hotel	63.3	—	—	63.3
Sale of real estate	28.4	—	—	28.4
Investment management, property services and research fees	—	82.6	—	82.6
Loan purchases, loan originations, and other	17.4	—	—	17.4

Revenue	316.0	82.6	—	398.6
Operating expenses	(201.7)	(61.1)	(35.8)	(298.6)
Depreciation and amortisation	(104.5)	—	—	(104.5)
Income from unconsolidated investments, net of depreciation and amortisation	48.3	5.9	—	54.2

Operating income	58.1	27.4	(35.8)	49.7
Non-operating income (expense):
Gain on sale of real estate	—	—	—	—
Acquisition—related gains	218.1	—	—	218.1
Acquisition—related expenses	(19.7)	—	—	(19.7)
Interest expense-investment	(46.3)	—	—	(46.3)
Interest expense—corporate	—	—	(57.1)	(57.1)
Loss on extinguishment of corporate debt	—	—	(27.3)	(27.3)
Other non-operating expenses	5.1		—	5.1
(Provision for) benefit from income taxes	—	—	(32.4)	(32.4)

Total non-operating income	157.2	—	(116.8)	40.4

Net income (loss)	215.3	27.4	(152.6)	90.1
Add back (less):
Interest expense-investment	46.3	—	—	46.3
Interest expense—corporate	—	—	57.1	57.1
Early extinguishment of corporate debt	—	—	27.3	27.3
KW’s share of interest expense included in unconsolidated investments	34.0	1.5	—	35.5
Depreciation and amortisation	104.5	—	—	104.5
KW’s share of depreciation and amortisation included in unconsolidated investments	43.7	3.4	—	47.1
(Provision for) benefit from income taxes	—	—	32.4	32.4
Fees eliminated in consolidation	(21.6)	21.6	—	—

Consolidated EBITDA	422.2	53.9	(35.8)	440.3

Add back (less):
EBITDA attributable to noncontrolling interests[1]	(143.7)	5.4	—	(138.3)
Stock based compensation	—	—	15.8	15.8

Adjusted EBITDA	278.5	59.3	(20.0)	317.8

1	$70.1 million of depreciation, amortisation, taxes and interest for the year ended 31 December 2014.

	Year Ended 31 December 2013
	Investments	Services	Corporate	Total
(Dollars in millions)	$	$	$	$
Rental	40.3	—	—	40.3
Hotel	2.7	—	—	2.7
Sale of real estate	10.1	—	—	10.1
Investment management, property services and research fees	—	68.1	—	68.1
Loans and other	1.9	—	—	1.9

Revenue	55.0	68.1	—	123.1
Depreciation and amortisation	(17.4)	—	—	(17.4)
Operating expenses	(69.1)	(40.7)	(21.9)	(131.7)
Income from unconsolidated investments, net of depreciation and amortisation	41.4	—	—	41.4

Operating income	9.9	27.4	(21.9)	15.4
Non-operating income (expense):
Gain on sale of real estate	—	—	—	—
Acquisition—related gains	56.6	—	—	56.6
Acquisition—related expenses	(1.6)	—	—	(1.6)
Interest expense-investment	(11.8)	—	—	(11.8)
Interest expense—corporate	—	—	(39.9)	(39.9)
Other non-operating expenses	(2.2)		0.3	(1.9)
(Provision for) benefit from income taxes	—	—	(2.9)	(2.9)

Total non-operating income	41.0	—	(42.5)	(1.5)

Net income (loss)	50.9	27.4	(64.4)	13.9
Add back (less):
Interest expense-investment	11.8	—	—	11.8
Interest expense—corporate	—	—	39.9	39.9
KW’s share of interest expense included in unconsolidated investments	45.0	—	—	45.0
Depreciation and amortisation	17.4	—	—	17.4
KW’s share of depreciation and amortisation included in unconsolidated investments	46.7	—	—	46.7
(Provision for) benefit from income taxes	—	—	2.9	2.9
Fees eliminated in consolidation	(4.3)	4.3	—	—

Consolidated EBITDA	167.5	31.7	(21.6)	177.6

Add back (less):
EBITDA attributable to noncontrolling interests[1]	(26.0)	—	—	(26.0)
Stock based compensation	—	—	7.5	7.5

Adjusted EBITDA	141.5	31.7	(14.1)	159.1

1	$5.7 million of depreciation, amortisation, taxes and interest for the year ended 31 December 2013.

Non-U.S GAAP Measures

KW uses certain non-U.S GAAP measures to analyse its business, including Consolidated EBITDA, Adjusted EBITDA and Adjusted Fees. KW uses these metrics for evaluating the success of its company and believes that they enhance the understanding of KW’s operating results. A reconciliation of net income to Consolidated EBITDA, Adjusted EBITDA and Adjusted Fees is presented below:

	Years Ended 31 December
	2015	2014	2013	2012	2011
(Dollars in millions)	$	$	$	$	$
Net income	59.0	90.1	13.9	6.7	7.5
Non-U.S GAAP adjustments:
Add back:
Interest expense—investment	108.8	46.3	11.8	2.5	1.6
Interest expense—corporate	46.9	57.1	39.9	26.1	19.0
Early extinguishment of corporate debt	1.0	27.3	—	—	—
KW’s share of interest expense included in investment in unconsolidated investments	28.1	35.5	45.0	29.5	23.5
Depreciation and amortisation	166.3	104.5	17.4	4.9	2.7
KW’s share of depreciation and amortisation included in unconsolidated investments	28.1	47.1	46.7	22.6	13.9
Provision for (benefit from) income taxes	53.4	32.4	2.9	(0.2)	(2.0)

Consolidated EBITDA[1]	491.6	440.3	177.6	92.1	66.2
Share-based compensation	30.8	15.8	7.5	8.1	5.1
EBITDA attributable to noncontrolling interests	(151.2)	(138.3)	(26.0)	(2.8)	(1.0)

Adjusted EBITDA[1]	371.2	317.8	159.1	97.4	70.3

1	Prior to 2014, KW reported an Adjusted EBITDA metric that was comparable to KW’s current Consolidated EBITDA metric, as it was calculated as Consolidated EBITDA, adjusted to solely exclude merger related expenses and share based compensation expense. Beginning in 2014, as noncontrolling interests became more significant on KW’s consolidated balance sheet, primarily due to the consolidation of KWE’s results in KW’s financial statements, KW determined that it was appropriate to supplement Consolidated EBITDA with a revised metric. Adjusted EBITDA shown above is calculated as Consolidated EBITDA, adjusted to exclude share based compensation expense and EBITDA attributable to noncontrolling interests. As set out in the reconciliation table above, EBITDA attributable to noncontrolling interests for the years ended 31 December 2015, 2014, 2013, 2012 and 2011 were $151.2 million, $138.3 million, $26.0 million, $2.8 million, and $1.0 million, respectively.

	Year Ended 31 December
	2015	2014	2013	2012	2011
(Dollars in millions)	$	$	$	$	$
Investment management, property services and research fees[1]	69.3	82.6	68.1	53.3	57.1
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation	75.0	21.6	4.3	2.4	1.9
KW’s share of fees in unconsolidated service businesses	13.9	16.8	—	—	—

Adjusted Fees	158.2	121	72.4	55.7	59.0

1	Amounts previously presented as management and leasing fees and commissions on prior period statement of operations. Amounts above represent total of fees and commissions from prior periods

	Three Months Ended 31
	December
	2015	2014
	$	$
Investment management, property services and research fees	22.3	17.6
Non U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	38.6	7.0
KW share of fees in unconsolidated service businesses[2]	3.3	6.5

Adjusted Fees	64.2	31.1

1	The three months ended 31 December 2015 and 2014 includes $30.8 million and $5.1 million, respectively of fees recognised in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.
2	Included in income from unconsolidated investments relating to KW’s investment in a servicing platform in Spain.

	Three months ended 31
	December
	2015	2014
	$	$
IMRES
Net (loss) income	(2.9)	—
Add back:
KW’s share of interest expense included in unconsolidated investments	0.5	0.4
KW’s share of depreciation and amortisation included in unconsolidated investments	0.7	1.4
Operating expenses attributable to noncontrolling interests	—	2.7
Fees eliminated in consolidation	38.6	7.0

Adjusted EBITDA	36.9	11.5

KW Group consolidated financial results: year ended 31 December 2015 compared to the year ended 31 December 2014

Adjusted EBITDA was $371.2 million, a 17% increase from $317.8 million for the same period in 2014, due to gains on asset sales and strong same property performance and the additional net operating income from assets acquired subsequent to the prior period. For same property multifamily units, total revenues increased 8%, net operating income increased 11% and occupancy remained at 95% from the same period in 2014. For same property commercial real estate, total revenues increased 2%, net operating income increased 3% and occupancy increased 3% to 90% from the same period in 2014.

A significant portion of KW’s investments are in foreign currencies. KW generally hedges the majority of its investments in foreign currencies but KW generally does not hedge future operations or cash flows so changes in foreign currency rates will have an impact on KW’s results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues and Adjusted EBITDA by applying the applicable exchange rates for the prior period. Please refer to ‘Qualitative and quantitative disclosures about market risk’ for a discussion regarding foreign currency and KW’s hedging strategy and ‘Other comprehensive income’ for a discussion of the balance sheet impact of foreign currency movements on KW’s results of operations.

	Year Ended 31 December 2015
	Investments	Services	Total
	%	%	%
Revenues	(2)	—	(2)
Adjusted EBITDA	—	(1)	(1)

Revenues

Investments segment revenues

Rental income was $404.8 million for the year ended 31 December 2015 as compared to $206.9 million for the same period in 2014. The $197.9 million increase is primarily due to new acquisitions and consolidations in 2015 and the latter half of 2014. The KW Group increased rental income 10% on 5,296 same-store multifamily units in its consolidated portfolio and 4% on 2.2 million same-store square feet on its consolidated commercial properties.

Hotel income was $ 106.4 million for the year ended 31 December 2015 as compared to $ 63.3 million for the same period in 2014. The $43.1 million increase is primarily due to the acquisition of three hotels in Europe subsequent to the second quarter of 2014. In addition to full years’ worth of results in current period the hotels have benefited from higher average room rates due to asset management efforts and the hosting of the British Open adjacent to one of the KW Group’s hotels.

During the year ended 31 December 2015, KW sold one condominium unit generating $3.7 million of proceeds as compared to ten units sold in the prior period for proceeds of $28.4 million.

Loan and other income was $19.5 million for the year ended 31 December 2015 as compared to $17.4 million for the same period in 2014. The increase in income was mainly due to the interest earned on notes KWE acquired in the second and third quarter of 2014.

Services segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by the KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties; and

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate.

The following table shows Adjusted Fees for the years ended 31 December 2015 and 2014:

	Year Ended 31 December
	2015	2014
	$	$
Investment management, property services and research fees—related party	37.8	57.4
Investment management, property services and research fees—third party	31.5	25.2

Investment management, property services and research fees	69.3	82.6
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation 1	75.0	21.6
KW’s share of fees in unconsolidated service businesses	13.9	16.8

Adjusted Fees	158.2	121.0

1	The years ended 31 December 2015 and 2014 include $57.7 million and $14.3 million, respectively, of fees recognised in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.

Related party services

Related party fees generated revenues of $37.8 million during the year ended 31 December 2015 as compared to $57.4 million for the same period in 2014. The decrease is mainly due to management fees earned on the sale of a portfolio of commercial properties located primarily in Dublin, Ireland in 2014 as well as fees associated with joint venture investments that are now consolidated and whose fees are eliminated.

Fees earned from investments that were eliminated in consolidation totalled $75.0 million compared to $21.6 million for the same period in 2014. The increase is primarily due to fees earned with respect to KW’s external management of KWE. In accordance with U.S. GAAP, these fees were excluded from total fees of $69.3 million and $82.6 million, respectively.

Third party services - These are fees earned from third parties and relate to assets in which KW does not have an ownership interest.

The KW Group’s third party fees increased 25.0% to $31.5 million during the year ended 31 December 2015 as compared to approximately $25.2 million for the same period in 2014. The increase in third party fees is mainly due to additional asset management fees earned on the resolution of loan pools during the year.

Operating expenses

Investments segment operating expenses

Operating expenses for the year ended 31 December 2015 increased to $449.6 million compared to $306.1 million for the same period in 2014. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $48.7 million, hotel operating expenses increased by $32.8 million and depreciation and amortisation increased by $61.8 million due to the acquisitions and consolidations during 2014 and the launch of KWE in February 2014.

•	Compensation and related expenses increased by $14.5 million due to higher headcount and an increase in discretionary compensation.

Services segment operating expenses

Operating expenses for the year ended 31 December 2015 were $69.7 million as compared to $61.1 million for the same period in 2014. The increase is primarily attributable to a $9.8 million increase in compensation and related expenses which was mostly due to an increase in the discretionary compensation accrual during the year. This was offset by a decrease in legal costs in KW’s European operation.

Corporate operating expenses

Operating expenses for the year ended 31 December 2015 were approximately $53.4 million as compared to $35.8 million for the same period in 2014. Compensation and related expenses increased by $17.6 million primarily due to share-based compensation expense associated with additional grants and an increase in the discretionary compensation accrual.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

During the year ended 31 December 2015, income from unconsolidated investments (which includes both joint-venture investments and loan pool participations) was $93.6 million as compared to $48.3 million for the same period in 2014. KW recognised $46.6 million in gains on the sale of four multifamily properties and an office building all in the Western United States. The increase is also due to $34.9 million of fair value gains during the year relating to improved market conditions in VHH, entitlements achieved on development projects, commencing sales process on a condo project as well as improved property performance in investments held within fund investments carried at fair value. In addition to fair value gains, KW has recognised $7.3 million in equity income related to operating distributions from VHH during the year.

The prior period income primarily related to KW and its equity partners selling a portfolio of commercial properties located primarily in Dublin, Ireland to KWE. This transaction was unanimously approved by the independent shareholders of KWE. As a result of the sale, KW recorded a profit of $26.6 million on its 25% interest in the investment.

Services segment income from unconsolidated investments

Services segment income from unconsolidated investments relates to KW’s acquired interest in a loan servicing platform in Spain with approximately €23.0 billion of assets under management. During the year ended 31 December 2015, income from unconsolidated investments was $3.8 million compared to $5.9 million in 2014. The decrease in income during the year ended 31 December 2015 relates to higher overhead and operational costs.

Non-operating Items

Gains on sale of real estate were $72.4 million for the year ended 31 December 2015 with no comparable activity in the prior period. The KW Group sold the majority of its investment in its Japanese multifamily portfolio, which resulted in a gain of $33.5 million before noncontrolling interest and KWE sold non-core assets out of its United Kingdom commercial properties during the year, which resulted in a gain of $38.9 million before noncontrolling interest. These gains are presented net as a component of non-operating income (expense) as the properties were treated as businesses at acquisition.

Acquisition-related gains were $108.1 million for the year ended 31 December 2015 as compared to $218.1 million for the same period in 2014. The acquisition-related gains during the year ended 31 December 2015 were due to KW acquiring additional equity interests in multifamily and commercial properties located in the Western United States that were previously accounted for as unconsolidated investments. The KW Group also converted two notes secured by three commercial buildings located in Dublin, Ireland and a note secured by a multifamily property in London into a direct 100% ownership interest in the property. As a result of acquiring control of the properties, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value which resulted in acquisition-related gains primarily by the remeasurement of the previously owned interest to current market values.

In the prior period, KW and one of its equity partners amended existing operating agreements, which KW had an approximate 50% ownership, governing six separate joint ventures that hold real estate related investments located in the U.K. and Ireland. KW and one of its equity partners also amended an existing operating agreement governing 50 multifamily buildings in and around Tokyo, Japan comprising approximately 2,400 units (as mentioned above, KW subsequently sold the majority of its investment in this portfolio). KW has an approximate 41% ownership interest in these investments. These joint ventures were previously accounted for by KW on an equity method basis. As a result of gaining control, KW was required to consolidate the assets and liabilities of these properties at fair value. As the fair value of KW’s interests in these properties was in excess of the carrying value, KW recorded acquisition-related gains of $150.8 million of which $63.1 million was allocated to noncontrolling interest partners.

In addition, in the prior period, KW foreclosed on a 133,000 square foot retail centre and an adjacent 2.4 acre vacant lot in Van Nuys, California and converted a note secured by the landmark Shelbourne Hotel located in Dublin, Ireland into a direct 100% ownership interest in the property. As a result of taking title to the properties, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value and an acquisition-related gain of $3.7 million was recognised. KWE also acquired the subordinated notes on 20 commercial properties located throughout England and Scotland during the prior period and used its position as a debt holder to secure the acquisition of the underlying properties. The KW Group recognised an acquisition-related gain of $15.2 million on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value.

Acquisition-related expenses were $37.3 million for the year ended 31 December 2015 compared to $19.7 million during the same period in 2014. The increase year over year is due to stamp duty expenses related to acquisitions by KWE during the first half of 2015.

Interest expense associated with corporate debt was $46.9 million for the year ended 31 December 2015 as compared to $57.1 million for the same period in 2014. The decrease in corporate interest expense is attributable to the interest savings related to the refinancing of $350.0 million of 2019 Notes with $350.0 million of 2024 Notes, which occurred during the fourth quarter of 2014.

Loss on early extinguishment of corporate debt was $1.0 million for the year ended 31 December 2015 compared to $27.3 million in the prior period. The current period amount relates to fees associated with the extinguishment of KW’s old credit facility as part of entering into the KW Revolving Facility. The prior period loss on early extinguishment of corporate debt related to the extinguishment of the 2019 Notes as discussed above.

Interest expense associated with investment debt was $108.8 million for the year ended 31 December 2015 as compared to $46.3 million for the same period in 2014. The increase is due to the acquisitions and consolidations that occurred in the second half of 2014 and during 2015.

Provision for income taxes was $53.4 million in 2015 as compared to a provision for income taxes of $32.4 million in 2014 primarily due to taxable gain on the disposition of KW’s Japanese assets and non-deductible depreciation and acquisition-related expenses in the United Kingdom. KW had $133.2 million and $90.0 million of federal and state net operating losses as at 31 December 2015, respectively.

KW had net loss of $15.7 million attributable to noncontrolling interests during the year ended 31 December 2015 compared to net income of $68.2 million attributable to noncontrolling interests during the prior period. The prior period consolidations had higher noncontrolling interest ownerships, which resulted in greater gains being allocated from KW.

Other comprehensive income (loss)

The two major components that drive the change in other comprehensive income (loss) are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges. Please refer to ‘Currency risk—foreign currencies’ below for KW’s risks relating to foreign currency and its hedging strategy.

	Year Ended 31 December
	2015	2014
(Dollars in millions)	$	$
Unrealised foreign currency translation loss, net of noncontrolling interests and tax	(27.5)	(46.7)
Unrealised foreign currency derivative contract gain, net of noncontrolling interests and tax	8.0	9.5
Unrealised losses on marketable securities, net of noncontrolling interests and tax	—	(0.2)

Comprehensive loss	(19.5)	(37.4)

The main currencies that KW has exposure to are the Euro, the Pound and the Yen. The table below represents the change in rates over the years ended 31 December 2015 and 2014 as compared to the U.S. dollar:

	Year Ended 31 December
	2015	2014
	%	%
Euro	(10.0)	(12.0)
GBP	(5.0)	(6.0)
Yen	—	(14.0)

Other comprehensive loss, net of taxes and noncontrolling interests, for the years ended 31 December 2015 and 2014, was $19.5 million and $37.4 million, respectively. The two major components that drive the change in other comprehensive loss are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges.

The unrealised foreign currency translation loss, net of taxes and noncontrolling interests, was a loss of $27.5 million and $46.7 million for the year ended 31 December 2015 and 2014, respectively. In addition, the KW Group had a large increase in the amount of assets denominated in foreign currencies due to the launch of KWE in February 2014.

The unrealised foreign currency derivative contract gain, net of taxes and noncontrolling interests, was a gain of $8.0 million and $9.5 million for the year ended 31 December 2015 and 2014, respectively. KW typically hedges 50%-100% of its net investments in certain non-U.S. operations through use of currency derivative contracts, such as foreign currency forward contracts and options. As the total amount of assets denominated in foreign currencies has grown due to the KW Group’s (including KWE) expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts.

KW Group consolidated financial results: year ended 31 December 2014 compared to the year ended 31 December 2013

Adjusted EBITDA was $317.8 million, a 100% increase from $159.1 million for the same period in 2013, due to acquisition related gains and the additional net operating income from assets acquired subsequent to the prior period. For same property multifamily units, total revenues increased 7%, net operating income increased 10% and occupancy remained at 95% from the same period in 2013. For same property commercial real estate, total revenues increased 1%, net operating income increased 1% and occupancy increased 1% to 86% from the same period in 2013.

A significant portion of KW’s investments are in foreign currencies. KW generally hedges the majority of its investments in foreign currencies but it generally does not hedge future operations or cash flows so changes in foreign currency rates will have an impact on its results of operations. KW has included the table below to illustrate the impact these fluctuations have had on its revenues and Adjusted EBITDA by applying the applicable exchange rates for the prior period. Please refer to ‘Qualitative and quantitative disclosures about market risk’ for a discussion regarding foreign currency and KW’s hedging strategy and ‘Other comprehensive income’ for a discussion of the balance sheet impact of foreign currency movements on KW’s results of operations.

	Year Ended 31 December 2014
	Investments	Services	Total
	%	%	%
Revenues	(1)	—	(1)
Adjusted EBITDA	(1)	(1)	(2)

Revenues

Investments segment revenues

Rental income was $206.9 million for the year ended 31 December 2014 as compared to $40.3 million for the same period in 2013. The $166.6 million increase is primarily due to $3.2 billion in consolidated acquisitions (including $2.4 billion by KWE) during 2014 and consolidations of investments which were previously unconsolidated in the latter half of 2013 and the first half of 2014.

Hotel income was $63.3 million for the year ended 31 December 2014 as compared to $2.7 million for the same period in 2013. The $60.6 million increase is due to the acquisition of three hotels during 2014.

During the year ended 31 December 2014, KW sold ten condominium units generating $28.4 million of proceeds. During the year ended 31 December 2013, KW sold 44 condominium units generating $10.1 million of proceeds from the sale of real estate.

Loan and other income was $17.4 million for the year ended 31 December 2014 as compared to $1.9 million for the same period in 2013. The $15.5 million increase was mainly due to the acquisition of the notes on the Shelbourne Hotel in Dublin, Ireland, during the first quarter of 2014 and interest received on other discounted loan purchases by KWE throughout the year. On 1 August 2014, KW took title to the Shelbourne Hotel and the loan was converted to real estate.

IMRES segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties; and

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate.

The following table shows Adjusted Fees for the year 31 December 2014 and 2013:

	Year Ended 31 December
	2014	2013
	$	$
Investment management, property services and research fees—related party	57.4	46.0
Investment management, property services and research fees—third party	25.2	22.1

Investment management, property services and research fees	82.6	68.1
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation 1	21.6	4.3
KW’s share of fees in unconsolidated service businesses	16.8	—

Adjusted Fees	121.0	72.4

1	The year ended 31 December 2014 and 2013 includes $14.3 million of fees recognised in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments. There is no comparable activity in the prior period since KWE and the consolidation of non-wholly owned investments occurred during 2014.

Related party services

Related party fees generated revenues of $57.4 million during the year ended 31 December 2014 as compared to $46.0 million for the same period in 2013. The increase in related party revenues primarily relates to management fees earned on the sale of a portfolio of commercial properties located in Dublin, Ireland. This increase was partially offset by acquisition fees of earned in 2013 related to the U.K. loan pool which was fully resolved during the second quarter of 2014.

Additionally, KW earns certain fees on investments that it consolidates under U.S. GAAP. As such, these fees are eliminated and excluded from total fees of $57.4 million and $46.0 million. For the year ended 31 December 2014, fees eliminated in consolidation totalled $21.6 million, a $17.3 million increase from the $4.3 million for the same period in 2013 primarily due to the fees earned by KW for its management of KWE. Total management fees earned from KWE, which were eliminated in consolidation, were $14.0 million for the year ended 31 December 2014. No performance fee was earned in 2014.

The increase in KW’s share of fees in unconsolidated service business is due to KW’s investment in a servicing platform in Spain that was acquired in December 2013.

Third party services - These are fees earned from third parties and relate to assets in which KW does not have an ownership interest.

The KW Group’s third party fees increased 14% to $25.2 million during the year ended 31 December 2014 as compared to $22.1 million for the same period in 2013.

Operating expenses

Investments segment operating expenses

Operating expenses for the year ended 31 December 2014 increased to $306.1 million compared to $86.5 million for the same period in 2013. The increase is primarily attributable to the following:

•	Rental operating expenses increased by $42.6 million, hotel operating expenses increased by $54.9 million and depreciation and amortisation increased by $87.1 million due to $3.2 billion in consolidated acquisitions (including $2.4 billion of acquisitions by KWE) during 2014 and consolidations of investments which were previously unconsolidated in the latter half of 2013 and the first half of 2014.

•	Compensation and related expenses increased by $12.7 million due to a 10% increase in personnel, particularly due to growth and expansion in the United Kingdom and Ireland, including the launch of KWE. This increase included accrued discretionary compensation. General and administrative expenses increased by $8.9 million primarily due to growing operations in the United Kingdom and Ireland, including the launch of KWE.

During the year ended 31 December 2014, KW sold 10 condominium units which resulted in $20.7 million of sale-related costs. During the year ended 31 December 2013, KW sold 44 condominium units which resulted in $7.9 million of sale-related costs.

Services segment operating expenses

Operating expenses for the year ended 31 December 2014 were approximately $61.1 million as compared to $40.7 million for 2013. The increase is attributable to the following:

•	Compensation and related expenses increased by $11.4 million due to an increase in personnel, accrued discretionary compensation and stock-based compensation. As a result of the expansion in KW’s Meyers group, KW increased its head count in order to service the demand of its customers in the capital sourcing and real estate research for the single-family homebuilding and multifamily apartment industries. Additionally, due to the growth in IMRES Consolidated EBITDA, there was an increase in KW’s accrued discretionary compensation.

•	General and administrative expenses increased by $7.7 million primarily due to the growth of the KW Group specifically in the United Kingdom, Ireland and Meyers.

•	Commissions and marketing expenses increased by $1.4 million due to the increase in leasing activity during 2014 as compared to 2013.

Corporate operating expenses

Operating expenses for the year ended 31 December 2014 were approximately $35.8 million as compared to $21.9 million in 2013. Compensation and related expenses increased by $13.0 million primarily due to the increase in accrued discretionary compensation in connection with the increase in Adjusted EBITDA and the additional resources and costs associated with growing KW.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

Income from unconsolidated investments generated income of $48.3 million for the year ended 31 December 2014, as compared to income of $41.4 million in 2013. During the second quarter in 2014, KW and its equity partners sold a portfolio of commercial properties located primarily in Dublin, Ireland to KWE. This transaction was unanimously approved by the independent shareholders of KWE. As a result of the sale, KW recorded a profit of $26.6 million on its 25% interest in the investment. The current period also includes gains relating to the sale of three commercial properties in the Western United States by KW and its equity partners.

During 2013, KW and one of its equity partners foreclosed on a class A office building and an adjacent 3.5 acre site in Dublin, Ireland, resulting in an acquisition-related gain of $30.1 million. KW’s portion of the gain was $15.0 million and was recognised in income from unconsolidated investments. In 2013, KW and one of its equity partners converted a mortgage note purchased in the fourth quarter of 2012 by KW and its equity partners into a 100% equity interest on The Rock, a retail, residential and entertainment centre in Manchester, United Kingdom. As a result of the conversion, the unconsolidated investment was required to consolidate the assets and liabilities at fair value. As the fair value of the assets were in excess of the basis in the previously held mortgage note, the unconsolidated investment recognised a $32.3 million acquisition-related gain. KW’s portion of the gain was $16.2 million and was recognised in income from unconsolidated investments.

Additionally, included in income from unconsolidated investments are acquisition costs. During the year ended 31 December 2013, approximately $13.5 million of acquisition costs were included in income from unconsolidated investments. The acquisition costs relate to professional fees and the payment of stamp duty taxes in the United Kingdom and Ireland.

IMRES segment income from unconsolidated investments

During the year ended 31 December 2014, income from unconsolidated investments was $5.9 million with no comparable activity in 2013. During the fourth quarter of 2013, KW along with an equity partner acquired an interest in a loan servicing platform in Spain with approximately €23.0 billion of assets under management. The income recognised during 2014 relates to this acquisition.

Non-operating items

Acquisition-related gains were $218.1 million for the year ended 31 December 2014 compared to $56.6 million in 2013. On 31 March 2014, KW and one of its equity partners amended existing operating agreements governing six separate joint ventures that hold real estate-related investments located in the U.K. and Ireland. KW has an approximate 50% ownership interest in these investments. On 30 June 2014, KW and one of its equity partners amended an existing operating agreement governing 50 multifamily buildings in and around Tokyo, Japan comprising approximately 2,400 units. KW has an approximate 41% ownership interest in these investments. These joint ventures were previously accounted for by KW on an equity method basis. As the fair value of KW’s interests in these properties were in excess of the carrying value, acquisition-related gains of $150.8 million were recorded in the accompanying consolidated statement of operations for the year ended 31 December 2014.

In addition, during the quarter ended 31 March 2014, KW foreclosed on a 133,000 square foot retail centre and an adjacent 2.4 acre vacant lot in Van Nuys, California. As a result of the foreclosure and taking title to the properties, KW consolidated the assets and liabilities at fair value. As the fair value of the assets was in excess of the basis in the previously held mortgage notes, KW recognised a $3.7 million acquisition related gain. Also during the quarter ended 30 June 2014, KWE acquired subordinated notes secured by 20 commercial properties located throughout England and Scotland and used its position as a debt holder to secure the acquisition of the underlying properties. This transaction resulted in the recognition of an acquisition-related gain of $15.6 million due to the ability to acquire the underlying real estate at a discount to its fair value.

In August 2014, KW converted its note secured by the landmark Shelbourne Hotel located in Dublin, Ireland into a direct 100% ownership interest in the property. As a result of taking title to the property, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value and an acquisition-related gain of $28.6 million was recognised. In December 2014, KW increased its ownership from approximately 42% to approximately 87% in a previously unconsolidated 750-unit apartment building in the Western U.S. As a result of gaining control of the asset, KW was required to consolidate the assets and liabilities at fair value and recognised an acquisition-related gain of $19.5 million of which $3.7 million was allocated to KW’s noncontrolling equity partners.

The acquisition related gains in 2013 are primarily attributable to a $45.1 million gain on the consolidation of the Ritz Carlton, Lake Tahoe and a $9.5 million gain from acquiring a controlling interest in a multifamily property in Northern California. The gain associated with the Ritz Carlton, Lake Tahoe is due to KW and one of its equity partners amending an existing operating agreement where KW gained control of the property which was previously accounted for as an equity method investment. The gain associated with the multifamily property was triggered when KW acquired the interests of some of its equity partners which increased KW’s ownership from 15% to 94%. As a result of obtaining control of both properties and as the fair value was in excess of the carrying value of its ownership interests, the acquisition gains noted above were recognised.

Acquisition related expenses were $19.7 million for the year ended 31 December 2014 compared to $1.6 million in 2013. The increase is primarily due to acquisition activity by KWE for the year, which launched in February 2014.

Interest expense associated with corporate debt was $57.1 million in 2014 as compared to $39.9 million in 2013. The increase in corporate interest expense is attributable to the issuance of $300.0 million aggregate principal of the 2024 Notes which occurred in March 2014 and interest incurred on the revolving line of credit, which had a higher average balance outstanding and committed amount available which both lead to increases in interest expense.

Interest expense associated with the investment debt was $46.3 million in 2014 as compared to $11.8 million. The increase is due to the acquisition of new investments and consolidations of previously consolidated investments in the latter half of 2013 and during 2014, including acquisitions made by and the consolidation of KWE.

Loss on early extinguishment of corporate debt was $27.3 million in 2014 with no comparable activity in 2013. The loss was due to the early repayment of $40 million of KW’s junior subordinated debt in the third quarter and the refinancing of $350 million of the 2019 Notes with the proceeds of $350 million of the 2024 Notes and cash on hand in the fourth quarter. The payoff of the junior subordinated debt and the refinancing of the 2019 Notes will save KW approximately $13.7 million annually in interest.

Provision for income taxes was $32.4 million in 2014 as compared to a provision for income taxes of $2.9 million in 2013 due to higher taxable income in the United States. KW had $95.2 million and $92.3 million of federal and state net operating losses as at 31 December 2014, respectively.

KW had net income of $68.2 million attributable to noncontrolling interest during the year ended 31 December 2014 compared to net income attributable to noncontrolling interest of $20.3 million during the same period for 2013. The increase is mainly due to the $78.7 million of the total $218.1 million acquisition-related gains described above being allocated to noncontrolling interest holders and the consolidation of KWE, in which KW’s ownership was 14.9% of KWE’s total share capital as at 31 December 2014.

Other comprehensive income (loss)

	Year Ended 31 December
	2014	2013
(Dollars in millions)	$	$
Unrealised foreign currency translation loss, net of noncontrolling interests and tax	(46.7)	(6.5)
Unrealised foreign currency derivative contract gain, net of noncontrolling interests and tax	9.5	3.1
Unrealised losses on marketable securities, net of noncontrolling interests tax	(0.2)	—

Comprehensive income (loss)	(37.4)	(3.4)

The main currencies that KW has exposure to are the Euro, the Pound and the Yen. The table below represents the change in rates over the year ended 31 December 2014 and 2013 as compared to the U.S. dollar:

	Year Ended 31 December
	2014	2013
	%	%
Euro	(12.0)	4.0
GBP	(6.0)	2.0
Yen	(14.0)	(23.0)

Other comprehensive loss, net of taxes and noncontrolling interests, for the year ended 31 December 2014 and 2013 was $37.4 million and $3.4 million, respectively. The two major components that drive the change in other comprehensive loss are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges.

The unrealised foreign currency translation loss, net of taxes and noncontrolling interests, was $46.7 million and $6.5 million for the year ended 31 December 2014 and 2013, respectively. In addition, the KW Group had a large increase in the amount of assets denominated in foreign currencies due to the launch of KWE in February 2014.

The unrealised foreign currency derivative contract gain, net of taxes and noncontrolling interests, was a gain of $9.5 million and $3.1 million for the year ended 31 December 2014 and 2013, respectively. KW typically hedges 50%-100% of its net investments in certain non-U.S. operations through use of currency derivative contracts, such as foreign currency forward contracts and options. As the total amount of assets denominated in foreign currencies has grown due to the KW Group’s (including KWE) expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts.

Liquidity and capital resources

KW’s liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, capital expenditures for consolidated real estate and unconsolidated investments and working capital needs. KW finances these operations with internally generated funds, borrowings under its revolving lines of credit, sales of equity and debt securities and cash out refinancings to the extent they are available and fit within KW’s overall portfolio leverage strategy. KW’s investments in real estate are typically financed with equity from its balance sheet, third party equity and mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, KW guarantees a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. KW does not expect these guarantees to materially affect liquidity or capital resources. Please refer to ‘Off balance sheet arrangements’ for further information. Historically, KW has not required significant capital resources to support its brokerage and property management operations.

KW believes that its existing cash and cash equivalents plus capital generated from investment management, property management and leasing, brokerage, sales of real estate owned, collections from loans and loan pools, as well as availability on KW’s current revolving lines of credit, will provide KW with sufficient capital requirements to maintain its current portfolio for at least the next twelve months. As at 31 December 2015, KW and its consolidated subsidiaries (including KWE) had approximately $1.5 billion of potential liquidity, which includes approximately $800 million of availability under lines of credit and $730 million of cash for KW and KWE, collectively.

KW’s need to raise funds from time to time to meet its capital requirements will depend on many factors, including the success and pace of the implementation of its strategy for strategic and accretive growth. To the extent that KW engages in additional strategic investments, including capital necessary to execute potential development or redevelopment strategies or the acquisition of real estate, note portfolios, or other real estate related companies or real estate related securities, KW may need to obtain third party financing.

Development and redevelopment

KW has a number of development, redevelopment and entitlement projects that are underway or in the planning stages. These initiatives may ultimately result in over 2,500 multifamily units, 575,000 commercial rentable square feet and over 900 residential units, along with substantial upgrades to certain multifamily and commercial properties and hotels (figures exclude similar projects owned by KWE). If these projects were brought to completion the estimated remaining capital would be approximately $1.7 billion which would be funded through KW’s existing equity, third party equity, project sales and secured debt financing. This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. KW expects to invest $75 million to $150 million of cash over the next two to three years on these projects. KW and its equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. In many cases, KW allocated little or no basis to the land that was acquired in conjunction with nearby income producing properties.

Consolidated and unconsolidated investment portfolio

In addition to KW’s development and redevelopment initiatives KW regularly implements a value add approach to KW’s consolidated and unconsolidated investments which includes rehabbing properties and adding property amenities. The capital required to implement these value add initiatives is typically funded with capital calls, refinancing or supplemental financing at the property level. KW is not required to make these investments but they are a key driver in KW’s ability to increase net operating income at its properties post acquisition. KW typically invests $5 million to $10 million a year to fund capital expenditures for its consolidated and unconsolidated investment portfolio.

Under KW’s current joint venture strategy, KW generally contributes property expertise and a fully funded initial cash contribution, with commitments to provide additional funding. Accordingly, KW generally does not have significant capital commitments with unconsolidated entities. As at 31 December 2015, KW has unfulfilled capital commitments totalling $39.8 million to its unconsolidated investments.

Foreign subsidiaries

During the year ended 31 December 2015, KW has or had foreign operations in the United Kingdom, Ireland, Spain and Jersey. U.S. domestic taxes have not been provided in the consolidated tax provision on amounts earned directly by these subsidiaries since it is KW’s plan to indefinitely invest amounts earned by these foreign subsidiaries. Only two subsidiaries in Ireland and Jersey have positive, cumulative earnings of $4.7 million. If this amount was repatriated to the United States, additional U.S. domestic taxes of $1.6 million would be incurred. Approximately $4.8 million of KW’s consolidated cash and cash equivalents is held by foreign subsidiaries in the United Kingdom, Ireland, Spain and Jersey.

Cash flows

The following table summarises the cash provided by or used in KW’s operating, investing and financing activities for the years ended 31 December 2015 and 31 December 2014:

	Year ended 31 December
	2015	2014
(Dollars in millions)	$	$
Net cash provided by operating activities	178.2	98.1
Net cash used in investing activities	(1,483.6)	(2,473.2)
Net cash provided by financing activities	1,118.8	3,163.4

Operating

KW’s cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions from KW’s unconsolidated investments, revenues from KW’s services business net of operating expenses and other general and administrative costs. Substantially all of the cash flows from operations of $178.2 million and $98.1 million for the year ended 31 December 2015 and 2014, respectively, were generated from net rental income received from KW’s rental properties and operating distributions from KW’s unconsolidated investments. The inflows were offset by interest expense to fund KW’s investment business and the payment of annual discretionary compensation.

Investing

KW’s cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in unconsolidated investments, capital expenditures, purchases of loans secured by real estate, as well as return of capital investments from dispositions or refinances on KW’s investments and resolutions in its loan participations and loan pools. Net cash used in investing activities totalled $1.5 billion for the year ended 31 December 2015. The increase was primarily due to $1.9 billion of purchases and additions to real estate by the KW Group (including $1.6 billion by KWE). In addition, the KW Group invested $235.8 million (including $211.8 million by KWE) to fund KW’s equity in loans. The investment in the loans were mainly for the acquisition of a loan portfolio secured by eight hotels across the United Kingdom and a loan secured by a residential property also in the United Kingdom. The cash used in the aforementioned investing activities was offset by receipt of $622.6 million, mainly from the sale of KW’s Japanese multifamily portfolio and other asset sales.

Net cash used in investing activities totalled $2.5 billion for the year ended 31 December 2014. The increase was primarily due to $2.0 billion of purchases and additions to real estate by the KW Group (including $1.7 billion by KWE). In addition, the KW Group invested $536.8 million (including $373.2 million by KWE) to fund KW’s equity in loans. The investment in the loans was mainly for the acquisition of notes secured by the Shelbourne Hotel in Dublin, Ireland (100% owned by KW) and the acquisition of subordinated notes throughout Ireland and the United Kingdom by KWE. Additionally, $167.7 million of equity was invested in unconsolidated investments of which $29.2 million related to the acquisition of a loan portfolio by KWE and $57.2 million related to the acquisition of a portfolio of 14 assets comprised of commercial, retail and industrial assets which was subsequently contributed into KWE as part of its initial public offering. The cash used in the aforementioned investing activities was offset by receipt of $111.8 million in distributions from KW’s unconsolidated investments primarily due to refinancing of property level debt and the sale of underlying properties.

Financing

KW’s net cash related to financing activities is generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments. Net cash provided by financing activities totalled $1.1 billion for the year ended 31 December 2015. This was primarily due to net proceeds of $215.0 million received from the issuance of 8.6 million KW Shares. In addition, the KW Group received proceeds of $2.1 billion from mortgage loans to finance and refinance consolidated property acquisitions of which $1.7 billion related to financing by KWE which included $888.3 million generated by two investment grade senior unsecured bond offerings. These were offset by repayment of $681.1 million of investment debt, of which $134.6 million were related to repayments by KWE and distributions of $239.2 million to noncontrolling interest holders mainly due to the sale of KW’s Japanese multifamily portfolio.

Net cash provided by financing activities totalled $3.2 billion for the year ended 31 December 2014. This was primarily due to proceeds, net of issuance costs, of $1.8 billion from noncontrolling interest holders for the initial public offering of KWE, net proceeds of $190.6 million received from the issuance of 9.2 million KW Shares primarily to institutional investors, the issuance of $650.0 million of senior notes which generated $647.2 million in proceeds and $1.3 billion of proceeds from mortgage loans to finance and refinance consolidated property acquisitions of which $921.8 million related to financing by KWE. These were offset by repayment of $345.8 million of investment debt, of which $256.9 million was related to repayments by KWE and the extinguishment of KW’s junior subordinated debt of $40 million and the payment of cash dividends of $38.9 million to KW’s common and preferred shareholders.

Contractual Obligations and Commercial Commitments

At 31 December 2015, KW Group’s contractual cash obligations, including debt, lines of credit and operating leases included the following:

		Payments due by period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
(Dollars in millions)	$	$	$	$	$
Contractual obligations
Borrowings:[1]
Investment debt[2]	3,663.6	43.5	1,282.0	328.0	2,010.1
Senior notes[3]	705.0	—	—	—	705.0
Line of credit	—	—	—	—	—
Total borrowings	4,368.6	43.5	1,282.0	328.0	2,715.1
Operating leases	12.9	3.3	5.3	2.7	1.6
Total contractual cash obligations	4,381.5	46.8	1,287.3	330.7	2,716.7

1	See Notes 8-11 of the Notes to Consolidated Financial Statements for the financial year ended 31 December 2015 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, KW estimates that it will make the following interest payments: Less than 1 year- $160.7 million; 1-3 years- $441.8 million; 4-5 years- $223.0 million; After 5 years: $332.7 million. The interest payments on variable rate debt have been calculated at the interest rate in effect as at 31 December 2015.
2	Excludes $(5.4) million of unamortised debt premiums on investment debt.
3	Excludes $2.4 million of net unamortised debt discount on senior notes.

At 31 December 2015, KW’s share of contractual cash obligations (excluding amounts that are attributable to noncontrolling interests), including debt, lines of credit and operating leases included the following:

		Payments due by period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
(Dollars in millions)	$	$	$	$	$
Contractual obligations
Borrowings:[1]
Investment debt[2]	1,717.9	38.8	527.5	210.5	941.1
Senior notes[3]	705.0	—	—	—	705.0
Line of Credit	—	—	—	—	—
Total borrowings	2,422.9	38.8	527.5	210.5	1,646.1
Operating leases	12.9	3.3	5.3	2.7	1.6
Total contractual cash obligations	2,435.8	42.1	532.8	213.2	1,647.7

1	See Notes 8-11 of the Notes to Consolidated Financial Statements for the financial year ended 31 December 2015 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments.
2	Excludes $(5.6) million of unamortised debt premiums on investment debt.
3	Excludes $2.4 million of net unamortised debt discount on senior notes.

Indebtedness and related covenants

The following describes KW’s corporate indebtedness and related covenants.

Senior notes payable

In March 2014, Kennedy-Wilson, Inc., completed a public offering of $300.0 million aggregate principal amount of the 2024 Notes, for approximately $290.7 million, net of discount and estimated offering expenses. The 2024 Notes were issued pursuant to the 2024 Indenture. The issuer’s obligations under the 2024 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at the redemption price specified in the 2024 Indenture, plus accrued and unpaid interest, if any, to the redemption date. Prior to 1 April 2017, the issuer may also redeem up to 35% of the 2024 Notes from the proceeds of certain equity offerings. Interest on the 2024 Notes accrues at a rate of 5.875% per annum and is payable semi-annually in arrear on 1 April and 1 October of each year, commencing on 1 October 2014. The 2024 Notes will mature on 1 April 2024. In November 2014, KW completed an additional public offering of $350.0 million aggregate principal amount of 2024 Notes. These notes have substantially identical terms as the 2024 Notes described above and are treated as a single series with the above 2024 Notes under the 2024 Indenture. The additional 2024 Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, 1 October 2014. The 2024 Notes will mature on 1 April 2024. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $647.6 million as at 31 December 2015.

In November and December 2012, Kennedy-Wilson, Inc. completed a public offering of $55.0 million aggregate principal amount of the 2042 Notes. The 2042 Notes were issued pursuant to an indenture dated as at 28 November 2012, by and among Kennedy-Wilson, Inc. (as issuer), KW (as parent guarantor), certain subsidiaries of the issuer (as subsidiary guarantors) and Wilmington Trust National Association (as trustee), as amended by various subsequent supplemental indentures. The issuer’s obligations under the 2042 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2042 Notes is payable quarterly in arrear on 1 March, 1 June, 1 September and 1 December of each year, commencing on 1 March 2013. The 2042 Notes will mature on 1 December 2042. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million as at 31 December 2015.

In November 2014, KW extinguished its 2019 Notes with an aggregate face value of $350.0 million (and an aggregate carrying value of $353.5 million) for $380.1 million with the proceeds from the November 2014 issuance of 2024 Notes, together with cash on hand, which resulted in a $25.8 million loss on early extinguishment of corporate debt.

KWE senior notes payable

In June 2015, KWE completed its inaugural bond offering of approximately of approximately $442.0 million (based on 31 December 2015 rates) (£300 million) of the KWE Bonds. The KWE Bonds were issued at a discount and have a carrying value of $435.4 million at 31 December 2015.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.9 billion based on 31 December 2015 rates) EMTN Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015, KWE drew down under its EMTN Programme, with the issuance of KWE Notes for an aggregate principal amount of approximately $434.7 million (€400 million). The KWE Notes have a carrying value of $427.3 million, rank pani passu with the KWE Bonds and are subject to the same restrictive covenants.

The KWE Bonds and KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the KWE Notes) of no more than 60% of the total asset value; (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value; (iii) an interest coverage ratio of at least 1.5 to 1.0, and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Bonds and KWE Notes are not an obligation of KW and these amounts are presented as a component of KW’s investment debt as it is an unsecured obligation relating to an underlying investment of KW.

Borrowings under line of credit

KW Revolving Facility

KW had the Pre-Existing KW Facility with U.S. Bank and East-West Bank and Bank of Ireland that bears interest at a rate equal to LIBOR plus 2.75% and had a maturity date of 1 October 2016. In July 2014 Kennedy-Wilson, Inc. increased its unsecured corporate line of credit facility from $140.0 million to $300.0 million. The increase was driven by the admission of Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A. to the existing lender syndicate and an increased commitment from The Governor and Company of the Bank of Ireland.

In December 2015, KW extinguished the Pre-Existing KW Facility, which resulted in a $1.0 million loss on early extinguishment of corporate debt.

On 10 December 2015, Kennedy-Wilson, Inc., a wholly-owned subsidiary of KW entered into the KW Revolving Facility. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as at the applicable measurement date, and have a maturity date of 10 December 2018. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s option, the maturity date of the KW Revolving Facility may be extended by one year.

KWE Facility

In August 2014, KWE entered into the KWE Facility. The terms of the agreement were amended during June 2015. The KWE Facility requires KWE to maintain (i) a maximum consolidated leverage ratio (as defined in the revolving loan agreement) not to exceed 60%, (ii) a minimum fixed charge coverage ratio where consolidated EBITDA to consolidated fixed charges not to be less than 1.9 to 1.0 for the last four quarters, (iii) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents), and (iv) a maximum secured recourse indebtedness for consolidated secured recourse debt to not exceed 2.5% of total asset value at any time. As at 31 December 2015, the unsecured credit facility was undrawn, with £225 million still available.

Debt covenants

The KW Revolving Facility and the indentures governing the 2024 Notes and 2042 Notes contain numerous restrictive covenants that, among other things, limit KW’s and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to shareholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The KW Revolving Facility requires KW to maintain a minimum tangible net worth and a specified amount of cash and cash equivalents.

The credit agreement that governs the KW Revolving Facility requires KW to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as at the last day of each financial quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as at the last day of each financial quarter for the period of four full financial quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $ 920,660,504.65 plus an amount equal to fifty percent (50%) of net equity proceeds received by KW after the date of 30 September 2015 financial statements, measured as at the last day of each financial quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as at the measurement date multiplied by 1.5, measured as at the last day of each financial quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55% , measured as at the last day of each financial quarter, and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As at 31 December 2015, KW’s consolidated leverage ratio was 54%, its fixed charge coverage ratio was 3.9 to 1.00, its consolidated tangible net worth was $1,329.6 million, its adjusted secured leverage ratio was 40.8%, its secured recourse leverage ratio was 1.5%, its recourse leverage ratio was 0.58, and liquidity was $690.5 million. The obligations of Kennedy-Wilson, Inc. pursuant to the credit agreement are guaranteed by KW and certain wholly-owned subsidiaries of KW.

The indentures governing the 2024 Notes and 2042 Notes limit Kennedy-Wilson, Inc.’s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.’s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. As at 31 December 2015, the balance sheet leverage ratio was 0.62 to 1.00.

Off-balance sheet arrangements

Guarantees

KW has provided guarantees associated with loans secured by assets held in various unconsolidated investments. The maximum potential amount of future payments (undiscounted) KW could be required to make under the guarantees was approximately $61.7 million at 31 December 2015. The guarantees expire by the year end of 2026 and KW’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property. If KW were to become obligated to perform on these guarantees, it could have an adverse effect on its financial condition.

As at 31 December 2015, KW has unfulfilled capital commitments totalling $39.8 million to its unconsolidated investments. As KW identifies investment opportunities in the future, KW may be called upon to contribute additional capital to unconsolidated investments in satisfaction of its capital commitment obligations.

Non-recourse carve out guarantees

Most of KW’s real estate properties within its equity partnerships are encumbered by traditional non-recourse debt obligations. In connection with most of these loans, however, KW entered into certain “non-recourse carve out” guarantees, which provide for the loans to become partially or fully recourse against KW if certain triggering events occur. Although these events are different for each guarantee, some of the common events include:

•	the special purpose property-owning subsidiary filing a voluntary petition for bankruptcy;

•	the special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity; and

•	subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property.

In the event that any of these triggering events occur and the loans become partially or fully recourse against KW, KW’s business, financial condition, results of operations and common stock price could be materially adversely affected.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, liens which are senior to the mortgage loan and outstanding security deposits.

Impact of inflation and changing prices

Inflation has not had a significant impact on the results of operations of KW in recent years.

KW’s exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages and debt obligations and real estate property values. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. The revenues associated with the services businesses are impacted by fluctuations in interest rates, lease rates, real property values and the availability of space and competition in the market place. Service revenues are derived from a broad range of services that are primarily transaction driven and are therefore volatile in nature and highly competitive. The revenues of the property management operations with respect to rental properties are highly dependent upon the aggregate rents of the properties managed, which are affected by rental rates and building occupancy rates. Employee compensation is the principal cost element of property management. To the extent that KW engages in development activities, KW may have exposure to changing prices in materials or cost of labour.

Qualitative and quantitative disclosures about market risk

The primary market risk exposure of KW relates to changes in interest rates in connection with its short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, or LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. However, the amount of income or loss KW recognises for unconsolidated joint ventures or consolidated interest expense from property level debt may be impacted by changes in interest rates. Historically, the impact from the changes in rates has not been significant. KW’s exposure to market risk also consists of foreign currency exchange rate fluctuations related to KW’s international operations.

Interest rate risk

KW has established an interest rate management policy, which attempts to minimise its overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, KW has elected to maintain a combination of variable and fixed rate debt. As at 31 December 2015, 67% of KW’s consolidated property level debt is fixed rate, 17% is floating rate with interest caps and 16% is floating rate without interest caps.

The table below represents contractual balances of KW’s financial instruments at the expected maturity dates as well as the fair value as at 31 December 2015. The weighted average interest rate for the various assets and liabilities presented are actual as at 31 December 2015. KW closely monitors the fluctuation in interest rates, and if rates were to increase significantly, KW believes that it would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

			Principal Maturing in:					Fair Value
								31 December
	2016	2017	2018	2019	2020	Thereafter	Total	2015
(Dollars in millions)	$	$	$	$	$	$	$	$
Interest rate sensitive assets
Cash equivalents	731.6	—	—	—	—	—	731.6	731.6
Average interest rate	0.08%	—%	—%	—%	—%	—%	0.08%	—
Fixed rate receivables	281.2	6.1	—	—	—	—	287.3	287.3
Average interest rate[1]	1.01%	2.16%	—%	—%	%	—%	1.14%	—
Variable rate receivables	—	12.3	—	—	—	—	12.3	12.3
Average interest rate	—	4.09%	—	—	—	—	4.09%	—

Total	1,012.8	18.4	$—	$—	—	—	1,031.2	1,031.2

Weighted average interest rate (1)	0.14%	3.45%	—%	—%	—%	—%	0.21%
Interest rate sensitive liabilities
Variable rate borrowings	$13.9	89.1	153.2	755.4	27.7	162.2	1,201.5	1,196.5

			Principal Maturing in:					Fair Value
								31 December
	2016	2017	2018	2019	2020	Thereafter	Total	2015
(Dollars in millions)	$	$	$	$	$	$	$	$
Average interest rate	3.79%	2.43%	3.11%	2.35%	2.38%	2.65%	2.51%	—
Fixed rate borrowings	14.0	92.7	69.9	100.4	237.7	2,652.4	3,167.1	3,132.6
Average interest rate	6.03%	5.25%	4.07%	4.38%	3.73%	4.06%	4.09%	—

Total	27.9	181.8	223.1	855.8	265.4	2,814.60	4,368.6	4,329.1

Weighted average interest rate	4.91%	3.87%	3.41%	2.59%	3.59%	3.98%	3.65%

1	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables.

Currency risk - foreign currencies

The financial statements of the KW Group’s subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the Euro, the Pound and the Japanese Yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income.

KW is required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that it controls. As such, KW’s financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, KW is required to translate the activities of KWE into U.S. dollars even though KWE does not invest in U.S. dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of the actual currency exposure for KW.

As KW’s business in Europe continues to grow, primarily due to the growth of KWE, fluctuations in the Euro and GBP foreign exchange rates will have a greater impact on its business. In order to manage the effect of these fluctuations, KW typically hedges 50%-100% of foreign currency exchange rate risk associated with its net cost basis in certain non-U.S. operations through the use of currency derivative contracts such as foreign currency forward contracts and options. KW’s service businesses typically do not require much capital so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.

KW typically has not hedged the impact of foreign currency fluctuations may have on its future operations or cashflows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As KW is not currently hedging these amounts there will be foreign currency impact on its results of operations for both the services and investment segments.

As the total amount of assets denominated in foreign currencies has grown due to the KW Group’s (including KWE) expansion in Europe, KW has also increased the amount of corresponding foreign currency derivative contracts. As at 31 December 2015, approximately 47% of KW’s investment account is invested through KW’s foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore KW considers its equity investment as the appropriate exposure to evaluate for hedging purposes.

The table below shows KW’s investment account and consolidated cash position by currency as well as any hedges on those currencies as at 31 December 2015 and the impact of a 10% fluctuation in rates.

(Amounts in millions)	GBP		Euro		Yen		Total Non-USD		USD		Total
USD
Investment account1 2	$345.0	18%	$382.3	20%	$10.6	1%	$737.9	38%	$1188.8	62%	$1926.7
Cash	3.3	2%	1.5	1%	20.9	11%	25.7	14%	159.2	86%	184.9
Local currencies
Investment account	£234.2		€351.9		¥1277.4
Cash	£2.2		€1.4		¥2508.6
Hedges, net of noncontrolling interests
Notional Amount	£203.2		€334.2		¥649.0
Rate fluctuation impact
10% increase	$7.7		$27.4		$2.6
10% decrease	$(12.9)		$(21.4)		$(2.6)

1	Includes cash held by consolidated investments net of noncontrolling interests.
2	Excludes hedge fair values, net of noncontrolling interest of $16.3 million, $(0.5) million and $(0.1) million on GBP, Euro and Yen, respectively.

5 2014

In this Part 12 (KW Operating and Financial Review), for the year 2014, please refer to the definitions on page 566 in Part 20 (Definitions).

Overview

For over 37 years, KW has owned and operated real estate related investments on behalf of its shareholders and its clients with offices in the United States, the United Kingdom, Ireland, Jersey, Spain and Japan.

KW’s operations are defined by two core business segments, KW Investments and IMRES, which work closely together to identify attractive investment markets and opportunities around the world.

KW Investments - KW invests in various types of real estate investments through its investments business, either on its own or with strategic partners, where KW is typically the general partner, with a promoted interest in the profits of the business beyond KW’s ownership percentage.

The main types of real estate KW invests in are listed below:

Multifamily

KW focuses primarily on apartments in supply-constrained, infill markets. KW pursues multifamily acquisition opportunities where it can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalisation.

Commercial

KW sources, acquires and finances various types of commercial real estate that includes office, industrial, retail and mixed-use assets.

Loan originations/discounted loan purchases

KW originates and/or acquires loans secured by real estate. KW’s originations and acquisitions include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. KW’s loan investment portfolio is principally related to loans acquired at a discount from their contractual balance due as a result of deteriorated credit quality of the borrower. Such loans are underwritten by KW based on the value of the underlying real estate collateral. Due to the discounted purchase price, KW seeks and is generally able to accomplish near term realisation of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to KW’s evaluation of the risk of recovery from the investment.

Residential, hotel, and other

In certain cases, KW may pursue for sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill condominium site and partially finished and finished condominium projects. This group also includes KW’s investment in hotels and KW’s investments in marketable securities.

IMRES – KW offers a comprehensive line of real estate services for the full lifecycle of real estate ownership. Below are the product types KW offers through the IMRES segment:

Investment management

KW provides acquisition, asset management and disposition services to its equity partners as well as to third parties. In addition, the Investment Manager is the external manager of KWE pursuant to the Investment Management Agreement in which capacity KW is entitled to receive certain management and performance fees. The Investment Manager is paid an annual management fee (payable quarterly in arrear) equal to 1% of KWE’s adjusted net asset value (reported by KWE as $2.1 billion as at 31 December 2014) and certain performance fees. The management fee payable to the Investment Manager is paid half in cash and half in KWE Shares. The Investment Manager is also entitled to receive an annual performance fee equal to 20% of the lesser of the excess of the shareholder return for the relevant year (defined as the change in KWE’s adjusted net asset value per ordinary share) over a 10% annual return hurdle and the excess of year-end adjusted net asset value per ordinary share over a “high water mark”. The performance fee is payable in KWE Shares that vest equally over a three-year period. No such fee has been earned by KW as at 31 December 2014. Under U.S. GAAP, KW is required to consolidate the results of KWE and as such fees earned from KWE are eliminated in consolidation.

Property services

This division manages commercial real estate for third-party clients, fund investors and investments held by KW.

In addition to earning property management fees, consulting fees, lease commissions, construction management fees, disposition fees and accounting fees, the property services group gives KW insight into local markets and potential acquisitions.

Research

Meyers, a KW company, is a premier consulting practice and the industry’s leading provider of data and analytics for the residential real estate development and new home construction industry. Meyers’ proprietary iPad application, Zonda, launched in 2013 and provides market insight for the homebuilding industry with real-time data on over 250 metrics impacting the housing market on a national and local level.

Auction and conventional sales

The auction and conventional sales group provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties.

Brokerage

The brokerage group specialises in innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate.

Foreign currency

As at 31 December 2014, approximately 45% of KW’s investment account is invested through KW’s foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and there KW considers its equity investment as the appropriate exposure to evaluate for hedging purposes. Fluctuations in foreign exchanges rates may have a significant impact on the results of KW’s operations. In order to manage the effect of these fluctuations, KW generally hedges its book equity exposure to foreign currencies through currency forward contracts and options. KW typically hedges 50%-100% of book equity exposure against these foreign currencies.

Results of operations

The following table sets out items derived from KW’s consolidated statement of operations for the years ended 31 December 2014, 2013 and 2012:

	Year Ended 31 December
	2014	2013	2012
(Dollars in millions)	$	$	$
Revenue
Investment management, property services, and research fees	82.6	68.1	53.3
Rental and hotel	270.2	43.0	8.5
Sale of real estate	28.4	10.1	2.3
Loans and other income	17.4	1.9	2.8

Total revenue	398.6	123.1	66.9
Operating expenses:
Commission and marketing expenses	5.6	3.6	4.6
Rental and hotel operating expense	116.4	18.9	4.5
Cost of real estate sold	20.7	7.9	2.2
Compensation and related expenses	113.8	76.7	55.8
General and administrative	42.1	24.6	19.5
Depreciation and amortisation	104.5	17.4	4.9

Total operating expenses	403.1	149.1	91.5
Income from unconsolidated investments	54.2	41.4	27.9

Operating income	49.7	15.4	3.3
Non-operating income (expense)
Acquisition-related gains	218.1	56.6	25.5
Acquisition-related expenses	(19.7)	(1.6)	(0.7)
Interest expense—investment	(46.3)	(11.8)	(2.5)
Interest expense—corporate debt	(57.1)	(39.9)	(26.1)
Early extinguishment of corporate debt	(27.3)	—	—
Other income (expense)	5.1	(1.9)	7.0

Income before (provision for) benefit from income taxes	122.5	16.8	6.5
(Provision for) benefit from income taxes	(32.4)	(2.9)	0.2

Net income	90.1	13.9	6.7
Net (income) attributable to the noncontrolling interests	(68.2)	(20.3)	(2.5)
Preferred stock dividends and accretion of issuance costs	(8.1)	(8.1)	(8.1)
Net income (loss) attributable to KW’s Shareholders	13.8	(14.5)	(3.9)

Consolidated EBITDA	440.3	177.6	92.1

Adjusted EBITDA	317.8	159.1	97.4

KW uses certain non-U.S GAAP measures to analyse its business, including Consolidated EBITDA and Adjusted EBITDA. KW uses these metrics for evaluating the success of KW and believes that they enhance the understanding of its operating results. A reconciliation of net income to Consolidated EBITDA and Adjusted EBITDA is presented below:

	Year Ended 31 December
	2014	2013	2012	2011	2010
(Dollars in millions)	$	$	$	$	$
Net income	90.1	13.9	6.7	7.5	6.5
Non-U.S. GAAP adjustments:
Add back:
Interest expense—investment	46.3	11.8	2.5	1.6	0.7
Interest expense—corporate	57.1	39.9	26.1	19.0	7.0
Early extinguishment of corporate debt	27.3	—	—	—	4.8
KW’s share of interest expense included in investment in unconsolidated investments	35.5	45.0	29.5	23.5	13.8
Depreciation and amortisation	104.5	17.4	4.9	2.7	1.6
KW’s share of depreciation and amortisation included in unconsolidated investments	47.1	46.7	22.6	13.9	10.0
Provision for (benefit from) income taxes	32.4	2.9	(0.2)	(2.0)	3.7

Consolidated EBITDA[1]	440.3	177.6	92.1	66.2	48.1
Share-based compensation	15.8	7.5	8.1	5.1	8.1
EBITDA attributable to noncontrolling interests	(138.3)	(26.0)	(2.8)	(1.0)	(3.0)
Merger related compensation expenses	—	—	—	—	2.2

Adjusted EBITDA[2]	317.8	159.1	97.4	70.3	55.4

1 2	Prior to 2014, KW reported an Adjusted EBITDA metric that was comparable to the KW’s current Consolidated EBITDA metric, as it was calculated as Consolidated EBITDA, adjusted to solely exclude merger related expenses and share based compensation expense. Beginning in 2014, as noncontrolling interests became more significant on KW’s consolidated balance sheet, primarily due to the consolidation of KWE’s results in KW’s financial statements, KW determined that it was appropriate to supplement Consolidated EBITDA with a revised metric. Adjusted EBITDA shown above is calculated as Consolidated EBITDA, adjusted to exclude share based compensation expense and EBITDA attributable to noncontrolling interests. As set out in the reconciliation table above, EBITDA attributable to noncontrolling interests for the years ended 31 December 2014, 2013, 2012, 2011 and 2010 were $138.3 million, $26.0 million, $2.8 million, $1.0 million and $3.0 million, respectively.

The following summarises revenue, operating expenses, non-operating expenses, operating income (loss) and net income (loss) and calculates Consolidated EBITDA and Adjusted EBITDA by KW’s investments, services and corporate operating segments years ended 31 December 2014, 2013 and 2012:

	Year Ended 31 December
(Dollars in millions)	2014 $	2013 $	2012 $
Investments
Revenue	316.0	55.0	13.6
Operating expenses	(306.1)	(86.5)	(41.3)
Income from unconsolidated investments, net of depreciation and amortisation	48.3	41.4	28.0

Operating income	58.2	9.9	0.3
Non-operating income (expense):
Acquisition-related gains	218.1	56.6	25.5
Other non-operating expenses	(60.9)	(15.6)	3.8

Total Non-operating income	157.2	41.0	29.3

Net income	215.4	50.9	29.6
Add back (less):

	Year Ended 31 December
	2014	2013	2012
(Dollars in millions)	$	$	$
Interest expense—investment	46.3	11.8	2.5
KW’s share of interest expense included in unconsolidated investments	34.0	45.0	29.4
Depreciation and amortisation	104.5	17.4	4.4
KW’s share of depreciation and amortisation included in unconsolidated investments	43.7	46.7	22.6
EBITDA attributable to noncontrolling interests	(143.7)	(26.0)	(2.8)
Fees eliminated in consolidation	(21.6)	(4.3)	(4.6)

Adjusted EBITDA	278.6	141.5	81.1

	Year Ended 31 December
	2014	2013	2012
(Dollars in millions)	$	$	$
Services
Revenue	82.6	68.1	53.3
Operating expenses	(61.1)	(40.7)	(33.3)

Operating income	21.5	27.4	20.0
Income from unconsolidated investments, net of depreciation and amortisation	5.9	—	—

Net income	27.4	27.4	20.0
Add back:
KW’s share of interest expense included in unconsolidated investments	1.5	—	—
KW’s share of depreciation and amortisation included in unconsolidated investments	3.4	—	0.2
Operating expenses attributable to noncontrolling interests	5.4	—	—
Fees eliminated in consolidation	21.6	4.3	4.6

Adjusted EBITDA	59.3	31.7	24.8

	Year Ended 31 December
	2014	2013	2012
(Dollars in millions)	$	$	$
Corporate
Operating expenses	(35.8)	(21.9)	(17.0)

Operating (loss)	(35.8)	(21.9)	(17.0)
Non-operating income (expense):
Other non-operating expenses	(84.4)	(39.6)	(25.9)
(Provision for) benefit from income taxes	(32.4)	(2.9)	0.2

Net (loss)	(152.6)	(64.4)	(42.7)
Add back:
Stock-based compensation	15.8	7.5	8.1
Interest expense—Corporate	57.1	39.9	26.1
Loss on extinguishment of corporate debt	27.3	—	—
Provision for (benefit from) income taxes	32.4	2.9	(0.2)
Depreciation and amortisation	—	—	0.3

Adjusted EBITDA	(20.0)	(14.1)	(8.4)

The following table shows Adjusted Fees for the years ended 31 December 2014 and 2013:

	Year Ended 31 December
	2014 $	2013 $
Investment management, property services and research fees	82.6	68.1
Non-U.S GAAP adjustments:
Add back:
Fees eliminated in consolidation[1]	21.6	4.3
KW share of fees in unconsolidated service businesses[2]	16.8	—

Adjusted Fees	121.0	72.4

1	The years ended 31 December 2014 and 2013 includes $14.3 million and $0 million of fees recognised in net (income) attributable to noncontrolling interests relating to the portion of fees paid by noncontrolling interest holders in KWE and other consolidated equity partner investments. There is no comparable activity in the prior period since KWE and the consolidation of non-wholly owned investments occurred during 2014.
2	Included in income from unconsolidated investments relating to KW’s investment in a servicing platform in Spain. The investment was made during the fourth quarter of 2013.

The following compares results of operations for the years ended 31 December 2014 and 31 December 2013 and years ended 31 December 2013 and 31 December 2012.

KW Group consolidated financial results and comparison of the years ended 31 December 2014 and 2013

The KW Group’s revenues for the years ended 31 December 2014 and 2013 were $398.6 million and $123.1 million, respectively. Total operating expenses (which includes depreciation and amortisation of $104.5 million and $17.4 million, respectively) for the same periods were $403.1 million and $149.1 million, respectively. Net income attributable to KW’s Shareholders was $13.8 million in 2014 compared to a net loss of $14.5 million in 2013. Consolidated EBITDA was $440.3 million and $177.6 million in 2014 and 2013, respectively. Adjusted EBITDA was $317.8 million and $159.1 million in 2014 and 2013, respectively. KW achieved a 148% increase in Consolidated EBITDA and a 100% increase in Adjusted EBITDA for the year ended 31 December 2014 as compared to the same period in 2013.

Revenues

Investments segment revenues

Income is earned on the following types of investments:

•	rental income on multifamily and commercial properties;

•	hotel income;

•	interest income on loans; and

•	sales of real estate.

Rental and hotel income increased to $270.2 million in 2014 from $43.0 million in 2013. The $227.2 million increase is primarily due to $3.2 billion in consolidated acquisitions (including $2.4 billion by KWE) during 2014 and consolidations of investments which were previously unconsolidated in the latter half of 2013 and the first half of 2014.

During the year ended 31 December 2014, KW sold 10 condominium units generating $28.4 million of proceeds from the sale of real estate. During the year ended 31 December 2013, KW sold 44 condominium units, generating $10.1 million of proceeds from the sale of real estate.

Loans and other income was $17.4 million in 2014 compared to $1.9 million 2013. The $15.5 million increase was mainly due to the acquisition of the notes on the Shelbourne Hotel in Dublin, Ireland, during the first quarter of 2014 and interest received on other discounted loan purchases by KWE throughout the year. On 1 August 2014, KW took title to the Shelbourne Hotel and the loan was converted to real estate.

IMRES segment revenues

Fees are earned on the following types of services provided:

•	investment management, including acquisition, asset management and disposition services;

•	property services, including management of commercial real estate for third-party clients, fund investors and investments held by the KW Group;

•	research, including consulting practice and data and analytics for the residential real estate development and new home construction industry;

•	auction and conventional sales, including innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects, conversions and scattered properties; and

•	brokerage services, including innovative marketing programmes tailored to client objectives for all types of investment grade and income producing real estate.

Third party services—These are fees earned from third parties and relate to assets in which KW does not have an ownership interest.

The KW Group’s third party fees increased by $3.1 million to $25.2 million during the year ended 31 December 2014 as compared to $22.1 million for 2013.

Related party services

KW’s related party fees generated revenues of $57.4 million in 2014 compared to $46.0 million in 2013. The increase in related party revenues primarily relates to management fees earned on the sale of a portfolio of commercial properties located in Dublin, Ireland. This increase was partially offset by acquisition fees of earned in 2013 related to a UK loan pool (consisting of 58 performing loans acquired in 2011) which was fully resolved during the second quarter of 2014.

Additionally, KW earns certain fees on investments that it consolidates under U.S. GAAP. As such, these fees are eliminated and excluded from total fees of $57.4 million and $46.0 million. For the year ended 31 December 2014, fees eliminated in consolidation totalled $21.6 million, a $17.3 million increase from the $4.3 million for the same period in 2013 primarily due to the fees earned by KW for its management of KWE. Total management fees earned from KWE, which were eliminated in consolidation, were $14.0 million for the year ended 31 December 2014. No performance fee was earned in 2014.

Operating expenses

Investments segment operating expenses

Operating expenses for the year ended 31 December 2014 increased to $306.1 million compared to $86.5 million in 2013. The increase is attributable to the following:

•	Rental and hotel operating expenses increased by $97.5 million and depreciation and amortisation increased by $87.1 million due to $3.2 billion in consolidated acquisitions (including $2.4 billion of acquisitions by KWE) during 2014 and consolidations of investments which were previously unconsolidated in the latter half of 2013 and the first half of 2014.

•	Compensation and related expenses increased by $12.7 million due to a 10% increase in personnel, particularly due to growth and expansion in the United Kingdom and Ireland, including the launch of KWE. This increase included accrued discretionary compensation.

•	General and administrative expenses increased by $8.9 million primarily due to growing operations in the United Kingdom and Ireland, including the launch of KWE.

•	During the year ended 31 December 2014, KW sold 10 condominium units which resulted in $20.7 million of sale-related costs. During the year ended 31 December 2013, KW sold 44 condominium units which resulted in $7.9 million of sale-related costs.

IMRES segment operating expenses

Operating expenses (excluding depreciation and amortisation expense) for the year ended 31 December 2014 were approximately $61.1 million as compared to $40.7 million for 2013. The increase is attributable to the following:

•	Compensation and related expenses increased by $11.4 million due to an increase in personnel, accrued discretionary compensation and stock-based compensation. As a result of the expansion in the Meyers group, KW increased its head count in order to service the demand of its customers in the capital sourcing and real estate research for the single-family homebuilding and multifamily apartment industries. Additionally, due to the growth in KW’s IMRES Consolidated EBITDA, there was an increase in KW’s accrued discretionary compensation.

•	General and administrative expenses increased by $7.7 million primarily due to the growth of the KW Group (including KWE) specifically in the United Kingdom, Ireland and Meyers.

•	Commissions and marketing expenses increased by $1.4 million due to the increase in leasing activity during 2014 as compared to 2013.

Corporate operating expenses

Operating expenses for the year ended 31 December 2014 were approximately $35.8 million as compared to $21.9 million in 2013. Compensation and related expenses increased by $13.0 million primarily due to the increase in accrued discretionary compensation in connection with the increase in Adjusted EBITDA and the additional resources and costs associated with growing KW.

Income from unconsolidated investments

Investments segment income from unconsolidated investments

Income from unconsolidated investments generated income of $48.3 million for the year ended 31 December 2014, as compared to income of $41.4 million in 2013. During the second quarter in 2014, KW and its equity partners sold a portfolio of commercial properties located primarily in Dublin, Ireland to KWE. This transaction was unanimously approved by the independent shareholders of KWE. As a result of the sale, KW recorded a profit of $26.6 million on its 25% interest in the investment. The current period also includes gains relating to the sale of three commercial properties in the Western United States by KW and its equity partners.

During 2013, KW and one of its equity partners foreclosed on a class A office building and an adjacent 3.5 acre site in Dublin, Ireland, resulting in an acquisition-related gain of $30.1 million. KW’s portion of the gain was $15.0 million and was recognised in income from unconsolidated investments.

In 2013, KW and one of its equity partners converted a mortgage note purchased in the fourth quarter of 2012 by KW and its equity partners into a 100% equity interest on The Rock, a retail, residential and entertainment centre in Manchester, United Kingdom. As a result of the conversion, the unconsolidated investment was required to consolidate the assets and liabilities at fair value. As the fair value of the assets were in excess of the basis in the previously held mortgage note, the unconsolidated investment recognised a $32.3 million acquisition-related gain. KW’s portion of the gain was $16.2 million and was recognised in income from unconsolidated investments.

Additionally, included in income from unconsolidated investments are acquisition costs. During the year ended 31 December 2013, approximately $13.5 million of acquisition costs were included in income from unconsolidated investments. The acquisition costs relate to professional fees and the payment of stamp duty taxes in the United Kingdom and Ireland.

Services segment income from unconsolidated investments

During the year ended 31 December 2014, income from unconsolidated investments was $5.9 million with no comparable activity in 2013. During the fourth quarter of 2013, KW, along with an equity partner, acquired an interest in a loan servicing platform in Spain with approximately €23.0 billion of assets under management. The income recognised during 2014 relates to this acquisition.

Non-operating income (expense)

Acquisition-related gains were $218.1 million for the year ended 31 December 2014 compared to $56.6 million in 2013. On 31 March 2014, KW and one of its equity partners amended existing operating agreements governing six separate joint ventures that hold real estate related investments located in the U.K. and Ireland. KW has an approximate 50% ownership interest in these investments. On 30 June 2014, KW and one of its equity partners amended an existing operating agreement governing 50 multifamily buildings in and around Tokyo, Japan comprising approximately 2,400 units. KW has an approximate 41% ownership interest in these investments. These joint ventures were previously accounted for by KW on an equity method basis. As the fair value of KW’s interests in these properties were in excess of the carrying value, acquisition-related gains of $150.8 million were recorded in the accompanying consolidated statement of operations for the year ended 31 December 2014.

In addition, during the quarter ended 31 March 2014, KW foreclosed on a 133,000 square foot retail centre and an adjacent 2.4 acre vacant lot in Van Nuys, California. As a result of the foreclosure and taking title to the properties, KW consolidated the assets and liabilities at fair value. As the fair value of the assets was in excess of the basis in the previously held mortgage notes, KW recognised a $3.7 million acquisition related gain. Also during the quarter ended 30 June 2014, KWE acquired subordinated notes secured by 20 commercial properties located throughout England and Scotland and used its position as a debt holder to secure the acquisition of the underlying properties. This transaction resulted in the recognition of an acquisition-related gain of $15.6 million due to the ability to acquire the underlying real estate at a discount to its fair value.

In August 2014, KW converted its note secured by the landmark Shelbourne Hotel located in Dublin, Ireland into a direct 100% ownership interest in the property. As a result of taking title to the property, the assets and liabilities were consolidated in the KW Group’s financial statements at fair value and an acquisition-related gain of $28.6 million was recognised. In December 2014, KW increased its ownership from approximately 42% to approximately 87% in a previously unconsolidated 750-unit apartment building in the Western U.S. As a result of gaining control of the asset, KW was required to consolidate the assets and liabilities at fair value and recognised an acquisition-related gain of $19.5 million of which $3.7 million was allocated to KW’s noncontrolling equity partners.

The acquisition related gains in 2013 are primarily attributable to a $45.1 million gain on the consolidation of the Ritz Carlton, Lake Tahoe and a $9.5 million gain from acquiring a controlling interest in a multifamily property in Northern California. The gain associated with the Ritz Carlton, Lake Tahoe is due to KW and one of its equity partners amending an existing operating agreement where KW gained control of the property which was previously accounted for as an equity method investment. The gain associated with the multifamily property was triggered when KW acquired the interests of some of its equity partners which increased KW’s ownership from 15% to 94%. As a result of obtaining control of both properties and as the fair value was in excess of the carrying value of its ownership interests, the acquisition gains noted above were recognised.

Acquisition related expenses were $19.7 million for the year ended 31 December 2014 compared to $1.6 million in 2013. The increase is primarily due to acquisition activity by KWE for the year, which launched in February 2014.

Interest expense associated with corporate debt was $57.1 million in 2014 as compared to $39.9 million in 2013. The increase in corporate interest expense is attributable to the issuance of $300.0 million aggregate principal of the 2024 Notes which occurred in March 2014 and interest incurred on the revolving line of credit, which had a higher average balance outstanding and committed amount available which both led to increases in interest expense.

Interest expense associated with the investment debt was $46.3 million in 2014 as compared to $11.8 million. The increase is due to the acquisition of new investments and consolidations of previously consolidated investments in the latter half of 2013 and during 2014, including acquisitions made by and the consolidation of KWE.

Loss on early extinguishment of corporate debt was $27.3 million in 2014 with no comparable activity in 2013. The loss was due to the early repayment of $40 million of KW’s junior subordinated debt in the third quarter and the refinancing of $350 million of 2019 Notes with the proceeds of $350 million of 2024 Notes and cash on hand in the fourth quarter. The payoff of the junior subordinated debt and the refinancing of the 2019 Notes will save KW approximately $13.7 million annually in interest.

Provision for income taxes was $32.4 million in 2014 as compared to a provision for income taxes of $2.9 million in 2013 due to higher taxable income in the United States. KW had $114.4 million and $73.2 million of federal and state net operating losses as at 31 December 2013, respectively.

KW had net income of $68.2 million attributable to noncontrolling interest during the year ended 31 December 2014, compared to net income attributable to noncontrolling interest of $20.3 million during the same period for 2013. The increase is mainly due to the $78.7 million of the total $218.1 million acquisition-related gains described above being allocated to noncontrolling interest holders and the consolidation of KWE, in which KW’s ownership was 14.9% of KWE’s total share capital as at 31 December 2014.

KW had accumulated other comprehensive loss of $28.2 million at 31 December 2014 compared to accumulated other comprehensive income of $9.2 million at 31 December 2013. The decrease of $37.4 million is a result of having increased international investments which are denominated in foreign currencies. During the year 31 December 2014, approximately 45% of KW’s investment account is denominated in foreign currencies that all weakened against the U.S. dollar, including the Euro, the Pound and the Yen. Fluctuations in foreign currency exchange rates affect reported amounts of KW’s total assets and liabilities, which are reflected in KW’s financial statements as translated into U.S. dollars for each financial reporting period at the exchange rate in effect on the respective balance sheet dates and KW’s total revenue and expenses, which are reflected in KW’s financial statements as translated into U.S. dollars at the average exchange rate for each financial reporting period.

KW routinely monitors its exposure to currency exchange rate changes in connection with KW’s international investments and enters into foreign currency exchange swap, option and forward contracts to limit its exposure to such transactions, as appropriate. KW typically hedges 50%-100% of book equity exposure against these foreign currencies. Please refer to Note 6 in the notes to KW’s consolidated financial statements for the financial year ended 31 December 2014 in Part 14 (KW Financial Information) for additional information regarding KW’s forward currency contracts and option positions as at 31 December 2014.

KW Group consolidated financial results and comparison of the years ended 31 December 2013 and 2012

The KW Group’s revenues for the years ended 31 December 2013 and 2012 were $123.1 million and $66.9 million. Total operating expenses for the same periods were $149.1 million and $91.5 million, respectively. Net loss attributable to KW’s Shareholders was $14.5 million and $3.9 million in 2013 and 2012, respectively. Consolidated EBITDA was $177.6 million and $92.1 million in 2013 and 2012, respectively. Adjusted EBITDA was $159.1 million and $97.4 million in 2013 and 2012, respectively. KW achieved a 93% increase in Consolidated EBITDA and a 59% increase in Adjusted EBITDA for the year ended 31 December 2013, as compared to the same period in 2012.

Revenues

Investments segment revenues

Rental and hotel income increased to $43.0 million in 2013 from $8.5 million in 2012. The $34.5 million increase is due to $18.1 million in rental income from new acquisitions and consolidations of previously unconsolidated investments in 2013 and $16.3 million from properties acquired at the end of 2012.

During the year ended 31 December 2013, KW sold 44 condominium units generating $10.1 million of proceeds from the sale of real estate. During the year ended 31 December 2012, KW sold five condominium units, generating $2.3 million of proceeds from the sale of real estate.

IMRES segment revenues

Third party services—These are fees earned from third parties and relate to assets in which KW does not have an ownership interest.

KW’s third party fees increased to $18.1 million during the year ended 31 December 2013, as compared to $15.8 million for the same period in 2012. The $2.3 million or 15% increase primarily relates to the acquisition of Meyers in March 2012.

KW’s third party commission revenues were at $4.0 million in 2013, as compared to $5.0 million in 2012. The decrease is driven by KW’s auction services business which has historically been countercyclical. Improvements in the U.S. real estate markets have caused auction service revenues to decrease.

Related party services

KW’s related party fees generated revenues of $36.0 million in 2013, compared to $24.5 million in 2012. The $11.5 million, or 47%, increase primarily relates to an increase of $6.6 million in additional asset management fees earned on a loan pool KW acquired in the United Kingdom due to the expected resolution period being shortened to two years from the initial budget of three years. In addition, KW earned $2.7 million in asset management fees relating to a new loan pool in the United Kingdom that was entered into in December 2012. Also during 2013, additional base management fees were earned mainly due to the admission of new investors into one of KW’s funds and as a result of KW’s increased investment activity in the United Kingdom and Ireland.

In 2013, KW’s related party commission revenues were $10.0 million, compared to $8.0 million in 2012. The increase in commission revenues is primarily driven by acquisition fees earned on increased investment activity mainly in the United Kingdom and Ireland.

Additionally, KW earns certain fees on investments that it consolidates under U.S. GAAP. As such, these fees are eliminated and excluded from total fees of $46.0 million and $32.5 million as at 31 December 2013 and 2012, respectively. For the year ended 31 December 2013, fees eliminated in consolidation totalled $4.3 million, a slight decrease of $0.3 million from the $4.6 million for the same period in 2012.

Operating expenses

Investments segment operating expenses

Operating expenses for the year ended 31 December 2013 increased to $84.7 million, compared to $41.3 million for the same period in 2012. The increase is attributable to the following:

•	Compensation and related expenses increased by $9.3 million due to an increase in personnel, particularly due to KW’s growth and expansion in the United Kingdom and Ireland, to source and execute acquisition opportunities. Additionally, accrued discretionary compensation increased in connection with the increase in investments Consolidated EBITDA. General and administrative expenses increased by $2.9 million primarily due to increased travel and rental expense relating to KW’s growing operations in the United Kingdom and Ireland.

•	Rental and hotel operating expenses increased by $14.4 million and depreciation and amortisation increased by $11.2 million due to the acquisitions during 2013 and the end of 2012.

•	During the year ended 31 December 2013, KW sold 44 condominium units which resulted in $7.9 million of sale-related costs. During the year ended 31 December 2012, KW sold five condominium units which resulted in $2.2 million of sale-related costs.

IMRES segment operating expenses

Operating expenses (excluding depreciation and amortisation expense) for the year ended 31 December 2013 were approximately $40.7 million, as compared to $33.1 million for the same period in 2012. The increase is attributable to the following:

•	Compensation and related expenses increased by $6.0 million due to an increase in personnel and in accrued discretionary compensation. As a result of the expansion in the Meyers group, KW increased its head count in order to service the demand of its customers in the capital sourcing and real estate research for the single-family homebuilding and multifamily apartment industries. Additionally, due to the growth in KW’s IMRES Consolidated EBITDA there was an increase in KW’s accrued discretionary compensation.

•	General and administrative expenses increased by $2.5 million primarily due to the growth of KW specifically in the United Kingdom and Ireland and the Meyers expansion.

•	Commissions and marketing expenses decreased by $1.0 million due to the decrease in auction sales referred to above.

Corporate operating expenses

Operating expenses (excluding depreciation and amortisation expense) for the year ended 31 December 2013 were approximately $21.9 million, as compared to $16.7 million for the same period in 2012. Compensation and related expenses increased by $5.5 million primarily due to the increase in accrued discretionary compensation in connection with the increase in Adjusted EBITDA and the additional resources and costs associated with growing KW.

Investments segment income from unconsolidated investments

Income from unconsolidated investments was $29.8 million for the year ended 31 December 2013, as compared to income of $21.5 million in 2012. The income in 2013 and 2012 was primarily derived from conversions of loans into real estate, property sales and fair value gains as further discussed below.

During the year ended 31 December 2013, KW and its equity partners converted three loans into real estate which resulted in gains of $72.5 million, of which $36.2 million was a gain to KW and $36.3 million to KW’s noncontrolling interest holders. In addition, there were gains of $57.1 million, of which $13.4 million was a gain to KW and $43.2 million to KW’s noncontrolling interest holders. Included in income from unconsolidated investments are one-time acquisition costs which are non-recurring. During the year ended 31 December 2013, approximately $13.5 million of acquisition costs were included in income from unconsolidated investments.

During the year ended 31 December 2012, KW and its equity partners sold six multifamily properties (through property sales and sale of equity interest) located in the Western United States for a total of $251.7 million, which resulted in a total gain of $33.7 million, of which $10.1 million was a gain to KW and $3.0 million to KW’s noncontrolling interest holders. In addition, KW recognised $9.4 million of unrealised fair value gains. During the year ended 31 December 2012, approximately $2.4 million of acquisition costs were included in equity in joint venture income.

KW’s share of depreciation generated at the joint venture level was $46.7 million and $22.6 million for the years ended 31 December 2013 and 2012, respectively. KW looks at income from unconsolidated investments plus its share of the joint ventures depreciation to get a better sense of earnings before depreciation and amortisation. Those amounts were $76.5 million and $44.1 million for the years ended 31 December 2013 and 2012, respectively, representing a 73% increase.

Investments segment income from unconsolidated investments

Income from unconsolidated investments generated income of $13.5 million in 2013, as compared to $9.2 million in 2012.

Before August 2012 and 31 December 2013, KW acquired three additional loan pools in the United Kingdom and one in Ireland which together provided $2.3 million of additional interest income during the year ended 31 December 2013. KW accreted an additional $0.6 million of interest income on a loan pool KW acquired in the United Kingdom as compared to the same period in 2012 due to the expected resolution period being shortened to two years from the initial budget of three years. Additionally, KW had a $2.6 million increase in accreted income from loan pools in the Western United States due to an increase in resolution periods on one pool in 2012 which led to a decrease in accreted income for the year ended 31 December 2012. Offsetting these increases in the year ended 31 December 2013 was a $1.2 million decrease in interest income on KW’s notes receivable mainly due to a note it held on a multifamily property that was converted to real estate at the end of 2012.

Non-operating income (expenses)

Acquisition-related gains were $56.6 million for the year ended 31 December 2013, compared to $25.5 million for the same period in 2012. The acquisition related gains in 2013 are primarily attributable to a $45.1 million gain on the consolidation of the Ritz Carlton, Lake Tahoe and a $9.5 million gain from acquiring a controlling interest in a multifamily property in Northern California. The gain associated with the Ritz Carlton, Lake Tahoe is due to KW and one of its equity partners amending an existing operating agreement where KW gained control of the property which was previously accounted for as an equity method investment. The gain associated with the multifamily property was triggered when KW acquired the interests of some of its equity partners which increased KW’s ownership from 15% to 94%. As a result of obtaining control of both properties and as the fair value was in excess of the carrying value of its ownership interests, the acquisition gains above were recognised. The acquisition-related gains in 2012 is mainly due to a change of control and resulting consolidation of KW Property Fund II, LP, a limited partnership that had been previously accounted for using the equity method. As the fair value was in excess of the carrying value of KW’s equity method ownership interest, KW recorded an acquisition related gain in the amount of $22.8 million.

Acquisition related expenses were $1.6 million for the year ended 31 December 2013, compared to $0.7 million for the same period in 2012. The increase is due to increased acquisition activity and the write off of costs associated with potential acquisitions which ultimately did not materialise.

Interest expense associated with corporate debt was $39.9 million in 2013, as compared to $26.1 million in 2012. The increase is due to the issuance of an additional $100.0 million aggregate principal of the 2019 Notes and $55.0 million aggregate principal of the 2042 Notes which both occurred in December 2012. Also, KW’s revolving line of credit had a higher average balance outstanding and committed amount available in 2013 as compared to 2012, which both led to increases in interest expense.

Interest expense associated with investments was $11.8 million in 2013, as compared to $2.5 million. The increase is due to the acquisitions that KW closed during 2013 and the end of 2012.

There were no gains on marketable securities during the year ended 31 December 2013, compared to $4.3 million during 2012. The gain in the prior period related to the sale of KW’s investment in the ordinary stock of the Bank of Ireland.

Foreign currency translation loss was $2.8 million during the year end 31 December 2013, compared to no comparable activity in the prior period due to the recognition of foreign currency loss on a loan pool KW acquired in the United Kingdom as the investment was substantially liquidated at the end of 2013.

Provision for income taxes was $2.9 million in 2013 as compared to a benefit from income taxes of $0.2 million in 2012 due to higher taxable income in the United States. KW had $114.4 million and $73.2 million of federal and state net operating losses as at 31 December 2013.

KW had net income of $20.3 million attributable to a noncontrolling interests in 2013, compared to $2.5 million in 2012. The increase is due to $22.6 million of the Ritz Carlton, Lake Tahoe acquisition-related gain of the total $56.6 million described above being allocated to the KW’s noncontrolling equity partner. This was offset by interest and depreciation expense associated with KW Property Fund II, LP being allocated to noncontrolling interest holders. During 2012 the net income attributable to noncontrolling interest holders was primarily due to a gain from the sale of a multifamily property.

Liquidity and capital resources

KW’s liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, capital expenditures for consolidated real estate and unconsolidated investments and working capital needs. KW finances these operations with internally generated funds, borrowings under KW’s revolving lines of credit, sales of equity and debt securities and cash out refinancings to the extent they are available and fit within KW’s overall portfolio leverage strategy. KW’s investments in real estate are typically financed with equity from its balance sheet, third party equity and mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, KW guarantees a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. KW does not expect these guarantees to materially affect liquidity or capital resources. Please refer to ‘Off balance sheet arrangements’ for further information. Historically, KW has not required significant capital resources to support its brokerage and property management operations.

KW believes that its existing cash and cash equivalents plus capital generated from property management and leasing, brokerage, sales of real estate owned, collections from loans and loan pools, as well as KW’s current revolving line of credit, will provide KW with sufficient capital requirements to maintain its current portfolio for at least the next twelve months.

To the extent that KW engages in additional strategic investments, including real estate, note portfolios, or acquisitions of other real estate related companies or real estate related securities, KW may need to obtain third party financing which could include bank financing or the public sale or private placement of debt or equity securities.

Under KW’s current joint venture strategy, KW generally contributes property expertise and a fully funded initial cash contribution, with commitments to provide additional funding. Capital required for additional improvements and supporting operations during leasing and stabilisation periods is generally obtained at the time of acquisition from debt financing or third party investors. Accordingly, KW generally does not have significant capital commitments with unconsolidated entities. However, there may be certain circumstances when KW, usually with the other members of the joint venture entity, may be required to contribute additional capital for a period of time.

KW’s need to raise funds from time to time to meet its capital requirements will depend on many factors, including the success and pace of the implementation of KW’s strategy for strategic and accretive growth. KW regularly monitors capital-raising alternatives to be able to take advantage of other available avenues to support KW’s working capital and investment needs, including strategic partnerships and other alliances, bank borrowings (including cash-out refinances) and the sale of equity or debt securities. KW expects to meet the repayment obligations of KW’s senior notes and borrowing under its line of credit from cash generated by its business activities, including the sale of assets and the refinancing of debt.

During the year ended 31 December 2014, KW generated a book loss of $62.3 million related to operations in the United Kingdom and Ireland. A foreign tax benefit of $3.9 million is included in the consolidated tax provision for income taxes related to the portion of income earned directly by subsidiaries in the United Kingdom and Ireland for the year ended 31 December 2014. U.S. domestic taxes have not been provided for in the consolidated tax provision on amounts earned directly by these subsidiaries since it is KW’s plan to indefinitely invest amounts earned by these subsidiaries in the United Kingdom and Ireland operations. If these subsidiaries’ cumulative earnings were repatriated to the United States additional U.S. domestic taxes of $4.5 million would be incurred. Additionally, approximately $741.3 million of KW’s consolidated cash and cash equivalents is held by KW’s subsidiaries in the United Kingdom, Ireland and Japan.

Foreign currency and currency derivative instruments

Fluctuations in foreign exchanges rates may have a significant impact on the results of KW’s operations. In order to manage the effect of these fluctuations, KW generally hedges its book equity exposure to foreign currencies through currency forward contracts and options. KW typically hedges 50%-100% of book equity exposure against these foreign currencies.

As at 31 December 2014, approximately 45% of KW’s investment account is invested through KW’s foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore KW considers its equity investment as the appropriate exposure to evaluate for hedging purposes.

For 2014 and 2013, KW recorded a gain, net of taxes, of $9.5 million and $3.1 million, respectively, in other comprehensive income as the portion of the currency forward contract used to hedge the currency exposure of certain of KW’s wholly owned, controlled subsidiaries and unconsolidated investments that qualify as a net investment hedge under FASB ASC Topic 815.

Cash flows

	Year ended 31 December
	2014	2013
(Dollars in millions)	$	$
Net cash provided by operating activities	98.1	31.3
Net cash used in investing activities	(2,473.2)	(348.8)
Net cash provided by financing activities	3,163.4	371.4

Operating

KW’s cash flows from operating activities are primarily dependent upon the occupancy levels of KW’s portfolio, the rental rates achieved on KW’s leases, the collectability of rent and recoveries from KW’s tenants and the level of operating expenses and other general and administrative costs, including operating distributions from KW’s unconsolidated investments, revenues from KW’s services business net of operating expenses and payment of interest expense on KW’s corporate and consolidated investment debt. Net cash provided by operating activities totalled $98.1 million for the year ended 31 December 2014, as compared to $31.3 million for the year ended 31 December 2013.

Investing

KW’s cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in unconsolidated investments, capital expenditures, purchases of loans secured by real estate, as well as return of capital investments from dispositions or refinances on KW’s investments and resolutions in its loan participations and loan pools. Net cash used in investing activities totalled $2.5 billion for the year ended 31 December 2014. The increase was primarily due to $2.0 billion of purchases and additions to real estate by the KW Group (including $1.7 billion by KWE). In addition, the KW Group invested $536.8 million (including $373.2 million by KWE) to fund KW’s equity in loans. The investment in the loans was mainly for the acquisition of notes secured by the Shelbourne Hotel in Dublin, Ireland (100% owned by KW) and the acquisition of subordinated notes throughout Ireland and the United Kingdom by KWE. Additionally, $167.7 million of equity was invested in unconsolidated investments of which $29.2 million related to the of acquisition of a loan portfolio by KWE and $57.2 million related to the acquisition of a portfolio of 14 assets comprised of commercial, retail and industrial assets which was subsequently contributed into KWE as part of its initial public offering. The cash used in the aforementioned investing activities was offset by receipt of $111.8 million in distributions from KW’s unconsolidated investments primarily due to refinancing of property level debt and the sale of underlying properties.

Net cash used in investing activities totalled $348.8 million for the year ended 31 December 2013. KW invested $322.7 million of equity in unconsolidated investments of which $265.5 million was for new investments and $57.2 million for contributions to existing joint venture investments to pay off external debt, fund KW’s share of a development project and for working capital needs. Of the new investments, $216.1 million was for 56 commercial properties in Ireland and the United Kingdom, one multifamily property in Ireland and a servicing business in Spain. The remaining $49.4 million of new investments was for four commercial properties, two multifamily properties and three projects all in the Western United States. KW invested $168.5 million in the acquisitions of consolidated real estate relating to three multifamily and four commercial properties in the Western United States as well as one commercial property in Ireland. In addition, KW invested $96.6 million to fund its equity in new and existing loans.

The cash used in the aforementioned investing activities was offset by $93.9 million in distributions from KW’s loan pools primarily due to loan resolutions and the receipt of $81.5 million in distributions from KW’s joint ventures. The $81.5 million of distributions is comprised of refinancing of property level debt of $52.9 million, $15.6 million from the sale of underlying properties and $10.8 million from the settlement of several Japanese Yen-related hedges. In addition, KW received $46.0 million due to the settlement of loans.

Financing

KW’s net cash related to financing activities is generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments. Net cash provided by financing activities totalled $3.2 billion for the year ended 31 December 2014. This was primarily due to proceeds, net of issuance costs, of $1.8 billion from noncontrolling interest holders for the initial public offering of KWE, net proceeds of $190.6 million received from the issuance of 9.2 million KW Shares primarily to institutional investors, the issuance of $650.0 million of senior notes which generated $647.2 million in proceeds and $1.3 billion of proceeds from mortgage loans to finance and refinance consolidated property acquisitions of which $921.8 million related to financing by KWE. These were offset by repayment of $345.8 million of investment debt, of which $256.9 million were related to repayments by KWE and the extinguishment of KW’s junior subordinated debt of $40 million and the payment of cash dividends of $38.9 million to KW’s common and preferred shareholders.

Net cash provided by financing activities totalled $371.4 million for the year ended 31 December 2013. This was primarily due to proceeds of $275.9 million received from the issuance of 17.3 million KW Shares primarily to institutional investors, $112.5 million of proceeds from mortgage loans to finance consolidated property acquisitions and $15.4 million from the exercise of 2.7 million warrants. This was offset by payments of cash dividends of $24.1 million to KW’s common and preferred shareholders and $5.2 million for the repurchase of KW’s common stock and warrants.

Since the KW Shares became listed on the NYSE in November 2009 until 31 December 2014, cumulative preferred and common dividends declared were $40.7 million and $72.9 million, respectively, and are included as a component of retained earnings in the accompanying consolidated balance sheet and consolidated statement of equity.

Contractual obligations and commercial commitments

At 31 December 2014, KW’s contractual cash obligations, including debt, lines of credit, and operating leases included the following:

	Payments due by period
(Dollars in millions)	Total $	Less than 1 year $	1 - 3 years $	4 - 5 years $	After 5 years $
Contractual obligations
Borrowings:[1]
Investment debt[2]	2,180.5	108.8	295.4	1,253.1	523.2
Senior notes[3]	705.0	—	—	—	705.0
Line of credit	125.0	—	125.0	—	—

Total borrowings	3,010.5	108.8	420.4	1,253.1	1,228.2
Operating leases	9.9	3.1	3.9	1.5	1.4

Total contractual cash obligations	3,020.4	111.9	424.3	1,254.6	1,229.6

1	See Notes 8-11 of the Notes to Consolidated Financial Statements for the financial year ended 31 December 2014 in Part 14 (KW Financial Information). Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, KW estimates that it will make the following interest payments: Less than 1 year- $108.5 million; 1-3 years- $299.4 million; 4-5 years- $150.6 million; After 5 years: $263.1 million. The interest payments on variable rate debt have been calculated at the interest rate in effect as at 31 December 2014.
2	Excludes $15.4 million of unamortised debt premiums on investment debt.
3	Excludes $2.6 million of net unamortised debt discount on senior notes.

Indebtedness and related covenants

The following describes KW’s corporate indebtedness and related covenants.

Senior notes payable

In March 2014, Kennedy-Wilson, Inc., completed a public offering of $300.0 million aggregate principal amount of the 2024 Notes, for approximately $290.7 million, net of discount and estimated offering expenses. The 2024 Notes were issued pursuant to the 2024 Indenture. The issuer’s obligations under the 2024 Notes are fully and unconditionally guaranteed by KW and the subsidiary guarantors. At any time prior to 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 April 2019, the issuer may redeem the 2024 Notes, in whole or in part, at the redemption price specified in the 2024 Indenture, plus accrued and unpaid interest, if any, to the redemption date. Prior to 1 April 2017, the issuer may also redeem up to 35% of the 2024 Notes from the proceeds of certain equity offerings. Interest on the 2024 Notes is payable semi-annually in arrear on 1 April and 1 October of each year, commencing on 1 October 2014. The 2024 Notes will mature on 1 April 2024. In November 2014, KW completed an additional public offering of $350.0 million of the 2024 Notes. The additional 2024 Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, 1 October 2014. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $647.4 million at 31 December 2014.

In December 2012, Kennedy-Wilson, Inc. completed a public offering of $55.0 million aggregate principal amount of the 2042 Notes. The 2042 Notes were issued pursuant to an indenture dated as at 28 November 2012, by and among Kennedy-Wilson, Inc. (as issuer), KW (as parent guarantor), certain subsidiaries of the issuer (as subsidiary guarantors) and Wilmington Trust National Association (as trustee), as amended by various subsequent supplemental indentures. The issuer’s obligations under the 2042 Notes are fully and unconditionally guaranteed by Kennedy Wilson and certain subsidiary guarantors. At any time prior to 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after 1 December 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2042 Notes accrues at a rate of 7.750% per annum and is payable quarterly in arrear on 1 March, 1 June, 1 September and 1 December of each year. The 2042 Notes will mature on 1 December 2042. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million as at 31 December 2014.

In April 2011, Kennedy-Wilson, Inc. issued $200.0 million in aggregate principal amount of the 2019 Notes, for approximately $198.6 million, net of discount. An additional $50.0 million in aggregate principal amount of the 2019 Notes was issued in April 2011 for approximately $50.8 million, net of premium. In December 2012, Kennedy-Wilson, Inc. issued an additional $100.0 million aggregate principal amount of the 2019 Notes for approximately $105.3 million, net of premium and pre-issuance accrued interest. In November 2014, KW extinguished its 2019 Notes with an aggregate face value of $350.0 million (and an aggregate carrying value of $353.5 million) for $380.1 million with the proceeds from the November 2014 issuance of 2024 Notes, together with cash on hand, which resulted in a $25.8 million loss on early extinguishment of corporate debt.

Borrowings under line of credit

KW revolving credit facility

Kennedy-Wilson, Inc. has the Pre-Existing KW Facility with U.S. Bank, East-West Bank and Bank of Ireland that bears interest at a rate equal to LIBOR plus 2.75% and has a maturity date of 1 October 2016. In July 2014 Kennedy-Wilson, Inc. increased its unsecured corporate line of credit facility from $140.0 million to $300.0 million. The increase was driven by the admission of Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A. to the existing lender syndicate and an increased commitment from The Governor and Company of the Bank of Ireland. As at 31 December 2014, the Pre-Existing KW Facility had a balance of $125.0 million outstanding and $175.0 million was still available.

KWE Facility

In August 2014, KWE entered into the KWE Facility. The KWE Facility requires KWE to maintain (i) a maximum consolidated leverage ratio (as defined in the revolving loan agreement) not to exceed 60%, (ii) minimum net asset value not to fall below IFRS NAV (as defined in the KWE Facility agreement) of £744.4 million plus 75% of equity proceeds received by subsidiaries, (iii) a minimum fixed charge coverage ratio where consolidated EBITDA to consolidated fixed charges not to be less than 1.5 to 1.0 for the last four quarters, (iv) minimum unsecured interest where property level net operating income and loan asset net operating income to interest expense on unsecured debtors not to be less than 1.9 to 1.0 for the last four quarters, and (v) a maximum secured recourse indebtedness for consolidated secured recourse debt to not exceed 2.5% of total asset value at any time. As at 31 December 2014, the unsecured credit facility was undrawn with £225 million available.

Junior subordinated notes

In 2007, KW issued junior subordinated debentures in the amount of $40.0 million. The debentures were issued to a trust established by KW, which contemporaneously issued $40.0 million of trust preferred securities to Merrill Lynch International. In September 2014, KW extinguished its junior subordinated debt for $41.5 million which resulted in a $1.5 million loss on early extinguishment of corporate debt.

Debt covenants

The Pre-Existing KW Facility with U.S. Bank, East West Bank, Bank of Ireland, Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A., and the indentures governing the 2024 Notes and 2042 Notes contain numerous restrictive covenants that, among other things, limit KW’s and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to shareholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The unsecured credit facility requires KW to maintain a minimum tangible net worth and a specified amount of cash and cash equivalents.

The revolving loan agreement that governs the Pre-Existing KW Facility requires KW to maintain (i) a minimum rent adjusted fixed charge coverage ratio (as defined in the revolving loan agreement) of not less than 1.50 to 1.00, measured on a four-quarter rolling average basis, (ii) maximum balance sheet leverage (as defined in the revolving loan agreement) of not greater than 1.50 to 1.00, measured at the end of each calendar quarter, (iii) an effective tangible net worth (as defined in the revolving loan agreement) equal to or greater than $500.0 million, measured at the end of each calendar quarter, and (iv) unrestricted cash, cash equivalents and publicly traded marketable securities in the aggregate amount of at least $40.0 million.

As at 31 December 2014, KW’s rent adjusted fixed charge coverage ratio was 2.99 to 1.00, its balance sheet leverage ratio was 0.98 to 1.00, and its effective tangible net worth and its unrestricted cash, cash equivalents and publicly traded marketable securities were $944.2 million and $841.1 million, respectively, and Kennedy-Wilson, Inc. was in compliance with these covenants.

The indentures governing the 2024 Notes and 2042 Notes limit Kennedy-Wilson, Inc.’s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.’s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As at 31 December 2014, the balance sheet leverage ratio was 0.92 to 1.00.

Off-balance sheet arrangements

Guarantees

KW has provided guarantees associated with loans secured by assets held in various unconsolidated investments. The maximum potential amount of future payments (undiscounted) KW could be required to make under the guarantees was approximately $54.9 million as at 31 December 2014. The guarantees expire by the year end of 2021 and KW’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property. If KW were to become obligated to perform on these guarantees, it could have an adverse effect on its financial condition.

As at 31 December 2014, KW had unfulfilled capital commitments totalling $33.1 million to its unconsolidated investments. As KW identifies investment opportunities in the future, KW may be called upon to contribute additional capital to unconsolidated investments in satisfaction of KW’s capital commitment obligations.

Non-recourse carve out guarantees

Most of KW’s real estate properties within its equity partnerships are encumbered by traditional non-recourse debt obligations. In connection with most of these loans, however, KW entered into certain “non-recourse carve out” guarantees, which provide for the loans to become partially or fully recourse against KW if certain triggering events occur. Although these events are different for each guarantee, some of the common events include:

•	the special purpose property-owning subsidiary filing a voluntary petition for bankruptcy;

•	the special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity; and

•	subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property.

In the event that any of these triggering events occur and the loans become partially or fully recourse against KW, its business, financial condition, results of operations and common stock price could be materially adversely affected.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, liens which are senior to the mortgage loan and outstanding security deposits.

Impact of inflation and changing prices

Inflation has not had a significant impact on the results of operations of KW in recent years.

KW’s exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages and debt obligations and real estate property values. The revenues associated with the commercial services businesses are impacted by fluctuations in interest rates, lease rates, real property values and the availability of space and competition in the market place. Commercial service revenues are derived from a broad range of services that are primarily transaction driven and are therefore volatile in nature and highly competitive. The revenues of the property management operations with respect to rental properties are highly dependent upon the aggregate rents of the properties managed, which are affected by rental rates and building occupancy rates. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. Employee compensation is the principal cost element of property management. To the extent that KW engages in development activities, it may have exposure to changing prices in materials or cost of labour.

Qualitative and quantitative disclosures about market risk

The primary market risk exposure of KW relates to changes in interest rates in connection with its short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, or LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. However, the amount of income or loss KW recognises for unconsolidated joint ventures may be impacted by changes in interest rates. Historically, the impact from the changes in rates has not been significant. KW’s exposure to market risk also consists of foreign currency exchange rate fluctuations related to its international operations, which has grown due to KW’s growth of international investments. KW routinely monitors its exposure to currency exchange rate changes in connection with its international investments and enters into foreign currency exchange swap, option and forward contracts to limit its exposure to such transactions, as appropriate.

Interest rate risk

KW has established an interest rate management policy, which attempts to minimise its overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, KW has elected to maintain a combination of variable and fixed rate debt. As at 31 December 2014, 43% of its consolidated property level debt is fixed rate, 38% is floating rate with interest caps and 19% is floating rate without interest caps.

The table below represents contractual balances of KW’s financial instruments at the expected maturity dates as well as the fair value as at 31 December 2014. The expected maturity categories take into consideration actual amortisation of principal and do not take into consideration reinvestment of cash. The weighted average interest rate for the various assets and liabilities presented are actual as at 31 December 2014. KW closely monitors the fluctuation in interest rates, and if rates were to increase significantly, KW believes that it would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

	Principal Maturing in:							Fair Value
	2015	2016	2017	2018	2019	Thereafter	Total	31 December 2014
(Dollars in millions)	$	$	$	$	$	$	$	$
Interest rate sensitive assets
Cash equivalents	937.7	—	—	—	—	—	937.7	937.7
Average interest rate	0.30%	—%	—%	—%	—%	—%	0.30%	—%
Fixed rate receivables	301.4	6.1	5.9	—	—	—	313.4	313.4
Average interest rate[1]	10.50%	6.26%	2.16%	—%	—%	—%	7.08%	—%
Variable rate receivables	—	—	—	—	—	—	—	—
Average interest rate	—%	—%	—%	—%	—%	—%	—%	—%

Total	1,239.1	6.1	5.9	—	—	—	1,251.1	1,251.1

Weighted average interest rate 1	0.41%	6.26%	2.16%	—%	—%	—%	0.46%	—%

Interest rate sensitive liabilities
Variable rate borrowings	90.2	155.4	74.9	55.8	943.0	50.2	1,369.5	1,383.9
Average interest rate	5.47%	2.94%	3.01%	4.08%	2.45%	2.24%	2.79%	—%
Fixed rate borrowings	2.9	12.0	57.5	23.7	102.2	1,442.7	1,641.0	1,660.9
Average interest rate	5.00%	6.75%	1.61%	3.60%	4.38%	4.62%	4.50%	—%

Total	93.1	167.4	132.4	79.5	1,045.2	1,492.9	3,010.5	3,044.8

Weighted average interest rate	5.46%	3.21%	2.40%	3.94%	2.64%	4.54%	3.72%	—%

1	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables

PART 13—KWE OPERATING AND FINANCIAL REVIEW

The following discussion and analysis should be read in conjunction with the financial information on the KWE Group set out in Part 15 (KWE Financial Information). The financial information included in this Part 13 (KWE Operating and Financial Review) has been extracted without material adjustment from the financial information referred to in Part 15 (KWE Financial Information) or has been extracted without material adjustment from KWE’s accounting records, which formed the underlying basis of the financial information referred to in Part 15 (KWE Financial Information). The audited consolidated financial statements of KWE for the years ended 31 December 2016 and 2015 and for the period ended 31 December 2014 have been prepared in accordance with IFRS. The preparation of KWE’s consolidated financial statements in conformity with IFRS requires estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes including various claims and contingencies related to lawsuits, taxes, environmental and other matters arising during the normal course of business. As future events and their effects cannot be determined with precision, actual results may differ from these estimates.

1	Six months ended 30 June 2017

Overview

KWE is a property company listed on the London Stock Exchange that invests in real estate across the United Kingdom, Ireland, Spain and Italy. KWE aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. KWE’s existing portfolio is primarily invested across office and retail in the United Kingdom and Ireland, weighted towards London, the South East and Dublin. KWE has an ownership stake in approximately 11.4 million square feet of property in its target markets.

The following are product types KWE invests in:

Office

Property which is primarily used by commercial tenants.

Retail

Property comprising primarily high street retail or shopping centres, together with leisure assets.

Industrial

Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use.

Residential

Tenanted residential property, in the private rented sector.

Loans secured by real estate

A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV Ratio is greater than 100%.

Hotels

Ownership and management of hotels, namely Fairmont St Andrews Hotel (United Kingdom) and Portmarnock Hotel & Golf Links (Ireland).

Industry overview

United Kingdom

Economic growth in the U.K. picked up slightly for Q2 2017 at 0.3%, compared with 0.2% for Q1 2017, with the economy being expected to grow by 1.7% for 2017 which is slightly below the U.K.’s long-run average and weaker than expected prior to the referendum vote to leave the E.U. Meanwhile, unemployment has fallen again, to 4.5%, its lowest rate in more than 40 years and inflation stood at 2.6% in June, primarily due to the fall in the value of the Pound. Inflation is forecasted to have peaked and to have a more moderate impact on real incomes going forward.

Despite the uncertain political outlook following the U.K. general election and the ongoing Brexit negotiations, the U.K. property market remains attractive to a wide range of investors, both domestic and overseas. Preliminary H1 2017 investment volumes reached £39.2 billion, an 11% increase over the same period last year. Overall, U.K. investment demand remains strong for prime core assets and long-dated leases, which KWE has seen across its own portfolio.

U.K. property capital values rose by 2.5% in H1 2017, an improvement on H1 2016’s 0.6% increase but still shy of the 4.1% recorded in H1 2015. Notably, valuations rose across all sectors with industrial being the best performing sector, recording a capital value increase of 5.8% over H1 2017. Rental values for U.K. commercial property increased by 0.8% in H1 2017 as a whole, with growth across all sectors.

Central London occupational markets rallied in Q2 2017, with take-up increasing 30% on the previous quarter to 3.3 million square feet, 6% above the 10-year average. This took the total for H1 2017 to 5.8 million square feet, 5% higher year-on-year. Total take-up for last year was 12.5 million square feet, illustrating confidence in London’s advantages as a global business centre. H1 2017 investment volume was £8.2 billion, 13% ahead of the same period last year, with overseas buyers attracted by the weaker Pound dominating the market. Over the last 12 months, foreign capital was particularly active in central London, investing £10.4 billion in this market and representing 74% of total investment. Asian investors remain the most active.

In the Victoria submarket, take-up hit 224,000 square feet for H1 2017, ahead of the 5-year average, with prime rents holding firm at £80.00 per square foot and still offering value compared to central London prime rents of £105.00 per square foot. Victoria has benefited from significant development activity over the last few years with new schemes transforming the area and enhancing the retail and restaurant offer; these transformed amenity spaces continue to improve the overall tenant experience and the attractiveness of the submarket. KWE’s asset at 111 Buckingham Palace Road is benefiting from the significant upgrade and repositioning works carried out in the building’s reception and Sky Lobby in 2016.

For South East offices, take-up for H1 2017 reached 1.6 million square feet, 4% above the long-term average for an H1 period and 3.3 million square feet over the last year. The TMT sector was the most active business group in Q2, representing 30% of take-up: TMT occupiers now account for 25% of total space let in 2017, equal to the much larger financial and business services sector, demonstrating the continuing appeal of South East offices to this business group. Total availability inside the M25 remains 19% below the long-term average with levels in the M3 submarket 3% below trend. The lack of availability in several submarkets continues to drive rental growth in areas to which KWE has exposure: prime rents in Watford increased 14% over the last 12 months to £32.00 per square foot and prime rents in Maidenhead increased 4% over the same period to £39.00 per square foot. These compare favourably to KWE’s average rent of £19.50 per square foot across its South East office portfolio of 12 assets across 825,000 square feet. It remains an active market for KWE, having leased 278,000 square feet from acquisition to period-end.

The industrial sector continues to perform strongly with increasing take-up, as it benefits from ongoing structural shifts to online retail. Industrial property remains the strongest performing sector across the U.K. as a whole, with rental growth of 2.6% over the last six months and 3.6% on an annualised basis. KWE’s portfolio continues to provide many opportunities for value-enhancing asset management initiatives, where KWE has captured 5.4% rental uplifts over previous passing rents on deals completed in H1 2017.

Rental growth has returned to the high street, with 3.1% year-on-year rental growth and continues to show positive annual retail sales growth at 2.9%. This has been driven by the growing trend to convenience-based shopping. The retail investment market has seen ongoing strong demand for high street retail assets. KWE has also witnessed this in its own portfolio which is well located and benefits from long leases with national retailers. This is largely being driven by demand from high net worth investors who are primarily focused on those same attributes coupled with an attractive in-place yield. Given the ongoing low yield environment alongside tax changes to stamp duty and buy-to-let, implemented in 2016, high street retail investments remain more attractive to this buyer group than traditional residential assets. This asset-level liquidity has seen KWE’s original U.K. retail portfolio evolve from 144 properties to 87 properties through sales of £123.9 million across 57 assets, delivering an attractive return on cost of 26.7%. KWE is targeting a core long-term holding of the best located assets with longer lease lengths and attractive cash flows.

Ireland

Irish economic growth remains robust, with unemployment down further to 6.3% at H1 2017, reflecting an annual fall of 23%. Strong consumer sentiment index results were reported for June 2017, with sentiment described as “surprisingly strong”, likely owing to reduced fears of a ‘hard Brexit’ following the U.K. general election result.

Property investment volumes reached €755 million for H1 2017, in line with the 15-year average but down year-on-year as 2016 was the second strongest year ever recorded. 2017 volume expectations are approximately €2 billion and yields are expected to remain steady, with select further compression for specific prime assets.

Dublin leasing for H1 2017 was “exceptionally high”, with a year-on-year increase of 68% across 121 deals. Dublin office take-up was 1.6 million square feet in H1 2017 and 3.3 million square feet over the last year, up 42%, driven by both domestic and international occupiers, particularly TMT and financial services. The Dublin city centre (D2/4) vacancy rate remains low at just over 5.0% with grade A vacancy at 2.0% which is putting further pressure on rents. Prime rents of €62.50 per square foot are up 8.7% year-on-year to Q2 2017, with prime office yields at 4.65%. KWE’s ‘core’ Dublin office portfolio is represented by properties such as Mespil Road and Baggot Plaza – where almost three-quarters by portfolio value is let to single tenants on long leases. This portfolio is well placed, benefiting from long weighted average unexpired lease terms of 13.3 years and remains 13.9% under-rented.

The South Dublin suburban occupational market is gaining momentum, contributing a quarter of the overall Dublin take-up and where KWE expects to benefit from KWE’s exposure to the Chase, Blackrock Business Park, Beaver House and Dundrum. Prime rents are now €27.50 per square foot, significantly in excess of KWE’s average South Dublin suburban office passing rents. KWE’s suburban portfolio is 6.6% under-rented based on valuers’ estimated rental values.

The market has benefited from an additional layer of demand from Brexit-related enquiries and KWE expects to see further Dublin relocation announcements over the rest of the year. This bodes well for KWE’s ‘value-add’ office portfolio, which has budgeted capex of €7.9 million and, with occupancy at 56%, it has ample room for income growth.

The Irish retail market continues to build momentum with high street retail investment yields stronger at 3.25% and prime shopping centre yields stable at 4.0%. Similarly, prime retail rental growth is strong, at 10.5%, driven by Grafton Street, with Zone A rents of €585 per square foot. Strong Irish economic indicators coupled with solid consumer spending has resulted in healthy retail sales, up 4.1% year-on-year to June 2017, driven by a strong recovery in the labour market. KWE is starting to see the benefits of rental growth in its own portfolio with lease transactions at both Marshes and Stillorgan showing good growth over previous passing rents.

The Dublin private rented sector market remains a strong performer, despite the Irish Government’s imposed 4% rental cap in December 2016. The rental cap relates to ‘rent pressure zones’ for a period of three years. Notwithstanding this, the Dublin residential sector saw year-on-year rental growth of 8.4% to Q1 2017 to average monthly rent of €1,404. KWE’s private rented sector portfolio benefited from continued growth at both Vantage (including Block K) and Liffey Trust. KWE’s recently developed Vantage Phase II units are exempt from this rental cap, as will be any existing unit which has undergone substantial refurbishment.

Across the hotel market, average daily rates and revenue per available room metrics continue to grow, with Dublin revenue per available room up 5.2% year-on-year to May 2017. A decline in the Pound has resulted in reduced U.K. visitors but this was more than offset by a double-digit increase in U.S. visitors. KWE has seen the Portmarnock Hotel and Golf Links benefiting from the complete renovation of the rooms and common areas, with net operating income growing in line with business plans and average daily rates ahead of budget.

Spain

Spain’s economy continues its growth trajectory with year-on-year gross domestic product growth to Q2 2017 reaching 3.1% and growth expectations for the whole of 2017 are to follow the same path. Spain is set to be the fastest growing Eurozone Member State this year, on the back of continued recovery in employment, increasing levels of disposable income and rising exports, alongside ongoing consolidation of the real estate sector.

Investor appetite for Spanish real estate continues to rise, with investment volumes set to break 2016’s levels. H1 2017 total investment volume stood at €7.4 billion, up 68% year-on-year, with 65% of total volume coming from foreign capital. Yields remain at historic lows owing to strong levels of institutional demand together with a lack of prime product coming to market: prime yields for the Madrid office market reached 3.75% at Q2 2017 versus 4.25% at Q2 2016.

Retail accounted for almost one-third of total investment in H1 2017, boosted by a recovery in consumption. Year-on-year footfall figures are also rising in tandem with macroeconomic indicators – the consumer confidence index reached 105.8 in June 2017, up from 96.3 in the previous year, and year-on year retail sales rose 2.5% to June 2017. This strong retail activity continues to fuel KWE’s retail portfolio, where KWE is seeing positive signs across high street retail occupational and investment markets in central Madrid. Against this backdrop, current rents continue to sit significantly below prior cycles, with prime Madrid retail rental growth of 11.6% year-on-year and KWE expects a healthy level of rental increases across the retail sector as a whole in the near- to medium-term.

Italy

The Italian economy is forecast to grow 1.3% this year, its strongest performance for a decade. Business survey sentiment year-to-date reflects positive economic momentum: April saw the fastest growth in manufacturing output for six years, reflecting rising order intakes from home and abroad. Employment growth is starting to materialise, albeit at a slow rate, with year-on-year growth to May 2017 up 0.6%. The banking sector has also started to show signs of improvement in the first half of 2017, triggered by the state bailout of Monte dei Paschi di Siena bank and the successful private recapitalisation of Unicredit. Against this backdrop, political uncertainty remains, with elections likely to take place at the start of 2018.

The Italian commercial real estate market continues to witness robust levels of investment activity, particularly in Milan. Whilst primarily dominated by international investors, long-term and domestic investors have also returned to the market along with the more speculative funds, a sign that Italy has entered a period of macroeconomic stability. Total H1 2017 transaction volumes were €5.8 billion, up 58% year-on-year, with the expectation that 2017 volumes will be in line with 2016. Average deal lot sizes have increased and the non-performing loan market is witnessing opportunistic buyers competing for bank non-performing loan portfolios with large buyers increasingly buying non-performing loan servicers. KWE expects to see opportunities to pick assets out of these pools via the acquiring funds. The luxury hospitality sector in prime markets is showing a notable level of transaction levels and interest in secondary markets is starting to grow.

Investor focus continues to be on the office market, particularly Milan, where prime office yields are reported to be 3.5% for Q2 2017, a 50 basis point decrease over the prior year. Milan office take-up was in excess of 2.2 million square feet in H1 2017, the highest first half ever recorded, and 3.8 million square feet over the last year, 20% ahead of the 10-year average. The improved momentum is underpinned by a fall in vacancy to 12.1% at Q2 2017, while increasing occupier demand in the central business district has driven prime rents to €49.25 per square foot, an increase of 8.2% year-on-year and a level not seen since 2009.

Investment Management Agreement

Investment Manager fee

The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of KWE’s Adjusted NAV, payable quarterly (50% in cash and 50% in KWE Shares). The total investment management fee for the six months ended 30 June 2017 was £7.7 million (2016: £8.1 million). The fee is lower year-on-year due to the reduction in NAV as a result of the share buy-back in 2016. For the quarter ended 30 June 2017, the entirety of the management fee (£3.9 million) was paid in cash (rather than by a market purchase of KWE Shares).

Performance fee

As at 30 June 2017, the performance fee threshold has not been met and a charge is not therefore recognised in the income statement.

The following tables summarise KWE’s revenue, operating expenses, non-operating expenses, operating income (loss) and net income (loss) for the six month period ended 30 June 2017 and 2016 and is intended to be helpful in understanding the year over year explanations following the tables:

	Six month period ended
(Pounds in millions)	2017	2016
Revenue
Rental income	96.5	93.6
Hotel revenue	10.2	8.7
Interest income from loans secured by real estate	4.7	3.5

	111.4	105.8
Property related expenses	(20.4)	(17.1)
Hotel cost of sales	(8.8)	(7.7)

	(29.2)	(24.8)

Gross profit	82.2	81.0
Gain on sale of investment and development property and loan collateral	2.2	0.2
Net change in fair value of investment and development property	12.9	45.1
Net change in fair value of loans secured by real estate	4.0	0.6

	101.3	126.9
Expenses
Administrative expenses	(11.0)	(8.3)
Investment management fee	(7.7)	(8.1)

	(18.7)	(16.4)

Results from operating activities before financing income and costs	82.6	110.5
Interest income from cash and cash equivalents	0.4	0.4
Finance costs	(25.2)	(29.3)

Net finance expense	(24.8)	(28.9)

Profit before taxation	57.8	81.6
Taxation	(2.9)	(2.9)

Profit for the period after taxation	54.9	78.7

KWE consolidated financial results: six month period ended 30 June 2017 compared to the six month period ended 30 June 2016

Revenues

Rental income was £96.5 million for the six month period ended 30 June 2017, as compared to £93.6 million for 2016. The £2.9 million increase is primarily due to improved average lease terms as a result of successful new leasing and re-gear activity.

Hotel revenue was £10.2 million for the six month period ended 30 June 2017, as compared to £8.7 million for 2016. The £1.5 million increase is primarily due to the fact that the Fairmont St Andrews Hotel and Portmarnock Hotel & Golf Links have completed their renovation programmes and have experienced less disruption to their operations as compared to the prior periods when these renovations were taking place.

Interest income from loans secured by real estate was £4.7 million for the six month period ended 30 June 2017, as compared to £3.5 million for 2016. The increase in income was mainly due to increased cash collections on the Elliott loan portfolio offset slightly by less interest income from Park Inns portfolio.

Property related expenses was £20.4 million for the six month period ended 30 June 2017, as compared to £17.1 million for 2016. The £3.3 million increase is increased non recoverable expenses within the portfolios.

Hotel cost of sales was £8.8 million for the six month period ended 30 June 2017, as compared to £7.7 million for 2016. The £1.1 million increase is due to higher average daily rate levels in the current period.

Gain on sale of investment and development property and loan collateral was £2.2 million for the six month period ended 30 June 2017, as compared to £0.2 million in the prior period. The gains recognised during the six month period ended 30 June 2017 and 2016 relate primarily to the sales of non-core assets out of KWE’s United Kingdom commercial portfolio.

Net change in fair value of investment and development property was a gain of £12.9 million for the six month period ended 30 June 2017, as compared to £45.1 million in the prior period. The decrease in the current period is due to higher fair value gains in the prior period on development projects.

Net change in fair value of loans secured by real estate was £4.0 million for the six month period ended 30 June 2017, as compared to £0.6 million in the prior period. The increase is due to improvements in underlying properties secured by loans.

Expenses

Administrative expenses increased £2.7 million to £11.0 million for the six month period ended 30 June 2017, as compared to £8.3 million in the prior period. The increase in the current period is due to £3.3 million of Merger related expenses which are administrative expenses within the corporate segment.

Investment management fee was £7.7 million for the six month period ended 30 June 2017, as compared to £8.1 million in the prior period. The fee is lower year-on-year due to the reduction in NAV as a result of the share buy-back in 2016.

Finance costs was £24.8 million for the six month period ended 30 June 2017, as compared to £28.9 million in the prior period. The decrease in finance costs was due to the time value element of foreign exchange option valuations and fair value movement on interest rate caps. The current period had a net £1.1 million credit while the prior period had an expense of £3.3 million for option and interest rate caps. Excluding these items, finance costs are relatively flat year over year.

Taxation was £2.9 million for both the six month period ended 30 June 2017 and 2016.

Other comprehensive income

The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges.

	Six month period ended 30 June
	2017	2016
(Pounds in millions)	£	£
Foreign operations—foreign currency translation differences	28.9	104.8
Hedge of net investment in foreign operations	(21.4)	(72.5)
Net change in fair value of property, plant and equipment	(0.3)	1.6

Other comprehensive income	7.2	33.9

Other comprehensive income for the six month period ended 30 June 2017 and 2016 was £7.2 million and £33.9 million, respectively.

Foreign currency translation differences was a gain of £28.9 million and £104.8 million for the six month period ended 30 June 2017 and 2016, respectively. The gain relating to foreign currency translation during the current period was due to the Euro strengthening against the Pound.

Hedge of net investment in foreign operations was a loss of £21.4 million and £72.5 million for the six month period ended 30 June 2017 and 2016, respectively. The hedge loss increased as the Euro strengthened against the Pound during the period.

Cash flows

The following table summarises the cash provided by or used in KWE’s operating, investing and financing activities for the six month period ended 30 June 2017 and 2016:

	Six month period ended 30 June
	2017	2016
(Pounds in millions)	£	£
Net cash provided by operating activities	23.7	5.6
Net cash provided by (used in) investing activities	23.9	(85.2)
Net cash (used in) provided by financing activities	(53.2)	192.2

Operating

KWE’s cash flows from operating activities are primarily dependent upon operations from properties and other general and administrative costs. Substantially all of the cash flows from operations of £23.7 million and £5.6 million for the six month period ended 30 June 2017 and 2016, respectively, were generated from net rental income received from KWE’s investment properties. When comparing 2017 versus 2016, while recurring revenues from KWE’s rental business continue to increase, these increases were offset in 2016 by the payment of the performance fee earned in 2015, increased interest payments due to higher debt balances and the timing of the payments of accrued expenses and liabilities.

Investing

KWE’s cash flows used in investing activities are generally comprised of cash used to fund property acquisitions, capital expenditures and purchases of loans secured by real estate. These items are offset from cash provided from investing activities for property sales. Net cash provided by investing activities totalled £23.9 million for the six month period ended 30 June 2017. During the current period KWE received cash of £48.4 million from the sale of real estate. The cash provided by the aforementioned investing activities was offset by improvement of properties of £20.6 million of real estate and £3.9 million of capital expenditures for property, plant and equipment.

Net cash used in investing activities totalled £85.2 million for the six month period ended 30 June 2016. KWE spent £241.9 million of purchases and additions to real estate and £6.4 million on capital expenditures on property, plant and equipment. The cash used in the aforementioned investing activities was offset by receipt of £62.0 million from asset sales and £101.1 million from disposal of loans secured by real estate.

Financing

KWE’s net cash related to financing activities is generally impacted by capital-raising activities, net of dividends and distributions paid to KWE Shareholders, as well as financing activities for real estate investments, at the property level and through KWE’s corporate bond programmes. Net cash used in financing activities totalled £53.2 million for the six month period ended 30 June 2017. KWE repaid £23.0 million of investment debt and paid £30.2 million in dividends. From the issuance of the corporate bonds, KWE received a premium of £2.0 million and interest in advance of £1.7 million, which were offset by transaction costs related to the issuance totalling £1.6 million.

Net cash provided by financing activities totalled £192.2 million for the six month period ended 30 June 2016. KWE received proceeds of £260.7 million from borrowings. These were offset by repayment of £38.0 million of investment debt and £32.6 million of dividends.

Contractual obligations and commercial commitments

As at 30 June 2017, KWE’s contractual cash obligations, including debt and lines of credit included the following:

	Payments due by period
		Less than
	Total	1 year	2 - 5 years	6 - 10 years	After 10 years
(Pounds in millions)	£	£	£	£	£
Contractual obligations
Borrowings:
Investment debt	1,688.8	35.3	948.7	673.3	31.5

Indebtedness and related covenants

The following describes KWE’s corporate indebtedness and related covenants.

KWE senior notes payable

In June 2015, KWE completed its inaugural bond offering of £300 million KWE Bonds. In September 2016, KWE completed an additional bond offering of £200 million under the same indenture as the KWE Bonds mentioned above. The KWE Bonds had a carrying value of £497.6 million as at 30 June 2017.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion EMTN Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuance of an aggregate principal amount of €550 million KWE Notes. The KWE Notes have a carrying value of £477.1 million as at 30 June 2017 and rank pari passu with the KWE Bonds and are subject to the same restrictive covenants.

The KWE Bonds and KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the KWE Notes) of no more than 60% of the total asset value, (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value, (iii) an interest coverage ratio of at least 1.5 to 1.0 and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Bonds and KWE Notes are not an obligation of KW and these amounts are presented as a component of KW’s investment debt as it is an unsecured obligation relating to an underlying investment of KW’s.

Borrowings under line of credit

Please see the summary of the KWE Facility in Part 19 (Additional Information).

Debt covenants

KWE reported compliance with all its debt covenants as at 30 June 2017.

Impact of inflation and changing prices

Inflation has not had a significant impact on the results of operations of KWE in recent years.

KWE’s exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages, debt obligations and real estate property values and material prices to extent KWE is engaging in material development projects. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. To the extent that KWE engages in development activities, KWE may have exposure to changing prices in materials or cost of labour.

KWE typically has not hedged the impact foreign currency fluctuations may have on its future operations or cash flows. The costs to operate KWE’s business in foreign currencies, such as overhead and interest expense are incurred in local currencies. As KWE is not currently hedging its current operations there will be foreign currency impact on its results of operations.

2	2016

Overview

KWE is a property company listed on the London Stock Exchange that invests in real estate across the U.K., Ireland, Spain and Italy. KWE aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. KWE’s existing portfolio is primarily invested across office and retail in the U.K. and Ireland, weighted towards London, the South East and Dublin. KWE has an ownership stake in approximately 12 million square feet of property in KWE’s target markets.

The following are product types KWE invests in:

Office

Property which is primarily used by commercial tenants.

Retail

Property comprising primarily high street retail or shopping centres, together with leisure assets.

Industrial

Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use.

Residential

Tenanted residential property, in the private rented sector.

Loans secured by real estate

A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV Ratio is greater than 100%.

Hotels

Ownership and management of hotels, namely Fairmont St Andrews Hotel (United Kingdom) and Portmarnock Hotel & Golf Links (Ireland).

Industry overview

United Kingdom

Market values and transaction volumes for U.K. properties as a whole fell during 2016 which was primarily driven by the U.K.’s referendum vote to leave the E.U. In addition to the referendum vote passing, there was also an increase in stamp duty transactions of 1% that made closing transactions more expensive.

The increased uncertainty coupled with a weakening Pound relative to the U.S. dollar and the Euro led to broad-based declines in the valuations of assets and securities of U.K.-based enterprises, especially those in the real estate sector.

Office and retail sectors were the most impacted by the U.K. referendum while industrial assets, well-let prime areas and smaller lot sizes generally improved or remained stable during the year. The industrial sector continues to benefit from increased leasing activity relating to structural shifts away from brick and mortar retail to online shopping. The central London occupational market remained stable despite initial uncertainty following the U.K. referendum vote. Leasing activity was in line with the 10-year average, although below 2015 peak levels.

Ireland

Dublin remains on track to benefit from potential job relocations from companies seeking to realign their geographic footprint after the U.K. referendum. Several U.K.-based financial services firms have already announced that they have either settled on Dublin as their new E.U. base, or are seriously considering it. Office vacancies, especially in prime Dublin areas, have continued to decrease with rental rates increasing as a result. Due to increasing rental rates and low vacancies, the Dublin suburban office market has seen increased interest which has helped drive higher rents in the sector as well. The Irish economy continues to perform well, with unemployment down and consumer spending up. This has led to new entrants in the retail sector as well as expansions within the existing product.

Multifamily properties have experienced increasing rental rates as higher demand from strong employment has outpaced new supply coming online. As a result of the continued rental increases, the Irish government imposed a 4% rental cap on ‘rent pressure zones’ for a period of three years starting in December 2016. This relates to areas where rents have increased 7% or more in four of the last six quarters and in the first instance impacts the Dublin market.

The Finance Act introduced a new 20% withholding tax in relation to Irish Real Estate Funds from 1 January 2017. The definition of an Irish Real Estate Fund would include KWE’s QIAIFs. The withholding tax applies to cash distributions of profits from an Irish Real Estate Fund with the exception of gains on the sale of investment property held for at least five years. The Investment Manager anticipates that the market will digest these new rules over the course of 2017 before being able to fully assess the impact, but remains a long-term investor in Ireland and continues to have ambitions to grow the business in this market further.

Spain

Spain’s economy continues to improve with 13 consecutive quarters of growth. After almost a year without a government, the newly formed Partido Popular minority government has been in place since November 2016. Political uncertainty has started to wane and Spain is set to achieve one of the faster growth rates in the Eurozone this year, according to the Bank of Spain.

Investment volumes for 2016 have increased and have exceeded their 2007 peak. Yields remain at historic lows and continue to drop driven by strong institutional demand, primarily for prime central business district office and high street retail.

Continued recovery in employment, low inflation and a record number of tourists have all positively contributed to this improvement and that has led to increased retail sales. This strong retail activity continues to fuel KWE’s retail portfolio. The Investment Manager is seeing positive signs that the high street retail occupational and investment market in central Madrid is picking up momentum. Against this backdrop, current rents continue to sit significantly below prior cycles, and the Investment Manager expects rental increases across the sector as a whole.

Italy

The Italian economy continues its steady, albeit moderate, growth. Following the outcome of the constitutional referendum and the resignation of the Prime Minister in December 2016, a caretaker government was formed with new elections likely in 2017, or 2018 at the latest. One of the new government’s first acts was to approve up to €20 billion in capital to support the troubled banking sector which should help banks clean up their balance sheets.

Despite the political instability, the investment market continued to improve with total transaction volume increasing over the prior year. While the investment market is still substantially driven by international investors, domestic investors have become significantly more active, bringing additional liquidity to the market.

Investor focus continues to be on the office market, particularly Milan, where absorption of vacant space has increased over 10-year averages, helping generate increases in prime office rents. The Rome market is also improving with increased lease activity over the prior year with prime rents in the prime central business district and submarkets increasing over the prior year. The ongoing improvement in both the occupational and investment markets should positively affect KWE’s Rome and Milan office assets, which account for a combined 60% of KWE’s Italian portfolio, by value.

Investment Management Agreement

KWE is externally managed by the Investment Manager pursuant to the Investment Management Agreement. Pursuant to the Investment Management Agreement, KWE pays an annual management fee (payable quarterly in arrear) equal to 1% of KWE’s adjusted net asset value (£1.5 billion at 31 December 2016) and certain performance fees. The management fee payable to the Investment Manager is paid half in cash and half KWE Shares. During the year ended 31 December 2016, the Investment Manager earned £16.3 million in management fees.

KWE is also required to pay an annual performance fee equal to 20% of the lesser of (i) the excess of the shareholder return for the relevant year (defined as the change in KWE’s adjusted net asset value per ordinary share plus dividends paid) over a 10% annual return hurdle, and (ii) the excess of year-end adjusted net asset value per ordinary share over a “high water mark.” The performance fee is payable in KWE Shares that vest equally over a three-year period. KWE did not accrue an annual performance fee for the year ended 31 December 2016. During the first quarter of 2016, £29.7 million of performance fees relating to 2015 were paid to KW in KWE Shares.

Financial measures and descriptions

Revenues

Rental income

Rental income is comprised of rental revenue earned by KWE’s real estate investments.

Hotel income

Hotel income is comprised of hotel revenue earned by KWE’s hotels.

Loans and other income

Loans and other income is primarily composed of interest income earned on KWE’s investments in discounted loan purchases.

Expenses

Rental operating expenses

Rental operating expenses consists of the operating expenses of KWE’s real estate investments, including items such as property taxes, insurance, maintenance and repairs, utilities, supplies, salaries and management fees.

Hotel operating expenses

Hotel operating expenses consists of operating expenses of KWE’s hotel investments, including items such as property taxes, insurance, maintenance and repairs, utilities, supplies, salaries and management fees.

General and administrative

General and administrative expenses represent administrative costs necessary to run KWE’s businesses and include things such as occupancy and equipment expenses, professional fees, public company costs, travel and related expenses and communications and information services.

Non-operating income (expense)

Net change in fair value of investment and development property

Fair value movements in investment and development properties over the period.

Gain on sale of investment and development property and loan collateral

Gain on sale of real estate relates to the amount received over the carrying value of assets sold.

Interest expense

Interest expense represents interest costs associated with mortgages on KWE’s real estate and unsecured corporate bonds and line of credit. The mortgages are typically secured by the underlying real estate collateral.

Other income

Other income includes the realised foreign currency exchange income or loss relating to the settlement of foreign transactions during the year which arise due to changes in currency exchange rates, realised gains or losses related to the settlement of derivative instruments and other non-operating interest income.

Accumulated other comprehensive income

Accumulated other comprehensive income represents KWE’s share of foreign currency movement on translating KWE’s Euro denominated subsidiaries from their functional currency into KWE’s reporting currency. These amounts are offset by KWE’s effective portion of currency related hedge instruments.

The following tables summarise KWE’s revenue, operating expenses, non-operating expenses, operating income (loss) and net income (loss) for the years ended 31 December 2016 and 2015 and the period ended 31 December 2014 and is intended to be helpful in understanding the year over year explanations following the tables:

	Year/period Ended 31 December
	2016	2015	2014
(Pounds in millions)	£	£	£
Revenue
Rental income	191.5	138.8	51.4
Hotel revenue	19.4	20.0	8.4

Interest income from loans secured by real estate	6.3	13.4	6.6
	217.2	172.2	66.4
Property related expenses	(35.8)	(22.7)	(8.3)
Hotel cost of sales	(16.3)	(14.4)	(4.3)

	(52.1)	(37.1)	(12.6)

Gross Profit	165.1	135.1	53.8
Gain on sale of investment and development property and loan collateral	8.5	14.6	0.4
Net change in fair value of investment and development property	(10.8)	208.0	49.3
Net change in fair value of loans secured by real estate	0.3	5.1	6.0
Other gains	—	0.8	—
Gain on purchase of a business	—	—	1.8

	163.1	363.6	111.3

	Year/period Ended 31 December
	2016	2015	2014
(Pounds in millions)	£	£	£
Expenses
Administrative expenses	(16.4)	(15.9)	(14.6)
Investment management fee	(16.3)	(15.2)	(8.4)
Management fee	—	(29.7)	—

	(32.7)	(60.8)	(23.0)

Results from operating activities before financing income and costs	130.4	302.8	88.3
Interest income from cash and cash equivalents	0.6	0.6	1.3
Finance costs	(57.7)	(36.8)	(9.2)

Net finance expense	(57.1)	(36.2)	(7.9)

Profit before taxation	73.3	266.6	80.4
Taxation	(7.3)	(7.6)	(1.9)

Profit for the year after taxation	66.0	259.0	78.5

KWE consolidated financial results: year ended 31 December 2016 compared to the year ended 31 December 2015

Revenues

Rental income was £191.5 million for the year ended 31 December 2016 as compared to £138.8 million for the year ended 31 December 2015. The £52.7 million increase is primarily due to new acquisitions made over the course of 2015.

Hotel revenue was £19.4 million for the year ended 31 December 2016 as compared to £20.0 million for the year ended 31 December 2015. The £0.6 million decrease is primarily due to the fact that the Fairmont St Andrews Hotel and Portmarnock Hotel & Golf Links have been undergoing renovation programmes in 2016 and have had fewer rooms available than the prior period. The British Open also took place at St Andrews during 2015 which led to higher average daily rates for the Fairmont St Andrews Hotel.

Interest income from loans secured by real estate was £6.3 million for the year ended 31 December 2016 as compared to £13.4 million for the year ended 31 December 2015. The decrease in income was mainly due to loans that were sold during 2016. As there was a lower note receivable balance over the current period KWE received less in interest income.

Property related expenses were £35.8 million for the year ended 31 December 2016 as compared to £22.7 million for the year ended 31 December 2015. The £13.1 million increase is primarily due to new acquisitions made over the course of 2015.

Hotel cost of sales was £16.3 million for the year ended 31 December 2016 as compared to £14.4 million for the year ended 31 December 2015. The £1.9 million increase is due to higher wages and salaries and increased depreciation on furniture and fixtures from additions made over 2015 and 2016.

Gain on sale of investment and development property and loan collateral was £8.5 million for the year ended 31 December 2016 compared to £14.6 million for the year ended 31 December 2015. The gains recognised during the years ended 31 December 2016 and 31 December 2015 relate primarily to the sales of non-core assets out of KWE’s United Kingdom commercial portfolio, an office building in the central business district of Dublin and loans secured by real estate located in United Kingdom.

Net change in fair value of investment and development property was a loss of £10.8 million for the year ended 31 December 2016 as compared to a gain of £208.0 million for the year 31 December 2015. Investment property had a loss of £35.0 million during the current year, primarily due to uncertainty in the U.K. real estate market as a result of the result of the U.K.’s referendum vote to leave the E.U. Development property had a gain of £24.2 million as substantial progress was made on development projects. In the year ended 31 December 2015, KWE had a gain of £173.0 million on KWE’s investment properties primarily resulting from the achievement of asset management initiatives, such as replacing below market leases with market rate leases and completing value add capital expenditure projects that have increased the value of properties. Development properties had a gain of £35.0 million in the prior period mainly due to the progress on Baggot St development project.

Net change in fair value of loans secured by real estate was £0.3 million for the year ended 31 December 2016 as compared to £5.1 million for the year ended 31 December 2015. The decrease is due to lower loan balance in 2016 due to the disposal of underlying collateral during 2015 and the beginning of 2016.

Expenses

Administrative expenses increased £0.5 million to £16.4 million for the year ended 31 December 2016 as compared to £15.9 million for the year ended 31 December 2015. The increase in the current period is due to increased consultant and adviser costs relating to unsecured bond offerings.

The investment management fee was £16.3 million for the year ended 31 December 2016 as compared to £15.2 million for the year ended 31 December 2015. The increase is due to the increase in KWE’s adjusted net asset value having a higher average value over the course of 2016 as compared to the prior year, as the management fee paid to the Investment Manager is based on KWE’s adjusted net asset value.

The performance fee was £29.7 million for the year ended 31 December 2015 with no comparable performance fee being payable during the year ended 31 December 2016. The Investment Manager did not earn a management fee during the year ended 31 December 2016.

Finance costs were £57.7 million for the year ended 31 December 2016 as compared to £36.8 million for the year ended 31 December 2015. The increase in finance costs was due to higher borrowings on KWE’s unsecured debt.

Taxation was £7.3 million for the year ended 31 December 2016 as compared to £7.6 million for the year ended 31 December 2015.

Other comprehensive income (loss)

The two major components that drive the change in other comprehensive income (loss) are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges.

	Year Ended 31 December
	2016	2015
(Pounds in millions)	£	£
Foreign operations—foreign currency translation differences	126.2	(12.2)
Hedge of net investment in foreign operations .	(93.0)	3.9
Net change in fair value of property, plant and equipment	1.9	(1.3)

Other comprehensive income (loss)	35.1	(9.6)

Other comprehensive income (loss) for the years ended 31 December 2016 and 31 December 2015 was £35.1 million and £(9.6) million, respectively.

Foreign currency translation differences was a gain of £126.2 million and a loss of £(12.2) million for the years ended 31 December 2016 and 31 December 2015, respectively. The gain relating to foreign currency translation during the current period was due to the Euro strengthening against the Pound.

Hedging of net investment in foreign operations resulted in a loss of £93.0 million and a gain of £3.9 million for the years ended 31 December 2016 and 31 December 2015, respectively. The hedge loss increased as the Euro strengthened against the Pound during the year.

KWE consolidated financial results: year ended 31 December 2015 compared to the period ended 31 December 2014

Revenues

Rental income was £138.8 million for the year ended 31 December 2015 as compared to £51.4 million for the period ended 31 December 2014. The £87.4 million increase is primarily due to new acquisitions made during the second half of 2014 and during 2015.

Hotel revenue was £20.0 million for the year ended 31 December 2015 as compared to £8.4 million for the period ended 31 December 2014. The £11.6 million increase is primarily due to the acquisition of two hotels in Europe subsequent to the second quarter of 2014. In addition to a full years’ worth of results in the current period, the hotels have benefited from higher average room rates due to asset management efforts and the hosting of the British Open adjacent to Fairmont St Andrews Hotel.

Interest income from loans secured by real estate was £13.4 million for the year ended 31 December 2015 as compared to £6.6 million for the period ended 31 December 2014. The increase in income was mainly due to the interest earned on notes KWE acquired in the second and third quarter of 2014.

Property related expenses were £22.7 million for the year ended 31 December 2015 as compared to £8.3 million for the period ended 31 December 2014. The £14.4 million increase is primarily due to new acquisitions made over the course of 2015 and 2014.

Hotel cost of sales was £14.4 million for the year ended 31 December 2015 as compared to £4.3 million for the period ended 31 December 2014. The £10.1 million increase is due to hotels being acquired subsequent to the second quarter of 2014.

Gains on sale of investment property and loan collateral were £14.6 million for the year ended 31 December 2015 as compared to £0.4 million for the period ended 31 December 2014. KWE sold non-core assets out of its United Kingdom commercial portfolio during the year.

Net change in fair value of investment and development property were £208.0 million for the year ended 31 December 2015 as compared to £49.3 million for the period ended 31 December 2014. KWE had a gain of £173.0 million on its investment properties primarily resulting from achievement on asset management initiatives such as replacing below market leases with market rate leases and completing value add capital expenditure projects that have increased the value of properties. Development properties had a gain of £35.0 million mainly due to the progress on Baggot St development project.

Net change in fair value of loans secured by real estate was relatively flat with gains of £5.1 million for the year ended 31 December 2015 and gains of £6.0 million for the period ended 31 December 2014.

Expenses

Administrative expenses were £15.9 million for the year ended 31 December 2015 as compared to £14.6 million in the prior period. The £1.3 million increase is mainly due to increased consultancy and advisory services due to KWE’s growth as a company.

The investment management fee was £15.2 million for the year ended 31 December 2015 as compared to £8.4 million for the period ended 31 December 2014. The £6.8 million increase is due to the increase in KWE’s adjusted net asset value.

The performance fee was £29.7 million for the year ended 31 December 2015 with no comparable performance fee being payable during the period ended 31 December 2014. Due to the significant increase in fair value of KWE’s investment and development property portfolio during 2015 KWE met the performance criteria for the performance fee.

Finance costs were £36.8 million for the year ended 31 December 2015 as compared to £9.2 million for the period ended 31 December 2014. The increase is due to the acquisitions and the placement of debt on properties that were acquired during 2014 in the current period.

Taxation was £7.6 million for the year ended 31 December 2015 as compared to £1.9 million for the period ended 31 December 2014. The increase in taxes is primarily related to substantial increases in gains on sale of real estate as well as increased rental income in the United Kingdom.

Other comprehensive income (loss)

Other comprehensive income (loss) for the year ended 31 December 2015 and the period ended 31 December 2014 was £(9.6) million and £2.2 million, respectively. The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gains or loss of any associated foreign currency hedges.

The foreign currency translation differences were £12.2 million and £6.6 million for the year ended 31 December 2015 and the period ended 31 December 2014, respectively, due to the strengthening of the Pound to the Euro.

Hedging of net investment in foreign operations resulted in a gain of £3.9 million and £6.2 million for the year ended 31 December 2015 and the period ended 31 December 2014, respectively. The gain in both periods is due to the strengthening of the Pound against the Euro.

	Year ended 31 December 2015	Period ended 31 December 2014
(Pounds in millions)	£	£
Foreign operations—foreign currency translation differences	(12.2)	(6.6)
Hedge of net investment in foreign operations	3.9	6.2
Net change in fair value of property, plant and equipment	(1.3)	2.6

Other comprehensive income (loss)	(9.6)	2.2

Liquidity and capital resources

KWE’s liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, capital expenditures for real estate and working capital needs. KWE finances these activities with internally generated funds, borrowings under KWE’s revolving lines of credit, issues of equity and debt securities and cash out refinancings to the extent they are available and fit within KWE’s overall portfolio leverage strategy. KWE’s investments in real estate are typically financed with equity from KWE’s balance sheet, KWE’s corporate debt programmes and mortgage loans secured by that real estate.

KWE’s short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with KWE’s properties, dividend payments to its shareholders, capital expenditures and, potentially, acquisitions. The Investment Manager expects to meet its short-term liquidity requirements through its existing cash and cash equivalents plus sales of real estate, collections from loans, as well as availability on its current revolving lines of credit (which was undrawn as at 31 December 2016). As at 31 December 2016, KWE and its consolidated subsidiaries had approximately £681.5 million of potential liquidity, which includes £225.0 million of availability under lines of credit and £456.5 million of cash.

KWE’s need to raise funds from time to time to meet its capital requirements will depend on many factors, including the success and pace of the implementation of its strategy for strategic and accretive growth. Additionally, KWE may opportunistically seek to raise capital (equity or debt) when the Investment Manager believes market conditions are favourable, its share price is above NAV and is consistent with its growth strategy. In addition, KWE may seek third party financing to the extent that KWE engages in additional strategic investments, including capital necessary to execute potential development or redevelopment strategies or acquisition of real estate, note portfolios, or other real estate related companies or real estate related securities.

Cash Flows

The following table summarises the cash provided by or used in KWE’s operating, investing and financing activities for the years ended 31 December 2016 and 2015 and the period ended 31 December 2014:

	Year/period ended 31 December
	2016	2015	2014
(Pounds in millions)	£	£	£
Net cash provided by operating activities	29.7	120.6	57.4
Net cash provided by (used in) investing activities	79.2	(1,077.4)	(1,195.9)
Net cash (used in) provided by financing activities	(3.0)	821.4	1,580.7

Operating

KWE’s cash flows from operating activities are primarily dependent upon operations from properties and other general and administrative costs. Substantially all of the cash flows from operations of £29.7 million, £120.6 million and £57.4 million for the years ended 31 December 2016 and 2015 and the period ended 31 December 2014 respectively, were generated from net rental income received from KWE’s investment properties. When comparing 2016 to 2015, while recurring revenues from KWE’s rental business continue to increase, these increases were offset in 2016 by the payment of the performance fee earned in 2015, increased interest payments due to higher debt balances and the timing of the payments of accrued expenses and liabilities.

Investing

KWE’s cash flows used in investing activities are generally comprised of cash used to fund property acquisitions, capital expenditures and purchases of loans secured by real estate. These items are offset from cash provided from investing activities for property sales. Net cash provided by investing activities totalled £79.2 million for the year ended 31 December 2016. During the current period KWE received cash of £256.0 million and £115.6 million from the sale of real estate and settlement of loans. The cash provided by the aforementioned investing activities was offset by the acquisition of £282.2 million of real estate.

Net cash used in investing activities totalled nearly £1.1 billion for the year ended 31 December 2015. KWE spent nearly £1.1 billion on purchases and additions to real estate. In addition, KWE invested £130.4 million to fund its equity in loans secured by real estate. The investment in the loans was mainly for the acquisition of a loan portfolio secured by eight hotels across the United Kingdom and a loan secured by a residential property also in the United Kingdom. The cash used in the aforementioned investing activities was offset by receipt of £95.7 million from asset sales.

Net cash used in investing activities totalled nearly £1.2 billion for the period ended 31 December 2014. KWE invested £905.6 million on purchases and additions to real estate. In addition, KWE invested £241.4 million to fund its equity in loans.

Financing

KWE’s net cash related to financing activities is generally impacted by capital-raising activities net of dividends and distributions paid to shareholders, as well as financing activities for real estate investments, at the property level and through KWE’s corporate bond programmes. Net cash used in financing activities totalled £3.0 million for the year ended 31 December 2016. KWE received proceeds of £385.7 million from mortgage loans to finance and refinance property acquisitions. These were offset by repayment of £230.0 million of investment debt. In addition, KWE spent £100.1 million for KWE’s share repurchase programme and £64.4 million in dividends.

Net cash provided by financing activities totalled £821.4 million for the year ended 31 December 2015. KWE received proceeds of £925.7 million from mortgage loans to finance and refinance property acquisitions. These were offset by repayment of £50.6 million of investment debt and £47.5 million of dividends.

Net cash provided by financing activities totalled nearly £1.6 billion for the period ended 31 December 2014. This was primarily due to proceeds, net of issuance costs, of over £1.2 billion from the initial public offering of KWE and £519.0 million of proceeds from mortgage loans to finance and refinance property acquisitions. These were offset by repayment of £163.6 million of investment debt and dividends of £7.4 million.

Contractual obligations and commercial commitments

	Payments due by period
	Total	Less than 1 year	2 – 5 years	6 – 10 years	After 10 years
(Pounds in millions)	£	£	£	£	£
Contractual obligations
Borrowings:
Investment debt[1]	1,691.3	0.6	498.2	1,158.8	33.7

1	Excludes £14.1 million of unamortised borrowing costs, discounts and bond premia.

Indebtedness and Related Covenants

The following describes KWE’s corporate indebtedness and related covenants.

KWE senior notes payable

In June 2015, KWE completed its inaugural bond offering of £300 million of the KWE Bonds. The KWE Bonds were issued with a coupon of 3.95% and a maturity date of June 2022. In September 2016, KWE completed a tap issue of £200 million under the same terms and conditions as the KWE Bonds. The KWE Bonds had a carrying value of £497.3 million as at 31 December 2016.

In addition, in November 2015, KWE established the EMTN Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. In November 2015, KWE drew down under this EMTN Programme, with the issuance of KWE Notes of €400 million, with a coupon of 3.25% and a maturity date in November 2025. In April 2016, KWE completed a tap issue of €150 million under the same terms and conditions as the KWE Notes. The KWE Notes rank pari passu with the KWE Bonds, and are subject to the same restrictive covenants.

The KWE Bonds and KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the notes) of no more than 60% of the total asset value; (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value; (iii) an interest coverage ratio of at least 1.5 to 1.0; and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). As at 31 December 2016, KWE was in compliance with all such covenants.

Borrowings under line of credit

Please see the summary of the KWE Facility in Part 19 (Additional Information).

Impact of inflation and changing prices

Inflation has not had a significant impact on the results of operations of KWE in recent years.

KWE’s exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages, debt obligations and real estate property values and material prices to the extent KWE is engaging in material development projects. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. To the extent that KWE engages in development activities, KWE may have exposure to changing prices in materials or cost of labour.

Qualitative and quantitative disclosures about market risk

KWE’s primary market risk exposure relates to changes in interest rates in connection with its short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, or LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. Historically, the impact from the changes in rates has not been significant. KWE’s exposure to market risk also consists of foreign currency exchange rate fluctuations related to its international operations.

Interest rate risk

KWE has established an interest rate management policy, which attempts to minimise KWE’s overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, KWE has elected to maintain a combination of variable and fixed rate debt. As at 31 December 2016, 71% of KWE’s consolidated debt is fixed rate, 21% is floating rate with interest caps and 8% is floating rate without interest caps.

KWE holds variable rate debt on some of its properties that are subject to interest rate fluctuations. In order to mitigate some of the risk associated with increasing interest rates, KWE has purchased interest rate caps that limit the amount that interest expense can increase with rate increases.

The table below represents contractual balances of KWE’s financial instruments at the expected maturity dates as well as the fair value as at 31 December 2016. The weighted average interest rate for the various assets and liabilities presented are actual as at 31 December 2016. KWE closely monitors the fluctuation in interest rates and, if rates were to increase significantly, the Investment Manager believes that KWE would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

			Principal Maturing in:					Fair Value
								31 December
	2017	2018	2019	2020	2021	Thereafter	Total	2016
(Pounds in millions)	£	£	£	£	£	£	£	£
Interest rate sensitive assets
Cash equivalents	456.5	—	—	—	—	—	456.5	456.5
Average interest rate	0.11%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%
Fixed rate receivables	58.8	—	—	—	—	—	58.8	58.8
Average interest rate[1]	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Total	524.1	—	—	—	—	—	524.1	524.1

Weighted average interest rate[2]	0.19%	0.00%	0.00%	0.00%	0.00%	0.00%	0.19%

Interest rate sensitive liabilities
Variable rate borrowings	—	45.7	375.1	—	—	68.4	489.3	488.5
Average interest rate	0.00%	2.87%	2.14%			1.60%	2.14%
Fixed rate borrowings	—	—	—	70.7	—	1,131.4	1,202.1	1,226.2
Average interest rate	0.00%			2.90%		3.51%	3.51%

Total	—	45.7	375.1	70.7	—	1,199.8	1,691.3	1,669.0

Weighted average interest rate	0.00%	2.87%	2.14%	2.90%	—	3.40%	3.11%

1	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables
2	Interest rate sensitive assets’ weighted average interest rates are exclusive of non-performing receivables

Currency Risk—foreign currencies

The financial statements of KWE’s subsidiaries located outside the U.K. are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the Euro. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income unless and until KWE substantially liquidates underlying investments.

In order to manage the effect of these fluctuations, KWE typically hedges 80% to 100% of foreign currency exchange rate risk associated with KWE’s net cost basis in certain Euro investments through the use of currency derivative contracts such as foreign currency forward contracts and options.

KWE typically has not hedged the impact foreign currency fluctuations may have on its future operations or cash flows. The costs to operate KWE’s business in foreign currencies, such as overhead and interest expense are incurred in local currencies. As KWE is not currently hedging its current operations, there will be foreign currency impact on its results of operations.

PART 14—KW FINANCIAL INFORMATION

Basis of financial information

The following pages set out (i) the unaudited consolidated financial information of KW as at and for the three months ending 31 March 2017 and 30 June 2017, and (ii) the audited consolidated financial information of KW as at and for the years ended 31 December 2016, 2015 and 2014, all prepared in accordance with U.S. GAAP. The unaudited consolidated financial information of KW as at and for the three months ending 31 March 2017 and 30 June 2017 has not been audited, but has been produced by KW on the same basis as it produces its audited financial information and is from KW’s accounting records and internal data.

The financial information included in this Part 14 (KW Financial Information) has been extracted without material adjustment from (i) KW’s quarterly reports on Form 10-Q filed with the SEC (in the case of the financial information for the three months ending 31 March 2017 and 30 June 2017) and (ii) KW’s annual reports on Form 10-K filed with the SEC (in the case of the financial information for the years ended 31 December 2016, 2015 and 2014).

KW UNAUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE THREE MONTHS ENDED

30 JUNE 2017

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except share and per share amounts)	June 30, 2017 $	June 30, 2016 $
Assets
Cash and cash equivalents	569.2	183.5
Cash held by consolidated investments	695.6	672.5
Accounts receivable (including $40.5 and $35.3 of related party)	93.4	79.1
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	6,062.1	5,894.5
Loan purchases and originations (including $0 and $41.7 of related party)	87.2	151.3
Unconsolidated investments (including $330.8 and $236.6 at fair value)	499.0	453.2
Other assets	277.8	262.2

Total assets[1]	8,284.3	7,696.3

Liabilities and equity
Liabilities
Accounts payable	20.8	17.5
Accrued expenses and other liabilities	431.4	419.0
Line of credit	350.0	100.0
Investment debt	4,192.8	3,906.3
Senior notes payable	937.6	689.4

Total liabilities[1]	5,932.6	5,132.2

Equity
Cumulative preferred stock, $0.0001 par value per share: 1,000,000 shares authorized $1,000 per share liquidation preference; 32,550 shares of Series B preferred stock issued and outstanding as of June 30, 2016	—	—
Common stock, 114,218,250 and 115,740,906 shares issued and outstanding as of June 30, 2017 and June 30, 2016	—	—
Additional paid-in capital	1,215.9	1,216.6
Accumulated deficit	(132.0)	(88.1)
Accumulated other comprehensive loss	(56.4)	(56.6)
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,027.5	1,071.9
Noncontrolling interests	1,324.2	1,492.2
Total equity	2,351.7	2,564.1

Total liabilities and equity	8,284.3	7,696.3

1	The assets and liabilities as of June 30, 2017 include $4.8 billion (including cash held by consolidated investments of $0.6 billion and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $3.8 billion) and $2.9 billion (including investment debt of $2.6 billion), respectively, from consolidated variable interest entities (‘VIEs’). The assets and liabilities as of June 30, 2016 include $5.0 billion (including cash held by consolidated investments of $0.6 billion and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $4.0 billion) and $2.9 billion (including investment debt of $2.6 billion), respectively, from VIEs. These assets can only be used to settle obligations of the consolidated VIEs, and the liabilities do not have recourse to the Company.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(Dollars in millions, except share and per share amounts)	$	$	$	$
Revenue
Rental	123.8	120.3	248.1	240.2
Hotel	29.0	26.8	58.5	55.9
Sale of real estate	12.8	12.3	13.6	14.2
Investment management, property services and research fees (includes $0.3, $6.5, $10.0, and $17.5 of related party fees)	7.7	13.5	25.2	32.6
Loan purchases, loan originations and other	4.5	3.6	6.5	5.8

Total revenue	177.8	176.5	351.9	348.7

Operating expenses
Rental operating	36.6	32.8	72.6	63.8
Hotel operating	22.8	23.6	47.2	48.1
Cost of real estate sold	9.6	9.2	10.3	10.6
Commission and marketing	1.7	1.8	3.7	3.5
Compensation and related	45.5	40.5	78.2	86.2
General and administrative	10.0	11.8	19.9	22.0
Depreciation and amortization	52.1	48.9	101.8	97.3

Total operating expenses	178.3	168.6	333.7	331.5
Income from unconsolidated investments	13.4	8.4	35.9	27.6

Operating income	12.9	16.3	54.1	44.8
Non-operating income (expense)
Gain on sale of real estate	66.3	16.1	71.7	54.5
Acquisition-related gains	—	8.6	—	8.6
Acquisition-related expenses	(0.9)	(6.3)	(1.2)	(8.4)
Interest expense-investment	(35.5)	(33.6)	(69.9)	(66.1)
Interest expense-corporate	(16.6)	(12.2)	(32.2)	(24.3)
Other income	4.4	5.0	4.9	5.7

Income (loss) before (provision for) benefit from income taxes	30.6	(6.1)	27.4	14.8
(Provision for) benefit from income taxes	(8.8)	3.9	(4.6)	3.4

Net income (loss)	21.8	(2.2)	22.8	18.2
Net (income) loss attributable to the noncontrolling interests	(12.4)	1.1	(12.6)	(26.2)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)	—	(1.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	9.4	(1.6)	10.2	(9.1)

Basic income (loss) per share
Income (loss) per basic	0.08	(0.02)	0.09	(0.09)
Weighted average shares outstanding for basic	111,723,952	109,056,941	111,945,354	109,136,241
Diluted income (loss) per share
Income (loss) per diluted	0.08	(0.02)	0.09	(0.09)
Weighted average shares outstanding for diluted	111,723,952	109,056,941	111,945,354	109,136,241
Dividends declared per common share	0.17	0.14	0.34	0.28

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(Dollars in millions)	$	$	$	$
Net income (loss)	21.8	(2.2)	22.8	18.2
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation gain (loss)	99.6	(82.8)	120.8	(60.6)
Unrealized gain on marketable securities	0.1	—	0.1	0.1
Amounts reclassified out of AOCI during the period	—	2.7	—	2.7
Unrealized currency derivative contracts loss	(41.5)	(39.4)	(32.8)	(89.4)

Total other comprehensive income (loss) for the period	58.2	(119.5)	88.1	(147.2)

Comprehensive income (loss)	80.0	(121.7)	110.9	(129.0)
Comprehensive (income) loss attributable to noncontrolling interests	(61.0)	110.6	(85.9)	112.1

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	19.0	(11.1)	25.0	(16.9)

See accompanying notes to consolidated financial statements.

Consolidated Statement of Equity (Unaudited)

	Common Stock			Retained	Accumulated
(Dollars in millions, except share amounts)	Shares	Amount $	Additional Paid-on Capital $	Earnings (Accumulated Deficit) $	Other Comprehensive Income $	Noncontrolling Interests $	Total $
Balance at December 31, 2016	115,740,906	—	1,231.4	(112.2)	(71.2)	1,295.1	2,343.1
Cumulative effect of ASU 2016-09 adoption[1]	—	—	—	9.3	—	—	9.3
Shares forfeited	(57,000)	—	—	—	—	—	—
Restricted stock grants (RSG)	71,750	—	—	—	—	—	—
Shares retired due to RSG vesting	(1,460,251)	—	(34.0)	—	—	—	(34.0)
Shares retired due to common stock repurchase program	(77,155)	—	(1.4)	(0.2)	—	—	(1.6)
Stock based compensation	—	—	19.9	—	—	—	19.9
Other comprehensive income (loss):
Unrealized foreign currency translation gain, net of tax	—	—	—	—	28.1	92.7	120.8
Unrealized foreign currency derivative contract loss, net of tax	—	—	—	—	(13.4)	(19.4)	(32.8)
Unrealized gains on marketable securities, net of tax	—	—	—	—	0.1	—	0.1
Common stock dividends	—	—	—	(39.1)	—	—	(39.1)
Net income	—	—	—	10.2		12.6	22.8
Acquisition of Kennedy Wilson Europe (KWE) shares from noncontrolling interest holders	—	—	—	—	—	(3.3)	(3.3)
Contributions from noncontrolling interests	—	—	—	—	—	22.7	22.7
Distributions to noncontrolling interests	—	—	—	—	—	(76.2)	(76.2)

Balance at June 30, 2017	114,218,250	—	1,215.9	(132.0)	(56.4)	1,324.2	2,351.7

1	See Note 2 for further discussion.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2017	2016
(Dollars in millions)	$	$
Cash flows from operating activities:
Net income	22.8	18.2
Adjustments to reconcile net income to net cash used in operating activities:
Net gain from sale of real estate	(75.0)	(58.1)
Acquisition-related gain	—	(8.6)
Depreciation and amortization	101.8	97.3
Provision for deferred income taxes	(0.4)	(6.6)
Amortization of deferred loan costs	4.1	5.2
Accretion of interest income on loans	(3.6)	(4.6)
Amortization of discount and accretion of premium on issuance of the senior notes and investment debt	(0.6)	(0.5)
Unrealized net loss (gain) on derivatives	7.0	(6.3)
Income from unconsolidated investments	(35.9)	(28.1)
Operating distributions from unconsolidated investments	57.3	17.9
Operating distributions from loan purchases and originations	2.6	9.1
Share-based compensation	19.9	32.2
Change in assets and liabilities:
Accounts receivable	(11.6)	(29.7)
Other assets	(13.1)	(14.3)
Accounts payable, accrued expenses and other liabilities	(7.1)	(12.6)

Net cash provided by operating activities	68.2	10.5

Cash flows from investing activities:
Additions to loans	—	(5.3)
Collections of loans	6.4	138.8
Net proceeds from sale of real estate	243.0	183.4
Purchases of and additions to real estate	(284.9)	(447.5)
Proceeds from settlement of foreign derivative contracts	3.0	25.7
Purchases of foreign derivative contracts	(0.5)	(3.4)
Investment in marketable securities	(0.4)	(0.7)
Proceeds from sale of marketable securities	0.2	—
Distributions from unconsolidated investments	69.0	35.2
Contributions to unconsolidated investments	(36.7)	(45.6)

Net cash used in investing activities	(0.9)	(119.4)

Cash flows from financing activities:
Borrowings under line of credit	400.0	100.0
Repayment of lines of credit	(50.0)	—
Borrowings under investment debt	166.8	476.5
Repayment of investment debt	(100.6)	(97.5)
Debt issue costs	(0.1)	(3.7)
Repurchase and retirement of common stock	(35.6)	(42.8)
Dividends paid	(37.9)	(31.0)
Costs associated with KWE transaction	(5.5)	—
Acquisition of KWE Shares from noncontrolling interest holders	(3.3)	(67.9)
Contributions from noncontrolling interests, excluding KWE	22.7	12.9
Distributions to noncontrolling interests	(76.2)	(73.5)

Net cash provided by financing activities	280.3	273.0

Effect of currency exchange rate changes on cash and cash equivalents	31.5	(39.7)

Net change in cash and cash equivalents[1]	379.1	124.4
Cash and cash equivalents, beginning of period	885.7	731.6

Cash and cash equivalents, end of period	1,264.8	856.0

1	See discussion of non-cash effects in notes to statement of cash flows.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows (Unaudited)

Supplemental cash flow information:

	Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $
Cash paid for:
Interest[1]	99.3	80.2
Income taxes[2]	9.0	7.7

1	$30.5 million and $28.1 million attributable to noncontrolling interests
2	$7.0 million and $6.1 million attributable to noncontrolling interests

Supplemental disclosure of non-cash investing and financing activities:

	Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $
Accrued capital expenditures	9.3	19.1
Dividends declared but not paid on common stock	19.5	15.8

During the six months ended June 30, 2016, the Company acquired additional equity interests in a retail property in the Western United States that was previously unconsolidated. The assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations. As the fair value of the KW Group’s interests in these properties were in excess of their carrying value of their ownership interest, KW Group recorded acquisition-related gains of $8.6 million during the six months ended June 30, 2016.

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1—BASIS OF PRESENTATION

KW Group’s unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) may have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make their presentation not misleading. In the Company’s opinion, all adjustments, consisting of only normal and recurring items, necessary for a fair presentation of the results of operations for the three and six months ended June 30, 2017 and 2016 have been included. The results of operations for these periods are not necessarily indicative of results that might be expected for the full year ending December 31, 2017. For further information, your attention is directed to the footnote disclosures found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Throughout these unaudited interim consolidated financial statements “KW Group,” is referenced which is defined as the Company and its subsidiaries that are consolidated in its financial statements under U.S. GAAP (including KWE as defined below). All significant intercompany balances and transactions have been eliminated in consolidation. “KW,” “KWH,” “Kennedy Wilson,” the “Company,” “we,” “our,” or “us” are also referred to which are defined as Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries.

In addition, throughout these unaudited interim consolidated financial statements, “equity partners” is referred to which is defined as the non-wholly owned subsidiaries that are consolidated in the Company’s financial statements under U.S. GAAP, including KWE, and third-party equity providers.

Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities (“VIEs”) as defined in the ASC Subtopic 810-10, as amended by Accounting Standards Update (“ASU”) 2015-02, and to assess whether it is the primary beneficiary of such entities. If the determination is made that Kennedy Wilson is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with the ASC Subtopic 810-10.

The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. See comment in Note 4 about the preliminary nature of the estimates used in relation to acquisitions.

KWE

Kennedy Wilson Europe Real Estate Plc (“KWE,” LSE: KWE), a public limited company registered in Jersey formed to invest in real estate and real estate-related assets in Europe, closed its initial public offering (“IPO”) on the London Stock Exchange during the quarter ended March 31, 2014. KWE is externally managed by a wholly-owned subsidiary of Kennedy Wilson incorporated in Jersey pursuant to an investment management agreement. Due to the terms provided in the investment management agreement and Kennedy Wilson’s equity ownership interest in KWE, pursuant to the guidance set forth in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810—Consolidation (“Subtopic 810”), the Company is required to consolidate KWE’s results in its consolidated financial statements. As of June 30, 2017, the Company invested $492.6 million and owned approximately 23.8% of KWE’s total issued share capital.

Prior to KWE’s formation and for investments that do not meet KWE’s investment guidelines, the Company (along with its equity partners) has directly invested in 17 properties and a servicing platform in Europe which had total assets of $934.2 million included in the Company’s consolidated balance sheet and $264.2 million of equity as of June 30, 2017. As of June 30, 2017, the Company’s weighted average ownership in these investments was 65%.

On April 24, 2017, the Company issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing the terms of a recommended offer by the Company to acquire all of the outstanding shares (other than shares owned by the Company or its subsidiaries or held in treasury) of KWE. Under the terms of the transaction, KWE shareholders would be entitled to receive, for each KWE ordinary share, 0.667 shares of the Company’s common stock (the “Original Offer”) by means of a court sanctioned scheme of arrangement between the Company and KWE shareholders under Article 125 of the Jersey Companies Law (the “Transaction”).

On June 13, 2017, the Company issued a further announcement (the “New Offer Announcement”) pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Code”) disclosing an agreement between the Company and KWE, to make available a new alternative proposal in connection with the Transaction.

Under the terms of the New Offer Announcement, KWE shareholders would have the option of electing to receive either: (i) the Original Offer; or (ii) a mixed consideration (the “New Offer”) consisting of (a) 300 pence in cash, to be paid by the Company (the “KWH Cash Component”); (b) 250 pence in cash, to be paid by KWE as a special distribution on or around closing of the Transaction (the “KWE Special Distribution”); and (c) 0.3854 shares of the Company’s common stock. The availability of the New Offer to KWE shareholders would be conditional upon, among other things, the publication of and approval by the UK Listing Authority of a Prospectus to be published by the Company. The Company will provide a mix and match facility (the “Mix and Match Facility”) under which KWE shareholders (other than certain overseas KWE shareholders) who elect to receive the New Offer may, subject to off-setting elections made by other KWE shareholders, elect to vary the proportion of shares of the Company’s common stock and cash (but not the KWE Special Distribution) received pursuant to the Transaction. Based on the terms of the New Offer Announcement, if all KWE shareholders elected to receive the New Offer, KWE shareholders (other than the Company and its affiliates) would own approximately 25% and existing KWH shareholders would own approximately 75% of the combined group following the completion of the Transaction. If all KWE shareholders elected to receive the Original Offer, KWE shareholders (other than the Company and its affiliates) would own approximately 36% and existing KWH shareholders would own approximately 64% of the combined group following the completion of the Transaction. In connection with the Transaction, on June 9, 2017, the Company drew $350 million on its revolving credit facility. The funds along with $18.0 million of existing corporate cash were deposited into an escrow account, in accordance with the funds certain requirement of the UK Takeover Code, and such funds will be used to fulfill the KWH Cash Component described above.

In connection with the Transaction, the Company has announced that its Board of Directors intends to increase the first quarterly dividend payable following the effective date of the Transaction from $0.17 per share of KWH common stock to $0.19 per share of KWH common stock.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

REVENUE RECOGNITION—Performance fees or carried interests are allocated to the general partner, special limited partner or asset manager of the Company’s real estate funds and loan pool participations based on the cumulative performance of the funds and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, the Company calculates the performance fee that would be due to the general partner, special limited partner or asset manager’s interests for a fund or loan pool, pursuant to the fund agreement or participation agreements, as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to the Company to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. A majority of the performance fees are recognized in investment management revenue in the Company’s consolidated statements of operations. Total performance fees recognized from inception through June 30, 2017 that may be reversed in future periods if there is negative fund performance totaled $31.1 million. Net performance fees recognized during the six months ended June 30, 2017 and 2016 were $3.8 million and $9.1 million, respectively, and the amounts that have not been received are included in accounts receivable—related parties in the accompanying consolidated balance sheet.

REAL ESTATE ACQUISITIONS—The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with ASC Subtopic 805-10, Business Combinations. Acquisition-related costs are expensed as incurred. The ownership of the other interest holders in consolidated subsidiaries is reflected as noncontrolling interests.

The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate is valued, in part, based on third party valuations and management estimates also using an income approach.

NONCONTROLLING INTERESTS—Noncontrolling interest is the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly to the Company. These amounts are reported within equity as a separate component in accordance with ASC Subtopic 810-10, Noncontrolling Interests in Consolidated Financial Statements. Revenues, expenses, gains, losses, net income (loss), and other comprehensive income (loss) are reported in the consolidated statements of operations at the consolidated amounts and net income (loss) and comprehensive income (loss) attributable to noncontrolling interests are separately stated.

The largest component of noncontrolling interest relates to the Company’s investment in KWE, which had a corresponding noncontrolling interest balance of $1.1 billion as of June 30, 2017.

FOREIGN CURRENCIES—The financial statements of KW Group’s subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the euro, the British pound sterling, and the Japanese yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income.

Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of our operations. In order to manage the effect of these fluctuations, the Company enters into hedging transactions, in the form of currency derivative contracts, that are designed to reduce its book equity exposure to foreign currencies. See note 6 for a complete discussion on currency derivative contracts.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES—All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value of cash flow hedges or net investment hedges are recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in the item being hedged until the hedged item affects earnings. Changes in fair value for fair value hedges are recognized in earnings.

Fluctuations in foreign exchanges rates may have a significant impact on the Company’s results of operations. In order to manage the potential exposure from adverse changes in foreign exchange rates arising from the Company’s net investments in foreign operations, the Company may enter into currency derivative contracts to hedge all or portions of the net investments in the Company’s non-U.S. dollar denominated foreign operations.

INCOME TAXES—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes, the effect of income tax positions is recognized only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

RECENT ACCOUNTING PRONOUNCEMENTS—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, a five step model to recognize revenue from customer contracts in an effort to increase consistency and comparability throughout global capital markets and across industries. The model will identify the contract, identify any separate performance obligations in the contract, determine the transaction price, allocate the transaction price and recognize revenue when the performance obligation is satisfied. The new standard will apply to KW Group’s management and leasing fees (including performance fees), commissions, rental and hotel income. Management is evaluating the impact of the five step model and does not expect it to have a significant impact on the financial statements. ASU 2014-09 will also impact how sales of real estate are reported, which will become subject to ASC Subtopic 610-20 Other Income- Gains and Losses from the Derecognition of Nonfinancial Assets (“Subtopic 610-20”). After review of Subtopic 610-20, management concluded that the new standard is not expected to have a significant impact on the amount, timing or classification of real estate sales in the financial statements or related disclosures based on the Company’s current business mix. The new standard will replace most existing revenue recognition in GAAP when it becomes effective for the Company on January 1, 2018. The Company is planning on adopting a modified retrospective transition method when the guidance becomes effective.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 is required to be adopted for fiscal years beginning after December 15, 2018. Because KW Group’s existing operating lease commitments are not material and the accounting for leases by the lessor is substantially unchanged, the Company does not expect the ASU to have a significant impact on its results of operations or financial position.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. ASU 2016-07 is effective for all entities in fiscal years beginning after December 15, 2016. The adoption of this standard did not have a material impact on KW Group’s consolidated financial statements.

On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB’s simplification initiative. The ASU changes seven aspects of the accounting for share-based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes; (6) practical expedient—expected term (nonpublic only); and (7) intrinsic value (nonpublic only).

ASU 2016-09 requires excess tax benefits and deficiencies to be recognized as a component of income tax expense rather than equity. An excess tax benefit (windfall) arises when the value of the share-based award on the vesting date is higher than the fair value on the grant date. A tax deficiency (shortfall) arises when the fair value on the vesting date is lower than the fair value on the grant date. In addition, ASU 2016-09 eliminated the requirement for excess tax benefits from share-based compensation to reduce current taxes payable prior to being recognized in the financial statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within the Company’s tax provision for income taxes as the amount of excess tax benefits or deficiencies from stock-based compensation awards is from now on dependent upon the Company’s stock price on the date the awards vest.

On January 1, 2017, KW Group adopted ASU 2016-09 under the modified retrospective approach and recorded the cumulative impact of the accounting change through a reduction to the accumulated deficit of $9.3 million. This amount represents the cumulative excess tax benefits related to share-based compensation as of December 31, 2016 which had not been reflected as a deferred tax asset. As a result of adoption of ASU 2016-09, the excess tax benefits were reclassified to net operating loss carryover, resulting in an increase in our deferred tax asset by $9.3 million as of January 1, 2017.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight classification issues related to the statement of cash flows: (a) debt prepayment or debt extinguishment costs, (b) settlement of zero-coupon bonds, (c) contingent consideration payments made after a business combination (d) proceeds from the settlement of insurance claims, (e) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (f) distributions received from equity method investees, (g) beneficial interests in securitization transactions, and (h) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is required to be adopted for public entities for fiscal years beginning after December 15, 2017.The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU clarifies the definition of a business. The three elements of a business (inputs, processes, and outputs) has not changed, however, the amendment provides a framework to assist entities in evaluating whether these elements are present. The amended framework is not expected to materially impact the Company’s financial statements. However, the amendment also includes a provision that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. Therefore, real estate acquisitions generally will no longer be considered a business and consequently not be accounted for under Topic 805. The Company has evaluated the likely impacts noting that (1) acquisition related costs will no longer be expensed as incurred and (2) regardless of the market value of a property at the acquisition date, acquisition related gains will no longer be recorded. ASU 2017-01 is required to be adopted for public entities for fiscal years beginning after December 15, 2017. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, which requires an entity to no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. ASU 2017-04 is required to be adopted for public entities that are SEC filers, for annual and interim periods in fiscal years beginning after December 15, 2019. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

The FASB did not issue any other ASUs during the first six months of 2017 that the Company expects to be applicable and have a material impact on the Company’s financial position or results of operations.

RECLASSIFICATIONS-Certain balances included in prior year’s financial statements have been reclassified to conform to the current year’s presentation.

NOTE 3—LOAN PURCHASES AND ORIGINATIONS

KW Group’s investment in loan purchases and originations was $87.2 million and $151.3 million at June 30, 2017 and June 30, 2016, respectively.

During the first quarter of 2017, Kennedy Wilson collected, in full, approximately $6.4 million on a loan secured by an office property in San Diego, CA.

Kona Village

During 2015 , KWH originated a loan to an existing joint venture for $38.7 million . With the loan, the joint venture purchased a note (the “Note”) secured by the iconic Kona Village Resort (“Kona Village”) in Kona, Hawaii for the same $38.7 million. During the year ended June 30 2017 , the Note was converted to real estate. The Note had a carrying value of $46.3 million at the time of conversion. Subsequent to conversion, Kennedy Wilson purchased the equity partners’ interests and consolidated the investment. Subsequent to consolidating the investment, Kennedy Wilson sold a 50% equity interest in Kona Village to a strategic partner, resulting in shared control, and, accordingly, the Company accounts for its investment under the equity method as of June 30, 2017 . Kona Village is currently in the re-development stage.

Interest Income from Notes Receivable

KW Group recognized interest income on loans of $4.5 million and $6.5 million during the three and six months ended June 30, 2017, respectively, and $3.6 million and $5.8 million during the three and six months ended June 30, 2016, respectively.

NOTE 4—REAL ESTATE AND IN-PLACE LEASE VALUE

The following table summarizes KW Group’s investment in consolidated real estate properties at June 30, 2017 and June 30, 2016:

(Dollars in millions)	June 30, 2017 $	June 30, 2016 $
Land	1,429.3	1,469.2
Buildings	4,228.4	3,986.3
Building improvements	461.4	333.9
In-place lease values	409.0	421.5

	6,528.1	6,210.9
Less accumulated depreciation and amortization	(466.0)	(316.4)

Real estate and acquired in place lease values, net of accumulated depreciation and amortization	6,062.1	5,894.5

Real property, including land, buildings, and building improvements, are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on a straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 8.2 years as at June 30, 2017.

Consolidated Acquisitions

The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values. The purchase price generally approximates the fair value of the properties as acquisitions are generally transacted with third-party willing sellers.

During the six months ended June 30, 2017, KW Group acquired the following consolidated properties:

(Dollars in millions)		Preliminary Purchase Price Allocation at Acquisition[1]
Location	Description	Land $	Building $	Acquired in place lease values[2] $	Investment debt $	NCI $	KWH Shareholders’ Equity $
Western U.S.	One retail center and one commercial property	32.9	115.3	16.4	77.0	0.2	79.8

		32.9	115.3	16.4	77.0	0.2	79.8

1	Excludes acquisition expenses and net other assets. The purchase price allocations for properties acquired during the six months ended June 30, 2017 are based on preliminary measurements of fair value that are subject to change. These allocations represent the Company’s current best estimates of fair value and will be finalized within one year.
2	Includes above and below market leases in this table. Above and below market leases are part of other assets and accrued expenses and other liabilities.

Gains on real estate

During the six months ended June 30, 2017, KW Group recognized the following gains on sale of real estate:

		Gain on sale of real estate
(Dollars in millions)	Description	Consolidated[1] $	NCI $	Net of NCI $
KW	Two multifamily properties and one retail center in the Western U.S., one commercial development in Ireland and one residential property in the United Kingdom	62.1	5.8	56.3
KWE	15 commercial properties in the United Kingdom and two condo unit sales in Spain	12.9	9.9	3.0

KW Group		75.0	15.7	59.3

1	Includes both the sale of real estate as a business, which is recognized through gain on sale of real estate, and the sale of real estate as assets, which is the net of sale of real estate and cost of real estate sold.

Guarantees

Kennedy Wilson has certain guarantees associated with loans secured by consolidated assets. As of June 30, 2017, the maximum potential amount of future payments (undiscounted) Kennedy Wilson could be required to make under the guarantees was approximately $50.9 million which is approximately 1% of investment level debt of Kennedy Wilson and its equity partners. The guarantees expire through 2026, and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds from the property. Based on the Company’s evaluation of guarantees under FASB ASC Subtopic 460-10 Estimated Fair Value of Guarantees, the estimated fair value of guarantees made as of June 30, 2017 and June 30, 2016 were immaterial.

Pro forma results of operations

The results of operations of the assets acquired have been included in our consolidated financial statements since the date of their acquisition. KW Group’s unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had this acquisition been consummated at the beginning of the periods presented.

The pro forma data presented below assumes that the acquisitions during the three and six months ended June 30, 2017 occurred as of January 1, 2016.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except for per share data)	2017 $	2016 $	2017 $	2016 $
Pro forma revenues	178.6	180.7	354.2	356.6
Pro forma net income	22.4	1.2	24.1	24.8
Pro forma net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	9.9	1.8	11.6	(2.5)
Pro forma net income (loss) per share:
Basic	0.09	0.02	0.10	(0.02)
Diluted	0.09	0.02	0.10	(0.02)

NOTE 5—UNCONSOLIDATED INVESTMENTS

Kennedy Wilson has a number of joint venture interests, generally ranging from 5% to 50%, that were formed to acquire, manage, develop, service and/or sell real estate and invest in loan pools and discounted loan portfolios. Kennedy Wilson has significant influence over these entities, but not control, and accordingly, these investments are accounted for under the equity method.

Joint Venture Holdings

The following table details the Company’s unconsolidated investments by investment type and geographic location as of June 30, 2017:

(Dollars in millions)	Multifamily $	Commercial $	Loan $	Residential and Other $	Total $
Western U.S.	204.1	58.7	—	201.3	464.1
United Kingdom	—	11.1	—	—	11.1
Spain	—	—	—	17.5	17.5
Japan	6.4	—	—	—	6.4

Total	210.5	69.8	—	218.8	499.1

The following table details the Company’s unconsolidated investments by investment type and geographic location as of June 30, 2016:

(Dollars in millions)	Multifamily $	Commercial $	Loan $	Residential and Other $	Total $
Western U.S.	145.4	52.4	11.8	204.1	413.7
United Kingdom	—	17.7	—	—	17.7
Spain	—	—	—	14.9	14.9
Japan	6.9	—	—	—	6.9

Total	152.3	70.1	11.8	219.0	453.2

During the six months ended June 30, 2017, multifamily investments increased due to investments in four new multifamily properties, which was offset by the sale of one property. Commercial investments decreased due to the sale of two properties. Residential and Other investments decreased due to a land sale, collections on receivables, and condominium unit and lot sales.

Vintage Housing Holdings (“VHH”)

The Company owns noncontrolling interests in VHH, a joint venture that holds controlling interests in over 30 syndicated limited partnerships (“LPs”) that own multifamily properties via a traditional low-income housing tax credit (“LIHTC”) structure in the Western United States. The Company accounts for its investment under the equity method as it does not control the investment. As of June 30, 2017 and June 30, 2016, the carrying value in VHH was $95.5 million and $83.6 million, respectively.

The LPs generate cash flow through their controlling interests in entities owning multifamily housing that is predominantly structured with LIHTCs. The Company has elected the fair value option on its unconsolidated investment in VHH. No fair value gains and $12.4 million were recognized through equity income during the three and six months ended June 30, 2017, respectively. The Company recognized $3.8 million and $13.3 million of fair value gains through equity income during the three and six months ended June 30, 2016, respectively. Fair value gains are primarily generated from resyndications in which VHH dissolves an existing partnership and recapitalizes into a new partnership with tax exempt bonds and tax credits which are sold to a new tax credit LP partner and, in many cases, yields cash back to VHH. Upon resyndication, VHH retains a GP interest in the partnership and receives various future streams of cash flows including; development fees, asset management fees, other GP management fees and distributions from operations. Since the investment is accounted for under the fair value option, operating distributions are recorded as equity income. See Note 6 for additional details. The Company has recognized $1.5 million and $3.2 million in equity income related to operating distributions for the three and six months ended June 30, 2017. The Company has recognized $1.5 million and $3.1 million in equity income related to operating distributions for the three and six months ended June 30, 2016.

Contributions to Joint Ventures

During the six months ended June 30, 2017, Kennedy Wilson contributed $11.5 million to new joint ventures. Kennedy Wilson contributed $25.2 million to existing joint ventures during the six months ended June 30, 2017 to fund the Company’s share of development projects, capital expenditures and working capital needs.

Distributions from Joint Ventures

During the six months ended June 30, 2017, Kennedy Wilson received $126.3 million in operating and investing distributions from its joint ventures. Operating distributions resulted from operating cash flow generated by the joint venture investments. Investing distributions resulted from the refinancing of property level debt and asset sales.

The following table details cash distributions by investment type and geographic location for the six months ended June 30, 2017:

	Multifamily		Commercial		Residential and Other		Total
(Dollars in millions)	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $
Western U.S.	15.0	8.6	24.3	16.1	15.7	44.3	55.0	69.0
United Kingdom	—	—	2.3	—	—	—	2.3	—

Total	15.0	8.6	26.6	16.1	15.7	44.3	57.3	69.0

Investing distributions resulted primarily from recapitalizations and the sale of multifamily and commercial properties in the Western United States. Operating distributions resulted from sales distributions in excess of invested basis and operating cash flow generated by the joint venture investments.

Consolidation Considerations

The Company determines the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in FASB ASC Topic 810. The Company accounts for joint ventures where it is deemed that the Company does not have control through the equity method of accounting while entities the Company controls are consolidated in KW Group’s financial statements.

Capital Commitments

As of June 30, 2017, Kennedy Wilson had unfulfilled capital commitments totaling $70.0 million to four of its joint ventures under the respective operating agreements, including $50.0 million relating to Kennedy Wilson Real Estate Fund VI, LP. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of such capital commitment obligations.

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of June 30, 2017:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Unconsolidated investments	—	—	330.8	330.8
Marketable securities	7.9	—	—	7.9
Currency derivative contracts	—	(85.5)	—	(85.5)

Total	7.9	(85.5)	330.8	253.2

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as at June 30, 2016:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Unconsolidated investments	—	—	236.6	236.6
Marketable securities	5.2	—	—	5.2
Currency derivative contracts	—	(41.5)	—	(41.5)

Total	5.2	(41.5)	236.6	289.7

Unconsolidated Investments

Kennedy Wilson elected to use the fair value option (“FV Option”) for seventeen unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson’s investment balance in the FV Option investments was $282.6 million and $197.3 million at June 30, 2017 and June 30, 2016, respectively, which is included in unconsolidated investments in the accompanying balance sheets.

Additionally, Kennedy Wilson records its investments in KW Property Fund III, L.P., Kennedy Wilson Real Estate Fund IV, and Kennedy Wilson Real Estate Fund V, LP (the “Funds”) based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Kennedy Wilson’s investment balance in the Funds was $48.2 million and $39.3 million at June 30, 2017 and June 30, 2016, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of June 30, 2017, Kennedy Wilson had unfunded capital commitments to the Funds in the amount of $16.2 million.

In estimating fair value of real estate held by the Funds and the seventeen FV Option investments, the Company considers significant unobservable inputs such as capitalization and discount rates.

The following table summarizes the Company’s investments in unconsolidated investments held at fair value by type:

(Dollars in millions)	June 30, 2017 $	June 30, 2016 $
FV Option	282.6	197.3
Funds	48.2	39.3

Total	330.8	236.6

The following table presents changes in Level 3 investments, investments in investment companies and investments in joint ventures that elected the fair value option for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $	2017 $	2016 $
Beginning balance	375.8	234.8	329.4	223.8
Unrealized and realized gains	5.7	9.0	27.8	26.6
Unrealized and realized losses	(0.1)	—	(1.0)	—
Contributions	5.0	4.3	25.2	20.1
Distributions	(55.2)	(12.0)	(74.5)	(34.9)
Other	(0.4)	0.5	23.9	1.0

Ending balance	330.8	236.6	330.8	236.6

Unobservable inputs for real estate

The table below describes the range of unobservable inputs for real estate assets:

Estimated Rates Used for
	Capitalization Rates	Discount Rates
Office	4.75% - 8.60%	7.25% - 9.75%
Retail	5.50% - 9.00%	7.25% - 11.00%
Multifamily	4.75% - 7.75%	8.00% - 9.75%
Land and condominium units	N/A	8.00% - 15.00%

In valuing indebtedness the Company considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used for these types of investments range from 1.53% to 3.46%.

The accuracy of estimating fair value for investments utilizing unobservable inputs cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets. As such, estimated fair value may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows, could significantly affect the fair value measurement amounts.

Marketable Securities

Marketable securities include Kennedy Wilson’s investment in publicly traded equity securities and fixed income investments. The fixed income portfolio consists mainly of U.S. government and investment grade corporate bonds. The carrying value of marketable securities is a level 1 valuation as the fair value is based off of unadjusted quoted market prices in active markets for identical securities.

The amount above excludes Kennedy Wilson’s 30.0 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results in KW Group’s consolidated financial statements. Kennedy Wilson’s investment in KWE had a market value of approximately $434.0 million (cost basis of $454.9 million, net of realized and unrealized hedging activity) based on a per share price of $14.46 at June 30, 2017. As of June 30, 2017, the Company had fully hedged the foreign currency rate risk of its net investment in KWE through using currency forward contracts and options, with a notional amount of £356.0 million.

Currency derivative contracts

KW Group uses foreign currency derivative contracts such as forward contracts and options to manage its foreign currency risk exposure against the effects of a portion of its certain non-U.S. dollar denominated currency net investments. Foreign currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives and the foreign currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the underlying currency applied to the notional value in the underlying currency discounted at a market rate for similar risks. Although the Company has determined that the majority of the inputs used to value its currency derivative contracts fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the currency derivative contracts utilize Level 3 inputs. However, as of June 30, 2017, KW Group assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, the Company has determined that its derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.

If the derivative applies for hedge accounting, changes in fair value are recorded in other comprehensive income in the accompanying consolidated statements of comprehensive income (loss) as the portion of the currency derivative contracts used to hedge foreign currency exposure of its certain net investments in foreign operations qualifies as a net investment hedge under FASB ASC Topic 815. Ineffective portions of currency derivative contracts and contracts that do not quality for net investment hedges are recognized in the statement of operations within other income.

The fair value of the currency derivative contracts held as of June 30, 2017 and 2016 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the balance sheet. See note 11 for a complete discussion on other comprehensive income including currency derivative contracts and foreign currency translations.

The table below details the currency derivative contracts KW Group held as of June 30, 2017 and the activity during the six months ended June 30, 2017:

		June 30, 2017			Six Months Ended June 30, 2017
(Dollars in millions) Currency Hedged	Underlying Currency	Notional	Hedge Asset $	Hedge Liability $	Change in Unrealized Gains (Losses) $	Realized Gains (Losses) $	Cash Received (Paid) $
Outstanding
EUR	USD	€130.0	0.3	(2.8)	(6.2)	—	—
EUR[1]	GBP	€360.0	—	(79.8)	(11.0)	—	—
EUR1 2	GBP	—	—	—	(14.5)	—	—
GBP	USD	£356.0	6.7	(3.0)	(10.2)	—	(0.5)
GBP3	USD	£259.7	—	(6.8)	—	(6.8)	—
Yen	USD	¥757.0	0.2	(0.3)	(0.1)	—	—

Total Outstanding			7.2	(92.7)	(42.0)	(6.8)	(0.5)
Settled
GBP	USD		—	—	0.2	0.2	3.0

Total Settled			—	—	0.2	0.2	3.0

Total			7.2	(92.7)	(41.8)	(6.6)	2.5
Noncontrolling interests			—	60.8	19.4	—	—

Total—Kennedy Wilson share			7.2	(31.9)	(22.4)	(6.6)	2.5

1	Hedge is held by KWE on its wholly-owned subsidiaries.
2	Relates to KWE’s Euro Medium Term Note. See discussion in Note 8.
3	Relates to hedges on GBP escrow cash that is held by Kennedy Wilson relating to the proposed acquisition of KWE. Derivative losses are offset by realized foreign currency exchange gains on translation of cash.

The gains recognized through other comprehensive income will remain in accumulated other comprehensive income until the underlying investments they were hedging are substantially liquidated by KW Group.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.

Debt liabilities are accounted for at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. The fair value as of June 30, 2017 and June 30, 2016 for the senior notes payable and investment debt were estimated to be approximately $5.5 billion and $4.8 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and the Company’s credit risk to the current yield of a similar security, compared to their carrying value of $5.5 billion and $4.7 billion at June 30, 2017 and June 30, 2016, respectively. The inputs used to value the Company’s senior notes payable and mortgage loans payable are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be level 2 inputs.

NOTE 7—OTHER ASSETS

Other assets consist of the following:

(Dollars in millions)	June 30, 2017 $	June 30, 2016 $
Above-market leases, net of accumulated amortization of $37.1 and $24.0 at June 30, 2017 and June 30, 2016, respectively	68.7	92.4
Development project asset	34.1	—
Deferred tax asset, net	28.4	32.6
VAT receivable	27.0	22.3
Goodwill	23.9	24.0
Other, net of accumulated amortization of $6.8 and $4.5 at June 30, 2017 and June 30, 2016, respectively	23.8	8.7
Office furniture and equipment net of accumulated depreciation of $30.9 and $20.9 at June 30, 2017 and June 30, 2016, respectively	23.5	26.2
Straight line rent	18.6	9.4
Prepaid expenses	12.9	12.2
Marketable securities 1	7.9	5.2
Hedge assets	7.2	20.4
Deposits	1.8	2.0

Other Assets	277.8	262.2

1	The amount above excludes Kennedy Wilson’s 30.0 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results. Kennedy Wilson’s investment in KWE had a market value of approximately $434.0 million (cost basis of $454.9 million, net of realized and unrealized hedging activity) based on a per share price of $14.46 at June 30, 2017.

Development Project Asset

On May 12, 2017, Kennedy Wilson and its equity partners (the “Capital Dock JV”) sold 200 Capital Dock, a 130,000 ft. office building under construction in Dublin, Ireland. Concurrent with the transaction, the Capital Dock JV entered into a development agreement with the buyer to complete the construction of 200 Capital Dock. The development agreement provides that upon certain events (including the insolvency of the Capital Dock JV and certain delivery deadlines not being met), the buyer may exercise a right to take over the construction of the project.

The transaction was evaluated based on ASC Topic 360-20. Because adequate initial investment by the buyer was not collected at June 30, 2017, the transaction has been recorded under the installment method. The installment method apportions each cash receipt between cost recovered and profit. The apportionment is in the same ratio as total cost and total profit bear to the sales value. During the quarter ended June 30, 2017, there was $11.8 million of sale of real estate and $8.9 million of cost of real estate sold in the consolidated statement of operations related to the sale of 200 Capital Dock. Consequently the “development project asset” represents the basis which has not yet been relieved under the installment method.

Additional payments from the buyer are due upon completion of certain milestones and when adequate initial and continuing investment requirements have been met, the transaction will be reported under the full accrual method. Because this requirement is expected to be satisfied before construction is completed, continuing involvement associated with construction completion will continue to defer profit recognition related to the construction of the building and which will be recognized in earnings under the percentage of completion basis through completion of the project. The requirements for meeting the full accrual method are expected to be completed before December 31, 2017 while the construction is expected to be completed in the third quarter 2018. In the event that the buyer exercises its right to take over the construction of the project, the Capital Dock JV will receive a reduced amount of proceeds from this transaction.

NOTE 8—INVESTMENT DEBT

Investment debt at June 30, 2017 and June 30, 2016 consists of the following:

		Carrying Amount of Investment Debt as of 1
(Dollars in millions) Investment Debt by Product Type	Region	June 30, 2017 $	June 30, 2016 $
Mortgage debt
Multifamily[1]	Western U.S.	1,131.4	893.7
Commercial	Western U.S.	363.9	315.1
Commercial	Japan	—	2.3
Residential, Hotel and Other	Western U.S.	49.5	39.2
Commercial1,2	Ireland	422.5	354.9
Multifamily1,2	Ireland	142.6	190.7
Residential and Other1,2	Ireland	39.8	16.9
Hotel	Ireland	82.3	79.7
Residential and Other1,2	Spain	—	3.4
Commercial2	Spain	91.3	96.5
Commercial1,2	United Kingdom	621.5	845.8

Secured investment debt		2,944.8	2,838.2
Unsecured investment debt1,2	United Kingdom	1,275.4	1,096.8

Investment debt (excluding loan fees)		4,220.2	3,935.0

Unamortized loan fees		(27.4)	(28.7)

Total Investment debt		4,192.8	3,906.3

1	The investment debt payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium (discount) as of June 30, 2017 and June 30, 2016 was $0.1 million and $2.7 million, respectively.
2	Kennedy Wilson owned approximately 23.8% and 21.6% of the total issued share capital of KWE as of June 30, 2017 and June 30, 2016, respectively. See the table below for a detailed breakout.

		Carrying Amount of Investment Debt as of1
(Dollars in millions) Types of Property Pledged as Collateral (KWE)	Region	June 30, 2017 $	June 30, 2016 $
Commercial 1,2	Ireland	276.3	274.1
Multifamily[1,2]	Ireland	—	52.5
Residential and Other Spain 1,2	Spain	—	3.4
Commercial 1,2	Spain	91.3	96.4
Commercial 1,2	United Kingdom	552.4	775.4

Investment debt		920.0	1,201.8
Unsecured 1,2	United Kingdom	1,275.4	1,096.8

Investment debt (excluding loan fees)		2,195.4	2,298.6

Unamortized loan fees		(12.4)	(17.9)

Total Investment debt		2,183.0	2,280.7

1	The mortgage loan payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan discount as of June 30, 2017 and June 30, 2016 was $4.3 million and $(9.7) million, respectively.
2	Kennedy Wilson owned approximately 23.80% and 21.6% of the total issued share capital of KWE as of June 30, 2017 and June 30, 2016, respectively.

The investment debt had a weighted average interest rate of 3.37% and 3.15% per annum at June 30, 2017 and June 30, 2016, respectively. As of June 30, 2017, 68% of KW Group’s investment level debt is fixed rate, 14% is floating rate with interest caps and 18% is floating rate without interest caps, compared to 65% fixed rate, 18% floating rate with interest caps and 17% floating rate without interest caps, as of June 30, 2016.

During the second quarter of 2015, KWE completed its inaugural bond offering of approximately $390.8 million (based on June 30, 2017 rates) (£300 million) in 3.95% fixed-rate senior unsecured bonds due 2022. During the third quarter of 2016, KWE completed an additional offering of approximately $260.5 million (based on June 30, 2017 rates) (£200 million) in 3.95% fixed-rate senior unsecured bonds due 2022. KWE effectively reduced the interest rate to 3.35% as a result of it entering into swap arrangements to convert 50% of the proceeds into Euros.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.6 billion based on June 30, 2017 rates) Euro Medium Term Note (“EMTN”) Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuances of senior unsecured notes for an aggregate principal amount of approximately $628.4 million (based on June 30, 2017 rates) (€550 million) (the “KWE Notes”). The KWE Notes were issued at a discount and have a carrying value of $624.3 million with an annual fixed coupon of 3.25%, and mature in 2025. As KWE invests proceeds from the KWE Notes to fund equity investments in new euro denominated assets KWE designates the KWE Notes as net investment hedges under FASB ASC Topic 815. Subsequent fluctuations in foreign currency rates that impact the carrying value of the KWE Notes are recorded to accumulated other comprehensive income. During the six months ended June 30, 2017, KW Group recognized a loss of $14.5 million in accumulated other comprehensive income due to the strengthening of the euro against the GBP during the period. The KWE Notes rank pari passu with the KWE Bonds (as defined below), and are subject to the same restrictive covenants.

The trust deed that governs the bonds contains various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed). As of June 30, 2017, KWE was in compliance with these covenants.

In August 2014, KWE entered into a three-year unsecured floating rate revolving debt facility (“KWE Facility”) with Bank of America Merrill Lynch International Limited, Deutsche Bank, and J.P. Morgan Chase of approximately $293.1 million (£225 million) based on rates as of June 30, 2017. As of June 30, 2017, the unsecured credit facility was undrawn, with $293.1 million (£225 million) still available based on rates as of June 30, 2017. On July 11, 2017, KWE secured an extension to the terms of the KWE Facility. The KWE Facility, which was due to expire on August 29, 2017, has been extended to the earlier of the date in which the Company acquires all of the outstanding shares (other than shares owned by the Company or its subsidiaries or held in treasury) of KWE and February 28th, 2018 (see Note 1 for further details).

During the six months ended June 30, 2017, one existing mortgage was refinanced, one acquisition was partially financed with a mortgage, and one investment acquired supplemental financing.

The aggregate maturities of investment debt subsequent to June 30, 2017 are as follows:

(Dollars in millions)	Aggregate Maturities $
2017	64.7
2018	168.3
2019	617.6
2020	256.5
2021	103.0
Thereafter	3,010.0

4,220.1
Debt premium	0.1
Unamortized loan fees	(27.4)

4,192.8

NOTE 9—SENIOR NOTES

(Dollars in millions)	Interest Rate %	Maturity Date	Face Value $	June 30, 2017 Unamortized Net Premium/ (Discount) $	Carrying Value $	Face Value $	June 30, 2016 Unamortized Net Premium/ (Discount) $	Carrying Value $
2042 Notes	7.75%	12/1/2042	55.0	—	55.0	55.0	—	55.0
2024 Notes	5.88%	4/1/2024	900.0	(2.1)	897.9	650.0	(2.3)	647.7

Senior Notes			955.0	(2.1)	952.9	705.0	(2.3)	702.7
Unamortized loan fees					(15.3)			(13.3)

Total Senior Notes					937.6			689.4

In August 2016, Kennedy Wilson, Inc., (the “Issuer”) completed an additional public offering of $250.0 million aggregate principal amount of 5.875% Senior Notes due 2024 (the “Notes”). The Notes were issued as additional notes under the indenture pursuant to which the Issuer previously issued $650 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the “Initial Notes”). The Notes have substantially identical terms as the Initial Notes and will be treated as a single series with the Initial Notes under the indenture. The Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, April 1, 2016.

The indentures governing the 2024 Notes and 2042 Notes contain various restrictive covenants, including, among others, limitations on the Company’s ability and the ability of certain of the Company’s subsidiaries to incur or guarantee additional indebtedness, to make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stock, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indentures governing the 2024 and 2042 Notes limit the ability of Kennedy Wilson and its restricted subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, the maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of June 30, 2017, the maximum balance sheet leverage ratio was 1.27 to 1.00. See Note 15 for the guarantor and non- guarantor financial statements.

NOTE 10—BORROWINGS UNDER LINES OF CREDIT

KW Revolving Facility

During the six months ended June 30, 2017, Kennedy-Wilson, Inc. (the “Borrower”), drew $400.0 million and repaid $50.0 million on the $475 million unsecured revolving credit facility (the “KW Revolving Facility”). As of June 30, 2017, there was $350.0 million outstanding under the KW Revolving Facility, and $125.0 million was still available. As of June 30, 2016, the KW Revolving Facility was $100.0 million outstanding, and $375.0 million was still available. Refer to Note 1 for the use of the funds.

On December 10, 2015, the Borrower, a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (“KWH”) entered into the KW Revolving Facility with a syndicate of lenders including Bank of America, N.A., JP Morgan Chase Bank, N.A., Deutsche Bank AG New York Branch, U.S. Bank N.A., East West Bank, Fifth Third Bank, The Governor and Company of the Bank of Ireland, Compass Bank and City National Bank with Bank of America, N.A., as administrative agent and letter of credit issuer. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as of the applicable measurement date, and have a maturity date of December 10, 2018. Subject to certain conditions precedent and at the Borrower’s option, the maturity date of the KW Revolving Facility may be extended by one year.

The KW Revolving Facility has certain covenants that, among other things, limit the Borrower and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The credit agreement that governs the KW Revolving Facility requires the Borrower to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Borrower after September 30, 2015, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to the greater of 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As of June 30, 2017, the Borrower’s consolidated leverage ratio was 60.8%, its fixed charge coverage ratio was 3.1 to 1.00, its consolidated tangible net worth was $1,306.5 million, its adjusted secured leverage ratio was 35.4%, its secured recourse leverage ratio was 1.0%, its recourse leverage ratio was 1.04, and liquidity was $1,114.3 million. The obligations of the Borrower pursuant to the Credit Agreement are guaranteed by KWH and certain of its wholly-owned subsidiaries.

NOTE 11—EQUITY

Common Stock Repurchase Program

On February 25, 2016, Kennedy Wilson announced the authorization of a stock repurchase program for up to $100 million. Repurchases under the program may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and subject to the Company’s discretion. During the six months ended June 30, 2017, Kennedy Wilson repurchased and retired 77,155 shares for $1.6 million under the stock repurchase program. During the six months ended June 30, 2016, Kennedy Wilson repurchased and retired 1,421,252 shares for $28.0 million under the stock repurchase program.

Dividend Distributions

During the following periods, Kennedy Wilson declared and paid the following cash distributions on its common and preferred stock:

	Six Months Ended		Six Months Ended
	June 30, 2017		June 30, 2016
	Declared	Paid	Declared	Paid
(Dollars in millions)	$	$	$	$
Preferred Stock
Series B1	—	—	1.1	1.1
Total Preferred Stock	—	—	1.1	1.1
Common Stock	39.1	37.9	32.0	29.9

Total[2]	39.1	37.9	33.1	31.0

1	The decrease in Series B dividends during the current year is due to the early conversion of the Series B preferred stock into common shares during the fourth quarter of 2016.
2	The difference between declared and paid is the amount accrued on the consolidated balance sheets.

Share-based Compensation

During the three months ended June 30, 2017 and 2016, KW Group recognized $9.4 million and $14.7 million of compensation expense related to the vesting of restricted stock grants. During the six months ended June 30, 2017 and 2016, KW Group recognized $20.1 million and $32.2 million of compensation expense related to the vesting of restricted stock grants. The decrease for the three and six months ended June 30, 2017 is mainly due to restricted stock that was granted in 2012 under the Company’s Amended and Restated 2009 Equity Participation Plan being fully vested as of June 30, 2017.

Upon vesting, the restricted stock granted to employees discussed directly above is net share-settled to cover the withholding tax. Shares that vested during the six months ended June 30, 2017 and 2016 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld during the six months ended June 30, 2017 and 2016 were 1,460,251 shares and 634,692 shares, respectively. During the six months ended June 30, 2017 and 2016, total payments for the employees’ tax obligations to the taxing authorities were $34.0 million and $14.6 million, respectively. These activities are reflected as a financing activity within KW Group’s consolidated statements of cash flows.

On April 28, 2017, the Board of Director of the Company adopted the Second Amended and Restated 2009 Equity Participation Plan (the “Second Amended and Restated Plan”), subject to approval by the Company’s stockholders. On June 15, 2017, the Company’s stockholders approved the Second Amended and Restated Plan and the Second Amended and Restated Plan became effective. The Second Amended and Restated Plan amends and restates the Company’s Amended and Restated 2009 Equity Participation Plan (the “First Amended and Restated Plan”) in its entirety.

The Second Amended and Restated Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, distribution equivalent units, performance stock awards, performance unit awards and stock appreciation rights to eligible employees, directors and consultants of the Company and its affiliates, including awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

A description of the material terms of the Second Amended and Restated Plan was included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2017.

Accumulated Other Comprehensive Income

The following table summarizes the changes in each component of accumulated other comprehensive income (loss), net of taxes:

(Dollars in millions)	Foreign Currency Translation $	Currency Derivative Contracts $	Marketable Securities $	Total Accumulated Other Comprehensive Income $
Balance at December 31, 2016	(98.6)	27.5	(0.1)	(71.2)
Unrealized gains (losses), arising during the period	139.6	(41.8)	0.2	98.0
Noncontrolling interest	(92.7)	19.4	—	(73.3)
Taxes on unrealized gains (losses), arising during the period	(18.8)	9.0	(0.1)	(9.9)

Balance at June 30, 2017	(70.5)	14.1	—	(56.4)

As discussed throughout this report, the Company is required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that it controls. As such, the Company’s financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, the Company is required to translate the activities of KWE into U.S. dollars even though KWE does not invest in U.S. dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of the actual currency exposure for the Company.

The local currencies for the Company’s interests in foreign operations include the euro, the British pound sterling, and the Japanese yen. The related amounts on KW Group’s balance sheets are translated into U.S. dollars at the exchange rates at the respective financial statement date, while amounts on its statements of operations are translated at the average exchange rates during the respective period. The decrease in the unrealized losses on foreign currency translation is a result of the weakening of the U.S. dollar against the euro, the British pound and the Japanese yen during the six months ended June 30, 2017.

In order to manage currency fluctuations, KW Group entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (Euro, GBP and Yen) of certain of its wholly-owned and consolidated subsidiaries. See note 6 for a more detailed discussion of KW Group’s currency derivative contracts.

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries, and are presented separately on KW Group’s balance sheet. As of June 30, 2017 and June 30, 2016 KW Group had noncontrolling interest of $1.3 billion and $1.5 billion, respectively.

Kennedy Wilson owned approximately 23.8% and 21.6% of KWE’s total issued share capital as of June 30, 2017 and June 30, 2016, respectively. The noncontrolling interest holders in KWE had an equity balance of $1.1 billion and $1.5 billion as of June 30, 2017 and June 30, 2016, respectively. Due to the terms provided in the investment management agreement between KWE and a wholly-owned subsidiary of Kennedy Wilson, the results of KWE are consolidated in KW Group’s financial statements.

NOTE 12—EARNINGS PER SHARE

In accordance with FASB ASC Topic 260-10-45, Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. Participating securities, which include unvested restricted stock, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. The Company only presents the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except share and per share amounts)	2017 $	2016 $	2017 $	2016 $
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	9.4	(1.6)	10.2	(9.1)
Dividends allocated to participating securities	(0.2)	(0.5)	(0.5)	(1.0)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	9.2	(2.1)	9.7	(10.1)

Dividends declared on common shares	(19.3)	(15.4)	(38.6)	(31.0)

Undistributed losses attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	(10.1)	(17.5)	(28.9)	(41.1)

Distributed earnings per share	0.17	0.14	0.34	0.28
Undistributed losses per share	(0.09)	(0.16)	(0.25)	(0.37)

Income (loss) per basic	0.08	(0.02)	0.09	(0.09)
Income (loss) per diluted	0.08	(0.02)	0.09	(0.09)
Weighted average shares outstanding for basic	111,723,952	109,056,941	111,945,354	109,136,241
Weighted average shares outstanding for diluted[1]	111,723,952	109,056,941	111,945,354	109,136,241
Dividends declared per common share	0.17	0.14	0.34	0.28

1	For the three and six months ended June 30, 2017, a total of 1,040,003 and 989,495 potentially dilutive securities have not been included in the diluted weight average shares as they are anti-dilutive. For the three and six months ended June 30, 2016, a total of 3,388,573 and 3,332,013 potentially dilutive securities have not been included in the diluted weighted average shares as they are anti-dilutive. Potentially anti-dilutive securities include preferred stock and unvested restricted stock grants.

NOTE 13—SEGMENT INFORMATION

Kennedy Wilson is a global real estate investment company. The Company owns, operates, and invests in real estate both on its own and through our investment management platform. To complement its investment business, the Company also provides real estate services primarily to financial services clients.

Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these two core segments: KW Investments and KW Investment Management and Real Estate Services (IMRES).

KW Investments

KW Investments invests in multifamily, office, retail, and residential properties as well as loans secured by real estate in the Western U.S., United Kingdom, Ireland, Spain, Italy and Japan. The Company has an average ownership interest across all investments of approximately 39% as of June 30, 2017.

When it has partners, those partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors. In these instances, the Company is typically the general partner in the arrangement with a promoted interests in the profits of its investments beyond the Company’s ownership percentage. These promoted interest are typically fees earned by IMRES as described below.

KW Investment Management and Real Estate Services (IMRES)

IMRES encompasses the Company fee generating businesses which includes both the Company’s investment management platform as well as the Company’s third-party services business. The Company’s clients include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: investment management, property services, research, brokerage, and auction and conventional sales. These five business lines generate revenue for the Company’s through fees and commissions.

The Company manages approximately 59 million square feet of properties for the Company and its investment partners (including KWE) in the United States, Europe, and Asia, which includes assets the Company has ownership interests in and third party owned assets. With 27 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain, Italy and Japan, the Company has the capabilities and resources to provide investment management and property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of IMRES have an extensive track record in their respective lines of business and in the real estate community as a whole.

Additionally, IMRES plays a critical role in supporting the Company’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $	2017 $	2016 $
Investments
Rental	123.8	120.3	248.1	240.2
Hotel	29.0	26.8	58.5	55.9
Sale of real estate	12.8	12.3	13.6	14.2
Loan purchases, loan originations and other	4.4	3.6	6.5	5.8

Total revenue	170.0	163.0	326.7	316.1

Operating expenses	(95.4)	(86.1)	(173.7)	(161.3)
Depreciation and amortization	(52.1)	(48.9)	(101.8)	(97.3)
Income from unconsolidated investments	12.6	7.2	34.2	25.3

Operating income	35.1	35.2	85.4	82.8
Gain on sale of real estate	66.3	16.1	71.7	54.5
Acquisition-related gains	—	8.6	—	8.6
Acquisition-related expenses	(0.9)	(6.3)	(1.2)	(8.4)
Interest expense-investments	(35.5)	(33.6)	(69.9)	(66.1
Other	(0.3)	5.0	0.5	5.7

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $	2017 $	2016 $
Income before provision for income taxes	64.7	25.0	86.5	77.1
Provision for income taxes	(1.3)	(3.2)	(2.3)	(4.2)

Net income	63.4	21.8	84.2	72.9
Net (income) loss attributable to the noncontrolling interests	(12.4)	1.2	(12.6)	(26.2)

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	51.0	23.0	71.6	46.7

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $	2017 $	2016 $
Investment Management and Real Estate Services
Investment management, property services and research fees (includes $0.3, $6.5, $10.0, and $17.5 of related party fees)	7.7	13.5	25.2	32.6

Total revenue	7.7	13.5	25.2	32.6
Operating expenses	(13.1)	(13.5)	(26.4)	(29.4)
Income from unconsolidated investments	0.9	1.2	1.7	2.3

Operating (loss) income	(4.5)	1.2	0.5	5.5

Net income attributable to the noncontrolling interests	—	—	—	—

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(4.5)	1.2	0.5	5.5

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017 $	2016 $	2017 $	2016 $
Corporate
Operating expenses	(17.7)	(20.1)	(31.8)	(43.5)

Operating loss	(17.7)	(20.1)	(31.8)	(43.5)
Interest expense-corporate	(16.6)	(12.2)	(32.2)	(24.3)
Other	4.6	—	4.4	—

Loss before provision for income taxes	(29.7)	(32.3)	(59.6)	(67.8)
(Provision for) benefit from income taxes	(7.4)	7.1	(2.3)	7.6

Net loss	(37.1)	(25.2)	(61.9)	(60.2)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)	—	(1.1)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(37.1)	(25.7)	(61.9)	(61.3)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017	2016	2017	2016
Consolidated
Rental	123.8	120.3	248.1	240.2
Hotel	29.0	26.8	58.5	55.9
Sale of real estate	12.8	12.3	13.6	14.2
Investment management, property services and research fees (includes $0.3, $6.5, $10.0, and $17.5 of related party fees)	7.7	13.5	25.2	32.6
Loans and other	4.5	3.6	6.5	5.8

Total revenue	177.8	176.5	351.9	348.7

Operating expenses	(126.2)	(119.7)	(231.9)	(234.2)
Depreciation and amortization	(52.1)	(48.9)	(101.8)	(97.3)

Total operating expenses	(178.3)	(168.6)	(333.7)	(331.5)
Income from unconsolidated investments	13.4	8.4	35.9	27.6

Operating income	12.9	16.3	54.1	44.8
Gain on sale of real estate	66.3	16.1	71.7	54.5
Acquisition-related gain	—	8.6	—	8.6
Acquisition-related expenses	(0.9)	(6.3)	(1.2)	(8.4)
Interest expense-investment	(35.5)	(33.6)	(69.9)	(66.1)
Interest expense-corporate	(16.6)	(12.2)	(32.2)	(24.3)
Other	4.4	5.0	4.9	5.7

Income before benefit from income taxes	30.6	(6.1)	27.4	14.8
Provision for income taxes	(8.8)	3.9	(4.6)	3.4

Net income (loss)	21.8	(2.2)	22.8	18.2
Net (income) loss attributable to the noncontrolling interests	(12.4)	1.1	(12.6)	(26.2)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)	—	(1.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	9.4	(1.6)	10.2	(9.1)

(Dollars in millions)			June 30, 2017 $	June 30, 2016 $
Total Assets
Investments			7,667.9	7,474.1
Investment management and real estate services			101.3	85.0
Corporate			515.1	137.2

Total assets			8,284.3	7,696.3

NOTE 14—INCOME TAXES

In determining the quarterly provisions for income taxes, the Company calculates income tax expense based on actual year-to-date income and statutory tax rates. The year-to-date income tax expense reflects the impact of income allocated to noncontrolling interest which is generally not subject to corporate tax as well as the Company’s tax adjustments associated with uncertain tax positions.

During the six months ended June 30, 2017, KW Group generated pretax book income of $27.4 million related to its global operations, and recorded a tax provision of $4.6 million. On January 1, 2017, the Company adopted ASU 2016-09 Improvements to Share Based Accounting. As a result of the adoption of ASU 2016-09, the Company recorded an adjustment to opening retained earnings of $9.3 million for excess tax benefits from share awards which had not been recognized under the prior accounting standard. In addition, as a result of the adoption of ASU 2016-09, the Company recorded a tax benefit of $3.8 million through June 30, 2017 related to excess tax benefits realized from the vesting of restricted stock awards and dividend equivalents on restricted stock. During the quarter ended June 30, 2017, the Company generated pretax book income of $30.6 million and recorded a tax provision of $8.8 million primarily due to the generation of worldwide pre-tax book income. The difference between the U.S. federal rate of 35% and the Company’s effective rate is primarily attributable to excess tax benefit from vesting of restricted stock awards, income earned by noncontrolling interests and non-deductible deprecation in the United Kingdom.

The Company has subsidiaries in the United Kingdom, Ireland, Luxembourg, Spain and Jersey which manage the Company’s European real estate investments as well as subsidiaries in Ireland and Scotland that operate hotel businesses. As of June 30, 2017, two of the Company’s subsidiaries foreign subsidiaries have positive, accumulated earnings of $7.3 million. U.S. domestic taxes have not been provided on amounts earned by such foreign companies since it is the Company’s plan to indefinitely reinvest amounts earned by these foreign subsidiaries. If this amount was repatriated to the United States, additional U.S. domestic taxes of $1.7 million would be incurred.

NOTE 15—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information and condensed consolidating financial information include:

(3)	Condensed consolidating balance sheets as of June 30, 2017 and June 30, 2016; consolidating statements of operations for the three and six months ended June 30, 2017 and 2016; consolidating statements of comprehensive income for the three and six months ended June 30, 2017 and 2016; and condensed consolidating statements of cash flows for the six months ended June 30, 2017 and 2016, of (a) Kennedy-Wilson Holdings, Inc., as the parent, (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and

(4)	Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries.

Kennedy Wilson owns 100% of all of the guarantor subsidiaries, and, as a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of and for the three and six months ended June 30, 2017 or 2016.

Condensed Consolidating Balance Sheet as of June 30, 2017

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	410.4	45.6	113.2	—	569.2
Cash held by consolidated investments	—	—	—	695.6	—	695.6
Accounts receivable	—	0.1	47.9	45.4	—	93.4
Loan purchases and originations	—	0.3	5.7	81.2	—	87.2
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,456.2	4,605.9	—	6,062.1
Unconsolidated investments	—	19.5	314.4	165.1	—	499.0
Investments in and advances to consolidated subsidiaries	1,046.9	1,936.3	1,138.4	—	(4,121.6)	—
Other assets	—	1.9	44.1	231.8	—	277.8

Total assets	1,046.9	2,368.5	3,052.3	5,938.2	(4,121.6)	8,284.3

Liabilities and equity
Liabilities
Accounts payable	—	0.2	1.6	19.0	—	20.8
Accrued expenses and other liabilities	19.4	33.8	135.5	242.7	—	431.4
Investment debt	—	—	978.9	3,213.9	—	4,192.8
Senior notes payable	—	937.6	—	—	—	937.6
Line of credit	—	350.0	—	—	—	350.0

Total liabilities	19.4	1,321.6	1,116.0	3,475.6	—	5,932.6

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,027.5	1,046.9	1,936.3	1,138.4	(4,121.6)	1,027.5
Noncontrolling interests	—	—	—	1,324.2	—	1,324.2

Total equity	1,027.5	1,046.9	1,936.3	2,462.6	(4,121.6)	2,351.7

Total liabilities and equity	1,046.9	2,368.5	3,052.3	5,938.2	(4,121.6)	8,284.3

Condensed Consolidating Balance Sheet as of June 30, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	71.1	28.7	83.7	—	183.5
Cash held by consolidated investments	—	—	—	672.5	—	672.5
Accounts receivable	—	—	38.8	40.3	—	79.1
Loan purchases and originations	—	42.4	11.9	97.0	—	151.3
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,173.2	4,721.3	—	5,894.5
Unconsolidated investments	—	17.4	302.5	133.3	—	453.2
Investments in and advances to consolidated subsidiaries	1,087.7	1,914.5	1,179.3	—	(4,181.5)	—
Other assets	—	3.2	33.3	225.7	—	262.2

Total assets	1,087.7	2,048.6	2,767.7	5,973.8	(4,181.5	7,696.3

Liabilities and equity
Liabilities
Accounts payable	—	0.5	2.2	14.8	—	17.5
Accrued expenses and other liabilities	15.8	171.0	155.8	76.4	—	419.0
Investment debt	—	—	695.2	3,211.1	—	3,906.3
Senior notes payable	—	689.4	—	—	—	689.4
Line of credit	—	100.0	—	—	—	100.0

Total liabilities	15.8	960.9	853.2	3,302.3	—	5,132.2

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,071.9	1,087.7	1,914.5	1,179.3	(4,181.5	1,071.9
Noncontrolling interests	—	—	—	1,492.2	—	1,492.2

Total equity	1,071.9	1,087.7	1,914.5	2,671.5	(4,181.5	2,564.1

Total liabilities and equity	1,087.7	2,048.6	2,767.7	5,973.8	(4,181.5	7,696.3

Consolidated Statement of Comprehensive Income for the six months ended 30, 2017

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—		35.2	88.6	—	123.8
Hotel	—	—	—	29.0	—	29.0
Sale of real estate	—	—	—	12.8	—	12.8
Investment management, property services and research fees	—	—	5.6	2.1	—	7.7
Loan purchases, loan originations and other	—	—	—	4.5	—	4.5

Total revenue	—	—	40.8	137.0	—	177.8

Operating expenses
Rental operating	—	—	13.6	23.0	—	36.6
Hotel operating	—	—	—	22.8	—	22.8
Cost of real estate sold	—	—	—	9.6	—	9.6
Commission and marketing	—	—	1.7	—	—	1.7
Compensation and related	9.4	20.6	13.6	1.9	—	45.5
General and administrative	—	3.6	3.3	3.1	—	10.0
Depreciation and amortization	—	0.3	12.0	39.8	—	52.1

Total operating expenses	9.4	24.5	44.2	100.2	—	178.3
Income from unconsolidated subsidiaries	—	0.4	3.4	9.6	—	13.4
Income from consolidated subsidiaries	31.2	76.1	39.7	—	(147.0)	—

Operating income (loss)	21.8	52.0	39.7	46.4	(147.0)	12.9
Non-operating income (expense)
Acquisition-related expenses	—	(0.1)	(0.7)	(0.1)	—	(0.9)
Interest expense-corporate	—	(16.6)	—	—	—	(16.6)
Interest expense-investment	—	—	(9.5)	(26.0)	—	(35.5)
Gain on sale of real estate	—	—	46.6	19.7	—	66.3
Other income / (expense)	—	3.4	0.1	0.9	—	4.4

Income (loss) before benefit from income taxes	21.8	38.7	76.2	40.9	(147.0)	30.6
(Provision for) benefit from income taxes	—	(7.5)	(0.1)	(1.2)	—	(8.8

Net income (loss)	21.8	31.2	76.1	39.7	(147.0)	21.8
Net (income) loss attributable to the noncontrolling interests	—	—	—	(12.4)	—	(12.4)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	21.8	31.2	76.1	27.3	(147.0)	9.4
Preferred dividends and accretion of preferred stock issuance costs	—	—	—	—	—	—

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	21.8	31.2	76.1	27.3	(147.0)	9.4

Consolidating Statement of Operations for the six months ended June 30, 2017

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—	—	68.3	179.8	—	248.1
Hotel	—	—	—	58.5	—	58.5
Sale of real estate	—	—	—	13.6	—	13.6
Investment management, property services and research fees	—	—	21.1	4.1	—	25.2
Loan purchases, loan originations and other	—	—	0.3	6.2	—	6.5

Total revenue	—	—	89.7	262.2	—	351.9

Operating expenses
Rental operating	—	—	26.8	45.8	—	72.6
Hotel operating	—	—	—	47.2	—	47.2
Cost of real estate sold	—	—	—	10.3	—	10.3
Commission and marketing	—	—	3.6	0.1	—	3.7
Compensation and related	20.1	27.8	26.3	4.0	—	78.2
General and administrative	—	6.5	7.8	5.6	—	19.9
Depreciation and amortization	—	0.7	23.6	77.5	—	101.8

Total operating expenses	20.1	35.0	88.1	190.5	—	333.7
Income from unconsolidated subsidiaries	—	1.6	10.3	24.0	—	35.9
Income from consolidated subsidiaries	42.9	107.7	66.3	—	(216.9)	—

Operating income (loss)	22.8	74.3	78.2	95.7	(216.9)	54.1
Non-operating income (expense)
Acquisition-related expenses	—	(0.1)	(0.7)	(0.4)	—	(1.2)
Interest expense-corporate	—	(32.2)	—	—	—	(32.2
Interest expense-investment	—	—	(17.9)	(52.0)	—	(69.9)
Gain on sale of real estate	—	—	46.6	25.1	—	71.7
Other income / (expense)	—	3.2	0.1	1.6	—	4.9

Income (loss) before benefit from income taxes	22.8	45.2	106.3	70.0	(216.9)	27.4
(Provision for) benefit from income taxes	—	(2.3)	1.4	(3.7)	—	(4.6)

Net income (loss)	22.8	42.9	107.7	66.3	(216.9)	22.8
Net (income) loss attributable to the noncontrolling interests	—	—	—	(12.6)	—	(12.6)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	22.8	42.9	107.7	53.7	(216.9)	10.2
Preferred dividends and accretion of preferred stock issuance costs	—	—	—	—	—	—

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	22.8	42.9	107.7	53.7	(216.9)	10.2

Consolidating Statement of Operations for the three months ended June 30, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—	—	26.3	94.0	—	120.3
Hotel	—	—	—	26.8	—	26.8
Sale of real estate	—	—	9.7	2.6	—	12.3
Investment management, property services, and research fees	—	—	12.9	0.6	—	13.5
Loan purchases, loan originations and other	—	—	0.3	3.3	—	3.6

Total revenue	—	—	49.2	127.3	—	176.5

Operating expenses
Rental operating	—	—	12.2	20.6	—	32.8
Hotel operating	—	—	—	23.6	—	23.6
Cost of real estate sold	—	—	7.2	2.0	—	9.2
Commission and marketing	—	—	1.5	0.3	—	1.8
Compensation and related	14.8	11.7	12.3	1.7	—	40.5
General and administrative	—	3.6	3.9	4.3	—	11.8
Depreciation and amortization	—	0.3	8.8	39.8	—	48.9

Total operating expenses	14.8	15.6	45.9	92.3	—	168.6
Income from unconsolidated investments, net of depreciation and amortization	—	0.7	3.0	4.7	—	8.4
Income from consolidated subsidiaries	12.6	30.4	28.8	—	(71.8)	—

Operating income (loss)	(2.2)	15.5	35.1	39.7	(71.8)	16.3
Non-operating income (expense)
Acquisition-related gains	—	—	—	8.6	—	8.6
Acquisition-related expenses	—	—	(1.1)	(5.2)	—	(6.3)
Interest expense-corporate	—	(12.2)	—	—	—	(12.2)
Interest expense-investment	—	—	(5.6)	(28.0)	—	(33.6)
Gain (loss) on sale of real estate	—	—	—	16.1	—	16.1
Other income / (expense)	—	6.0	(0.1)	(0.9)	—	5.0

Income (loss) before benefit from income taxes	(2.2)	9.3	28.3	30.3	(71.8)	(6.1)
(Provision for) benefit from income taxes	—	3.3	2.1	(1.5)	—	3.9

Net income (loss)	(2.2)	12.6	30.4	28.8	(71.8)	(2.2)
Net (income) loss attributable to the noncontrolling interests	—	—	—	1.1	—	1.1

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	(2.2)	12.6	30.4	29.9	(71.8)	(1.1)
Preferred dividends and accretion of preferred stock issuance costs	(0.5)	—	—	—	—	(0.5)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(2.7)	12.6	30.4	29.9	(71.8)	(1.6)

Consolidating Statement of Operations for the six months ended June 30, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—	—	51.2	189.0	—	240.2
Hotel	—	—	—	55.9	—	55.9
Sale of real estate	—	—	9.7	4.5	—	14.2
Investment management, property services, and research fees	—	—	31.1	1.5	—	32.6
Loan purchases, loan originations and other	—	—	0.6	5.2	—	5.8

Total revenue	—	—	92.6	256.1	—	348.7

Operating expenses
Rental operating	—	—	22.1	41.7	—	63.8
Hotel operating	—	—	—	48.1	—	48.1
Cost of real estate sold	—	—	7.2	3.4	—	10.6
Commission and marketing	—	—	3.2	0.3	—	3.5
Compensation and related	32.3	25.6	24.5	3.8	—	86.2
General and administrative	—	7.0	7.7	7.3	—	22.0
Depreciation and amortization	—	0.6	17.5	79.2	—	97.3

Total operating expenses	32.3	33.2	82.2	183.8	—	331.5
Income from unconsolidated investments, net of depreciation and amortization	—	3.1	8.5	16.0	—	27.6
Income from consolidated subsidiaries	50.5	93.8	88.3	—	(232.6)	—

Operating income (loss)	18.2	63.7	107.2	88.3	(232.6)	44.8
Non-operating income (expense)
Acquisition-related gains	—	—	—	8.6	—	8.6
Acquisition-related expenses	—	—	(1.2)	(7.2)	—	(8.4)
Interest expense-corporate	—	(24.3)	—	—	—	(24.3)
Interest expense-investment	—	—	(11.0)	(55.1)	—	(66.1)
Gain (loss) on sale of real estate	—	—	0.4	54.1	—	54.5
Other income / (expense)	—	7.3	(2.6)	1.0	—	5.7

Income (loss) before benefit from income taxes	18.2	46.7	92.8	89.7	(232.6)	14.8
(Provision for) benefit from income taxes	—	3.8	1.0	(1.4)	—	3.4

Net income (loss)	18.2	50.5	93.8	88.3	(232.6)	18.2
Net (income) loss attributable to the noncontrolling interests	—	—	—	(26.2)	—	(26.2)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	18.2	50.5	93.8	62.1	(232.6)	(8.0)
Preferred dividends and accretion of preferred stock issuance costs	(1.1)	—	—	—	—	(1.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	17.1	50.5	93.8	62.1	(232.6)	(9.1)

Consolidated Statement of Comprehensive Income for the three months ended June 30, 2017

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net (loss) income	21.8	31.2	76.1	39.7	(147.0)	21.8
Other comprehensive (loss) income, net of tax:
Unrealized foreign currency translation (loss) gain	99.6	99.6	14.6	92.9	(207.1)	99.6
Unrealized loss on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Amounts reclassified out of AOCI during the period	—	—	—	—	—	—
Unrealized currency derivative contracts gain (loss)	(41.5)	(41.5)	(7.8)	(33.7)	83.0	(41.5)

Total other comprehensive (loss) income for the period	58.2	58.2	6.8	59.2	(124.2)	58.2
Comprehensive (loss) income	80.0	89.4	82.9	98.9	(271.2)	80.0
Comprehensive loss attributable to noncontrolling interests	—	—	—	(61.0)	—	(61.0)

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc.	80.0	89.4	82.9	37.9	(271.2)	19.0

Consolidated Statement of Comprehensive Income for the six months ended June 30, 2017

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net (loss) income	22.8	42.9	107.7	66.3	(216.9)	22.8
Other comprehensive (loss) income, net of tax:
Unrealized foreign currency translation (loss) gain	120.8	120.8	18.5	112.2	(251.5)	120.8
Unrealized loss on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Unrealized currency derivative contracts gain (loss)	(32.8)	(32.8)	(9.8)	(23.0)	65.6	(32.8)

Total other comprehensive (loss) income for the period	88.1	88.1	8.7	89.2	(186.0)	88.1
Comprehensive (loss) income	110.9	131.0	116.4	155.5	(402.9)	110.9
Comprehensive loss attributable to noncontrolling interests	—	—	—	(85.9)		(85.9)

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc.	110.9	131.0	116.4	69.6	(402.9)	25.0

Consolidated Statement of Comprehensive Income for the three months ended June 30, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net income (loss)	(2.2)	12.6	30.4	28.8	(71.8)	(2.2)
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation (loss) gains	(82.8)	(82.8)	(10.9)	(82.5)	176.2	(82.8)
Amounts reclassified out of AOCI during the period	2.7	2.7	—	2.7	(5.4)	2.7
Unrealized currency derivative contracts (loss) gain	(39.3)	(39.3)	10.9	(50.2)	78.5	(39.4)

Total other comprehensive income for the period	(119.4)	(119.4)	—	(130.0)	249.3	(119.5)
Comprehensive (loss) income	(121.6)	(106.8)	30.4	(101.2)	177.5	(121.7)
Comprehensive (income) loss attributable to noncontrolling interests	—	—	—	110.6	—	110.6

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc	(121.6)	(106.8)	30.4	9.4	177.5	(11.1)

Consolidated Statement of Comprehensive Income for the six months ended June 30, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net income (loss)	18.2	50.5	93.8	88.3	(232.6)	18.2
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation (loss) gains	(60.6)	(60.6)	(6.4)	(64.2)	131.2	(60.6)
Unrealized loss on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Amounts reclassified out of AOCI during the period	2.7	2.7	—	2.7	(5.4)	2.7
Unrealized currency derivative contracts (loss) gain	(89.4)	(89.4)	10.4	(99.8)	178.8	(89.4)

Total other comprehensive income for the period	(147.2)	(147.2)	4.0	(161.3)	304.5	(147.2)
Comprehensive (loss) income	(129.0)	(96.7)	97.8	(73.0)	71.9	(129.0)
Comprehensive (income) loss attributable to noncontrolling interests	—	—	—	112.1	—	112.1

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc	(129.0)	(96.7)	97.8	39.1	71.9	(16.9)

Condensed Consolidating Statement of Cash Flows for the six months ended June 30, 2017

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash (used in) provided by operating activities	2.3	(223.7)	19.1	270.5	68.2

Cash flows from investing activities:
Additions to loans	—	—	—	—	—
Collections of loans	—	—	6.4	—	6.4
Net proceeds from sale of real estate	—	—	108.4	134.6	243.0
Purchases of and additions to real estate	—	—	(166.8)	(118.1)	(284.9)
Proceeds from settlement of foreign derivative contracts	—	3.0	—	—	3.0
Purchases of foreign derivative contracts	—	(0.5)	—	—	(0.5)
Investment in marketable securities	—	—	(0.4)	—	(0.4)
Proceeds from sale of marketable securities	—	—	0.2	—	0.2
Distributions from unconsolidated investments	—	—	53.6	15.4	69.0
Contributions to unconsolidated investments	—	—	(30.2)	(6.5)	(36.7)
(Investments in) distributions from consolidated subsidiaries, net	76.7	175.7	(32.8)	(219.6)	—

Net cash provided by investing activities	76.7	178.2	(61.6)	(194.2)	(0.9)

Cash flows from financing activities:
Borrowings under line of credit	—	400.0	—	—	400.0
Repayment of line of credit	—	(50.0)	—	—	(50.0)
Borrowings under investment debt	—	—	77.0	89.8	166.8
Repayment of investment debt	—	—	(34.4)	(66.2)	(100.6)
Debt issue costs	—	(0.1)	—	—	(0.1)
Costs associated with KWE transaction	(5.5)	—	—	—	(5.5)
Repurchase and retirement of common stock	(35.6)	—	—	—	(35.6)
Dividends paid	(37.9)	—	—	—	(37.9)
Acquisition of KWE shares from noncontrolling interest holders	—	—	—	(3.3)	(3.3)
Contributions from noncontrolling interests, excluding KWE	—	—	—	22.7	22.7
Distributions to noncontrolling interests	—	—	—	(76.2)	(76.2)

Net cash (used in) provided by financing activities	(79.0)	349.9	42.6	(33.2)	280.3

Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	31.5	31.5

Net change in cash and cash equivalents	—	304.4	0.1	74.6	379.1
Cash and cash equivalents, beginning of period	—	106.0	45.4	734.3	885.7

Cash and cash equivalents, end of period	—	410.4	45.5	808.9	1,264.8

Condensed Consolidating Statement of Cash Flows for the six months ended June 30, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash provided (used in) by operating activities	(0.2)	(138.3)	56.3	92.7	10.5

Cash flows from investing activities:
Additions to loans	—	(0.8)	(4.5)	—	(5.3)
Collections of loans	—	—	4.9	133.9	138.8
Net proceeds from sale of real estate	—	—	3.4	180.0	183.4
Purchases of and additions to real estate	—	—	(51.5)	(396.0)	(447.5)
Proceeds from settlement of foreign derivative contracts	—	25.7	—	—	25.7
Purchases of foreign derivative contracts	—	(3.4)	—	—	(3.4)
Investment in marketable securities	—	—	(0.7)	—	(0.7)
Distributions from unconsolidated investments	—	—	13.5	21.7	35.2
Contributions to unconsolidated investments	—	(1.0)	(32.7)	(11.9)	(45.6)
(Investments in) distributions from consolidated subsidiaries, net	74.0	8.9	(44.4)	(38.5)	—

Net cash (used in) provided by investing activities	74.0	29.4	(112.0)	(110.8)	(119.4)

Cash flows from financing activities:
Borrowings under line of credit	—	100.0	—	—	100.0
Borrowings under investment debt	—	—	66.4	410.1	476.5
Repayment of investment debt	—	—	(18.4)	(79.1)	(97.5)
Debt issue costs	—	(0.2)	(0.6)	(2.9)	(3.7)
Repurchase and retirement of common stock	(42.8)	—	—	—	(42.8)
Dividends paid	(31.0)	—	—	—	(31.0)
Acquisition of KWE shares from noncontrolling interest holders	—	—	—	(67.9)	(67.9)
Contributions from noncontrolling interests, excluding KWE	—	—	—	12.9	12.9
Distributions to noncontrolling interests	—	—	—	(73.5)	(73.5)

Net cash provided by (used in) financing activities	(73.8)	99.8	47.4	199.6	273.0

Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(39.7)	(39.7)

Net change in cash and cash equivalents	—	(9.1)	(8.3)	141.8	124.4
Cash and cash equivalents, beginning of period	—	80.2	37.0	614.4	731.6

Cash and cash equivalents, end of period	—	71.1	28.7	756.2	856.0

NOTE 16—SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date these financial statements were issued, noting none that required disclosure in the consolidated financial statements.

KW UNAUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE THREE MONTHS ENDED 31 MARCH 2017

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except share and per share amounts)	March 31, 2017 $	March 31, 2016 $
Assets
Cash and cash equivalents	168.0	180.9
Cash held by consolidated investments	640.3	717.2
Accounts receivable (including $39.8 and $27.0 of related party)	80.2	68.3
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	5,832.0	5,826.1
Loan purchases and originations	82.6	165.1
Unconsolidated investments (including $375.8 and $234.8 at fair value)	567.6	456.7
Other assets	255.3	244.1

Total assets[1]	7,626.0	7,658.4

Liabilities and equity
Liabilities
Accounts payable	14.7	15.9
Accrued expenses and other liabilities	377.8	408.0
Investment debt	3,959.2	3,729.4
Senior notes payable	937.1	689.2
Line of credit	—	50.0

Total liabilities[1]	5,288.8	4,892.5

Equity
Cumulative preferred stock, $0.0001 par value per share: 1,000,000 shares authorized $1,000 per share liquidation preference; 32,550 shares of Series B preferred stock issued and outstanding as of March 31, 2016	—	—
Common stock, 114,511,348 and 113,951,389 shares issued and outstanding as of March 31, 2017 and March 31, 2016	—	—
Additional paid-in capital	1,213.0	1,229.4
Accumulated deficit	(121.9)	(68.4)
Accumulated other comprehensive loss	(66.1)	(46.8)

Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,025.0	1,114.2
Noncontrolling interests	1,312.2	1,651.7

Total equity	2,337.2	2,765.9

Total liabilities and equity	7,626.0	7,658.4

1	The assets and liabilities as of March 31, 2017 include $4.6 billion (including cash held by consolidated investments of $0.6 billion and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $3.7 billion) and $2.7 billion (including investment debt of $2.4 billion), respectively, from consolidated variable interest entities (“VIEs The assets and liabilities as of March 31, 2016 include $5,004.0 million (including cash held by consolidated investments of $676.6 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $3,964.0 million) and $2,780.2 million (including investment debt of $2,503.3), respectively from VIEs. These assets can only be used to settle obligations of the consolidated VIEs, and the liabilities do not have recourse to the Company.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(Dollars in millions, except share and per share amounts)	2017 $	2016 $
Revenue
Rental	124.3	119.9
Hotel	29.5	29.1
Sale of real estate	0.8	1.9
Investment management, property services and research fees (includes $9.7 and $11.0 of related party fees)	17.5	19.1
Loan purchases, loan originations and other	2.1	2.1

Total revenue	174.2	172.1

Operating expenses
Rental operating	36.0	31.0
Hotel operating	24.4	24.5
Cost of real estate sold	0.7	1.4
Commission and marketing	2.0	1.8
Compensation and related	32.7	45.7
General and administrative	10.0	10.1
Depreciation and amortization	49.7	48.3

Total operating expenses	155.5	162.8
Income from unconsolidated investments	22.5	19.2

Operating income	41.2	28.5
Non-operating income (expense)
Gain on sale of real estate	5.4	38.4
Acquisition-related expenses	(0.3)	(2.0)
Interest expense-investment	(34.4)	(32.5)
Interest expense-corporate	(15.6)	(12.1)
Other income	0.5	0.7

(Loss) income before benefit from (provision for) income taxes	(3.2)	21.0
Benefit from (provision) for income taxes	4.1	(0.5)

Net income	0.9	20.5
Net income attributable to the noncontrolling interests	(0.1)	(27.4)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	0.8	(7.4)

Basic income (loss) per share
Loss per basic	—	(0.07)
Weighted average shares outstanding for basic	112,167,447	109,214,633
Diluted income (loss) per share
Loss per diluted	—	(0.07)
Weighted average shares outstanding for diluted	112,167,447	109,214,633
Dividends declared per common share	0.17	0.14

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income (Loss)(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2017 $	2016 $
Net income	0.9	20.5
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation gain	21.2	22.2
Unrealized gain on marketable securities	—	0.1
Unrealized currency derivative contracts gain (loss)	8.7	(50.3)

Total other comprehensive income (loss) for the period	29.9	(28.0)

Comprehensive income (loss)	30.8	(7.5)
Comprehensive (income) loss attributable to noncontrolling interests	(24.9)	1.5

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	5.9	(6.0)

See accompanying notes to consolidated financial statements.

Consolidated Statement of Equity (Unaudited)

	Common Stock
(Dollars in millions, except share amounts)	Shares	Amount $	Additional Paid in Capital $	Retained Earnings (Accumulated Deficit) $	Accumulated Other Comprehensive Income (Loss) $	Noncontrolling Interests $	Total $
Balance at December 31, 2016	115,740,906	—	1,231.4	(112.2)	(71.2)	1,295.1	2,343.1
Cumulative effect of ASU 2016-09 adoption[1]	—	—	—	9.3	—	—	9.3
Shares forfeited	(37,500)	—	—	—	—	—	—
Shares withheld and retired upon vesting of restricted stock grants	(1,114,903)		(27.5)	—	—	—	(27.5)
Shares retired due to common stock repurchase programme	(77,155)	—	(1.4)	(0.3)	—	—	(1.7)
Stock based compensation	—	—	10.5	—	—	—	10.5
Other comprehensive income (loss):
Unrealized foreign currency translation income, net of tax	—	—	—	—	5.4	15.8	21.2
Unrealized foreign currency derivative contract (loss) income, net of tax	—	—	—	—	(0.3)	9.0	8.7
Unrealized gains on marketable securities, net of tax	—	—	—	—	—	—	—
Common stock dividends	—	—	—	(19.5)	—	—	(19.5)
Net income	—	—	—	0.8		0.1	0.9
Acquisition of Kennedy Wilson Europe (KWE) shares from noncontrolling interest holders	—	—	—	—	—	(0.7)	(0.7)
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	8.8	8.8
Distributions to noncontrolling interests	—	—	—	—	—	(15.9)	(15.9)

Balance at March 31, 2017	114,511,348	—	1,213.0	(121.9)	(66.1)	1,312.2	2,337.2

1	See Note 2 for further discussion.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2017 $	2016 $
Cash flows from operating activities:
Net income	0.9	20.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net gain from sale of real estate	(5.6)	(38.9)
Depreciation and amortization	49.7	48.3
(Benefit from) provision for deferred income taxes	(5.8)	0.6
Amortization of deferred loan costs	2.0	2.5
Amortization of discount and accretion of premium on issuance of the senior notes and investment debt	(0.1)	(0.2)
Unrealized net loss (gain) on derivatives	0.3	(0.6)
Income from unconsolidated investments	(22.5)	(19.2)
Accretion of interest income on loans	(1.8)	(1.9)
Operating distributions from unconsolidated investments	17.6	6.6
Operating distributions from loan purchases and originations	1.7	9.0
Share-based compensation	10.5	17.5
Change in assets and liabilities:
Accounts receivable	1.6	(12.0)
Other assets	(8.0)	(11.6)
Accounts payable, accrued expenses and other liabilities	(29.3)	(29.5)

Net cash provided by (used in) operating activities	11.2	(8.9)

Cash flows from investing activities:
Additions to loans	—	(4.8)
Collections of loans	6.4	130.2
Net proceeds from sale of real estate	40.3	108.0
Purchases of and additions to real estate	(47.0)	(102.2)
Additions to nonrefundable escrow deposits	—	(1.7)
Proceeds from settlement of foreign derivative contracts	2.7	22.6
Purchases of foreign derivative contracts	(0.4)	(3.4)
Investment in marketable securities	(0.3)	(0.9)
Distributions from unconsolidated investments	17.9	23.8
Contributions to unconsolidated investments	(28.8)	(23.2)

Net cash (used in) provided by investing activities	(9.2)	148.4

Cash flows from financing activities:
Borrowings under line of credit	—	50.0
Borrowings under investment debt	24.0	126.2
Repayment of investment debt	(56.5)	(41.1)
Debt issue costs	(0.1)	(2.2)
Repurchase and retirement of common stock	(29.2)	(13.1)
Dividends paid	(18.5)	(14.3)
Acquisition of KWE shares from noncontrolling interest holders	(0.8)	(41.3)
Contributions from noncontrolling interests, excluding KWE	8.8	5.5
Distributions to noncontrolling interests	(15.9)	(43.7)

Net cash (used in) provided by financing activities	(88.2)	26.0

Effect of currency exchange rate changes on cash and cash equivalents	8.8	1.0

Net change in cash and cash equivalents[1]	(77.4)	166.5
Cash and cash equivalents, beginning of period	885.7	731.6

Cash and cash equivalents, end of period	808.3	898.1

1	See discussion of non-cash effects in notes to statement of cash flows.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows (Unaudited)

Supplemental cash flow information:

	Three Months Ended March 31,
(Dollars in millions)	2017 $	2016 $
Cash paid for:
Interest[1]	23.8	23.4
Income taxes[2]	8.5	7.6

1	$5.8 million and $8.1 million attributable to noncontrolling interests for the three months ended March 31, 2017 and 2016, respectively.
2	$6.5 million and $6.2 million attributable to noncontrolling interests for the three months ended March 31, 2017 and 2016, respectively.

Supplemental disclosure of non-cash investing and financing activities:

	Three Months Ended March 31,
(Dollars in millions)	2017 $	2016 $
Accrued capital expenditures	6.6	13.8
Dividends declared but not paid on common stock	19.5	16.1

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1—BASIS OF PRESENTATION

KW Group’s unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) may have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make their presentation not misleading. In the Company’s opinion, all adjustments, consisting of only normal and recurring items, necessary for a fair presentation of the results of operations for the three months ended March 31, 2017 and 2016 have been included. The results of operations for these periods are not necessarily indicative of results that might be expected for the full years ending December 31, 2017 and 2016. For further information, your attention is directed to the footnote disclosures found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Throughout this unaudited interim consolidated financial statements “KW Group,” is referenced which is defined as the Company and its subsidiaries that are consolidated in its financial statements under U.S. GAAP (including KWE as defined below). All significant intercompany balances and transactions have been eliminated in consolidation. “KW,” “KWH,” “Kennedy Wilson,” the “Company,” “we,” “our,” or “us” are also referred to which are defined as Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries.

Kennedy Wilson Europe Real Estate Plc (“KWE,” LSE: KWE), a Jersey investment company formed to invest in real estate and real estate-related assets in Europe, closed its initial public offering (“IPO”) on the London Stock Exchange during the quarter ended March 31, 2014. KWE is externally managed by a wholly-owned subsidiary of Kennedy Wilson incorporated in Jersey pursuant to an investment management agreement. Due to the terms provided in the investment management agreement and Kennedy Wilson’s equity ownership interest in KWE, pursuant to the guidance set forth in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810—Consolidation (“Subtopic 810”), the Company is required to consolidate KWE’s results in its consolidated financial statements. As of March 31, 2017, the Company invested $490.1 million and owned approximately 23.65% of KWE’s total issued share capital. On April 24, 2017, the Company announced an offer by the Company to acquire all of the outstanding shares (other than shares owned by the Company or its subsidiaries or held in treasury) of KWE, in an all-stock transaction. See Note 16 for more detail.

Prior to KWE’s formation and for investments that do not meet KWE’s investment guidelines, the Company (along with its equity partners) has directly invested in 17 properties and a servicing platform in Europe which had total assets of $867.4 million included in the Company’s consolidated balance sheet and $274.7 million of equity as of March 31, 2017. As of March 31, 2017, the Company’s weighted average ownership in these investments was 63%.

In addition, throughout these unaudited interim consolidated financial statements, “equity partners” is referred to which is defined as the non-wholly owned subsidiaries that are consolidated in the Company’s financial statements under U.S. GAAP, including KWE, and third-party equity providers.

Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities (“VIEs”) as defined in the ASC Subtopic 810-10, as amended by Accounting Standards Update (“ASU”) 2015-02, and to assess whether it is the primary beneficiary of such entities. If the determination is made that Kennedy Wilson is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with the ASC Subtopic 810-10.

The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. See comment in Note 4 about the preliminary nature of the estimates used in relation to acquisitions.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

REVENUE RECOGNITION—Performance fees or carried interests are allocated to the general partner, special limited partner or asset manager of the Company’s real estate funds and loan pool participations based on the cumulative performance of the funds and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, the Company calculates the performance fee that would be due to the general partner, special limited partner or asset manager’s interests for a fund or loan pool, pursuant to the fund agreement or participation agreements, as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to the Company to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. A majority of the performance fees are recognized in investment management revenue in the Company’s consolidated statements of operations. Total performance fees recognized from inception through March 31, 2017 that may be reversed in future periods if there is negative fund performance totaled $33.8 million. Net performance fees recognized during the three months ended March 31, 2017 and 2016 were $6.5 million and $6.4 million, respectively, and the amounts that have not been received are included in accounts receivable—related parties in the accompanying consolidated balance sheet.

REAL ESTATE ACQUISITIONS—The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with ASC Subtopic 805-10, Business Combinations. Acquisition-related costs are expensed as incurred. The ownership of the other interest holders in consolidated subsidiaries is reflected as noncontrolling interests.

The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate is valued, in part, based on third party valuations and management estimates also using an income approach.

NONCONTROLLING INTERESTS—Noncontrolling interest is the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly to the Company. These amounts are reported within equity as a separate component in accordance with ASC Subtopic 810-10, Noncontrolling Interests in Consolidated Financial Statements. Revenues, expenses, gains, losses, net income (loss), and other comprehensive income (loss) are reported in the consolidated statements of operations at the consolidated amounts and net income (loss) and comprehensive income (loss) attributable to noncontrolling interests are separately stated.

The largest component of noncontrolling interest relates to the Company’s investment in KWE, which had a corresponding noncontrolling interest balance of $1.1 billion as of March 31, 2017.

FOREIGN CURRENCIES—The financial statements of KW Group’s subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the euro, the British pound sterling, and to a lesser extent, the Japanese yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income.

Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of our operations. In order to manage the effect of these fluctuations, the Company enters into hedging transactions, in the form of currency derivative contracts, that are designed to reduce its book equity exposure to foreign currencies. See note 6 for a complete discussion on currency derivative contracts.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES—All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value of cash flow hedges or net investment hedges are recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in the item being hedged until the hedged item affects earnings. Changes in fair value for fair value hedges are recognized in earnings.

Fluctuations in foreign exchanges rates may have a significant impact on the Company’s results of operations. In order to manage the effect of these fluctuations, the Company generally hedges its book equity exposure to changes in foreign currency rates through currency derivative contracts. The Company typically hedges 50%-100% of book equity exposure against these foreign currencies.

INCOME TAXES—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes, the effect of income tax positions is recognized only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

RECENT ACCOUNTING PRONOUNCEMENTS—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, a five-step model to recognize revenue from customer contracts in an effort to increase consistency and comparability throughout global capital markets and across industries. The model will identify the contract, identify any separate performance obligations in the contract, determine the transaction price, allocate the transaction price and recognize revenue when the performance obligation is satisfied. The new standard will apply to KW Group’s management and leasing fees (including performance fees), commissions, rental and hotel income. Management is evaluating the impact of the five-step model and determined that it is not expected to have a significant impact on the financial statements. ASU 2014-09 will also impact how sales of real estate are reported, which will become subject to ASC Subtopic 610-20 Other Income- Gains and Losses from the Derecognition of Nonfinancial Assets (“Subtopic 610-20”). After review of Subtopic 610-20, management concluded that the new standard is not expected to have a significant impact on the amount, timing or classification of real estate sales in the financial statements or related disclosures based on the Company’s current business mix. The new standard will replace most existing revenue recognition in GAAP when it becomes effective for the Company on January 1, 2018. The Company is planning on adopting a modified retrospective transition method when the guidance becomes effective.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 is required to be adopted for fiscal years beginning after December 15, 2018. Because KW Group’s existing operating lease commitments are not material and the accounting for leases by the lessor is substantially unchanged, the Company does not expect the ASU to have a significant impact on its results of operations or financial position.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. ASU 2016-07 is effective for all entities in fiscal years beginning after December 15, 2016. The adoption of this standard did not have a material impact on KW Group’s consolidated financial statements.

On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB’s implication initiative. The ASU changes seven aspects of the accounting for share-based payment transactions, including (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statement of cash flows when the employer withholds shares for tax withholding purposes; (6) practical expedient—expected term (nonpublic only); and (7) intrinsic value (nonpublic only).

ASU 2016-09 requires excess tax benefits and deficiencies to be recognized as a component of income tax expense rather than equity. An excess tax benefit (windfall) arises when the value of the share-based award on the vesting date is higher than the fair value on the grant date. A tax deficiency (shortfall) arises when the fair value on vesting date is lower than the fair value on the grant date. In addition, ASU 2016-09 eliminated the requirement for excess tax benefits from share-based compensation to reduce current taxes payable prior to being recognized in the financial statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within the Company’s tax provision for income taxes as the amount of excess tax benefits or deficiencies from stock-based compensation awards is from now on dependent upon the Company’s stock price on the date the awards vest.

On January 1, 2017, KW Group adopted ASU 2016-09 under the modified retrospective approach and recorded the cumulative impact of the accounting change through a reduction to the accumulated deficit of $9.3 million This amount represents the cumulative excess tax benefits related to share-based compensation as of December 31, 2016 which had not been reflected as a deferred tax asset. As a result of adoption of ASU 2016-09, the excess tax benefits were reclassified to net operating loss carryover, resulting in an increase in our deferred tax asset by $9.3 million as of January 1, 2017.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight classification issues related to the statement of cash flows: (a) debt prepayment or debt extinguishment costs, (b) settlement of zero-coupon bonds, (c) contingent consideration payments made after a business combination (d) proceeds from the settlement of insurance claims, (e) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (f) distributions received from equity method investees, (g) beneficial interests in securitization transactions, and (h) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is required to be adopted for public entities for fiscal years beginning after December 15, 2017. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU clarifies the definition of a business. The three elements of a business (inputs, processes, and outputs) has not changed, however, the amendment provides a framework to assist entities in evaluating whether these elements are present. The amended framework is not expected to materially impact the Company’s financial statements. However, the amendment also includes a provision that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. Therefore, Real estate acquisitions generally will no longer be considered a business and consequently not be accounted for under Topic 805. The Company has evaluated the likely impacts noting that (1) acquisition related costs will no longer be expensed as incurred and (2) regardless of the market value of a property at the acquisition date, acquisition related gains will no longer be recorded. ASU 2017-01 is required to be adopted for public entities for fiscal years beginning after December 15, 2017. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, which requires an entity to no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. ASU 2017-04 is required to be adopted for public entities that are SEC filers, for annual and interim periods in fiscal years beginning after December 15, 2019. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

The FASB did not issue any other ASUs during the first three months of 2017 that the Company expects to be applicable and have a material impact on the Company’s financial position or results of operations.

RECLASSIFICATIONS-Certain balances included in prior year’s financial statements have been reclassified to conform to the current year’s presentation.

NOTE 3—LOAN PURCHASES AND ORIGINATIONS

KW Group’s investment in loan purchases and originations was $82.6 million and $165.1 million at March 31, 2017 and March 31, 2016, respectively.

During the first quarter of 2017, Kennedy Wilson collected in full approximately $6.4 million on a loan secured by an office property in San Diego, CA.

During the first quarter of 2016, KWH originated a loan secured by a beach-front hotel located in Waimea, Hawaii for $4.5 million. Additionally, KWE sold a tranche of five loans secured by five assets in the United Kingdom, which had a carrying value of $138.5 million, recognized a gain of $6.9 million.

KW Group recognized interest income on loans of $2.1 million and $2.1 million during the three months ended March 31, 2017 and 2016, respectively.

NOTE 4—REAL ESTATE AND IN-PLACE LEASE VALUE

The following table summarizes KW Group’s investment in consolidated real estate properties at March 31, 2017 and March 31, 2016:

(Dollars in millions)	March 31, 2017 $	March 31, 2016 $
Land	1,386.7	1,472.0
Buildings	4,050.0	3,918.9
Building improvements	424.1	307.0
In-place lease values	386.9	413.3

	6,247.7	6,111.2
Less accumulated depreciation and amortization	(415.7)	(285.1)

Real estate and acquired in place lease values, net of accumulated depreciation and amortization	5,832.0	5,826.1

Real property, including land, buildings, and building improvements, are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on a straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 10.6 years at March 31, 2017.

Gains on real estate

During the three months ended March 31, 2017, KW Group recognized the following gains on sale of real estate:

		Gain on sale of real estate
(Dollars in millions)	Description	Consolidated[1] $	NCI $	Net of NCI $
KW	One multifamily property in the Western U.S.	3.2	0.2	3.0
KWE	Four commercial properties in the United Kingdom and one condo unit sale in Spain	2.4	1.8	0.6

KW Group		5.6	2.0	3.6

1	Includes both the sale of real estate as a business, which is recognized through gain on sale of real estate, and the sale of real estate as assets, which is the net of sale of real estate and cost of real estate sold.

Guarantees

Kennedy Wilson has certain guarantees associated with loans secured by consolidated assets. As of March 31, 2017, the maximum potential amount of future payments (undiscounted) Kennedy Wilson could be required to make under the guarantees was approximately $50.4 million which is approximately 1% of investment level debt of Kennedy Wilson and its equity partners. The guarantees expire through 2026, and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds from the property. Based on the Company’s evaluation of guarantees under FASB ASC Subtopic 460-10 Estimated Fair Value of Guarantees, the estimated fair value of guarantees made as of March 31, 2017 and March 31, 2016 were immaterial.

Pro forma results of operations

The results of operations of the assets acquired have been included in our consolidated financial statements since the date of their acquisition. KW Group’s unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had this acquisition been consummated at the beginning of the periods presented.

The pro forma data presented below assumes that the acquisitions during the three months ended March 31, 2016 occurred as of January 1, 2015.

	Three Months Ended March 31,
(Dollars in millions, except for per share data)	2017 $	2016 $
Pro forma revenues	—	172.6
Pro forma net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	—	(7.0)
Pro forma net loss per share:	—	—
- Basic	—	(0.06)
- Diluted	—	(0.06)

NOTE 5—UNCONSOLIDATED INVESTMENTS

Kennedy Wilson has a number of joint venture interests, generally ranging from 5% to 50%, that were formed to acquire, manage, develop, service and/or sell real estate and invest in loan pools and discounted loan portfolios. Kennedy Wilson has significant influence over these entities, but not control, and accordingly, these investments are accounted for under the equity method.

Joint Venture Holdings

The following table details the Company’s unconsolidated investments by investment type and geographic location as of March 31, 2017:

(Dollars in millions)	Multifamily $	Commercial $	Loan $	Residential and Other $	Total $
Western U.S.	206.2	73.2	—	254.2	533.6
United Kingdom	—	11.0	—	—	11.0
Spain	—	—	—	16.6	16.6
Japan	6.4	—	—	—	6.4

Total	212.6	84.2	—	270.8	567.6

The following table details the Company’s unconsolidated investments by investment type and geographic location as of March 31, 2016:

(Dollars in millions)	Multifamily $	Commercial $	Loan $	Residential and Other $	Total $
Western U.S.	147.2	54.6	11.8	200.0	413.6
United Kingdom	—	21.5	—	—	21.5
Spain	—	—	—	14.0	14.0
Japan	6.4	—	—	—	6.4

Total	153.6	76.1	11.8	214.0	455.5

Vintage Housing Holdings (“VHH”)

During the second quarter of 2015, the Company purchased a noncontrolling interest for $78.7 million in VHH, an existing venture that holds controlling interests in over 30 syndicated limited partnerships (“LPs”) that own multifamily properties via a traditional low-income housing tax credit (“LIHTC”) structure in the Western United States. The remaining interest is held by one nonaffiliated entity who is appointed as the manager. Neither party controls VHH, and, accordingly, the Company accounts for its investment under the equity method. As of March 31, 2017 and March 31, 2016, the carrying value in VHH was $95.5 million and $78.8 million, respectively.

The LPs generate cash flow through their controlling interests in entities owning multifamily housing that is predominantly structured with LIHTCs. The Company has elected the fair value option on its unconsolidated investment in VHH. During the year, the Company recognized a total of $12.4 million fair value gains through equity income. Fair value gains are primarily generated from resyndications in which VHH dissolves an existing partnership and recapitalizes into a new partnership with tax exempt bonds and tax credits which are sold to a new tax credit LP partner and, in many cases, yields cash back to VHH. Upon resyndication, VHH retains a GP interest in the partnership and receives various future streams of cash flows including; development fees, asset management fees, other GP management fees and distributions from operations. Since the investment is accounted for under the fair value option, operating distributions are recorded as equity income. See Note 6 for additional details. The Company has recognized $1.8 million in equity income related to operating distributions during the year.

Contributions to Joint Ventures

During the three months ended March 31, 2017, Kennedy Wilson contributed $7.7 million to a new joint venture. Kennedy Wilson contributed $21.1 million to existing joint ventures during the three months ended March 31, 2017 to fund the Company’s share of development projects, capital expenditures and working capital needs.

Distributions from Joint Ventures and Loan Pool Participations

During the three months ended March 31, 2017, Kennedy Wilson received $35.5 million in operating and investing distributions from its joint ventures and loan pool participations. Operating distributions resulted from operating cash flow generated by the joint venture investments. Investing distributions resulted from the refinancing of property level debt and asset sales.

The following table details cash distributions by investment type and geographic location for the three months ended March 31, 2017:

	Multifamily		Commercial		Residential and Other		Total
(Dollars in millions)	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $
Western U.S.	5.7	4.5	6.9	1.2	2.7	12.2	15.3	17.9
United Kingdom	—	—	2.3	—	—	—	2.3	—

Total	5.7	4.5	9.2	1.2	2.7	12.2	17.6	17.9

Investing distributions resulted primarily from recapitalizations and the sale of multifamily and commercial properties in the Western United States. Operating distributions resulted from sales distributions in excess of invested basis and operating cash flow generated by the joint venture investments.

Consolidation Considerations

The Company determines the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in FASB ASC Topic 810. The Company accounts for joint ventures where it is deemed that the Company does not have control through the equity method of accounting while entities the Company controls are consolidated in KW Group’s financial statements.

Capital Commitments

As of March 31, 2017, Kennedy Wilson had unfulfilled capital commitments totaling $19.4 million to four of its joint ventures under the respective operating agreements. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of such capital commitment obligations.

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of March 31, 2017:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Unconsolidated investments	—	—	375.8	375.8
Marketable securities	7.9	—	—	7.9
Currency derivative contracts	—	(43.2)	—	(43.2)

Total	7.9	(43.2)	375.8	340.5

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of March 31, 2016:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Unconsolidated investments	—	—	234.8	234.8
Marketable securities	5.4	—	—	5.4
Currency derivative contracts	—	(41.4)	—	(41.4)

Total	5.4	(41.4)	234.8	289.7

Unconsolidated Investments

Kennedy Wilson elected to use the fair value option (“FV Option”) for fourteen unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson’s investment balance in the FV Option investments was $322.7 million and $194.3 million at March 31, 2017 and March 31, 2016, respectively, which is included in unconsolidated investments in the accompanying balance sheets.

Additionally, Kennedy Wilson records its investments in KW Property Fund III, L.P., Kennedy Wilson Real Estate Fund IV, and Kennedy Wilson Real Estate Fund V, LP (the “Funds”) based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Kennedy Wilson’s investment balance in the Funds was $53.1 million and $40.5 million at March 31, 2017 and March 31, 2016, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of March 31, 2017, Kennedy Wilson had unfunded capital commitments to the Funds in the amount of $17.8 million.

In estimating fair value of real estate held by the Funds and the fourteen FV Option investments, the Company considers significant unobservable inputs such as capitalization and discount rates.

The following table summarizes the Company’s investments in unconsolidated investments held at fair value by type:

(Dollars in millions)	March 31, 2017 $	March 31, 2016 $
FV Option	322.7	194.3
Funds	53.1	40.5

Total	375.8	234.8

The following table presents changes in Level 3 investments, investments in investment companies and investments in joint ventures that elected the fair value option for the three months ended March 31, 2017 and 2016:

	Three Months ended March 31,
(Dollars in millions)	2017 $	2016 $
Beginning balance	329.4	223.8
Unrealized and realized gains	23.5	17.6
Unrealized and realized losses	(2.3)	—
Contributions	20.2	15.9
Distributions	(19.3)	(22.9)
Other[1]	24.3	0.4

Ending balance	375.8	234.8

1	Primarily related to the application of cash held in escrow for a 1031 exchange for a multifamily property in the Western U.S.

Unobservable inputs for real estate

The table below describes the range of unobservable inputs for real estate assets:

Estimated Rates Used for
	Capitalisation Rates %	Discount Rates %
Office	4.75 - 8.60	7.00 - 9.75
Retail	5.50 - 9.00	7.75 - 11.50
Multifamily	4.75 - 7.75	8.00 - 9.75
Land and condominium units	N/A	7.00 - 15.00

In valuing indebtedness the Company considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used for these types of investments range from 1.32% to 4.47%.

The accuracy of estimating fair value for investments utilizing unobservable inputs cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets. As such, estimated fair value may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows, could significantly affect the fair value measurement amounts.

Marketable Securities

Marketable securities include Kennedy Wilson’s investment in publicly traded equity securities and fixed income investments. The fixed income portfolio consists mainly of U.S. government and investment grade corporate bonds. The carrying value of marketable securities is a level 1 valuation as the fair value is based off of unadjusted quoted market prices in active markets for identical securities.

The amount above excludes Kennedy Wilson’s 29.8 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results in KW Group’s consolidated financial statements. Kennedy Wilson’s investment in KWE had a market value of approximately $353.6 million (cost basis of $490.1 million) based on a per share price of $11.85 at March 31, 2017. As of March 31, 2017, the Company had fully hedged the foreign currency rate risk of its net investment in KWE through using currency forward contracts and options, with a notional amount of £356.0 million.

Currency derivative contracts

KW Group uses foreign currency derivative contracts such as forward contracts and options to manage its foreign currency risk exposure against the effects of a portion of its certain non-U.S. dollar denominated currency net investments. Foreign currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives and the foreign currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the underlying currency applied to the notional value in the underlying currency discounted at a market rate for similar risks. Although the Company has determined that the majority of the inputs used to value its currency derivative contracts fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the currency derivative contracts utilize Level 3 inputs. However, as of March 31, 2017, KW Group assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, the Company has determined that its derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.

Changes in fair value are recorded in other comprehensive income in the accompanying consolidated statements of comprehensive income (loss) as the portion of the currency derivative contracts used to hedge foreign currency exposure of its certain net investments in foreign operations qualifies as a net investment hedge under FASB ASC Topic 815. Ineffective portions of currency derivative contracts and contracts that do not quality for net investment hedges are recognized in the statement of operations within other income.

The fair value of the currency derivative contracts held as of March 31, 2017 and March 31, 2016 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the balance sheet. See note 11 for a complete discussion on other comprehensive income including currency derivative contracts and foreign currency translations.

The table below details the currency derivative contracts KW Group held as of March 31, 2017 and the activity during the three months ended March 31, 2017:

(Dollars in millions)			March 31, 2017		Three Months Ended March 31, 2017

Currency Hedged	Underlying Currency	Notional	Hedge Asset $	Hedge Liability $	Change in Unrealized Gains (Losses) $	Realized Gains (Losses) $	Cash Received (Paid) $
Outstanding
EUR	USD	€130.0	3.2	(0.3)	(0.8)	—	—
EUR[1]	GBP	€360.0	—	(57.5)	8.8	—	—
EUR1 2	GBP		—	—	2.9	—	—
GBP	USD	£356.0	12.1	(0.5)	(2.4)	—	(0.4)
Yen	USD	¥757.0	0.1	(0.3)	(0.2)	—	—

Total Outstanding			15.4	(58.6)	8.3	—	(0.4)
Settled
GBP	USD		—	—	0.2	—	2.7

Total Settled			—	—	0.2	—	2.7

Total			15.4	(58.6)	8.5	—	2.3
Noncontrolling Interests			—	43.9	(9.0)	—	—

Total—Kennedy Wilson share			15.4	(14.7)	(0.5)	—	2.3

1	Hedge is held by KWE on its wholly-owned subsidiaries.
2	Relates to KWE’s Euro Medium Term Note. See discussion in Note 8.
3	Underlying investment was sold by KW Group. Historical amounts within other comprehensive income were reclassified to the statement of operations at time of sale.

The gains recognized through other comprehensive income will remain in accumulated other comprehensive income until the underlying investments they were hedging are substantially liquidated by KW Group.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, and other assets approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.

Debt liabilities are accounted for at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. The fair value as of March 31, 2017 and March 31, 2016 for the senior notes payable and investment debt were estimated to be approximately $5.0 billion and $4.6 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and the Company’s credit risk to the current yield of a similar security, compared to their carrying value of $4.9 billion and $4.5 billion at March 31, 2017 and March 31, 2016, respectively. The inputs used to value the Company’s senior notes payable and mortgage loans payable are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be level 2 inputs.

NOTE 7—OTHER ASSETS

Other assets consist of the following:

(Dollars in millions)	March 31, 2017 $	March 31, 2016 $
Above-market leases, net of accumulated amortization of $32.1 and $28.1 at March 31, 2017 and March 31, 2016, respectively	69.4	99.8
Deferred tax asset, net	40.1	21.1
Other, net of accumulated amortization of $6.1 and $5.4 at March 31, 2017 and March 31, 2016, respectively	37.2	24.0
VAT receivable	24.2	22.7
Goodwill	23.9	23.9
Office furniture and equipment net of accumulated depreciation of $27.2 and $24.4 at March 31, 2017 and March 31, 2016, respectively	23.6	24.3
Hedge assets	15.4	6.4
Prepaid expenses	11.8	11.6
Marketable securities[1]	7.9	5.4
Deposits	1.8	4.9

Other Assets	255.3	244.1

1	The amount above excludes Kennedy Wilson’s 29.8 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results. Kennedy Wilson’s investment in KWE had a market value of approximately $353.6 million (cost basis of $490.1 million) based on a per share price of $11.85 at March 31, 2017.

NOTE 8—INVESTMENT DEBT

Investment debt at March 31, 2017 and March 31, 2016 consists of the following:

(Dollars in millions)		Carrying Amount of Investment Debt as of1
		March 31, 2017	March 31, 2016
Investment Debt by Product Type	Region	$	$
Mortgage debt
Multifamily[1]	Western U.S.	1,165.0	838.3
Commercial	Western U.S.	291.2	291.3
Residential, Hotel and Other	Western U.S.	49.7	39.3
Commercial	Japan	—	2.2
Commercial1 2	Ireland	335.3	398.6
Multifamily1 2	Ireland	132.9	196.0
Residential and Other1 2	Ireland	33.3	11.9
Hotel	Ireland	76.7	81.9
Residential and Other1 2	Spain	—	3.5
Commercial[2]	Spain	85.3	99.3
Commercial1 2	United Kingdom	604.6	924.6

Secured investment debt		2,774.0	2,886.9
Unsecured investment debt1 2	United Kingdom	1,209.2	873.6

Investment debt (excluding loan fees)		3,983.2	3,7650.5

Unamortized loan fees		(24.0)	(31.1)

Total Investment debt		3,959.2	3,729.4

1	The investment debt payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium as of March 31, 2017 and March 31, 2016 was $0.6 million and a loan discount of $5.8 million, respectively.

2	Kennedy Wilson owned approximately 23.65% and 20.3% of the total issued share capital of KWE as of March 31, 2017 and March 31, 2016, respectively. See the table below for a detailed breakout.

(Dollars in millions)		Carrying Amount of Investment Debt as of1
		March 31, 2017	March 31, 2016
Types of Property Pledged as Collateral (KWE)	Region	$	$
Commercial1 2	Ireland	257.6	300.5
Multifamily1 2	Ireland	—	54.0
Residential and Other1 2	Spain	—	3.5
Commercial1 2	Spain	85.3	99.3
Commercial1 2	United Kingdom	538.0	848.1

Investment debt		880.9	1,305.4
Unsecured 1 2	United Kingdom	1,209.2	873.6

Investment debt (excluding loan fees)		2,090.1	2,179.0

Unamortized loan fees		(12.7)	(20.0)

Total Investment debt		2,077.4	2,159.0

1	The mortgage loan payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan discount as of March 31, 2017 and March 31, 2016 was $4.1 million and $13.4 million, respectively.
2	Kennedy Wilson owned approximately 23.65% and 20.3% of the total issued share capital of KWE as of March 31, 2017 and March 31, 2016, respectively.

The investment debt had a weighted average interest rate of 3.34% and 3.16% per annum at March 31, 2017 and March 31, 2016, respectively. As of March 31, 2017, 75% of KW Group’s investment level debt was fixed rate, 15% was floating rate with interest caps and 10% was floating rate without interest caps. As of March 31, 2016, 66% of KW Group’s investment level debt is fixed rate, 19% is floating rate with interest caps and 15% is floating rate without interest caps.

During the second quarter of 2015, KWE completed its inaugural bond offering of approximately $376.5 million (based on March 31, 2017 rates) (£300 million) in 3.95% fixed-rate senior unsecured bonds due 2022. During the third quarter of 2016, KWE completed an additional offering of approximately $251.0 million (based on March 31, 2017 rates) (£200 million) in 3.95% fixed-rate senior unsecured bonds due 2022. KWE effectively reduced the interest rate to 3.35% as a result of it entering into swap arrangements to convert 50% of the proceeds into Euros.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.5 billion based on March 31, 2017 rates) Euro Medium Term Note (“EMTN”) Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuances of senior unsecured notes for an aggregate principal amount of approximately $585.9 million (based on March 31, 2017 rates) (€550 million) (the “KWE Notes”). The KWE Notes were issued at a discount and have a carrying value of $581.7 million with an annual fixed coupon of 3.25%, and mature in 2025. As KWE invests proceeds from the KWE Notes to fund equity investments in new euro denominated assets KWE designates the KWE Notes as net investment hedges under FASB ASC Topic 815. Subsequent fluctuations in foreign currency rates that impact the carrying value of the KWE Notes are recorded to accumulated other comprehensive income. During the three months ended March 31, 2017, KW Group recognized a gain of $2.9 million in accumulated other comprehensive income due to the weakening of the euro against the GBP during the period. The KWE Notes rank pari passu with the KWE Bonds (as defined below), and are subject to the same restrictive covenants.

The trust deed that governs the bonds contains various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed). As of March 31, 2017, KWE was in compliance with these covenants.

In August 2014, KWE entered into a three-year unsecured floating rate revolving debt facility (“KWE Facility”) with Bank of America Merrill Lynch International Limited, Deutsche Bank, and J.P. Morgan Chase of approximately $282.4 million (£225 million) based on rates as of March 31, 2017. As of March 31, 2017, the unsecured credit facility was undrawn, with $282.4 million (£225 million) still available based on rates as of March 31, 2017.

During the three months ended March 31, 2017, one existing mortgage was refinanced.

The aggregate maturities of investment debt subsequent to March 31, 2017 are as follows:

(Dollars in millions)	Aggregate Maturities $
2017	68.4
2018	166.6
2019	558.2
2020	256.0
2021	102.7
Thereafter	2,830.7

3,982.6
Debt premium	0.6
Unamortized loan fees	(24.0)

3,959.2

NOTE 9 - SENIOR NOTES

(Dollars in millions)	Interest Rate %	Maturity Date	Face Value $	March 31, 2017 Unamortized Net Premium/ (Discount) $	Carrying Value $	Face Value $	March 31, 2016 Unamortized Net Premium/ (Discount) $	Carrying Value $
2042 Notes	7.75	12/1/2042	55.0	—	55.0	55.0	—	55.0
2024 Notes	5.88	4/1/2024	900.0	(2.1)	897.9	650.0	(2.4)	647.6

Senior Notes			955.0	(2.1)	952.9	705.0	(2.4)	702.6
Unamortized loan fees					(15.8)			(13.4)

Total Senior Notes					937.1			689.2

In August 2016, Kennedy Wilson, Inc., (the “Issuer”) completed an additional public offering of $250.0 million aggregate principal amount of 5.875% Senior Notes due 2024 (the “Notes”). The Notes were issued as additional notes under the indenture pursuant to which the Issuer previously issued $650 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the “Initial Notes”). The Notes have substantially identical terms as the Initial Notes and will be treated as a single series with the Initial Notes under the indenture. The Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, April 1, 2016.

The indentures governing the 2024 Notes and 2042 Notes contain various restrictive covenants, including, among others, limitations on the Company’s ability and the ability of certain of the Company’s subsidiaries to incur or guarantee additional indebtedness, to make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stock, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indentures governing the 2024 and 2042 Notes limit the ability of Kennedy Wilson and its restricted subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, the maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of March 31, 2017, the maximum balance sheet leverage ratio was 0.93 to 1.00. See Note 15 for the guarantor and non-guarantor financial statements.

NOTE 10—BORROWINGS UNDER LINES OF CREDIT

KWH Facility

On December 10, 2015, Kennedy-Wilson, Inc. (the “Borrower”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (“KWH”) entered into a $475 million unsecured revolving credit facility (the “KW Revolving Facility”) with a syndicate of lenders including Bank of America, N.A., JP Morgan Chase Bank, N.A., Deutsche Bank AG New York Branch, U.S. Bank N.A., East West Bank, Fifth Third Bank, The Governor and Company of the Bank of Ireland, Compass Bank and City National Bank with Bank of America, N.A., as administrative agent and letter of credit issuer. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as of the applicable measurement date, and have a maturity date of December 10, 2018. Subject to certain conditions precedent and at the Borrower’s option, the maturity date of the KW Revolving Facility may be extended by one year.

The KW Revolving Facility has certain covenants that, among other things, limit the Borrower and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The credit agreement that governs the KW Revolving Facility requires the Borrower to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Borrower after September 30, 2015, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to the greater of 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As of March 31, 2017, the Borrower’s consolidated leverage ratio was 61.9%, its fixed charge coverage ratio was 2.5 to 1.00, its consolidated tangible net worth was $1,214.5 million, its adjusted secured leverage ratio was 45%, its secured recourse leverage ratio was 1.4%, its recourse leverage ratio was 0.84, and liquidity was $615.0 million. The obligations of the Borrower pursuant to the Credit Agreement are guaranteed by KWH and certain of its wholly-owned subsidiaries.

During the three months ended March 31, 2017, there was no activity on the KW Revolving Facility. As of March 31, 2017 the KW Revolving Facility was undrawn and as of March 31, 2016 $50.0 million was outstanding. As of March 31, 2017 $475.0 million was still available.

NOTE 11—EQUITY

Common Stock Repurchase Program

On February 25, 2016, Kennedy Wilson announced the authorization of a stock repurchase program for up to $100 million. Repurchases under the program may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and subject to the Company’s discretion. During the three months ended March 31, 2017, Kennedy Wilson repurchased and retired 77,155 shares for $1.7 million under the stock repurchase program. During the three months ended March 31, 2016, Kennedy Wilson repurchased and retired 240,000 shares for $5.0 million under the stock repurchase program.

Dividend Distributions

During the following periods, Kennedy Wilson declared and paid the following cash distributions on its common and preferred stock:

	Three Months Ended 31		Three Months Ended 31
	March 2017		March 2016
(Dollars in millions)	Declared $	Paid $	Declared $	Paid $
Preferred Stock
Series B1	—	—	0.5	0.5

Total Preferred Stock	—	—	0.5	0.5
Common Stock	19.5	18.5	16.1	13.8

Total[2]	19.5	18.5	16.6	14.3

1	The decrease in Series B dividends during the current year is due to the early conversion of the Series B preferred stock into common shares during the fourth quarter of 2016.
2	The difference between declared and paid is the amount accrued on the consolidated balance sheets.

Share-based Compensation

During the three months ended March 31, 2017 and 2016, KW Group recognized $10.7 million and $17.5 million of compensation expense related to the vesting of restricted stock grants. The decrease for the three months ended March 31, 2017 is mainly due to restricted stock that was granted in 2012 under the Company’s Amended and Restated 2009 Equity Participation Plan being fully expensed as of March 31, 2016.

Upon vesting, the restricted stock granted to employees discussed directly above is net share-settled to cover the withholding tax. Shares that vested during the three months ended March 31, 2017 and 2016 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld during the three months ended March 31, 2017 and 2016 were 1,114,903 shares and 396,442 shares, respectively, and were based on the value of the restricted stock on the respective vesting dates as determined by the Company’s closing stock price. During the three months ended March 31, 2017 and 2016, total payments for the employees’ tax obligations to the taxing authorities were $27.5 million and $8.1 million, respectively. These activities are reflected as a financing activity within KW Group’s Consolidated Statements of Cash Flows.

Accumulated Other Comprehensive Income

The following table summarizes the changes in each component of accumulated other comprehensive income (loss), net of taxes:

(Dollars in millions)	Foreign Currency Translation	Currency Derivative Contracts	Marketable Securities	Total Accumulated Other Comprehensive Income
Balance at December 31, 2016	(98.6)	27.5	(0.1)	(71.2)
Unrealized gains, arising during the period	24.8	8.5	0.1	33.4
Noncontrolling interest	(15.8)	(9.0)	—	(24.8)
Taxes on unrealized gains, arising during the period	(3.6)	0.2	(0.1)	(3.5)

Balance at March 31, 2017	(93.2)	27.2	(0.1)	(66.1)

As discussed throughout this report, the Company is required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that it controls. As such, the Company’s financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, the Company is required to translate the activities of KWE into U.S. dollars even though KWE does not invest in U.S. dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of the actual currency exposure for the Company.

The local currencies for the Company’s interests in foreign operations include the euro, the British pound sterling, and the Japanese yen. The related amounts on KW Group’s balance sheets are translated into U.S. dollars at the exchange rates at the respective financial statement date, while amounts on its statements of operations are translated at the average exchange rates during the respective period. The decrease in the unrealized losses on foreign currency translation is a result of the weakening of the U.S. dollar against the euro, the British pound and the Japanese yen during the three months ended March 31, 2017.

In order to manage currency fluctuations, KW Group entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (Euro, GBP and Yen) of certain of its wholly-owned and consolidated subsidiaries. See note 6 for a more detailed discussion of KW Group’s currency derivative contracts.

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries, and are presented separately on KW Group’s balance sheet. As of March 31, 2017 and 2016 KW Group had noncontrolling interest of $1.3 billion and $1.7 billion, respectively.

Kennedy Wilson currently owns approximately 23.65% of KWE’s total issued share capital as of March 31, 2017. The noncontrolling interest holders in KWE had an equity balance of $1.1 billion as of March 31, 2017. Due to the terms provided in the investment management agreement between KWE and a wholly-owned subsidiary of Kennedy Wilson, the results of KWE are consolidated in KW Group’s financial statements.

NOTE 12—EARNINGS PER SHARE

In accordance with FASB ASC Topic 260-10-45, Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. Participating securities, which include unvested restricted stock, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. The Company only presents the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
(Dollars in millions, except share and per share amounts)	2017 $	2016 $
Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	0.8	(7.4)
Dividends allocated to participating securities	(0.3)	(0.5)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	0.5	(7.9)

Dividends declared on common shares	(19.3)	(15.6)

Undistributed losses attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	(18.8)	(23.5)

Distributed earnings per share	0.17	0.14
Undistributed losses per share	(0.17)	(0.21)

Loss per basic	—	(0.07)
Loss per diluted	—	(0.07)
Weighted average shares outstanding for basic	112,167,447	109,214,633
Weighted average shares outstanding for diluted[1]	112,167,447	109,214,633
Dividends declared per common share	0.17	0.14

1	For the three months ended March 31, 2017, a total of 1,111,243 potentially dilutive securities were not included in the diluted weighted average shares as they were anti-dilutive. For the three months ended March 31, 2016, a total of 8,381,629 potentially dilutive securities have not been included in the diluted weighted average shares as they are anti-dilutive. Potentially anti-dilutive securities include preferred stock and unvested restricted stock grants.

NOTE 13—SEGMENT INFORMATION

Kennedy Wilson is a global real estate investment company. The Company owns, operates, and invests in real estate both on its own and through our investment management platform. To complement its investment business, the Company also provides real estate services primarily to financial services clients.

Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these two core segments: KW Investments and KW Investment Management and Real Estate Services (IMRES).

KW Investments

KW Investments invests in multifamily, office, retail, and residential properties as well as loans secured by real estate in the Western U.S., United Kingdom, Ireland, Spain, Italy and Japan. The Company has an average ownership interest across all investments of approximately 40% as of March 31, 2017.

When it has partners, those partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors. In these instances, the Company is typically the general partner in the arrangement with a promoted interests in the profits of its investments beyond the Company’s ownership percentage. These promoted interest are typically fees earned by IMRES as described below.

KW Investment Management and Real Estate Services (IMRES)

IMRES encompasses the Company fee generating businesses which includes both the Company’s investment management platform as well as the Company’s third party services business. The Company’s clients include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: investment management, property services, research, brokerage, and auction and conventional sales. These five business lines generate revenue for the Company’s through fees and commissions.

The Company manages approximately 59 million square feet of properties for the Company and its investment partners (including KWE) in the United States, Europe, and Asia, which includes assets the Company has ownership interests in and third party owned assets. With 25 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain, Italy and Japan, the Company has the capabilities and resources to provide investment management and property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of IMRES have an extensive track record in their respective lines of business and in the real estate community as a whole.

Additionally, IMRES plays a critical role in supporting the Company’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

The following tables summarize income activity by segment and corporate for the three months ended March 31, 2017 and 2016 and balance sheet data as of March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,
(Dollars in millions)	2017 $	2016 $
Investments
Rental	124.3	119.9
Hotel	29.5	29.1
Sale of real estate	0.8	1.9
Loan purchases, loan originations and other	2.1	2.1

Total revenue	156.7	153.0

Operating expenses	(78.4)	(75.2)
Depreciation and amortization	(49.7)	(48.3)
Income from unconsolidated investments	21.6	18.1

Operating income	50.2	47.6
Gain on sale of real estate	5.4	38.4
Acquisition-related expenses	(0.3)	(2.0)
Interest expense—investments	(34.4)	(32.5)
Other	0.8	0.7

Income before provision for income taxes	21.7	52.2
Provision for income taxes	(1.0)	(1.0)

Net income	20.7	51.2
Net income attributable to the noncontrolling interests	(0.1)	(27.4)

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	20.6	23.8

	Three Months Ended
	March 31,
	2017	2016
(Dollars in millions)	$	$
Investment Management and Real Estate Services
Investment management, property services and research fees (includes $9.7 and $11.0 of related party fees, respectively)	17.5	19.1

Total revenue	17.5	19.1
Operating expenses	(13.3)	(15.9)
Income from unconsolidated investments	0.8	1.2

Operating income	5.0	4.4
Net income attributable to the noncontrolling interests	—	—

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	5.0	4.4

	Three Months Ended
	March 31,
	2017	2016
(Dollars in millions)	$	$
Corporate
Operating expenses	(14.1)	(23.5)

Operating loss	(14.1)	(23.5)
Interest expense-corporate	(15.6)	(12.1)
Other	(0.2)	—

Loss before provision for income taxes	(29.9)	(35.6)
(Provision for) benefit from income taxes	5.1	0.5

Net loss	(24.8)	(35.1)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(24.8)	(35.6)

	Three Months Ended
	March 31,
	2017	2016
(Dollars in millions)	$	$
Consolidated
Rental	124.3	119.9
Hotel	29.5	29.1
Sale of real estate	0.8	1.9
Investment management, property services and research fees (includes $9.7 and $11.0 of related party fees)	17.5	19.1
Loans and other	2.1	2.1

Total revenue	174.2	172.1

Operating expenses	(105.8)	(114.5)
Depreciation and amortization	(49.7)	(48.3)

Total operating expenses	(155.5)	(162.8)
Income from unconsolidated investments	22.5	19.2

Operating income	41.2	28.5
Gain on sale of real estate	5.4	38.4
Acquisition-related expenses	(0.3)	(2.0)

	Three Months Ended
	March 31,
	2017	2016
(Dollars in millions)	$	$
Interest expense - investment	(34.4)	(32.5)
Interest expense - corporate	(15.6)	(12.1)
Other	0.5	0.7

(Loss) income before benefit from income taxes	(3.2)	21.0
Provision for income taxes	4.1	(0.5)

Net (loss) income	0.9	20.5
Net income attributable to the noncontrolling interests	(0.1)	(27.4)
Preferred dividends and accretion of preferred stock issuance costs	—	(0.5)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	0.8	(7.4)

	March 31,	March 31,
	2017	2016
(Dollars in millions)	$	$
Total Assets
Investments	7,410.5	7,464.5
Investment management and real estate services	88.0	73.6
Corporate	127.5	120.3

Total assets	7,626.0	7,658.4

NOTE 14—INCOME TAXES

In determining quarterly provisions for income taxes, the Company calculates income tax expense based on actual year-to-date income and statutory tax rates. The year-to-date income tax expense also reflects the Company’s assessment of potential exposure for uncertain tax positions.

During the three months ended March 31, 2017, KW Group generated a pretax book loss of $3.2 million related to its global operations, and recorded a tax benefit of $4.1 million. During the quarter ended March 31, 2017, the Company adopted ASU 2016-09. As a result of the adoption of ASU 2016-09, the Company recorded an adjustment to opening retained earnings of $9.3 million for excess tax benefits from share awards which had not been recognized under the prior accounting standard. In addition, during the quarter ended March 31, 2017, the Company realized excess tax benefits of $12.4 million from the vesting of restricted stock awards and dividend equivalents on restricted stock, which resulted in a tax benefit of $4.3 million. The difference between the U.S. federal rate of 35% and the Company’s effective rate is primarily attributable to excess tax benefit from vesting of restricted stock awards and income earned by noncontrolling interests which is generally not subject to corporate taxes.

The Company has subsidiaries in the United Kingdom, Ireland, Luxembourg, Spain and Jersey which manage the Company’s European real estate investments, as well as subsidiaries in Ireland and Scotland that operate hotel businesses. As of March 31, 2017, two of the Company’s subsidiaries foreign subsidiaries have positive, accumulated earnings of $3.9 million. U.S. domestic taxes have not been provided on amounts earned by such foreign companies since it is the Company’s plan to indefinitely reinvest amounts earned by these foreign subsidiaries. If this amount was repatriated to the United States, additional U.S. domestic taxes of $1.2 million would be incurred.

NOTE 15—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information and condensed consolidating financial information include:

(5)	Condensed consolidating balance sheets as of March 31, 2017 and 2016; consolidating statements of operations for the three months ended March 31, 2017 and 2016; consolidating statements of comprehensive income for the three months ended March 31, 2017 and 2016; and condensed consolidating statements of cash flows for the three months ended March 31, 2017 and 2016, of (a) Kennedy-Wilson Holdings, Inc., as the parent, (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and

(6)	Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries.

Kennedy Wilson owns 100% of all of the guarantor subsidiaries, and, as a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of and for the three months ended March 31, 2017 or 2016.

Condensed Consolidating Balance Sheet as of March 31, 2017

				Non-
		Kennedy-	Guarantor	guarantor		Consolidated
	Parent	Wilson, Inc.	Subsidiaries	Subsidiaries	Elimination	Total
(Dollars in millions)	$	$	$	$	$	$
Assets
Cash and cash equivalents	—	74.2	53.5	40.3	—	168.0
Cash held by consolidated investments	—	—	—	640.3	—	640.3
Accounts receivable	—	—	47.0	33.2	—	80.2
Loan purchases and originations	—	0.3	5.7	76.6	—	82.6
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,494.7	4,337.3	—	5,832.0
Unconsolidated investments	—	19.3	370.4	177.9	—	567.6
Investments in and advances to consolidated subsidiaries	1,044.5	2,048.6	1,151.9	—	(4,245.0)	—
Other assets	—	2.6	46.0	206.7	—	255.3

Total assets	1,044.5	2,145.0	3,169.2	5,512.3	(4,245.0)	7,626.0

Liabilities and equity
Liabilities
Accounts payable	—	0.3	1.8	12.6	—	14.7
Accrued expenses and other liabilities	19.5	163.1	183.7	11.5	—	377.8
Investment debt	—	—	935.1	3,024.1	—	3,959.2
Senior notes payable	—	937.1	—	—	—	937.1
Line of credit	—	—	—	—	—	—

Total liabilities	19.5	1,100.5	1,120.6	3,048.2	—	5,288.8

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,025.0	1,044.5	2,048.6	1,151.9	(4,245.0)	1,025.0
Noncontrolling interests	—	—	—	1,312.2	—	1,312.2

Total equity	1,025.0	1,044.5	2,048.6	2,464.1	(4,245.0)	2,337.2

Total liabilities and equity	1,044.5	2,145.0	3,169.2	5,512.3	(4,245.0)	7,626.0

Condensed Consolidating Balance Sheet as of March 31, 2016

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	59.9	25.4	95.6	—	180.9
Cash held by consolidated investments	—	—	—	717.2	—	717.2
Accounts receivable	—	—	40.7	27.6	—	68.3
Loan purchases and originations	—	41.9	16.8	106.4	—	165.1
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,137.5	4,688.6	—	5,826.1
Unconsolidated investments	—	17.4	305.1	134.2	—	456.7
Investments in and advances to consolidated subsidiaries	1,130.3	1,949.8	1,217.5	—	(4,297.6)	—
Other assets	—	3.1	30.3	210.7	—	244.1

Total assets	1,130.3	2,072.1	2,773.3	5,980.3	(4,297.6)	7,658.4

Liabilities and equity
Liabilities
Accounts payable	—	0.4	1.7	13.8	—	15.9
Accrued expenses and other liabilities	16.1	202.2	181.9	7.8	—	408.0
Investment debt	—	—	639.9	3,089.5	—	3,729.4
Senior notes payable	—	689.2	—	—	—	689.2
Line of credit	—	50.0	—	—	—	50.0

Total liabilities	16.1	941.8	823.5	3,111.1	—	4,892.5

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,114.2	1,130.3	1,949.8	1,217.5	(4,297.6)	1,114.2
Noncontrolling interests	—	—	—	1,651.7	—	1,651.7

Total equity	1,114.2	1,130.3	1,949.8	2,869.2	(4,297.6)	2,765.9

Total liabilities and equity	1,130.3	2,072.1	2,773.3	5,980.3	(4,297.6)	7,658.4

Consolidating Statement of Operations for the three months ended March 31, 2017

		Kennedy-	Guarantor	Non- guarantor		Consolidated
	Parent	Wilson, Inc.	Subsidiaries	Subsidiaries	Elimination	Total
(Dollars in millions)	$	$	$	$	$	$
Revenue
Rental	—	—	33.1	91.2	—	124.3
Hotel	—	—	—	29.5	—	29.5
Sale of real estate	—	—	—	0.8	—	0.8
Investment management, property services and research fees	—	—	15.5	2.0	—	17.5
Loan purchases, loan originations and other	—	—	0.3	1.8	—	2.1

Total revenue	—	—	48.9	125.3	—	174.2

Operating expenses
Rental operating	—	—	13.2	22.8	—	36.0
Hotel operating	—	—	—	24.4	—	24.4
Cost of real estate sold	—	—	—	0.7	—	0.7
Commission and marketing	—	—	1.9	0.1	—	2.0
Compensation and related	10.7	7.2	12.7	2.1	—	32.7
General and administrative	—	2.9	4.5	2.6	—	10.0
Depreciation and amortization	—	0.4	11.6	37.7	—	49.7

Total operating expenses	10.7	10.5	43.9	90.4	—	155.5
Income from unconsolidated subsidiaries	—	1.2	6.9	14.4	—	22.5
Income from consolidated subsidiaries	11.6	31.6	26.6	—	(69.8)	—

Operating income (loss)	0.9	22.3	38.5	49.3	(69.8)	41.2
Non-operating income (expense)
Acquisition-related gains	—	—	—	—	—	—
Acquisition-related expenses	—	—	—	(0.3)	—	(0.3)
Interest expense-corporate	—	(15.6)	—	—	—	(15.6)
Interest expense-investment	—	—	(8.4)	(26.0)	—	(34.4)
Gain on sale of real estate	—	—	—	5.4	—	5.4
Other income / (expense)	—	(0.2)	—	0.7	—	0.5

Income (loss) before benefit from income taxes	0.9	6.5	30.1	29.1	(69.8)	(3.2)
(Provision for) benefit from income taxes	—	5.1	1.5	(2.5)	—	4.1

Net income (loss)	0.9	11.6	31.6	26.6	(69.8)	0.9
Net (income) loss attributable to the noncontrolling interests	—	—	—	(0.1)	—	(0.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	0.9	11.6	31.6	26.5	(69.8)	0.8
Preferred dividends and accretion of preferred stock issuance costs	—	—	—	—	—	—

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	0.9	11.6	31.6	26.5	(69.8)	0.8

Consolidating Statement of Operations for the three months ended March 31, 2016

		Kennedy-	Guarantor	Non- guarantor		Consolidated
	Parent	Wilson, Inc.	Subsidiaries	Subsidiaries	Elimination	Total
(Dollars in millions)	$	$	$	$	$	$
Revenue
Rental	—	—	24.9	95.0	—	119.9
Hotel	—	—	—	29.1	—	29.1
Sale of real estate	—	—	—	1.9	—	1.9
Investment management, property services, and research fees	—	—	18.2	0.9	—	19.1
Loan purchases, loan originations and other	—	—	0.3	1.8	—	2.1

Total revenue	—	—	43.4	128.7	—	172.1

Operating expenses
Rental operating	—	—	9.9	21.1	—	31.0
Hotel operating	—	—	—	24.5	—	24.5
Cost of real estate sold	—	—	—	1.4	—	1.4
Commission and marketing	—	—	1.7	0.1	—	1.8
Compensation and related	17.5	13.9	12.2	2.1	—	45.7
General and administrative	—	3.4	3.8	2.9	—	10.1
Depreciation and amortization	—	0.3	8.5	39.5	—	48.3

Total operating expenses	17.5	17.6	36.1	91.6	—	162.8
Income from unconsolidated investments, net of depreciation and amortization	—	2.4	5.5	11.3	—	19.2
Income from consolidated subsidiaries	38.0	63.5	59.3	—	(160.8)	—

Operating income (loss)	20.5	48.3	72.1	48.4	(160.8)	28.5
Non-operating income (expense)
Acquisition-related expenses	—	—	—	(2.0)	—	(2.0)
Interest expense-corporate	—	(12.1)	—	—	—	(12.1)
Interest expense-investment	—	—	(5.4)	(27.1)	—	(32.5)
Gain (loss) on sale of real estate	—	—	0.4	38.0	—	38.4
Other income / (expense)	—	1.3	(2.5)	1.9	—	0.7

Income (loss) before benefit from income taxes	20.5	37.5	64.6	59.2	(160.8)	21.0
(Provision for) benefit from income taxes	—	0.5	(1.1)	0.1	—	(0.5)

Net income (loss)	20.5	38.0	63.5	59.3	(160.8)	20.5
Net (income) loss attributable to the noncontrolling interests	—	—	—	(27.4)	—	(27.4)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	20.5	38.0	63.5	31.9	(160.8)	(6.9)
Preferred dividends and accretion of preferred stock issuance costs	(0.5)	—	—	—	—	(0.5)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	20.0	38.0	63.5	31.9	(160.8)	(7.4)

Consolidated Statement of Comprehensive Income for the three months ended March 31, 2017

				Non-
		Kennedy-	Guarantor	guarantor		Consolidated
	Parent	Wilson, Inc.	Subsidiaries	Subsidiaries	Elimination	Total
(Dollars in millions)	$	$	$	$	$	$
Net (loss) income	0.9	11.6	31.6	26.6	(69.8)	0.9
Other comprehensive (loss) income, net of tax:
Unrealized foreign currency translation (loss) gain	21.2	21.2	3.9	19.3	(44.4)	21.2
Unrealized loss on marketable securities	—	—	—	—	—	—
Amounts reclassified out of AOCI during the period	—	—	—	—	—	—
Unrealized currency derivative contracts gain (loss)	8.7	8.7	(2.0)	10.7	(17.4)	8.7

Total other comprehensive (loss) income for the period	29.9	29.9	1.9	30.0	(61.8)	29.9
Comprehensive (loss) income	30.8	41.5	33.5	56.6	(131.6)	30.8
Comprehensive loss attributable to noncontrolling interests	—	—	—	(24.9)	—	(24.9)

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc.	30.8	41.5	33.5	31.7	(131.6)	5.9

Consolidated Statement of Comprehensive Income for the three months ended March 31, 2016
				Non-
		Kennedy-	Guarantor	guarantor		Consolidated
	Parent	Wilson, Inc.	Subsidiaries	Subsidiaries	Elimination	Total
(Dollars in millions)	$	$	$	$	$	$
Net income (loss)	20.5	38.0	63.5	59.3	(160.8)	20.5
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation (loss) gains	22.2	22.2	4.5	18.2	(44.9)	22.2
Unrealized loss on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Unrealized currency derivative contracts (loss) gain	(50.3)	(50.3)	(0.5)	(49.6)	100.4	(50.3)

Total other comprehensive income for the period	(28.0)	(28.0)	4.0	(31.4)	55.4	(28.0)
Comprehensive (loss) income	(7.5)	10.0	67.5	27.9	(105.4)	(7.5)
Comprehensive (income) loss attributable to noncontrolling interests	—	—	—	1.5	—	1.5

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc.	(7.5)	10.0	67.5	29.4	(105.4)	(6.0)

Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2017

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidated Total
(Dollars in millions)	$	$	$	$	$
Net cash (used in) provided by operating activities	2.6	(50.6)	34.5	24.7	11.2

Cash flows from investing activities:
Additions to loans	—	—	—	—	—
Collections of loans	—	—	6.4	—	6.4
Net proceeds from sale of real estate	—	—	—	40.3	40.3
Purchases of and additions to real estate	—	—	(6.0)	(41.0)	(47.0)
Proceeds from settlement of foreign derivative contracts	—	2.7	—	—	2.7
Purchases of foreign derivative contracts	—	(0.4)	—	—	(0.4)
Investment in marketable securities	—	—	(0.3)	—	(0.3)
Distributions from unconsolidated investments	—	—	16.7	1.2	17.9
Contributions to unconsolidated investments	—	—	(23.1)	(5.7)	(28.8)
(Investments in) distributions from consolidated subsidiaries, net	45.1	16.6	(18.5)	(43.2)	—

Net cash provided by investing activities	45.1	18.9	(24.8)	(48.4)	(9.2)

Cash flows from financing activities:
Borrowings under senior notes payable	—	—	—	—	—
Borrowings under line of credit	—	—	—	—	—
Repayment of line of credit	—	—	—	—	—
Borrowings under investment debt	—	—	—	24.0	24.0
Repayment of investment debt			(1.6)	(54.9)	(56.5)
Debt issue costs	—	(0.1)	—	—	(0.1)
Repurchase and retirement of common stock	(29.2)	—	—	—	(29.2)
Dividends paid	(18.5)	—	—	—	(18.5)
Acquisition of KWE shares from noncontrolling interest holders	—	—	—	(0.8)	(0.8)
Contributions from noncontrolling interests, excluding KWE	—	—	—	8.8	8.8
Distributions to noncontrolling interests	—	—	—	(15.9)	(15.9)

Net cash (used in) provided by financing activities	(47.7)	(0.1)	(1.6)	(38.8)	(88.2)

Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	8.8	8.8

Net change in cash and cash equivalents	—	(31.8)	8.1	(53.7)	(77.4)
Cash and cash equivalents, beginning of period	—	106.0	45.4	734.3	885.7

Cash and cash equivalents, end of period	—	74.2	53.5	680.6	808.3

Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2016

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidated Total
(Dollars in millions)	$	$	$	$	$
Net cash provided (used in) by operating activities	(0.2)	(88.5)	63.7	16.1	(8.9)

Cash flows from investing activities:
Additions to loans	—	—	(4.8)	—	(4.8)
Collections of loans	—	—	—	130.2	130.2
Net proceeds from sale of real estate	—	—	3.4	104.6	108.0
Purchases of and additions to real estate	—	—	(6.8)	(95.4)	(102.2)
Additions to nonrefundable escrow deposits	—	—	—	(1.7)	(1.7)
Proceeds from settlement of foreign derivative contracts	—	22.6	—	—	22.6
Purchases of foreign derivative contracts	—	(3.4)	—	—	(3.4)
Investment in marketable securities	—	—	(0.9)	—	(0.9)
Distributions from unconsolidated investments	—	—	6.5	17.3	23.8
Contributions to unconsolidated investments	—	(1.0)	(15.5)	(6.7)	(23.2)
(Investments in) distributions from consolidated subsidiaries, net	27.6	—	(52.9)	25.3	—

Net cash (used in) provided by investing activities	27.6	18.2	(71.0)	173.6	148.4

Cash flows from financing activities:
Borrowings under line of credit	—	50.0	—	—	50.0
Borrowings under investment debt	—	—	—	126.2	126.2
Repayment of investment debt	—	—	(4.3)	(36.8)	(41.1)
Debt issue costs	—	—	—	(2.2)	(2.2)
Repurchase and retirement of common stock	(13.1)	—	—	—	(13.1)
Dividends paid	(14.3)	—	—	—	(14.3)
Acquisition of KWE shares from noncontrolling interest holders	—	—	—	(41.3)	(41.3)
Contributions from noncontrolling interests, excluding KWE	—	—	—	5.5	5.5
Distributions to noncontrolling interests	—	—	—	(43.7)	(43.7)

Net cash provided by (used in) financing activities	(27.4)	50.0	(4.3)	7.7	26.0

Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	1.0	1.0

Net change in cash and cash equivalents	—	(20.3)	(11.6)	198.4	166.5
Cash and cash equivalents, beginning of period	—	80.2	37.0	614.4	731.6

Cash and cash equivalents, end of period	—	59.9	25.4	812.8	898.1

NOTE 16—SUBSEQUENT EVENTS

On April 24, 2017, the Company issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing the terms of a recommended offer by the Company to acquire all of the outstanding shares (other than shares owned by the Company or its subsidiaries or held in treasury) of KWE, in an all stock Proposed Transaction (the “Proposed Transaction”). Under the terms of the Proposed Transaction, if consummated, KWE shareholders would be entitled to receive, for the cancellation of each KWE ordinary share, 0.667 shares of the Company’s common stock by means of a court sanctioned scheme of arrangement between the Company and KWE shareholders under Article 125 of the Jersey Companies Law. The terms of the Proposed Transaction further provide that KWE shareholders will be entitled to receive the next quarterly dividend of 12 pence per KWE share, as well as a dividend after the closing of the Proposed Transaction which will reflect the principle agreed between the Company and KWE that the aggregate dividends payable to KWE shareholders should be equal to the accrued but unpaid ordinary dividends that would otherwise have been payable in respect of KWE shares in respect of the period from April 1, 2017 until the effective date of the Proposed Transaction, with payments from KWE to be reduced, where necessary, by any dividend to which a former KWE shareholder becomes entitled as a stockholder of the Company after the effective date of the Proposed Transaction, but only to the extent of the portion of such dividend which relates to a period prior to the effective date of the Proposed Transaction. KWE has agreed that, if the effective date of the Proposed Transaction falls on or after August 18, 2017, it will not pay the quarterly dividend of 12 pence per KWE share which it would otherwise have intended to pay to KWE shareholders on the register of members on August 18, 2017, but KWE shareholders would instead receive this as part of the closing dividend, subject to any deduction for a Company dividend received to the extent that it relates to the same period. Following the completion of the Proposed Transaction, the Company anticipates that former KWE shareholders would own approximately 36% and existing Company stockholders would own approximately 64% of the outstanding shares of the combined company. In connection with the Proposed Transaction, the Company has announced that its Board of Directors intends to increase the first quarterly dividend payable following the effective date of the Proposed Transaction from $0.17 per share of the Company’s common stock to $0.19 per share of the Company’s common stock. The Proposed Transaction is expected to close in the third quarter of 2017 and is subject to customary closing conditions including, among other things, receipt of the Company’s and KWE’s shareholder approval.

The Company evaluated subsequent events through the date these financial statements were issued.

KW AUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kennedy-Wilson Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules III and IV. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Kennedy-Wilson Holdings, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2017 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California

February 27, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kennedy-Wilson Holdings, Inc.:

We have audited Kennedy-Wilson Holdings, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Kennedy-Wilson Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Kennedy-Wilson Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, as well as schedules III and IV, and our report dated February 27, 2017 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Los Angeles, California

February 27, 2017

Consolidated Balance Sheets

	December 31,
	2016	2015
(Dollars in millions)	$	$
Assets
Cash and cash equivalents	260.2	182.6
Cash and cash equivalents held by consolidated investments	625.5	549.0
Accounts receivable (including $30.4 and $22.9 of related party)	71.3	54.7
Loan purchases and originations (including $0 and $40.9 of related party)	87.7	299.7
Real estate and acquired in-place lease values, net of accumulated depreciation and amortization	5,814.2	5,797.5
Unconsolidated investments (including $333.8 and $223.8 at fair value)	560.1	444.9
Other assets	240.1	267.2

Total assets[1]	7,659.1	7,595.6

Liabilities
Accounts payable	11.2	22.2
Accrued expenses and other liabilities	412.1	392.0
Investment debt	3,956.1	3,627.5
Senior notes payable	936.6	688.8

Total liabilities[1]	5,316.0	4,730.5

Equity
Cumulative preferred stock, $0.0001 par value: 1,000,000 shares authorized $1,000 per share liquidation preference; 32,550 shares of Series B preferred stock issued and outstanding as of December 31, 2015	—	—
Common Stock, 115,740,906 and 114,533,581 shares issued outstanding as of December 31, 2016 and December 31, 2015	—	—
Additional paid-in capital	1,231.4	1,225.7
Accumulated deficit	(112.2)	(44.2)
Accumulated other comprehensive loss	(71.2)	(47.7)

Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,048.0	1,133.8
Noncontrolling interests	1,295.1	1,731.3

Total equity	2,343.1	2,865.1

Total liabilities and equity	7,659.1	7,595.6

1	The assets and liabilities as of December 31, 2016 include $4.5 billion (including cash held by consolidated investments of $0.6 billion and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $3.6 billion) and $2.7 billion (including investment debt of $2.4 billion), respectively, from consolidated variable interest entities (‘VIEs’). The assets and liabilities as of December 31, 2015 include $5.0 billion (including cash held by consolidated investments of $0.5 billion and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $4.0 billion) and $2.7 billion (including investment debt of $2.4 billion), respectively, from VIEs. These assets can only be used to settle obligations of the consolidated VIEs, and the liabilities do not have recourse to the Company.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31,
	2016	2015	2014
(Dollars in millions, except per share data)	$	$	$
Revenue
Rental	485.9	404.8	206.9
Hotel	116.2	106.4	63.3
Sale of real estate	29.3	3.7	28.4
Investment management, property services, and research fees (includes $28.9, $37.8, and $57.4 million of related party fees, respectively)	59.4	69.3	82.6
Loan purchases, loan originations, and other	12.6	19.5	17.4

Total revenue	703.4	603.7	398.6
Operating expenses
Rental operating	135.4	108.0	59.3
Hotel operating	96.3	89.9	57.1
Cost of real estate sold	22.1	2.6	20.7
Commission and marketing	8.0	7.3	5.6
Compensation and related	186.5	154.8	113.8
General and administrative	45.4	43.8	42.1
Depreciation and amortization	198.2	166.3	104.5

Total operating expenses	691.9	572.7	403.1
Income from unconsolidated investments	126.6	97.4	54.2

Operating income	138.1	128.4	49.7
Non-operating income (expense)
Gain on sale of real estate	130.7	72.4	—
Acquisition-related gains	16.2	108.1	218.1
Acquisition-related expenses	(9.5)	(37.3)	(19.7)
Interest expense - investment	(137.4)	(108.8)	(46.3)
Interest expense - corporate	(54.2)	(46.9)	(57.1)
Loss on early extinguishment of corporate debt	—	(1.0)	(27.3)
Other income (expense)	6.6	(2.5)	5.1

Income before provision for income taxes	90.5	112.4	122.5
Provision for income taxes	(14.0)	(53.4)	(32.4)

Net income	76.5	59.0	90.1
Net (income) loss attributable to the non-controlling interests	(70.9)	15.7	(68.2)
Preferred dividends and accretion of preferred stock issuance costs	(2.8)	(3.6)	(8.1)

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	2.8	71.1	13.8

Basic Earnings per share
Income per basic	0.01	0.66	0.14
Weighted average shares outstanding for basic	109,094,530	103,261,513	89,200,855
Diluted Earnings per share
Income per diluted	0.01	0.66	0.14
Weighted average shares outstanding for diluted	109,094,530	109,553,728	91,555,214
Dividends declared per common share	0.56	0.48	0.36

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Net income	76.5	59.0	90.1
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	0.1	0.1	(0.2)
Unrealized foreign currency translation loss	(164.1)	(138.3)	(46.4)
Amounts reclassified out of AOCI during the period	3.4	9.7	(7.1)
Unrealized currency derivative contracts (loss) gain	(100.1)	6.3	16.3

Total other comprehensive loss for the period	(260.7)	(122.2)	(37.4)

Comprehensive (loss) income	(184.2)	(63.2)	52.7
Comprehensive loss (income) attributable to noncontrolling interests	166.3	118.4	(15.6)

Comprehensive (loss) income attributable to Kennedy-Wilson Holdings, Inc.	(17.9)	55.2	37.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Equity

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid-in	Retained	Comprehensive	Noncontrolling
Dollars in millions, except	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Interests	Total
share amounts		$		$	$	$	$	$	$
Balance at January 1, 2014	132,550	—	82,592,607	—	801.3	(42.2)	9.2	50.6	818.9
Issuance of shares, net	—	—	9,201,250	—	190.6	—	—	—	190.6
Shares granted	—	—	3,147,500	—	—	—	—	—	—
Exercise of Warrants into Common	—	—	1,472,146	—	—	—	—	—	—
Shares forfeited	—	—	(2,475)	—	—	—	—	—	—
Shares retired due to RSG Vesting	—	—	(319,582)	—	(8.1)	—	—	—	(8.1)
Stock based compensation	—	—	—	—	15.8	—	—	—	15.8
Other comprehensive income (loss):
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(46.7)	(94.4)	(141.1)
Unrealized foreign currency derivative contract gain, net of tax		—		—	—	—	9.5	10.6	20.1
Unrealized losses on marketable securities, net of tax	—	—	—	—	—	—	(0.2)	—	(0.2)
Preferred stock dividends	—	—	—	—	—	(8.1)	—		(8.1)
Common stock dividends	—	—	—	—	—	(33.6)	—	—	(33.6)
Net income (loss)		—		—	—	21.9	—	68.2	90.1
Consolidation of non-controlling interests		—		—	—	—	—	291.8	291.8
Issuance of KWE shares, net		—		—	(8.3)	—	—	1,893.9	1,885.6
Acquisition of Kennedy Wilson Europe (KWE)		—		—	—	—	—	(51.1)	(51.1)
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	—	—	30.9	30.9
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(57.7)	(57.7)

Balance, December 31, 2014	132,550	—	96,091,446	—	991.3	(62.0)	(28.2)	2,142.8	3,043.9
Issuance of 8,625,000 shares, net	—	—	8,625,000	—	215.0	—	—	—	215.0
Shares forfeited	—	—	(57,148)	—	—	—	—	—	—
RSG Grants	—	—	1,754,750	—	—	—	—		—
Shares retired due to RSG Vesting	—	—	(435,415)	—	(11.4)	—	—	—	(11.4)
Conversion of preferred stock to common stock	(100,000)	—	8,554,948	—	—	—	—	—	—
Stock based compensation	—	—	—	—	30.8	—	—	—	30.8
Other comprehensive income (loss)
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(27.5)	(92.0)	(119.5)
Unrealized foreign currency derivative contract gain (loss), net of tax	—	—	—	—	—	—	8.0	(10.7)	(2.7)
Preferred stock dividends	—	—	—	—	—	(3.6)	—	—	(3.6)
Common stock dividends	—	—	—	—	—	(53.3)	—	—	(53.3)
Net income (loss)	—	—	—	—	—	74.7	—	(15.7)	59.0
Acquisition of Kennedy Wilson Europe (KWE) shares from noncontrolling interest holders	—	—	—	—	—	—	—	(68.4)	(68.4)
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	—	—	14.5	14.5
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(239.2)	(239.2)

Consolidated Statements of Equity

						Retained	Accumulated
					Additional	Earnings	Other
	Preferred Stock		Common Stock		Paid-in	(Accumulated	Comprehensive	Noncontrolling
Dollars in millions, except	Shares	Amount	Shares	Amount	Capital	Deficit)	Income	Interests	Total
share amounts		$		$	$	$	$	$	$
Balance at December 31, 2015	32,550	—	114,533,581	—	1,225.7	(44.2)	(47.7)	1,731.3	2,865.1
Shares forfeited	—	—	(31,900)	—		—	—	—	—
Conversion of preferred stock to common stock	(32,550)	—	3,366,973	—	—	—	—	—	—
RSG Grants	—	—	1,006,750	—	—	—	—	—	—
Shares retired due to RSG Vesting	—	—	(693,942)	—	(14.7)	—	—	—	(14.7)
Shares retired due to common stock repurchase program			(2,440,556)	—	(43.2)	(6.9)	—	—	(50.1)
Stock based compensation	—	—	—	—	65.1	—	—	—	65.1
Other comprehensive income (loss)
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(28.7)	(131.6)	(160.3)
Unrealized foreign currency derivative contract gain (loss), net of tax	—	—	—	—	—	—	5.1	(105.6)	(100.5)
Unrealized gains on marketable securities	—	—	—	—	—	—	0.1	—	0.1
Preferred stock dividends	—	—	—	—	—	(2.8)	—	—	(2.8)
Common stock dividends	—	—	—	—	—	(63.9)	—	—	(63.9)
Net income	—	—	—	—	—	5.6	—	70.9	76.5
Acquisition of Kennedy Wilson Europe (KWE) shares from noncontrolling interest holders	—	—	—	—	—	—	—	(196.9)	(196.9)
Acquisition of noncontrolling interests from consolidated entity	—	—	—	—	(1.5)			1.5	—
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	—	—	42.1	42.1
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(116.6)	(116.6)

Balance, December 31, 2016	—	—	115,740,906	—	1,231.4	(112.2)	(71.2)	1,295.1	2,343.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Cash flows from operating activities:
Net income	76.5	59.0	90.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net gain from sale of real estate	(137.9)	(70.7)	(7.7)
Acquisition-related gains	(16.2)	(108.1)	(218.1)
Depreciation and amortization	198.2	166.3	104.5
Provision for deferred income taxes	8.8	24.4	28.2
Amortization of deferred loan costs	12.3	8.2	4.1
Amortization of discount and accretion of premium on issuance of the senior notes payable	(2.1)	(8.6)	(14.5)
Unrealized net (gains) losses on derivatives	(6.5)	3.4	2.3
Income from unconsolidated investments	(126.6)	(97.2)	(54.2)
Accretion of interest income on loans	(11.7)	(8.9)	(0.9)
Stock compensation expense	65.1	30.8	15.8
Operating distributions from unconsolidated investments	62.8	78.8	88.8
Operating distributions from loans	32.7	9.7	—
Change in assets and liabilities:
Accounts receivable	(22.9)	2.0	(28.6)
Other assets	(18.0)	(14.2)	(23.1)
Accrued expenses and other liabilities	(11.6)	103.3	111.4

Net cash provided by operating activities	102.9	178.2	98.1

Cash flows from investing activities:
Additions to loans	(16.1)	(235.8)	(536.8)
Collections of loans	146.9	27.8	95.9
Nonrefundable escrow deposits	—	(3.8)	(47.7)
Net proceeds from sale of real estate	540.1	622.6	24.7
Purchases of and additions to real estate	(949.6)	(1,927.6)	(1,962.2)
Investment in marketable securities	(3.2)	(5.0)	(11.5)
Proceeds from sale of marketable securities	—	6.2	8.6
Investing distributions from unconsolidated investments	89.6	180.0	111.8
Contributions to unconsolidated investments	(124.9)	(184.3)	(167.7)
Proceeds from settlement of foreign currency derivative contracts	38.6	41.5	14.4
Purchases of foreign currency derivative contracts	(8.1)	(5.2)	(2.7)

Net cash used in investing activities	(286.7)	(1,483.6)	(2,473.2)

Cash flow from financing activities:
Borrowings under senior notes payable	250.0	—	647.2
Repayment of senior notes payable	—	—	(350.0)
Repayments of junior subordinated debt	—	—	(40.0)
Borrowings under lines of credit	125.0	95.0	215.0
Repayment of lines of credit	(125.0)	(220.0)	(90.0)
Borrowings under investment debt	1,189.7	2,087.9	1,283.8
Repayment of investment debt	(608.1)	(681.1)	(345.8)
Debt issue costs	(10.8)	(21.7)	(38.7)
Issuance of common stock	—	215.0	190.6
Repurchase of common stock	(64.8)	(11.4)	(8.2)
Proceeds from the issuance of KWE shares, net	—	—	1,827.2
Dividends paid	(64.8)	(51.8)	(38.9)
Acquisition of noncontrolling interests	(196.9)	(68.4)	(51.0)
Contributions from noncontrolling interests	42.1	14.5	19.9
Distributions to noncontrolling interests	(116.6)	(239.2)	(57.7)

Net cash provided by financing activities	419.8	1,118.8	3,163.4
Effect of currency exchange rate changes on cash and cash equivalents	(81.9)	(19.5)	(28.8)

Net change in cash and cash equivalents	154.1	(206.1)	759.5
Cash and cash equivalents, beginning of year	731.6	937.7	178.2

Cash and cash equivalents, end of year	885.7	731.6	937.7

See accompanying notes to consolidated financial statements.

Supplemental cash flow information:

	Year ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Cash paid for:
Interest[1]	170.7	133.5	98.9
Income taxes[2]	10.7	3.0	0.3

1	$57.8 million, $38.6 million, and $18.0 million attributable to noncontrolling interests for the years ended December 31, 2016, 2015, and 2014.
2	$8.5 million, $2.5 million, $0.0 million attributable to noncontrolling interests for the years ended December 31, 2016, 2015, and 2014.

Supplemental disclosure of non-cash investing and financing activities:

The Series B Preferred Stock converted into 3,366,973 common shares on December 28, 2016 at a price of $9.67 per share. The Company paid $0.7 million of dividends at conversion for dividends that would have been accrued up to the mandatory conversion date. On May 19, 2015, all 100,000 outstanding shares of the Series A Preferred Stock were mandatorily converted into an aggregate of 8,554,948 shares of the Company’s common stock, $0.0001 par value per share, based on a conversion price of approximately $11.69 per share of Common Stock.

During the year ended December 31, 2016, the Company acquired additional equity interests in Kona Village and a retail property in the Western United States that were previously unconsolidated. Subsequent to gaining control and consolidating Kona Village, Kennedy Wilson sold a 50% equity interest to a strategic partner, resulting in shared control, and, accordingly, the Company accounts for its investment under the equity method as of December 31, 2016.

During the year ended December 31, 2015, KWE foreclosed on four notes secured by office buildings located in Dublin, Ireland and the Company acquired additional equity interests in multifamily and commercial properties in the Western United States that were previously unconsolidated. The assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations. As the fair value of the KW Group’s interests in these properties were in excess of their carrying value of their ownership interest, KW Group recorded acquisition-related gains of $16.2 million and $108.1 million, during the year ended December 31, 2016 and 2015, respectively. See Note 4 for more detail.

On February 28, 2014, the Kennedy Wilson contributed its 50% interest in an unconsolidated investment which held 14 commercial, retail, and industrial properties portfolio to KWE as part of Kennedy Wilson’s subscription in KWE’s initial public offering.

On March 31, 2014 and June 30, 2014, Kennedy Wilson amended the existing operating agreements governing certain of its investments with certain of its equity partners thereby allowing Kennedy Wilson to gain control of these operating properties. As a result of obtaining control, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations as described in note 4.

During 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4-acre vacant lot in Van Nuys, CA and on the notes secured by the Shelbourne Hotel in Dublin, Ireland. Additionally, Kennedy Wilson increased its ownership in a previously unconsolidated investment in a 750-unit Western US multifamily property from 42% to 87% and amended the existing operating agreement to gain control of the property. As a result of such foreclosure and increase in ownership, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value under ASC Topic 805 Business Combinations, as described in note 4.

Notes to Consolidated Financial Statements December 31, 2016, 2015 and 2014

NOTE 1—ORGANIZATION

Kennedy-Wilson Holdings, Inc. (“KWH,” NYSE: KW), a Delaware corporation, and its wholly owned subsidiaries (collectively the “Company” or “Kennedy Wilson”) and its consolidated subsidiaries (including KWE as defined below), collectively “KW Group”, is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement our investment business, the Company also provides real estate services primarily to financial services clients.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION — The consolidated financial statements include the accounts of KW Group and voting interest entities which it controls. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities (“VIE”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810 – Consolidation and to assess whether it is the primary beneficiary of such entities. In determining whether Kennedy Wilson is the primary beneficiary of a VIE, qualitative and quantitative factors are considered, including, but not limited to: the amount and characteristics of Kennedy Wilson’s investment; the obligation or likelihood for Kennedy Wilson to provide financial support; Kennedy Wilson’s ability to control or significantly influence key decisions for the VIE; and the similarity with and significance to the business activities of Kennedy Wilson. Significant judgments related to these determinations include estimates about the future fair values and performance of real estate held by these VIEs and general market conditions.

Kennedy Wilson Europe Real Estate Plc (“KWE,” LSE: KWE), a Jersey investment company formed to invest in real estate and real estate-related assets in Europe, closed its initial public offering (“IPO”) on the London Stock Exchange during the quarter ended March 31, 2014. KWE is externally managed by a wholly-owned subsidiary of Kennedy Wilson incorporated in Jersey pursuant to an investment management agreement. Due to the terms provided in the investment management agreement and Kennedy Wilson’s equity ownership interest in KWE, pursuant to the guidance set forth in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810 - Consolidation (“Subtopic 810”), the Company is required to consolidate KWE’s results in its consolidated financial statements. As of December 31, 2016, the Company has invested $489.3 million and owned approximately 23.6% of KWE’s total issued share capital.

Prior to KWE’s formation and for investments that do not meet KWE’s investment guidelines, the Company has directly invested in 17 properties and a servicing platform in Europe that have total assets of $834.4 million included in the Company’s consolidated balance sheet and $269.1 million of equity as of December 31, 2016. As of December 31, 2016, the Company’s weighted average ownership in these investments was 63.1%.

USE OF ESTIMATES — The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates will be reflected in the financial statements in future periods.

REVENUE RECOGNITION — Revenue consists of management and leasing fees (including performance fees), commissions, rental and hotel income, sales of real estate and loan income.

Management fees are primarily comprised of investment management, property services, and research fees. Investment management fees are earned from limited partners of funds, co-investments, or separate accounts and are generally based on a fixed percentage of committed capital or net asset value. Property services fees are earned for managing the operations of real estate assets and are generally based on a fixed percentage of the revenues generated from the respective real estate assets. Research fees are earned from consulting arrangements. These fees are recognized as revenue ratably over the period that the respective services are performed. The Company provides investment management and property services on investments it also has an ownership interest in. Fees earned on consolidated properties are eliminated in consolidation and fees on unconsolidated investments are eliminated for the portion that relate to the Company’s ownership interest. During the year ended December 31, 2016, $36.9 million were eliminated in consolidation.

Performance fees or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson’s real estate funds and loan pool participations based on the cumulative performance of the fund and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, Kennedy Wilson calculates the performance fee that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy Wilson to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. Substantially all of the performance fees are recognized in investment management fees in our consolidated statements of operations. Total performances fees recognized to date through December 31, 2016 that may be reversed in future periods if there is negative fund performance totaled $27.4 million. Performance fees recognized during the years ended December 31, 2016, 2015, and 2014 were $13.0 million, $18.0 million and $8.5 million and the amounts that have not been received are included in accounts receivable—related parties in the accompanying consolidated balance sheet.

KWE is externally managed by one of the Company’s wholly-owned subsidiaries (“KWE Manager”) pursuant to an investment management agreement in which capacity Kennedy Wilson will be entitled to receive certain management and performance fees. KWE Manager is paid an annual management fee (payable quarterly in arrears) equal to 1% of KWE’s adjusted net asset value (EPRA NAV). The management fee payable to KWE Manager is paid half in cash and half in shares of KWE. KW Manager earned $22.2 million in management fees for the year ended December 31, 2016 which is eliminated in consolidation due to the Company’s consolidation of KWE.

We are also entitled to receive an annual performance fee equal to 20% of the lesser of (i) the excess of the shareholder return for the relevant year (defined as the change in KWE’s adjusted net asset value per ordinary share plus dividends paid) over a 10% annual return hurdle, and (ii) the excess of year-end adjusted net asset value per ordinary share over a “high water mark.” The performance fee is payable in shares of KWE that vest equally over a three-year period. As of December 31, 2016, no such fees have been accrued by Kennedy Wilson for the current period.

Commissions primarily consist of acquisition fees, auction and real estate sales commissions, leasing commissions, and consulting fees. Acquisition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition price. Acquisition fees are recognized upon the successful completion of an acquisition after all required services have been performed. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Subtopic 605-45, KW Group records commission revenues and expenses on a gross basis. Of the criteria listed in the Subtopic 605-45, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service, has credit risk, and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications. Leasing fees that are payable upon tenant occupancy, payment of rent or other events beyond Kennedy Wilson’s control are recognized upon the occurrence of such events.

Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases. Hotel income is earned when rooms are occupied or goods and services have been delivered or rendered.

Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property. KW Group follows the requirements for profit recognition as set forth by the Sale of Real Estate ASC Subtopic 360-20.

Interest income from investments in loans acquired at a discount are recognized using the effective interest method. Interest income from investments in loans which KW Group originates are recognized at the stated interest rate. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until KW Group is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25. Income is recognized to the extent that cash is received from the loan.

REAL ESTATE ACQUISITIONS — The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred.

The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate are valued, in part, based on third party valuations and management estimates also using an income approach.

UNCONSOLIDATED INVESTMENTS — KW Group has a number of joint venture interests that were formed to acquire, manage, and/or sell real estate and invest in loan pools and discounted loan portfolios. Investments in unconsolidated investments are accounted for under the equity method of accounting as KW Group can exercise significant influence, but does not have the ability to control the unconsolidated investment. An investment in an unconsolidated investment is recorded at its initial investment and is increased or decreased by KW Group’s share of income or loss, plus additional contributions and less distributions. A decline in the value of an unconsolidated investment that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with Equity Method Investments ASC Subtopic 323-10.

Profits on the sale of real estate held by unconsolidated investments in which KW Group has continuing involvement are deferred until such time that the continuing involvement has been concluded and all the risks and rewards of ownership have passed to the buyer. Profit on sales to unconsolidated investments in which KW Group retains an equity ownership interest results in partial sales treatment in accordance with Sale of Real Estate ASC Subtopic 360-20, thus deferring a portion of the gain as a result of KW Group’s continuing ownership percentage in the unconsolidated investment.

Kennedy Wilson records its investments in certain commingled funds it manages and sponsors (“the Funds”) that are investment companies under the Investment Companies ASC Subtopic 946-10, based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings. Kennedy Wilson has retained the specialized accounting for the Funds pursuant to Retention of Specialized Accounting for Investments in Consolidation ASC Subtopic 323-10 in recording its equity in joint venture income from the Funds.

Additionally, Kennedy Wilson elected the fair value option for thirteen investments in unconsolidated investment entities. Due to the nature of these investments, Kennedy Wilson elected to record these investments at fair value in order to report the value in the underlying investments in the results of our current operations.

Interest income from investments in loan pools are recognized on a level yield basis under the provisions of Loans and Debt Securities Acquired with Deteriorated Credit Quality ASC Subtopic 310-30, where a level yield model is utilized to determine a yield rate which, based upon projected future cash flows, accretes interest income over the estimated holding period. In the event that the present value of those future cash flows is less than net book value, a loss would be immediately recorded. When the future cash flows of a note cannot be reasonably estimated, cash payments are applied to the cost basis of the note until it is fully recovered before any interest income is recognized.

DISTRIBUTIONS FROM UNCONSOLIDATED INVESTMENTS — The Company utilizes the “look-through” approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from unconsolidated investments’ sale of assets), in which case it is reported as an investing activity. This enables KW Group to look to the nature and source of the distribution received and classify it appropriately between operating and investing activities on the statement of cash flows based upon the source.

FAIR VALUE MEASUREMENTS — KW Group accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis under the provisions of Fair Value Measurements ASC Subtopic 820-10. Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach.

FAIR VALUE OF FINANCIAL INSTRUMENTS — The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

NONCONTROLLING INTERESTS — Noncontrolling interests are reported within equity as a separate component of Kennedy Wilson’s equity in accordance with Noncontrolling Interests in Consolidated Financial Statements ASC Subtopic 810-10. Revenues, expenses, gains, losses, net income or loss, and other comprehensive income are reported in the consolidated statements of operations at the consolidated amounts and net income and comprehensive income attributable to noncontrolling interests are separately stated. Management fees earned by KWE Manager for managing KWE are eliminated in consolidation however the amount attributable to the noncontrolling interest holders of KWE are recognized through net income (loss) attributable to noncontrolling interest holders.

FOREIGN CURRENCIES — The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the Euro, the British pound sterling, and the Japanese yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statements of equity and comprehensive income as a component of accumulated other comprehensive income. The Company hedges its investments in foreign subsidiaries with forward and option contracts as discussed below.

At December 31, 2016, approximately 36% of our investment account is invested through our foreign platforms in their local currencies. Investment level debt and operational costs of our platforms are generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of our operations. In order to manage the effect of these fluctuations, we generally hedge our book equity exposure to foreign currencies through currency forward contracts and options. We typically hedge 50%-100% of the book equity exposure to these foreign currencies.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES — KW Group has derivatives to reduce its exposure to foreign currencies. All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value of cash flow hedges or net investment hedges are recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in the item being hedged until the hedged item affects earnings.

GOODWILL — Goodwill results from the difference between the purchase price and the fair value of net assets acquired based upon the purchase method of accounting for business combinations. In accordance with Accounting for Goodwill ASC Subtopic 350-20, goodwill is reviewed for impairment on an annual basis. The Company performs its annual review of impairment at year end and when a triggering event occurs between annual year end reviews. As a result of the evaluation performed as described above, Kennedy Wilson has determined that there was no impairment of goodwill as of December 31, 2016, 2015 and 2014.

CASH AND CASH EQUIVALENTS — Cash and cash equivalents consist of cash and all highly liquid investments purchased with maturities of three months or less. Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts contain balances in excess of the insured limits. KW Group’s operations and financial position are affected by fluctuations in currency exchange rates between the Japanese yen, euro, and British pound sterling against the U.S. Dollar.

LONG-LIVED ASSETS — KW Group reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Impairment of Long-Lived Assets ASC Subtopic 360-10. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.

ACCOUNTS RECEIVABLE — Accounts receivable are recorded at the contractual amount as determined by the underlying agreements and do not bear interest. An allowance for doubtful accounts is provided when KW Group determines there are probable credit losses in KW Group’s existing accounts receivable and is determined based on historical experience. KW Group reviews its accounts receivable for probable credit losses on a quarterly basis. As of December 31, 2016, KW Group had an immaterial allowance for doubtful accounts and during the years ended December 31, 2016 and 2015 had recorded no provision for doubtful accounts.

CONCENTRATION OF CREDIT RISK — Financial instruments that subject KW Group to credit risk consist primarily of accounts and notes receivable, cash equivalents and derivative instruments. Credit risk is generally diversified due to the large number of entities composing KW Group’s customer base and their geographic dispersion throughout the United States, the United Kingdom, Ireland, Spain, Italy and Japan. Kennedy Wilson performs ongoing credit evaluations of its customers and debtors.

EARNINGS PER SHARE — Basic earnings per share is computed based upon the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based upon the weighted average number of shares of common stock and potentially dilutive securities outstanding during the periods presented. The dilutive impact of potentially dilutive securities including convertible securities, and unvested stock which were outstanding during the period. Unvested stock are calculated by the “treasury stock” method and the convertible securities under the “if converted” method.

COMPREHENSIVE (LOSS) INCOME — Comprehensive (loss) income consists of net income (loss) and other comprehensive income (loss). In the accompanying consolidated balance sheets, accumulated other comprehensive income consists of foreign currency translation adjustments and unrealized gains (losses) on available for sale securities and derivative instruments.

REPURCHASE OF EQUITY INSTRUMENTS — Upon the decision to retire repurchased equity instruments, Kennedy Wilson records the retirement as a reduction to additional paid in capital for the amount that shares were initially issued at with the excess paid going to retained earnings.

SHARE-BASED PAYMENT ARRANGEMENTS — Kennedy Wilson accounts for its share-based payment arrangements under the provisions of Share-Based Payments ASC Subtopic 718-10. Compensation cost for employee service received in exchange for an award of equity instruments is based on the grant-date fair value of the share-based award that is ultimately settled in equity of Kennedy Wilson. The cost of employee services is recognized over the period during which an employee provides service in exchange for the share-based payment award. Share-based payment arrangements with only services conditions that vest ratably over the requisite service period are recognized on the straight-line basis and performance awards that vest ratably are recognized on a tranche by tranche basis over the performance period.

INCOME TAXES — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with Accounting for Uncertainty in Income Taxes ASC Subtopic 740-10, Kennedy Wilson recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Kennedy Wilson records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

RECENT ACCOUNTING PRONOUNCEMENTS — In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, a five step model to recognize revenue from customer contracts in an effort to increase consistency and comparability throughout global capital markets and across industries. The model will identify the contract, identify any separate performance obligations in the contract, determine the transaction price, allocate the transaction price and recognize revenue when the performance obligation is satisfied. The new standard will apply to KW Group’s management and leasing fees (including performance fees), commissions, rental and hotel income. Management is evaluating the impact of the five step model and determined that it is not expected to have a significant impact on the financial statements. ASU 2014-09 will also impact how sales of real estate are reported, which will become subject to ASC Subtopic 610-20 Other Income- Gains and Losses from the Derecognition of Nonfinancial Assets (“Subtopic 610-20”). After review of Subtopic 610-20, management concluded that the new standard is not expected to have a significant impact on the amount, timing or classification of real estate sales in the financial statements or related disclosures based on the Company’s current business mix. The new standard will replace most existing revenue recognition in GAAP when it becomes effective for the Company on January 1, 2018. The Company is planning on adopting a modified retrospective transition method when the guidance becomes effective.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis and was adopted by the KW Group on January 1, 2016. The new standard makes certain changes to both the variable interest model and the voting model, including changes to (1) the identification of variable interests (fees paid to a decision maker or service provider), (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. The adoption of ASU 2015-02 did not result in any changes to the Company’s conclusions regarding the consolidation of investments under the new standard. The Company identified several entities, already consolidated under the previous standard but not considered VIEs, which under the new standard, are considered VIEs and will continue to be consolidated. KWE was determined to be a VIE under the new standard as were eight other less significant consolidated investments, all with the same partner and sharing similar legal structures. However, because the Company’s analysis concludes that the Company is the primary beneficiary of those entities, they continue to be consolidated.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, to reduce the complexity of financial statement presentation pursuant to which debt issuance costs will be presented as a direct deduction from the carrying amount of debt liabilities as opposed to a deferred charge recognized as an asset. ASU 2015-03 is required to be adopted for fiscal years beginning after December 15, 2015. ASU 2015-03 became effective for KW Group beginning January 1, 2016. The adoption of this standard did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 is required to be adopted for fiscal years beginning after December 15, 2018. Because KW Group’s existing operating lease commitments are not material and the accounting for leases by the lessor is substantially unchanged, the Company does not expect the ASU to have a significant impact on its results of operations or financial position.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. ASU 2016-07 is effective for all entities in fiscal years beginning after December 15, 2016. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB’s simplification initiative. The ASU changes seven aspects of the accounting for share-based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes; (6) practical expedient - expected term (nonpublic only); and (7) intrinsic value (nonpublic only). ASU 2015-09 is required to be adopted for public entities for fiscal years beginning after December 15, 2016. The adoption of this standard will not have a material impact on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight classification issues related to the statement of cash flows: (a) debt prepayment or debt extinguishment costs, (b) settlement of zero-coupon bonds, (c) contingent consideration payments made after a business combination (d) proceeds from the settlement of insurance claims, (e) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (f) distributions received from equity method investees, (g) beneficial interests in securitization transactions, and (h) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is required to be adopted for public entities for fiscal years beginning after December 15, 2017. The Company does not expect the ASU to have a significant impact on KW Group’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU clarifies the definition of a business. The three elements of a business (inputs, processes, and outputs) has not changed, however, the amendment provides a framework to assist entities in evaluating whether these elements are present. The amended framework is not expected to materially impact the Company’s financial statements. However, the amendment also includes a provision that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. Therefore, Real estate acquisitions generally will no longer be considered a business and consequently not be accounted for under Topic 805. The Company has evaluated the likely impacts noting that (1) acquisition related costs will no longer be expensed as incurred and (2) regardless of the market value of a property at the acquisition date, acquisition related gains will no longer be recorded. ASU 2017-01 is required to be adopted for public entities for fiscal years beginning after December 15, 2017.

RECLASSIFICATIONS — Certain balances included in prior years’ financial statements have been reclassified to conform with the current year’s presentation.

NOTE 3—LOAN PURCHASES AND ORIGINATIONS

KW Group’s investment in loan purchases and originations was $87.7 million and $299.7 million at December 31, 2016 and December 31, 2015, respectively.

During the year ended December 31, 2016, KWH originated a loan secured by a beach-front hotel located in Waimea, Hawaii for $4.5 million. A loan of approximately $4.9 million secured by a Class A office building in Burbank, CA was collected in full.

During the year ended December 31, 2016, KWE sold a tranche of five loans secured by five assets in the United Kingdom, which had a carrying value of $138.5 million, and recognized a gain of $6.9 million. Additionally, KWE received $25.4 million of distributions related to its eight loans secured by eight hotels located throughout the United Kingdom.

During the year ended December 31, 2015, KWH fully resolved two loans for $8.7 million.

During the year ended December 31, 2015, KWE converted loans into 100% direct ownership interests in an office building in Dublin, Ireland and a retail center located in Cavan, Ireland that had carrying values of $53.0 million and $11.7 million, respectively. Additionally, during the second quarter of 2015, KWE acquired a nonperforming loan secured by a residential property in London, England, for $108.4 million which was then converted to real estate in the fourth quarter of 2015.

Kona Village

During the year ended December 31, 2015, KWH originated a loan to an existing joint venture for $38.7 million. With the loan, the joint venture purchased a note (the “Note”) secured by the iconic Kona Village Resort (“Kona Village”) in Kona, Hawaii for the same $38.7 million. During the year ended December 31, 2016, the Note was converted to real estate. The Note had a carrying value of $46.3 million at the time of conversion. Subsequent to conversion, Kennedy Wilson purchased the equity partners’ interests and consolidated the investment. Subsequent to consolidating the investment, Kennedy Wilson sold a 50% equity interest in Kona Village to a strategic partner, resulting in shared control, and, accordingly, the Company accounts for its investment under the equity method as of December 31, 2016. Kona Village is currently in the re-development stage.

Interest Income from Notes Receivable

KW Group recognized interest income on loans of $12.6 million, $19.5 million, and $17.4 million during the years ended December 31, 2016, 2015, and 2014.

NOTE 4—REAL ESTATE AND ACQUIRED IN PLACE LEASE VALUE

The following table summarizes the Company’s investment in consolidated real estate properties at December 31, 2016 and 2015:

	December 31,
	2016	2015
(Dollars in millions)	$	$
Land	1,383.2	1,471.5
Buildings	4,048.7	3,905.5
Building improvements	373.5	247.2
Acquired in place lease values	383.1	421.8

	6,188.5	6,046.0
Less accumulated depreciation and amortization	(374.3)	(248.5)

Real estate and acquired in place lease values, net of depreciation and amortization	5,814.2	5,797.5

Real property, including land, buildings, and building improvements, are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on the straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 10.5 years at December 31, 2016.

Depreciation and amortization expense on buildings, building improvements and acquired in place lease values for the years ended December 31, 2016, 2015 and 2014 was $181.6 million, $157.3 million and $100.1 million, respectively.

Consolidated Acquisitions

The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values. The purchase price generally approximates the fair value of the properties as acquisitions are generally transacted with third-party willing sellers.

During the year ended December 31, 2016, KW Group acquired the following consolidated properties:

(Dollars in millions)		Preliminary Purchase Price Allocation at Acquisition[1]
				Acquired in			KW
				place lease	Investment		Shareholders’
		Land	Building	values[2]	debt	NCI[3]	Equity
Location	Description	$	$	$	$	$	$
Western U.S.	Three retail centers, six multifamily and two residential properties[5]	124.6	360.2	8.7	295.8	2.0	195.7
United Kingdom	Portfolio of 10 office properties and two commercial property[4]	44.0	88.4	18.0	—	118.1	32.3
Ireland	Three commercial properties and one development property 4	25.3	84.9	5.8	—	91.6	24.4
Spain	One development project and one supermarket(4)	1.9	17.1	0.3	—	15.3	4.0

		195.8	550.6	32.8	295.8	227.0	256.4

1	Excludes acquisition expenses and net other assets. The purchase price allocations for properties acquired during the year ended December 31, 2016 are based on preliminary measurements of fair value that are subject to change. These allocations represent the Company’s current best estimates of fair value.
2	Includes above and below market leases in this table. Above and below market leases are part of other assets and accrued expenses and other liabilities.
3	Noncontrolling interest amounts associated with acquisition.
4	This portfolio of properties was directly acquired and is held by KWE. Kennedy Wilson owns approximately 23.6% of the total issued share capital of KWE as of December 31, 2016.
5	During the year ended December 31, 2016, a property included within this group was accounted for under the equity method. KW Group purchased the equity partner interest and consolidated the property resulting in an acquisition-related gain of $8.6 million. Additionally, KW Group purchased equity partners’ interests and consolidated a development project in Kona, HI that was previously accounted for as an equity method investment resulting in an acquisition related gain of $7.6 million. Subsequently, Kennedy Wilson sold an equity interest in the development project, resulting in shared control, and, accordingly, the Company accounts for its investment under the equity method.

During the year ended December 31, 2015, KW Group acquired the following properties:

				At Acquisition[1]
				Acquired in			KWH
				place lease	Investment		Shareholders’
		Land	Building	values[2]	debt	NCI[3]	Equity
Location	Description	$	$	$	$	$	$
Western U.S.	153k square feet of commercial properties and 208 multifamily units[6]	16.7	56.0	1.5	55.0	0.5	18.7
United Kingdom	Portfolio of 176 commercial, retail, and industrial properties[4]	276.1	421.7	76.6	529.3	205.7	39.4
United Kingdom	Portfolio of 9 commercial properties[4]	104.4	178.7	45.4	—	270.4	58.1

				At Acquisition[1]
				Acquired in			KWH
				place lease	Investment		Shareholders’
		Land	Building	values[2]	debt	NCI[3]	Equity
Location	Description	$	$	$	$	$	$
Ireland	Dublin office buildings 4	3.9	26.3	2.8	—	22.6	10.4
Spain	Two development projects[4]	—	43.9	—	—	36.8	7.1
Spain	16 supermarkets and shopping center[4,5]	50.7	112.2	8.8	—	141.0	30.7
Italy	Portfolio of 9 commercial properties[4,5]	47.5	135.1	28.1	—	172.5	38.2

		499.3	973.9	163.2	584.3	849.5	202.6

1	Excludes acquisition expenses and net other assets. The purchase price allocations for properties acquired during the year ended December 31, 2015 are based on preliminary measurements of fair value that are subject to change. These allocations represent the Company’s current best estimates of fair value.
2	Includes above and below market leases in this table. Above and below market leases are part of other assets and accrued expenses and other liabilities.
3	Noncontrolling interest amounts associated with acquisition.
4	These portfolios of properties were directly acquired and are held by KWE. Kennedy Wilson owns approximately 18.2% of the total issued share capital of KWE as of December 31, 2015.
5	KWE recognized an acquisition related gain of $7.8 million due to improvements in market conditions when the acquisition was agreed to and when it subsequently closed.

Consolidation of previously unconsolidated investments

During the years ended December 31, 2016 and 2015, the Company purchased equity partner interests in joint ventures previously accounted for on an equity method basis, resulting in the Company gaining control of the investments and consolidation treatment pursuant to ASC 810 Consolidation.

During the year ended December 31, 2014 the Company amended the existing operating agreements governing certain investments with its equity partners thereby allowing the Company to gain control of these operating investments. These joint ventures were previously accounted for on an equity method basis due to substantive participation of the equity partners in the operational control over the real estate assets. The operating agreements of the investments were amended and restated to give Kennedy Wilson full operational control over the real estate assets while the equity partners retained only certain protective rights. Given that Kennedy Wilson now controls the joint ventures and the ultimate real estate assets held by the joint ventures under the amended and restated operating agreements, a change to the accounting treatment of these joint ventures from the equity method to consolidated treatment pursuant to ASC 810 Consolidation was required.

As a result of gaining control, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations. As the fair value of the property was in excess of the carrying value of its ownership interest, an acquisition-related gain was recorded in the accompanying consolidated statement of operations for the years ended December 31, 2016, 2015 and 2014. See Note 6 - Fair Value Measurements for further detail of the methodology used to determine the fair value of the assets and liabilities acquired in these transactions.

Consolidations - 2016

The following table summarizes the assets and liabilities assumed as a result of gaining control of these properties and the acquisition-related gains recognized:

						Accounts
				Real estate		payable,
				and	Accounts	accrued
				acquired in-	receivable	expenses,
				place lease	and other	and other	Investment	Noncontrolling	Acquisition
(Dollars in millions)			Cash	values	assets	liabilities	debt	interests	related gain
Property	Type	Location		$	$	$	$	$
Development project in Hawaii	Hotel	Western US	—	76.3	5.9	1.0	—	—	7.6
One retail center	Commercial	Western US	0.8	46.5	—	0.4	29.0	1.8	8.6

			0.8	122.8	5.9	1.4	29.0	1.8	16.2

During the year ended December 31, 2016 KW Group purchased equity partners’ interests in a development project in Kona, HI that was previously accounted for as an equity method investment resulting in acquisition related gains of $7.6 million. Subsequent to gaining control, KW Group sold a 50% equity interest in the project to a strategic partner resulting in shared control and a gain on sale of real estate of $3.8 million which is included as part of the gains on real estate table listed below. The gain on sale was based on the fact that consideration received from our new equity partner was in excess of the Company’s basis in the portion of the investment it sold. The Company will act as the general partner after the sale and will manage the development of the project.

Consolidations - 2015

The following table summarizes the assets and liabilities assumed as a result of gaining control of these properties and the acquisition-related gains recognized:

						Accounts
				Real estate		payable,
				and	Accounts	accrued
				acquired in-	receivable	expenses,
				place lease	and other	and other	Investment	Noncontrolling	Acquisition
(Dollars in millions)			Cash	values	assets	liabilities	debt	interests	related gain[1]
Property	Type	Location	$	$	$	$	$	$	$
1,468 units across multiple properties	Multifamily	Western US	2.9	283.6	0.8	3.9	166.0	0.5	46.5
490K sq. ft. across multiple properties	Commercial	Western US	7.8	234.7	2.5	6.0	97.9	5.0	37.9

			10.7	518.3	3.3	9.9	263.9	5.5	84.4

1	$2.3 million was allocated to noncontrolling interest for the portion the acquisition related gain that relates to our equity partners ownership in the properties.

During 2015, Kennedy Wilson bought out equity interests from equity partners in a number of joint ventures with investments based in Western United States where it acquired control of the underlying properties and consolidated real estate at fair value.

Consolidations - 2014

The following table summarizes the assets and liabilities assumed as a result of gaining control of these properties and the acquisition-related gains recognized:

						Accounts
				Real estate		payable,
				and	Accounts	accrued
				acquired in-	receivable	expenses,
				place lease	and other	and other	Investment	Noncontrolling	Acquisition
(Dollars in millions)			Cash	values	assets	liabilities	debt	interests	related gain[1]
Property	Type	Location	$	$	$	$	$	$	$
Three multifamily properties	Multifamily	Ireland	3.6	248.5	0.9	5.4	114.3	66.6	39.3
Two office properties	Commercial	Ireland	4.3	223.9	7.6	4.9	75.2	77.9	33.5
Two commercial properties and loans secured by real estate	Commercial & Loans	U.K.	9.6	195.0	5.6	8.1	100.8	62.0	11.3
50 multifamily properties	Multifamily	Japan	21.0	501.2	14.3	4.6	283.7	146.8	66.7
Multifamily property	Multifamily	Western US	0.9	101.3	0.3	0.9	63.2	3.7	19.5

			39.4	1,269.9	28.7	23.9	637.2	357.0	170.3

1	$65.2 million was allocated to noncontrolling interest for the portion the acquisition related gain that relates to our equity partners ownership in the properties.

On March 31, 2014, Kennedy Wilson and one of its equity partners amended and restated existing operating agreements governing six separate joint ventures that hold real estate-related investments located in the U.K. and Ireland. Kennedy Wilson has an approximate 50% ownership interest in these investments.

On June 30, 2014, Kennedy Wilson and one of its equity partners amended and restated the existing operating agreement of KW Residential (“KWR”) which governs 50 multifamily properties in and around Tokyo, Japan comprising approximately 2,400 units. Kennedy Wilson has an approximate 41% ownership interest in these investments.

In December 2014, Kennedy Wilson increased its ownership in a previously unconsolidated investment in a 750-unit Western U.S. multifamily property from 42% to 87% and amended the existing operating agreement to gain control of the property.

Loans converted to real estate

During 2015, KWE foreclosed on three office buildings in Ireland that were held in two different loans and took control of a multifamily building outside of London.

During 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4-acre vacant lot in Van Nuys, CA and the Shelbourne Hotel in Dublin, Ireland.

As a result of the foreclosures and taking title to the properties, the assets and liabilities of the retail center and hotel were consolidated in KW Group’s financial statements at fair value under ASC Topic 805 - Business Combinations and the vacant lot was consolidated in KW Group’s financial statements at fair market value. As the fair value of the assets was in excess of the basis in the previously held mortgage notes, KW Group recognized a $15.9 million gain on the three office buildings in Ireland and the multifamily building outside of London during 2015 and $3.7 million acquisition-related gain on the retail center and vacant land and a $28.6 million acquisition-related gain on the hotel during 2014.

KWE acquired subordinated notes on a portfolio of commercial properties in the United Kingdom during 2014 and later used its position as a debt holder to purchase the underlying real estate at a discount. KWE recognized an acquisition-related gain of $15.6 million (the Company’s share was $2.1 million) on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value.

Gains on real estate

During the year ended December 31, 2016, KW Group recognized the following gains on sale of real estate.

		Gain on sale of real estate
(Dollars in		Consolidated[1]	NCI	Net of NCI
millions)	Description	$	$	$
KW	One commercial property in each Japan, United Kingdom and Ireland, one commercial property, one development project, one condo unit, a vacant lot and a parcel of land in the Western U.S.	47.9	11.9	36.0
KWE	42 commercial properties across the United Kingdom and Ireland	90.0	70.7	19.3

KW Group		137.9	82.6	55.3

1	Includes both the sale of real estate as a business, which is recognized through gain on sale of real estate, and the sale of real estate as assets, which is the net of sale of real estate and cost of real estate sold

During the year ended December 31, 2015, KW Group recognized the following gains on sale of real estate:

		Gain on sale of real estate
(Dollars in		Consolidated[1]	NCI	Net of NCI
millions)	Description	$	$	$
KW	Japanese multifamily portfolio, one retail pad and one condo unit in the Western U.S.	36.0	12.0	24.0
KWE	Commercial properties across the United Kingdom	37.5	31.0	6.5

KW Group		73.5	43.0	30.5

1	Includes both the sale of real estate as a business, which is recognized through gain on sale of real estate, and the sale of real estate as assets, which is the net of sale of real estate and cost of real estate sold

During the year ended December 31, 2014, KW Group recognized the following gains on sale of real estate:

		Gain on sale of real estate
(Dollars in		Consolidated[1]	NCI	Net of NCI
millions)	Description	$	$	$
KW	One parcel of land and eleven condo units in the Western U.S.	7.1	3.7	3.4
KWE	Commercial property in the United Kingdom	0.6	0.5	0.1

KW Group		7.7	4.2	3.5

1	Includes both the sale of real estate as a business, which is recognized through gain on sale of real estate, and the sale of real estate as assets, which is the net of sale of real estate and cost of real estate sold

Guarantees

Kennedy Wilson has certain guarantees associated with loans secured by consolidated assets. As of December 31, 2016, the maximum potential amount of future payments (undiscounted) Kennedy Wilson could be required to make under the guarantees was approximately $62.7 million which is approximately 1% of investment level debt of Kennedy Wilson and its equity partners. The guarantees expire through 2026, and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds from the property. Based on the Company’s evaluation of guarantees under FASB ASC Subtopic 460-10 Estimated Fair Value of Guarantees, the estimated fair value of guarantees made as of December 31, 2016 and December 31, 2015 were immaterial.

Pro forma results of operations

The results of operations of the assets acquired have been included in our consolidated financial statements since the date of the acquisitions. The Company’s unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had these acquisition been consummated at the beginning of the periods presented.

The unaudited pro forma data presented below assumes that the acquisitions during the year ended December 31, 2016 occurred as of January 1, 2015.

	Unaudited Year ended December 31,
	2016	2015
(Dollars in millions, except for per share data)	$	$
Pro forma revenues	730.3	652.5
Pro forma income from unconsolidated subsidiaries	126.5	98.2
Pro forma net (loss) income[1]	78.8	91.3
Pro forma net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders[1]	1.5	93.4
Pro forma net (loss) income per share:
Basic	0.01	0.90
Diluted	0.01	0.85

1	Excludes non-recurring gains of $16.2 million for the year ended December 31, 2016.

NOTE 5—UNCONSOLIDATED INVESTMENTS

Kennedy Wilson has a number of joint venture interests, generally ranging from 5% to 50%, that were formed to acquire, manage, develop, service and/or sell real estate and invest in loan pools and discounted loan portfolios. Kennedy Wilson has significant influence over these entities, but not control, and accordingly, these investments are accounted for under the equity method.

Joint Venture Holdings

The following table details KW Group’s investments in joint ventures by investment type and geographic location as of December 31, 2016:

	Multifamily	Commercial	Loans Secured by Real Estate	Residential and Other	Total
(Dollars in millions)	$	$	$	$	$
Western U.S.	193.9	66.8	—	263.7	524.4
United Kingdom	—	13.8	—	—	13.8
Spain	—	—	—	15.9	15.9
Japan	6.1	—	—	—	6.1

Total	200.0	80.6	—	279.6	560.2

The following table details our investments in joint ventures by investment type and geographic location as of December 31, 2015:

	Multifamily	Commercial	Loans Secured by Real Estate	Residential and Other	Total
(Dollars in millions)	$	$	$	$	$
Western U.S.	144.8	51.4	12.2	193.3	401.7
United Kingdom	—	23.3	—	—	23.3
Spain	—	—	—	12.8	12.8
Japan	5.8	—	—	—	5.8

Total	150.6	74.7	12.2	206.1	443.6

During the year ended December 31, 2016, multifamily investments increased due to Company and Fund investments in four new multifamily properties, which was offset by the sale of five properties. Commercial investments increased due to Company and Fund investments in three new commercial properties, which was offset by the sale of two properties, consolidation of one property to real estate, and foreign currency fluctuations in the United Kingdom. Joint venture investments in loan portfolios decreased due to loan resolutions during the year. Residential and Other investments increased due to a development project in Kona, Hawaii.

Vintage Housing Holdings (“VHH”)

During the second quarter of 2015, the Company purchased a noncontrolling interest for $78.7 million in VHH, an existing venture that holds controlling interests in 30 syndicated limited partnerships (“LPs”) that own multifamily properties via a traditional low-income housing tax credit (“LIHTC”) structure in the Western United States. The remaining interest is held by one non-affiliated entity who is appointed as the manager. Neither party controls VHH, and, accordingly, the Company accounts for its investment under the equity method. As of December 31, 2016 and 2015, the carrying value in VHH was $84.2 million and $84.3 million, respectively.

The LPs generate cash flow through their controlling interests in entities owning multifamily housing that is predominantly structured with LIHTCs. The Company has elected the fair value option on its unconsolidated investment in VHH. During the year, the Company recognized a total of $24.3 million fair value gains through equity income. The fair value gains were primarily generated from resyndications in which VHH dissolves an existing partnership and recapitalizes into a new partnership with tax-exempt bonds and tax credits which are sold to a new tax credit LP partner and, in many cases, yields cash back to VHH. Upon resyndication, VHH retains a GP interest in the partnership and receives various future streams of cashflows including; development fees, asset management fees, other GP management fees and distributions from operations. Since the investment is accounted for under the fair value option, operating distributions are recorded as equity income. See Note 6 for additional details. The Company has recognized $6.1 million in equity income related to operating distributions during the year.

Income from Unconsolidated Investments

The following table presents income from unconsolidated investments recognized by Kennedy Wilson during the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Equity in joint venture income	70.5	58.2	45.4
Equity in joint venture income (loss) - fair value	56.6	34.9	(0.7)
Interest income (loss) recognized[1]	(0.5)	4.3	9.5

	126.6	97.4	54.2

1	Related to loan pools, all of which were fully resolved as of December 31, 2016.

The Company recognized realized gains on sales of joint venture investments mainly on multifamily properties located in the Western United States during the year. The Company sold five multifamily properties during 2016, resulting in a gain of $59.0 million. In addition to the sales, the Company recognized fair value gains during the year relating to resyndications in VHH, sales in a condo project, and improved property performance by investments held within our Funds totaling $56.6 million.

The increase in equity in joint venture income during 2015 compared to 2014 relates to realized gains on sales of joint venture investments mainly multifamily properties located in the Western United States during the year. In addition to the sales, equity in joint venture income during 2015 relates primarily to fair value gains during the year relating to resyndications in VHH, entitlements achieved on development projects, and commencing the sales process on a for sale condo project as well as improved property performance by investments held within our Funds totaling $34.9 million. Equity in joint venture income during 2014 relates to the sale of the Company’s 25% interest in a portfolio of commercial investments in Dublin, Ireland to KWE that resulted in a gain of $26.6 million on the Company’s investment. This transaction was unanimously approved by the independent shareholders of KWE. There were no new European joint venture investments during 2014 so acquisition-related expenses were minimal compared to the prior period.
Consolidation Considerations

The Company determines the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in FASB ASC Topic 810. The Company accounts for joint ventures where it is deemed that the Company does not have control through the equity method of accounting while entities the Company controls are consolidated in KW Group’s financial statements.

Changes in Control

During 2016, Kennedy Wilson bought out equity interests from equity partners in two joint ventures which consisted of a 216,000 square foot retail building in Orem, Utah and a development project in Kona, Hawaii. Subsequently, Kennedy Wilson sold a 50% equity interest in the development project in Kona, Hawaii, resulting in shared control, and, accordingly, the Company accounts for its investment under the equity method.

During 2015, Kennedy Wilson bought out equity interests from equity partners in a number of joint ventures based in Western United States which consisted of 1,468 units across multiple multifamily properties and 490,000 square feet across multiple commercial properties.

On June 30, 2014, Kennedy Wilson and one of its equity partners amended existing operating agreements governing KWR which was previously accounted for using the equity method and is now consolidated. On March 31, 2014, Kennedy Wilson and one of its equity partners amended existing operating agreements governing investments for six investments in Europe which were accounted for using the equity method and are now consolidated.

See Note 4 for more discussion on the impact of consolidation. All of the above investments were accounted for and are presented as unconsolidated investments in the prior periods.

Contributions to Unconsolidated Investments

During the years ended December 31, 2016, 2015, and 2014, Kennedy Wilson made $124.9 million, $184.3 million, and $142.6 million, respectively, in contributions to new and existing joint venture investments.

See the table below for a breakdown of contributions to new joint venture investments for the years ended December 31, 2016, 2015 and 2014:

				Years Ended December 31,
(Dollars in millions)		2016		2015		2014
		No. of	Initial	No. of	Initial	No. of	Initial
		Properties	Contribution	Properties	Contribution	Properties	Contribution
Investment Type	Region		$		$		$
Commercial	Western U.S.	1	13.4	1	9.1	—	—
Commercial	United Kingdom	—	—	—	—	14	57.2
Multifamily	Western U.S.	1	19.9	31	80.5	2	4.7
Residential	Western U.S.	1	1.0	4	1.4	3	18.3
Residential	Japan	—	—	50	6.2	—	—
Other	Western U.S.	1	2.1	1	2.0	—	—

Total		4	36.4	87	99.2	19	80.2

In addition to the capital contributions above to new joint venture investments, the Company contributed $88.5 million, $85.1 million and $62.4 million to existing joint ventures to pay off external debt, fund our share of a development project and for working capital needs, during the years ended December 31, 2016, 2015, and 2014, respectively.

Distributions from Joint Ventures and Loan Pool Participations

The following table details cash distributions by investment type and geographic location for the year ended December 31, 2016:

	Multifamily		Commercial		Loan Pools		Residential and Other		Total
	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing
(Dollars in millions)	$	$	$	$	$	$	$	$	$	$
Western U.S.	49.9	52.1	8.2	14.1	—	—	4.5	22.7	62.6	88.9
Japan	0.1	—	—	—	—	—	—	—	0.1	—
United Kingdom	—	—	—	—	—	0.7	—	—	—	0.7

Total	50.0	52.1	8.2	14.1	—	0.7	4.5	22.7	62.7	89.6

Investing distributions resulted from the sale of multifamily properties in the Western United States, commercial properties in the Western United States, and homes in residential development projects in the Western United States, the refinancing of property level debt, and loan resolutions. Operating distributions resulted from operating cash flow generated by the joint venture investments.

Variable Interest Entities

The Company determines the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in ASC Topic 810. The Company’s determination considers specific factors cited under ASC 810-20 “Control of Partnerships and Similar Entities” which presumes that control is held by the general partner (and managing member equivalents in limited liability companies). Limited partners’ substantive participation rights may overcome this presumption of control. The Company accounts for joint ventures it is deemed not to control using the equity method of accounting while controlled entities are consolidated.

Capital Commitments

As of December 31, 2016, the Company has unfulfilled capital commitments totaling $24.7 million to four of its joint ventures under the respective operating agreements. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of the Company’s capital commitment obligations.

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2016:

	Level 1	Level 2	Level 3	Total
(Dollars in millions)	$	$	$	$
Unconsolidated investments	—	—	333.9	333.9
Marketable securities	7.5	—	—	7.5
Currency derivative contracts	—	(47.2)	—	(47.2)

	7.5	(47.2)	333.9	294.2

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
(Dollars in millions)	$	$	$	$
Unconsolidated investments	—	—	223.8	223.8
Marketable securities	5.3	—	—	5.3
Currency derivative contracts	—	11.7	—	11.7

	5.3	11.7	223.8	240.8

Unconsolidated Investments

Kennedy Wilson elected to use the fair value option (“FV Option”) for thirteen unconsolidated investments to more accurately reflect the timing of the value in the underlying investments and report those results in current operations. Kennedy Wilson’s investment balance in the FV Option investments was $282.4 million and $193.2 million at December 31, 2016 and 2015, respectively, which are included in unconsolidated investments in the accompanying balance sheets.

Additionally, Kennedy Wilson records its investments in KW Property Fund III, L.P., Kennedy Wilson Real Estate Fund IV, and Kennedy Wilson Real Estate Fund V, LP (the “Funds”) based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. The Company’s investment balance in the Funds was $51.5 million and $30.6 million at December 31, 2016 and 2015, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of December 31, 2016, the Company had unfunded capital commitments to the Funds in the amount of $22.6 million under the respective operating agreements.

In estimating fair value of real estate held by the Funds and the thirteen FV Option investments, the Company considers significant unobservable inputs such as capitalization and discount rates.

The following table summarizes the Company’s investments in unconsolidated investments held at fair value by type:

	December 31, 2016	December 31, 2015
(Dollars in millions)	$	$
FV Option	282.4	193.2
Funds	51.5	30.6

Total	333.9	223.8

The following table presents changes in Level 3 investments, investments in investment companies and investments in joint ventures that elected the fair value option, for the years ended December 31:

(Dollars in millions)	2016 $	2015 $	2014 $
Beginning balance	223.8	95.2	88.4
Unrealized and realized gains	65.7	42.3	1.8
Unrealized and realized losses	—	(0.1)	(2.5)
Contributions	76.3	128.5	22.0
Distributions	(75.3)	(41.0)	(10.5)
Other	43.4	(1.1)	(4.0)

Ending Balance	333.9	223.8	95.2

The change in unrealized and realized gains and losses are included in income from unconsolidated investments in the accompanying consolidated statements of operations.

The change in unrealized gains and losses on level 3 investments during 2016 and 2015 for investments still held as of December 31, 2016 and 2015 were gains of $49.5 million and $32.0 million, respectively.

In estimating fair value of real estate held by the Funds, thirteen unconsolidated investments that elected the fair value option investments and the value of the real estate consolidated (as further described in Note 4), the Company considers significant inputs such as capitalization and discount rates. The table below describes the range of inputs used as of December 31, 2016 for real estate assets:

Estimated rates used for
	Capitalization rates	Discount Rates
Office	4.50% — 7.25%	5.50% — 9.50%
Retail	5.50% — 9.00%	7.50% — 11.50%
Multifamily	4.75% — 7.75%	8.00% — 9.75%
Land and condominium units	n/a	5.00% — 15.00%

In valuing indebtedness, Kennedy Wilson considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by Kennedy Wilson for these types of investments range from 1.27% to 4.54%.

The accuracy of estimating fair value for investments utilizing unobservable inputs cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including cap rates, discount rates, liquidity risks, and estimates of future cash flows, could significantly affect the fair value measurement amounts.

Marketable Securities

Marketable securities include Kennedy Wilson’s investment in publicly traded equity securities and fixed income investments. The fixed income portfolio consists mainly of U.S. government and investment grade corporate bonds. The carrying value of marketable securities is a level 1 valuation as the fair value is based off of unadjusted quoted market prices in active markets for identical securities.

The amount above excludes Kennedy Wilson’s 29.8 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results in KW Group’s consolidated financial statements. Kennedy Wilson’s investment in KWE had a market value of approximately $352.3 million based on a per share price of $11.83 at December 31, 2016. As of December 31, 2016, the Company had hedged 95% of the foreign currency rate risk of its net investment in KWE through using currency forward contracts and options, with a notional amount of £295.2 million.

Currency derivative contracts

KW Group uses foreign currency derivative contracts such as forward contracts and options to manage its foreign currency risk exposure against the effects of a portion of its certain non-U.S. dollar denominated currency net investments. Foreign currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives and the foreign currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the underlying currency applied to the notional value in the underlying currency discounted at a market rate for similar risks. Although the Company has determined that the majority of the inputs used to value its currency derivative contracts fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the currency derivative contracts utilize Level 3 inputs. However, as of December 31, 2016, KW Group assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, we have determined that our derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.

Changes in fair value are recorded in other comprehensive income in the accompanying consolidated statements of comprehensive income (loss) as the portion of the currency forward and option contracts used to hedge currency exposure of its certain consolidated subsidiaries qualifies as a net investment hedge under FASB ASC Topic 815. The fair value of the derivative instruments held as of December 31, 2016 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the balance sheet. See Note 12 for a complete discussion on other comprehensive income including currency forward and option contracts and foreign currency translations.

The table below details the currency forward contracts and currency option contracts KW Group had as at December 31, 2016:

(Dollars in millions)			December 31, 2016		Year Ended December 31, 2016
					Change in
					Unrealized	Realized Gains	Cash Received
	Underlying		Hedge Asset	Hedge Liability	Gains (Losses)	(Losses)	(Paid)
Currency Hedged	Currency	Notional	$	$	$	$	$
Outstanding
EUR	USD	€130.0	4.0	(0.3)	4.2	—	—
EUR[1]	GBP	€360.0	—	(67.0)	(82.4)	—	—
EUR1 2	GBP		—	—	(49.5)	—	—
GBP	USD	£295.2	16.0	—	16.0	—	(8.1)
Yen	USD	¥757.0	—	—	0.1	—	—

Total Outstanding			20.0	(67.3)	(111.6)	—	(8.1)
Settled
EUR[3]	USD		—	—	(0.7)	0.7	—
GBP	USD		—	—	15.2	7.1	38.6

Total Settled			—	—	14.5	7.8	38.6

Total			20.0	(67.3)	(97.1)	7.8	30.5
Noncontrolling interests			—	51.2	105.6	—	—

Total - Kennedy Wilson share			20.0	(16.1)	8.5	7.8	30.5

1	Hedge is held by KWE on its wholly-owned subsidiaries.
2	Relates to KWE’s Euro Medium Term Note. See discussion in Note 8.
3	Underlying investment was sold by KW Group. Historical amounts within other comprehensive income were reclassified to the statement of operations at time of sale.

The gains recognized through other comprehensive income will remain in accumulated other comprehensive income until the underlying investments they were hedging are substantially liquidated by KW Group.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.

Debt liabilities are accounted for at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. The fair value as of December 31, 2016 and 2015 for the senior notes payable and investment debt were estimated to be approximately $5.0 billion and $4.3 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and the Company’s credit risk to the current yield of a similar security, compared to their carrying value of $4.9 billion and $4.4 billion as of December 31, 2016 and 2015, respectively. The inputs used to value the Company’s senior notes payable and investment debt are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be level 2 inputs.

NOTE 7—OTHER ASSETS

Other assets consist of the following:

	December 31,
	2016	2015
(Dollars in millions)	$	$
Above-market leases, net of accumulated amortization of $28.1 million and $19.6 million at December 31, 2016 and 2015	72.4	103.3
Other, net of accumulated amortization of $5.4 million and $3.1 million at December 31, 2016 and 2015, respectively	27.1	21.8
Deferred tax asset, net	28.4	22.2
Office furniture and equipment net of accumulated depreciation of $24.4 million and $14.0 million at December 31, 2016 and December 31, 2015, respectively	25.4	27.9
Goodwill	23.9	23.9
VAT Receivable	23.2	18.6
Hedge Assets	20.2	30.9
Prepaid Expenses	10.2	10.1
Marketable securities[1]	7.5	4.3
Deposits	1.8	4.2

	240.1	267.2

1	The amount above excludes Kennedy Wilson’s 29.8 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results. Based on the closing price of KWE shares on December 31, 2016, the fair value of Kennedy Wilson’s investment in KWE is $352.3 million.

Depreciation and amortization expense related to the above depreciable assets were $16.6 million, $9.0 million, and $4.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 8—INVESTMENT DEBT

Mortgage loans at December 31, 2016 and 2015 consist of the following:

(Dollars in millions)		Carrying amount of
		investment debt as of
		December 31, 1
		2016	2015
Investment Debt by Product Type	Region	$	$
Mortgage Debt
Multifamily[1]	Western U.S.	1,180.8	835.2
Commercial1 2	United Kingdom	616.9	976.2
Commercial1 2	Ireland	331.5	380.3
Commercial	Western U.S.	290.2	286.4
Multifamily1 2	Ireland	131.3	187.1
Commercial[2]	Spain	84.4	—
Hotel	Ireland	75.7	78.2
Hotel	Western U.S.	49.8	39.4
Residential and Other1 2	Ireland	28.0	7.3
Commercial	Japan	—	2.0
Residential and Other1 2	Spain	—	3.4

Secured investment debt		2,788.6	2,795.5
Unsecured investment debt1 2	United Kingdom	1,192.4	862.7

Investment debt (excluding loan fees)		3,981.0	3,658.2
Unamortized loan fees		(24.9)	(30.7)

Total Investment debt		3,956.1	3,627.5

1	The mortgage loan payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt over the principal value of debt assumed in various acquisitions and consolidations and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium (discount) as of December 31, 2016 and 2015 was $0.9 million and $(5.4) million.
2	Kennedy Wilson owned approximately 23.6% and 18.2% of the total issued share capital of KWE as of December 31, 2016 and 2015, respectively. See the table below for detailed breakout.

KWE’s mortgage loans, which are included as part of the mortgage table above, at December 31, 2016 and 2015 consist of the following:

(Dollars in millions)		Carrying amount of
		investment debt as of
		December 31, 1
		2016	2015
Investment Debt by Product Type (KWE)	Region	$	$
Commercial[1]	Ireland	254.7	286.7
Multifamily[1]	Ireland	—	51.5
Residential and Other[1]	Spain	—	3.4
Commercial[1]	Spain	84.4	—
Commercial[1]	United Kingdom	551.4	897.9

Investment Debt		890.5	1,239.5
Unsecured1 2	United Kingdom	1,192.4	862.7

Investment debt (excluding loan fees)		2,082.9	2,102.2
Unamortized loan fees		(13.3)	(19.4)

Total Investment debt		2,069.6	2,082.8

1	Kennedy Wilson owns approximately 23.6% and 18.2% of the total issued share capital of KWE as of December 31, 2016 and 2015.
2	The mortgage loan payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt over the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan discount as of December 31, 2016 and 2015 was $4.1 million and $13.6 million, respectively.

The investment debt had a weighted average interest rate of 3.33% and 3.19% per annum at December 31, 2016 and 2015. As of December 31, 2016, 75% of KW Group’s property level debt was fixed rate, 15% was floating rate with interest caps and 10% was floating rate without interest caps, compared to 67% fixed rate, 17% floating rate with interest caps and 16% floating rate without interest caps, as of December 31, 2015.

KWE Unsecured Debt

During the second quarter of 2015, KWE completed its inaugural bond offering (“KWE Bonds”) of approximately $370.2 million (based on December 31, 2016 rates) (£300 million) in 3.95% fixed-rate senior unsecured bonds due 2022. KWE effectively reduced the interest rate to 3.35% as a result of it entering into swap arrangements to convert 50% of the proceeds into Euros.

During the third quarter of 2016, KWE completed an additional offering of approximately $246.8 million (based on December 31, 2016 rates) (£200 million) in 3.95% fixed-rate senior unsecured bonds due 2022.

In addition, during the fourth quarter of 2015, KWE established a £2.0 billion (approximately $2.5 billion based on December 31, 2016 rates) Euro Medium Term Note (“EMTN”) Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and second quarter of 2016, KWE drew down under its EMTN Programme, with the issuances of senior unsecured notes for an aggregate principal amount of approximately $578.4 million (based on December 31, 2016 rates) (€550 million) (the “KWE Notes”). The KWE Notes were issued at a discount and have a carrying value of $575.5 million with an annual fixed coupon of 3.25%, and mature in 2025. As KWE invests proceeds from the KWE Notes to fund equity investments in new euro denominated assets, KWE designates the KWE Notes as net investment hedges under FASB ASC Topic 815. Subsequent fluctuations in foreign currency rates that impact the carrying value of the KWE Notes are recorded to accumulated other comprehensive income. During the year ended December 31, 2016, KW Group recognized a loss of $49.5 million in accumulated other comprehensive income due to the strengthening of the euro against the GBP during the period. The KWE Notes rank pari passu with the KWE Bonds, and are subject to the same restrictive covenants.

The trust deed that governs the bonds contain various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed). As of December 31, 2016, KWE was in compliance with these covenants.

In August 2014, KWE entered into a three-year unsecured floating rate revolving debt facility (“KWE Facility”) with Bank of America Merrill Lynch International Limited, Deutsche Bank, and J.P. Morgan Chase of approximately $277.7 million (based on December 31, 2016 rates) (£225 million). As of December 31, 2016, the unsecured credit facility was undrawn, with $277.7 million (£225 million) still available based on rates as of December 31, 2016.

Mortgage Loan Transactions and Maturities

During the year ended December 31, 2016, one mortgage loan was consolidated, eight acquisitions were partially financed with mortgages, four existing mortgages were refinanced, four properties acquired supplemental financing, and two existing investments that closed all equity were subsequently partially financed with mortgages. See Note 4 for more detail on the acquisitions and the investment debt associated with them.

The aggregate maturities of mortgage loans and notes payable subsequent to December 31, 2016 are as follows:

(Dollars in millions)	$
2017	82.8
2018	172.0
2019	582.2
2020	235.9
2021	102.8
Thereafter	2,804.4

3,980.1
Debt premium	0.9
Unamortized loan fees	(24.9)

3,956.1

NOTE 9—BORROWINGS UNDER LINES OF CREDIT

On December 10, 2015, Kennedy-Wilson, Inc. (the “Borrower”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company”) entered into a $475 million unsecured revolving credit facility (the “KW Revolving Facility”) with a syndicate of lenders including JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, U.S. Bank N.A., East West Bank, Fifth Third Bank, The Governor and Company of the Bank of Ireland, Compass Bank, City National Bank, and Bank of America, N.A., as administrative agent and letter of credit issuer. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as of the applicable measurement date, and have a maturity date of December 10, 2018. Subject to certain conditions precedent and at the Borrower’s option, the maturity date of the KW Revolving Facility may be extended by one year.

The KW Revolving Facility has certain covenants that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The credit agreement that governs the KW Revolving Facility requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of September 30, 2015 financial statements, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As of December 31, 2016, the Company’s consolidated leverage ratio was 61.1%, its fixed charge coverage ratio was 2.7 to 1.00, its consolidated tangible net worth was $1,226.5 million, its adjusted secured leverage ratio was 43.3%, its secured recourse leverage ratio was 1.4%, its recourse leverage ratio was 0.83, and liquidity was $681.8 million. The obligations of the Borrower pursuant to the Credit Agreement are guaranteed by the Company and certain wholly-owned subsidiaries of the Company.

During the year ended December 31, 2016, the Borrower drew $125.0 million and repaid $125.0 million on the KW Revolving Facility to fund acquisitions. The maximum amount drawn on the KW Revolving Facility at any one point during the year ended December 31, 2016 was $125.0 million. As of December 31, 2016, the KW Revolving Facility was undrawn, with $475.0 million still available.

The average outstanding borrowings under the Pre-Existing KWH facility was $35.4 million during the year ended December 31, 2015. Additionally, during the year ended December 31, 2015, the Borrower made no draws on the KW Revolving Facility. As of December 31, 2015, the KW Revolving Facility was undrawn, with $475.0 million still available.

Kennedy Wilson had an unsecured revolving credit facility (“Pre-Existing KWH Facility”) with U.S. Bank and East-West Bank and Bank of Ireland that bears interest at a rate equal to LIBOR plus 2.75% and had a maturity date of October 1, 2016. In July 2014 Kennedy-Wilson, Inc. increased its unsecured corporate line of credit facility from $140.0 million to $300.0 million. The increase was driven by the admission of Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A. to the existing lender syndicate and an increased commitment from The Governor and Company of the Bank of Ireland.

In December 2015, Kennedy Wilson extinguished the Pre-Existing KWH Facility, which resulted in a $1.0 million loss on early extinguishment of corporate debt.

NOTE 10—SENIOR NOTES

				December 31, 2016			December 31, 2015
				Unamortized			Unamortized
				Net			Net
		Maturity		Premium/	Carrying		Premium/	Carrying
	Interest Rate	Date	Face Value	(Discount)	Value	Face Value	(Discount)	Value
(Dollars in millions)%			$	$	$	$	$	$
			$	$	$	$	$	$
2042 Notes	7.75	12/1/2042	55.0	—	55.0	55.0	—	55.0
2024 Notes	5.88	4/1/2024	900.0	(2.2)	897.8	650.0	(2.4)	647.6

Senior Notes			955.0	(2.2)	952.8	705.0	(2.4)	702.6
Unamortized loan fees					(16.2)			(13.8)

Total Senior Notes					936.6			688.8

In August 2016, Kennedy Wilson, Inc., (the “Issuer”) completed an additional public offering of $250.0 million aggregate principal amount of 5.875% Senior Notes due 2024 (the “Notes”). The Notes were issued as additional notes under the indenture pursuant to which the Issuer previously issued $650 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the 2024 Notes (as defined below). The Notes have substantially identical terms as the 2024 Notes and will be treated as a single series with the 2024 Notes under the indenture. The Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, April 1, 2016.

In March 2014, Kennedy Wilson completed a public offering of $300.0 million aggregate principal amount of 5.875% Senior Notes, due April 1, 2024 (the “2024 Notes”). The 2024 Notes were issued and sold at a public offering price of 99.068% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson.

In November 2014, the Company completed an additional public offering of $350.0 million aggregate principal amount of 5.875% Senior Notes, due 2024. The additional 2024 Notes have substantially identical terms as the 2024 Notes mentioned above, and are treated as a single series with the 2024 Notes under the 2024 Indenture. The additional 2024 Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, October 1, 2014 by the Issuer. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $897.8 million at December 31, 2016.

In December 2012, the Issuer, in a private placement, issued $100.0 million aggregate principal amount of 8.750% Senior Notes due April 1, 2019 (the “2019 Notes”) for approximately $105.3 million, net of premium. The 2019 Notes were issued as additional notes under an indenture dated as of April 5, 2011, among the Issuer; Kennedy Wilson, as parent guarantor; certain subsidiaries of the Issuer, as subsidiary guarantors;

and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee, as thereafter supplemented and amended. During 2011, the Issuer issued $200.0 million aggregate principal amount of its 2019 Notes on April 5, 2011 for approximately $198.6 million, net of discount, and an additional $50.0 million aggregate principal amount of such notes on April 12, 2011 for approximately $50.8 million, net of premium. The additional notes had substantially identical terms as the initial 2019 Notes and were treated as a single series under the indenture. In November 2014, Kennedy Wilson used the proceeds from the November 2014 issuance of the 2024 Notes together with cash on hand, to extinguish its 2019 Notes with an aggregate face value of $350.0 million (and an aggregate carrying value of $353.5 million) for $380.1 million which resulted in a $25.8 million loss on early extinguishment of corporate debt.

In December 2012, Kennedy Wilson completed a public offering of $55.0 million aggregate principal amount of 7.75% Senior Notes due 2042 (“2042 Notes”). The 2042 Notes were issued and sold at a public offering price of 100% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million at December 31, 2016 and 2015, respectively.

The indentures governing the 2024 Notes and the 2042 Notes contain various restrictive covenants, including, among others, limitations on our ability and the ability of certain of the Company’s subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indentures governing the 2024 Notes and the 2042 Notes limits the ability of Kennedy Wilson and certain of its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy Wilson’s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of December 31, 2016, the balance sheet leverage ratio was 0.92 to 1.00. See Note 19 for the guarantor and non-guarantor financial statements.

NOTE 11—JUNIOR SUBORDINATED DEBENTURES

In September 2014, Kennedy Wilson extinguished its junior subordinated debt with a face value of $40.0 million for $41.5 million which resulted in a $1.5 million loss on early extinguishment of corporate debt.

NOTE 12—RELATED PARTY TRANSACTIONS

Related party revenue is fees and other income received from investments in which we have an ownership interest, excluding amounts eliminated in consolidation discussed below. KW Group earned related party fees of $28.9 million, $37.8 million and $57.4 million for the periods ended December 31, 2016, 2015 and 2014, respectively. Included in these related party fees are promote fees on investments the Company also has an ownership interest in. See performance fee discussion in revenue recognition section of note 2 for more detail.

The Company provides management and property services on properties in which it also has an ownership interest. Fees earned on consolidated properties are eliminated in consolidation and fees on unconsolidated investments are eliminated for the portion that relate to the Company’s ownership interest. During the years ended December 31, 2016, 2015 and 2014 fees of $36.9 million, $75.0 million and $21.6 million were eliminated in consolidation.

The Company has bought out equity partners and consolidated investments that were previously accounted for under the equity method that have resulted in acquisition-related gains. Please refer to note 4 for details of certain transactions with existing partners.

NOTE 13—INCOME TAXES

The table below represents a geographical breakdown of book income (loss) before the provision for income taxes:

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Domestic	33.9	61.2	60.2
Foreign	56.6	51.2	62.3

Total	90.5	112.4	122.5

The U.S. and foreign components of provision for (benefit from) income taxes consisted of the following components. However, it is not reflective of the cash tax results of the Company.

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Federal
Current	(0.8)	0.2	—
Deferred	17.0	13.2	31.0

	16.2	13.4	31.0
State
Current	0.1	—	0.1
Deferred	2.8	0.3	5.2

	2.9	0.3	5.3
Foreign
Current	5.8	31.9	4.1
Deferred	(10.9)	7.8	(8.0)

	(5.1)	39.7	(3.9)

Total	14.0	53.4	32.4

A reconciliation of the statutory federal income tax rate of 35% with Kennedy Wilson’s effective income tax rate is as follows:

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Tax computed at the statutory rate	31.7	39.3	41.8
Foreign permanent differences, primarily non-deductible depreciation, amortization and acquisition-related expenses in the United Kingdom	6.5	13.7	0.3
Sale of KWR, investment basis difference	—	10.6	—
Effect of foreign tax operations, net of foreign tax credits	1.1	(3.8)	3.4
Noncontrolling interests	(25.8)	(2.8)	(22.7)
Adjustment to investment basis	—	1.4	2.0
Non-vested stock expense	—	1.0	—
State income taxes, net of federal benefit	2.8	(1.5)	2.7
Other	(2.3)	(4.5)	4.9

Provision for (benefit from) income taxes	14.0	53.4	32.4

Cumulative tax effects of temporary differences are shown below at December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
(Dollars in millions)	$	$
Deferred tax assets:
Foreign currency translation	131.9	113.6
Net operating loss carryforward and credits	85.2	87.5
Stock option expense	19.5	8.0
Marketable securities	0.4	0.4
Accrued reserves	0.1	0.3

Total deferred tax assets	237.1	209.8
Valuation allowance	(29.9)	(37.7)

Net deferred tax assets	207.2	172.1
Deferred tax liabilities:
Investment basis, depreciation, amortization and reserve differences	157.6	125.6
Hedging transactions	5.0	15.5
Prepaid expenses and other	13.9	6.5
Capitalized interest	2.3	2.3

Total deferred tax liabilities	178.8	149.9

Deferred tax asset (liability), net	28.4	22.2

As of December 31, 2016, Kennedy Wilson had federal net operating losses of $109.4 million. These net operating losses begin to expire in the year 2030. As of December 31, 2016, there were also California net operating loss carryforwards of approximately $104.2 million. The California net operating losses begin to expire in the year 2028. In addition, Kennedy Wilson has $4.2 million of other state net operating losses. As of December 31, 2016, Kennedy Wilson had $173.5 million of foreign net operating losses carryforwards which have no expiration date. We also have foreign tax credit of $12.1 million, which begins to expire in the year 2017.

Our valuation allowance on deferred tax assets decreased by $7.8 million in 2016 and increased by $34.3 million in 2015. The decrease in 2016 principally relates to translation adjustments and a released valuation allowance as new evidence indicated that it is now more-likely-than-not that certain net operating losses in the United Kingdom will be realized. The increase in 2015 principally relates to operating loss carryovers in Scotland and Spain where we have concluded that such loss carryovers are not more-likely-than-not to be realized.

Presently a deferred tax liability for undistributed earnings of subsidiaries located outside the United States has not been recorded. These earnings may become taxable upon a payment of a dividend or as a result of a sale or liquidation of the subsidiaries. At this time, the Company does not have plans to repatriate income from its foreign subsidiaries. However, to the extent that the Company is able to repatriate such earnings in a tax-free manner, or in the event of a change in the capital situation or investment strategy, it is possible that the foreign subsidiaries may pay a dividend which would impact our effective tax rate. Unremitted earnings of foreign subsidiaries, which have been, or are intended to be permanently invested, aggregated approximately to $6.0 million as of December 31, 2016. If these subsidiaries’ earnings were repatriated to the United States, additional U.S. income taxes of $1.4 million would be incurred.

There were no gross unrecognized tax benefits at December 31, 2016 and 2015. Management has considered the likelihood and significance of possible penalties associated with Kennedy Wilson’s current and intended filing positions and has determined, based on its assessment, that such penalties, if any, would not be significant.

Kennedy Wilson’s federal and state income tax returns remain open to examination for the years 2013 through 2015 and 2012 through 2015, respectively. However, due to prior year loss carryovers, the IRS may examine any tax years for which the carryovers are used to offset future taxable income. Our foreign subsidiaries’ tax returns remain open to examination for the years 2012 through 2015. The Spanish loss carryovers may be subject to tax examination for a period of 10 years from the tax year of generation.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Future minimum lease payments under scheduled operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

(Dollars in millions) Year ending December 31,	$
2017	2.8
2018	1.8
2019	1.7
2020	1.6
2021	1.3
Thereafter	2.5

Total minimum payments	11.7

Rental expense was $4.4 million, $4.4 million, and $4.3 million for the years ended December 31, 2016, 2015, and 2014, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

GUARANTEES—Kennedy Wilson has provided guarantees associated with loans secured by consolidated assets. The maximum potential amount of future payments (undiscounted) Kennedy Wilson could be required to make under the guarantees was approximately $62.7 million at December 31, 2016. The guarantees expire through 2026 and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sale proceeds of the property.

CAPITAL COMMITMENTS—As of December 31, 2016 and 2015, the Company has unfunded capital commitments of $24.7 million and $39.8 million to its joint ventures under the respective operating agreements. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of the Company’s capital commitment obligations.

EMPLOYMENT AGREEMENTS—Kennedy Wilson has entered into employment agreements with its Chief Executive Officer (“CEO”), its President and Chief Executive Officer of its European operations (“CEO - Europe”), its Chief Financial Officer (“CFO”), its Executive Vice President (“EVP”), and its Executive Vice President and General Counsel (“EVP, GC”). The CEO and CEO—Europe have base salaries of $1.5 million and $1.0 million, respectively through August 6, 2021. The CFO, EVP, and EVP, GC have base salaries of $0.6 million, $0.6 million and $0.8 million, respectively through December 29, 2019.

Additionally, the employment agreements provide for the payment of an annual discretionary bonus and participation in equity awards approved in an amount determined in the sole and absolute discretion of the Compensation Committee of the board of directors.

LITIGATION—Kennedy Wilson is currently a defendant in certain routine litigation arising in the ordinary course of business. It is the opinion of management and legal counsel that the outcome of these actions will not have a material effect on the financial statements taken as a whole.

NOTE 15—STOCK COMPENSATION PLANS

In November 2009, Kennedy Wilson adopted the 2009 Equity Participation Plan (“the Equity Plan”) that allowed for the grant of up to approximately 2.5 million shares of common stock. As of December 31, 2016 all the restricted share awards were granted to employees, which vest ratably over a five-year period. Vesting of the restricted share awards was contingent upon the expected achievement of a performance target as of the initial vesting date of November 13, 2010 and each of the next four years thereafter. The performance targets were achieved for 2011 through 2016. From inception of the plan through December 31, 2016, 2,601,919 shares have vested and 60,125 shares have been forfeited. The Company re-granted the forfeited shares in 2013 to certain employees. The restricted share awards are recognized as expense on a tranche by tranche basis over the five-year performance period. At December 31, 2016, all shares were fully vested.

In June 2012, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan (the “Amended and Restated Plan”) under which an additional 3.2 million shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. The terms of the awards granted under the 2009 Amended and Restated Equity Participation Plan were set by the Company’s compensation committee at its discretion. During the year ended December 31, 2012, 3.2 million shares of restricted common stock were granted under the Amended and Restated Plan along with 5,000 shares which remained under the original plan. The shares that were granted vest over five years with 40% vesting ratably in the first four years of the award period and the remaining 60% in the fifth year of the award period. Vesting of the restricted share awards is contingent upon the expected achievement of a performance target in each year of the award period with the initial vesting of the first 10% in January 2013. The performance targets were achieved for 2012, 2013, 2014, 2015 and 2016. From inception of the plan through December 31, 2016, 1,222,008 shares have vested and 131,248 shares have been forfeited. The Company re-granted the forfeited shares to certain employees.

In July 2014, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan under which an additional 6.0 million shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. During the year ended December 31, 2016, 2015 and 2014, 1.0 million, 1.7 million and 3.3 million shares, respectively, of restricted common stock were granted under the 2009 Amended and Restated Equity Participation Plan. The terms of the awards granted under the Amended and Restated Plan were set by the Company’s compensation committee at its discretion. The shares will vest ratably over a three, four or five-year year period based on the achievement of certain performance targets. The performance periods will be measured for the awards will be the Company’s fiscal years ending from December 31, 2014 through December 31, 2020. The shares which were granted with a three-year vesting period have a three-year sale restriction period upon vesting. Due to the lack of marketability of these shares with the three year sale restriction period upon vesting, a 15% discount was applied to the grant price these shares when computing stock compensation expense. From inception of the plan through December 31, 2016, 1,905,479 shares have vested and 70,300 have been forfeited. As of December 31, 2016, there was $69.2 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares which will vest over the next four years.

Upon vesting, the restricted stock granted to employees discussed directly above is net share-settled to cover the withholding tax. Shares that vested during the years ended December 31, 2016, 2015 and 2014 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld during the years ended December 31, 2016, 2015 and 2014 were 693,942 shares, 435,415 shares and 319,582 shares respectively, and were based on the value of the restricted stock on the respective vesting dates as determined by the Company’s closing stock price. During the years ended December 31, 2016, 2015 and 2014, total payments for the employees’ tax obligations to the taxing authorities were $14.7 million, $11.4 million and $8.1 million, respectively. These figures are reflected as a financing activity within KW Group’s Consolidated Statements of Cash Flows.

During the years ended December 31, 2016, 2015 and 2014, Kennedy Wilson recognized $65.1 million, $30.8 million and $15.8 million of compensation expense related to the vesting of restricted common stock and is included in compensation and related expense in the accompanying consolidated statements of operations. The increase in stock compensation in 2016 is mainly due to $26.5 million or 60% of the expense of the restricted stock that was granted in 2012 under our Amended and Restated 2009 Equity Participation Plan being incurred during April 2016 to March 2017 due to performance criteria being met for this period. A portion of the increase was also attributed to the restricted stock that was granted during the fourth quarter of 2015 and during 2016.

The following table sets forth activity under the Equity Plan and Amended and Restated Plan:

Shares
Nonvested at December 31, 2014	5,646,733
Granted	1,754,750
Vested	(1,069,990)
Forfeited	(57,148)

Nonvested at December 31, 2015	6,274,345
Granted	1,006,750
Vested	(1,526,731)
Forfeited	(31,900)

Nonvested at December 31, 2016	5,722,464

Employee Benefit Arrangements

Kennedy Wilson has a qualified plan under the provisions of Section 401(k) of the Internal Revenue Code. Under this plan, participants are able to make salary deferral contributions of up to 75% of their total compensation, up to a specified maximum. The 401(k) plan also includes provisions which authorize Kennedy Wilson to make discretionary contributions. During the years ended December 31, 2016, 2015 and 2014, Kennedy Wilson made matching contributions of $0.3 million, $0.3 million, and $0.2 million, respectively to this plan and they are included in compensation and related expenses in the accompanying consolidated statements of operations.

NOTE 16—EQUITY

Common Stock

During the year ended December 31, 2015, Kennedy Wilson had completed an offering of 8.6 million shares of its common stock, which raised $215.3 million of net proceeds, excluding issuance costs of $0.3 million.

In January 2014, Kennedy Wilson completed an offering of 9.2 million shares of its common stock, which raised $190.6 million of net proceeds.

Common Stock Repurchase Program

On February 25, 2016, Kennedy Wilson announced the authorization of a stock repurchase program for up to $100 million. Repurchases under the program may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and subject to the Company’s discretion. During the year ended December 31, 2016, Kennedy Wilson repurchased and retired 2,440,556 shares for $50.1 million under the stock repurchase program.

Preferred Stock

During 2010, Kennedy Wilson issued two series of Convertible Cumulative Preferred Stock (together “the Preferred Stock”) at 1,000 per share, Series A (100,000 shares) and Series B (32,550 shares), for total proceeds less issuance costs of $99.8 million and $32.5 million.

The Series A Preferred Stock converted into 8,554,948 common shares on May 19, 2015 at a price of $11.69 per share. The Series B Preferred Stock converted into 3,366,973 common shares on December 28, 2016 at a price of $9.67 per share at the option of the holder. The Series B Preferred Stock was convertible into common stock at any time at the option of the holder on or after May 3, 2017 (“the Optional Conversion Date”) and prior to November 3, 2018 and would have been mandatorily convertible into common stock on November 3, 2018. Due to the early conversion, Kennedy Wilson agreed to pay the holders an aggregate of $0.7 million, which represents dividends that would have accrued on all outstanding Series B preferred stock through the Optional Conversion Date.

The certificate of designations of the Preferred Stock contain provisions that require Kennedy Wilson to commence an offer to purchase all shares of the Preferred Stock at a purchase price in cash per share of Preferred Stock equal to $1,150 plus all accumulated and accrued dividends upon the occurrence of a fundamental change, defined as a change of control. The parties have agreed that a change of control is deemed to occur when any person or group other than the purchaser of the Preferred Stock and its affiliates, or any officer or director of Kennedy Wilson as of the issue date of the Preferred Stock, acquires directly or indirectly voting control or direction over more than 35% of the voting control of Kennedy Wilson for a period of seven consecutive days following the earlier of the date the Company becomes aware of such acquisition and the date such person or group files a Schedule 13D. This change of control provision is within Kennedy Wilson’s control as the Board of Directors, at its discretion, would be able to issue blank check Preferred Stock at any time for any reason which could dilute the person or group to below the 35% of the voting control threshold. As such, Kennedy Wilson has concluded that the change of control is within the control of Kennedy Wilson and therefore has classified the Preferred Stock as permanent equity in the accompanying consolidated balance sheets.

In connection with the issuance of the Preferred Stock, Kennedy Wilson entered into registration rights agreements that allow for the holders of the Preferred Stock, with at least a 51% vote, to demand registration of the Preferred Stock (or converted common stock) on or after November 13, 2010. If Kennedy Wilson does not satisfy the demand for registration, the holders of the Preferred Stock (or converted common stock) would be entitled to receive a payment in an amount equal to 1.50% per annum of the liquidation preference of $1,000 per share. There are sufficient shares of unregistered common stock authorized and unissued to accommodate the conversion feature.

Dividend Distributions

Kennedy Wilson declared and paid the following cash dividends on its common and preferred stock:

	Year Ended December 31,		Year Ended December 31,
	2016		2015
	Declared	Paid	Declared	Paid
(Dollars in millions)	$	$	$	$
Preferred Stock
Series A 1	—	—	1.5	1.5
Series B 2	2.8	2.8	2.1	2.1

Total Preferred Stock	2.8	2.8	3.6	3.6
Common Stock	63.9	62.0	53.3	48.2

Total 3	66.7	64.8	56.9	51.8

1	The decrease in Series A dividends during the current year is due to the conversion into common shares during the second quarter 2015. See discussion above.
2	The increase in Series B dividends during the current year is due to the early conversion of the Series B preferred stock during the fourth quarter of 2016. See discussion above.
3	The difference between declared and paid is the amount accrued on the consolidated balance sheets.

Accumulated Other Comprehensive Income

The following table summarizes the changes in each component of accumulated other comprehensive income (loss) (“AOCI”), net of taxes:

(Dollars in millions)	Foreign Currency Translation $	Foreign Currency Derivative Contracts $	Marketable Securities $	Total Accumulated Other Comprehensive Income $
Balance at December 31, 2015	(69.9)	22.4	(0.2)	(47.7)
Unrealized (losses) gains, arising during the period	(184.9)	(96.4)	0.1	(281.2)
Amounts reclassified out of AOCI during the period	3.8	(0.4)	—	3.4
Taxes on unrealized (losses) gains, arising during the period	20.8	(3.7)	—	17.1
Noncontrolling interest	131.6	105.6	—	237.2

Balance (of Kennedy Wilson’s share) at December 31, 2016	(98.6)	27.5	(0.1)	(71.2)

The local currencies for our interests in foreign operations include the euro, the British pound sterling, and to a lesser extent, the Japanese yen. The related amounts on our balance sheets are translated into U.S. dollars at the exchange rates at the respective financial statement date, while amounts on our statements of operations are translated at the average exchange rates during the respective period. The increase in the unrealized losses on foreign currency translation is a result of the strengthening of the U.S. dollar against the Japanese yen, euro and British pound sterling during the year ended December 31, 2016.

In order to manage currency fluctuations, KW Group entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (Euro, GBP and Yen) of certain of its wholly-owned and consolidated subsidiaries. See note 6 for a more detailed discussion of KW Group’s currency derivative contracts.

As discussed throughout this report, we are required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that we control. As such, our financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, we are required to translate the activities of KWE into US dollars even though KWE does not invest in US dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of the actual currency exposure for the Company.

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries, and are presented separately on KW Group’s balance sheet. As of December 31, 2016 and 2015 the Company has noncontrolling interest of $1.3 billion and $1.7 billion, respectively. The decrease in noncontrolling interests during 2016 is primarily due to the Company’s distributions to noncontrolling interests of $116.6 million. The Company also allocated $70.9 million of income, $237.2 million of other comprehensive losses and received contributions of $42.1 million to noncontrolling interest holders.

NOTE 17—EARNINGS PER SHARE

Under FASB ASC Topic 260-10-45 Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. Participating securities, which include unvested restricted stock, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. We only present the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the years ended December 31, 2016, 2015, and 2014:

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions, except share amounts and per share data)	$	$	$
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	2.8	71.1	13.8
Net income and dividends allocated to participating securities	(1.7)	(2.9)	(1.4)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	1.1	68.2	12.4

Dividends declared on common shares	(62.3)	(51.1)	(32.3)

Undistributed (losses) earnings attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(61.2)	17.1	(19.9)

Distributed earnings per share	0.56	0.48	0.36
Undistributed (losses) earnings per share	(0.55)	0.18	(0.22)

Income (loss) per basic	0.01	0.66	0.14
Income (loss) per diluted	0.01	0.66	0.14
Weighted-average shares outstanding for basic	109,094,530	103,261,513	89,200,855
Weighted average shares outstanding for diluted	109,094,530	109,553,728	91,555,214
Dividends declared per common share	0.56	0.48	0.36

There was a total of 3,259,345 potentially dilutive securities during the year ended December 31, 2016 that have not been included in the diluted weighted average shares as they are anti-dilutive. During December 31, 2015 6,292,215 potentially dilutive securities were all dilutive to earnings per share. The dilutive shares from convertible securities have not been included in the diluted weighted average shares for the year ended December 31, 2014, as they are anti-dilutive. There was a total of 11,100,074 potentially dilutive securities as of December 31, 2014 not included as part of the calculation above as they were anti-dilutive.

NOTE 18—SEGMENT INFORMATION

Kennedy Wilson is a global real estate investment company. The Company owns, operates, and invests in real estate both on its own and through our investment management platform. To complement its investment business, the Company also provides real estate services primarily to financial services clients.

Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these two core segments: KW Investments and KW Investment Management and Real Estate Services (IMRES). KW Investments invests in multifamily, residential and commercial properties as well as loans secured by real estate. IMRES provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution-based clients. Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these services and investments.

Substantially all of the revenue—related party was generated via inter-segment activity for the years ended December 31, 2016, 2015 and 2014. Generally, this revenue consists of fees earned on investments in which Kennedy Wilson also has an ownership interest. The amounts representing investments with related parties and non-affiliates are included in the investment segment. The fees earned from related parties are included in the IMRES segment.

KW Investments

We invest our capital in real estate assets and loans secured by real estate either on our own or through our investment management platform. When we have partners, we are typically the general partner in the arrangement with a promoted interest in the profits of our investments beyond our ownership percentage.

The Company has an average ownership interest across all investments of approximately 42% as of December 31, 2016. Our equity partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors. See the “Business Segments” section in Item 1 for a more detailed discussion of the different components of the KW Investments segment.

KW Investment Management and Real Estate Services (IMRES)

IMRES encompasses the Company fee generating businesses which includes both the Company’s investment management platform as well as the Company’s third party services business. The Company’s clients include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. IMRES has five main lines of business: investment management, property services, research, brokerage, and auction and conventional sales. These five business lines generate revenue for us through fees and commissions. See the “Business Segments” section in Item 1 for a more detailed discussion of the different components of the IMRES segment.

The Company manages approximately 59 million square feet of properties for the Company and its investment partners (including KWE) in the United States, Europe, and Asia, which includes assets we have ownership interests in and third party owned assets. With 25 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain, Italy and Japan, we have the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of IMRES have an extensive track record in their respective lines of business and in the real estate community as a whole. Their knowledge and relationships are an excellent driver of businesses through the services business as well as on the investment front.

Additionally, IMRES plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

No single third party client accounted for 10% or more of Kennedy Wilson’s revenue during any period presented in these financial statements.

The following tables summarize the income and expense activity by segment for the years ended December 31, 2016, 2015 and 2014 and total assets as of December 31, 2016, 2015 and 2014.

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Investments
Rental	485.9	404.8	206.9
Hotel	116.2	106.4	63.3
Sale of real estate	29.3	3.7	28.4
Loans and other income	12.6	19.5	17.4

Total revenue	644.0	534.4	316.0
Depreciation and amortization	(198.2)	(166.3)	(104.5)
Operating Expenses	(345.2)	(283.3)	(201.6)
Income from unconsolidated investments	122.8	93.6	48.3

Operating Income	223.4	178.4	58.2
Gain on sale of real estate	130.7	72.4	—
Acquisition-related gains	16.2	108.1	218.1
Acquisition-related expenses	(9.5)	(37.3)	(19.7)
Interest expense-investment	(137.4)	(108.8)	(46.3)
Other	(1.2)	(2.5)	5.1

Income before benefit from income taxes	222.2	210.3	215.4
(Provision for) benefit from income taxes	5.0	(23.4)	—

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Net income	227.2	186.9	215.4

Net (income) loss attributable to the non-controlling interests	(70.9)	15.3	(73.6)

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	156.3	202.2	141.8

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Investment Management and Real Estate Services
Investment management, property services, and research fees (includes $28.9, $37.8, and $57.4 million of related party fees, respectively)	59.4	69.3	82.6

Total revenue	59.4	69.3	82.6
Operating expenses	(54.9)	(69.7)	(61.1)
Income from unconsolidated investments	3.8	3.8	5.9

Net Income	8.3	3.4	27.4

Net loss attributable to the noncontrolling interests	—	0.4	5.4

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	8.3	3.8	32.8

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Corporate
Operating expenses	(93.6)	(53.4)	(35.8)

Operating loss	(93.6)	(53.4)	(35.8)
Interest expense - corporate	(54.2)	(46.9)	(57.1)
Other	7.8	—	—
Loss on extinguishment of corporate debt	—	(1.0)	(27.3)

Loss before (provision for) income taxes	(140.0)	(101.3)	(120.2)
(Provision for) benefit from income taxes	(19.0)	(30.0)	(32.4)

Net loss	(159.0)	(131.3)	(152.6)
Preferred dividends and accretion of preferred stock issuance costs	(2.8)	(3.6)	(8.1)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(161.8)	(134.9)	(160.7)

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Consolidated
Rental	485.9	404.8	206.9
Hotel	116.2	106.4	63.3
Sale of real estate	29.3	3.7	28.4
Investment management, property services, and research fees (includes $28.9, $37.8, and $57.4 million of related party fees, respectively)	59.4	69.3	82.6
Loans purchases, loan originations, and other	12.6	19.5	17.4

Total revenue	703.4	603.7	398.6
Operating expenses	493.7	406.4	298.6
Depreciation and amortization	198.2	166.3	104.5

Total operating expenses	691.9	572.7	403.1
Income from unconsolidated investments	126.6	97.4	54.2

Operating income	138.1	128.4	49.7

Gain on sale of real estate	130.7	72.4	—
Acquisition-related gains	16.2	108.1	218.1
Acquisition-related expenses	(9.5)	(37.3)	(19.7)
Interest expense - investment	(137.4)	(108.8)	(46.3)
Interest expense - corporate	(54.2)	(46.9)	(57.1)
Loss on extinguishment of corporate debt	—	(1.0)	(27.3)
Other	6.6	(2.5)	5.1

Income before benefit from income taxes	90.5	112.4	122.5
Provision for income taxes	(14.0)	(53.4)	(32.4)

Net income	76.5	59.0	90.1
Net (income) loss attributable to the noncontrolling interests	(70.9)	15.7	(68.2)
Preferred dividends and accretion of preferred stock issuance costs	(2.8)	(3.6)	(8.1)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	2.8	71.1	13.8

	Year Ended 31 December
	2016	2015
(Dollars in millions)	$	$
Assets
Investments	7,375.5	7,404.8
Services	78.1	58.1
Corporate	205.5	132.7

Total assets	7,659.1	7,595.6

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
Expenditures for long lived assets
Investments	(949.6)	(1,927.6)	(1,962.2)

Geographic Information:

The revenue shown in the table below is allocated based upon the country in which services are performed.

	Year Ended December 31,
	2016	2015	2014
(Dollars in millions)	$	$	$
United States	304.1	229.3	174.9
Europe	397.2	361.1	209.2
Japan	2.1	13.3	14.5

Total revenue	703.4	603.7	398.6

NOTE 19—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information and condensed consolidating financial information includes:

(1)	Condensed consolidating balance sheets as of December 31, 2016 and 2015, respectively; consolidating statements of operations and comprehensive (loss) income for the years ended December 31, 2016, 2015, and 2014, respectively; and condensed consolidating statements of cash flows for the years ended December 31, 2016, 2015, and 2014, respectively, of (a) Kennedy-Wilson Holdings, Inc. on an unconsolidated basis as the parent (and guarantor), (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and

(2)	Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent guarantor, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries

Condensed Consolidating Balance Sheet as of December 31, 2016

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Assets
Cash and cash equivalents	—	106.0	45.4	108.8	—	260.2
Cash held by consolidated investments	—	—	—	625.5	—	625.5
Accounts receivable	—	—	37.5	33.8	—	71.3
Loan purchases and originations	—	0.3	12.1	75.3	—	87.7
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,482.5	4,331.7	—	5,814.2
Unconsolidated investments	—	18.8	380.0	161.3	—	560.1
Investments in and advances to consolidated subsidiaries	1,063.8	2,073.2	1,171.6	—	(4,308.6)	—
Other assets	—	2.6	39.7	197.8	—	240.1

Total assets	1,063.8	2,200.9	3,168.8	5,534.2	(4,308.6)	7,659.1

Liabilities
Accounts Payable	—	0.5	1.6	9.1	—	11.2
Accrued expenses and other liabilities	15.8	200.0	157.2	39.1	—	412.1
Senior notes payable	—	936.6	—	—	—	936.6
Investment debt	—	—	936.8	3,019.3	—	3,956.1

Total liabilities	15.8	1,137.1	1,095.6	3,067.5	—	5,316.0

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,048.0	1,063.8	2,073.2	1,171.6	(4,308.6)	1,048.0
Noncontrolling interests	—	—	—	1,295.1	—	1,295.1

Total equity	1,048.0	1,063.8	2,073.2	2,466.7	(4,308.6)	2,343.1

Total liabilities and equity	1,063.8	2,200.9	3,168.8	5,534.2	(4,308.6)	7,659.1

Condensed Consolidating Balance Sheet as of December 31, 2015

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Assets
Cash and cash equivalents	—	80.2	37.0	65.4	—	182.6
Cash held by consolidated investments	—	—	—	549.0	—	549.0
Accounts receivable	—	—	30.2	24.5	—	54.7
Loan purchases and originations	—	79.4	12.2	245.9	(37.8)	299.7
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,017.5	4,780.0	—	5,797.5
Unconsolidated investments	—	14.6	292.6	137.7	—	444.9
Investments in and advances to consolidated subsidiaries	1,148.0	1,898.9	1,185.4	0.2	(4,232.5)	—
Other assets	—	3.9	30.2	233.1	—	267.2

Total assets	1,148.0	2,077.0	2,605.1	6,035.8	(4,270.3)	7,595.6

Liabilities
Accounts Payable	—	0.5	2.5	19.2	—	22.2
Accrued expenses and other liabilities	14.0	239.7	118.8	19.5	—	392.0
Senior notes payable	—	688.8	—	—	—	688.8
Investment debt	—	—	584.9	3,080.4	(37.8)	3,627.5
Line of credit	—	—	—	—	—	—

Total liabilities	14.0	929.0	706.2	3,119.1	(37.8)	4,730.5

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,134.0	1,148.0	1,898.9	1,185.4	(4,232.5)	1,133.8
Noncontrolling interests	—	—	—	1,731.3	—	1,731.3

Total equity	1,134.0	1,148.0	1,898.9	2,916.7	(4,232.5)	2,865.1

Total liabilities and equity	1,148.0	2,077.0	2,605.1	6,035.8	(4,270.3)	7,595.6

Consolidating Statement of Operations for the year ended December 31, 2016

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Revenue
Rental	—	—	114.0	371.9	—	485.9
Hotel	—	—	—	116.2	—	116.2
Sale of real estate	—	—	12.2	17.1	—	29.3
Investment management, property services, and research fees	—	—	53.7	5.7	—	59.4
Loan purchases, loan originations, and other	—	0.1	1.1	11.4	—	12.6

Total revenue	—	0.1	181.0	522.3	—	703.4

Operating expenses
Rental operating	—	—	48.7	86.7	—	135.4
Hotel operating	—	—	—	96.3	—	96.3
Cost of real estate sold	—	—	9.6	12.5	—	22.1
Commission and marketing	—	—	7.3	0.7	—	8.0
Compensation and related	65.1	66.4	47.5	7.5	—	186.5
General and administrative	—	15.9	16.3	13.2	—	45.4
Depreciation and amortization	—	1.3	39.5	157.4	—	198.2

Total operating expenses	65.1	83.6	168.9	374.3	—	691.9
Income from unconsolidated investments	—	5.6	64.0	57.0	—	126.6
Income (loss) from consolidated subsidiaries	141.6	285.1	204.9	—	(631.6)	—

Operating income (loss)	76.5	207.2	281.0	205.0	(631.6)	138.1
Non-operating income (expense)
Acquisition-related gains	—	—	7.6	8.6	—	16.2
Acquisition-related expenses	—	—	(2.3)	(7.2)	—	(9.5)
Interest expense - corporate	—	(54.2)	—	—	—	(54.2)
Interest expense - investment	—	—	(25.4)	(112.0)	—	(137.4)
Loss on early extinguishment of corporate debt	—	—	—	—	—	—
Gain on sale of real estate	—	—	19.6	111.1	—	130.7
Other (expense) income	—	7.7	(2.7)	1.6	—	6.6

Income (loss) before provision from income taxes	76.5	160.7	277.8	207.1	(631.6)	90.5
Provision for income taxes	—	(19.1)	7.3	(2.2)	—	(14.0)

Net income (loss)	76.5	141.6	285.1	204.9	(631.6)	76.5
Net loss attributable to the noncontrolling interests	—	—	—	(70.9)	—	(70.9)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	76.5	141.6	285.1	134.0	(631.6)	5.6
Preferred dividends and accretion of preferred stock issuance costs	(2.8)	—	—	—	—	(2.8)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	73.7	141.6	285.1	134.0	(631.6)	2.8

Consolidating Statement of Operations for the year ended December 31, 2015

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Revenue
Rental	—	—	65.4	339.4	—	404.8
Hotel	—	—	—	106.4	—	106.4
Sale of real estate	—	—	—	3.7	—	3.7
Investment management, property services, and research fees	—	—	66.1	3.2	—	69.3
Loan purchases, loan originations, and other	—	0.1	1.2	18.2	—	19.5

Total revenue	—	0.1	132.7	470.9	—	603.7

Operating expenses
Rental operating	—	—	25.3	82.7	—	108.0
Hotel operating	—	—	—	89.9	—	89.9
Cost of real estate sold	—	—	—	2.6	—	2.6
Commission and marketing	—	1.6	4.6	1.1	—	7.3
Compensation and related	30.8	50.1	65.4	8.5	—	154.8
General and administrative	—	15.0	16.7	12.1	—	43.8
Depreciation and amortization	—	0.8	20.8	144.7	—	166.3

Total operating expenses	30.8	67.5	132.8	341.6	—	572.7
Income from unconsolidated investments	—	0.4	79.3	17.7	—	97.4
Income (loss) from consolidated subsidiaries	89.8	220.1	95.9	—	(405.8)	—

Operating income (loss)	59.0	153.1	175.1	147.0	(405.8)	128.4
Non-operating income (expense)
Gain on sale of real estate	—	—	0.1	72.3	—	72.4
Acquisition-related gains	—	—	70.0	38.1	—	108.1
Acquisition-related expenses	—	(0.8)	(0.7)	(35.8)	—	(37.3)
Interest expense - corporate	—	(46.9)	—	—	—	(46.9)
Interest expense - investment	—	—	(15.8)	(93.0)	—	(108.8)
Loss on early extinguishment of corporate debt	—	(1.0)	—	—	—	(1.0)
Other (expense) income	—	1.0	(1.7)	(1.8)	—	(2.5)

Income (loss) before benefit from income taxes	59.0	105.4	227.0	126.8	(405.8)	112.4
Provision for income taxes	—	(15.6)	(6.9)	(30.9)	—	(53.4)

Net income (loss)	59.0	89.8	220.1	95.9	(405.8)	59.0
Net income attributable to the noncontrolling interests	—	—	—	15.7	—	15.7

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc.	59.0	89.8	220.1	111.6	(405.8)	74.7
Preferred dividends and accretion of preferred stock issuance costs	(3.6)	—	—	—	—	(3.6)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc. common shareholders	55.4	89.8	220.1	111.6	(405.8)	71.1

Consolidating Statement of Operations for the year ended December 31, 2014

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries[1]	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Revenue
Rental	—	—	20.4	186.5	—	206.9
Hotel	—	—	—	63.3	—	63.3
Sale of real estate	—	—	0.7	27.7	—	28.4
Investment management, property services, and research fees	—	—	78.9	3.7	—	82.6
Loan purchases, loan originations, and other	—	0.1	2.0	15.3	—	17.4

Total revenue	—	0.1	102.0	296.5	—	398.6

Operating expenses
Rental operating	—	—	—	59.3	—	59.3
Hotel operating	—	—	—	57.1	—	57.1
Cost of real estate sold	—	—	0.7	20.0	—	20.7
Commission and marketing	—	—	4.4	1.2	—	5.6
Compensation and related	15.9	52.8	38.1	7.0	—	113.8
General and administrative	—	12.4	15.8	13.9	—	42.1
Depreciation and amortization	—	0.9	12.2	91.4	—	104.5

Total operating expenses	15.9	66.1	71.2	249.9	—	403.1
Income (loss) from unconsolidated investments	—	3.4	39.0	11.8	—	54.2
Income (loss) from consolidated subsidiaries	106.0	278.4	215.5	—	(599.9)	—

Operating income	90.1	215.8	285.3	58.4	(599.9)	49.7
Non-operating income (expense)
Acquisition-related gains	—	(7.0)	3.7	221.4	—	218.1
Acquisition-related expenses	—	—	(2.3)	(17.4)	—	(19.7)
Interest expense - corporate	—	(56.3)	—	(0.8)	—	(57.1)
Loss on early extinguishment of corporate - debt	—	(27.3)	—	—	—	(27.3)
Interest expense - investment	—	—	(6.8)	(39.5)	—	(46.3)
Other income (expense)	—	0.2	1.5	3.4	—	5.1

Income before (provision for) benefit from income taxes	90.1	125.4	281.4	225.5	(599.9)	122.5
(Provision for) benefit from income taxes	—	(19.4)	(3.0)	(10.0)	—	(32.4)

Net income (loss)	90.1	106.0	278.4	215.5	(599.9)	90.1
Net income attributable to the noncontrolling interests	—	—	—	(68.2)	—	(68.2)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc.	90.1	106.0	278.4	147.3	(599.9)	21.9
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	—	—	—	—	(8.1)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc. common shareholders	82.0	106.0	278.4	147.3	(599.9)	13.8

Consolidated Statement of Comprehensive Income for the year ended December 31, 2016

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Net income (loss)
Other comprehensive income (loss), net of tax:	76.5	141.6	285.1	204.9	(631.6)	76.5
Unrealized gain (loss) on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Unrealized foreign currency translation gain (loss)	(164.1)	(164.1)	(23.1)	(161.9)	349.1	(164.1)
Amounts reclassified from accumulated other comprehensive income	3.4	3.4	—	3.4	(6.8)	3.4
Unrealized forward contract forward currency gain (loss)	(100.1)	(100.1)	21.3	(121.4)	200.2	(100.1)

Total other comprehensive income (loss) for the period	(260.7)	(260.7)	(1.8)	(279.9)	542.4	(260.7)

Comprehensive income (loss)	(184.2)	(119.1)	283.3	(75.0)	(89.2)	(184.2)
Comprehensive income attributable to noncontrolling interests	—	—	—	166.3	—	166.3

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	(184.2)	(119.1)	283.3	91.3	(89.2)	(17.9)

Consolidated Statement of Comprehensive Income for the year ended December 31, 2015

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Net income (loss)	59.0	89.8	220.1	95.9	(405.8)	59.0

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Unrealized foreign currency translation gain (loss)	(138.3)	(138.3)	(13.6)	(29.6)	181.5	(138.3)
Amounts reclassified from accumulated other comprehensive income	9.7	9.7	(0.6)	10.3	(19.4)	9.7
Unrealized forward contract forward currency gain (loss)	6.3	6.3	11.5	(5.2)	(12.6)	6.3

Total other comprehensive income (loss) for the period	(122.2)	(122.2)	(2.7)	(24.5)	149.4	(122.2)

Comprehensive income (loss)	(63.2)	(32.4)	217.4	71.4	(256.4)	(63.2)
Comprehensive income attributable to noncontrolling interests	—	—	—	118.4	—	118.4
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	(63.2)	(32.4)	217.4	189.8	(256.4)	55.2

Consolidated Statement of Comprehensive Income for the year ended December 31, 2014

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Elimination	Consolidated Total
(Dollars in millions)	$	$	$	$	$	$
Net income (loss)	90.1	106.0	278.4	215.5	(599.9)	90.1

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(0.2)	(0.2)	—	—	0.2	(0.2)
Unrealized foreign currency translation gain (loss)	(46.4)	(46.4)	1.9	(41.0)	85.5	(46.4)
Amounts reclassified from accumulated other comprehensive income	(7.1)	(7.1)	1.2	(8.3)	14.2	(7.1)
Unrealized forward contract forward currency gain (loss)	16.3	16.3	4.9	15.2	(36.4)	16.3

Total other comprehensive income (loss) for the period	(37.4)	(37.4)	8.0	(34.1)	63.5	(37.4)

Comprehensive income (loss)	52.7	68.6	286.4	181.4	(536.4)	52.7
Comprehensive income attributable to noncontrolling interests	—	—	—	(15.6)	—	(15.6)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	52.7	68.6	286.4	165.8	(536.4)	37.1

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2016

	Parent	Kennedy- Wilson, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidated Total
(Dollars in millions)	$	$	$	$	$
Net cash provided by operating activities	(0.2)	(207.9)	102.2	208.8	102.9
Cash flows from investing activities:
Additions to loans	—	(11.6)	(4.5)	—	(16.1)
Collections of loans	—	6.6	4.9	135.4	146.9
Nonrefundable escrow deposits	—	—	—	—	—
Net proceeds from sale of real estate	—	—	109.2	430.9	540.1
Purchases of and additions to real estate	—	—	(404.2)	(545.4)	(949.6)
Investment in marketable securities	—	—	(3.2)	—	(3.2)
Proceeds from sale of marketable securities	—	—	—	—	—
Investing distributions from unconsolidated investments	—		54.5	35.1	89.6
Contributions to unconsolidated investments	—	(1.0)	(104.4)	(19.5)	(124.9)
Proceeds from settlement of foreign currency derivative contracts	—	38.6	—	—	38.6
Purchases of foreign currency derivative contracts	—	(8.1)	—	—	(8.1)
(Investments in) distributions from consolidated subsidiaries, net	129.8	(36.9)	(95.4)	2.5	—

Net cash (used in) provided by investing activities	129.8	(12.4)	(443.1)	39.0	(286.7)
Cash flow from financing activities:
Borrowings under senior notes payable	—	250.0	—	—	250.0
Borrowings under lines of credit	—	125.0	—	—	125.0
Repayment of lines of credit	—	(125.0)	—	—	(125.0)
Borrowings under investment debt	—	—	530.9	658.8	1,189.7
Repayment of investment debt	—	—	(179.5)	(428.6)	(608.1)
Debt issue costs	—	(3.9)	(2.1)	(4.8)	(10.8)
Issuance of common stock	—	—	—	—	—
Repurchase of common stock	(64.8)	—	—	—	(64.8)
Dividends paid	(64.8)	—	—	—	(64.8)
Acquisitions of noncontrolling interests	—	—	—	(196.9)	(196.9)
Contributions from noncontrolling interests	—	—	—	42.1	42.1
Distributions to noncontrolling interests	—	—	—	(116.6)	(116.6)

Net cash provided by (used in) financing activities	(129.6)	246.1	349.3	(46.0)	419.8
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(81.9)	(81.9)

Net change in cash and cash equivalents	—	25.8	8.4	119.9	154.1
Cash and cash equivalents, beginning of year	—	80.2	37.0	614.4	731.6

Cash and cash equivalents, end of year	—	106.0	45.4	734.3	885.7

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2015

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash (used in) provided by operating activities:	5.3	67.4	105.4	0.1	178.2
Cash flows from investing activities:
Additions to loans	—	(41.0)	—	(194.8)	(235.8)
Collections of loans	—	—	8.8	19.0	27.8
Net proceeds from sale of real estate	—	—	—	622.6	622.6
Purchases of and additions to real estate	—	—	(220.3)	(1,707.3)	(1,927.6)
Nonrefundable escrow deposits	—	—	—	(3.8)	(3.8)
Investment in marketable securities	—	—	(5.0)	—	(5.0)
Proceeds from sale of marketable securities	—	—	6.2	—	6.2
Investing distributions from unconsolidated investments	—		83.1	96.9	180.0
Contributions to unconsolidated investments	—	(2.9)	(81.5)	(99.9)	(184.3)
Proceeds from settlement of foreign currency derivative contracts	—	23.4	—	18.1	41.5
Purchases of foreign currency derivative contracts	—	(3.6)	—	(1.6)	(5.2)
(Investments in) distributions from consolidated subsidiaries, net	(157.1)	128.4	(40.0)	68.7	—

Net cash (used in) provided by investing activities	(157.1)	104.3	(248.7)	(1,182.1)	(1,483.6)
Cash flow from financing activities:
Borrowings under senior notes payable	—	—	—	—	—
Repayment of senior notes payable	—	—	—	—	—
Repayments of junior subordinated debt	—	—	—	—	—
Borrowings under lines of credit	—	95.0	—	—	95.0
Repayment of lines of credit	—	(220.0)	—	—	(220.0)
Borrowings under investment debt	—	—	168.1	1,919.8	2,087.9
Repayment of investment debt	—	—	(7.4)	(673.7)	(681.1)
Debt issue costs	—	(4.7)	(1.4)	(15.6)	(21.7)
Issuance of common stock	215.0	—	—	—	215.0
Repurchase of common stock	(11.4)	—	—	—	(11.4)
Proceeds from issuance of KWE shares, net	—	—	—	—	—
Dividends paid	(51.8)	—	—	—	(51.8)
Acquisitions of noncontrolling interests	—	—	—	(68.4)	(68.4)
Contributions from noncontrolling interests	—	—	—	14.5	14.5
Distributions from noncontrolling interests	—	—	—	(239.2)	(239.2)

Net cash provided by financing activities	151.8	(129.7)	159.3	937.4	1,118.8
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(19.5)	(19.5)

Net change in cash and cash equivalents	—	42.0	16.0	(264.1)	(206.1)
Cash and cash equivalents, beginning of year	—	38.2	21.0	878.5	937.7

Cash and cash equivalents, end of year	—	80.2	37.0	614.4	731.6

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash provided by (used in) operating activities:	(1.0)	(203.8)	125.1	177.8	98.1
Cash flows from investing activities:
Additions to loans	—	—	(10.7)	(526.1)	(536.8)
Settlements of loans	—	—	15.1	80.8	95.9
Net proceeds from sale of real estate	—	—	—	24.7	24.7
Purchases of and additions to real estate	—	(0.6)	(141.5)	(1,820.1)	(1,962.2)
Nonrefundable escrow deposits	—	—	—	(47.7)	(47.7)
Investment in marketable securities	—	—	(11.5)	—	(11.5)
Proceeds from sale of marketable securities	—	—	8.6	—	8.6
Distributions from unconsolidated investments	—	0.3	52.1	59.4	111.8
Contributions to unconsolidated investments	—	(2.0)	(70.8)	(94.9)	(167.7)
Proceeds from settlement of foreign currency derivative contracts	—	—	—	14.4	14.4
Purchases of foreign currency derivative contracts	—	—	—	(2.7)	(2.7)
(Investments in) distributions from consolidated subsidiaries, net	(142.5)	(172.8)	(89.7)	405.0	—

Net cash (used in) provided by investing activities	(142.5)	(175.1)	(248.4)	(1,907.2)	(2,473.2)
Cash flow from financing activities:
Borrowings under notes payable	—	647.2	—	—	647.2
Repayment of notes payable	—	(350.0)	—	—	(350.0)
Repayments of junior subordinated debt	—	(40.0)	—	—	(40.0)
Borrowings under lines of credit	—	215.0	—	—	215.0
Repayment of lines of credit	—	(90.0)	—	—	(90.0)
Borrowings under investment debt	—	—	68.8	1,215.0	1,283.8
Repayment of investment debt	—	—	(0.7)	(345.1)	(345.8)
Debt issuance costs	—	(13.3)	(1.0)	(24.4)	(38.7)
Issuance of common stock	190.6	—	—	—	190.6
Repurchase of common stock	(8.2)	—	—	—	(8.2)
Proceeds from issuance of KWE Shares, net	—	—	—	1,827.2	1,827.2
Dividends paid	(38.9)	—	—	—	(38.9)
Acquisitions of noncontrolling interests	—	—	—	(51.0)	(51.0)
Contributions from noncontrolling interests	—	—	—	19.9	19.9
Distributions from noncontrolling interests	—	—	—	(57.7)	(57.7)

Net cash provided by (used in) financing activities	143.5	368.9	67.1	2,583.9	3,163.4
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(28.8)	(28.8)
Net change in cash and cash equivalents	—	(10.0)	(56.2)	825.7	759.5
Cash and cash equivalents, beginning of year	—	48.2	77.2	52.8	178.2

Cash and cash equivalents, end of year	—	38.2	21.0	878.5	937.7

NOTE 20 - UNAUDITED QUARTERLY INFORMATION

(Dollars in millions, except earnings per share amounts) Year ended December 31, 2016	Fourth Quarter $	Third Quarter $	Second Quarter $	First Quarter $
Revenues	180.4	174.3	176.5	172.2
Operating expenses	194.3	166.1	168.6	162.9
Income from unconsolidated investments	67.3	31.7	8.4	19.2

Operating income	53.4	39.9	16.3	28.5
Non-operating (expenses) income	3.7	(21.3)	(22.4)	(7.6)

Income (loss) before provision for income taxes	57.1	18.6	(6.1)	20.9
(Provision for) benefit from income taxes	(11.9)	(5.5)	3.9	(0.5)

Net income (loss)	45.2	13.1	(2.2)	20.4
Net (income) loss attributable to noncontrolling interests	(29.6)	(15.1)	1.1	(27.3)
Preferred stock dividends and accretion of issuance costs	(1.2)	(0.5)	(0.5)	(0.6)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	14.4	(2.5)	(1.6)	(7.5)

Basic (loss) earnings per share	0.13	(0.03)	(0.02)	(0.07)
Diluted (loss) earnings per share	0.13	(0.03)	(0.02)	(0.07)

(Dollars in millions, except earnings per share amounts) Year ended December 31, 2015	Fourth Quarter $	Third Quarter $	Second Quarter $	First Quarter $
Revenues	166.3	159.2	140.5	137.7
Operating expenses	164.9	144.5	141.9	121.4
Income from unconsolidated investments	53.3	15.9	17.0	11.2

Operating income (loss)	54.7	30.6	15.6	27.5
Non-operating (expenses) income	(5.5)	(21.0)	50.4	(39.9)

Income (loss) before provision for income taxes	49.2	9.6	66.0	(12.4)
(Provision for) benefit from income taxes	(20.9)	(4.5)	(36.1)	8.1

Net income (loss)	28.3	5.1	29.9	(4.3)
Net (income) loss attributable to noncontrolling interests	0.7	10.3	1.9	2.8
Preferred stock dividends and accretion of issuance costs	(0.5)	(0.5)	(0.6)	(2.0)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	28.5	14.9	31.2	(3.5)

Basic (loss) earnings per share	0.25	0.13	0.29	(0.05)
Diluted (loss) earnings per share	0.25	0.13	0.27	(0.05)

NOTE 21 - SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date these financial statements were issued. The Company concluded that no subsequent events have occurred that would require disclosure in the consolidated financial statements.

KW AUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER, 31 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kennedy-Wilson Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules III to IV. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, the Company changed its method for reporting discontinued operations in 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Kennedy-Wilson Holdings, Inc.’s internal control over financial reporting as of December 31 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 29, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California

February 29, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kennedy-Wilson Holdings, Inc.:

We have audited Kennedy-Wilson Holdings, Inc.’s (the Company) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Kennedy-Wilson Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Kennedy-Wilson Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015 as well as the financial statement schedules III and IV, and our report dated February 29, 2016 expressed an unqualified opinion on those consolidated financial statements and schedules.

/s/ KPMG LLP

Los Angeles, California

February 29, 2016

Consolidated Balance Sheets

	December 31,
(Dollars in millions)	2015 $	2014 $
Assets
Cash and cash equivalents	182.6	174.6
Cash held by consolidated investments	549.0	763.1
Accounts receivable (including $22.9 and $18.0 of related party)	54.7	55.6
Loan purchases and originations (including $0 and $0 of related party)	299.7	313.4
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	5,797.5	4,228.1
Unconsolidated investments ($212.8 and $85.9, respectively, accounted for at fair value)	444.9	492.2
Other assets	311.7	305.1

Total assets	7,640.1	6,332.1

Liabilities
Accounts payable	22.2	11.7
Accrued expenses and other liabilities	392.0	253.2
Investment debt	3,658.2	2,195.9
Senior notes payable	702.6	702.4
Line of Credit	—	125.0

Total liabilities	4,775.0	3,288.2

Equity
Cumulative preferred stock, $0.0001 par value: 1,000,000 shares authorized $1,000 per share liquidation preference	—	—
Common stock, 114,533,581 and 96,091,446 shares issued outstanding as of December 31, 2015 and December 31, 2014	—	—
Additional paid-in capital	1,225.7	991.3
Accumulated deficit	(44.2)	(62.0)
Accumulated other comprehensive loss	(47.7)	(28.2)

Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,133.8	901.1
Noncontrolling interests	1,731.3	2,142.8
Total equity	2,865.1	3,043.9

Total liabilities and equity	7,640.1	6,332.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31
	2015	2014	2013
(Dollars in millions, except per share data)	$	$	$
Revenue
Rental	404.8	206.9	40.3
Hotel	106.4	63.3	2.7
Sale of real estate	3.7	28.4	10.1
Investment management, property services, and research fees (includes $37.8, $57.4, and $46.0 million of related party fees, respectively)	69.3	82.6	68.1
Loan purchases, loan originations, and other	19.5	17.4	1.9

Total revenue	603.7	398.6	123.1
Operating expenses
Rental operating	108.0	59.3	16.7
Hotel operating	89.9	57.1	2.2
Cost of real estate sold	2.6	20.7	7.9
Commission and marketing	7.3	5.6	3.6
Compensation and related	154.8	113.8	76.7
General and administrative	43.8	42.1	24.6
Depreciation and amortization	166.3	104.5	17.4

Total operating expenses	572.7	403.1	149.1
Income from unconsolidated investments	97.4	54.2	41.4

Operating income	128.4	49.7	15.4
Non-operating income (expense)
Gain on sale of real estate	72.4	—	—
Acquisition-related gains	108.1	218.1	56.6
Acquisition-related expenses	(37.3)	(19.7)	(1.6)
Interest expense—investment	(108.8)	(46.3)	(11.8)
Interest expense—corporate	(46.9)	(57.1)	(39.9)
Loss on early extinguishment of corporate debt	(1.0)	(27.3)	—
Other (expense) income	(2.5)	5.1	(1.9)

Income before provision for income taxes	112.4	122.5	16.8
Provision for income taxes	(53.4)	(32.4)	(2.9)

Net income	59.0	90.1	13.9
Net loss (income) attributable to the noncontrolling interests	15.7	(68.2)	(20.3)
Preferred stock dividends and accretion of issuance costs	(3.6)	(8.1)	(8.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	71.1	13.8	(14.5)

Basic Earnings per share
Income (loss) per basic	0.66	0.14	(0.21)
Weighted average shares outstanding for basic	103,261,513	89,200,855	71,159,919
Diluted Earnings per share
Income (loss) per diluted	0.66	0.14	(0.21)
Weighted average shares outstanding for diluted	109,553,728	91,555,214	71,159,919
Dividends declared per common share	0.48	0.36	0.28

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2015	2014	2013
(Dollars in millions)	$	$	$
Net income	59.0	90.1	13.9
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	0.1	(0.2)	—
Unrealized foreign currency translation loss	(138.3)	(46.4)	(9.3)
Amounts reclassified from accumulated other comprehensive income	9.7	(7.1)	2.8
Unrealized foreign currency derivative contracts gain	6.3	16.3	3.1

Total other comprehensive loss for the period	(122.2)	(37.4)	(3.4)

Comprehensive (loss) income	(63.2)	52.7	10.5
Comprehensive loss (income) attributable to noncontrolling interests	118.4	(15.6)	(20.3)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	55.2	37.1	(9.8)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Equity

	Preferred Stock		Common Stock
							Accumulated
(Dollars in millions,	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income	Treasury Stock	Noncontrolling Interests	Total
except share amounts)		$		$	$	$	$	$	$	$
Balance at 1/1/2013	132,550	—	63,772,598	—	512.8	(5.9)	12.6	(9.8)	9.1	518.8
Exercise of warrants into common shares	—	—	1,771,862	—	15.4	—	—	—	—	15.4
Repurchase of 427,332 warrants	—	—	—	—	(1.4)	—	—	—	—	(1.4)
Issuance of 17,250,000 shares of common stock	—	—	17,250,000	—	275.9	—	—	—	—	275.9
Retirement of common shares held in treasury	—	—	—	—	(9.8)	—	—	9.8	—	—
Issuance of 136,600 shares of common stock under amended and restated equity participation plan net of 146,638 shares forfeited	—	—	(10,038)	—	—	—	—	—	—	—
Shares retired due to RSG Vesting	—	—	(191,815)	—	(3.8)	—	—	—	—	(3.8)
Stock compensation expense	—	—	—	—	7.5	—	—	—	—	7.5
RSG plan modification	—	—	—	—	4.7	—	—	—	—	4.7
Other comprehensive income (loss):
Unrealised foreign currency translation loss, net of tax of $4.4	—	—	—	—	—	—	(6.5)	—	—	(6.5)
Unrealised foreign currency derivative contract gain, net of tax of $2.1	—	—	—	—	—	—	3.1	—	—	3.1
Preferred stock dividends	—	—	—	—	—	(8.1)	—	—	—	(8.1)
Common stock dividends	—	—	—	—	—	(21.8)	—	—	—	(21.8)
Net income	—	—	—	—	—	(6.4)	—	—	20.3	13.9
Consolidation of noncontrolling interests (Note 4)	—	—	—	—	—	—	—	—	20.3	20.3
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	1.4	1.4
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(0.5)	(0.5)

Balance, December 31, 2013	132,550	—	82,592,607	—	801.3	(42.2)	9.2	—	50.6	818.9
Issuance of shares, net	—	—	9,201,250	—	190.6	—	—	—	—	190.6
Shares granted	—	—	3,147,500	—	—	—	—	—	—	—
Exercise of Warrants into Common	—	—	1,472,146	—	—	—	—	—	—	—
Shares forfeited	—	—	(2,475)	—	—	—	—	—	—	—
Shares retired due to RSG Vesting	—	—	(319,582)	—	(8.1)	—	—	—	—	(8.1)
Stock based compensation	—	—	—	—	15.8	—	—	—	—	15.8
Other comprehensive income (loss)
Unrealised foreign currency translation loss, net of tax	—	—	—	—	—	—	(46.7)	—	(94.4)	(141.1)
Unrealised foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	9.5	—	10.6	20.1
Unrealised losses on marketable securities, net of tax	—	—	—	—	—	—	(0.2)	—	—	(0.2)

	Preferred Stock		Common Stock
							Accumulated
(Dollars in millions,	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income	Treasury Stock	Noncontrolling Interests	Total
except share amounts)	$			$	$	$	$	$	$	$
Preferred stock dividends	—	—	—	—	—	(8.1)	—	—	—	(8.1)
Common stock dividends	—	—	—	—	—	(33.6)	—	—	—	(33.6)
Net income (loss)	—	—	—	—	—	21.9	—	—	68.2	90.1
Consolidation of noncontrolling interests	—	—	—	—	—	—	—	—	291.8	291.8
Issuance of KWE shares, net	—	—	—	(8.3)	—	—	—	—	1,893.9	1,885.6

Consolidated Statements of Equity

	Preferred Stock		Common Stock
						Retained	Accumulated
					Additional	Earnings	Other
					Paid-in	(Accumulated	Comprehensive	Treasury	Noncontrolling
(Dollars in millions,	Shares	Amount	Shares	Amount	Capital	Deficit)	Income	Stock	Interests	Total
except share amounts)	$			$	$	$	$	$	$	$
Acquisition of Kennedy Wilson Europe (KWE) shares from noncontrolling interest holders	—	—	—	—	—	—	—	(51.1)	—	(51.1)
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	—	—	30.9		30.9
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(57.7)

Balance, December 31, 2014	132,550	—	96,091,446	—	991.3	(62.0)	(28.2)	—	2,142.8	3,043.9
Issuance of 8,625,000 shares, net	—	—	8,625,000	—	215.0	—	—	—	—	215.0
Shares forfeited	—	—	(57,148)	—	—	—	—	—	—	—
RSG Grants	—	—	1,754,750	—	—	—	—	—	—	—
Shares retired due to RSG Vesting	—	—	(435,415)	—	(11.4)	—	—	—	—	(11.4)
Conversion of preferred stock to common stock	(100,000)	— 8,554,948		—		—	—	—	—
Stock based compensation	—	—	—	—	30.8	—	—	—	—	30.8
Other comprehensive income (loss)
Unrealised foreign currency translation loss, net of tax	—	—	—	—	—	—	(27.5)	—	(92.0)	(119.5)
Unrealised foreign currency derivative contract gain (loss), net of tax	—	—	—	—	—	—	8.0	—	(10.7)	(2.7)
Preferred stock dividends	—	—	—	—	—	(3.6)	—	—	—	(3.6)
Common stock dividends	—	—	—	—	—	(53.3)	—	—	—	(53.3)
Net income (loss)	—	—	—	—	—	74.7	—		—	59.0
Acquisition of Kennedy Wilson Europe (KWE) shares from noncontrolling interest holders	—	—	—	—	—	—	—	—	(15.7)	(68.4)
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	—	—	—	(68.4)	14.5
Distributions to noncontrolling interests	—	—	—	—	—	—	—			(239.2)

Balance, December 31, 2015	32,550	—	114,533,581	—	1,225.7	(44.2)	(47.7)	—	1,731.3	2,865.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2015	2014	2013
(Dollars in millions)	$	$	$
Cash flows from operating activities:
Net income	59.0	90.1	13.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net gain from sale of real estate	(70.7)	(7.7)	(2.7)
Acquisition-related gains	(108.1)	(218.1)	(56.6
Depreciation and amortization	166.3	104.5	17.4
Provision for deferred income taxes	24.4	28.2	2.7
Amortization of deferred loan costs	8.2	4.1	2.2
Amortization of discount and accretion of premium on issuance of the senior notes payable	(8.6)	(14.5)	(1.2)
Unrealized net losses on derivatives	3.4	2.3	—
Income from unconsolidated investments	(106.1)	(55.1)	(42.2)
Stock compensation expense	30.8	15.8	7.5
Operating distributions from unconsolidated investments	88.5	88.8	67.7
Change in assets and liabilities:
Accounts receivable	2.0	(28.6)	10.7
Other assets	(14.2)	(23.1)	(1.4)
Accrued expenses and other liabilities	103.3	111.4	13.3

Net cash provided by operating activities	178.2	98.1	31.3

Cash flows from investing activities:
Additions to loans	(235.8)	(536.8)	(61.7)
Collections of loans	27.8	95.9	46.0
Sale of participation interests	—	—	6.6
Capitalized development costs	—	—	(1.4)
Nonrefundable escrow deposits	(3.8)	(47.7)	(4.0)
Net proceeds from sale of real estate	622.6	24.7	10.1
Purchases of and additions to real estate	(1,927.6)	(1,962.2)	(168.5)
Investment in marketable securities	(5.0)	(11.5)	(3.7)
Short-term investments	—	—	10.0
Proceeds from sale of marketable securities	6.2	8.6	—
Investing distributions from unconsolidated investments	180.0	111.8	175.4
Contributions to unconsolidated investments	(184.3)	(167.7)	(357.6)
Proceeds from settlement of foreign currency derivative contracts	41.5	14.4	—
Purchases of foreign currency derivative contracts	(5.2)	(2.7)	—

Net cash used in investing activities	(1,483.6)	(2,473.2)	(348.8)

Cash flow from financing activities:
Borrowings under senior notes payable	—	647.2	—
Repayment of senior notes payable	—	(350.0)	—
Repayments of junior subordinated debt	—	(40.0)	—
Borrowings under lines of credit	95.0	215.0	125.0
Repayment of lines of credit	(220.0)	(90.0)	(125.0)
Borrowings under investment debt	2,087.9	1,283.8	112.5
Repayment of investment debt	(681.1)	(345.8)	(1.7)
Debt issue costs	(21.7)	(38.7)	(2.2)
Issuance of common stock	215.0	190.6	275.9
Repurchase of common stock	(11.4)	(8.2)	(3.8)
Repurchase of warrants	—	—	(1.4)
Exercise of warrants	—	—	15.4
Proceeds from the issuance of KWE shares, net	—	1,827.2	—

	Year ended December 31,
	2015	2014	2013
(Dollars in millions)	$	$	$
Dividends paid	(51.8)	(38.9)	(24.1)
Acquisition of noncontrolling interests	(68.4)	(51.0)	—
Contributions from noncontrolling interests	14.5	19.9	1.4
Distributions to noncontrolling interests	(239.2)	(57.7)	(0.6)

Net cash provided by financing activities	1,118.8	3,163.4	371.4
Effect of currency exchange rate changes on cash and cash equivalents	(19.5)	(28.8)	3.4

Net change in cash and cash equivalents	(206.1)	759.5	57.3
Cash and cash equivalents, beginning of year	937.7	178.2	120.9

Cash and cash equivalents, end of year	731.6	937.7	178.2

See accompanying notes to consolidated financial statements.

Supplemental disclosure of non-cash investing and financing activities:

On May 19, 2015, all 100,000 outstanding shares of the Series A Preferred Stock were mandatorily converted into an aggregate of 8,554,948 shares of the Company’s common stock, $0.0001 par value per share, based on a conversion price of approximately $11.69 per share of Common Stock.

During the year ended December 31, 2015, KWE foreclosed on four notes secured by office buildings located in Dublin, Ireland and the Company acquired additional equity interests in multifamily and commercial properties in the Western United States that were previously unconsolidated. The assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations. As the fair value of the KW Group’s interests in these properties were in excess of their carrying value of their ownership interest, KW Group recorded acquisition-related gains of $108.1 million. See Note 4 for more detail.

On February 28, 2014, the Kennedy Wilson contributed its 50% interest in an unconsolidated investment which held 14 commercial, retail, and industrial properties portfolio to KWE as part of Kennedy Wilson’s subscription in KWE’s initial public offering.

On March 31, 2014 and June 30, 2014, Kennedy Wilson amended the existing operating agreements governing certain of its investments with certain of its equity partners thereby allowing Kennedy Wilson to gain control of these operating properties. As a result of obtaining control, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations as described in note 4.

During 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4 acre vacant lot in Van Nuys, CA and on the notes secured by the Shelbourne Hotel in Dublin, Ireland. Additionally, Kennedy Wilson increased its ownership in a previously unconsolidated investment in a 750-unit Western US multifamily property from 42% to 87% and amended the existing operating agreement to gain control of the property. As a result of such foreclosures, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value under ASC Topic 805 Business Combinations, as described in note 4.

During the first quarter of 2013, the Company acquired the interest of some of its existing partners in a 615-unit apartment building in Northern California, increasing its ownership from 15% to 94% and obtaining control of the property. In addition, the Company consolidated three retail centers in the Western U.S. (third quarter of 2013) and the Ritz Carlton, Lake Tahoe (fourth quarter of 2013) which the Company had previously accounted for using the equity method. The Company and its equity partners amended the existing operating agreements governing these investments which allowed the Company to gain control of these operating properties. As a result of obtaining control, the Company was required to consolidate the assets and liabilities of these properties at fair value in accordance with Business Combinations guidance as described in note 4.

During 2013, the Company sold a 50% interest in an entity that held a note receivable secured by a shopping center and 107 residential units in the United Kingdom to an institutional investor. As a result of the sale and loss of control, $96.0 million in notes receivable and $78.7 million in mortgage loans were deconsolidated as described in note 3.

Supplemental cash flow information:

(Dollars in millions)	Year ended 31 December
	2015	2014	2013
Supplemental cash flow information:	$	$	$
Cash paid during the year for:
Interest[1]	133.5	98.9	49.7
Income taxes	3.0	0.3	2.3

1	Cash paid for interest includes capitalized interest of $0.2 million, $0.0 million, and $0.8 million for the years ended December 31, 2015, 2014, and 2013.

Notes to Consolidated Financial Statements December 31, 2015, 2014 and 2013

NOTE 1 - ORGANIZATION

Kennedy-Wilson Holdings, Inc. (“KWH,” NYSE: KW), a Delaware corporation, and its wholly owned subsidiaries (collectively the “Company” or “Kennedy Wilson”) and its consolidated subsidiaries (including KWE as defined below), collectively “KW Group”, is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement our investment business, the Company also provides real estate services primarily to financial services clients.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION — The consolidated financial statements include the accounts of KW Group and voting interest entities which it controls. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities (“VIE”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810 – Consolidation and to assess whether it is the primary beneficiary of such entities. In determining whether Kennedy Wilson is the primary beneficiary of a VIE, qualitative and quantitative factors are considered, including, but not limited to: the amount and characteristics of Kennedy Wilson’s investment; the obligation or likelihood for Kennedy Wilson to provide financial support; Kennedy Wilson’s ability to control or significantly influence key decisions for the VIE; and the similarity with and significance to the business activities of Kennedy Wilson. Significant judgments related to these determinations include estimates about the future fair values and performance of real estate held by these VIEs and general market conditions. As of December 31, 2015, Kennedy Wilson has one VIE that is treated as an unconsolidated investment.

Kennedy Wilson Europe Real Estate Plc (“KWE,” LSE: KWE), a Jersey investment company formed to invest in real estate and real estate-related assets in Europe, closed its initial public offering (“IPO”) on the London Stock Exchange during the quarter ended March 31, 2014, raising approximately $1.7 billion in gross proceeds. KWE is externally managed by a wholly-owned subsidiary of Kennedy Wilson incorporated in Jersey pursuant to an investment management agreement. Due to the terms provided in the investment management agreement and Kennedy Wilson’s equity ownership interest in KWE, pursuant to the guidance set forth in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810—Consolidation (“Subtopic 810”), the Company is required to consolidate KWE’s results in its consolidated financial statements. Additionally, the Company invested $145.2 million of cash and contributed $58.3 million of assets acquired by the Company as part of the IPO. KWE completed a follow-on offering during the fourth quarter of 2014 where the Company participated based on its ownership percentage acquiring an additional 4.6 million shares for $75.0 million. Outside of the IPO and follow-on offering, the Company has acquired an additional 6.9 million ordinary shares for $119.3 million and owned approximately 18.2% of KWE’s total issued share capital as of December 31, 2015.

Prior to KWE’s formation and for investments that do not meet KWE’s investment guidelines, the Company has directly invested in 18 properties, five loan pools and a servicing platform in Europe that have total assets of $862.3 million included in the Company’s consolidated balance sheet and $274.2 million of equity as of December 31, 2015. Four of the five loan pools were fully resolved as of December 31, 2015. As of December 31, 2015, the Company’s weighted average ownership in these investments was 62%.

USE OF ESTIMATES — The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates will be reflected in the financial statements in future periods.

REVENUE RECOGNITION — Revenue consists of management and leasing fees (including performance fees), commissions, rental and hotel income, sales of real estate and loan income.

Management fees are primarily comprised of investment management, property services, and research fees. Investment management fees are earned from limited partners of funds, co-investments, or separate accounts and are generally based on a fixed percentage of committed capital or net asset value. Property services fees are earned for managing the operations of real estate assets and are generally based on a fixed percentage of the revenues generated from the respective real estate assets. Research fees are earned from consulting arrangements. These fees are recognized as revenue ratably over the period that the respective services are performed. The Company provides investment management and property services on investments it also has an ownership interest in. These fees are eliminated in consolidation based on the Company’s ownership interest in the underlying investment. During the year ended December 31, 2015, $75.0 million were eliminated in consolidation.

Performance fees or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson’s real estate funds and loan pool participations based on the cumulative performance of the fund and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, Kennedy Wilson calculates the performance fee that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy Wilson to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. Substantially all of the performance fees are recognized in investment management fees and substantially all of the carried interest is recognized in income from unconsolidated investments in our consolidated statements of operations. Total performances fees recognized to date through December 31, 2015 that may be reversed in future periods if there is negative fund performance totaled $18.8 million. Performance fees recognized during the years ended December 31, 2015, 2014, and 2013 were $18.0 million, $8.5 million and $17.5 million and the amounts that have not been received are included in accounts receivable—related parties in the accompanying consolidated balance sheet.

KWE is externally managed by one of the Company’s wholly-owned subsidiaries (“KWE Manager”) pursuant to an investment management agreement in which capacity Kennedy Wilson will be entitled to receive certain management and performance fees. KWE Manager is paid an annual management fee (payable quarterly in arrears) equal to 1% of KWE’s adjusted net asset value (EPRA NAV). The management fee payable to KWE Manager is paid half in cash and half in shares of KWE. KW Manager earned $23.3 million in management fees for the year ended December 31, 2015 which is eliminated in consolidation due to the Company’s consolidation of KWE.

We are also entitled to receive an annual performance fee equal to 20% of the lesser of (i) the excess of the shareholder return for the relevant year (defined as the change in KWE’s adjusted net asset value per ordinary share plus dividends paid) over a 10% annual return hurdle, and (ii) the excess of year-end adjusted net asset value per ordinary share over a “high water mark.” The performance fee is payable in shares of KWE that vest equally over a three-year period. As of December 31, 2015, $43.7 million in such fees have been earned and accrued (not yet paid) by Kennedy Wilson which are also eliminated in consolidation due to the Company’s consolidation of KWE. The final calculation of the performance fee will be completed after the conclusion of KWE’s financial year and such fee will be paid to Kennedy Wilson at that time.

Commissions primarily consist of acquisition fees, auction and real estate sales commissions, leasing commissions, and consulting fees. Acquisition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition price. Acquisition fees are recognized upon the successful completion of an acquisition after all required services have been performed. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Subtopic 605-45, KW Group records commission revenues and expenses on a gross basis. Of the criteria listed in the Subtopic 605-45, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service, has credit risk, and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications. Leasing fees that are payable upon tenant occupancy, payment of rent or other events beyond Kennedy Wilson’s control are recognized upon the occurrence of such events.

Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases. Hotel income is earned when rooms are occupied or goods and services have been delivered or rendered.

Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property. KW Group follows the requirements for profit recognition as set forth by the Sale of Real Estate ASC Subtopic 360-20.

Interest income from investments in loans acquired at a discount are recognized using the effective interest method. Interest income from investments in loans which KW Group originates are recognized at the stated interest rate. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until KW Group is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25. Income is recognized to the extent that cash is received from the loan.

REAL ESTATE ACQUISITIONS — The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred.

The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate are valued, in part, based on third party valuations and management estimates also using an income approach.

UNCONSOLIDATED INVESTMENTS — KW Group has a number of joint venture interests that were formed to acquire, manage, and/or sell real estate and invest in loan pools and discounted loan portfolios. Investments in unconsolidated investments are accounted for under the equity method of accounting as KW Group can exercise significant influence, but does not have the ability to control the unconsolidated investment. An investment in an unconsolidated investment is recorded at its initial investment and is increased or decreased by KW Group’s share of income or loss, plus additional contributions and less distributions. A decline in the value of an unconsolidated investment that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with Equity Method Investments ASC Subtopic 323-10. As of December 31, 2015, the Company also had an investment in one joint venture which is a VIE in which the Company is not the primary beneficiary and therefore accounts for it under the equity method as well.

Profits on the sale of real estate held by unconsolidated investments in which KW Group has continuing involvement are deferred until such time that the continuing involvement has been concluded and all the risks and rewards of ownership have passed to the buyer. Profit on sales to unconsolidated investments in which KWGroup retains an equity ownership interest results in partial sales treatment in accordance with Sale of Real Estate ASC Subtopic 360-20, thus deferring a portion of the gain as a result of KW Group’s continuing ownership percentage in the unconsolidated investment.

Kennedy Wilson records its investments in certain commingled funds it manages and sponsors (“the Funds”) that are investment companies under the Investment Companies ASC Subtopic 946-10, based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings. Kennedy Wilson has retained the specialized accounting for the Funds pursuant to Retention of Specialized Accounting for Investments in Consolidation ASC Subtopic 323-10 in recording its equity in joint venture income from the Funds.

Additionally, Kennedy Wilson elected the fair value option for nine investments in unconsolidated investment entities. Due to the nature of these investments, Kennedy Wilson elected to record these investments at fair value in order to report the value created in the underlying investments in the results of our current operations.

Interest income from investments in loan pool participations are recognized on a level yield basis under the provisions of Loans and Debt Securities Acquired with Deteriorated Credit Quality ASC Subtopic 310-30, where a level yield model is utilized to determine a yield rate which, based upon projected future cash flows, accretes interest income over the estimated holding period. In the event that the present value of those future cash flows is less than net book value, a loss would be immediately recorded. When the future cash flows of a note cannot be reasonably estimated, cash payments are applied to the cost basis of the note until it is fully recovered before any interest income is recognized.

DISTRIBUTIONS FROM UNCONSOLIDATED INVESTMENTS — During the quarter ended March 31, 2013, the Company changed its method of accounting for determining the allocation of cash flows received from unconsolidated investments on its consolidated statement of cash flows from the “cumulative earnings” method to the “look-through” method, both of which are acceptable methods under GAAP. Under the “look-through” approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from unconsolidated investments’ sale of assets), in which case it is reported as an investing activity. The newly adopted method is preferable because it enables KW Group to look to the nature and source of the distribution received and classify it appropriately between operating and investing activities on the statement of cash flows based upon the source, which allows the Company to present financial statements more consistent with accounting principles of consolidation.

FAIR VALUE MEASUREMENTS — KW Group accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis under the provisions of Fair Value Measurements ASC Subtopic 820-10. Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach.

FAIR VALUE OF FINANCIAL INSTRUMENTS — The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

NONCONTROLLING INTERESTS — Noncontrolling interests are reported within equity as a separate component of Kennedy Wilson’s equity in accordance with Noncontrolling Interests in Consolidated Financial Statements ASC Subtopic 810-10. Revenues, expenses, gains, losses, net income or loss, and other comprehensive income are reported in the consolidated statements of operations at the consolidated amounts and net income and comprehensive income attributable to noncontrolling interests are separately stated. Management fees earned by KWE Manager for managing KWE are eliminated in consolidation however the amount attributable to the noncontrolling interest holders of KWE are recognized through net income (loss) attributable to noncontrolling interest holders.

FOREIGN CURRENCIES — The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the Euro, the British pound sterling, and the Japanese yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statements of equity and comprehensive income as a component of accumulated other comprehensive income. The Company hedges its investments in foreign subsidiaries with forward and option contracts as discussed below.

At December 31, 2015, approximately 47% of our investment account is invested through our foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of our operations. In order to manage the effect of these fluctuations, we generally hedge our book equity exposure to foreign currencies through currency forward contracts and options. We typically hedge 50%-100% of the book equity exposure to these foreign currencies.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES — KW Group has derivatives to reduce its exposure to foreign currencies. All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value of cash flow hedges or net investment hedges are recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in the item being hedged until the hedged item affects earnings. Changes in fair value for fair value hedges are recognized in earnings.

GOODWILL — Goodwill results from the difference between the purchase price and the fair value of net assets acquired based upon the purchase method of accounting for business combinations. In accordance with Accounting for Goodwill ASC Subtopic 350-20, goodwill is reviewed for impairment on an annual basis. The Company performs its annual review of impairment at year end and when a triggering event occurs between annual year end reviews. As a result of the evaluation performed as described above, Kennedy Wilson has determined that there was no impairment of goodwill as of December 31, 2015, 2014 and 2013.

CASH AND CASH EQUIVALENTS — Cash and cash equivalents consist of cash and all highly liquid investments purchased with maturities of three months or less. Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts contain balances in excess of the insured limits. KW Group’s operations and financial position are affected by fluctuations in currency exchange rates between the Japanese yen, euro, and British pound sterling against the U.S. Dollar.

LONG-LIVED ASSETS — KW Group reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Impairment of Long-Lived Assets ASC Subtopic 360-10. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.

ACCOUNTS RECEIVABLE — Accounts receivable are recorded at the contractual amount as determined by the underlying agreements and do not bear interest. An allowance for doubtful accounts is provided when KW Group determines there are probable credit losses in KW Group’s existing accounts receivable and is determined based on historical experience. KW Group reviews its accounts receivable for probable credit losses on a quarterly basis. As of December 31, 2015, KW Group had an immaterial allowance for doubtful accounts and during the years ended December 31, 2015 and 2014 had recorded no provision for doubtful accounts.

CONCENTRATION OF CREDIT RISK — Financial instruments that subject KW Group to credit risk consist primarily of accounts and notes receivable, cash equivalents and derivative instruments. Credit risk is generally diversified due to the large number of entities composing KW Group’s customer base and their geographic dispersion throughout the United States, the United Kingdom, Ireland, Spain and Japan. Kennedy Wilson performs ongoing credit evaluations of its customers and debtors.

EARNINGS PER SHARE — Basic earnings per share is computed based upon the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based upon the weighted average number of shares of common stock and potentially dilutive securities outstanding during the periods presented. The dilutive impact of potentially dilutive securities including warrants, convertible securities, and unvested stock which were outstanding during the period. The warrants and unvested stock are calculated by the “treasury stock” method and the convertible securities under the “if converted” method.

COMPREHENSIVE (LOSS) INCOME — Comprehensive (loss) income consists of net income (loss) and other comprehensive income (loss). In the accompanying consolidated balance sheets, accumulated other comprehensive income consists of foreign currency translation adjustments and unrealized gains (losses) on available for sale securities and derivative instruments.

REPURCHASE OF EQUITY INSTRUMENTS — Upon the decision to retire repurchased equity instruments, Kennedy Wilson records the retirement as a reduction to additional paid in capital.

SHARE-BASED PAYMENT ARRANGEMENTS — Kennedy Wilson accounts for its share-based payment arrangements under the provisions of Share-Based Payments ASC Subtopic 718-10. Compensation cost for employee service received in exchange for an award of equity instruments is based on the grant-date fair value of the share-based award that is ultimately settled in equity of Kennedy Wilson. The cost of employee services is recognized over the period during which an employee provides service in exchange for the share-based payment award. Share-based payment arrangements with only services conditions that vest ratably over the requisite service period are recognized on the straight-line basis and performance awards that vest ratably are recognized on a tranche by tranche basis over the performance period. Unrecognized compensation costs for share-based payment arrangements that have been modified are recognized over the original service or performance period.

INCOME TAXES — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with Accounting for Uncertainty in Income Taxes ASC Subtopic 740-10, Kennedy Wilson recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Kennedy Wilson records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

RECENT ACCOUNTING PRONOUNCEMENTS — On April 10, 2014, the FASB issued ASU 2014-08, which amends the definition of discontinued operations and requires additional disclosures for disposal transactions that do not meet the revised discontinued operations criteria. ASU 2014-08 is required to be adopted for fiscal years beginning after December 15, 2014, with early adoption permitted. Our early adoption of this pronouncement on January 1, 2014 did not have a material impact on KW Group’s consolidated financial statements in the year of adoption.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, a five step model to recognize revenue from customer contracts in an effort to increase consistency and comparability throughout global capital markets and across industries. The model will identify the contract, identify any separate performance obligations in the contract, determine the transaction price, allocate the transaction price and recognize revenue when the performance obligation is satisfied. The new standard will replace most existing revenue recognition in GAAP when it becomes effective for the Company on January 1, 2018. The Company does not expect the adoption of this standard to have a significant impact on the consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which makes certain changes to both the variable interest model and the voting model, including changes to (i) the identification of variable interests (fees paid to a decision maker or service provider), (ii) the variable interest entity characteristics for a limited partnership or similar entity and (iii) the primary beneficiary determination. ASU 2015-02 is effective for KW Group in its 2016 annual statements with interim periods in 2017. Early adoption is permitted. KW Group has evaluated the impact and expects certain consolidated investments to be considered variable interest entities under the updated guidance. However because our analysis concludes that we are the primary beneficiary of those entities, they will continue to be consolidated. Accordingly the Company does not expect implementation of the guidance to have a material impact on KW Group’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, to reduce the complexity of financial statement presentation pursuant to which debt issuance costs will be presented as a direct deduction from the carrying amount of debt liabilities as opposed to a deferred charge recognized as an asset. ASU 2015-03 is required to be adopted for fiscal years beginning after December 15, 2015 and the Company does not expect its adoption to have a material impact on KW Group’s consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. Because the Company’s existing operating lease commitments are not material and the accounting for leases by the lessor is substantially unchanged, the Company does not expect the ASU to have a significant impact on its results of operations or financial position.

RECLASSIFICATIONS — Certain balances included in prior years’ financial statements have been reclassified to conform with the current year’s presentation.

NOTE 3 - LOAN PURCHASES AND ORIGINATIONS

KW Group’s investment in loan purchases and originations was $299.7 million and $313.4 million at December 31, 2015 and December 31, 2014, respectively.

During the year ended December 31, 2015, KWH originated a loan to an existing joint venture for $38.7 million. With the loan, the joint venture purchased a note secured by a resort in Kona, Hawaii, for the same $38.7 million. Additionally, KWH fully resolved two loans for $8.7 million during the year ended December 31, 2015.

During the year ended December 31, 2015, KWE converted loans into a 100% direct ownership in a retail center located in Cavan, Ireland that had a carrying value of $11.7 million. Additionally, during the second quarter of 2015, KWE acquired a nonperforming loan secured by a residential property in London, England, for $108.4 million which was then converted to real estate in the fourth quarter of 2015. Lastly, in relation to the loans secured by an office building in Dublin, Ireland as discussed below for an amount of $53.0 million during 2014, KWE converted the loans into a 100% direct ownership interest in the office building during the first quarter of 2015.

During the year ended December 31, 2014, KWH foreclosed on a 133,000 square foot retail center and an adjacent 2.4 acre vacant lot in Van Nuys, CA that had a loan balance of $30.4 million, and converted it into real estate. Also during the third quarter of 2014, loans that KWH held on a building in Maui, HI and two related-party funds were paid off. Lastly, KWH acquired a loan secured by a Class A office building in Burbank, CA for $5.0 million.

During the year ended December 31, 2014, KWE acquired the loans secured by a five-star hotel located in Dublin, Ireland for $152.4 million, which was then converted into a 100% direct ownership interest in the hotel in third quarter of 2014. KWE acquired five real estate loans under receivership which are secured against five properties located across England for $156.3 million, which had a balance of $146.1 million at December 31, 2014 due to foreign currency fluctuations. Also, KWE acquired subordinated notes secured by 20 commercial properties located throughout England and Scotland for $62.2 million, which were paid off in the third quarter of 2014. Additionally, KWE acquired the loans secured by 13 properties throughout Ireland for $97.0 million, which had a balance $92.4 million at December 31, 2014 due to foreign currency fluctuations. Lastly, during the fourth quarter of 2014, KWE acquired the loans secured by an office building in Dublin, Ireland for $53.0 million.

Interest Income from Notes Receivable

KW Group recognized interest income on loans of $19.5 million, $16.8 million, and $1.6 million during the years ended December 31, 2015, 2014, and 2013.

NOTE 4 - REAL ESTATE AND ACQUIRED IN PLACE LEASE VALUE

The following table summarizes the Company’s investment in consolidated real estate properties at December 31, 2015 and 2014:

	December 31,
	2015	2014
(Dollars in millions)	$	$
Land	1,471.5	1,046.9
Buildings	3,905.5	2,945.1
Building improvements	247.2	75.1
Acquired in place lease values	421.8	282.6

	6,046.0	4,349.7
Less accumulated depreciation and amortisation	(248.5)	(121.6)

Real estate and acquired in place lease values, net of depreciation and amortization	5,797.5	4,228.1

Real property, including land, buildings, and building improvements, are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on the straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 7.8 years at December 31, 2015.

Depreciation and amortization expense on buildings, building improvements and acquired in place lease values for the years ended December 31, 2015, 2014 and 2013 was $157.3 million, $100.1 million and $13.4 million, respectively.

Consolidated Acquisitions

The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values. The purchase price generally approximates the fair value of the properties as acquisitions are generally transacted with third-party willing sellers.

During the year ended December 31, 2015, KW Group acquired the following properties:

		At Acquisition[1]
				Acquired in			KWH
				place lease	Investment		Shareholders’
		Land	Building	values[2]	debt	NCI[3]	Equity
Location	Description	$	$	$	$	$	$
Western U.S.	153k square feet of commercial properties and 208 multifamily units[6]	16.7	56.0	1.5	55.0	0.5	18.7
United Kingdom	Portfolio of 176 commercial, retail, and industrial properties[4]	276.1	421.7	76.6	529.3	205.7	39.4
United Kingdom	Portfolio of 9 commercial properties[4]	104.4	178.7	45.4	—	270.4	58.1
Ireland	Dublin office buildings[4]	3.9	26.3	2.8	—	22.6	10.4
Spain	Two development project[4]	—	43.9	—	—	36.8	7.1
Spain	16 supermarkets and shopping centre[4,5]	50.7	112.2	8.8	—	141.0	30.7
Italy	Portfolio of 9 commercial properties[4,5]	47.5	135.1	28.1	—	172.5	38.2

		499.3	973.9	163.2	584.3	849.5	202.6

1	Excludes acquisition expenses and net other assets. The purchase price allocations for properties acquired during the year ended December 31, 2015 are based on preliminary measurements of fair value that are subject to change. These allocations represent the Company’s current best estimates of fair value.
2	Includes above and below market leases in this table. Above and below market leases are part of other assets and accrued expenses and other liabilities.
3	Noncontrolling interest amounts associated with acquisition.
4	These portfolios of properties were directly acquired and are held by KWE. Kennedy Wilson owns approximately 18.2% of the total issued share capital of KWE as of December 31, 2015.
5	KWE recognized an acquisition related gain of $7.8 million due to improvements in market conditions when the acquisition was agreed to and when it subsequently closed.

During the year ended December 31, 2014, KW Group acquired the following properties:

		At Acquisition[1]
				Acquired in			KWH
				place lease	Investment		Shareholders’
		Land	Building	values[2]	debt	NCI[3]	Equity
Location	Description	$	$	$	$	$	$
United Kingdom	Portfolio of 14 commercial, retail, and industrial properties[4,5]	30.0	63.4	24.4	—	58.9	58.9
Western U.S.	193 room hotel	1.3	8.3	—	—	2.7	6.9
Ireland	24 apartment units, 2 penthouse units, and 1,000 square feet of retail	0.6	14.8	0.2	9.6	—	6.0
United Kingdom	26 commercial properties throughout England and Scotland[4]	58.5	155.9	33.4	6.0	217.6	30.2
Ireland	281 completed apartments and a partially completed residential block and 725k square feet of commercial space[4,6]	32.9	81.5	1.2	78.9	0.1	36.6
Western U.S.	98k square foot retail center	2.4	5.8	0.4	—	0.7	1.9
Western U.S.	203 unit apartment building	2.7	24.0	0.3	13.3	0.4	13.3
Ireland	81 unit apartment building[4]	4.8	15.0	0.3	—	17.4	2.7
Ireland	13 commercial properties[4]	104.5	367.0	63.0	273.1	226.9	34.5
United Kingdom	21 commercial properties throughout England and Scotland[4,7]	106.4	351.0	77.0	—	463.9	70.5
Western U.S.	542 unit apartment building	38.3	57.5	0.6	77.2	0.6	18.6
Ireland	138 room hotel and golf course[4]	6.8	30.6	—	—	32.4	5.0
Western U.S.	3 property portfolio with 1,212 units	21.3	106.2	1.3	86.7	—	42.1
United Kingdom	209 room hotel and two golf courses[4]	12.2	37.3	—	—	42.9	6.6
Western U.S.	118 unit apartment building	2.1	18.6	0.2	13.5	—	7.4
Ireland	130k square foot retail center[4]	7.2	34.4	17.0	—	50.8	7.8
United Kingdom	227k square foot office building	85.3	232.0	12.0	—	280.2	49.1
Western U.S.	324 unit apartment building	3.2	28.6	0.5	17.3	—	15.0
Western U.S.	280 unit apartment building	6.0	40.3	0.5	37.3	—	9.5
Spain	Commercial to multifamily conversion[4]	—	6.4	—	—	5.1	1.3

		526.5	1,678.6	232.3	612.9	1,400.6	423.9

1	Excludes acquisition expenses and net other assets. The purchase price allocations for properties acquired during the year ended December 31, 2014 are based on preliminary measurements of fair value that are subject to change. These allocations represent the Company“s current best estimates of fair value.
2	Includes above and below market leases in this table. Above and below market leases are part of other assets and accrued expenses and other liabilities.
3	Noncontrolling interest amounts associated with acquisition.
4	These portfolios of properties were directly acquired and are held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE as at December 31, 2014
5	On February 28, 2014, the Company contributed its 50% interest in this portfolio to KWE as part of the Company“s investment in KWE’s initial public offering.
6	This asset was sold to KWE on June 24, 2014.
7	KWE recognized an acquisition-related gain of $15.6 million on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value. See loans converted to real estate section below.

Consolidation of previously unconsolidated investments

During the year ended December 31, 2015, 2014 and 2013 the Company amended the existing operating agreements governing certain investments with its equity partners thereby allowing the Company to gain control of these operating investments. These joint ventures were previously accounted for on an equity method basis due to substantive participation of the equity partners in the operational control over the real estate assets. The operating agreements of the investments were amended and restated to give Kennedy Wilson full operational control over the real estate assets while the equity partners retained only certain protective rights. Given that Kennedy Wilson now controls the joint ventures and the ultimate real estate assets held by the joint ventures under the amended and restated operating agreements, a change to the accounting treatment of these joint ventures from the equity method to consolidated treatment pursuant to FASB ASC 810 Consolidation was required.

As a result of gaining control, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations. As the fair value of the property was in excess of the carrying value of its ownership interest, an acquisition-related gain was recorded in the accompanying consolidated statement of operations for the years ended December 31, 2015, 2014 and 2013. See Note 6 - Fair Value Measurements for further detail of the methodology used to determine the fair value of the assets and liabilities acquired in these transactions.

Consolidations - 2015

The following table summarizes the assets and liabilities assumed as a result of gaining control of these properties and the acquisition-related gains recognized:

Real
				estate		Accounts
				and		payable,
				acquired	Accounts	accrued
				in-place	receivable	expenses,			Acquisition
				lease	and other	and other	Investment	Noncontrolling	related
(Dollars in millions)			Cash	values	assets	liabilities	debt	interests	gain[1]
Property	Type	Location	$	$	$	$	$	$	$
1,468 units across multiple properties	Multifamily	Western US	2.9	283.6	0.8	3.9	166.0	0.7	45.1
490K sq. ft. across multiple properties	Commercial	Western US	7.8	234.7	2.5	6.0	97.9	5.0	37.9

			10.7	518.3	3.3	9.9	263.9	5.7	83.0

1	$2.3 million was allocated to noncontrolling interest for the portion the acquisition related gain that relates to our equity partners ownership in the properties.

During 2015, Kennedy Wilson bought out equity interests from equity partners in a number of joint ventures based in Western United States where it acquired control of the underlying properties and consolidated real estate at fair value.

Consolidations - 2014

The following table summarizes the assets and liabilities assumed as a result of gaining control of these properties and the acquisition-related gains recognized:

						Accounts
				Real estate		payable,
				and	Accounts	accrued
				acquired in-	receivable	expenses,
				place lease	and other	and other	Investment	Noncontrolling
(Dollars in millions)			Cash	values	assets	liabilities	debt	interests	Acquisition
Property	Type	Location	$	$	$	$	$	$	related gain[1]
Three multifamily properties	Multifamily	Ireland	3.6	248.5	0.9	5.4	114.3	66.6	39.3
Two office properties	Commercial	Ireland	4.3	223.9	7.6	4.9	75.2	77.9	33.5
Two commercial properties and loans secured by real estate	Commercial & Loans	U.K.	9.6	195.0	5.6	8.1	100.8	62.0	11.3
50 multifamily properties	Multifamily	Japan	21.0	501.2	14.3	4.6	283.7	146.8	66.7
Multifamily property	Multifamily	Western US	0.9	101.3	0.3	0.9	63.2	3.7	19.5

			39.4	1,269.9	28.7	23.9	637.2	357.0	170.3

1	$65.2 million was allocated to noncontrolling interest for the portion the acquisition related gain that relates to our equity partners ownership in the properties.

On March 31, 2014, Kennedy Wilson and one of its equity partners amended and restated existing operating agreements governing six separate joint ventures that hold real estate-related investments located in the U.K. and Ireland. Kennedy Wilson has an approximate 50% ownership interest in these investments.

On June 30, 2014, Kennedy Wilson and one of its equity partners amended and restated the existing operating agreement of KW Residential (“KWR”) which governs 50 multifamily properties in and around Tokyo, Japan comprising approximately 2,400 units. Kennedy Wilson has an approximate 41% ownership interest in these investments.

In December 2014, Kennedy Wilson increased its ownership in a previously unconsolidated investment in a 750-unit Western U.S. multifamily property from 42% to 87% and amended the existing operating agreement to gain control of the property

Consolidations - 2013

				Accounts	Accounts
				Receivable	payable and
			Real Estate,	and other	accrued	Investment	Noncontrolling	Acquisition
(Dollars in millions)		Cash	net	assets	expenses	Debt	interests	related gain
Property	Type	$	$	$	$	$	$	$
615-unit apartment building	Multifamily	1.3	120.1	2.3	3.2	93.5	1.8	9.5
Three retail centers	Retail	1.4	20.4	9.2	0.7	20.1	0.5	2.0
Ritz-Carlton	Residential	4.4	105.1	7.4	8.0	28.0	18.0	45.1

		7.1	245.6	18.9	11.9	141.6	20.3	56.6

During the first quarter of 2013, the Company acquired the interest of some of its existing partners in a 615-unit apartment building in Northern California, increasing its ownership from 15% to 94%. The original 15% interest had a book value of $0 due to prior distributions. Cash consideration of $15.7 million was paid by the Company to increase its ownership in the property to 94% and resulted in the Company obtaining control. The Company recorded an acquisition-related gain as the fair value was in excess of the carrying value of its ownership interest. As this transaction was between willing third party participants, the purchase price was an approximation of fair value.

In addition, by amending the existing operating agreements governing three retail centers in the Western U.S. (third quarter of 2013) and the Ritz Carlton, Lake Tahoe (fourth quarter of 2013) which the Company had previously accounted for using the equity method, the Company gained control of these properties and consolidated the properties at fair value. The following table summarizes the assets and liabilities assumed as a result gaining control of these properties and the acquisition related gains recognized.

Loans converted to real estate

During 2015, KWE foreclosed on three office buildings in Ireland that were held in two different loans and took control of multifamily building outside of London.

During the 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4 acre vacant lot in Van Nuys, CA and the Shelbourne Hotel in Dublin, Ireland.

As a result of the foreclosures and taking title to the properties, the assets and liabilities of the retail center and hotel were consolidated in KW Group’s financial statements at fair value under ASC Topic 805—Business Combinations and the vacant lot was consolidated in KW Group’s financial statements at fair market value. As the fair value of the assets was in excess of the basis in the previously held mortgage notes, KW Group recognized a $15.9 million gain on the three office buildings in Ireland and the multifamily building outside of London during 2015 and $3.7 million acquisition-related gain on the retail center and vacant land and a $28.6 million acquisition-related gain on the hotel during 2014.

KWE acquired subordinated notes on a portfolio of commercial properties in the United Kingdom during 2014 and later used its position as a debt holder to purchase the underlying real estate at a discount. KWE recognized an acquisition-related gain of $15.6 million (the Company’s share was $2.1 million) on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value.

Gains on real estate

During the year ended December 31, 2015, KW Group sold its investment in its Japanese multifamily portfolio, which resulted in a gain of $33.5 million before noncontrolling interest. Additionally, KWE sold non-core assets out of its United Kingdom commercial portfolio and the Company sold a retail pad during the year, which resulted in a gain of $38.9 million before noncontrolling interest. These gains are presented net as a component of non-operating income (expense) as the properties were treated as businesses at acquisition.

Pro forma results of operations

The results of operations of the assets acquired have been included in our consolidated financial statements since the date of the acquisitions. The Company’s unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had these acquisition been consummated at the beginning of the periods presented.

The unaudited pro forma data presented below assumes that the acquisitions during the year ended December 31, 2015 occurred as at January 1, 2014.

	Unaudited
	Year Ended December 31,
	2015	2014
(Dollars in millions, except for per share data)	$	$
Pro forma revenues	672.8	572.1
Pro forma income from unconsolidated subsidiaries	96.9	55.0
Pro forma net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	77.1	31.5
Pro forma net loss per share:
Basic	0.75	0.35
Diluted	0.70	0.34

NOTE 5 - UNCONSOLIDATED INVESTMENTS

KW Group has unconsolidated investments through real estate related joint ventures and loan pool participations. The following table details its investments in joint ventures and loan pool participations as of December 31, 2015 and December 31, 2014:

(Dollars in millions)	31 December 2015 $	31 December 2014 $
Investments in joint ventures	443.6	435.8
Investments in loan pool participations	1.3	56.4

Total	444.9	492.2

Investments in Joint Ventures

KW Group has a number of joint venture interests, generally ranging from 5% to approximately 50% ownership, that were formed to acquire, operate, develop, and/or sell real estate and invest in discounted loan purchases and loan originations. KW Group has significant influence over these entities, but not control, and accordingly, these investments are accounted for under the equity method.

Joint Venture Holdings

The following table details KW Group’s investments in joint ventures by investment type and geographic location as of December 31, 2015:

	Multifamily	Commercial	Loan	Residential and Hotel	Other	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	144.8	51.4	12.2	180.1	13.2	401.7
Japan	5.8	—	—	—	—	5.8
United Kingdom	—	23.3	—	—	—	23.3
Spain	—	—	—	—	12.8	12.8

Total	150.6	74.7	12.2	180.1	26.0	443.6

The following table details our investments in joint ventures by investment type and geographic location as of December 31, 2014:

	Multifamily	Commercial	Loan	Residential and Hotel	Other	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	134.5	110.3	50.3	71.0	9.3	375.4
United Kingdom	—	31.5	—	—	—	31.5
Spain	—	—	—	—	28.9	28.9

Total	134.5	141.8	50.3	71.0	38.2	435.8

During the current year multifamily investments increased due to the Company’s investment in VHH as discussed below which was offset by the sale of seven properties and the consolidation of two properties to real estate. Commercial investments decreased due to the sale of five properties and consolidation of three properties to real estate which was offset by a new investment in a Class A office building in Beverly Hills, CA. Joint venture investments in loan portfolio decreased due to the reclassification of an investment from loan to residential development during the year. Residential and hotel increased due to the reclassification of loan mentioned above, reclassification of a condo development that started the sales process during the year and was previously operated as a multifamily project and fair value gains on a development project that achieved entitlements during the year. The decline in the Spanish joint venture investment was due to the refinancing of debt and subsequent investing distribution that was made during the year.

Vintage Housing Holdings (‘VHH’)

During the second quarter of 2015, the Company purchased a 61% noncontrolling interest for $78.7 million in VHH, a venture that holds controlling interests in 30 syndicated limited partnerships (“LPs”) that own multifamily properties via a traditional low-income tax credit structure in the Western United States. The remaining 39% is held by one non-affiliated entity who is appointed as the manager. Neither party controls VHH, and, accordingly,the Company accounts for its investment under the equity method.

The limited partnerships generate cash flow through their controlling interests in entities owning multifamily housing that is predominantly structured with low income housing credits to benefit the limited partnerships. The Company has elected the fair value option on its unconsolidated investment in VHH. During the year, the Company recognized a $14.0 million fair value gain through income from unconsolidated investments due to various factors including a sale of properties within the portfolio and a long period between the execution of binding agreements between the parties and the closing of the transaction. Since the investment is accounted for under fair value, operating distributions are recorded as equity income. The Company additionally recognized $7.3 million in equity income related to operating distributions during the year.

Loan Pool Participations

As of December 31, 2015 and 2014, the Company’s investment in loan pool participations totaled $1.3 million and $56.4 million, respectively.

Income from Unconsolidated Investments

For the year ended December 31, 2015, 2014, and 2013 equity in joint venture income was $93.1 million, $44.7 million, and $29.8 million.

The Company recognized realized gains on sales of joint venture investments mainly multifamily properties located in the Western United States during the year. In addition to the sales, equity in joint venture income during 2015 relates primarily to fair value gains during the year relating to improved market conditions and operating distributions in VHH, entitlements achieved on development projects, and commencing the sales process on a for sale condo project as well as improved property performance by investments held within our Funds totaling $34.9 million.

The increase in equity in joint venture income during 2014 compared to 2013 relates to the sale of the Company’s 25% interest in a portfolio of commercial investments in Dublin, Ireland to KWE that resulted in a gain of $26.6 million on the Company’s investment. This transaction was unanimously approved by the independent shareholders of KWE. There were no new European joint venture investments during 2014 so acquisition-related expenses were minimal compared to the prior period. Additionally, during the year ended December 31, 2013, the Company received $66.2 million in distributions related to resolutions in the UK Loan Pool and $23.2 million from its additional asset management fee arrangement. As a result of the substantial liquidation of the loan pool in 2013, Kennedy Wilson recognized a $2.8 million loss in 2014 in foreign currency translations in the accompanying consolidated statements of operations.

The following table presents the interest income and foreign currency gain and (loss) recognized by Kennedy Wilson during the years ended December 31, 2015, 2014 and 2013 in each of the loan pools that were outstanding:

	Year Ended December 31
	2015	2014	2013
(Dollars in millions)	$	$	$
Interest income recognized	4.6	9.5	11.9
Foreign currency translation (loss) gain	(1.1)	(4.7)	(2.2)

	3.5	4.8	9.7

Note Conversion into Real Estate within Unconsolidated Investments

During 2013, the Company and its equity partners converted three mortgage notes into real estate owned. As a result of the conversion, the joint ventures were required to consolidate the assets and liabilities at fair value under ASC 805—Business Combinations. As the fair value of each of the assets was in excess of the basis of the previously held mortgage note, the Company recorded the following acquisition related gains:

(Amounts shown in millions)			Total Joint
			Venture
Date	Description	Location	Acquisition Related Gain $	KW’s Portion of Total Gain $
Q2 2013	Class A Office building and Adjacent 3.5 acre site	Dublin, Ireland	30.1	15.0
Q3 2013	The Rock - a retail, residential, and entertainment center	Manchester, UK	32.3	16.2
Q4 2013	Class A Office Building	Glasgow, Scotland	10.1	5.0

Total			72.5	36.2

There was no comparable activity during 2014 or 2015.

Consolidation Considerations

We determine the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in FASB ASC Topic 810. Kennedy Wilson’s determination considers specific factors cited under FASB ASC Topic 810-20, Control of Partnerships and Similar Entities, which presumes that control is held by the general partner (and managing member equivalents in limited liability companies). Limited partners’ substantive participation rights may overcome this presumption of control. We account for joint ventures where it is deemed that we do not have control through the equity method of accounting while entities we control are consolidated in KW Group’s financial statements.

Changes in Control

During 2015, Kennedy Wilson bought out equity interests from equity partners in a number of joint ventures based in Western United States which consisted of 1,468 units across multiple multifamily properties and 490,000 square feet across multiple commercial properties.

On June 30, 2014, Kennedy Wilson and one of its equity partners amended existing operating agreements governing KWR which was previously accounted for using the equity method and is now consolidated. On March 31, 2014, Kennedy Wilson and one of its equity partners amended existing operating agreements governing investments for six investments in Europe which were accounted for using the equity method and are now consolidated.

On December 12, 2013, the Company and one of its equity partners amended the existing operating agreement governing its investments in the Ritz Carlton Hotel, Lake Tahoe which was accounted for on the equity method and is now consolidated. On September 30, 2013, the Company and one of its equity partners amended existing operating agreements governing investments in three retail centers in the Western United States which were accounted for on the equity method and is now consolidated.

See Note 4 for more discussion on the impact of consolidation. All of the above investments were accounted for and are presented as unconsolidated investments in the prior periods.

Contributions to Unconsolidated Investments

During the years ended December 31, 2015, 2014, and 2013, Kennedy Wilson made $184.3 million, $142.6 million, and $322.7 million, respectively, in contributions to new and existing joint venture investments.

See the table below for a breakdown of contributions to new joint venture investments for the years ended December 31, 2015, 2014 and 2013:

	Years Ended December 31,
(Dollars in millions)		2015		2014		2013
			Initial		Initial		Initial
		No. of	Contribution	No. of	Contribution	No. of	Contribution
Investment Type	Region	Properties	$	Properties	$	Properties	$
Commercial	Western U.S.	1	9.1	—	—	4	30.3
Commercial	United Kingdom	—	—	14	57.2	42	92.2
Commercial	Ireland	—	—	—	—	14	38.7
Multifamily	Western U.S.	31	80.5	2	4.7	2	9.1
Multifamily	Ireland	—	—	—	—	1	58.0
Residential	Western U.S.	4	1.4	3	18.3	3	10.0
Residential	Japan	50	6.2	—	—	—	—
Other	Western U.S.	1	2.0	—	—	—	—
Other	Spain	—	—	—	—	1	27.2

Total		87	99.2	19	80.2	67	265.5

In addition to the capital contributions above to new joint venture investments, the Company contributed $85.1 million, $62.4 million and $57.2 million to existing joint ventures to pay off external debt, fund our share of a development project and for working capital needs, during the years ended December 31, 2015, 2014, and 2013, respectively.

Distributions from Joint Ventures and Loan Pool Participations

The following table details cash distributions by investment type and geographic location for the year ended December 31, 2015:

							Residential, Hotel
	Multifamily		Commercial		Loan		and Other		Total
	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing
(Dollars in millions)	$	$	$	$	$	$	$	$	$	$
Western U.S.	36.2	69.9	18.8	35.4	—	2.3	12.9	6.4	67.9	114.0
Japan	0.4	0.4	—	—	—	—	—	—	0.4	0.4
United Kingdom	—	—	1.2	1.8	6.5	41.5	—	—	7.7	43.3
Ireland	—	—	—	—	1.7	6.4	—	—	1.7	6.4
Spain	—	—	—	—	—	—	1.1	15.9	1.1	15.9

Total	36.6	70.3	20.0	37.2	8.2	50.2	14.0	22.3	78.8	180.0

Investing distributions resulted from the sale of multifamily properties in the Western United States, commercial properties in the Western United States and United Kingdom, and homes in residential development projects in the Western United States, the refinancing of property level debt, and loan resolutions. Operating distributions resulted from operating cash flow generated by the joint venture and loan pool participant investments.

Variable Interest Entities

We determine the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in ASC Topic 810. The Company’s determination considers specific factors cited under ASC 810-20 “Control of Partnerships and Similar Entities” which presumes that control is held by the general partner (and managing member equivalents in limited liability companies). Limited partners’ substantive participation rights may overcome this presumption of control. The Company accounts for joint ventures it is deemed not to control using the equity method of accounting while controlled entities are consolidated.

Capital Commitments

As of December 31, 2015, the Company has unfulfilled capital commitments totaling $39.8 million to five of its joint ventures. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of the Company’s capital commitment obligations.

Guarantees

The Company has certain guarantees associated with loans secured by consolidated assets or assets held directly or in various joint ventures. As of December 31, 2015 the maximum potential amount of future payments (undiscounted) the Company could be required to make under the guarantees was approximately $61.7 million which is approximately 1% of the property level debt of KW Group and its unconsolidated investments. The guarantees expire through 2026, and the Company’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds from the property. Based upon the Company’s evaluation of guarantees under ASC Subtopic 460-10 “Estimated Fair Value of Guarantees”, the estimated fair value of guarantees made as of December 31, 2015 and 2014 is immaterial.

Summarized financial data

Summarized financial data of the joint ventures is as follows:

	December 31, 2015			December 31, 2014
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[2] $	Greater than 20%[1] $	Other $	Total[2] $
Balance sheets for equity method investments:
Assets
Cash and restricted cash	33.8	55.7	89.5	43.7	33.0	76.7
Real estate	432.5	2,857.7	3,290.2	770.9	2,390.2	3,161.1
Other	33.5	108.0	141.5	56.9	49.3	106.2

Total assets	499.8	3,021.4	3,521.2	871.5	2,472.5	3,344.0

Liabilities
Debt	202.7	1,948.7	2,151.4	376.8	1,523.2	1,900.0
Other	37.3	97.7	135.0	44.8	48.3	93.1

Total liabilities	240.0	2,046.4	2,286.4	421.6	1,571.5	1,993.1

Partners’ capital
Kennedy Wilson—investments in joint ventures	25.7	194.2	219.9	84.8	281.0	365.8
Other partners	234.1	780.8	1,014.9	365.1	620.0	985.1

Total partners’ capital-investments in joint ventures	259.8	975.0	1,234.8	449.9	901.0	1,350.9

Total liabilities and partners’ capital	499.8	3,021.4	3,521.2	871.5	2,472.5	3,344.0

Total investments in joint ventures are comprised of the following:

	December 31, 2015			December 31, 2014
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[2] $	Greater than 20%[1] $	Other $	Total[2] $
Equity method	25.7	194.2	219.9	84.8	281.0	365.8
Fair value election investments	—	210.6	210.6	—	60.7	60.7

	25.7	404.8	430.5	84.8	341.7	426.5
Cost method	—	13.1	13.1	—	9.3	9.3

Total Investments in joint ventures	25.7	417.9	443.6	84.8	351.0	435.8

1	Equity in income from the joint venture or income from loan pool participation for the year ended December 31, 2013 exceeded 20% of Kennedy Wilson’s income from continuing operations before income taxes for the year ended December 31, 2013. No individual investments in joint ventures or loan pool participation exceeded the income test for the years ended December 31, 2015 and amounts in current period greater than 20% are included as they exceed income threshold for the year ended December 31, 2014 or 2013. No individual investments in joint ventures or loan pool participation exceeds 20% of the total assets of Kennedy Wilson as of December 31, 2015 or 2014.
2	The balance sheets and income statements include all investments in joint ventures, which were determined to be significant investments for the purposes of S-X §210.3-09.

Equity in joint venture income for the years ended December 31:

(Dollars in millions)	2015 $	2014 $	2013 $
Net income allocation	58.1	46.5	28.8
Unrealized gain on fair value option and fair value investments	35.0	(1.8)	1.0

Total equity in joint venture income	93.1	44.7	29.8

Participation income allocation	0.1	2.1	8.7

	Year Ended December 31, 2015			Year Ended December 31, 2014
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[2] $	Greater than 20%[1] $	Other $	Total[2] $
Statements of income:
Revenues	110.0	391.5	501.5	385.1	539.5	924.6

Depreciation	25.6	70.5	96.1	52.1	60.2	112.3
Interest	12.8	73.5	86.3	22.2	79.8	102.0
Other expenses	42.4	70.9	113.3	254.9	380.8	635.7

Total expenses	80.8	214.9	295.7	329.2	520.8	850.0

Net income[3]	29.2	176.6	205.8	55.9	18.7	74.6

Net income allocation:
Kennedy Wilson—investments in joint ventures	(3.0)	61.1	58.1	5.0	41.5	46.5
Kennedy Wilson—investments in loan pool participation[2]	0.1	—	0.1	2.1	—	2.1
Other partners	32.2	115.5	147.7	34.1	(22.8)	11.3
Other partners—investments in loan pool participation[2]	(0.1)	—	(0.1)	14.7	—	14.7

Net income[3]	29.2	176.6	205.8	55.9	18.7	74.6

	Year Ended December 31, 2013
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[2] $
Statements of income:
Revenues	229.6	427.5	657.1

Depreciation	58.1	57.9	116.0
Interest	42.3	86.8	129.1
Other expenses	83.6	271.7	355.3

Total expenses	184.0	416.4	600.4

Net income	45.6	11.1	56.7

Net income allocation:
Kennedy Wilson—investments in joint ventures	28.6	0.2	28.8
Kennedy Wilson—investments in loan pool participation[2]	8.7	—	8.7
Other partners—investments in joint ventures	(4.3)	10.9	6.6
Other partners—investments in loan pool participation	12.6	—	12.6

Net income	45.6	11.1	56.7

1	See discussion above.
2	See discussion above.

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2015:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Unconsolidated investments	—	—	212.8	212.8
Marketable securities[1]	5.3	—	—	5.3
Currency forward contracts[2]	—	12.5	—	12.5
Currency option contracts	—	(0.8)	—	(0.8)

	5.3	11.7	212.8	229.8

1	Included in other assets.
2	See further discussion of currency forward contracts.

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2014:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Unconsolidated investments	—	—	85.9	85.9
Marketable securities	6.5	—	—	6.5
Currency forward contracts	—	23.9	—	23.9
Currency option contracts	—	6.7	—	6.7

	6.5	30.6	85.9	123.0

Marketable Securities

Marketable securities include Kennedy Wilson’s investment in publicly traded equity securities. The carrying value of marketable securities is a level 1 valuation as the fair value is based off of unadjusted quoted market prices in active markets for identical securities. The amount above excludes Kennedy Wilson’s 24.7 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results in KW Group’s financial statements. Based on the December 31, 2015 share price, Kennedy Wilson’s investment in KWE had a market value of approximately $440.0 million (cost basis of $413.2 million). As of December 31, 2015, the Company had a net investment of approximately £245.9 million in KWE, and had hedged 83% of this investment through using currency forward contracts and options, with a notional amount of £203.2 million.

Unconsolidated Investments

Kennedy Wilson elected to use the fair value option (“FV Option”) for nine additional unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson’s investment balance in the FV Option investments was $182.2 million and $61.0 million at December 31, 2015 and 2014, respectively, which are included in unconsolidated investments in the accompanying balance sheets.

Kennedy Wilson records its investments in KW Property Fund III, L.P., Kennedy Wilson Real Estate Fund IV, and Fund V (the “Funds”) based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. The Company’s investment balance in the Funds was $30.6 million and $24.9 million at December 31, 2015 and 2014, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of December 31, 2015, the Company had unfunded capital commitments to the Funds in the amount of $38.1 million.

In estimating fair value of real estate held by the Funds and the nine FV Option investments,we consider significant unobservable inputs such as capitalization and discount rates.

The following table summarizes our investments in joint ventures held at fair value by type:

(Dollars in millions)	December 31, 2015 $	December 31, 2014 $
FV Option	182.2	61.0
Funds	30.6	24.9

Total	212.8	85.9

The following table presents changes in Level 3 investments, investments in investment companies and investments in joint ventures that elected the fair value option, for the years ended December 31:

(Dollars in millions)	2015 $	2014 $	2013 $
Beginning balance	85.9	81.1	68.4
Unrealized and realized gains	42.3	1.8	5.3
Unrealized and realized losses	(0.1)	(2.5)	(0.3)
Contributions	125.5	20.0	10.8
Distributions	(39.9)	(10.5)	(3.1)
Other	(0.9)	(4.0)	—

Ending Balance	212.8	85.9	81.1

The change in unrealized and realized gains and losses are included in income from unconsolidated investments in the accompanying consolidated statements of operations.

The change in unrealized gains and losses on level 3 investments during 2015 and 2014 for investments still held as of December 31, 2015 and 2014 were a gain of $32.0 million and a loss of $2.0 million, respectively.

In estimating fair value of real estate held by the Funds, nine unconsolidated investments that elected the fair value option investments and the value of the real estate consolidated (as further described in Note 4), the Company considers significant inputs such as capitalization and discount rates. The table below describes the range of inputs used as of December 31, 2015 for real estate assets:

Estimated rates used for

	Capitalization rates %	Discount Rates %
Office	4.50 - 9.00	5.50 - 11.50
Retail	6.20 - 9.00	8.25 - 14.00
Hotel	n/a	n/a
Multifamily	5.25 - 7.75	7.75 - 9.75
Loan	n/a	20.00
Land and condominium units	n/a	8.00 - 15.00

In valuing real estate related assets and indebtedness, Kennedy Wilson considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by Kennedy Wilson for these types of investments range from 1.40% to 3.85%.

The accuracy of estimating fair value for investments utilizing unobservable inputs cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including cap rates, discount rates, liquidity risks, and estimates of future cash flows, could significantly affect the fair value measurement amounts.

Currency forward and option contracts

KW Group has currency forward and option contracts to manage their exposure to currency fluctuations between its functional currency (U.S. dollars) and the functional currency (euros, GBP, and JPY) of certain of our subsidiaries. To accomplish this objective, KW Group hedged these exposures by entering into currency forward and option contracts to partially hedge KW Group’s exposure to its net investment in certain foreign operations caused by currency fluctuations. The currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the foreign currency applied to the notional value in that foreign currency discounted at a market rate for similar risks. The Company’s currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives. The Company has determined that, based on an evaluation of the significance of each of the inputs used to value these instruments, they are considered to be level 2 in their entirety. Although we have determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the derivative utilizes Level 3 inputs. However, as of December 31, 2015, KW Group assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, we have determined that our derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.

Changes in fair value are recorded in other comprehensive income in the accompanying consolidated statements of comprehensive income (loss) as the portion of the currency forward and option contracts used to hedge currency exposure of its certain consolidated subsidiaries qualifies as a net investment hedge under FASB ASC Topic 815. The fair value of the derivative instruments held as of December 31, 2015 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the balance sheet. See Note 12 for a complete discussion on other comprehensive income including currency forward and option contracts and foreign currency translations.

The table below details the currency forward contracts and currency option contracts KW Group had as of December 31, 2015:

(Amounts in millions, other than forward rate/strike price)							Fair Value Assets	Change in Unrealized Gains (Losses)
Currency Hedged	Type	Underlying Currency	Notional Amount	Trade Date	Settlement/ Expiration Date	Forward Rate/ Strike Price	December 31, 2015 $	Year Ended December 31, 2015 $
				3/10/2015 -	3/7/2019 -
EUR[2]	Option	USD	€130.0	3/19/2015	3/19/2020	1.0700 - 1.0960	(0.5)	(0.5)
				2/25/2014 -	10/9/2018 -
GBP	Forward	USD	£103.0	8/10/2015	8/12/2020	1.5578 - 1.6371	13.2	9.3
				1/7/2015 -	1/7/2016 -
GBP	Option	USD	£100.2	8/17/2015	8/17/2020	1.4235 - 1.5434	3.1	1.9
				6/18/2014 -	6/15/2016 -
EUR[1]	Forward	GBP	€345.8	6/29/2015	6/30/2022	0.7110 - 0.8621	(0.6)	(6.6)
				3/13/2015 -	3/15/2018 -
EUR[1]	Option	GBP	€175.0	6/3/2015	6/3/2020	0.7070 - 0.8115	(3.4)	(3.4)
				6/23/2015 -	2/25/2016 -
YEN[2,3]	Forward	USD	¥649.0	8/21/2015	6/25/2020	111.2600 - 121.5100	(0.1)	(0.1)

Total [3]							11.7	0.6

1	Hedge is held by KWE on its wholly-owned subsidiaries.
2	Hedge is held by KWR on its wholly-owned subsidiaries.
3	For the year ended December 31, 2015, $6.9 million loss recognized through other income on the consolidated statement of operations, due to a portion of hedge not designated as a net investment hedge.
4	Hedges are presented gross in the consolidated balance sheet. Hedge assets are included in other assets and hedge liabilities are included in other liabilities.

In addition to the hedge assets held above there was $13.4 million of unrealized gains recognized through other comprehensive income and $3.2 million of gains recognized through the consolidated statement of operations on currency derivative contracts that were settled during the period. These gains will remain in accumulated other comprehensive income until the underlying investments they were hedging are substantially liquidated by KW Group. There was also $15.1 million of gains recognized through the consolidated statement of operations associated with currency derivative contracts that were related to the Company’s sale of its Japanese multifamily portfolio and resolutions of European loan pool investments.

KW Group also enters into zero-cost collar option contracts to hedge a portion of its net investment in certain non-U.S. dollar denominated foreign operations. The strike prices above represent the put strike prices associated with those contracts. KW Group will participate in the currency appreciation up to the strike price of the call options, which it sold to offset the cost of the purchased put options.

The table below details the currency forward contracts KW Group had as of December 31, 2014:

(Amounts in millions, other than forward rate/strike price)							Fair Value Assets	Change in Unrealized Gains (Losses)
Currency Hedged	Type	Underlying Currency	Notional Amount	Trade Date	Settlement/ Expiration Date	Forward Rate/ Strike Price	December 31, 2014 $	Year Ended December 31, 2014 $
				5/31/2012 -	6/4/2015 -
EUR	Forward	USD	€93.5	6/25/2014	6/27/2019	1.2400 - 1.4471	8.7	14.1
				2/13/2014 -	8/13/2015 -
GBP	Forward	USD	£118.0	10/9/2014	10/15/2019	1.5943 - 1.6491	5.8	5.8
				6/18/2014 -	8/27/2015 -
EUR[1]	Forward	GBP	€196.0	11/10/2014	11/12/2019	0.7905 - 0.8621	9.4	10.0
				9/18/2014 -	3/26/2015 -
YEN[2,3]	Option	USD	¥42,996.0	12/11/2014	7/31/2015	110.62 - 135.00	6.7	3.0

Total[4]							30.6	32.9

1	Hedge held by KWE on its wholly-owned subsidiaries.
2	Hedge held by KWR on its wholly-owned subsidiaries.
3	For the year ended December 31, 2014, $1.4 million recognized through results of operations due to portion of hedge not designated as a net investment hedge.
4	Hedges are presented gross in the consolidated balance sheet. Hedge assets are included in other assets and hedge liabilities are included in other liabilities.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.

KW Group accounts for its debt liabilities at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. As of December 31, 2015 and 2014, the fair value of our senior notes payable, borrowings under lines of credit, and investment debt was estimated to be approximately $4.3 billion and $3.0 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and our credit risk to the current yield of a similar security, compared to their carrying value of $4.4 billion and $3.0 billion at December 31, 2015 and 2014, respectively. The inputs used to value our senior notes payable, borrowings under lines of credit, mortgage loans payable and junior subordinated debentures are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be level 2 inputs.

NOTE 7—OTHER ASSETS

Other assets consist of the following:

	December 31,
(Dollars in millions)	2015 $	2014 $
Above-market leases, net of accumulated amortization of $19.6 million and $6.7 million at December 31, 2015 and 2014	103.3	71.6
Loan fees, net of accumulated amortization of $13.6 million and $5.0 million at December 31, 2015 and 2014, respectively	48.4	36.0
Other, net of accumulated amortization of $3.0 million and $1.8 million at December 31, 2015 and 2014, respectively	36.5	25.8
Hedge assets	30.9	30.6
Office furniture and equipment net of accumulated depreciation of $14.0 million and $5.7 million at December 31, 2015 and December 31, 2014, respectively	27.9	22.0
Goodwill	23.9	23.9
Deferred tax asset, net	22.2	27.6
Prepaid expenses	10.1	11.2
Marketable securities[1]	4.3	6.5
Deposits	4.2	49.9

	311.7	305.1

1	The amount above excludes Kennedy Wilson’s 24.7 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results. Based on the closing price of KWE shares on December 31, 2015, the fair value of Kennedy Wilson’s investment in KWE is $440.0 million.

Depreciation and amortization expense related to the above depreciable assets were $31.0 million, $11.3 million, and $4.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTE 8—INVESTMENT DEBT

Mortgage loans at December 31, 2015 and 2014 consist of the following:

(Dollars in millions)		Carrying amount of investment debt as of December 31[1]
Types of Property Pledged as Collateral (KWH Consolidated)	Region	2015	2014
Multifamily[1]	Western U.S.	835.2	565.5
Commercial	Western U.S.	286.4	131.0
Residential, Hotel, and Other	Western U.S	39.4	37.2
Multifamily[1]	Japan	—	242.9
Commercial	Japan	2.0	2.1
Commercial1 2	Ireland	380.3	412.5
Multifamily1 2	Ireland	187.1	133.6
Residential and Other1 2	Ireland	7.3	29.0
Hotel	Ireland	78.2	72.9
Residential and Other1 2	Spain	3.4	—
Commercial1 2	United Kingdom	976.2	569.2

Secured investment debt		2,795.5	2,195.9
Unsecured investment debt1 2	United Kingdom	862.7	—

Investment Debt		3,658.2	2,195.9

1	The mortgage loan payable balances include unamortized debt premiums. Debt premiums represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan (discount) premium as of December 31, 2015 and 2014 was $(5.4) million and $15.4 million.
2	Includes $2,102.2 million and $861.7 million of investment debt on properties that were acquired and held by KWE as of December 31, 2015 and 2014, respectively. Kennedy Wilson owns approximately 18.2% and 14.9% of the total issued share capital of KWE as of December 31, 2015 and 2014, respectively. See the table below for detailed breakout.

(Dollars in millions)		Carrying amount of investment debt as of December 31[1]
Types of Property Pledged as Collateral (KWE)	Region	2015 $	2014 $
Commercial[1,2]	Ireland	286.7	323.8
Multifamily[1,2]	Ireland	51.5	40.3
Residential and Other[1,2]	Ireland	—	14.6
Residential and Other[1,2]	Spain	3.4	—
Commercial[1,2]	United Kingdom	897.9	483.0

- Investment Debt		1,239.5	861.7
Unsecured[1,2]	United Kingdom	862.7	—

		2,102.2	861.7

1	The mortgage loan payable balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions and are amortised into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The amortized loan (discount) premium as of December 31, 2015 and 2014 was $(13.6) million and $0 million, respectively.
2	Kennedy Wilson owns approximately 18.2% and 14.9% of the total issued share capital of KWE as of December 31, 2015 and 2014.

The investment debt had a weighted average interest rate of 3.19% and 3.03% per annum at December 31, 2015 and 2014. As of December 31, 2015, 67% of KW Group’s property level debt is fixed rate, 17% is floating rate with interest caps and 16% is floating rate without interest caps. As of December 31, 2014, 43% of our property level debt was fixed rate, 38% is floating rate with interest caps and 19% is floating rate without interest caps.

During the second quarter of 2015, KWE completed its inaugural bond offering (“KWE Bonds”) of approximately $442.0 million (based on December 31, 2015 rates) (£300 million) in 3.95% fixed-rate senior unsecured bonds due 2022. The KWE Bonds were issued at a discount and have a carrying value of $435.4 million at December 31, 2015. KWE effectively reduced the interest rate to 3.35% as a result of it entering into swap arrangements to convert 50% of the proceeds into Euros.

In addition, during the fourth quarter of 2015, KWE establishment of a £2.0 billion (approximately $2.9 billion based on December 31, 2015 rates) Euro Medium Term Note (“EMTN”) Programme. Under the EMTN Programme, KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015, KWE drew down under its EMTN Programme, with the issuance of senior unsecured notes for an aggregate principal amount of approximately $434.7 million (€400 million) (the “KWE” Notes”). The KWE Notes were issued at a discount and have a carrying value of $427.3 million with an annual fixed coupon of 3.25%, and mature in 2025. The KWE Notes rank pari passu with the KWE Bonds, and are subject to the same restrictive covenants.

The trust deed that governs the bonds contain various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed). As of December 31, 2015, KWE was in compliance with these covenants.

In August 2014, KWE entered into a three-year unsecured floating rate revolving debt facility (“KWE Facility”) with Bank of America Merrill Lynch International Limited, Deutsche Bank, and J.P. Morgan Chase of approximately $331.5 million (£225 million) based on rates as of December 31, 2015. During the year ended December 31, 2015, KWE drew $55.7 million and repaid $56.0 million on its unsecured credit facility to fund acquisitions. The maximum amount drawn on the unsecured credit facility at any one point during the year ended December 31, 2015 was $56.0 million. The difference in amounts is based on different exchange rates at the time of the initial draw-downs and subsequent repayment. As of December 31, 2015, the unsecured credit facility was undrawn and $331.5 million (£225 million) based on rates as of December 31, 2015 was still available.

During the year ended December 31, 2015, four mortgage loans were consolidated, five acquisitions were partially financed with mortgages, 11 existing mortgages were refinanced, four properties acquired supplemental financing, and two existing investments that closed all equity were subsequently partially financed with mortgages. See Note 4 for more detail on the acquisitions and the investment debt associated with them.

The aggregate maturities of mortgage loans and notes payable subsequent to December 31, 2015 are as follows:

(Dollars in millions)	$
2016	43.5
2017	190.3
2018	232.6
2019	859.2
2020	264.9
Thereafter	2,073.1

3,663.6
Debt discount	(5.4)

3,658.2

NOTE 9—BORROWINGS UNDER LINES OF CREDIT

KWH Facility

Kennedy Wilson had an unsecured revolving credit facility (“Pre-Existing KWH Facility”) with U.S. Bank and East-West Bank and Bank of Ireland that bears interest at a rate equal to LIBOR plus 2.75% and had a maturity date of October 1, 2016. In July 2014 Kennedy-Wilson, Inc. increased its unsecured corporate line of credit facility from $140.0 million to $300.0 million. The increase was driven by the admission of Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A. to the existing lender syndicate and an increased commitment from The Governor and Company of the Bank of Ireland.

In December 2015, Kennedy Wilson extinguished the Pre-Existing KWH Facility, which resulted in a $1.0 million loss on early extinguishment of corporate debt.

On December 10, 2015, Kennedy-Wilson, Inc. (the “Borrower”), a wholly-owned subsidiary of Kennedy-Wilson Holdings Inc. (the “Company”) entered into a $475 million unsecured revolving credit facility (the “KW Revolving Facility”) with a syndicate of lenders including JPMorgan Chase Bank, N.A. Deutsche Bank AG New York Branch, U.S. Bank N.A., East West Bank, Fifth Third Bank, The Governor and Company of the Bank of Ireland, Compass Bank, City National Bank, and Bank of America, N.A., as administrative agent and letter of credit issuer. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as of the applicable measurement date, and have a maturity date of December 10, 2018. Subject to certain conditions precedent and at the Borrower’s option, the maturity date of the KW Revolving Facility may be extended by one year.

The KW Revolving Facility has certain covenants that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The credit agreement that governs the KW Revolving Facility requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of September 30, 2015 financial statements, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

As of December 31, 2015, the Company’s consolidated leverage ratio was 54%, its fixed charge coverage ratio was 3.9 to 1.00, its consolidated tangible net worth was $1,329.6 million, its adjusted secured leverage ratio was 40.8%, its secured recourse leverage ratio was 1.5%, its recourse leverage ratio was 0.58, and liquidity was $690.5 million. The obligations of the Borrower pursuant to the Credit Agreement are guaranteed by the Company and certain wholly-owned subsidiaries of the Company.

The average outstanding borrowings under the Pre-Existing KWH Facility were $35.4 million and $22.9 million during the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, there was $0.0 million outstanding under the KW Revolving Facility. As of December 31, 2014, there was $125.0 million outstanding under the Pre-Existing KWH Facility.

NOTE 10—SENIOR NOTES

(Dollars in millions)	Interest Rate %	Maturity Date	Face Value $	December 31, 2015 Unamortized Net Premium/ (Discount) $	Carrying Value $	Face Value $	December 31, 2014 Unamortized Net Premium/ (Discount) $	Carrying Value $
2042 Notes	7.75	12/1/2042	55.0	—	55.0	55.0	—	55.0
2024 Notes	5.88	4/1/2024	650.0	(2.4)	647.6	650.0	(2.6)	647.4

Senior Notes			705.0	(2.4)	702.6	705.0	(2.6)	702.4

In March 2014, Kennedy Wilson completed a public offering of $300.0 million aggregate principal amount of 5.875% Senior Notes, due April 1, 2024 (the “2024 Notes”). The 2024 Notes were issued and sold at a public offering price of 99.068% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson.

In November 2014, the Company completed an additional public offering of $350.0 million aggregate principal amount of 5.875% Senior Notes, due 2024. The additional 2024 Notes have substantially identical terms as the 2024 Notes mentioned above, and are treated as a single series with the 2024 Notes under the 2024 Indenture. The additional 2024 notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, October 1, 2014 by the Kennedy-Wilson, Inc. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $647.6 million at December 31, 2015.

In November 2014, Kennedy Wilson used the proceeds from the 2024 Notes November 2014 issuance, together with cash on hand, to extinguish its 2019 Notes (as defined below) with an aggregate face value of $350.0 million (and an aggregate carrying value of $353.5 million) for $380.1 million which resulted in a $25.8 million loss on early extinguishment of corporate debt.

In December 2012, the Issuer, in a private placement, issued $100.0 million aggregate principal amount of 8.750% Senior Notes due April 1, 2019 (the “2019 Notes”) for approximately $105.3 million, net of premium. The 2019 Notes were issued as additional notes under an indenture dated as of April 5, 2011, among the Issuer, Kennedy Wilson, as parent guarantor; certain subsidiaries of the Issuer, as subsidiary guarantors; and Wilmington Trust, National Association (as successor by merger to Wilmington Trust

FSB), as trustee, as thereafter supplemented and amended. During 2011, the Issuer issued $200.0 million aggregate principal amount of its 2019 Notes on April 5, 2011 for approximately $198.6 million, net of discount, and an additional $50.0 million aggregate principal amount of such notes on April 12, 2011 for approximately $50.8 million, net of premium. The additional notes had substantially identical terms as the initial 2019 Notes and were treated as a single series under the indenture.

In December 2012, Kennedy Wilson, completed a public offering of $55.0 million aggregate principal amount of 7.75% Senior Notes due 2042 (“2042 Notes”). The 2042 Notes were issued and sold at a public offering price of 100% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million at December 31, 2015 and 2014, respectively.

The indentures governing the 2024 Notes and the 2042 Notes contain various restrictive covenants, including, among others, limitations on our ability and the ability of certain of the Company’s subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indentures governing the 2024 Notes and the 2042 Notes limits the ability of Kennedy Wilson and certain of its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy Wilson’s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of December 31, 2015, the balance sheet leverage ratio was 0.62 to 1.00. See Note 19 for the guarantor and non-guarantor financial statements.

NOTE 11—JUNIOR SUBORDINATED DEBENTURES

In September 2014, Kennedy Wilson extinguished its junior subordinated debt with a face value of $40.0 million for $41.5 million which resulted in a $1.5 million loss on early extinguishment of corporate debt.

NOTE 12—RELATED PARTY TRANSACTIONS

Related party revenue is fees and other income received from investments in which we have an ownership interest, excluding amounts eliminated in consolidation discussed below. The table below presents related party fees earned during the periods:

	Year ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Investment management, property services, and research fees	37.8	57.4	46.0

Total related party revenue	37.8	57.4	46.0

The Company provides management and property services on properties in which it also has an ownership interest. Fees earned on consolidated properties are eliminated in consolidation and fees on unconsolidated investments are eliminated for the portion that relate to the Company’s ownership interest. During the years ended December 31, 2015, 2014 and 2013 fees of $75.0 million, $21.6 million and $4.3 million were eliminated in consolidation.

Please refer to footnote 4 for details of certain transactions with existing partners.

NOTE 13—INCOME TAXES

The table below represents a geographical breakdown of book income (loss) before the provision for income taxes:

	Year ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Domestic	61.2	60.2	27.4
Foreign	51.2	62.3	(10.6)

Total	112.4	122.5	16.8

The U.S. and foreign components of provision for (benefit from) income taxes consisted of the following components. However, it is not reflective of the cash tax results of the Company.

	Year ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Federal
Current	0.2	—	(0.1)
Deferred	13.2	31.0	5.2

	13.4	31.0	5.1
State
Current	—	0.1	—
Deferred	0.3	5.2	(0.1)

	0.3	5.3	(0.1)
Foreign
Current	31.9	4.1	0.3
Deferred	7.8	(8.0)	(2.4)

	39.7	(3.9)	(2.1)

Total	53.4	32.4	2.9

A reconciliation of the statutory federal income tax rate of 35% with Kennedy Wilson’s effective income tax rate is as follows:

	Year ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Tax computed at the statutory rate	39.3	41.8	5.6
Foreign permanent differences, primarily non-deductible depreciation, amortization and acquisition-related expenses in the United Kingdom	13.7	0.3	—
Sale of KWR, investment basis difference	10.6	—	—
Effect of foreign taxes, net of foreign tax credits	(3.8)	3.4	2.3
Noncontrolling interests	(2.8)	(22.7)	(6.9)
Adjustment to investment basis	1.4	2.0	—
Non-vested stock expense	1.0	—	—
State income taxes, net of federal benefit	(1.5)	2.7	—
Other	(4.5)	4.9	1.9

Provision for (benefit from) income taxes	53.4	32.4	2.9

Cumulative tax effects of temporary differences are shown below at December 31, 2015 and 2014:

	Year ended December 31,
(Dollars in millions)	2015 $	2014 $
Deferred tax assets:
Foreign currency translation	113.6	91.5
Net operating loss carryforward and credits	87.5	40.9
Stock option expense	8.0	4.2
Marketable securities	0.4	0.3
Accrued reserves	0.3	0.3

Total deferred tax assets	209.8	137.2
Valuation allowance	(37.7)	(3.4)

Net deferred tax assets	172.1	133.8
Deferred tax liabilities:
Investment basis, depreciation, amortization and reserve differences	125.6	91.7
Hedging transactions	15.5	11.7
Prepaid expenses and other	6.5	0.5
Capitalized interest	2.3	2.3

Total deferred tax liabilities	149.9	106.2

Deferred tax asset (liability), net	22.2	27.6

As of December 31, 2015, Kennedy Wilson had federal net operating losses of $133.2 million. These net operating losses begin to expire in the year 2030. As of December 31, 2015, there were also California net operating loss carryforwards of approximately $84.8 million. The California net operating losses begin to expire in the year 2028. In addition, Kennedy Wilson has $5.2 million of other state net operating losses. As of December 31, 2015, Kennedy Wilson had $164.3 million of foreign net operating losses carryforwards which have no expiration date. We also have foreign tax credit of $10.4 million, which begins to expire in the year 2017.

During the years ended December 31, 2015 and 2014, our valuation allowance on deferred tax assets increased by $34.3 million and $3.1 million, respectively. The increase in the valuation allowance in 2015 principally relates to acquired operating loss carryovers in Scotland and Spain where we have concluded that the loss carryovers are not more likely than not realizable. The increase in the 2014 valuation allowance relates to operating losses sustained from one of our consolidated investments in the United Kingdom.

Presently a deferred tax liability for undistributed earnings of subsidiaries located outside the United States has not been recorded. These earnings may become taxable upon a payment of a dividend or as a result of a sale or liquidation of the subsidiaries. At this time the Company does not have plans to repatriate income from its foreign subsidiaries, however to the extent that the Company is able to repatriate such earnings in a tax free manner, or in the event of a change in the capital situation or investment strategy, it is possible that the foreign subsidiaries may pay a dividend which would impact our effective tax rate. Unremitted earnings of foreign subsidiaries, which have been, or are intended to be permanently invested, aggregated approximately $4.7 million as of December 31, 2015. If these subsidiaries’ earnings were repatriated to the United States, additional U.S. income taxes of $1.6 million would be incurred.

There were no gross unrecognized tax benefits at December 31, 2015 and 2014. Management has considered the likelihood and significance of possible penalties associated with Kennedy Wilson’s current and intended filing positions and has determined, based on its assessment, that such penalties, if any, would not be significant.

Kennedy Wilson’s federal and foreign statutory income tax returns remain open to examination for the years 2012 through 2014.

For income tax purposes, distributions paid to common stockholders and preferred shareholders are return of capital for the year ended December 31, 2015.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Future minimum lease payments under scheduled operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

(Dollars in millions) Year ending December 31,	$
2016	3.3
2017	2.1
2018	1.6
2019	1.5
2020	1.5
Thereafter	2.9

Total minimum payments	12.9

Rental expense was $4.4 million, $4.3 million, and $3.6 million for the years ended December 31, 2015, 2014, and 2013, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

GUARANTEES—The Company has provided guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) the Company could be required to make under the guarantees were approximately $61.7 million at December 31, 2015. The guarantees expire by the year end of 2026 and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property.

CAPITAL COMMITMENTS—As of December 31, 2015 and 2014, the Company has unfunded capital commitments to its joint ventures in the amounts of $39.8 million and $33.1 million.

EMPLOYMENT AGREEMENTS—Kennedy Wilson has entered into employment agreements with its Chief Executive Officer (“CEO”), its President and Chief Executive Officer of its European operations (“CEO—Europe”), its Chief Financial Officer (“CFO”), its Executive Vice President (“EVP”), and its Executive Vice President and General Counsel (“EVP, GC”). The CEO and CEO—Europe have base salaries of $1.5 million and $1.0 million, respectively through August 6, 2021. The CFO, EVP, and EVP, GC have base salaries of $0.6 million, $0.6 million and $0.8 million, respectively through December 29, 2019.

Additionally, the employment agreements provide for the payment of an annual discretionary bonus and participation in equity awards approved in an amount determined in the sole and absolute discretion of the Compensation Committee of the board of directors.

LITIGATION—Kennedy Wilson is currently a defendant in certain routine litigation arising in the ordinary course of business. It is the opinion of management and legal counsel that the outcome of these actions will not have a material effect on the financial statements taken as a whole.

NOTE 15—STOCK COMPENSATION PLANS

In November 2009, Kennedy Wilson adopted the 2009 Equity Participation Plan (“the Equity Plan”) that allowed for the grant of up to approximately 2.5 million shares of common stock. As of December 31, 2015 all the restricted share awards were granted to employees, which vest ratably over a five year period. Vesting of the restricted share awards was contingent upon the expected achievement of a performance target as of the initial vesting date of November 13, 2010 and each of the next four years thereafter. The performance targets were achieved for 2011, 2012, 2013, 2014 and 2015. From inception of the plan through December 31, 2015, 2,576,919 shares have vested and 60,125 shares have been forfeited. The Company re-granted the forfeited shares in 2013 to certain employees. The restricted share awards are recognized as expense on a tranche by tranche basis over the five year performance period. As of December 31, 2015, there was $0.2 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares.

In June 2012, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan (“Amended and Restated Plan”) under which an additional 3.2 million shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. The terms of the awards granted under the 2009 Amended and Restated Equity Participation Plan were set by the Company’s compensation committee at its discretion. During the year ended December 31, 2012, 3.2 million shares of restricted common stock were granted under the Amended and Restated Plan along with 5,000 shares which remained under the original plan. The shares that were granted vest over five years with 40% vesting ratably in the first four years of the award period and the remaining 60% in the fifth year of the award period. Vesting of the restricted share awards is contingent upon the expected achievement of a performance target in each year of the award period with the initial vesting of the first 10% in January 2013. The performance targets were achieved for 2012, 2013, 2014 and 2015. From inception of the plan through December 31, 2015, 921,756 shares have vested and 125,248 shares have been forfeited. The Company re-granted the forfeited shares to certain employees. As of December 31, 2015, there was $28.0 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares which will vest over the next two years.

In July 2014, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan under which an additional 6.0 million shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. During the year ended December, 31 2015 and 2014, 1.7 million and 3.3 million shares, respectively, of restricted common stock were granted under the 2009 Amended and Restated Equity Participation Plan. The terms of the awards granted under the Amended and Restated Plan were set by the Company’s compensation committee at its discretion. The shares will vest ratably over a three, four or five-year year period based on the achievement of certain performance targets. The performance periods will be measured for the awards will be the Company’s fiscal years ending December 31, 2014, 2015, 2016, 2017, 2018 and 2019. The shares which were granted with a three year vesting period have a three year sale restriction period upon vesting. Due to the lack of marketability of these shares with the three year sale restriction period upon vesting, a 15% discount was applied to the grant price these shares when computing stock compensation expense. From inception of the plan through December 31, 2015, 704,000 shares have vested and 44,400 have been forfeited. As of 31 December 31, 2015, there was $85.7 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares which will vest over the next five years.

During the years ended December 31, 2015, 2014 and 2013, Kennedy Wilson recognized $30.8 million, $15.8 million and $7.5 million of compensation expense related to the vesting of restricted common stock and is included in compensation and related expense in the accompanying consolidated statements of operations.

The following table sets forth activity under the Equity Plan and Amended and Restated Plan:

Shares
Nonvested at December 31, 2013	3,357,202
Granted	3,147,500
Vested	(855,494)
Forfeited	(2,475)

Nonvested at December 31, 2014	5,646,733
Granted	1,754,750
Vested	(1,069,990)
Forfeited	(57,148)

Nonvested at December 31, 2015	6,274,345

Employee Benefit Arrangements

Kennedy Wilson has a qualified plan under the provisions of Section 401(k) of the Internal Revenue Code. Under this plan, participants are able to make salary deferral contributions of up to 75% of their total compensation, up to a specified maximum. The 401(k) plan also includes provisions which authorize Kennedy Wilson to make discretionary contributions. During the years ended December 31, 2015, 2014 and 2013, Kennedy Wilson made matching contributions of $0.3 million, $0.2 million, and $0.2 million, respectively to this plan and they are included in compensation and related expenses in the accompanying consolidated statements of operations.

NOTE 16—EQUITY

Common Stock

During the year ended December 31, 2015, Kennedy Wilson had completed an offering of 8.6 million shares of its common stock, which raised $215.3 million of net proceeds, excluding issuance costs of $0.3 million.

In January 2014, Kennedy Wilson completed an offering of 9.2 million shares of its common stock, which raised $190.6 million of net proceeds.

In September 2013, Kennedy Wilson completed an offering of 6.9 million shares of its common stock, which raised $122.0 million of net proceeds.

In March 2013, Kennedy Wilson completed an offering of 9.0 million shares of its common stock, which raised $133.8 million of net proceeds. In April 2013, Kennedy Wilson issued approximately 1.4 million shares of its common stock as a result of the underwriters fully exercising their option to purchase additional shares, which resulted in net proceeds of $20.1 million.

Preferred Stock

During 2010, Kennedy Wilson issued two series of Convertible Cumulative Preferred Stock (together “the Preferred Stock”) at 1,000 per share, series A (100,000 shares) and series B (32,550 shares), for total proceeds less issuance costs of $99.8 million and $32.5 million.

The series A Preferred Stock converted into 8,554,948 common shares on May 19, 2015 at a price of $11.69 per share. The series B Preferred Stock is convertible into common stock at any time at the option of the holder prior to November 3, 2018 and is mandatorily convertible into common stock on November 3, 2018. The current conversion price is $9.98 per share as of December 31, 2015 and is subject to further adjustment pursuant to customary anti-dilution provisions. The series B Preferred Stock has a dividend rates of 6.452% payable quarterly and 32,550 shares are still outstanding as of December 31, 2015.

The certificate of designations of the Preferred Stock contain provisions that require Kennedy Wilson to commence an offer to purchase all shares of the Preferred Stock at a purchase price in cash per share of Preferred Stock equal to $1,150 plus all accumulated and accrued dividends upon the occurrence of a fundamental change, defined as a change of control. The parties have agreed that a change of control is deemed to occur when any person or group other than the purchaser of the Preferred Stock and its affiliates, or any officer or director of Kennedy Wilson as of the issue date of the Preferred Stock, acquires directly or indirectly voting control or direction over more than 35% of the voting control of Kennedy Wilson for a period of seven consecutive days following the earlier of the date the Company becomes aware of such acquisition and the date such person or group files a Schedule 13D. This change of control provision is within Kennedy Wilson’s control as the Board of Directors, at its discretion, would be able to issue blank check Preferred Stock at any time for any reason which could dilute the person or group to below the 35% of the voting control threshold. As such, Kennedy Wilson has concluded that the change of control is within the control of Kennedy Wilson and therefore has classified the Preferred Stock as permanent equity in the accompanying consolidated balance sheets.

In connection with the issuance of the Preferred Stock, Kennedy Wilson entered into registration rights agreements that allow for the holders of the Preferred Stock, with at least a 51% vote, to demand registration of the Preferred Stock (or converted common stock) on or after November 13, 2010. If Kennedy

Wilson does not satisfy the demand for registration, the holders of the Preferred Stock (or converted common stock) would be entitled to receive a payment in an amount equal to 1.50% per annum of the liquidation preference of $1,000 per share. There are sufficient shares of unregistered common stock authorized and unissued to accommodate the conversion feature.

Dividend Distributions

Kennedy Wilson declared and paid the following cash dividends on its common and preferred stock:

	Year Ended December 31, 2015		Year Ended December 31, 2014
(Dollars in millions)	Declared $	Paid $	Declared $	Paid $

Preferred Stock
Series A1	1.5	1.5	6.0	6.0
Series B	2.1	2.1	2.1	2.1
Total Preferred Stock	3.6	3.6	8.1	8.1
Common Stock	53.3	48.2	33.6	30.8

Total[2]	56.9	51.8	41.7	38.9

1	The decrease in Series A dividends during the current year is due to the conversion into common shares during the second quarter 2015. See discussion above.
2	The difference between declared and paid is the amount accrued on the consolidated balance sheets.

Accumulated Other Comprehensive Income

The following table summarizes the changes in each component of accumulated other comprehensive income (loss) (“AOCI”), net of taxes:

(Dollars in millions)	Foreign Currency Translation $	Foreign Currency Derivative Contracts $	Marketable Securities $	Total Accumulated Other Comprehensive Income $
Balance at December 31, 2014	(42.4)	14.4	(0.2)	(28.2)
Unrealized (losses) gains, arising during the period	(175.4)	20.9	0.1	(154.4)
Amounts reclassified out of AOCI during the period	18.8	(9.0)	(0.1)	9.7
Taxes on unrealized (losses) gains, arising during the period	37.1	(14.6)	—	22.5
Noncontrolling interest	92.0	10.7	—	102.7

Balance at December 31, 2015	(69.9)	22.4	(0.2)	(47.7)

The local currencies for our interests in foreign operations include the euro, the British pound sterling, and the Japanese yen. The related amounts on our balance sheets are translated into U.S. dollars at the exchange rates at the respective financial statement date, while amounts on our statements of operations are translated at the average exchange rates during the respective period. The increase in the unrealized losses on foreign currency translation is a result of the strengthening of the U.S. dollar against the Japanese yen, euro and British pound sterling during the year ended December 31, 2015.

In order to manage currency fluctuations, KW Group entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (Euro, GBP and Yen) of certain of its wholly-owned and consolidated subsidiaries. See note 6 for a more detailed discussion of KW Group’s currency derivative contracts.

As discussed throughout this report, we are required under U.S. GAAP to consolidate certain non-wholly owned subsidiaries or investments that we control. As such, our financial statements reflect currency translation adjustments and related hedging activities on a gross basis. In many instances, these fluctuations are not reflective of the actual foreign currency exposure of the underlying consolidated subsidiary. For example, we are required to translate the activities of KWE into US dollars even though

KWE does not invest in US dollar denominated assets. Therefore, it is important to look at the provided currency translation and currency derivative adjustment information net of noncontrolling interests to get a more accurate understanding of the actual currency exposure for the Company.

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries and are presented separately on KW Group’s balance sheet. As at December 31, 2015 and 2014, the Company has noncontrolling interest of $1.7 billion and $2.1 billion. The decrease in noncontrolling interests during 2015 is primarily due to the Company’s distributions to noncontrolling interests of $239.2 million. The Company also allocated $15.7 million of loss, $102.7 million of other comprehensive losses and received contributions of $14.5 million to noncontrolling interest holders.

NOTE 17—EARNINGS PER SHARE

Under FASB ASC Topic 260-10-45 Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. Participating securities, which include unvested restricted stock, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. We only present the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. Because KW Group incurred losses for year ended December 31, 2013, all potentially dilutive instruments are anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding for that period. The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the years ended 31 December 31, 2015, 2014, and 2013:

The following table sets forth the computation of basic and diluted earnings per share:

	Year ended December 31,
(Dollars in millions, except share amounts and per share data)	2015 $	2014 $	2013 $
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	71.1	13.8	(14.5)
Net income and dividends allocated to participating securities	(2.9)	(1.4)	(0.9)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	68.2	12.4	(15.4)

Dividends declared on common shares	(51.1)	(32.3)	(20.9)

Undistributed (losses) earnings attributable to Kennedy-Wilson Holdings, Inc. common shareholders	17.1	(19.9)	(36.3)

Distributed earnings per share	0.48	0.36	0.28
Undistributed (losses) earnings per share	0.18	(0.22)	(0.49)

Income (loss) per basic	0.66	0.14	(0.21)
Income (loss) per diluted	0.66	0.14	(0.21)
Weighted-average shares outstanding for basic	103,261,513	89,200,855	71,159,919
Weighted average shares outstanding for diluted	109,553,728	91,555,214	71,159,919
Dividends declared per common share	0.48	0.36	0.28

All potentially dilutive securities were dilutive during the year ended December 31, 2015. The dilutive shares from convertible securities have not been included in the diluted weighted average shares as Kennedy Wilson for the year ended December 31, 2014 as they are anti-dilutive. For the year ended December 31, 2013 the dilutive shares for warrants, convertible securities, and unvested shares have not been included as they are anti-dilutive. There was a total of 11,100,074 and 13,494,478 potentially dilutive securities as of December 31, 2014 and 2013 not included as part of the calculation above as they were anti-dilutive.

NOTE 18—SEGMENT INFORMATION

Kennedy Wilson’s business is defined by two core segments: KW Investments and KW Services. KW Investments invests in multifamily, residential and commercial properties as well as loans secured by real estate. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution-based clients. Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these services and investments.

KW Investments

We invest our capital in real estate assets and loans secured by real estate either on our own or through our investment management platform. When we have partners, we are typically the general partner in the arrangement with a promoted interest in the profits of our investments beyond our ownership percentage. The Company has an average ownership interest across all investments of approximately 38% as of December 31, 2015. Our equity partners include public shareholders, financial institutions, foundations, endowments, high net worth individuals and other institutional investors. See the “Business Segments” section in Item 1 for a more detailed discussion of the different components of the KW Investments segment.

Substantially all of the revenue-related party was generated via inter-segment activity for the years ended December 31, 2015, 2014 and 2013. Generally, this revenue consists of fees earned on investments in which Kennedy Wilson also has an ownership interest. The amounts representing investments with related parties and non-affiliates are included in the investment segment. The fees earned from related parties are included in the services segment.

KW Services

KW Services includes both our investment management platform as well as our third party services business and offers a comprehensive line of real estate services for the full lifecycle of real estate ownership to clients that include shareholders of KWE, financial institutions, institutional investors, insurance companies, developers, builders and government agencies. KW Services has five main lines of business: investment management, property services, research, brokerage, and auction and conventional sales. These five business lines generate revenue for us through fees and commissions. See the “Business Segments” section in Item 1 for a more detailed discussion of the different components of the KW Services segment.

The Company manages approximately 50 million square feet of properties for the Company and its investment partners (including KWE) in the United States, Europe, and Asia, which includes assets we have ownership interests in and third party owned assets. With 25 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain, Italy and Japan, we have the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of KW Services have an extensive track record in their respective lines of business and in the real estate community as a whole. Their knowledge and relationships are an excellent driver of businesses through the services business as well as on the investment front.

Additionally, KW Services plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

No single third party client accounted for 10% or more of Kennedy Wilson’s revenue during any period presented in these financial statements.

The following tables summarize the income and expense activity by segment for the years ended December 31, 2015, 2014 and 2013 and total assets as of December 31, 2015, 2014 and 2013.

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Investments
Rental	404.8	206.9	40.3
Hotel	106.4	63.3	2.7
Sale of real estate	3.7	28.4	10.1
Loans and other income	19.5	17.4	1.9

Total revenue	534.4	316.0	55.0
Depreciation and amortization	(166.3)	(104.5)	(17.4)
Operating Expenses	(283.3)	(201.6)	(69.1)
Income from unconsolidated investments	93.6	48.3	41.4

Operating Income	178.4	58.2	9.9
Gain on sale of real estate	72.4	—	—
Acquisition-related gains	108.1	218.1	56.6
Acquisition-related expenses	(37.3)	(19.7)	(1.6)
Interest expense-investment	(108.8)	(46.3)	(11.8)
Other	(2.5)	5.1	(2.2)

Income before benefit from income taxes	210.3	215.4	50.9
(Provision for) benefit from income taxes	(23.4)	—	—

Net income	186.9	215.4	50.9

Net income attributable to the non-controlling interests	15.3	(73.6)	(20.3)

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	202.2	141.8	30.6

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Services
Investment management, property services, and research fees (includes $37.8, $57.4, and $46.0 million of related party fees, respectively)	69.3	82.6	68.1
Total revenue	69.3	82.6	68.1
Operating expenses	(69.7)	(61.1)	(40.7)
Income from unconsolidated investments	3.8	5.9	—

Net Income	3.4	27.4	27.4

Net loss attributable to the noncontrolling interests	0.4	5.4	—

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	3.8	32.8	27.4

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Corporate
Operating expenses	(53.4)	(35.8)	(21.9)

Operating loss	(53.4)	(35.8)	(21.9)
Interest income	—	—	0.3
Interest expense—corporate	(46.9)	(57.1)	(39.9)
Loss on extinguishment of corporate debt	(1.0)	(27.3)	—

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Other	—	—	—

Loss before (provision for) income taxes	(101.3)	(120.2)	(61.5)
(Provision for) benefit from income taxes	(30.0)	(32.4)	(2.9)

Net loss	(131.3)	(152.6)	(64.4)
Preferred dividends and accretion of preferred stock issuance costs	(3.6)	(8.1)	(8.1)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(134.9)	(160.7)	(72.5)

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Consolidated
Rental	404.8	206.9	40.3
Hotel	106.4	63.3	2.7
Sale of real estate	3.7	28.4	10.1
Investment management, property services, and research fees (includes $37.8, $57.4, and $46.0 million of related party fees, respectively)	69.3	82.6	68.1
Loans purchases, loan originations, and other	19.5	17.4	1.9

Total revenue	603.7	398.6	123.1
Operating expenses	406.4	298.6	131.7
Depreciation and amortization	166.3	104.5	17.4

Total operating expenses	572.7	403.1	149.1
Income from unconsolidated investments	97.4	54.2	41.4

Operating income	128.4	49.7	15.4

Gain on sale of real estate	72.4	—	—
Acquisition-related gains	108.1	218.1	56.6
Acquisition-related expenses	(37.3)	(19.7)	(1.6)
Interest expense—investment	(108.8)	(46.3)	(11.8)
Interest expense—corporate	(46.9)	(57.1)	(39.9)
Loss on extinguishment of corporate debt	(1.0)	(27.3)	—
Other	(2.5)	5.1	(1.9)

Income before benefit from income taxes	112.4	122.5	16.8
(Provision for) benefit from income taxes	(53.4)	(32.4)	(2.9)

Net income	59.0	90.1	13.9
Net income attributable to the noncontrolling interests	15.7	(68.2)	(20.3)
Preferred dividends and accretion of preferred stock issuance costs	(3.6)	(8.1)	(8.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	71.1	13.8	(14.5)

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $
Assets
Investments	7,418.6	6,017.9
Services	58.1	60.2
Corporate	163.4	254.0

Total assets	7,640.1	6,332.1

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
Expenditures for long lived assets
Investments	(1,927.6)	(1,962.2)	(168.5)

Geographic Information:

The revenue shown in the table below is allocated based upon the country in which services are performed.

	Year Ended December 31,
(Dollars in millions)	2015 $	2014 $	2013 $
United States	229.3	174.9	87.6
Europe	361.1	209.2	35.1
Japan	13.3	14.5	0.4

Total Revenue	603.7	398.6	123.1

NOTE 19—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information and condensed consolidating financial information includes:

(1)	Condensed consolidating balance sheets as of December 31, 2015 and 2014, respectively; consolidating statements of operations and comprehensive (loss) income for the years ended December 31, 2015, 2014, and 2013, respectively; and condensed consolidating statements of cash flows for the years ended December 31, 2015, 2014, and 2013, respectively, of (a) Kennedy-Wilson Holdings, Inc. on an unconsolidated basis as the parent (and guarantor), (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and

(2)	Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent guarantor, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries

Condensed Consolidating Balance Sheet as of December 31, 2015

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	80.2	37.0	65.4	—	182.6
Cash held by consolidated investments	—	—	—	549.0	—	549.0
Accounts receivable	—	—	30.2	24.5	—	54.7
Loan purchases and originations	—	79.4	12.2	245.9	(37.8)	299.7
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,017.5	4,780.0	—	5,797.5
Unconsolidated investments	—	14.6	292.6	137.7	—	444.9
Investments in and advances to consolidated subsidiaries	1,148.0	1,898.9	1,185.4	0.2	(4,232.5)	—
Other assets	—	—	30.2	281.5	—	311.7

Total Assets	1,148.0	2,073.1	2,605.1	6,084.2	(4,270.3)	7,640.1

Liabilities
Accounts Payable	—	0.5	2.5	19.2	—	22.2
Accrued expenses and other liabilities	14.0	222.0	118.8	37.2	—	392.0
Senior notes payable	—	702.6	—	—	—	702.6
Investment debt	—	—	584.9	3,111.1	(37.8)	3,658.2

Total liabilities	14.0	925.1	706.2	3,167.5	(37.8)	4,775.0

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,134.0	1,148.0	1,898.9	1,185.4	(4,232.5)	1,133.8
Noncontrolling interests	—	—	—	1,731.3	—	1,731.3

Total equity	1,134.0	1,148.0	1,898.9	2,916.7	(4,232.5)	2,865.1

Total liabilities and equity	1,148.0	2,073.1	2,605.1	6,084.2	(4,270.3)	7,640.1

Condensed Consolidating Balance Sheet as of December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	38.2	21.0	115.4	—	174.6
Cash held by consolidated investments	—	—	—	763.1	—	763.1
Accounts receivable	—	—	31.5	24.1	—	55.6
Loan purchases and originations	—	38.5	20.6	292.1	(37.8)	313.4
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	474.5	3,753.6	—	4,228.1
Unconsolidated investments	—	9.3	328.7	154.2	—	492.2
Investments in and advances to consolidated subsidiaries	909.8	1,655.0	1,065.6	—	(3,630.4)	—
Other assets	—	63.7	40.6	200.8	—	305.1

Total Assets	909.8	1,804.7	1,982.5	5,303.3	(3,668.2)	6,332.1

Liabilities
Accounts payable, accrued expenses and other liabilities	8.7	67.5	79.2	109.5	—	264.9
Senior notes payable	—	702.4	—	—	—	702.4
Investment debt	—	—	248.3	1,985.4	(37.8)	2,195.9
Line of credit	—	125.0	—	—	—	125.0

Total liabilities	8.7	894.9	327.5	2,094.9	(37.8)	3,288.2

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	901.1	909.8	1,655.0	1,065.6	(3,630.4)	901.1
Noncontrolling interests	—	—	—	2,142.8	—	2,142.8

Total equity	901.1	909.8	1,655.0	3,208.4	(3,630.4)	3,043.9

Total liabilities and equity	909.8	1,804.7	1,982.5	5,303.3	(3,668.2)	6,332.1

Consolidating Statement of Operations for the year ended December 31, 2015

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—	—	65.4	339.4	—	404.8
Hotel	—	—	—	106.4	—	106.4
Sale of real estate	—	—	—	3.7	—	3.7
Investment management, property services, and research fees	—	—	66.1	3.2	—	69.3
Loan purchases, loan originations, and other	—	0.1	1.2	18.2	—	19.5

Total revenue	—	0.1	132.7	470.9	—	603.7

Operating expenses
Rental operating	—	—	25.3	82.7	—	108.0
Hotel operating	—	—	—	89.9	—	89.9
Cost of real estate sold	—	—	—	2.6	—	2.6
Commission and marketing	—	1.6	4.6	1.1	—	7.3
Compensation and related	30.8	50.1	65.4	8.5	—	154.8
General and administrative	—	15.0	16.7	12.1	—	43.8
Depreciation and amortization	—	0.8	20.8	144.7	—	166.3

Total operating expenses	30.8	67.5	132.8	341.6	—	572.7
Income from unconsolidated investments	—	0.4	79.3	17.7	—	97.4
Income (loss) from consolidated subsidiaries	89.8	220.1	95.9	—	(405.8)	—

Operating income (loss)	59.0	153.1	175.1	147.0	(405.8)	128.4
Non-operating income (expense)
Acquisition-related gains	—	—	70.0	38.1	—	108.1
Acquisition-related expenses	—	(0.8)	(0.7)	(35.8)	—	(37.3)
Interest expense—corporate	—	(46.9)	—	—	—	(46.9)
Interest expense—investment	—	—	(15.8)	(93.0)	—	(108.8)
Loss on early extinguishment of corporate debt	—	(1.0)	—	—	—	(1.0)
Gain on sale of real estate	—	—	0.1	72.3	—	72.4
Other (expense) income	—	1.0	(1.7)	(1.8)	—	(2.5)

Income (loss) before provision from income taxes	59.0	105.4	227.0	126.8	(405.8)	112.4
Provision for income taxes	—	(15.6)	(6.9)	(30.9)	—	(53.4)

Net income (loss)	59.0	89.8	220.1	95.9	(405.8)	59.0
Net loss attributable to the noncontrolling interests	—	—	—	15.7	—	15.7

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	59.0	89.8	220.1	111.6	(405.8)	74.7
Preferred stock dividends and accretion of issuance costs	(3.6)	—	—	—	—	(3.6)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	55.4	89.8	220.1	111.6	(405.8)	71.1

Consolidating Statement of Operations for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—	—	20.4	186.5	—	206.9
Hotel	—	—	—	63.3	—	63.3
Sale of real estate	—	—	0.7	27.7	—	28.4
Investment management, property services, and research fees	—	—	78.9	3.7	—	82.6
Loan purchases, loan originations, and other	—	0.1	2.0	15.3	—	17.4

Total revenue	—	0.1	102.0	296.5	—	398.6

Operating expenses
Rental operating	—	—	—	59.3	—	59.3
Hotel operating	—	—	—	57.1	—	57.1
Cost of real estate sold	—	—	0.7	20.0	—	20.7
Commission and marketing expenses	—	—	4.4	1.2	—	5.6
Compensation and related expenses	15.9	52.8	38.1	7.0	—	113.8
General and administrative	—	12.4	15.8	13.9	—	42.1
Depreciation and amortization	—	0.9	12.2	91.4	—	104.5

Total operating expenses	15.9	66.1	71.2	249.9	—	403.1
Income from unconsolidated investments	—	3.4	39.0	11.8	—	54.2
Income (loss) from consolidated subsidiaries	106.0	278.4	215.5	—	(599.9)	—

Operating income (loss)	90.1	215.8	285.3	58.4	(599.9)	49.7
Non-operating income (expense)
Acquisition-related gains	—	(7.0)	3.7	221.4	—	218.1
Acquisition-related expenses	—	—	(2.3)	(17.4)	—	(19.7)
Interest expense—corporate	—	(56.3)	—	(0.8)	—	(57.1)
Interest expense—investment	—	—	(6.8)	(39.5)	—	(46.3)
Loss on early extinguishment of corporate debt	—	(27.3)	—	—	—	(27.3)
Other (expense) income	—	0.2	1.5	3.4	—	5.1

Income (loss) before benefit from income taxes	90.1	125.4	281.4	225.5	(599.9)	122.5
Provision for income taxes	—	(19.4)	(3.0)	(10.0)	—	(32.4)

Net income (loss)	90.1	106.0	278.4	215.5	(599.9)	90.1
Net income attributable to the noncontrolling interests	—	—	—	(68.2)	—	(68.2)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	90.1	106.0	278.4	147.3	(599.9)	21.9
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	—	—	—	—	(8.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	82.0	106.0	278.4	147.3	(599.9)	13.8

Consolidating Statement of Operations for the year ended December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries[1] $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Rental	—	0.1	6.7	33.5	—	40.3
Hotel	—	—	—	2.7	—	2.7
Sale of real estate	—	—	10.1	—	—	10.1
Investment management, property services, and research fees	—	0.4	26.9	40.8	—	68.1
Loan purchases, loan originations, and other	—	—	1.9	—	—	1.9

Total revenue	—	0.5	45.6	77.0	—	123.1

Operating expenses
Rental operating	—	—	3.5	13.2	—	16.7
Hotel operating	—	—	—	2.2	—	2.2
Cost of real estate sold	—	—	7.9	—	—	7.9
Commission and marketing expenses	—	0.3	2.9	0.4	—	3.6
Compensation and related expenses	7.5	31.9	14.8	22.5	—	76.7
General and administrative	0.3	9.4	5.1	9.8	—	24.6
Depreciation and amortization	—	0.9	4.8	11.7	—	17.4

Total operating expenses	7.8	42.5	39.0	59.8	—	149.1
Income (loss) from unconsolidated—investments	—	2.9	52.1	(13.6)	—	41.4
Income (loss) from consolidated subsidiaries	21.7	105.4	51.3	—	(178.4)	—

Operating income	13.9	66.3	110.0	3.6	(178.4)	15.4
Non-operating income (expense)
Acquisition-related gains	—	—	—	56.6	—	56.6
Acquisition-related expenses	—	(0.2)	(0.4)	(1.0)	—	(1.6)
Interest expense—corporate	—	(39.9)	—	—	—	(39.9)
Interest expense—investment	—	—	(1.8)	(10.0)	—	(11.8)
Other income (expense)	—	0.4	(2.4)	0.1	—	(1.9)

Income before (provision for) benefit from—income taxes	13.9	26.6	105.4	49.3	(178.4)	16.8
(Provision for) benefit from income taxes	—	(4.9)	—	2.0	—	(2.9)

Net income (loss)	13.9	21.7	105.4	51.3	(178.4)	13.9
Net income attributable to the noncontrolling interests	—	—	—	(20.3)	—	(20.3)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	13.9	21.7	105.4	31.0	(178.4)	(6.4)
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	—	—	—	—	(8.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	5.8	21.7	105.4	31.0	(178.4)	(14.5)

Consolidated Statement of Comprehensive Income for the year ended December 31, 2015

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries[1] $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net Income	59.0	89.8	220.1	95.9	(405.8)	59.0
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	0.1	0.1	—	—	(0.1)	0.1
Unrealized foreign currency translation gain (loss)	(138.3)	(138.3)	(13.6)	(29.6)	181.5	(138.3)
Amounts reclassified from accumulated other—comprehensive income	9.7	9.7	(0.6)	10.3	(19.4)	9.7
Unrealized forward contract forward currency gain (loss)	6.3	6.3	11.5	(5.2)	(12.6)	6.3

Total other comprehensive income (loss) for the period	(122.2)	(122.2)	(2.7)	(24.5)	149.4	(122.2)

Comprehensive income	(63.2)	(32.4)	217.4	71.4	(256.4)	(63.2)
Comprehensive income attributable to noncontrolling interests	—	—	—	118.4	—	118.4

Comprehensive income attributable to Kennedy-Wilson Holdings, Inc.	(63.2)	(32.4)	217.4	189.8	(256.4)	55.2

Consolidated Statement of Comprehensive Income for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net Income (loss)	90.1	106.0	278.4	215.5	(599.9)	90.1

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(0.2)	(0.2)	—	—	0.2	(0.2)
Unrealized foreign currency translation gain (loss)	(46.4)	(46.4)	1.9	(41.0)	85.5	(46.4)
Amounts reclassified from accumulated other comprehensive income	(7.1)	(7.1)	1.2	(8.3)	14.2	(7.1)
Unrealized forward contract forward currency gain (loss)	16.3	16.3	4.9	15.2	(36.4)	16.3

Total other comprehensive income (loss) for the period	(37.4)	(37.4)	8.0	(34.1)	63.5	(37.4)

Comprehensive income (loss)	52.7	68.6	286.4	181.4	(536.4)	52.7
Comprehensive income attributable to noncontrolling interests	—	—	—	(15.6)	—	(15.6)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	52.7	68.6	286.4	165.8	(536.4)	37.1

Consolidated Statement of Comprehensive Income for the year ended December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net Income (loss)	13.9	21.7	105.4	51.3	(178.4)	13.9

Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation gain (loss)	(9.3)	(9.3)	(10.0)	0.8	18.5	(9.3)
Amounts reclassified from accumulated other comprehensive income	2.8	2.8	2.8	—	(5.6)	2.8
Unrealized forward contract forward currency gain (loss)	3.1	3.1	5.0	—	(8.1)	3.1

Total other comprehensive income (loss) for the period	(3.4)	(3.4)	(2.2)	0.8	4.8	(3.4)

Comprehensive income (loss)	10.5	18.3	103.2	52.1	(173.6)	10.5
Comprehensive income attributable to noncontrolling interests	—	—	—	(20.3)	—	(20.3)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	10.5	18.3	103.2	31.8	(173.6)	(9.8)

Condensed Consolidating Statements of Cash Flow for the year ended December 31, 2015

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash provided by operating activities	5.3	67.4	105.4	0.1	178.2
Cash flows from investing activities:
Additions to loans	—	(41.0)	—	(194.8)	(235.8)
Collections of loans	—	—	8.8	19.0	27.8
Nonrefundable escrow deposits	—	—	—	(3.8)	(3.8)
Net proceeds from sale of real estate	—	—	—	622.6	622.6
Purchases of and additions to real estate	—	—	(220.3)	(1,707.3)	(1,927.6)
Investment in marketable securities	—	—	(5.0)	—	(5.0)
Proceeds from sale of marketable securities	—	—	6.2	—	6.2
Investing distributions from unconsolidated investments	—		83.1	96.9	180.0
Contributions to unconsolidated investments	—	(2.9)	(81.5)	(99.9)	(184.3)
Proceeds from settlement of foreign currency derivative contracts	—	23.4	—	18.1	41.5
Purchases of foreign currency derivative contracts	—	(3.6)	—	(1.6)	(5.2)
(Investments in) distributions from consolidated subsidiaries, net	(157.1)	128.4	(40.0)	68.7	—

Net cash (used in) provided by investing activities	(157.1)	104.3	(248.7)	(1,182.1)	(1,483.6)
Cash flow from financing activities:
Borrowings under lines of credit	—	95.0	—	—	95.0
Repayment of lines of credit	—	(220.0)	—	—	(220.0)
Borrowings under investment debt	—	—	168.1	1,919.8	2,087.9
Repayment of investment debt	—	—	(7.4)	(673.7)	(681.1)
Debt issue costs	—	(4.7)	(1.4)	(15.6)	(21.7)
Issuance of common stock	215.0	—	—	—	215.0
Repurchase of common stock	(11.4)	—	—	—	(11.4)
Dividends paid	(51.8)	—	—	—	(51.8)
Acquisitions of noncontrolling interests	—	—	—	(68.4)	(68.4)
Contributions from noncontrolling interests	—	—	—	14.5	14.5
Distributions to noncontrolling interests	—	—	—	(239.2)	(239.2)

Net cash provided by (used in) financing activities	151.8	(129.7)	159.3	937.4	1,118.8
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(19.5)	(19.5)

Net change in cash and cash equivalents	—	42.0	16.0	(264.1)	(206.1)
Cash and cash equivalents, beginning of year	—	38.2	21.0	878.5	937.7

Cash and cash equivalents, end of year	—	80.2	37.0	614.4	731.6

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash (used in) provided by operating activities:	(1.0)	(203.8)	125.1	177.8	98.1
Cash flows from investing activities:
Additions to loans	—	—	(10.7)	(526.1)	(536.8)
Collections of loans	—	—	15.1	80.8	95.9
Net proceeds from sale of real estate	—	—	—	24.7	24.7)
Purchases of and additions to real estate	—	(0.6)	(141.5)	(1,820.1)	(1,962.2)
Nonrefundable escrow deposits	—	—	—	(47.7)	(47.7)
Investment in marketable securities	—	—	(11.5)	—	(11.5)
Proceeds from sale of marketable securities	—	—	8.6	—	8.6
Investing distributions from unconsolidated investments	—	0.3	52.1	59.4	111.8
Contributions to unconsolidated investments	—	(2.0)	(70.8)	(94.9)	(167.7)
Proceeds from settlement of foreign currency derivative contracts	—	—	—	14.4	14.4
Purchases of foreign currency derivative contracts	—	—	—	(2.7)	(2.7)
(Investments in) distributions from consolidated subsidiaries, net	(142.5)	(172.8)	(89.7)	405.0	—

Net cash (used in) provided by investing activities	(142.5)	(175.1)	(248.4)	(1,907.2)	(2,473.2)
Cash flow from financing activities:
Borrowings under senior notes payable	—	647.2	—	—	647.2
Repayment of senior notes payable	—	(350.0)	—	—	(350.0)
Repayments of junior subordinated debt	—	(40.0)	—	—	(40.0)
Borrowings under lines of credit	—	215.0	—	—	215.0
Repayment of lines of credit	—	(90.0)	—	—	(90.0)
Borrowings under investment debt	—	—	68.8	1,215.0	1,283.8
Repayment of investment debt	—	—	(0.7)	(345.1)	(345.8)
Debt issue costs	—	(13.3)	(1.0)	(24.4)	(38.7)
Issuance of common stock	190.6	—	—	—	190.6
Repurchase of common stock	(8.2)	—	—	—	(8.2)
Proceeds from issuance of KWE shares, net	—	—	—	1,827.2	1,827.2
Dividends paid	(38.9)	—	—	—	(38.9)
Acquisitions of noncontrolling interests	—	—	—	(51.0)	(51.0)
Contributions from noncontrolling interests	—	—	—	19.9	19.9
Distributions from noncontrolling interests	—	—	—	(57.7)	(57.7)

Net cash provided by financing activities	143.5	368.9	67.1	2,583.9	3,163.4
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(28.8)	(28.8)

Net change in cash and cash equivalents	—	(10.0)	(56.2)	825.7	759.5
Cash and cash equivalents, beginning of year	—	48.2	77.2	52.8	178.2

Cash and cash equivalents, end of year	—	38.2	21.0	878.5	937.7

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash provided by (used in) operating activities:	0.6	(67.0)	47.6	50.1	31.3
Cash flows from investing activities:
Additions to loans	—	(39.6)	(22.1)	—	(61.7)
Settlements of loans	—	7.8	38.1	0.1	46.0
Net proceeds from sale of real estate	—	—	9.8	0.3	10.1
Purchases of and additions to real estate	—	—	(62.4)	(106.1)	(168.5)
Non-refundable escrow deposits	—	(4.0)	—	—	(4.0)
Short term investment	—	10.0	—	—	10.0
Sale of participation interests	—	—	6.6	—	6.6
Capitalized development costs	—	(1.4)	—	—	(1.4)
Investment in marketable securities	—	—	(3.7)	—	(3.7)
Distributions from unconsolidated investments	—	0.4	167.8	7.2	175.4
Contributions to unconsolidated investments	—	(2.3)	(230.2)	(125.1)	(357.6)
(Investments in) distributions from consolidated subsidiaries, net	(262.6)	104.4	43.8	114.4	—

Net cash (used in) provided by investing activities	(262.6)	75.3	(52.3)	(109.2)	(348.8)
Cash flow from financing activities:
Borrowings under lines of credit	—	125.0	—	—	125.0
Repayment of lines of credit	—	(125.0)	—	—	(125.0)
Borrowings under investment debt	—	—	41.1	71.4	112.5
Repayment of investment debt	—	—	—	(1.7)	(1.7)
Debt issuance costs	—	(1.3)	(0.3)	(0.6)	(2.2)
Issuance of common stock	275.9	—	—	—	275.9
Repurchase of common stock	(3.8)	—	—	—	(3.8)
Repurchase of warrants	(1.4)	—	—	—	(1.4)
Exercise of warrants	15.4	—	—	—	15.4
Dividends paid	(24.1)	—	—	—	(24.1)
Contributions from noncontrolling interests	—	—	—	1.4	1.4
Distributions from noncontrolling interests	—	—	—	(0.6)	(0.6)
Intercompany receivables, net	—	(23.5)	—	23.5	—

Net cash provided by (used in) financing activities	262.0	(24.8)	40.8	93.4	371.4
Effect of currency exchange rate changes on cash and cash equivalents	—	0.2	2.6	0.6	3.4

Net change in cash and cash equivalents	—	(16.3)	38.7	34.9	57.3
Cash and cash equivalents, beginning of year	—	64.5	38.5	17.9	120.9

Cash and cash equivalents, end of year	—	48.2	77.2	52.8	178.2

NOTE 20—UNAUDITED QUARTERLY INFORMATION

(Dollars in millions, except earnings per share amounts) Year ended December 31, 2015	Fourth Quarter $	Third Quarter $	Second Quarter $	First Quarter $
Revenues	166.3	159.2	140.5	137.7
Operating expenses	164.9	144.5	141.9	121.4
Income from unconsolidated investments	53.3	15.9	17.0	11.2

Operating income	54.7	30.6	15.6	27.5
Non-operating (expenses) income	(5.5)	(21.0)	50.4	(39.9)

Income (loss) before provision for income taxes	49.2	9.6	66.0	(12.4)
(Provision for) benefit from income taxes	(20.9)	(4.5)	(36.1)	8.1

Net income (loss)	28.3	5.1	29.9	(4.3)
Net (income) loss attributable to noncontrolling interests	0.7	10.3	1.9	2.8
Preferred stock dividends and accretion of issuance costs	(0.5)	(0.5)	(0.6)	(2.0)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	28.5	14.9	31.2	(3.5)

Basic (loss) earnings per share	0.25	0.13	0.29	(0.05)
Diluted (loss) earnings per share	0.25	0.13	0.27	(0.05)

(Dollars in millions, except earnings per share amounts) Year ended December 31, 2014	Fourth Quarter $	Third Quarter $	Second Quarter $	First Quarter $
Revenues	141.6	113.7	91.9	51.4
Operating expenses	139.6	114.2	88.5	60.8
Income from unconsolidated investments	8.3	12.1	31.0	2.8

Operating income (loss)	10.3	11.6	34.4	(6.6)
Non-operating (expenses) income	(39.2)	(8.0)	54.7	65.2

Income (loss) before provision for income taxes	(28.9)	3.6	89.1	58.6
(Provision for) benefit from income taxes	8.4	(6.6)	(25.4)	(8.8)

Net income (loss)	(20.5)	(3.0)	63.7	49.8
Net (income) loss attributable to noncontrolling interests	(8.2)	2.8	(25.3)	(37.4)
Preferred stock dividends and accretion of issuance costs	(2.0)	(2.0)	(2.1)	(2.0)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(30.7)	(2.2)	36.3	10.4

Basic (loss) earnings per share	(0.35)	(0.03)	0.39	0.12
Diluted (loss) earnings per share	(0.35)	(0.03)	0.38	0.12

NOTE 21—SUBSEQUENT EVENTS

In February 2016, Kennedy Wilson successfully completed fundraising for Kennedy Wilson Real Estate Fund V (“Fund V”). Fund V raised $500 million of capital commitments, including $60 million from Kennedy Wilson. The fund has a current portfolio of 10 multifamily, office, retail and residential assets with an aggregate purchase price of $412 million and undrawn commitments of $365 million.

On February 25, 2016, Kennedy Wilson announced a 17% increase in the common dividend per share to $0.14 per quarter or $0.56 on an annualized basis. This marks the fifth consecutive annual dividend increase. The Company will pay a quarterly dividend to common shareholders of record as of March 31, 2016 with a payment date of April 7, 2016.

Additionally on February 25, 2016, Kennedy Wilson announced the authorization of a stock repurchase program for up to $100 million. Repurchases under the program may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and subject to the Company’s discretion.

Subsequent to December 31, 2015, Kennedy Wilson drew $50.0 million from its revolving credit facility.

The Company evaluated subsequent events through the date these financial statements were issued.

KW AUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE YEAR ENDED 31 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kennedy-Wilson Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules III to IV. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, the Company changed its method for reporting discontinued operations in 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Kennedy-Wilson Holdings, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013), and our report dated March 2, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California

March 2, 2015

The Board of Directors and Stockholders

Kennedy-Wilson Holdings, Inc.:

We have audited Kennedy-Wilson Holdings, Inc.’s (the Company) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Kennedy-Wilson Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Kennedy-Wilson Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2014 as well as the financial statement schedules III and IV, and our report dated March 2, 2015 expressed an unqualified opinion on those consolidated financial statements and schedules.

/s/ KPMG LLP

Los Angeles, California

March 2, 2015

Consolidated Balance Sheets

	December 31,
(Dollars in millions)	2014 $	2013 $
Assets
Cash and cash equivalents	174.6	170.2
Cash held by consolidated investments	763.1	8.0
Accounts receivable (including $18.0 and $11.4 of related party)	55.6	16.6
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	4,228.1	688.1
Unconsolidated investments	492.2	786.1
Loans (including $0 and $4.1 of related party)	313.4	56.8
Other assets	305.1	73.0

Total assets	6,332.1	1,798.8

Liabilities
Accounts payable, accrued expenses and other liabilities	264.9	129.1
Senior notes payable	702.4	409.0
Investment debt	2,195.9	401.8
Line of credit	125.0	—
Junior subordinated	—	40.0

Total liabilities	3,288.2	979.9

Equity
Cumulative preferred stock, $0.0001 par value: 1,000,000 shares authorized $1,000 per share liquidation preference	—	—
Common Stock, 96,091,446 and 82,592,607 shares issued outstanding as of December 31, 2014 and December 31, 2013	—	—
Additional paid-in capital	991.3	801.3
Retained earnings (accumulated deficit)	(62.0)	(42.2)
Accumulated other comprehensive (loss) income	(28.2)	9.2

Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	901.1	768.3
Noncontrolling interests	2,142.8	50.6

Total equity	3,043.9	818.9

Total liabilities and equity	6,332.1	1,798.8

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31,
(Dollars in millions, except per share data)	2014 $	2013 $	2012 $
Revenue
Investment management, property services, and research fees (includes $57.4, $46.0, and $32.5 of related party fees)	82.6	68.1	53.3
Rental and hotel	270.2	43.0	8.5
Loans and other income	17.4	1.9	2.8
Sale of real estate	28.4	10.1	2.3

Total revenue	398.6	123.1	66.9

Operating expenses
Commission and marketing expenses	5.6	3.6	4.6
Rental and hotel operating expense	116.4	18.9	4.5
Cost of real estate sold	20.7	7.9	2.2
Compensation and related expenses	113.8	76.7	55.8
General and administrative	42.1	24.6	19.5
Depreciation and amortization	104.5	17.4	4.9

Total operating expenses	403.1	149.1	91.5
Income from unconsolidated investments	54.2	41.4	27.9

Operating income (loss)	49.7	15.4	3.3
Non-operating income (expense)
Acquisition-related gains	218.1	56.6	25.5
Acquisition-related expenses	(19.7)	(1.6)	(0.7)
Interest expense—investment	(46.3)	(11.8)	(2.5)
Interest expense—corporate debt	(57.1)	(39.9)	(26.1)
Early extinguishment of corporate debt	(27.3)	—	—
Other income (expense)	5.1	(1.9)	7.0

Income before (provision for) benefit from income taxes	122.5	16.8	6.5
(Provision for) benefit from income taxes	(32.4)	(2.9)	0.2

Net income	90.1	13.9	6.7
Net (income) attributable to the noncontrolling interests	(68.2)	(20.3)	(2.5)
Preferred stock dividends and accretion of issuance costs	(8.1)	(8.1)	(8.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	13.8	(14.5)	(3.9)

Basic Earnings per share[a]
Income (loss) per basic	0.14	(0.21)	(0.07)
Weighted average shares outstanding for basic	89,200,855	71,159,919	55,285,833
Diluted Earnings per share[a]
Income (loss) per diluted	0.14	(0.21)	(0.07)
Weighted average shares outstanding for diluted	91,555,214	71,159,919	55,285,833
Dividends declared per common share	0.36	0.28	0.20

a	EPS amounts may not add due to rounding.

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Net income	90.1	13.9	6.7
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(0.2)	—	3.3
Unrealized foreign currency translation (loss) gain	(46.4)	(9.3)	(1.5)
Amounts reclassified from accumulated other comprehensive income	(7.1)	2.8	—
Unrealized gain (loss) on foreign currency derivatives	16.3	3.1	5.7

Total other comprehensive (loss) income for the period	(37.4)	(3.4)	7.5

Comprehensive income	52.7	10.5	14.2
Comprehensive income attributable to noncontrolling interests	(15.6)	(20.3)	(2.6)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc	37.1	(9.8)	11.6

See accompanying notes to consolidated financial statements.

Consolidated Statements of Equity

	Preferred Stock		Common Stock				Accumulated Other Comprehensive Income $
Dollars in millions, except share amounts)	Shares	Amount $	Shares	Amount $	Additional Paid-in Capital $	Retained Earnings $		Treasury Stock $	Noncontrolling Interests $	Total $
Balance, January 1, 2012	132,550	—	51,825,998	—	407.3	9.7	5.0	(11.8)	3.4	413.6
Repurchase of 3,400 common shares	—	—	(3,400)	—	—	—	—	—	—	—
Repurchase of 612,900 warrants	—	—	—	—	(1.6)	—	—	—	—	(1.6)
Issuance of 8,625,000 shares of common stock	—	—	8,625,000	—	106.3	—	—	—	—	106.3
Common stock issued under Amended and Restated Plan	—	—	3,175,000	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	3.5	—	—	—	—	3.5
Other comprehensive income (loss):
Unrealized gain on marketable securities, net of tax of $2.3	—	—	—	—	—	—	3.3	—	—	3.3
Unrealized foreign currency translation loss, net of tax of $1.3	—	—	—	—	—	—	(1.4)	—	—	(1.4)
Unrealized forward contract foreign currency gain, net of tax of $3.7	—	—	—	—	—	—	5.7	—	—	5.7
Preferred stock dividends	—	—	—	—	—	(8.1)	—	—	—	(8.1)
Common stock dividends	—	—	—	—	—	(11.7)	—	—	—	(11.7)
Net income	—	—	—	—	—	4.2	—	—	2.5	6.7
Acquisition of noncontrolling interests	—	—	150,000	—	(2.7)	—	—	2.0	0.1	(0.6)
Consolidation of Fund II	—	—	—	—	—	—	—	—	7.6	7.6
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	0.4	0.4
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(4.9)	(4.9)

Balance, December 31, 2012	132,550	—	63,772,598	—	512.8	(5.9)	12.6	(9.8)	9.1	518.8
Exercise of warrants into common shares	—	—	1,771,862	—	15.4	—	—	—	—	15.4
Repurchase of 427,332 warrants	—	—	—	—	(1.4)	—	—	—	—	(1.4)
Issuance of 17,250,000 shares of common stock	—	—	17,250,000	—	275.9	—	—	—	—	275.9
Retirement of common shares held in treasury	—	—	—	—	(9.8)	—	—	9.8	—	—
Issuance of 136,600 shares of common stock under amended and restated equity participation plan net of 146,638 shares forfeited	—	—	(10,038)	—	—	—	—	—	—	—
Shares retired due to RSG Vesting	—	—	(191,815)	—	(3.8)	—	—	—	—	(3.8)
Stock compensation expense	—	—	—	—	7.5	—	—	—	—	7.5
RSG plan modification	—	—	—	—	4.7	—	—	—	—	4.7
Other comprehensive income (loss):	—	—	—	—	—	—	—	—	—	—
Unrealized foreign currency translation loss, net of tax of $4.4	—	—	—	—	—	—	(6.5)	—	—	(6.5)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Equity (continued)

	Preferred Stock		Common Stock				Accumulated Other Comprehensive Income $
Dollars in millions, except share amounts)	Shares	Amount $	Shares	Amount $	Additional Paid-in Capital $	Retained Earnings (Accumulated Deficit) $		Treasury Stock $	Non- controlling Interests $	Total $
Unrealized forward contract foreign currency gain, net of tax of $2.1	—	—	—	—	—	—	3.1	—	—	3.1
Preferred stock dividends	—	—	—	—	—	(8.1)	—	—	—	(8.1)
Common stock dividends	—	—	—	—	—	(21.8)	—	—	—	(21.8)
Net income	—	—	—	—	—	(6.4)	—	—	20.3	13.9
Consolidation of noncontrolling interests (Note 4)	—	—	—	—	—	—	—	—	20.3	20.3
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	1.4	1.4
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(0.5)	(0.5)

Balance, December 31, 2013	132,550	—	82,592,607	—	801.3	(42.2)	9.2	—	50.6	818.9
Issuance of shares, net	—	—	9,201,250	—	190.6	—	—	—	—	190.6
Shares granted	—	—	3,147,500	—	—	—	—	—	—	—
Exercise of Warrants into Common	—	—	1,472,146	—	—	—	—	—	—	—
Shares forfeited	—	—	(2,475)	—	—	—	—		—	—
Shares retired due to RSG		—		—				—
Vesting	—	—	(319,582)	—	(8.1)	—	—	—	—	(8.1)
Stock based compensation	—	—	—	—	15.8	—	—	—	—	15.8
Other comprehensive income:	—	—	—	—	—	—	—	—	—	—
Unrealized foreign currency translation gain, net of tax	—	—	—	—	—	—	(46.7)	—	(94.4)	(141.1)
Unrealized foreign currency derivative gain, net of tax	—	—	—	—	—	—	9.5	—	10.6	20.1
Unrealized losses on marketable securities, net of tax	—	—	—	—	—	—	(0.2)	—	—	(0.2)
Preferred stock dividends	—	—	—	—	—	(8.1)	—	—		(8.1)
Common stock dividends	—	—	—	—	—	(33.6)	—	—		(33.6)
Net income (loss)	—	—	—	—	—	21.9	—	—	68.2	90.1
Consolidation of noncontrolling interests	—	—	—	—	—	—	—	—	291.8	291.8
Issuance of KWE shares, net	—	—	—	—	(8.3)	—	—	—	1,893.9	1,885.6
Acquisition of KWE shares from noncontrolling interest holders	—	—	—	—	—	—	—	—	(51.1)	(51.1)
Contributions from noncontrolling interests, excluding KWE	—	—	—	—	—	—	—	—	30.9	30.9
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(57.7)	(57.7)

Balance, December 31, 2014	132,550	—	96,091,446	—	991.3	(62.0)	(28.2)	—	2,142.8	3,043.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Cash flows from operating activities:
Net income	90.1	13.9	6.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gain) loss from sale of real estate	(7.7)	(2.7)	0.2
Acquisition related gain	(218.1)	(56.6)	(25.5)
Gain on sale of marketable securities	—	—	(4.3)
Depreciation and amortization	104.5	17.4	4.9
Provision for (benefit from) deferred income taxes	28.2	2.7	(0.5)
Amortization of deferred loan costs	4.1	2.2	1.2
Amortization of discount and accretion of premium on issuance of the senior notes payable	(14.5)	(1.2)	0.1
Unrealized net losses on derivatives	2.3	—	—
Income from unconsolidated investments	(55.1)	(42.2)	(29.6)
Stock compensation expense	15.8	7.5	8.1
Change in assets and liabilities:
Accounts receivable	(28.6)	10.7	(7.7)
Operating distributions from unconsolidated investments	88.8	67.7	59.0
Other assets	(23.1)	(1.4)	(3.1)
Accrued expenses and other liabilities	111.4	13.3	7.2

Net cash provided by operating activities	98.1	31.3	16.7

Cash flows from investing activities:
Additions to loans	(536.8)	(61.7)	(185.0)
Collections of loans	95.9	46.0	16.2
Sale of participation interests	—	6.6	—
Capitalized development costs	—	(1.4)	—
Nonrefundable escrow deposits	(47.7)	(4.0)	—
Net proceeds from sale of real estate	24.7	10.1	18.7
Purchases of and additions to real estate	(1,962.2)	(168.5)	(119.0)
Investment in marketable securities	(11.5)	(3.7)	—
Short-term investments	—	10.0	(10.0)
Proceeds from sale of marketable securities	8.6	—	34.1
Investing distributions from unconsolidated investments	111.8	175.4	96.8
Contributions to unconsolidated investments	(167.7)	(357.6)	(251.5)
Proceeds from settlement of foreign forward contracts	14.4	—	—
Purchases of foreign currency options	(2.7)	—	—

Net cash used in investing activities	(2,473.2)	(348.8)	(399.7)

Cash flow from financing activities:
Borrowings under senior notes payable	647.2	—	160.3
Repayment of senior notes payable	(350.0)	—	—
Repayments of junior subordinated debt	(40.0)	—	—
Borrowings under lines of credit	215.0	125.0	85.8
Repayment of lines of credit	(90.0)	(125.0)	(85.8)
Borrowings under investment debt	1,283.8	112.5	157.7
Repayment of investment debt	(345.8	(1.7)	—
Debt issue costs	(38.7)	(2.2)	(7.3)
Issuance of common stock	190.6	275.9	106.2
Repurchase of common stock	(8.2)	(3.8)	—
Repurchase of warrants	—	(1.4)	(1.6)
Exercise of warrants	—	15.4	—

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Proceeds from the issuance of KWE shares, net	1,827.2	—	—
Dividends paid	(38.9)	(24.1)	(21.9)
Acquisition of noncontrolling interests	(51.0)	—	(0.5)
Contributions from noncontrolling interests	19.9	1.4	0.4
Distributions to noncontrolling interests	(57.7)	(0.6)	(4.9)

Net cash provided by financing activities	3,163.4	371.4	388.4
Effect of currency exchange rate changes on cash and cash equivalents	(28.8)	3.4	(0.4)

Net change in cash and cash equivalents	759.5	57.3	5.0
Cash and cash equivalents, beginning of year	178.2	120.9	115.9

Cash and cash equivalents, end of year	937.7	178.2	120.9

See accompanying notes to consolidated financial statements.

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Supplemental disclosure of non-cash investing and financing activities:
Unrealized gain (loss) on marketable securities, net of tax	—	—	3.3
Acquisitions of property by assumption of mortgage loan and note payable	—	—	33.8
Sale of condo unit with seller back financing	—	—	1.2
Acquisition of properties in lieu of settlement of notes receivable and interest receivable	—	—	36.9

On February 28, 2014, the Kennedy Wilson contributed its 50% interest in an unconsolidated investment which held 14 commercial, retail, and industrial properties portfolio to KWE as part of Kennedy Wilson’s subscription in KWE’s initial public offering.

On March 31, 2014 and June 30, 2014, Kennedy Wilson amended the existing operating agreements governing certain of its investments with certain of its equity partners thereby allowing Kennedy Wilson to gain control of these operating properties. As a result of obtaining control, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations as described in note 4.

During 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4 acre vacant lot in Van Nuys, CA and on the notes secured by the Shelbourne Hotel in Dublin, Ireland. Additionally, Kennedy Wilson increased its ownership in a previously unconsolidated investment in a 750-unit Western US multifamily property from 42% to 87% and amended the existing operating agreement to gain control of the property. As a result of such foreclosures, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value under ASC Topic 805 Business Combinations, as described in note 4.

During the first quarter of 2013, the Company acquired the interest of some of its existing partners in a 615-unit apartment building in Northern California, increasing its ownership from 15% to 94% and obtaining control of the property. In addition, the Company consolidated three retail centers in the Western U.S. (third quarter of 2013) and the Ritz Carlton, Lake Tahoe (fourth quarter of 2013) which the Company had previously accounted for using the equity method. The Company and its equity partners amended the existing operating agreements governing these investments which allowed the Company to gain control of these operating properties. As a result of obtaining control, the Company was required to consolidate the assets and liabilities of these properties at fair value in accordance with Business Combinations guidance as described in note 4.

During 2013, the Company sold a 50% interest in an entity that held a note receivable secured by a shopping center and 107 residential units in the United Kingdom to an institutional investor. As a result of the sale and loss of control, $96.0 million in notes receivable and $78.7 million in mortgage loans were deconsolidated as described in note 3.

In November 2012, due to a change of control, Kennedy Wilson began to consolidate KW Property Fund II, LP, a limited partnership that had been previously accounted for using the equity method. As a result of obtaining control of this entity, Kennedy Wilson applied Business Combinations guidance and assumed assets and liabilities as described in note 4.

Supplemental cash flow information:

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Cash paid during the year for:
Interest [1]	98.9	49.7	28.7
Income taxes	0.3	2.3	0.1

1	Cash paid for interest includes capitalized interest of $0.0 million, $0.8 million, and $2.3 million for the years ended December 31, 2014, 2013, and 2012.

Notes to Consolidated Financial Statements December 31, 2014, 2013 and 2012

NOTE 1—ORGANIZATION

Kennedy-Wilson Holdings, Inc. (“KWH”), a Delaware corporation, and its wholly owned subsidiaries (collectively the “Company” or “Kennedy Wilson”) and its consolidated subsidiaries (including KWE as defined below), collectively “KW Group”, acquires, renovates and holds for attractive yields or resells commercial and residential real estate, and invests in loan pools and discounted loan portfolios.

KW Group also provides various commercial and residential real estate services including investment management, property management, asset management, brokerage, research and marketing in the United States, the United Kingdom, Ireland, Spain, Jersey and Japan primarily to public shareholders, financial institutions, institutional investors, insurance companies, developers, builders and government agencies.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION—The consolidated financial statements include the accounts of KW Group and voting interest entities which it controls. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities (“VIE”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810 – Consolidation and to assess whether it is the primary beneficiary of such entities. In determining whether Kennedy Wilson is the primary beneficiary of a VIE, qualitative and quantitative factors are considered, including, but not limited to: the amount and characteristics of Kennedy Wilson’s investment; the obligation or likelihood for Kennedy Wilson to provide financial support; Kennedy Wilson’s ability to control or significantly influence key decisions for the VIE; and the similarity with and significance to the business activities of Kennedy Wilson. Significant judgments related to these determinations include estimates about the future fair values and performance of real estate held by these VIEs and general market conditions. As of December 31, 2014, Kennedy Wilson has one VIE that is treated as an unconsolidated investment.

Kennedy Wilson Europe Real Estate Plc (“KWE,” LSE: KWE), a Jersey investment company formed to invest in real estate and real estate-related assets in Europe, closed its initial public offering (“IPO”) on the London Stock Exchange during the quarter ended March 31, 2014, raising approximately $1.7 billion in gross proceeds. KWE is externally managed by a wholly-owned subsidiary of Kennedy Wilson incorporated in Jersey pursuant to an investment management agreement. Due to the terms provided in the investment management agreement and Kennedy Wilson’s equity ownership interest in KWE, pursuant to the guidance set forth in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810—Consolidation (“Subtopic 810”), the Company is required to consolidate KWE’s results in its consolidated financial statements. Additionally, the Company invested $145.2 million of cash and contributed $58.3 million of assets acquired by the Company as part of the IPO. KWE completed a follow-on offering during the fourth quarter where the Company participated based on its ownership percentage acquiring an additional 4.6 million shares for $75.0 million. Outside of the IPO and follow-on offering, the Company has acquired an additional 3.1 million ordinary shares for $51.1 million and owned approximately 14.9% of KWE’s total issued share capital as of December 31, 2014.

USE OF ESTIMATES—The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates will be reflected in the financial statements in future periods.

REVENUE RECOGNITION—Revenue consists of management and leasing fees (including performance fees), commissions, rental and hotel income, sales of real estate and loan income.

Management fees are primarily comprised of investment management, property services, and research fees. Investment management fees are earned from limited partners of funds, co-investments, or separate accounts and are generally based on a fixed percentage of committed capital or net asset value. Property services fees are earned for managing the operations of real estate assets and are generally based on a fixed percentage of the revenues generated from the respective real estate assets. Research fees are earned from consulting arrangements. These fees are recognized as revenue ratably over the period that the respective services are performed.

Performance fees or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson’s real estate funds and loan pool participations based on the cumulative performance of the fund and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, Kennedy Wilson calculates the performance fee that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy Wilson to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. Substantially all of the performance fees are recognized in investment management fees and substantially all of the carried interest is recognized in income from unconsolidated investments in our consolidated statements of operations. Total performances fees recognized to date through December 31, 2014 that may be reversed in future periods if there is negative fund performance totaled $15.8 million. Performance fees recognized during the years ended December 31, 2014, 2013, and 2012 were $8.5 million, $17.5 million and $8.6 million and the amounts that have not been received are included in accounts receivable—related parties in the accompanying consolidated balance sheet.

KWE is externally managed by one of the Company’s wholly-owned subsidiaries (“KWE Manager”) pursuant to an investment management agreement in which capacity Kennedy Wilson will be entitled to receive certain management and performance fees. KWE Manager is paid an annual management fee (payable quarterly in arrears) equal to 1% of KWE’s adjusted net asset value (EPRA NAV). The management fee payable to KWE Manager is paid half in cash and half in shares of KWE. KW Manager earned $14.0 million in management fees which is eliminated in consolidation due to the Company’s consolidation of KWE.

A wholly-owned subsidiary of Kennedy Wilson is also entitled to receive an annual performance fee equal to 20% of the lesser of the excess of the shareholder return for the relevant year (defined as the change in KWE’s adjusted net asset value per ordinary share) over a 10% annual return hurdle, and the excess of year-end adjusted net asset value per ordinary share over a “high water mark”. The performance fee is payable in shares of KWE that vest equally over a three-year period. No such fee has been earned by Kennedy Wilson as of December 31, 2014. If earned, these fees would also be eliminated in consolidation.

Commissions primarily consist of acquisition fees, auction and real estate sales commissions, leasing commissions, and consulting fees. Acquisition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition price. Acquisition fees are recognized upon the successful completion of an acquisition after all required services have been performed. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Subtopic 605-45, KW Group records commission revenues and expenses on a gross basis. Of the criteria listed in the Subtopic 605-45, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service, has credit risk, and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications. Leasing fees that are payable upon tenant occupancy, payment of rent or other events beyond Kennedy Wilson’s control are recognized upon the occurrence of such events.

Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases. Hotel income is earned when rooms are occupied or goods and services have been delivered or rendered.

Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property. KW Group follows the requirements for profit recognition as set forth by the Sale of Real Estate ASC Subtopic 360-20.

Interest income from investments in loans acquired at a discount are recognized using the effective interest method. Interest income from investments in loans which KW Group originates are recognized at the stated interest rate. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until KW Group is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25. Income is recognized to the extent that cash is received from the loan.

REAL ESTATE ACQUISITIONS—The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred.

The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate are valued, in part, based on third party valuations and management estimates also using an income approach.

NONCONTROLLING INTERESTS—Noncontrolling interests are reported within equity as a separate component of Kennedy Wilson’s equity in accordance with Noncontrolling Interests in Consolidated Financial Statements ASC Subtopic 810-10. Revenues, expenses, gains, losses, net income or loss, and other comprehensive income are reported in the consolidated statements of operations at the consolidated amounts and net income and comprehensive income attributable to noncontrolling interests are separately stated. Due to the launch and consolidation of KWE and the Company’s 14.9% ownership there has been a large increase in noncontrolling interest during 2014. Management fees earned by KWE Manger for managing KWE are eliminated in consolidation however the amount attributable to the noncontrolling interest holders of KWE are recognized through net income (loss) attributable to noncontrolling interest holders.

UNCONSOLIDATED INVESTMENTS—KW Group has a number of joint venture interests that were formed to acquire, manage, and/or sell real estate and invest in loan pools and discounted loan portfolios. Investments in unconsolidated investments are accounted for under the equity method of accounting as KW Group can exercise significant influence, but does not have the ability to control the unconsolidated investment. An investment in an unconsolidated investment is recorded at its initial investment and is increased or decreased by KW Group’s share of income or loss, plus additional contributions and less distributions. A decline in the value of an unconsolidated investment that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with Equity Method Investments ASC Subtopic 323-10. As of December 31, 2014, the Company also had an investment in one joint venture which is a VIE in which the Company is not the primary beneficiary and therefore accounts for it under the equity method as well.

Profits on the sale of real estate held by unconsolidated investments in which KW Group has continuing involvement are deferred until such time that the continuing involvement has been concluded and all the risks and rewards of ownership have passed to the buyer. Profit on sales to unconsolidated investment in which KW Group retains an equity ownership interest results in partial sales treatment in accordance with Sale of Real Estate ASC Subtopic 360-20, thus deferring a portion of the gain as a result of KW Group’s continuing ownership percentage in the unconsolidated investment.

The Company has three investments in joint ventures, KW Property Fund III, L.P. (“KW Fund III”), Kennedy Wilson Real Estate Fund IV, L.P. (“Fund IV”) and Kennedy Wilson Real Estate Fund V, L.P. (“Fund V”) (collectively the “Funds”) that are investment companies under the Investment Companies ASC Subtopic 946-10. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings. Kennedy Wilson has retained the specialized accounting for the Funds pursuant to Retention of Specialized Accounting for Investments in Consolidation ASC Subtopic 810-10 in recording its equity in joint venture income from the Funds.

Additionally, Kennedy Wilson elected the fair value option for three investments in unconsolidated investment entities. Due to the nature of these investments, Kennedy Wilson elected to record these investments at fair value in order to report the value created in the underlying investments in the results of our current operations.

Interest income from investments in loan pool participations are recognized on a level yield basis under the provisions of Loans and Debt Securities Acquired with Deteriorated Credit Quality ASC Subtopic 310-30, where a level yield model is utilized to determine a yield rate which, based upon projected future cash flows, accretes interest income over the estimated holding period. In the event that the present value of those future cash flows is less than net book value, a loss would be immediately recorded. When the future cash flows of a note cannot be reasonably estimated, cash payments are applied to the cost basis of the note until it is fully recovered before any interest income is recognized.

DISTRIBUTIONS FROM UNCONSOLIDATED INVESTMENTS—During the quarter ended March 31, 2013, the Company changed its method of accounting for determining the allocation of cash flows received from unconsolidated investments on its consolidated statement of cash flows from the “cumulative earnings” method to the “look-through” method, both of which are acceptable methods under GAAP. Under the “look-through” approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from unconsolidated investments’ sale of assets), in which case it is reported as an investing activity. The newly adopted method is preferable because it enables KW Group to look to the nature and source of the distribution received and classify it appropriately between operating and investing activities on the statement of cash flows based upon the source, which allows the Company to present financial statements more consistent with accounting principles of consolidation. The effects of the change upon the year ended December 31, 2012 is shown in the table below.

	Year Ended December 31, 2012
(Dollars in millions)	earnings method $	Cumulative	Look-through method $
Operating Cash Flows:
Operating distributions from joint ventures		30.4	40.4
Net cash provided by operating activities		6.8	16.7
Investing Cash Flows:
Investing distributions from joint ventures		48.7	38.7
Net cash used in investing activities		(389.7)	(399.7)

FOREIGN CURRENCIES—The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the Euro, the British pound sterling, and the Japanese yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statements of equity and comprehensive income as a component of accumulated other comprehensive income. The Company hedges a portion of its investments in foreign subsidiaries with forward and option contracts as discussed below.

At December 31, 2014, approximately 45% of our investment account is invested through our foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of our operations. In order to manage the effect of these fluctuations, we generally hedge our book equity exposure to foreign currencies through currency forward contracts and options. We typically hedge 50%-100% of the book equity exposure to these foreign currencies.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES—KW Group has derivatives to reduce its exposure to foreign currencies. All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value of cash flow hedges or net investment hedges are recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in the item being hedged until the hedged item affects earnings. Changes in fair value for fair value hedges are recognized in earnings.

FAIR VALUE MEASUREMENTS—KW Group accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis under the provisions of Fair Value Measurements ASC Subtopic 820-10. Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach.

FAIR VALUE OF FINANCIAL INSTRUMENTS—The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

GOODWILL—Goodwill results from the difference between the purchase price and the fair value of net assets acquired based upon the purchase method of accounting for business combinations. In accordance with Accounting for Goodwill ASC Subtopic 350-20, goodwill is reviewed for impairment on an annual basis. The Company performs its annual review of impairment at year end and when a triggering event occurs between annual year end reviews. As a result of the evaluation performed as described above, Kennedy Wilson has determined that there was no impairment of goodwill as of December 31, 2014, 2013 and 2012.

CASH AND CASH EQUIVALENTS—Cash and cash equivalents consist of cash and all highly liquid investments purchased with maturities of three months or less. Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts contain balances in excess of the insured limits. KW Group’s operations and financial position are affected by fluctuations in currency exchange rates between the Japanese yen, euro, and British pound sterling against the U.S. Dollar.

LONG-LIVED ASSETS—KW Group reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Impairment of Long-Lived Assets ASC Subtopic 360-10. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.

ACCOUNTS RECEIVABLE—Accounts receivable are recorded at the contractual amount as determined by the underlying agreements and do not bear interest. An allowance for doubtful accounts is provided when KW Group determines there are probable credit losses in KW Group’s existing accounts receivable and is determined based on historical experience. KW Group reviews its accounts receivable for probable credit losses on a quarterly basis. As of December 31, 2014, KW Group had an immaterial allowance for doubtful accounts and during the years ended December 31, 2014 and 2013 had recorded no provision for doubtful accounts.

CONCENTRATION OF CREDIT RISK—Financial instruments that subject KW Group to credit risk consist primarily of accounts and notes receivable, cash equivalents and derivative instruments. Credit risk is generally diversified due to the large number of entities composing KW Group’s customer base and their geographic dispersion throughout the United States, the United Kingdom, Ireland, Spain and Japan. Kennedy Wilson performs ongoing credit evaluations of its customers and debtors.

EARNINGS PER SHARE—Basic earnings per share is computed based upon the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based upon the weighted average number of shares of common stock and potentially dilutive securities outstanding during the periods presented. The dilutive impact of potentially dilutive securities including warrants, convertible securities, and unvested stock which were outstanding during the period is calculated by the “treasury stock” method.

COMPREHENSIVE (LOSS) INCOME—Comprehensive (loss) income consists of net income (loss) and other comprehensive income (loss). In the accompanying consolidated balance sheets, accumulated other comprehensive income consists of foreign currency translation adjustments and unrealized gains (losses) on available for sale securities and derivative instruments.

REPURCHASE OF EQUITY INSTRUMENTS—Upon the decision to retire repurchased equity instruments, Kennedy Wilson records the retirement as a reduction to additional paid in capital.

SHARE-BASED PAYMENT ARRANGEMENTS—Kennedy Wilson accounts for its share-based payment arrangements under the provisions of Share-Based Payments ASC Subtopic 718-10. Compensation cost for employee service received in exchange for an award of equity instruments is based on the grant-date fair value of the share-based award that is ultimately settled in equity of Kennedy Wilson. The cost of employee services is recognized over the period during which an employee provides service in exchange for the share-based payment award. Share-based payment arrangements with only services conditions that vest ratably over the requisite service period are recognized on the straight-line basis and performance awards that vest ratably are recognized on a tranche by tranche basis over the performance period. Unrecognized compensation costs for share-based payment arrangements that have been modified are recognized over the original service or performance period.

INCOME TAXES—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with Accounting for Uncertainty in Income Taxes ASC Subtopic 740-10, Kennedy Wilson recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Kennedy Wilson records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

RECENT ACCOUNTING PRONOUNCEMENTS—On April 10, 2014, the FASB issued ASU 2014-08, which amends the definition of discontinued operations and requires additional disclosures for disposal transactions that do not meet the revised discontinued operations criteria. ASU 2014-08 is required to be adopted for fiscal years beginning after December 15, 2014, with early adoption permitted. Our early adoption of this pronouncement on January 1, 2014 did not have a material impact on KW Group’s consolidated financial statements.

In May 2014, the FASB issued an accounting standard update that will use a five step model to recognize revenue from customer contracts in an effort to increase consistency and comparability throughout global capital markets and across industries. The model will identify the contract, identify any separate performance obligations in the contract, determine the transaction price, allocate the transaction price and recognize revenue when the performance obligation is satisfied. The new standard will replace most existing revenue recognition in GAAP when it becomes effective for the Company on January 1, 2017. Management has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

RECLASSIFICATIONS—Certain balances included in prior years’ financial statements have been reclassified to conform with the current year’s presentation.

NOTE 3—LOANS

The following table summarizes KW Group’s investment in loans at December 31, 2014 and 2013:

	December 31,
(Dollars in millions)	2014 $	2013 $
Loans	313.4	52.7
Loans—related parties	—	4.1

Total Loans	313.4	56.8

During the first quarter of 2014, Kennedy Wilson acquired the loans secured by a five-star hotel located in Dublin, Ireland for $152.4 million. During the third quarter of 2014, Kennedy Wilson converted the loans into a 100% direct ownership interest in the hotel. See note 4 for further discussion. Also during the first quarter of 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4 acre vacant lot in Van Nuys, CA that had a loan balance of $30.4 million, and converted it into real estate.

During the second quarter of 2014, KWE acquired five real estate loans under receivership which are secured against five properties located across England for $156.3 million. As of December 31, 2014, due to foreign currency fluctuations, the loans had a balance of $146.1 million. Also during the second quarter of 2014, KWE acquired subordinated notes secured by 20 commercial properties located throughout England and Scotland for $62.2 million. The subordinated notes were paid off in the third quarter. See Note 4 for further discussion.

During the third quarter of 2014, KWE acquired the loans secured by 13 properties throughout Ireland for $97.0 million. As of December 31, 2014, due to foreign currency fluctuations, the loans had a balance of $92.4 million. Also during the third quarter of 2014, loans that Kennedy Wilson held on a building in Maui, HI and two related-party funds were paid off.

During the fourth quarter of 2014, KWE acquired the loans secured by an office building in Dublin, Ireland for $53.0 million and Kennedy Wilson acquired a loan secured by a Class A office building in Burbank, CA for $5.0 million.

Interest Income from Notes Receivable

KW Group recognized interest income on loans of $16.8 million, $1.6 million, and $2.8 million during the years ended December 31, 2014, 2013, and 2012.

NOTE 4—REAL ESTATE AND ACQUIRED IN PLACE LEASE VALUES

The following table summarizes the Company’s investment in consolidated real estate properties at December 31, 2014 and 2013:

	December 31,
(Dollars in millions)	2014 $	2013 $
Land	1,046.9	187.8
Buildings	2,945.1	484.1
Building improvements	75.1	12.7
Acquired in place lease values	282.6	29.8

	4,349.7	714.4
Less accumulated depreciation and amortization	(121.6)	(26.3)

Real estate and acquired in place lease values, net of depreciation and amortization	4,228.1	688.1

Real property, including land, buildings, and building improvements, are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on the straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 7.8 years at December 31, 2014.

Depreciation and amortization expense on buildings, building improvements and acquired in place lease values for the years ended December 31, 2014, 2013 and 2012 was $100.1 million, $13.4 million and $3.3 million, respectively.

Consolidated Acquisitions

The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values. The purchase price generally approximates the fair value of the properties as acquisitions are generally transacted with third-party willing sellers.

During the year ended December 31, 2014, KW Group acquired the following properties:

(Dollars in millions)					At Acquisition[1]
Date acquired	Type	Description	Location	Ownership[6] %	Land $	Building $	Intangible assets $	Investment debt $	KW Share- holders’ Equity $
1/20/2014	Commercial[2]	Portfolio of 14 commercial, retail, and industrial properties	United Kingdom	14.9	30.0	63.4	24.4	—	58.9
2/20/2014	Hotel	193 room hotel	Western U.S.	72.0	1.3	8.3	—	—	6.9
2/28/2014	Multifamily	24 apartment units, 2 penthouse units, and 1,000 square feet of retail	Ireland	100.0	0.6	14.8	0.2	9.6	6.0
3/28/2014	Commercial[3]	26 commercial properties throughout England and Scotland	United Kingdom	14.9	58.5	155.9	33.4	—	30.2
3/31/2014	Multifamily[4]	281 completed apartments and a partially completed residential block and 725k square feet of commercial space,	Ireland	14.9	32.9	81.5	1.2	78.9	36.6
4/1/2014	Commercial	98k square foot retail centre	Western U.S.	74.3	2.4	5.8	0.4	6.0	1.9
4/30/2014	Multifamily	203 unit apartment building	Western U.S.	97.3	2.7	24.0	0.3	13.3	13.3
6/25/2014	Multifamily[3]	81 unit apartment building	Ireland	14.9	4.8	15.0	0.3	—	2.7
6/26/2014	Commercial[3]	13 commercial properties	Ireland	14.9	104.5	367.0	63.0	273.1	34.5
6/27/2014	Commercial[3,5]	21 commercial properties throughout England and Scotland	United Kingdom	14.9	106.4	351.0	77.0	—	70.5
6/30/2014	Multifamily	542 unit apartment building	Western U.S.	97.0	38.3	57.5	0.6	77.2	18.6
7/7/2014	Hotel[3]	138 room hotel and golf course	Ireland	14.9	6.8	30.6	—	—	5.0
7/29/2014	Multifamily	3 property portfolio with 1,212 units	Western U.S.	100.0	21.3	106.2	1.3	86.7	42.1
8/8/2014	Hotel[3]	209 room hotel and two golf courses	United Kingdom	14.9	12.2	37.3	—	—	6.6
8/28/2014	Multifamily	118 unit apartment building	Western U.S.	100.0	2.1	18.6	0.2	13.5	7.4
9/5/2014	Commercial[3]	130k square foot retail centre	Ireland	14.9	7.2	34.4	17.0	—	7.8
10/23/2014	Commercial[3]	227k square foot office building	United Kingdom	14.9	85.3	232.0	12.0	—	49.1
11/12/2014	Multifamily	324 unit apartment building	Western U.S.	100.0	3.2	28.6	0.5	17.3	15.0
11/20/2014	Multifamily	280 unit apartment building	Western U.S.	100.0	6.0	40.3	0.5	37.3	9.5
12/23/2014	Residential[3]	Commercial to multi-family conversion	Spain	14.9	—	6.4	—	—	1.3

					526.5	1,678.6	232.3	612.9	423.9

1	Excludes acquisition expenses and net other assets
2	On February 28, 2014, the Company contributed its 50% interest in this portfolio to KWE as part of the Company’s investment in KWE’s initial public offering.
3	These portfolios of properties were directly acquired and held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE.
4	This asset was sold to KWE on June 24, 2014.
5	KWE recognized an acquisition-related gain of $15.6 million on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value. See loans converted to real estate section below.
6	Kennedy Wilson ownership interest as of December 31, 2014

During the year ended December 31, 2013, KW Group acquired the following properties:

(Dollars in millions)
Date acquired	Type	Description	Location	Owner- ship %	Land $	Building %	Intangible assets $	Investment Debt $	KW Share- holders’ Equity $
04/29/2013	Multifamily	450 unit apartment building	Western U.S.	95.4	18.4	43.0	0.3	49.7	12.1
06/27/2013	Commercial	58k square foot office building	Western U.S.	100.0	11.2	18.5	—	18.7	11.0
09/16/2013	Retail	113k square foot retail centre	Western U.S.	69.7	1.3	4.2	0.3	4.0	1.8
10/01/2013	Retail	125k square foot retail centre	Western U.S.	75.2	2.7	6.7	1.5	7.3	3.6
10/01/2013	Retail	193k square foot retail centre	Western U.S.	75.1	3.5	7.4	0.7	8.0	3.5
12/04/2013	Commercial	3k square foot office building	Ireland	100.0	0.7	0.5	—	—	1.2
12/16/2013	Multifamily	297 unit apartment building	Western U.S.	100.0	3.8	25.8	0.2	22.4	7.4

					41.6	106.1	3.0	110.1	40.6

Consolidation of previously unconsolidated investments

During the year ended December 31, 2014 and 2013, the Company amended the existing operating agreements governing certain of its investments with its equity partners thereby allowing the Company to gain control of these operating properties. As a result of gaining control, the assets and liabilities of these properties were consolidated in KW Group’s financial statements at fair value in accordance with FASB ASC Topic 805 Business Combinations. As the fair value of the property was in excess of the carrying value of its ownership interest, an acquisition-related gain was recorded in the accompanying consolidated statement of operations for the years ended December 31, 2014 and 2013. See Note 6—Fair Value Measurements for further detail of the methodology used to determine the fair value of the assets and liabilities acquired in these transactions.

On March 31, 2014, Kennedy Wilson and one of its equity partners amended and restated existing operating agreements governing six separate joint ventures that hold real estate-related investments located in the U.K. and Ireland. Kennedy Wilson has an approximate 50% ownership interest in these investments.

On June 30, 2014, Kennedy Wilson and one of its equity partners amended and restated the existing operating agreement of KW Residential (“KWR”) which governs 50 multifamily properties in and around Tokyo, Japan comprising approximately 2,400 units. Kennedy Wilson has an approximate 41% ownership interest in these investments.

In December 2014, Kennedy Wilson increased its ownership in a previously unconsolidated investment in a 750-unit Western U.S. multifamily property from 42% to 87% and amended the existing operating agreement to gain control of the property

These joint ventures were previously accounted for on an equity method basis due to substantive participation of the equity partners in the operational control over the real estate assets. The operating agreements of the investments were amended and restated to give Kennedy Wilson full operational control over the real estate assets while the equity partners retained only certain protective rights. Given that Kennedy Wilson now controls the joint ventures and the ultimate real estate assets held by the joint ventures under the amended and restated operating agreements, a change to the accounting treatment of these joint ventures from the equity method to consolidated treatment pursuant to ASC 810 Consolidation was required.

The following table summarizes the assets and liabilities assumed as a result of gaining control of these properties and the acquisition-related gains recognized:

(Dollars in millions)

Property	Type	Location	Cash $	Real estate and acquired in- place lease values $	Accounts receivable and other assets $	Accounts payable, accrued expenses, and other liabilities $	Investment debt $	Noncontrolling interests $	Acquisition- related gain[1] $
Three multifamily properties	Multifamily	Ireland	3.6	248.5	0.9	5.4	114.3	66.6	39.3
Two office properties	Commercial	Ireland	4.3	223.9	7.6	4.9	75.2	77.9	33.5
Two commercial properties and loans secured by real estate	Commercial & Loans	U.K.	9.6	195.0	5.6	8.1	100.8	62.0	11.3
50 multifamily properties	Multifamily	Japan	21.0	501.2	14.3	4.6	283.7	146.8	66.7
Multifamily property	Multifamily	Western US	0.9	101.3	0.3	0.9	63.2	3.7	19.5

			39.4	1,269.9	28.7	23.9	637.2	357.0	170.3

1	$65.2 million was allocated to noncontrolling interest for the portion the acquisition related gain that relates to our equity partners ownership in the properties.

During the first quarter of 2013, the Company acquired the interest of some of its existing partners in a 615-unit apartment building in Northern California, increasing its ownership from 15% to 94%. The original 15% interest had a book value of $0 due to prior distributions. Cash consideration of $15.7 million was paid by the Company to increase its ownership in the property to 94% and resulted in the Company obtaining control. The Company recorded an acquisition-related gain as the fair value was in excess of the carrying value of its ownership interest. As this transaction was between willing third party participants, the purchase price was an approximation of fair value.

In addition, by amending the existing operating agreements governing three retail centers in the Western U.S. (third quarter of 2013) and the Ritz Carlton, Lake Tahoe (fourth quarter of 2013) which the Company had previously accounted for using the equity method, the Company gained control of these properties and consolidated the properties at fair value. The following table summarizes the assets and liabilities assumed as a result gaining control of these properties and the acquisition related gains recognized.

(Dollars in millions)

Property	Type	Cash $	Real Estate, net $	Accounts Receivable and other assets $	Accounts payable and accrued expenses $	Investment Debt $	Noncontrolling interests $	Acquisition- related gain $
615-unit apartment building	Multifamily	1.3	120.1	2.3	3.2	93.5	1.8	9.5
Three retail centres	Retail	1.4	20.4	9.2	0.7	20.1	0.5	2.0
Ritz-Carlton	Residential	4.4	105.1	7.4	8.0	28.0	18.0	45.1

		7.1	245.6	18.9	11.9	141.6	20.3	56.6

Loans converted to real estate

During the quarter ended March 31, 2014, Kennedy Wilson foreclosed on a 133,000 square foot retail center and an adjacent 2.4 acre vacant lot in Van Nuys, CA. During the quarter ended September 30, 2014, Kennedy Wilson foreclosed on the notes secured by the Shelbourne Hotel in Dublin, Ireland.

As a result of the foreclosures and taking title to the properties, the assets and liabilities of the retail center and hotel were consolidated in KW Group’s financial statements at fair value under ASC Topic 805—Business Combinations and the vacant lot was consolidated in KW Group’s financial statements at fair market value. As the fair value of the assets was in excess of the basis in the previously held mortgage notes, Kennedy Wilson recognized a $3.7 million acquisition-related gain on the retail center and vacant land and a $28.6 million acquisition-related gain on the hotel.

KWE acquired subordinated notes on a portfolio of commercial properties in the United Kingdom during the second quarter of 2014 and used its position as a debt holder to secure the transaction. KWE recognized an acquisition-related gain of $15.6 million (the Company’s share was $2.1 million) on the transaction due to its ability to acquire the underlying real estate at a discount to its fair value.

Pro forma results of operations—

The results of operations of the assets acquired have been included in our consolidated financial statements since the date of the acquisitions. The Company’s unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had these acquisition been consummated at the beginning of the periods presented.

The unaudited pro forma data presented below assumes that the acquisitions during the year ended December 31, 2014 occurred as of January 1, 2013.

	Unaudited Year Ended December 31,
(Dollars in millions, except for per share data)	2014 $	2013 $
Pro forma revenues	538.0	363.6
Pro forma income from unconsolidated subsidiaries	50.0	14.9
Pro forma net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders [1]	62.0	(9.6)
Pro forma net loss per share:
Basic	0.69	(0.13)
Diluted	0.67	(0.13)

1	Excludes the effects of acquisition-related gains.

NOTE 5—UNCONSOLIDATED INVESTMENTS

KW Group has unconsolidated investments through real estate related joint ventures and loan pool participations. The following table details its investments in joint ventures and loan pool participations as of December 31, 2014 and December 31, 2013:

(Dollars in millions)	December 31, 2014 $	December 31, 2013 $
Investments in joint ventures	435.8	751.4
Investments in loan pool participations	56.4	34.7

Total	492.2	786.1

KW Group has a number of joint venture interests, generally ranging from 5% to approximately 50% ownership, that were formed to acquire, manage, develop, and/or sell real estate and invest in discounted loan purchases and loan originations. KW Group has significant influence over these entities, but not control, and accordingly, these investments are accounted for under the equity method.

Joint Venture Holdings

The following table details the KW Group’s investments in joint ventures by investment type and geographic location as of December 31, 2014:

	Multifamily	Commercial	Loan	Residential and Hotel	Other	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	134.5	110.3	50.3	71.0	9.3	375.4
United Kingdom	—	31.5	—	—	—	31.5
Spain	—	—	—	—	28.9	28.9

Total	134.5	141.8	50.3	71.0	38.2	435.8

The following table details our investments in joint ventures by investment type and geographic location as of December 31, 2013:

	Multifamily	Commercial	Loan	Residential and Hotel	Other	Total
(Dollars in millions)	$	$	$	$	$	$
Western U.S.	133.3	160.3	50.3	48.7	8.0	400.6
Japan	68.8	—	—	—	—	68.8
United Kingdom	—	104.5	6.3	—	—	110.8
Ireland	48.2	96.1	—	—	—	144.3
Spain	—	—	—	—	26.9	26.9

Total	250.3	360.9	56.6	48.7	34.9	751.4

Loan Pool Participations

As of December 31, 2014 and 2013, the Company’s investment in loan pool participations totaled $56.4 million and $34.7 million, respectively.

The following table represents the demographics of the Company’s investment in the loan pools including the initial UPB and the UPB as of December 31, 2014.

Unpaid Principal Balance
(Dollars in millions) Acquisition Date	Location	KW Group Ownership %	Initial[1] $	December 31, 2014[1] $	KW Group initial equity invested $	Investment balance at December 31, 2014 $	Expected accretion over total estimated collection period[1] $	Accreted to date[2] $
February 2010[3]	Western U.S.	15.0	342.4	—	11.1	0.5	4.6	4.6
April 2012	Western U.S.	75.0	43.4	2.8	30.9	2.4	4.3	4.1
August 2012	Ireland	10.0	438.9	48.1	7.0	8.4	2.1	1.6
	United
December 2012	Kingdom	10.0	603.8	101.6	19.3	3.0	2.5	2.5
	United
April 2013	Kingdom	10.0	180.9	101.2	13.0	6.0	4.9	2.2
	United
August 2013	Kingdom	20.0	132.7	132.7	7.5	8.3	4.5	2.0
	United
May 2014[4]	Kingdom	33.3	101.2	100.6	30.3	27.8	2.6	1.1

			1,843.3	487.0	119.1	56.4	25.5	18.1

1	Estimated foreign exchange rate is £0.64 = $1 USD and €0.82 = $1 USD as of December 31, 2014.
2	Amounts accreted to date are translated at monthly average exchange rates over the life of the loan pool.
3	Equity invested represents guarantee claims against note holders in loan pool.
4	This loan portfolio was directly acquired and held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE as of December 31, 2014.

Investment Update—UK Loan Pool

In 2011, the Company, along with institutional partners, acquired a loan portfolio consisting of 58 performing loans (the “U.K. Loan Pool”). The Company, through a 50/50 joint venture with one of its partners, acquired a 25% participation interest in the pool for $440.9 million, of which $323.4 million was funded with debt that was fully repaid during 2013. As a result of the positive performance of the loan pool, all of the Company’s initial equity contribution has been returned as of December 31, 2014. During the year ended December 31, 2013, the Company received $66.2 million in distributions related to resolutions in the UK Loan Pool and $23.2 million from its additional asset management fee arrangement. As a result of the substantial liquidation of the loan pool in 2013, Kennedy Wilson has recognized a $2.8 million loss in foreign currency translations in the accompanying consolidated statements of operations.

Income from Unconsolidated Investments

For the year ended December 31, 2014, 2013, and 2012 equity in joint venture income was $44.7 million, $29.8 million, and $21.5 million.

The increase in equity in joint venture income during 2014 compared to 2013 relates to the sale of the Company’s 25% interest in a portfolio of commercial investments in Dublin, Ireland to KWE that resulted in a gain of $26.6 million on the Company’s investment. This transaction was unanimously approved by the independent shareholders of KWE. There were no new European joint venture investments during 2014 so acquisition-related expenses were minimal compared to the prior period.

The increase in equity in joint venture income during 2013 compared to 2012 is primarily due to acquisition-related gains of $36.2 million on note conversions in European joint venture investments. See Note Conversion into Real Estate section below for a more detailed discussion. These gains were offset by acquisition-related expenses of $13.5 million relating to new joint ventures in the United Kingdom, Ireland and Spain which resulted in significant stamp duty taxes.

The following table presents the interest income and foreign currency gain and (loss) recognized by Kennedy Wilson during the years ended December 31, 2014, 2013 and 2012 in each of the loan pools that were outstanding:

	Year Ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Interest income recognised	9.5	11.9	6.4
Foreign currency translation (loss) gain	(4.7)	(2.2)	3.0

	4.8	9.7	9.4

Note Conversion into Real Estate within Unconsolidated Investments

During 2013, the Company and its equity partners converted three mortgage notes into real estate owned. As a result of the conversion, the joint ventures were required to consolidate the assets and liabilities at fair value under ASC 805 - Business Combinations. As the fair value of each of the assets was in excess of the basis of the previously held mortgage note, the Company recorded the following acquisition-related gains:

(Amounts shown in millions)

Date	Description	Location	Total Joint Venture Acquisition-Related Gain $	The Company’s Portion of Total Gain $
	Class A Office building and Adjacent
Q2 2013	3.5 acre site	Dublin, Ireland	30.1	15.0
Q3 2013	The Rock—a retail, residential, and entertainment centre	Manchester, UK	32.3	16.2
Q4 2013	Class A Office Building	Glasgow, Scotland	10.1	5.0

Total			72.5	36.2

There was no comparable activity during 2014.

Changes in Control

On June 30, 2014, Kennedy Wilson and one of its equity partners amended existing operating agreements governing KWR which was previously accounted for using the equity method and is now consolidated. On March 31, 2014, Kennedy Wilson and one of its equity partners amended existing operating agreements governing investments for six investments in Europe which were accounted for using the equity method and are now consolidated.

On December 12, 2013, the Company and one of its equity partners amended the existing operating agreement governing its investments in the Ritz Carlton Hotel, Lake Tahoe which was accounted for on the equity method and is now consolidated. On September 30, 2013, the Company and one of its equity partners amended existing operating agreements governing investments in three retail centers in the Western United States which were accounted for on the equity method and is now consolidated.

See Note 4 for more discussion on the impact of consolidation. All of the above investments were accounted for and are presented as unconsolidated investments in the prior periods.

Contributions to Unconsolidated Investments

During the years ended December 31, 2014, 2013, and 2012, Kennedy Wilson made $142.6 million, $322.7 million, and $178.6 million, respectively, in contributions to new and existing joint venture investments.

See the table below for a breakdown of contributions to new joint venture investments for the years ended December 31, 2014, 2013 and 2012:

(Dollars in millions)		Years Ended December 31,
		2014		2013		2012
Investment Type	Region	No. of Properties	Initial Contribution $	No. of Properties $	Initial Contribution $	No. of Properties $	Initial Contribution $
Commercial	Western U.S.	—	—	4	30.3	9	26.9
Commercial	United Kingdom	14	57.2	42	92.2	—	—
Commercial	Ireland	—	—	14	38.7	2	45.8
Multifamily	Western U.S.	2	4.7	2	9.1	5	22.9
Multifamily	Ireland	—	—	1	58.0	2	34.3
Residential	Western U.S.	3	18.3	3	10.0	2	19.6
Other	Spain	—	—	1	27.2	—	—

Total		19	80.2	67	265.5	20	149.5

In addition to the capital contributions above to new joint venture investments, the Company contributed $62.4 million, $57.2 million and $29.1 million to existing joint ventures to pay off external debt, fund our share of a development project and for working capital needs, during the years ended December 31, 2014, 2013, and 2012, respectively.

Distributions from Joint Ventures and Loan Pool Participations

The following table details cash distributions by investment type and geographic location for the year ended December 31, 2014:

(Dollars in millions)	Multifamily		Commercial		Loan		Residential, Hotel and Other		Total
	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $	Operating $	Investing $
Western U.S.	9.4	3.2	21.1	45.9	0.3	2.5	10.8	5.1	41.6	56.7
Japan	1.7	—	—	—	—	—	—	—	1.7	—
United
Kingdom	—	—	6.9	18.4	7.4	5.4	—	—	14.3	23.8
Ireland	—	—	31.2	30.3	—	—	—	—	31.2	30.3
Other	—	—	—	—	—	—	—	1.0	—	1.0

Total	11.1	3.2	59.2	94.6	7.7	7.9	10.8	6.1	88.8	111.8

Investing distributions resulted from the sale of the commercial portfolio in Dublin, Ireland above as well as commercial properties in the Western United States and United Kingdom and homes in residential development projects in the Western United States, the refinancing of property level debt and loan resolutions. Operating distributions resulted from operating cash flow generated by the joint venture and loan pool participant investments.

Variable Interest Entities

We determine the appropriate accounting method with respect to all investments that are not VIEs based on the control-based framework (controlled entities are consolidated) provided by the consolidations guidance in ASC Topic 810. The Company’s determination considers specific factors cited under ASC 810-20 “Control of Partnerships and Similar Entities” which presumes that control is held by the general partner (and managing member equivalents in limited liability companies). Limited partners’ substantive participation rights may overcome this presumption of control. The Company accounts for joint ventures it is deemed not to control using the equity method of accounting while controlled entities are consolidated.

Capital Commitments

As of December 31, 2014, the Company has unfulfilled capital commitments totaling $33.1 million to five of its joint ventures. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of the Company’s capital commitment obligations.

Guarantees

The Company has certain guarantees associated with loans secured by consolidated assets or assets held directly or in various joint ventures. As of December 31, 2014 the maximum potential amount of future payments (undiscounted) the Company could be required to make under the guarantees was approximately $54.9 million which is approximately 1% of the property level debt of KW Group and its unconsolidated investments. The guarantees expire through 2021, and the Company’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds from the property. Based upon the Company’s evaluation of guarantees under ASC Subtopic 460-10 “Estimated Fair Value of Guarantees,” the estimated fair value of guarantees made as of December 31, 2014 and 2013 is immaterial.

Summarized financial data

Summarized financial data of the joint ventures is as follows:

	December 31, 2014			December 31, 2013
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[3] $	Greater than 20%[1] $	Other $	Total[3] $
Balance sheets for equity method investments:
Assets
Cash and restricted cash	43.7	33.0	76.7	74.0	40.9	114.9
Real estate	770.9	2,390.2	3,161.1	1,996.8	2,438.8	4,435.6
Loan pool participation [2]	—	—	—	4.0	—	4.0
Other	56.9	49.3	106.2	466.8	150.7	617.5

Total assets [3]	871.5	2,472.5	3,344.0	2,541.6	2,630.4	5,172.0

Liabilities
Debt	376.8	1,523.2	1,900.0	1,263.6	1,714.1	2,977.7
Other	44.8	48.3	93.1	75.5	64.7	140.2

Total liabilities	421.6	1,571.5	1,993.1	1,339.1	1,778.8	3,117.9

Partners’ capital
Kennedy Wilson—investments in joint ventures	84.8	281.0	365.8	379.5	344.7	724.2
Other partners	365.1	620.0	985.1	818.6	506.9	1,325.5

Total partners’ capital-investments in joint ventures	449.9	901.0	1,350.9	1,198.1	851.6	2,049.7

Kennedy Wilson—investments in loan pool participation [2]	—	—	—	2.2	—	2.2
Other partners	—	—	—	2.2	—	2.2

Total partners’ capital—investments in loan pool participation	—	—	—	4.4	—	4.4

Total liabilities and partners’ capital	871.5	2,472.5	3,344.0	2,541.6	2,630.4	5,172.0

Total investments in joint ventures are comprised of the following:

	December 31, 2014			December 31, 2013
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[3] $	Greater than 20%[1] $	Other $	Total[3] $
Equity method	84.8	281.0	365.8	379.5	344.7	724.2
Fair value election investments	—	60.7	60.7	—	19.6	19.6

	84.8	341.7	426.5	379.5	364.3	743.8
Cost method	—	9.3	9.3	—	7.6	7.6

Total Investments in joint ventures	84.8	351.0	435.8	379.5	371.9	751.4

Loan pool participation [2]	—	—	—	—	—	—

1	Equity in income from the joint venture or income from loan pool participation for the year ended December 31, 2013 or 2012 exceeded 20% of Kennedy Wilson’s income from continuing operations before income taxes for the year ended December 31, 2013 or 2012. No individual investments in joint ventures or loan pool participation exceeded the income test for December 31, 2014 and amounts in current period greater than 20% are included as they exceed income threshold for the year ended December 31, 2013 or 2012. No individual investments in joint ventures or loan pool participation exceeds 20% of the total assets of Kennedy Wilson as of December 31, 2014 or 2013.
2	This loan pool has been included in the investment in joint ventures footnote greater than 20% column as this entity was determined to be a significant investment for purposes of S-X §210.3-09. The other investments in loan pool participation were excluded as they were determined to be not significant investments.
3	The balance sheets and income statements include all investments in joint ventures as well as an investment in a loan pool participation, which was determined to be significant investments for the purposes of S-X §210.3-09.

Equity in joint venture income for the years ended December 31:

(Dollars in millions)	2014 $	2013 $	2012 $
Net income allocation	46.5	28.8	13.7
Unrealized (loss) gain on fair value option	(1.8)	1.0	7.8

Total equity in joint venture income	44.7	29.8	21.5

Participation income allocation	2.1	8.7	7.9

	Year Ended December 31, 2014			Year Ended December 31, 2013
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[3] $	Greater than 20%[1] $	Other $	Total[3] $
Statements of income:
Revenues	385.1	539.5	924.6	229.6	427.5	657.1

Depreciation	52.1	60.2	112.3	58.1	57.9	116.0
Interest	22.2	79.8	102.0	42.3	86.8	129.1
Other expenses	254.9	380.8	635.7	83.6	271.7	355.3

Total expenses	329.2	520.8	850.0	184.0	416.4	600.4

Net income [3]	55.9	18.7	74.6	45.6	11.1	56.7

Net income allocation:
Kennedy Wilson—investments in joint ventures	5.0	41.5	46.5	28.6	0.2	28.8
Kennedy Wilson—investments in loan pool participation [2]	2.1	—	2.1	8.7	—	8.7
Other partners	34.1	(22.8)	11.3	(4.3)	10.9	6.6
Other partners—investments in loan pool participation [2]	14.7	—	14.7	12.6	—	12.6

Net income [3]	55.9	18.7	74.6	45.6	11.1	56.7

	Year Ended December 31, 2012
(Dollars in millions)	Greater than 20%[1] $	Other $	Total[3] $
Statements of income:
Revenues	38.2	532.5	570.7

Depreciation	(4.1)	72.6	68.5
Interest	22.0	87.9	109.9
Other expenses	(0.7)	337.6	336.9

Total expenses	17.2	498.1	515.3

Net income	21.0	34.4	55.4

Net income allocation:
Kennedy Wilson—investments in joint ventures	(3.3)	17.0	13.7
Kennedy Wilson—investments in loan pool participation[2]	7.9	—	7.9
Other partners—investments in joint ventures	16.2	17.4	33.6
Other partners—investments in loan pool participation	0.2	—	0.2

Net income	21.0	34.4	55.4

1	See discussion above.
2	See discussion above.
3	See discussion above.

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

FAIR VALUE MEASUREMENTS—Fair Value Measurements and Disclosures ASC Subtopic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Valuations based on unadjusted quoted market prices in active markets for identical securities.

Level 2—Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets and quoted prices in markets that are not active.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2014:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Marketable securities[1]	6.5	—	—	6.5
Unconsolidated investments	—	—	85.9	85.9
Currency forward contract[2]	—	23.9	—	23.9
Currency option contract	—	6.7	—	6.7

	6.5	30.6	85.9	123.0

1	Included in other assets.
2	See further discussion of currency forward contracts.

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2013:

(Dollars in millions)	Level 1 $	Level 2 $	Level 3 $	Total $
Marketable securities	4.0	—	—	4.0
Unconsolidated investments	—	—	81.1	81.1
Currency forward contract	—	(9.6)	—	(9.6)

	4.0	(9.6)	81.1	75.5

Marketable Securities

Marketable securities include Kennedy Wilson’s investment in publicly traded equity securities. The carrying value of marketable securities is a level 1 valuation as the fair value is based off of unadjusted quoted market prices in active markets for identical securities. The amount above excludes Kennedy Wilson’s 20.2 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results in KW Group’s financial statements. Based on the December 31, 2014 share price, Kennedy Wilson’s investment in KWE had a market value of approximately $330.8 million (cost basis of $333.8 million). As of December 31, 2014, the Company had a net investment of approximately £203.1 million in KWE, and has hedged 46% of this investment through using currency forward contracts with a notional amount of £92.5 million.

Unconsolidated Investments

Kennedy Wilson records its investments in KW Property Fund III, L.P., Kennedy Wilson Real Estate Fund IV, and Fund V (the “Funds”) based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. The Company’s investment balance in the Funds was $24.9 million and $33.5 million at December 31, 2014 and 2013, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of December 31, 2014, the Company had unfunded capital commitments to the Funds in the amount of $29.0 million.

Kennedy Wilson elected to use the fair value option (“FV Option”) for three unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson’s investment balance in the FV Option investments was $61.0 million and $47.6 million at December 31, 2014 and 2013, respectively, which are included in unconsolidated investments in the accompanying balance sheets.

In estimating fair value of real estate held by the Funds and the three FV Option investments, we consider significant unobservable inputs such as capitalization and discount rates.

The following table summarizes our investments in joint ventures held at fair value by type:

(Dollars in millions)	December 31, 2014 $	December 31, 2013 $
Funds	24.9	33.5
FV Option	61.0	47.6

Total	85.9	81.1

The following table presents changes in Level 3 investments, investments in investment companies and investments in joint ventures that elected the fair value option, for the years ended December 31:

(Dollars in millions)	2014 $	2013 $	2012 $
Beginning balance	81.1	68.4	51.4
Unrealized and realized gains	1.8	5.3	10.0
Unrealized and realized losses	(2.5)	(0.3)	(0.4)
Contributions	20.0	10.8	11.6
Distributions	(10.5)	(3.1)	(4.2)
Other	(4.0)	—	—

Ending Balance	85.9	81.1	68.4

The change in unrealized and realized gains and losses are included in income from unconsolidated investments in the accompanying consolidated statements of operations.

The change in unrealized gains (losses) on level 3 investments during 2014 and 2013 for investments still held as of December 31, 2014 and 2013 were a loss of $2.0 million and a gain of $4.0 million, respectively.

In estimating fair value of real estate held by the Funds, three unconsolidated investments that elected the fair value option investments and the value of the real estate consolidated (as further described in Note 4), the Company considers significant inputs such as capitalization and discount rates. The table below describes the range of inputs used as of December 31, 2014 for real estate assets:

Estimated rates used for
	Capitalisation rates %	Discount Rates %
Office	5.25 - 8.25	7.00 - 11.00
Retail	6.70 - 7.00	8.00 - 9.00
Hotel	6.50	7.50
Multifamily	4.40 - 6.50	4.90 - 9.50
Loan	n/ a	12.00 - 25.50
Land and condominium units	n/a	8.00 - 9.00

In valuing real estate related assets and indebtedness, Kennedy Wilson considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by Kennedy Wilson for these types of investments range from 0.50% to 4.94%.

The accuracy of estimating fair value for investments utilizing unobservable inputs cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including cap rates, discount rates, liquidity risks, and estimates of future cash flows, could significantly affect the fair value measurement amounts.

Currency forward and option contracts

KW Group has currency forward and option contracts to manage their exposure to currency fluctuations between its functional currency (U.S. dollars) and the functional currency (euros, GBP, and JPY) of certain of our subsidiaries. To accomplish this objective, KW Group hedged these exposures by entering into currency forward and option contracts to partially hedge KW Group’s exposure to its net investment in certain foreign operations caused by currency fluctuations. The currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the foreign currency applied to the notional value in that foreign currency discounted at a market rate for similar risks. The Company’s currency options are valued using a variant of the Black-Sholes model tailored for currency derivatives and the forward foreign currency contracts are valued based on the difference between the contract rate and the forward rate at maturity of the yen applied to the notional value in yen discounted at a market rate for similar risks. The Company has determined that, based on an evaluation of the significance of each of the inputs used to value these instruments, they are considered to be level 2 in their entirety. Although we have determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the derivative utilize Level 3 inputs. However, as of December 31, 2014, KW Group assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, we have determined that our derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.

Changes in fair value are recorded in other comprehensive income in the accompanying consolidated statements of comprehensive income (loss) as the portion of the currency forward and option contracts used to hedge currency exposure of its certain consolidated subsidiaries qualifies as a net investment hedge under FASB ASC Topic 815. The fair value of the derivative instruments held as of December 31, 2014 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the balance sheet. See Note 12 for a complete discussion on other comprehensive income including currency forward and option contracts and foreign currency translations.

The table below details the currency forward contracts and currency option contracts KW Group had as of December 31, 2014:

(Amounts in millions, other than forward rate/strike price)							Fair Value Assets	Change in Unrealised Gains (losses) Year Ended
Currency Hedged	Type	Underlying Currency	Notional Amount	Trade Date	Settlement/ Expiration Date	Forward Rate/ Strike Price	December 31, 2014 $	December 31, 2014 $
EUR	Forward	USD	€93.5	5/31/2012 - 6/25/2014	6/4/2015 - 6/27/2019	1.2400 - 1.4471	8.7	14.1
GBP	Forward	USD	£118.0	2/13/2014 - 10/9/2014	8/13/2015 - 10/15/2019	1.5943 - 1.6491	5.8	5.8
EUR [1]	Forward	GBP	€196.0	6/18/2014 - 11/10/2014	8/27/2015 - 11/12/2019	0.7905 - 0.8621	9.4	10.0
YEN [2,3]	Option	USD	¥42,996.0	9/18/2014 - 12/11/2014	3/26/2015 - 7/31/2015	110.62 - 135.00	6.7	3.0

Total [4]							30.6	32.9

1	Hedge is held by KWE on its wholly-owned subsidiaries.
2	Hedge is held by KWR on its wholly-owned subsidiaries.
3	For the year ended December 31, 2014, $1.4 million recognized through results of operations due to portion of hedge not designated as a net investment hedge.
4	Hedges are presented gross in the consolidated balance sheet. Hedge assets are included in other assets and hedge liabilities are included in other liabilities.

The table below details the currency forward contracts KW Group had as of December 31, 2013:

(Currency amounts in millions)							Fair Value Liabilities	Change in Unrealised Losses Year Ended
Currency Hedged	Type	Underlying Currency	Notional Amount	Trade Date	Settlement/ Expiration Date	Forward Rate/ Strike Price	December 31, 2013 $	December 31, 2013 $
Euro	Forward	USD	€96.0	5/31/2012 - 12/17/2013	6/4/2015 - 12/19/2016	1.2400 - 1.3816	7.0	(5.3)
GBP	Forward	USD	£25.5	8/9/2013 - 8/23/2013	2/13/2014 - 8/28/2014	1.5479 - 1.5522	2.6	(2.6)

Total[1]							9.6	(7.9)

1	Hedges are presented gross in the consolidated balance sheet. Hedge assets are included in other assets and hedge liabilities are included in other liabilities.

In order to manage currency fluctuations between KWR’s functional currency (U.S. dollar) and the functional currency of KWR’s wholly owned subsidiaries (Japanese yen), KWR entered into forward and option foreign currency contracts to hedge a portion of its currency risk. Due to the consolidation of KWR, the hedge asset relating to the forward and option foreign currency contracts was consolidated in KW Group’s financial statements at fair value.

In order to manage currency fluctuations between KWE’s functional currency (GBP) and the functional currency of certain KWE’s wholly owned subsidiaries (Euro), KWE entered into forward foreign currency contracts to hedge a portion of its currency risk. Due to the consolidation of KWE, the hedge asset relating to the forward foreign currency contracts was consolidated at fair value.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.

KW Group accounts for its debt liabilities at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. As of December 31, 2014 and 2013, the fair value of our senior notes payable, borrowings under lines of credit, and investment debt was estimated to be approximately $3,044.8 million and $878.2 million, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and our credit risk to the current yield of a similar security, compared to their carrying value of $3,023.3 million and $850.8 million at December 31, 2014 and 2013, respectively. The inputs used to value our senior notes payable, borrowings under lines of credit, mortgage loans payable and junior subordinated debentures are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be level 2 inputs.

NOTE 7—OTHER ASSETS

Other assets consist of the following:

	December 31,
(Dollars in millions)	2014 $	2013 $
Above-market leases, net of accumulated amortization of $6.7 million at December 31, 2014	71.6	—
Deposits	49.9	5.3
Other, net of accumulated amortization of $1.8 million and $1.2 million at December 31, 2014 and 2013, respectively	25.8	7.7
Loan fees, net of accumulated amortization of $5.0 million and $4.5 million at December 31, 2014 and 2013, respectively	36.0	14.1
Hedge Assets	30.6	—
Goodwill	23.9	23.9
Office furniture and equipment net of accumulated depreciation of $5.7 million and $2.2 million at December 31, 2014 and December 31, 2013, respectively	22.0	10.4
Marketable securities[1]	6.5	4.0
Prepaid expenses	11.2	7.6
Deferred tax asset, net	27.6	—

	305.1	73.0

1	The amount above excludes Kennedy Wilson’s 20.2 million shares in KWE as the investment is eliminated due to the consolidation of KWE’s results. Based on the closing price of KWE shares on December 31, 2014, the fair value of Kennedy Wilson’s investment in KWE is $330.8 million.

Depreciation and amortization expense related to the above depreciable assets were $11.3 million, $4.0 million, and $1.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

NOTE 8—INVESTMENT DEBT

Mortgage loans at December 31, 2014 and 2013 consist of the following:

(Dollars in millions)		Carrying amount of investment debt as of December 31,[1]
Types of Property Pledged as Collateral	Region	2014 $	2013 $
Multifamily 1	Western U.S.	565.5	261.0
Commercial	Western U.S.	131.0	110.4
Residential, Hotel, and Other	Western U.S	37.2	28.0
Multifamily 1	Japan	242.9	—
Commercial	Japan	2.1	2.4
Commercial 1 2	Ireland	412.5	—
Multifamily 1 3	Ireland	133.6	—
Residential, Hotel, and Other1 5	Ireland	101.9	—
Commercial 1 4	United Kingdom	569.2	—

Investment Debt		2,195.9	401.8

1	The mortgage loan payable balances include unamortized debt premiums. Debt premiums represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium as of December 31, 2014 and 2013 was $15.4 million and $5.3 million.
2	Includes $323.8 million of investment debt on properties that were acquired and held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE.
3	Includes $40.3 million of investment debt on properties that were acquired and held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE.
4	Includes $483.0 million of investment debt on properties that were acquired and held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE.
5	Includes $14.6 million of investment debt on properties that were acquired and held by KWE. Kennedy Wilson owns approximately 14.9% of the total issued share capital of KWE.

The investment debt had a weighted average interest rate of 3.03% and 4.02% per annum at December 31, 2014 and 2013. As of December 31, 2014, 43% of KW Group’s property level debt is fixed rate, 38% is floating rate with interest caps and 19% is floating rate without interest caps. As of December 31, 2013, 86% of our property level debt is fixed rate, 7% is floating rate with interest caps and 7% is floating rate without interest caps.

During the year ended December 31, 2014, 20 mortgage loans were consolidated, 14 acquisitions were partially financed with mortgages, and three existing investments that closed all equity were subsequently partially financed with mortgages. See Note 4 for more detail on the acquisitions and the investment debt associated with them.

The aggregate maturities of mortgage loans and notes payable subsequent to December 31, 2014 are as follows:

(Dollars in millions)	$
2015	108.8
2016	60.6
2017	142.3
2018	92.5
2019	1,042.8
Thereafter	733.5

2,180.5
Debt premium	15.4

2,195.9

NOTE 9—BORROWINGS UNDER LINES OF CREDIT

KWH Facility

Kennedy Wilson has an unsecured revolving credit facility (“KWH Facility”) with U.S. Bank and East-West Bank and Bank of Ireland that bears interest at a rate equal to LIBOR plus 2.75% and has a maturity date of October 1, 2016. In July 2014 Kennedy-Wilson, Inc. increased its unsecured corporate line of credit facility from $140.0 million to $300.0 million. The increase was driven by the admission of Bank of America, N.A., Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A. to the existing lender syndicate and an increased commitment from The Governor and Company of the Bank of Ireland.

The revolving loan agreement that governs the unsecured credit facility was updated due to the increase in the facility. The updated facility requires Kennedy-Wilson, Inc. to maintain (i) a minimum rent, adjusted fixed charge coverage ratio (as defined in the revolving loan agreement) of not less than 1.50 to 1.00, measured on a four quarter rolling average basis and (ii) maximum balance sheet leverage (as defined in the revolving loan agreement) of not greater than 1.50 to 1.00, measured at the end of each calendar quarter; (iii) an effective tangible net worth (as defined in the revolving loan agreement) equal to or greater than $500.0 million plus 50% of any equity offerings after March 31, 2014, measured at the end of each calendar quarter; and (iv) unrestricted cash, cash equivalents and publicly traded marketable securities in the aggregate amount of at least $40.0 million.

As of December 31, 2014, Kennedy Wilson’s adjusted fixed charge coverage ratio was 2.99 to 1.00, its balance sheet leverage ratio was 0.98 to 1.00, and its effective tangible net worth and its unrestricted cash, cash equivalents and publicly traded marketable securities were $944.2 million and $841.1 million, respectively, and Kennedy-Wilson, Inc. was in compliance with these covenants. The revolving loan agreement also provides that any subsidiary guarantors under our 2042 Notes (as defined below) must provide guarantees of the loans drawn on our unsecured revolving credit facility. See Note 10 for a discussion of our senior notes.

The average outstanding borrowings under the facility were $22.9 million and $14.9 million during the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, there were $125.0 million and $0.0 million outstanding under the unsecured facility, respectively.

KWE Facility

In August 2014, KWE entered into a three year unsecured floating rate revolving debt facility (“KWE Facility”) of approximately $350 million (£225 million) with a syndicate of banks. The facility was undrawn as of December 31, 2014 and expires in August of 2017. The KWE Facility requires KWE to maintain (i) a maximum consolidated leverage ratio (as defined in the revolving loan agreement) not to exceed 60%; (ii) a minimum net asset value where IFRS NAV (as defined in the KWE Facility agreement) is no less than £744.4 million plus 75% of equity proceeds received by subsidiaries; (iii) a minimum fixed charge coverage ratio where consolidated EBITDA to consolidated fixed charges is no less than 1.5 to 1.0 for the last four quarters; (iv) a minimum unsecured interest where property level net operating income (“NOI”) and loan asset NOI to interest expense on unsecured debtors are no less than 1.9 to 1.0 for the last four quarters; and (v) a maximum secured recourse indebtedness for consolidated secured recourse debt of no more than 2.5% of total asset value at any time.

NOTE 10—SENIOR NOTES

(Dollars in millions)	Interest Rate %	Maturity Date	Face Value %	December 31, 2014 Unamortized Net Premium/ (Discount) %	Carrying Value %	Face Value %	December 31, 2013 Unamortized Net Premium/ (Discount) %	Carrying Value %
2042 Notes	7.75	12/1/2042	55.0	—	55.0	55.0	—	55.0
2024 Notes	5.88	4/1/2024	650.0	(2.6)	647.4	—	—	—
2019 Notes	8.75	4/1/2019	—	—	—	350.0	4.0	354.0

Senior Notes			705.0	(2.6)	702.4	405.0	4.0	409.0

In March 2014, Kennedy Wilson completed a public offering of $300.0 million aggregate principal amount of 5.875% Senior Notes, due April 1, 2024 (the “2024 Notes”). The 2024 Notes were issued and sold at a public offering price of 99.068% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson.

In November 2014, the Company completed an additional public offering of $350.0 million aggregate principal amount of 5.875% Senior Notes, due 2024. The additional 2024 Notes have substantially identical terms as the 2024 Notes mentioned above, and are treated as a single series with the 2024 Notes under the 2024 Indenture. The additional 2024 Notes were issued and sold at a public offering price of 100.0% of their principal amount, plus accrued interest from, and including, October 1, 2014 by the Issuer. The amount of the 2024 Notes included in the accompanying consolidated balance sheets was $647.4 million at December 31, 2014.

In November 2014, Kennedy Wilson used the proceeds from the 2024 Notes November 2014 issuance, together with cash on hand, to extinguish its 2019 Notes (as defined below) with an aggregate face value of $350.0 million (and an aggregate carrying value of $353.5 million) for $380.1 million which resulted in a $25.8 million loss on early extinguishment of corporate debt. The aggregate carrying value of the 2019 Notes included in the accompanying consolidated balance sheets, net of unamortized premiums and discounts was $0.0 million and $354.0 million at December 31, 2014 and 2013, respectively.

In December 2012, the Issuer, in a private placement, issued $100.0 million aggregate principal amount of 8.750% Senior Notes due April 1, 2019 (the “2019 Notes”) for approximately $105.3 million, net of premium. The 2019 Notes were issued as additional notes under an indenture dated as of April 5, 2011, among the Issuer; Kennedy Wilson, as parent guarantor; certain subsidiaries of the Issuer, as subsidiary guarantors; and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee, as thereafter supplemented and amended. During 2011, the Issuer issued $200.0 million aggregate principal amount of its 2019 Notes on April 5, 2011 for approximately $198.6 million, net of discount, and an additional $50.0 million aggregate principal amount of such notes on April 12, 2011 for approximately $50.8 million, net of premium. The additional notes had substantially identical terms as the initial 2019 Notes and were treated as a single series under the indenture.

In December 2012, Kennedy Wilson completed a public offering of $55.0 million aggregate principal amount of 7.75% Senior Notes due 2042 (“2042 Notes”). The 2042 Notes were issued and sold at a public offering price of 100% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million at December 31, 2014 and 2013, respectively.

The indentures governing the 2024 Notes and the 2042 Notes contain various restrictive covenants, including, among others, limitations on our ability and the ability of certain of the Company’s subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indentures governing the 2024 Notes and the 2042 Notes limits the ability of Kennedy Wilson and certain of its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy Wilson’s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of December 31, 2014, the balance sheet leverage ratio was 0.92 to 1.00. See Note 19 for the guarantor and non-guarantor financial statements.

NOTE 11—JUNIOR SUBORDINATED DEBENTURES

In September 2014, Kennedy Wilson extinguished its junior subordinated debt with a face value of $40.0 million for $41.5 million which resulted in a $1.5 million loss on early extinguishment of corporate debt.

NOTE 12—RELATED PARTY TRANSACTIONS

The firm of Solomon, Winnett & Rosenfield was paid $0.2 million annually for income tax services provided by the firm during the years ended December 31, 2014, 2013, and 2012. Jerry Solomon is a partner in the firm and a member of Kennedy Wilson’s Board of Directors. For the years ended December 31, 2014, 2013, and 2012, Mr. Solomon was paid an immaterial amount of director’s fees.

The Company has a lease with an affiliate of a third-party shareholder for its corporate offices in Beverly Hills, California. As of December 31, 2014, the future minimum lease payments under this agreement is $0.6 million for 2015.

The Company has a lease with an affiliate of a third-party shareholder for its corporate offices in Beverly Hills, California. Rental expense under this arrangement totaled $1.6 million and $1.3 million for the years ended December 31, 2014 and 2013, respectively.

The Company received fees and other income from affiliates and entities in which the Company holds ownership interests in the following amounts:

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Property management and leasing fees	57.4	46.0	32.5

Total related party revenue	57.4	46.0	32.5

NOTE 13—INCOME TAXES

The table below represents the components of income (loss) before the provision for income taxes. The Company generally invests in foreign real estate through domestic partnerships and, as such, the (loss) income for foreign jurisdictions generally represents the results of its foreign corporations. Additionally, the table below is not reflective of the cash tax results of the Company.

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Domestic	60.2	27.4	(3.7)
Foreign	62.3	(10.6)	10.2

Total	122.5	16.8	6.5

The (benefit from) provision for income taxes consisted of the following:

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Federal
Current	—	(0.1)	—
Deferred	31.0	5.2	(2.7)

	31.0	5.1	(2.7)

State
Current	0.1	—	—
Deferred	5.2	(0.1)	1.4

	5.3	(0.1)	1.4

Foreign
Current	4.1	0.3	0.5
Deferred	(8.0)	(2.4)	0.6

	(3.9)	(2.1)	1.1

Total	32.4	2.9	(0.2)

A reconciliation of the statutory federal income tax rate of 34% with Kennedy Wilson’s effective income tax rate is as follows:

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Tax computed at the statutory rate	41.8	5.6	2.3
State income taxes, net of federal benefit	2.7	—	0.2
Foreign rate differential	3.7	2.3	(2.4)
Adjustment to investment basis	2.0	—	—
Noncontrolling interest and other	(22.7)	(6.9)	(0.9)
Other	4.9	2.0	0.2
Valuation allowance	—	(0.1)	0.4

Provision for (benefit from) income taxes	32.4	2.9	(0.2)

Cumulative tax effects of temporary differences are shown below at December 31, 2014 and 2013:

	Year ended December 31,
(Dollars in millions)	2014 $	2013 $
Deferred tax assets:
Accrued reserves	0.3	0.2
Stock option expense	4.2	1.3
Marketable securities	0.3	—
Net operating loss carryforward and credits	40.9	42.9
Foreign currency translation	91.5	—

Total deferred tax assets	137.2	44.4

Deferred tax liabilities:
Depreciation and amortization	51.3	6.2
Prepaid expenses and other	0.5	0.4
Investment basis and reserve differences	40.4	50.3
Foreign currency translation	—	3.9
Capitalized interest	2.3	2.3
Valuation allowance	3.4	0.3
Marketable securities	—	0.4
Hedging transactions	11.7	4.7

Total deferred tax liabilities	109.6	68.5

Deferred tax asset (liability), net	27.6	(24.1)

Based upon the level of historical taxable income and projections for future taxable income over the periods which Kennedy Wilson’s gross deferred tax assets are deductible, management believes it is more likely than not Kennedy Wilson will realize the benefits of these deductible differences at December 31, 2014.

As of December 31, 2014 Kennedy Wilson had federal net operating losses of $95.2 million. These net operating losses begin to expire in the year 2030. As of December 31, 2014 there were also California net operating loss carryforwards of approximately $87.6 million. The California net operating losses begin to expire after the year 2028. In addition, Kennedy Wilson has $4.7 million of other state net operating losses. We believe that it is more likely than not that certain state net operating losses will expire before the Kennedy Wilson can realize the benefit of the losses. We have provided a valuation allowance of $0.8 million as of December 31, 2014 for certain state net operating losses. As of December 31, 2014, Kennedy Wilson had $47.9 million of foreign net operating losses carryforwards of which $3.0 million begin to expire in 2030 and $44.9 million have no expiration date. We have provided a valuation allowance of $14.7 million as of December 31, 2014 for certain foreign net operating losses.

Presently a deferred tax liability for undistributed earnings of subsidiaries located outside the United States has not been recorded. These earnings may become taxable upon a payment of a dividend or as a result of a sale or liquidation of the subsidiaries. At this time the Company does not have plans to repatriate income from its foreign subsidiaries, however to the extent that the Company is able to repatriate such earnings in a tax free manner, or in the event of a change in the capital situation or investment strategy, it is possible that the foreign subsidiaries may pay a dividend which would impact our effective tax rate. Unremitted earnings of foreign subsidiaries, which have been, or are intended to be permanently invested, aggregated approximately $9.5 million as of December 31, 2014. If these subsidiaries’ earnings were repatriated to the United States additional U.S. domestic taxes of $4.5 million would be incurred.

There were no gross unrecognized tax benefits at December 31, 2014 and 2013. Management has considered the likelihood and significance of possible penalties associated with Kennedy Wilson’s current and intended filing positions and has determined, based on its assessment, that such penalties, if any, would not expected to be significant.

Kennedy Wilson’s federal income tax returns remain open to examination for the years 2011 through 2013.

For income tax purposes, distributions paid to common stockholders and preferred shareholder are return of capital for the year ended December 31, 2014.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Future minimum lease payments under scheduled operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

(Dollars in millions) Year ending December 31	$
2015	3.0
2016	1.8
2017	1.1
2018	0.7
2019	0.7
Thereafter	1.9

Total minimum payments	9.2

Rental expense was $4.3 million, $3.6 million, and $3.0 million for the years ended December 31, 2014, 2013, and 2012, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

GUARANTEES—The Company has provided guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) the Company could be required to make under the guarantees were approximately $54.9 million at December 31, 2014. The guarantees expire by the year end of 2021 and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property.

CAPITAL COMMITMENTS—As of December 31, 2014 and 2013, the Company has unfunded capital commitments to its joint ventures in the amounts of $33.1 million and $8.0 million.

EMPLOYMENT AGREEMENTS—Kennedy Wilson has entered into employment agreements with its Chief Executive Officer (“CEO”), its President and Chief Executive Officer of its European operations (“CEO—Europe”), its Chief Financial Officer (“CFO”), its Executive Vice President (“EVP”), and its Executive Vice President and General Counsel (“EVP, GC”). The CEO and CEO—Europe have base salaries of $1.5 million and $1.0 million, respectively through August 6, 2021. The CFO, EVP, and EVP, GC have base salaries of $0.6 million, $0.6 million and $0.8 million, respectively through December 29, 2019.

Additionally, the employment agreements provide for the payment of an annual discretionary bonus and participation in equity awards approved in an amount determined in the sole and absolute discretion of the Compensation Committee of the board of directors.

LITIGATION—Kennedy Wilson is currently a defendant in certain routine litigation arising in the ordinary course of business. It is the opinion of management and legal counsel that the outcome of these actions will not have a material effect on the financial statements taken as a whole.

NOTE 15—STOCK COMPENSATION PLANS

In November 2009, Kennedy Wilson adopted the 2009 Equity Participation Plan (“the Equity Plan”) that allows for the grant of up to approximately 2.5 million shares of common stock. As of December 31, 2014 all the restricted share awards were granted to employees, which vest ratably over a five year period. Vesting of the restricted share awards is contingent upon the expected achievement of a performance target as of the initial vesting date of November 13, 2010 and each of the next four years thereafter. The performance targets were achieved for 2011, 2012, 2013 and 2014. From inception of the plan through December 31, 2014, 2,526,119 shares have vested and 60,125 shares have been forfeited. The Company re-granted the forfeited shares in 2013. The restricted share awards are recognized as expense on a tranche by tranche basis over the five year performance period. As of December 31, 2014, there was $1.0 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares.

In June 2012, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan (the “Amended and Restated Plan”) under which an additional 3.2 million shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. The terms of the awards granted under the 2009 Amended and Restated Equity Participation Plan are set by the Company’s compensation committee at its discretion. During the year ended December 31, 2012, 3.2 million shares of restricted common stock were granted under the Amended and Restated Plan along with 5,000 shares which remained under the original plan. The shares vest over five years with 40% vesting ratably in the first four years of the award period and the remaining 60% in the fifth year of the award period. Vesting of the restricted share awards is contingent upon the expected achievement of a performance target in each year of the award period with the initial vesting of the first 10% in January 2013. The performance targets were achieved for 2012, 2013 and 2014. From inception of the plan through December 31, 2014, 606,566 shares have vested and 112,500 shares have been forfeited. As of December 31, 2014, there was $33.0 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares which will vest over the next three years.

In July of 2014, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan under which an additional 6 million shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. The terms of the awards granted under the 2009 Amended and Restated Equity Participation Plan are set by the Company’s compensation committee at its discretion. The shares will vest ratably over a five-year year period based on the achievement of certain performance targets. The performance periods over which the Company’s return on equity will be measured for the awards will be the Company’s fiscal years ending December 31, 2014, 2015, 2016, 2017 and 2018. During the year ended December 31, 2014, 3.3 million shares of restricted common stock were granted under the Amended and Restated Plan. From inception of the plan through December 31, 2014, no shares had vested or been forfeited. As of December 31, 2014, there was

$72.3 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares which will vest over the next five years.

During the years ended December 31, 2014, 2013 and 2012, Kennedy Wilson recognized $15.8 million, $7.5 million and $8.1 million of compensation expense related to the vesting of restricted common stock and is included in compensation and related expense in the accompanying consolidated statements of operations. During 2013, the Company modified the Amended and Restated Plan to remove an external performance component associated with the vesting of awards. This modification changed the accounting treatment of the Amended and Restated Plan to be equity based as opposed to liability based. Due to this change, $4.7 million was reclassified from a liability to equity during the year ended December 31, 2013.

The following table sets forth activity under the Equity Plan and Amended and Rested Plan:

Shares
Nonvested at December 31, 2012	4,189,964
Granted	136,600
Vested	(822,724)
Forfeited	(146,638)

Nonvested at December 31, 2013	3,357,202
Granted	3,147,500
Vested	(855,494)
Forfeited	(2,475)

Nonvested at December 31, 2014	5,646,733

Employee Benefit Arrangements

Kennedy Wilson has a qualified plan under the provisions of Section 401(k) of the Internal Revenue Code. Under this plan, participants are able to make salary deferral contributions of up to 75% of their total compensation, up to a specified maximum. The 401(k) plan also includes provisions which authorize Kennedy Wilson to make discretionary contributions. During the years ended December 31, 2014, 2013 and 2012, Kennedy Wilson made matching contributions of $0.2 million, $0.2 million, and $0.2 million, respectively to this plan and they are included in compensation and related expenses in the accompanying consolidated statements of operations.

NOTE 16—EQUITY

Common Stock

In January 2014, Kennedy Wilson completed an offering of 9.2 million shares of its common stock, which raised $190.6 million of net proceeds.

In September 2013, Kennedy Wilson completed an offering of 6.9 million shares of its common stock, which raised $122.0 million of net proceeds.

In March 2013, Kennedy Wilson completed an offering of 9.0 million shares of its common stock, which raised $133.8 million of net proceeds. In April 2013, Kennedy Wilson issued approximately 1.4 million shares of its common stock as a result of the underwriters fully exercising their option to purchase additional shares, which resulted in net proceeds of $20.1 million.

In July 2012, Kennedy Wilson completed a follow-on offering of 8.6 million shares of its common stock, which raised $106.2 million of net proceeds.

Preferred Stock

During 2010, Kennedy Wilson issued two series of Convertible Cumulative Preferred Stock (together “the Preferred Stock”) at 1,000 per share, series A (100,000 shares) and series B (32,550 shares), for total proceeds less issuance costs of $99.8 million and $32.5 million. The series A Preferred Stock is convertible into common stock at any time at the option of the holder prior to May 19, 2015 at a price of $12.41 per share and is mandatorily convertible into common stock on May 19, 2015. The series B Preferred Stock is convertible into common stock at any time at the option of the holder prior to November 3, 2018 at a price of $10.70 per share and is mandatorily convertible into common stock on November 3, 2018. The series A and series B Preferred Stock have dividend rates of 6.0% and 6.452% payable quarterly.

The certificate of designations of the Preferred Stock contain provisions that require Kennedy Wilson to commence an offer to purchase all shares of the Preferred Stock at a purchase price in cash per share of Preferred Stock equal to $1,150 plus all accumulated and accrued dividends upon the occurrence of a fundamental change, defined as a change of control. The parties have agreed that a change of control is deemed to occur when any person or group other than the purchaser of the Preferred Stock and its affiliates, or any officer or director of Kennedy Wilson as of the issue date of the Preferred Stock, acquires directly or indirectly voting control or direction over more than 35% of the voting control of Kennedy Wilson for a period of seven consecutive days following the earlier of the date the Company becomes aware of such acquisition and the date such person or group files a Schedule 13D. This change of control provision is within Kennedy Wilson’s control as the Board of Directors, at its discretion, would be able to issue blank check Preferred Stock at any time for any reason which could dilute the person or group to below the 35% of the voting control threshold. As such, Kennedy Wilson has concluded that the change of control is within the control of Kennedy Wilson and therefore has classified the Preferred Stock as permanent equity in the accompanying consolidated balance sheets.

In connection with the issuance of the Preferred Stock, Kennedy Wilson entered into registration rights agreements that allow for the holders of the Preferred Stock, with at least a 51% vote, to demand registration of the Preferred Stock (or converted common stock) on or after November 13, 2010. If Kennedy Wilson does not satisfy the demand for registration, the holders of the Preferred Stock (or converted common stock) would be entitled to receive a payment in an amount equal to 1.50% per annum of the liquidation preference of $1,000 per share. There are sufficient shares of unregistered common stock authorized and unissued to accommodate the conversion feature.

Warrants

In April 2010, the Board of Directors authorized a warrant repurchase program enabling Kennedy Wilson to repurchase up to 12.5 million of its outstanding warrants. The warrants carry an exercise price of $12.50 with an expiration date of November 14, 2014. On December 20, 2013, Kennedy Wilson redeemed 6,963 warrants at a price of $0.01 per warrant since the share price of its common stock exceeded $19.50 per share for 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

During the years ended December 31, 2013 and 2012, Kennedy Wilson repurchased a total of 0.4 million and 0.6 million of its outstanding warrants for total consideration of $1.4 million and $1.6 million. The Company received $15.4 million from warrant holders due to the exercise of 2.7 million warrants during 2013. The remaining 2.7 million warrants outstanding were exercised on a cashless basis on November 14, 2014 for 1.5 million common shares. As of December 31, 2014 there were no warrants outstanding.

Dividend Distributions

Kennedy Wilson declared and paid the following cash dividends on its common and preferred stock:

	Year Ended December 31, 2014		Year Ended December 31, 2013
(Dollars in millions)	Declared $	Paid $	Declared $	Paid $
Preferred Stock
Series A	6.0	6.0	6.0	6.0
Series B	2.1	2.1	2.1	2.1
Total Preferred Stock	8.1	8.1	8.1	8.1
Common Stock	33.6	30.8	21.8	16.0

Total[1]	41.7	38.9	29.9	24.1

1	The difference between declared and paid is the amount accrued on the consolidated balance sheets.

Accumulated Other Comprehensive Income

The following table summarizes the changes in each component of accumulated other comprehensive income (loss) (‘AOCI’), net of 40% estimated tax:

(Dollars in millions)	Foreign Currency Translation $	Foreign Currency Derivatives $	Marketable Securities $	Total Accumulated Other Comprehensive Income $
Balance at December 31, 2013	4.3	4.9	—	9.2
Unrealized (losses) gains, arising during the period	(233.6)	44.9	(0.4)	(189.1)
Amounts reclassified out of AOCI during the period	(0.3)	(6.8)	—	(7.1)
Taxes on unrealized (losses) gains, arising during the period	92.8	(18.0)	0.2	75.0
Noncontrolling interest	94.4	(10.6)	—	83.8

Balance at December 31, 2014	(42.4)	14.4	(0.2)	(28.2)

The local currencies for our interests in foreign operations include the euro, the British pound sterling, and the Japanese yen. The related amounts on our balance sheets are translated into U.S. dollars at the exchange rates at the respective financial statement date, while amounts on our statements of operations are translated at the average exchange rates during the respective period. The increase in the unrealized losses on foreign currency translation is a result of the strengthening of the U.S. dollar against the Japanese yen, euro and British pound sterling during the year ended December 31, 2014.

In order to manage currency fluctuations, KWR entered into forward foreign currency contracts to hedge a portion of its Japanese yen-based investments. The Company also has currency forward contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollars) and the functional currency (euros and GBP) of certain of its investments in Europe (see note 7 for more detail).

As a result of the consolidations of KWR and six separate joint ventures that hold real estate-related investments located in the U.K. and Ireland the Company has reclassified $7.1 million out of AOCI and recognized a gain in acquisition-related gain in the accompanying consolidated statements of operations.

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries and are presented separately on the balance sheet. As of December 31, 2014 and 2013 the Company has noncontrolling interest of $2.1 billion and $50.6 million. The increase in noncontrolling interests during 2014 is primarily due to the Company’s investment in and consolidation of KWE as well as the consolidations of KWR and the six joint venture investments that hold real estate in United Kingdom and Ireland discussed above. Kennedy Wilson recorded an increase $1.9 billion for the issuance of KWE shares and $291.8 million for the consolidation of the joint ventures mentioned above. The Company also allocated $68.2 million of income, $83.8 million of other comprehensive losses and made distributions of $57.7 million to noncontrolling interest holders.

NOTE 17—EARNINGS PER SHARE

Under FASB ASC Topic 260-10-45 Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. Participating securities, which include unvested restricted stock, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. We only present the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. Because KW Group incurred losses for years ended December 31, 2013 and 2012, all potentially dilutive instruments are anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding for that period. The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the years ended December 31, 2014, 2013, and 2012:

The following table sets forth the computation of basic and diluted earnings per share:

	Year ended December 31,
(Dollars in millions, except share amounts and per share data)	2014 $	2013 $	2012 $
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	13.8	(14.5)	(3.9)
Net income and dividends allocated to participating securities	(1.4)	(0.9)	(0.5)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders, net of allocation to participating securities	12.4	(15.4)	(4.4)

Dividends declared on common shares	(32.3)	(20.9)	(11.3)

Undistributed (losses) earnings attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(19.9)	(36.3)	(15.7)

Distributed earnings per share	0.36	0.28	0.20
Undistributed (losses) earnings per share	(0.22)	(0.49)	(0.27)

Income (loss) per basic	0.14	(0.21)	(0.07)
Income (loss) per diluted	0.14	(0.21)	(0.07)
Weighted-average shares outstanding for basic	89,200,855	71,159,919	55,285,833
Weighted average shares outstanding for diluted	91,555,214	71,159,919	55,285,833
Dividends declared per common share	0.36	0.28	0.20

The dilutive shares from convertible securities have not been included in the diluted weighted average shares as Kennedy Wilson for the year ended December 31, 2014 as they are anti-dilutive. For the years ended December 31, 2013 and 2012 the dilutive shares for warrants, convertible securities, and unvested shares have not been included as they are anti-dilutive. There was a total of 11,100,074, 13,494,478 and 19,339,021 potentially dilutive securities as of December 31, 2014 2013 and 2012 not included as part of the calculation above as they were anti-dilutive.

NOTE 18—SEGMENT INFORMATION

Kennedy Wilson’s business is defined by two core segments: KW Investments and KW Services. KW Investments invests in multifamily, residential and commercial properties as well as loans secured by real estate. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution-based clients. Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these services and investments.

KW Investments

Kennedy Wilson invests its capital in real estate assets and loans secured by real estate either on its own or with strategic partners through KWE, joint ventures, separate accounts, and commingled funds. The Company is typically the general partner or external manager in these joint ventures with a promoted interest in the profits or appreciation of our investments beyond our ownership percentage. The Company has an average ownership interest across all investments of approximately 32%. Our equity partners include public shareholders financial institutions, foundations, endowments, high net worth individuals and other institutional investors. See the “Business Segments” section in Item 1 for a more detailed discussion of the different components of the KW Investments segment.

Substantially all of the revenue—related party was generated via inter-segment activity for the years ended December 31, 2014, 2013 and 2012. Generally, this revenue consists of fees earned on investments in which Kennedy Wilson also has an ownership interest. The amounts representing investments with related parties and non-affiliates are included in the investment segment. No single third party client accounted for 10% or more of Kennedy Wilson’s revenue during any period presented in these financial statements.

KW Services

KW Services offers a comprehensive line of real estate services for the full lifecycle of real estate ownership to clients that include financial institutions, institutional investors, insurance companies, developers, builders and government agencies. KW Services has four main lines of business: investment management, property services, research and auction and conventional sales. These four business lines generate revenue for us through fees and commissions. See the “Business Segments” section in Item 1 for a more detailed discussion of the different components of the KW Services segment.

The Company manages over 71 million square feet of properties for institutional clients and individual investors in the United States, Europe, and Japan, which includes assets we have ownership in and third party assets. With 25 offices throughout the United States, the United Kingdom, Ireland, Spain, Jersey and Japan the Company has the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of KW Services have an extensive track record in their respective lines of business and the real estate community as a whole. The Company believes their knowledge and relationships is an excellent driver of business through the services business as well as on the investment front.

Additionally, KW Services plays a critical role in supporting the company’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

The following tables summarize the income and expense activity by segment for the years ended December 31, 2014, 2013 and 2012 and total assets as of December 31, 2014, 2013 and 2012.

	Year Ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Investments
Rental and hotel	270.2	43.0	8.5
Loans and other income	28.4	1.9	2.8
Sale of real estate	17.4	10.1	2.3

Total revenue	316.0	55.0	13.6

Depreciation and amortization	(104.5)	(17.4)	(4.4)
Operating Expenses	(201.6)	(69.1)	(36.9)
Income from unconsolidated investments	48.3	41.4	27.9

Operating Income	58.2	9.9	0.2
Acquisition-related gains	218.1	56.6	25.5
Acquisition-related expenses	(19.7)	(1.6)	(0.7)
Interest expense-investment	(46.3)	(11.8)	(2.5)
Other	5.1	(2.2)	7.0

Net income	215.4	50.9	29.5
Net income attributable to the non-controlling interests	(73.6)	(20.3)	(2.5)

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	141.8	30.6	27.0

	Year Ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Services
Investment management, property services and research fees (includes $57.4, $46.0, and $32.5 million of related party fee, respectively)	82.6	68.1	53.3

Total revenue	82.6	68.1	53.3
Operating expenses	(61.1)	(40.7)	(33.1)
Depreciation and amortization	—	—	(0.2)
Income from unconsolidated investments	5.9	—	—

Net Income	27.4	27.4	20.0

Net loss attributable to the noncontrolling interests	5.4	—	—

Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	32.8	27.4	20.0

	Year Ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Corporate
Operating expenses	(35.8)	21.9	16.7
Depreciation and amortization	—		0.3

Operating loss	(35.8)	(21.9)	(17.0)
Interest income	—	0.3	0.2
Interest expense—corporate	(57.1)	(39.9)	(26.1)
Loss on extinguishment of corporate debt	(27.3)	—	—

Loss before (provision for) income taxes	(120.2)	(61.5)	(42.9)
(Provision for) benefit from income taxes	(32.4)	(2.9)	0.2

Net loss	(152.6)	(64.4)	(42.7)
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	(8.1)	(8.1)

Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(160.7)	(72.5)	(50.8)

	Year Ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Consolidated
Investment management, property services and research fees (includes $57.4, $46.0, and $32.5 million of related party fee, respectively)	82.6	68.1	53.3
Rental and other income	270.2	43.0	8.5
Sale of real estate	28.4	10.1	2.3
Loans and Other Income	17.4	1.9	2.8

Total revenue	398.6	123.1	66.9
Operating expenses	298.6	131.7	86.6
Depreciation and amortization	104.5	17.4	4.9

Total operating expenses	403.1	149.1	91.5
Income from unconsolidated investments	54.2	41.4	27.9

Operating income	49.7	15.4	3.3

Acquisition-related gains	218.1	56.6	25.5
Acquisition-related expenses	(19.7)	(1.6)	(0.7)

	Year Ended December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Interest expense—investment	(46.3)	(11.8)	(2.5)
Interest expense—corporate	(57.1)	(39.9)	(26.1)
Loss on extinguishment of corporate debt	(27.3)	—	—
Other	5.1	(1.9)	7.0

Income before benefit from income taxes	122.5	16.8	6.5
(Provision for) benefit from income taxes	(32.4)	(2.9)	0.2

Net income	90.1	13.9	6.7
Net income attributable to the noncontrolling interests	(68.2)	(20.3)	(2.5)
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	(8.1)	(8.1)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	13.8	(14.5)	(3.9)

	December 31,
(Dollars in millions)	2014 $	2013 $
Assets
Investments	6,017.9	1,537.4
Services	60.2	132.6
Corporate	254.0	128.8

Total assets	6,332.1	1,798.8

	December 31,
(Dollars in millions)	2014 $	2013 $	2012 $
Expenditures for long lived assets

Investments	(1,962.2)	(168.5)	(119.0)

Geographic Information:

The revenue shown in the table below is allocated based upon the country in which services are performed.

(Dollars in millions)	Year Ended December 31,
	2014 $	2013 $	2012 $
United States	174.9	87.6	47.2
Europe	209.2	35.1	19.2
Japan	14.5	0.4	0.5

Total Revenue	398.6	123.1	66.9

NOTE 19—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information and condensed consolidating financial information includes:

(3)	Condensed consolidating balance sheets as of December 31, 2014 and 2013, respectively; consolidating statements of operations and comprehensive (loss) income for the years ended December 31, 2014, 2013, and 2012, respectively; and condensed consolidating statements of cash flows for the years ended December 31, 2014, 2013, and 2012, respectively, of (a) Kennedy-Wilson Holdings, Inc. on an unconsolidated basis as the parent (and guarantor), (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and

(4)	Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent guarantor, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries

Condensed Consolidating Balance Sheet as of December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	38.2	21.0	115.4	—	174.6
Cash held by consolidated investments	—	—	—	763.1	—	763.1
Accounts receivable	—	—	31.5	24.1	—	55.6
Loans	—	38.5	20.6	292.1	(37.8)	313.4
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	474.5	3,753.6	—	4,228.1
Unconsolidated investments	—	9.3	328.7	154.2	—	492.2
Investments in and advances to consolidated subsidiaries	909.8	1,655.0	1,065.6	—	(3,630.4)	—
Other assets	—	63.7	40.6	200.8	—	305.1

Total Assets	909.8	1,804.7	1,982.5	5,303.3	(3,668.2)	6,332.1

Liabilities
Accounts payable, accrued expenses and other liabilities	8.7	67.5	79.2	109.5	—	264.9
Senior notes payable	—	702.4	—	—	—	702.4
Investment debt	—	—	248.3	1,985.4	(37.8)	2,195.9
Line of credit	—	125.0	—	—	—	125.0

Total liabilities	8.7	894.9	327.5	2,094.9	(37.8)	3,288.2

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	901.1	909.8	1,655.0	1,065.6	(3,630.4)	901.1
Noncontrolling interests	—	—	—	2,142.8	—	2,142.8
Total equity	901.1	909.8	1,655.0	3,208.4	(3,630.4)	3,043.9

Total liabilities and equity	909.8	1,804.7	1,982.5	5,303.3	(3,668.2)	6,332.1

Condensed Consolidating Balance Sheet as of December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Assets
Cash and cash equivalents	—	48.2	77.2	44.8	—	170.2
Cash held by consolidated investments	—	—	—	8.0	—	8.0
Accounts receivable	—	1.1	7.0	8.5	—	16.6
Intercompany receivables	—	9.0	—	—	(9.0)	—
Loans	—	59.7	53.7	0.8	(57.4)	56.8
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	145.3	542.8	—	688.1
Unconsolidated investments	—	7.5	598.0	180.6	—	786.1
Investments in and advances to consolidated subsidiaries	775.1	1,141.9	326.6	—	(2,243.6)	—
Other assets	—	20.9	31.4	20.7	—	73.0

Total Assets	775.1	1,288.3	1,239.2	806.2	(2,310.0)	1,798.8

Liabilities
Accounts payable, accrued expenses and other liabilities	6.8	64.2	22.9	35.2	—	129.1
Intercompany payables	—	—	—	9.0	(9.0)	—
Senior notes payable	—	409.0	—	—	—	409.0
Intercompany loans payable	—	—	—	57.4	(57.4)	—
Investment debt	—	—	74.4	327.4	—	401.8
Junior subordinated debentures	—	40.0	—	—	—	40.0

Total liabilities	6.8	513.2	97.3	429.0	(66.4)	979.9

Equity
Kennedy-Wilson Holdings, Inc. shareholders’ equity	768.3	775.1	1,141.9	326.6	(2,243.6)	768.3
Noncontrolling interests	—	—	—	50.6	—	50.6

Total equity	768.3	775.1	1,141.9	377.2	(2,243.6)	818.9

Total liabilities and equity	775.1	1,288.3	1,239.2	806.2	(2,310.0)	1,798.8

Consolidating Statement of Operations for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Investment management, property services, and research fees	—	—	78.9	3.7	—	82.6
Rental and hotel	—	—	20.4	249.8	—	270.2
Loans and other income	—	0.1	2.0	15.3	—	17.4
Sale of real estate	—	—	0.7	27.7	—	28.4

Total revenue	—	0.1	102.0	296.5	—	398.6

Operating expenses
Commission and marketing expenses	—	—	4.4	1.2	—	5.6
Rental and hotel operating expense	—	—	—	116.4	—	116.4
Cost of real estate sold	—	—	0.7	20.0	—	20.7
Compensation and related expenses	15.9	52.8	38.1	7.0	—	113.8
General and administrative	—	12.4	15.8	13.9	—	42.1
Depreciation and amortization	—	0.9	12.2	91.4	—	104.5

Total operating expenses	15.9	66.1	71.2	249.9	—	403.1
Income from unconsolidated investments	—	3.4	39.0	11.8	—	54.2
Income (loss) from consolidated subsidiaries	106.0	278.4	215.5	—	(599.9)	—

Operating income (loss)	90.1	215.8	285.3	58.4	(599.9)	49.7
Non-operating income (expense)
Acquisition related gains	—	(7.0)	3.7	221.4	—	218.1
Acquisition related expenses	—	—	(2.3)	(17.4)	—	(19.7)
Interest expense—corporate debt	—	(56.3)	—	(0.8)	—	(57.1)
Interest expense—investment	—	—	(6.8)	(39.5)	—	(46.3)
Loss on early extinguishment of corporate debt	—	(27.3)	—	—	—	(27.3)
Other income (expense)	—	0.2	1.5	3.4	—	5.1

Income (loss) from continuing operations before benefit (provision for) from income taxes	90.1	125.4	281.4	225.5	(599.9)	122.5
(Provision for) benefit from income taxes	—	(19.4)	(3.0)	(10.0)	—	(32.4)

Net income (loss)	90.1	106.0	278.4	215.5	(599.9)	90.1
Net loss attributable to the noncontrolling interests	—	—	—	(68.2)	—	(68.2)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc.	90.1	106.0	278.4	147.3	(599.9)	21.9
Preferred stock dividends and accretion of issuance costs	(8.1)	—	—	—	—	(8.1)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc. common shareholders	82.0	106.0	278.4	147.3	(599.9)	13.8

Consolidating Statement of Operations for the year ended December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Investment management, property services, and research fees	—	0.4	26.9	40.8	—	68.1
Rental and hotel	—	0.1	6.7	36.2	—	43.0
Loans and Other Income	—	—	1.9	—	—	1.9
Sale of real estate	—	—	10.1	—	—	10.1

Total revenue	—	0.5	45.6	77.0	—	123.1

Operating expenses
Commission and marketing expenses	—	0.3	2.9	0.4	—	3.6
Rental and hotel operating expenses	—	—	3.5	15.4	—	18.9
Cost of real estate sold	—	—	7.9	—	—	7.9
Compensation and related expenses	7.5	31.9	14.8	22.5	—	76.7
General and administrative	0.3	9.4	5.1	9.8	—	24.6
Depreciation and amortization	—	0.9	4.8	11.7	—	17.4

Total operating expenses	7.8	42.5	39.0	59.8	—	149.1
Income from unconsolidated investments	—	2.9	52.1	(13.6)	—	41.4
Income from consolidated subsidiaries	21.7	105.4	51.3	—	(178.4)	—

Operating income (loss)	13.9	66.3	110.0	3.6	(178.4)	15.4
Non-operating income (expense)
Acquisition-related gain	—	—	—	56.6	—	56.6
Acquisition-related expenses	—	(0.2)	(0.4)	(1.0)	—	(1.6)
-Interest expense—corporate debt	—	(39.9)	—	—	—	(39.9)
Interest expense—investment	—	—	(1.8)	(10.0)	—	(11.8)
Other income (expense)	—	0.4	(2.4)	0.1	—	(1.9)

Income (loss) before benefit from income taxes	13.9	26.6	105.4	49.3	(178.4)	16.8
Benefit from income taxes	—	(4.9)	—	2.0	—	(2.9)

Net income (loss)	13.9	21.7	105.4	51.3	(178.4)	13.9
Net income attributable to the noncontrolling interests	—	—	—	(20.3)	—	(20.3)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc.	13.9	21.7	105.4	31.0	(178.4)	(6.4)
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	—	—	—	—	(8.1)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc. common shareholders	5.8	21.7	105.4	31.0	(178.4)	(14.5)

Consolidating Statement of Operations for the year ended December 31, 2012

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries[1] $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Revenue
Investment management, property services, and research fees	—	0.9	24.5	27.9	—	53.3
Rental and hotel	—	—	1.3	7.2	—	8.5
Loans and Other Income	—	—	2.8	—	—	2.8
Sale of real estate	—	—	2.3	—	—	2.3

Total revenue	—	0.9	30.9	35.1	—	66.9

Operating expenses
Commission and marketing expenses	—	0.3	3.6	0.7		4.6
Rental and hotel operating expenses	—	—	1.3	3.2		4.5
Cost of real estate sold	—	—	2.2	—		2.2
Compensation and related expenses	8.1	25.7	11.6	10.4		55.8
General and administrative	—	9.8	3.9	5.8		19.5
Depreciation and amortization	—	0.3	0.9	3.7		4.9

Total operating expenses	8.1	36.1	23.5	23.8	—	91.5
Income from unconsolidated investments	—	1.5	21.4	5.0		27.9
Income (loss) from consolidated subsidiaries	15.0	66.3	38.3	0.1	(119.7)	—

Operating income	6.9	32.6	67.1	16.4	(119.7)	3.3
Non-operating income (expense)
Acquisition-related gain	—	—	—	25.5	—	25.5
Acquisition-related expenses	—	—	(0.1)	(0.6)	—	(0.7)
Interest expense—corporate debt	—	(25.6)	(0.5)	—	—	(26.1)
Interest expense—investment	—	—	—	(2.5)	—	(2.5)
Other income (expense)	—	7.2	(0.2)	—	—	7.0

Income before benefit from income taxes	6.9	14.2	66.3	38.8	(119.7)	6.5
Benefit from income taxes	—	0.7	—	(0.5)	—	0.2

Net income (loss)	6.9	14.9	66.3	38.3	(119.7)	6.7
Net income attributable to the noncontrolling interests	—	—	(0.3)	(2.2)	—	(2.5)

Net income attributable to Kennedy-Wilson Holdings, Inc.	6.9	14.9	66.0	36.1	(119.7)	4.2
Preferred dividends and accretion of preferred stock issuance costs	(8.1)	—	—	—	—	(8.1)

Net income (loss) attributable to Kennedy- Wilson Holdings, Inc. common shareholders	(1.2)	14.9	66.0	36.1	(119.7)	(3.9)

Consolidated Statement of Comprehensive Income for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net Income	90.1	106.0	278.4	215.5	(599.9)	90.1

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(0.2)	(0.2)	—	—	0.2	(0.2)
Unrealized foreign currency translation gain (loss)	(46.4)	(46.4)	1.9	(41.0)	85.5	(46.4
Amounts reclassified from accumulated other comprehensive income	(7.1)	(7.1)	1.2	(8.3)	14.2	(7.1)
Unrealized forward contract forward currency gain (loss)	16.3	16.3	4.9	15.2	(36.4)	16.3

Total other comprehensive income (loss) for the period	(37.4)	(37.4)	8.0	(34.1)	63.5	(37.4)

Comprehensive income Comprehensive income attributable to noncontrolling interests	52.7 —	68.6 —	286.4 —	181.4 (15.6)	(536.4 —)	52.7 (15.6)

Comprehensive income attributable to Kennedy-Wilson Holdings, Inc.	52.7	68.6	286.4	165.8	(536.4)	37.1

Consolidated Statement of Comprehensive Income for the year ended December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net Income (loss)	13.9	21.7	105.4	51.3	(178.4)	13.9
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation gain (loss)	(9.3)	(9.3)	(10.0)	0.8	18.5	(9.3)
Amounts reclassified from accumulated other comprehensive income	2.8	2.8	2.8	—	(5.6)	2.8
Unrealized forward contract forward currency gain (loss)	3.1	3.1	5.0	—	(8.1)	3.1

Total other comprehensive income (loss) for the period	(3.4)	(3.4)	(2.2)	0.8	4.8	(3.4)

Comprehensive income (loss)	10.5	18.3	103.2	52.1	(173.6)	10.5
Comprehensive income attributable to noncontrolling interests	—	—	—	(20.3)	—	(20.3)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	10.5	18.3	103.2	31.8	(173.6)	(9.8)

Consolidated Statement of Comprehensive Income for the year ended December 31, 2012

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Elimination $	Consolidated Total $
Net Income (loss)	6.9	14.9	66.3	38.3	(119.7)	6.7
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	3.3	3.3	—	—	(3.3)	3.3
Unrealized foreign currency translation gain (loss)	(1.5)	(1.5)	(2.2)	(0.3)	4.0	(1.5)
Unrealized forward contract forward currency gain (loss)	5.7	5.7	6.4	—	(12.1)	5.7

Total other comprehensive income (loss) for the period	7.5	7.5	4.2	(0.3)	(11.4)	7.5

Comprehensive income (loss)	14.4	22.4	70.5	38.0	(131.1)	14.2
Comprehensive income attributable to noncontrolling interests	—	—	—	(2.6)	—	(2.6)

Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	14.4	22.4	70.5	35.4	(131.1)	11.6

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2014

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Net cash provided by operating activities	(1.0)	(203.8)	125.1	177.8	98.1
Cash flows from investing activities:
Additions to loans	—	—	(10.7)	(526.1)	(536.8)
Collections of loans	—	—	15.1	80.8	95.9
Nonrefundable escrow deposits	—	—	—	(47.7)	(47.7)
Net proceeds from sale of real estate	—	—	—	24.7	24.7
Purchases of and additions to real estate	—	(0.6)	(141.5)	(1,820.1)	(1,962.2)
Investment in marketable securities	—	—	(11.5)	—	(11.5)
Proceeds from sale of marketable securities	—	—	8.6	—	8.6
Investing distributions from unconsolidated investments	—	0.3	52.1	59.4	111.8
Contributions to unconsolidated investments	—	(2.0)	(70.8)	(94.9)	(167.7)
Proceeds from settlement of foreign forward contracts	—	—	—	14.4	14.4
Purchases of foreign currency options	—	—	—	(2.7)	(2.7)
(Investments in) distributions from consolidated subsidiaries, net	(142.5)	(172.8)	(89.7)	405.0	—

Net cash (used in) provided by investing activities	(142.5)	(175.1)	(248.4)	(1,907.2)	(2,473.2)
Cash flow from financing activities:
Borrowings under senior notes payable	—	647.2	—	—	647.2
Repayment of senior notes payable	—	(350.0)	—	—	(350.0)
Repayments of junior subordinated debt	—	(40.0)	—	—	(40.0)
Borrowings under lines of credit	—	215.0	—	—	215.0
Repayment of lines of credit	—	(90.0)	—	—	(90.0)
Borrowings under investment debt	—	—	68.8	1,215.0	1,283.8
Repayment of investment debt	—	—	(0.7)	(345.1)	(345.8)
Debt issue costs	—	(13.3)	(1.0)	(24.4)	(38.7)
Issuance of common stock	190.6	—	—	—	190.6
Repurchase of common stock	(8.2)	—	—	—	(8.2)
Proceeds from the issuance of KWE shares, net	—	—	—	1,827.2	1,827.2
Dividends paid	(38.9)	—	—	—	(38.9)
Acquisitions of noncontrolling interests	—	—	—	(51.0)	(51.0)
Contributions from noncontrolling interests	—	—	—	19.9	19.9
Distributions to noncontrolling interests	—	—	—	(57.7)	(57.7)

-Net cash provided by (used in) financing activities	143.5	368.9	67.1	2,583.9	3,163.4
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(28.8)	(28.8)

Net change in cash and cash equivalents	—	(10.0)	(56.2)	825.7	759.5
Cash and cash equivalents, beginning of year	—	48.2	77.2	52.8	178.2

Cash and cash equivalents, end of year	—	38.2	21.0	878.5	937.7

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2013

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Cash flows (used in) provided by operating activities:	(0.6)	(67.0)	47.6	50.1	31.3
Cash flows from investing activities:
Additions to loans	—	(39.6)	(22.1)	—	(61.7)
Collections of loans	—	7.8	38.1	0.1	46.0
Net proceeds from sale of real estate	—	—	9.8	0.3	10.1
Purchases of and additions to real estate	—	—	(62.4)	(106.1)	(168.5)
Nonrefundable escrow deposits	—	(4.0)	—	—	(4.0)
Settlement of short term investments	—	10.0	—	—	10.0
Sale of participation interests	—	—	6.6	—	6.6
Capitalized development costs	—	(1.4)	—	—	(1.4)
Investment in marketable securities	—	—	(3.7)	—	(3.7)
Investing distributions from unconsolidated investments	—	0.4	167.8	7.2	175.4
Contributions to unconsolidated investments	—	(2.3)	(230.2)	(125.1)	(357.6)
(Investments in) distributions from consolidated subsidiaries, net	(262.6)	104.4	43.8	114.4	—

Net cash (used in) provided by investing activities	(262.6)	75.3	(52.3)	(109.2)	(348.8)
Cash flow from financing activities:
Borrowings under lines of credit	—	125.0	—	—	125.0
Repayment of lines of credit	—	(125.0)	—	—	(125.0)
Borrowings under investment debt	—	—	41.1	71.4	112.5
Repayment of investment debt	—	—	—	(1.7)	(1.7)
Debt issue costs	—	(1.3)	(0.3)	(0.6)	(2.2)
Issuance of common stock	275.9	—	—	—	275.9
Repurchase of common stock	(3.8)	—	—	—	(3.8)
Repurchase of warrants	(1.4)	—	—	—	(1.4)
Exercise of warrants	15.4	—	—	—	15.4
Dividends paid	(24.1)	—	—	—	(24.1)
Contributions from noncontrolling interests	—	—	—	1.4	1.4
Distributions from noncontrolling interests	—	—	—	(0.6)	(0.6)
Intercompany receivables, net	—	(23.5)	—	23.5	—

Net cash provided by financing activities	262.0	(24.8)	40.8	93.4	371.4
Effect of currency exchange rate changes on cash and cash equivalents	—	0.2	2.6	0.6	3.4

Net change in cash and cash equivalents	—	(16.3)	38.7	34.9	57.3
Cash and cash equivalents, beginning of year	—	64.5	38.5	17.9	120.9

Cash and cash equivalents, end of year	—	48.2	77.2	52.8	178.2

Condensed consolidating statements of cash flows for the year ended December 31, 2012

(Dollars in millions)	Parent $	Kennedy- Wilson, Inc. $	Guarantor Subsidiaries $	Non- guarantor Subsidiaries $	Consolidated Total $
Cash flows (used in) provided by operating activities:	(0.6)	(59.1)	82.2	(5.8)	16.7
Cash flows from investing activities:
Additions to loans	—	(17.1)	(167.9)	—	(185.0)
Settlements of loans	—	9.3	6.8	0.1	16.2
Net proceeds from sale of real estate	—	18.7	—	—	18.7
Purchases of and additions to real estate	—	—	(33.8)	(85.2)	(119.0)
Short term investment	—	(10.0)	—	—	(10.0)
Proceeds from marketable securities	—	34.1	—	—	34.1
Distributions from unconsolidated investments	—	—	96.1	0.7	96.8
Contributions to unconsolidated investments	—	(1.2)	(250.2)	(0.1)	(251.5)
(Investments in) distributions from consolidated subsidiaries, net	(82.1)	(116.0)	194.6	3.5	—

Net cash provided by (used in) investing activities	(82.1)	(82.2)	(154.4)	(81.0)	(399.7)
Cash flow from financing activities:
Borrowings under notes payable	—	160.3	—	—	160.3
Borrowings under lines of credit	—	85.8	—	—	85.8
Repayment of lines of credit	—	(85.8)	—	—	(85.8)
Borrowings under investment debt	—	—	108.2	49.5	157.7
Debt issuance costs	—	(7.3)	—	—	(7.3)
Issuance of common stock	106.2	—	—	—	106.2
Repurchase of warrants	(1.6)	—	—	—	(1.6)
Dividends paid	(21.9)	—	—	—	(21.9)
Acquisitions of noncontrolling interests	—	—	—	(0.5)	(0.5)
Contributions from noncontrolling interests	—	—	—	0.4	0.4
Distributions from noncontrolling interests	—	—	—	(4.9)	(4.9)
Intercompany receivables, net	—	(42.9)	—	42.9	—

Net cash (used in) provided by financing activities	82.7	110.1	108.2	87.4	388.4
Effect of currency exchange rate changes on cash and cash equivalents	—	(0.1)	—	(0.3)	(0.4)

Net change in cash and cash equivalents	—	(31.3)	36.0	0.3	5.0
Cash and cash equivalents, beginning of year	—	95.8	2.5	17.6	115.9

Cash and cash equivalents, end of year	—	64.5	38.5	17.9	120.9

NOTE 20—UNAUDITED QUARTERLY INFORMATION

(Dollars in millions, except earnings per share amounts)
Year ended December 31, 2014	First Quarter $	Second Quarter $	Third Quarter $	Fourth Quarter $
Revenues	51.4	91.9	113.7	141.6
Operating expenses	60.8	88.5	114.2	139.6
Income from unconsolidated investments	2.8	31.0	12.1	8.3

Operating income (loss)	(6.6)	34.4	11.6	10.3
Non-operating (expenses) income	65.2	54.7	(8.0)	(39.2)

Income (loss) before provision for income taxes	58.6	89.1	3.6	(28.9)
(Provision for) benefit from income taxes	(8.8)	(25.4)	(6.6)	8.4

Net income (loss)	49.8	63.7	(3.0)	(20.5)
Net (income) loss attributable to noncontrolling interests	(37.4)	(25.3)	2.8	(8.3)
Preferred stock dividends and accretion of issuance costs	(2.0)	(2.1)	(2.0)	(2.0)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	10.4	36.3	(2.2)	(30.8)

Basic (loss) earnings per share	0.12	0.39	(0.03)	(0.35)
Diluted (loss) earnings per share	0.12	0.38	(0.03)	(0.35)

(Dollars in millions, except earnings per share amounts)
Year ended December 31, 2013	First Quarter $	Second Quarter $	Third Quarter $	Fourth Quarter $
Revenues	22.9	36.5	33.6	30.1
Operating expenses	27.7	40.1	37.3	44.0
Income from unconsolidated investments	2.1	14.8	13.2	11.3

Operating income (loss)	(2.7)	11.2	9.5	(2.6)
Non-operating (expenses) income	(1.7)	(13.0)	(11.4)	27.5

Income (loss) before provision for income taxes	(4.4)	(1.8)	(1.9)	24.9
(Provision for) benefit from income taxes	1.7	0.5	(0.8)	(4.3)

Net income (loss)	(2.7)	(1.3)	(2.7)	20.6
Net (income) loss attributable to noncontrolling interests	1.0	0.9	0.7	(22.9)
Preferred stock dividends and accretion of issuance costs	(2.0)	(2.1)	(2.0)	(2.0)

Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(3.7)	(2.5)	(4.0)	(4.3)

Basic (loss) earnings per share	(0.06)	(0.03)	(0.06)	(0.05)
Diluted (loss) earnings per share	(0.06)	(0.03)	(0.06)	(0.05)

NOTE 21—SUBSEQUENT EVENTS

Since December 31, 2014, the Company and its equity partners have completed total acquisitions of $825.5 million, including $764.3 million by KWE.

In February 2015, KWE closed the acquisition of 163 of 180 mixed-use properties located throughout the United Kingdom for a purchase price of £443.6 million or approximately $670 million. The closing of the balance of the portfolio under contract (17 properties for a total of £59.4 million or approximately $89 million) is scheduled to take place on a staggered basis during the next 12 months as various conditions under the purchase agreement are satisfied.

PART 15—KWE FINANCIAL INFORMATION

The following documents which KWE has filed with the FCA contain information about KWE which is relevant to the Merger:

•	KWE’s results for the six month period ended 30 June 2017;

•	KWE’s annual report for the financial year ended 31 December 2016;

•	KWE’s annual report for the financial year ended 31 December 2015; and

•	KWE’s annual report for the financial year ended 31 December 2014.

The tables below set out the sections of the above documents that are incorporated by reference into, and form part of, this Prospectus so as to provide certain information required pursuant to the Prospectus Rules and only the parts of the documents identified in the tables below are incorporated into, and form part of, this Prospectus. The parts of these documents which are not incorporated by reference are either not relevant for KWE Scheme Shareholders or are covered elsewhere in this Prospectus. To the extent that any part of any information referred to below itself contains information which is incorporated by reference, such information shall not form part of this Prospectus.

1 For the six month period ended 30 June 2017

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference
Statement of directors’ responsibilities	KWE half-year results 2017	17
Independent audit report	KWE half-year results 2017	18
Condensed consolidated income statement	KWE half-year results 2017	19
Condensed consolidated statement of comprehensive income	KWE half-year results 2017	20
Condensed consolidated balance sheet	KWE half-year results 2017	21
Condensed consolidated statement of changes in equity	KWE half-year results 2017	22 – 24
Condensed consolidated cash flow statement	KWE half-year results 2017	25 – 26
Notes to the condensed consolidated interim financial statements	KWE half-year results 2017	27 – 71
Related party transactions	KWE half-year results 2017	68 – 70

2 For the financial year ended 31 December 2016

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference
Statement of directors’ responsibilities	KWE annual report 2016	80
Independent audit report	KWE annual report 2016	82 – 84
Consolidated income statement	KWE annual report 2016	85
Consolidated statement of comprehensive income	KWE annual report 2016	86
Consolidated balance sheet	KWE annual report 2016	87
Consolidated statement of changes in equity	KWE annual report 2016	88 – 89
Consolidated cash flow statement	KWE annual report 2016	90 – 91
Notes to the consolidated financial statements	KWE annual report 2016	92 – 143
Related party transactions	KWE annual report 2016	137 – 140

3 For the financial year ended 31 December 2015

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference
Statement of Directors’ responsibilities	KWE annual report 2015	81
Independent audit report	KWE annual report 2015	82 – 84
Consolidated income statement	KWE annual report 2015	85

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference
Consolidated statement of comprehensive income	KWE annual report 2015	86
Consolidated balance sheet	KWE annual report 2015	87
Consolidated statement of changes in equity	KWE annual report 2015	88 – 89
Consolidated cash flow statement	KWE annual report 2015	90 – 91
Notes to the consolidated financial statements	KWE annual report 2015	92 – 144
Related party transactions	KWE annual report 2015	137 – 140

4 For the financial year ended 31 December 2014

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference
Directors’ statement of responsibilities	KWE annual report 2014	72 – 73
Independent audit report	KWE annual report 2014	74 – 77
Consolidated income statement	KWE annual report 2014	78
Consolidated statement of comprehensive income	KWE annual report 2014	79
Consolidated balance sheet	KWE annual report 2014	80
Consolidated statement of changes in equity	KWE annual report 2014	81
Consolidated cash flow statement	KWE annual report 2014	82
Note to the consolidated financial statements	KWE annual report 2014	83 – 120
Related party transactions	KWE annual report 2014	113 – 115

PART 16—PROFIT FORECASTS

PART A: KW 2017 PROFIT FORECAST

1	KW profit forecast for the financial year ending 31 December 2017 including bases and assumptions

1.1	Basis of preparation and principal assumptions

In the U.S. Proxy Statement and the RIS Announcement, KW published certain projections and certain financial measures of performance in respect of KW for the financial year ending 31 December 2017. These are as follows:

(Dollars in millions except per share data)	2017E $
Net income attributable to KW Shareholders	40.4
Adjusted net income attributable to KW Shareholders	204.1
Adjusted earnings per share	1.77

The figures for net income attributable to KW Shareholders, adjusted net income attributable to KW Shareholders and adjusted earnings per share represent a profit forecast for the year ending 31 December 2017 (the “KW 2017 Profit Forecast”).

The KW 2017 Profit Forecast has been properly compiled on the basis of the assumptions stated below, and on a basis consistent with the accounting policies of KW. The KW 2017 Profit Forecast constitutes a profit forecast under the Prospectus Rules and is still considered valid as at the date of publication of this Prospectus. Paragraph 2 (Report on the KW 2017 Profit Forecast), Part A of this Part 16 (Profit Forecasts) contains an accountant’s report on the KW 2017 Profit Forecast.

1.2	Basis of preparation

The KW 2017 Profit Forecast has been prepared on a consistent basis with the accounting policies of KW adopted in its consolidated financial statements for the financial year ended 31 December 2016 and in its second quarter results for the three months ended 30 June 2017.

The KW 2017 Profit Forecast does not take into account any effects of the Merger, including related transaction fees and expenses, funding of the KW Cash Component and the payment of the KWE Special Distribution.

1.3	Principal assumptions

The principal assumptions upon which the KW 2017 Profit Forecast is based are set out below:

Assumptions the KW Directors can influence

•	the trading performance in respect of rental revenue, hotel revenue, rental operating expenses, hotel operating expenses, commission and marketing expenses, general & administrative expenses, compensation & benefits expenses, acquisition expenses, net interest expenses and depreciation & amortisation for the six-month period ended 30 June 2017 is indicative of, and will generally continue at the same run-rate over, the forecast trading performance for the six months ending 31 December 2017;

•	KW expects to achieve approximately $220 million of gains (including KW shareholder’s proportionate share of KWE gains) on asset disposals in 2017. Approximately $70 million of the gains have been achieved during the six-month period ending 30 June 2017 and the balance are projected to be achieved in the six-month period ending 31 December 2017 and may be concentrated in a limited number of assets of which, some are currently under negotiation;

•	property leasing activity will proceed materially as the KW Directors would reasonably expect based on KW’s past experience;

•	no material current tenant contract issues or changes will arise in the relevant period;

•	the full impact in the financial year ending 31 December 2017 of acquisition, disposition, capital expenditure and development activity undertaken in the financial year ended 31 December 2016 will be as expected;

•	KW will continue to undertake substantial levels of investment (asset acquisitions and capital expenditure) and asset dispositions, realising returns in line with historical performance;

•	there will be no material change in momentum of KW’s fund raising activities related to its investment management business or in its property services and research business;

•	there will be no significant change in performance of smaller businesses;

•	there will be no material change in operating margins, compensation structures or general and administrative expense; and

•	the effective tax rate will be approximately 19-20%, with the U.S. portion of this being a non-cash expense.

Assumptions the KW Directors cannot influence

•	there will be no changes, beyond what is already contemplated, in property market conditions, demand for real estate and real estate services, competitive environment or economic conditions in the markets and asset classes in which KW operates;

•	there will be no material changes in property valuations or market demand which could hinder KW’s ability to purchase, dispose of and let buildings;

•	there will be no changes in exchange rates, interest rates, bases of taxes or legislative or regulatory requirements from those currently forecast that would have a material impact on KW’s operations or its accounting policies;

•	there will be no material adverse weather events or natural catastrophes that affect KW’s assets or operations;

•	there will be no material change from any political or economic events in the countries in which KW or its tenants operate;

•	there will be no material changes in costs of labour, goods and services necessary to operate KW’s business; and

•	there will be no business interruptions that materially adversely affect KW, its key tenants or its key suppliers.

2	Report on the KW 2017 Profit Forecast

The Directors

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

13 September 2017

Ladies and Gentlemen

Kennedy-Wilson Holdings, Inc.

We report on the profit forecast comprising net income attributable to stockholders, adjusted net income and adjusted earnings per share of Kennedy-Wilson Holdings, Inc. (‘the Company’) and its subsidiaries (‘the Group’) for the year ending 31 December 2017 (the ‘Profit Forecast’). The Profit Forecast, and the material assumptions upon which it is based, are set out in Part 16 of the prospectus issued by the Company dated 13 September 2017. This report is required by paragraph 13.2 of Annex I of the Prospectus Directive Regulation and is given for the purpose of complying with that paragraph and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company to prepare the Profit Forecast in accordance with the requirements of the Prospectus Directive Regulation.

It is our responsibility to form an opinion as required by the Prospectus Directive Regulation as to the proper compilation of the Profit Forecast and to report that opinion to you.

Save for any responsibility arising under Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with paragraph 23.1 of Annex I of the Prospectus Directive Regulation, consenting to its inclusion in the prospectus.

Basis of preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated in Part 16 of the prospectus and is based on a forecast to 31 December 2017. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the directors of the Company, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the directors of the Company which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed and whether any material assumption made by the directors of the Company appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.

Declaration

For the purposes of Prospectus Rule 5.5.3R (2)(f) we are responsible for this report as part of the prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the prospectus in compliance with paragraph 1.2 of Annex I of the Prospectus Directive Regulation.

Yours faithfully

KPMG LLP

PART B: KWE 2017 PROFIT FORECAST

1	KWE profit forecast for the financial year ending 31 December 2017 including bases and assumptions

1.1	Basis of preparation and principal assumptions

In KW’s U.S. Proxy Statement and the RIS Announcement, KW published certain projections and certain financial measures of performance in respect of KWE for the financial year ending 31 December 2017. These are as follows:

(Dollars in millions except per share data)	2017E $
Recurring Adjusted Net Income attributable to KWE Shareholders	102.3
Recurring Adjusted Earnings per share	0.81

The figures for Recurring Adjusted Net Income attributable to KWE Shareholders and Recurring Adjusted Earnings per share represent a profit forecast for the year ending 31 December 2017 (the “KWE 2017 Profit Forecast”).

The KWE 2017 Profit Forecast has been properly compiled on the basis of the assumptions stated below and on a basis consistent with the accounting policies of KW. The KWE 2017 Profit Forecast constitutes a profit forecast under the Prospectus Rules and is still considered valid as at the date of publication of this Prospectus. Paragraph 2 (Report on the KWE 2017 Profit Forecast), Part B of this Part 16 (Profit Forecasts) contains an accountant’s report on the KWE 2017 Profit Forecast.

1.2	Basis of preparation

KWE Shareholders should note that the KWE 2017 Profit Forecast set out in this Prospectus has been prepared in accordance with KW’s U.S. GAAP accounting policies and not prepared and presented in accordance with KWE’s IFRS accounting policies. These accounting policies differ materially in certain respects.

The KWE 2017 Profit Forecast for the financial year ending 31 December 2017 is presented on a U.S. GAAP basis and has been prepared on a consistent basis with the accounting policies of KW adopted in its consolidated financial statements for the financial year ended 31 December 2016 and in its second quarter results for the three months ended 30 June 2017. The KWE 2017 Profit Forecast does not take into account any effects of the Merger, including related transaction fees and expenses and the payment of the KWE Special Distribution.

The KWE 2017 Profit Forecast has been prepared by KW on the basis of publicly available information and the KW Directors’ knowledge of KWE’s assets. The KWE 2017 Profit Forecast has been prepared by KW as a potential acquirer of KWE and not as the manager of KWE.

1.3	Principal assumptions

The principal assumptions upon which the KWE 2017 Profit Forecast is based are set out below:

Assumptions the KW Directors can influence, in light of KW’s role as controller of the Investment Manager

•	the trading performance in respect of rental revenue, hotel revenue, loan purchases, loan originations and other, net operating income, general & administrative expenses, compensation & benefits expenses, acquisition expenses, net interest expenses and depreciation & amortisation for the six-month period ended 30 June 2017 is indicative of, and will generally continue at the same run-rate over, the forecast trading performance for the six months ending 31 December 2017;

•	property leasing activity will proceed materially as the KW Directors would reasonably expect based on KWE’s past performance;

•	no material current tenant contract issues or changes will arise in the relevant period;

•	the full impact in the financial year ending 31 December 2017 of acquisition, disposition, capital expenditure and development activity undertaken in the financial year ended 31 December 2016 will be as expected;

•	KWE will continue to undertake substantial levels of investment (asset acquisitions and capital expenditure) and asset dispositions, realising returns in line with historical performance;

•	there will be no material change in operating margins, investment management fees, or general and administrative expense; and

•	the effective tax rate will be approximately 10%.

Assumptions the KW Directors cannot influence

•	there will be no changes, beyond what is already contemplated, in property market conditions, demand for real estate and real estate services, competitive environment or economic conditions in the markets and asset classes in which KWE operates;

•	there will be no material changes in property valuations or market demand which could hinder KWE’s ability to purchase, dispose of and let buildings;

•	there will be no changes in exchange rates, interest rates, bases of taxes or legislative or regulatory requirements from those currently forecast that would have a material impact on KWE’s operations or its accounting policies;

•	there will be no material adverse weather events or natural catastrophes that affect KWE’s assets or operations;

•	there will be no material change from any political or economic events in the countries in which KWE or its tenants operate;

•	there will be no material changes in costs of labour, goods and services necessary to operate KWE’s business; and

•	there will be no business interruptions that materially adversely affect KWE, its key tenants or its key suppliers.

2    Report on the KWE 2017 Profit Forecast

The Directors

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

13 September 2017

Ladies and Gentlemen

Kennedy Wilson Europe Real Estate plc

We report on the profit forecast comprising recurring adjusted net income and recurring adjusted earnings per share of Kennedy Wilson Europe Real Estate plc for the year ending 31 December 2017 (the ‘Profit Forecast’). The Profit Forecast, and the material assumptions upon which it is based, are set out in Part 16 of the prospectus issued by the Kennedy-Wilson Holdings, Inc. dated 13 September 2017. This report is required by paragraph 13.2 of Annex I of the Prospectus Directive Regulation and is given for the purpose of complying with that paragraph and for no other purpose.

Responsibilities

It is the responsibility of the directors of Kennedy-Wilson Holdings, Inc. to prepare the Profit Forecast in accordance with the requirements of the Prospectus Directive Regulation.

It is our responsibility to form an opinion as required by the Prospectus Directive Regulation as to the proper compilation of the Profit Forecast and to report that opinion to you.

Save for any responsibility arising under Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with paragraph 23.1 of Annex I of the Prospectus Directive Regulation, consenting to its inclusion in the prospectus.

Basis of preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated in Part 16 of the prospectus and is based on a forecast to 31 December 2017. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of Kennedy-Wilson Holdings, Inc.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the directors of the Company, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the directors of the Company which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed and whether any material assumption made by the directors of the Company appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of Kennedy-Wilson Holdings, Inc.

Declaration

For the purposes of Prospectus Rule 5.5.3R (2)(f) we are responsible for this report as part of the prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the prospectus in compliance with paragraph 1.2 of Annex I of the Prospectus Directive Regulation.

Yours faithfully

KPMG LLP

PART C: UNAUDITED FINANCIAL FORECASTS RELATING TO THE PERIOD COMMENCING 1 JANUARY 2018 AND ENDING 31 DECEMBER 2021

1	The Extended Period Projections

Certain long-range unaudited financial projections relating to:

•	KW for the financial years ending 31 December 2018, 2019, 2020 and 2021 (namely net income attributable to KW Shareholders, adjusted net income attributable to KW Shareholders and adjusted earnings per share) (the “KW EPP”);

•	KWE for the financial years ending 31 December 2018, 2019, 2020 and 2021 (namely Recurring Adjusted Net Income attributable to KWE Shareholders and Recurring Adjusted Earnings per share) (the “KWE EPP”); and

•	the Combined Group for the financial years ending 31 December 2017, 2018, 2019, 2020 and 2021 for both the Original Consideration and the New Consideration (namely adjusted earnings per share) (the “Combined Group Projections”, together with the KW EPP and the KWE EPP, the “Extended Period Projections”),

have been disclosed in the U.S. Proxy Statement which has been filed with the SEC and included in the RIS Announcement.

KW does not, as a matter of course, make public projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with KW’s consideration and evaluation of the Merger, and in order to provide a basis for discussions on a range of possible future outcomes, KW’s management prepared projections of certain financial measures of performance which KW’s management provided to the KW Board and to Goldman Sachs. KW prepared the Extended Period Projections based on the assumptions and estimates considered reasonable by KW as at the date that the projections were prepared.

The Extended Period Projections were prepared for internal use and to assist KW and its financial adviser with their consideration and evaluation of the Merger. The Extended Period Projections were not prepared with a view toward public disclosure or toward complying with IFRS, U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Extended Period Projections have not been reported on by KW’s financial adviser or reporting accountants under Rule 28 of the Code. The KW 2017 Profit Forecast and the KWE 2017 Profit Forecast have been reported on by Goldman Sachs and KPMG LLP, as required by the Panel and in compliance with Rule 28 of the Code. The reports of Goldman Sachs and KPMG LLP are contained in the RIS Announcement. The KW 2017 Profit Forecast and the KWE 2017 Profit Forecast have also been reported on by KPMG LLP in accordance with the Prospectus Rules.

The quantification of the Extended Period Projections has been included in the U.S. Proxy Statement solely to comply with KW’s obligations under U.S. federal and state laws to give KW Shareholders access to certain nonpublic information that was made available to the KW Board for the purpose of considering and evaluating the Merger and to Goldman Sachs for the purposes of performing its financial analyses in connection with rendering its fairness opinion.

Except as described above with respect to the KW 2017 Profit Forecast and the KWE 2017 Profit Forecast, neither KW’s independent registered public accounting firm nor Goldman Sachs nor any other firm has examined, compiled nor performed any procedures with respect to the Extended Period Projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

The inclusion of this information should not be regarded as an indication that the KW Board, KW, Goldman Sachs or any other recipient of this information considered, or now considers, the Extended Period Projections to be material information of KW or an indication that KW’s results for the current or future financial years would necessarily meet or exceed such amounts, nor should it be construed as financial guidance and it should not be relied upon as such.

The summaries of the Extended Period Projections are not included in the U.S. Proxy Statement or the RIS Announcement in order to induce any KW Shareholder to vote in favour of the proposal to approve the issuance of New KW Shares in connection with the Merger or to influence any KWE Scheme Shareholder to make any investment decision with respect of the Merger.

A summary of the Extended Period Projections was included in the U.S. Proxy Statement and, consequently, the RIS Announcement solely pursuant to specific requirements of the applicable rules and regulations promulgated by the SEC.

2	Long-term projections

The KW EPP and the KWE EPP are forward-looking in nature. The KW EPP for net income attributable to KW Shareholders, adjusted net income attributable to KW Shareholders and adjusted earnings per share are extended extrapolations based on the KW 2017 Profit Forecast and a limited number of high level assumptions. The KWE EPP for net income attributable to KWE Shareholders, Recurring Adjusted Net Income attributable to KWE Shareholders and Recurring Adjusted Earnings per share are extended extrapolations based on the KWE 2017 Profit Forecast and a limited number of high level assumptions.

Although the KW EPP and the KWE EPP are presented with numerical specificity, the extrapolations reflect numerous estimates and assumptions as to future events that KW’s management believed were reasonable at the time the extrapolations contained in the KW EPP and the KWE EPP were prepared and used, taking into account the relevant information available to KW’s management at the time. The KW EPP and the KWE EPP do not take into account any circumstances or events occurring after the date on which they were prepared. In addition, the KW EPP and the KWE EPP do not take into account the effects of the Merger. As a result, the KW EPP and the KWE EPP may not be comparable to future results of the Combined Group, which will reflect the impact of the items not taken into account in the preparation of the KW EPP and the KWE EPP. Except to the extent required by applicable law, KW does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Extended Period Projections to reflect the occurrence of future events or changes in general economic or industry conditions.

3	In the view of KW, the KW EPP are no longer valid in the context of the Merger

For the reasons set out below, the KW EPP are no longer valid in the context of the Merger.

Reasons relating to the Merger that mean the KW EPP are no longer valid in the context of the Merger.

As set out on page 40 of this Prospectus, completion of the Merger is currently expected to complete on or around 20 October 2017. There will, therefore, be approximately three months of the current financial year remaining at the time of completion of the Merger. The KW Directors consider that the Merger itself, along with certain changes to be implemented by KW following completion of the Merger (each of which is described in more detail below), will have a significant effect on KW and its financial results for each of 2018, 2019, 2020 and 2021, rendering the KW EPP no longer valid in the context of the Merger. However, given the approximate three months of the current financial year that will remain after the expected closing of the Merger, they do not affect the validity of the KW 2017 Profit Forecast.

The principal changes expected to affect the financial results of KW are summarised below. Each of these changes will affect, in each of 2018, 2019, 2020 and 2021, net income attributable to KW Shareholders, adjusted net income attributable to KW Shareholders and adjusted earnings per share, compared to the KW EPP.

(A)	Noncontrolling interest in KWE

KWE is currently consolidated in KW’s accounts with a noncontrolling interest deduction for the 76.4% of the KWE Shares not currently owned by KW. Following completion of the Merger, KW will continue to consolidate KWE in its accounts, but will also benefit from 100% of the net income from KWE. In the financial year ended 31 December 2016, the net income attributable to noncontrolling interests and adjusted net income attributable to noncontrolling interests that were related to KWE were $60 million and $146 million, respectively.

The KW EPP reflect the 76.4% noncontrolling interest in KWE, which will no longer be valid following completion of the Merger.

(B)	KW Revolving Facility drawdown

As part of the cash confirmation required under the Code, KW drew $350 million on the KW Revolving Facility to finance the majority of the KW Cash Component.

The KW EPP reflected assumptions that the KW Revolving Facility would not be utilised over the period covered by the KW EPP and so there would be no draw down or interest costs in relation to the KW Revolving Facility in each of 2018, 2019, 2020 and 2021. The expected cost of the additional interest from the drawdown of the KW Revolving Facility is approximately $11 million per annum, which is not reflected in the KW EPP.

(C)	Disposal activity

KW undertakes significant ordinary course investment activity (both acquisitions and disposals) in any given year which may impact gains on sale of real estate and net operating income in future periods. The KW EPP reflect assumptions as to the level of investment activity in 2018, 2019, 2020 and 2021 that are no longer valid, as KW intends to strengthen its balance sheet following the Merger. For the avoidance of doubt, nothing in this section qualifies KW’s opinion of the sufficiency of its working capital, as set out in paragraph 15 (Working Capital) of Part 19 (Additional Information).

(i)	Decrease in net operating income from sales: the anticipated $500 million of additional sales targeted by July 2018 will result in lower net operating income in future periods. Therefore, as a result of the Merger, the KW net operating income assumptions in each of 2018, 2019, 2020 and 2021 on which the KW EPP were based are no longer valid. By way of illustration, in 2016 KW disposed of $532 million of assets (at KW’s share; including interest in KWE), which reduced annual net operating income by $21 million.

(ii)	Gain on sale of real estate: as a result of the approximately $500 million of additional asset sales described above, KW’s expected gain on sale is likely to be higher in 2018 than assumed in the KW EPP. By way of illustration, based on the assumptions underlying the KW EPP, $500 million of asset sales would generate approximately $130 million of gains on sale of real estate.

(D)	Dividend payments

Earlier this year, KW announced that, upon completion of the Merger, it intends to increase its first quarterly dividend following completion of the Merger from $0.17 to $0.19 per KW Share. The KW EPP reflect the assumption that there is no increase in KW’s quarterly dividend from $0.17 to $0.19 per KW Share. As a result of the Merger, the KW dividend assumptions on which the KW EPP were based are no longer valid. Assuming full acceptance of the Original Consideration, dividend payments would increase by approximately $65 million per annum. Assuming full acceptance of the New Consideration, dividend payments would increase by approximately $40 million per annum. The increase in dividend payments will decrease the acquisition activity following the Merger, resulting in decreased net operating income in each of 2018, 2019, 2020 and 2021.

(E)	Transaction costs

KW currently estimates that the aggregate amount of transaction expenses it will incur (for itself and KWE) for legal, financial, accounting and other professional advisers related to the Merger will equal approximately $50 million. The KW EPP did not take into account such transactions costs.

4	In the view of KW, the KWE EPP are no longer valid in the context of the Merger

For the reasons set out below, the KWE EPP are no longer valid in the context of the Merger.

Reasons relating to the Merger that mean the KWE EPP are no longer valid in the context of the Merger.

As set out on page 40 of this Prospectus, completion of the Merger is currently expected to complete on or around 20 October 2017. There will, therefore, be approximately three months of the current financial year remaining at the time of completion of the Merger. The KW Directors consider that the Merger itself, along with certain changes to be implemented by KW following completion of the Merger (each of which is described in more detail below), will have a significant effect on KWE and its financial results for each of 2018, 2019, 2020 and 2021, rendering the KWE EPP no longer valid in the context of the Merger. However, given the approximate three months of the current financial year that will remain after the expected closing of the Merger, they do not affect the validity of the KWE 2017 Profit Forecast.

The principal changes expected to affect the financial results of KWE are summarised below. Each of these changes will affect, in each of 2018, 2019, 2020 and 2021, Recurring Adjusted Net Income attributable to KWE Shareholders and Recurring Adjusted Earnings per share, compared to the KWE EPP.

(A)	Termination of the Investment Management Agreement

From completion of the Merger, no further fees will be paid by KWE under the Investment Management Agreement (see Part 19 (Additional Information)) and, following completion of the Merger, the Investment Management Agreement will in due course be terminated. Under the Investment Management Agreement, the Investment Manager (a wholly-owned subsidiary of KW) is entitled to an annual management fee equal to 1% of KWE’s Adjusted NAV. In the financial year ended 31 December 2016, KWE paid an investment management fee to the Investment Manager of $22 million.

The KWE EPP reflect the assumption that the Investment Management Agreement remains in place and that the Investment Manager receives an annual management fee in each of 2018, 2019, 2020 and 2021 of approximately $20 million per annum. As a result of the Merger, such assumption is no longer accurate and therefore the KWE EPP are no longer valid.

(B)	Acquisitions

The KWE EPP reflect assumptions as to the level of acquisitions in 2018, 2019, 2020 and 2021 and do not take into account the KWE Special Distribution payable in the context of the Merger. If all KWE Scheme Shareholders receive the New Consideration in respect of all of their KWE Scheme Shares, the KWE Special Distribution would amount to a total of £242 million ($311 million).

As a result of the payment of the KWE Special Distribution, KWE will have £242 million ($311 million) less cash available for new acquisitions. The KWE EPP assumed that a significant amount of KWE’s available cash would be used to fund new acquisitions by the end of 2017 and not be used towards the KWE Special Distribution. These new acquisitions would have generated net operating income assumed in the KWE EPP in each of 2018, 2019, 2020 and 2021.

By way of illustration, assuming a 6% yield on cost, the cash used to fund the KWE Special Distribution would have generated $18 million of additional Recurring Adjusted Net Income attributable to KWE Shareholders if such funds had been used for new acquisitions. As a result of the Merger, the level of acquisitions will be materially lower than originally assumed and therefore the KWE EPP are no longer valid.

(C)	Disposals

The reasons discussed in detail in Section 3(C) above in relation to the KW EPP also apply to the KWE EPP.

5	In the view of KW, the Combined Group Projections are no longer valid in the context of the Merger

For the reasons set out below, KW considers that the Combined Group Projections are no longer valid in the context of the Merger.

5.1	Timing of completion of the Merger

The Combined Group Projections assumed, for illustrative purposes, that completion of the Merger occurred on 31 March 2017, whereas the expected completion of the Merger date is 20 October 2017. As a result, the Combined Group Projections assume that KW owned 100% of KWE for over six months longer than will be the case in the first set of consolidated audited financial statements for the Combined Group. Correcting for this timing assumption would result in a material reduction in net income attributable to KW Shareholders and adjusted net income attributable to KW Shareholders in 2017, compared to the amounts assumed in the Combined Group Projections. The anticipated delay in completion of the Merger will then have consequential effects on the Combined Group Projections. Therefore, the timing of completion of the Merger renders the Combined Group Projections no longer valid in the context of the Merger.

5.2	Reasons set out in Sections 3 and 4 above

The reasons discussed in detail in Sections 3 and 4 above in relation to the KW EPP and the KWE EPP also apply to the Combined Group Projections.

PART 17—PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP

Section A: Introduction

The unaudited pro forma financial information set out below has been prepared to illustrate the effect of the Merger on the consolidated net assets of KW as if the New Consideration had been accepted by all KWE Scheme Shareholders and had occurred on 31 December 2016 and on the consolidated income statement of KW as if the New Consideration had been accepted by all KWE Scheme Shareholders and had occurred on 1 January 2016. Further information about the Merger (including a description of the Merger and the entities involved in the Merger) is set out in Part 6 (Details of the Merger).

The unaudited pro forma financial information has been prepared on the basis of, and should be read in conjunction with, the notes set out below.

The unaudited pro forma statement of net assets of the Combined Group is based on the audited consolidated net assets of KW as at 31 December 2016 and has been prepared on the basis that the New Consideration has been accepted and was effective as at 31 December 2016 and has been prepared in a manner consistent with the accounting policies adopted by KW in preparing its consolidated audited accounts for the year ended 31 December 2016, as set out in Part 14 (KW Financial Information).

The unaudited pro forma income statement of the Combined Group is based on the consolidated income statement of KW for the year ended 31 December 2016 on the basis that the New Consideration had been accepted and was effective on 1 January 2016 and in a manner consistent with the accounting policies adopted by KW in preparing its consolidated audited accounts for the year ended 31 December 2016, as set out in Part 14 (KW Financial Information).

Because of its nature, the unaudited pro forma financial information addresses a hypothetical situation and therefore, does not represent the Combined Group’s actual financial position or results. It may not, therefore, give a true picture of the Combined Group’s financial position or results nor is it indicative of the results that may, or may not, be expected to be achieved in the future. The pro forma financial information has been prepared for illustrative purposes only in accordance with Annex II of the Prospectus Directive.

Section B: Unaudited pro forma statement of net assets

	KW consolidated	Transaction Expenses	Financing	Cash Consideration	Pro Forma Total
(Dollars in millions)	Note 1	Note 2	Note 3	Note 4
Assets
Cash and cash equivalents	885.7	(50.0)	350.0	(666.0)	519.7
Accounts receivable	71.3	—	—	—	71.3
Loan purchases and originations	87.7	—	—	—	87.7
Real estate and acquired in place lease values, net of accumulated depreciation and amortisation	5,814.2	—	—	—	5,814.2
Unconsolidated investments	560.1	—	—	—	560.1
Other assets	240.1	—	—	—	240.1

Total assets	7,659.1	(50.0)	350.0	(666.0)	7,293.1

Accounts payable	11.2	—	—	—	11.2
Accrued expenses and other liabilities	412.1	—	—	—	412.1
Investment debt	3,956.1	—	—	—	3,956.1
Senior notes payable	936.6	—	—	—	936.6
Line of credit	—	—	350.0	—	350.0

Total liabilities	5,316.0	—	350.0	—	5,666.0

Net assets	2,343.1	(50.0)	—	(666.0)	1,627.1

	KW consolidated	Financing	Tax Provision	Noncontrolling interest	Pro Forma Total
(Dollars in millions)	Note 1	Note 3	Note 5	Note 6
Revenue
Rental	485.9	—	—	—	485.9
Hotel	116.2	—	—	—	116.2
Sale of real estate	29.3	—	—	—	29.3
Investment management, property services and research fees	59.4	—	—	—	59.4
Loan purchases, loan originations and other	12.6	—	—	—	12.6

Total revenue	703.4	—	—	—	703.4
Operating expenses
Commission and marketing	(8.0)	—	—	—	(8.0)
Rental operating	(135.4)	—	—	—	(135.4)
Hotel operating	(96.3)	—	—	—	(96.3)
Cost of real estate sold	(22.1)	—	—	—	(22.1)
Compensation and related	(186.5)	—	—	—	(186.5)
General and administrative	(45.4)	—	—	—	(45.4)
Depreciation and amortisation	(198.2)	—	—	—	(198.2)

Total operating expenses	(691.9)	—	—	—	691.9
Income from unconsolidated investments	126.6	—	—	—	126.6
Operating income	138.1	—	—	—	138.1
Non-operating income (expense)
Gain on sale of real estate	130.7	—	—	—	130.7
Acquisition-related gains	16.2	—	—	—	16.2
Acquisition-related expenses	(9.5)	—	—	—	(9.5)
Interest expense—investment	(137.4)	—	—	—	(137.4)
Interest expense—corporate	(54.2)	(11.1)	—	—	(65.3)
Other income	6.6	—	—	—	6.6

Income (loss) before provision for income taxes	90.5	(11.1)	—	—	79.4
Provision for income taxes	(14.0)	—	(17.7)	—	(31.7)

Net income (loss)	76.5	(11.1)	(17.7)	—	47.7
Net (income) loss attributable to noncontrolling interests	(70.9)	—	—	59.8	(11.1)
Preferred stock dividends and accretion of issuance costs	(2.8)	—	—	—	(2.8)

Net income (loss) attributable to KW	2.8	(11.1)	(17.7)	59.8	33.8

Notes

(7)	The consolidated net assets and income statement of KW have been extracted, without material adjustment, from the historical financial information as at and for the year ended 31 December 2016 as set out in Part 14 (KW Financial Information).

(8)	The adjustment in Note 2 represents the estimated transaction costs (in respect of KW and KWE) comprising advisory, legal and other professional fees of $50.0 million which will be funded with existing KW cash and cash equivalents. KW’s consolidated accounts are prepared in accordance with U.S. GAAP and, as such, transaction expenses do not impact the income statement since this transaction will be accounted for as an equity transaction (as KWE is already consolidated) with no associated gain or loss recognised in consolidated net income or comprehensive income.

(9)	The adjustment in Note 3 reflects the inflow of cash to KW resulting from a $350 million drawdown of debt from the KW Revolving Facility to help finance the KW Cash Component. The KW Revolving Facility bears interest at a rate of one month LIBOR plus a margin of 2.5% or 3.0% depending on the consolidated leverage ratio of the KW Group (assessed quarterly).

An interest expense of $11.1 million is recorded in the income statement and is based on the draw down of $350.0 million incurring interest calculated as LIBOR at 0.55% (based on a blended LIBOR based on the historical values at each assessment period throughout the year ended 31 December 2016) plus a margin of 2.625% (based on a blended rate that is driven by the consolidated leverage ratio achieved by KW throughout the year to 31 December 2016).

To the extent that amounts drawn under the KW Revolving Facility are not repaid, the interest charge described above will remain a recurring cost.

(10)	The adjustment in Note 4 reflects the expected cash portion of consideration to be paid to KWE Scheme Shareholders in respect of the Merger. Subject to the terms and conditions of the Merger, KWE Scheme Shareholders will be entitled to receive as consideration, either: (i) the Original Consideration, or (ii) the New Consideration for each KWE Scheme Share. The adjustment in Note 4 represents the cash impact in the event that all KWE Scheme Shareholders accept the New Consideration.

KW Cash Component

Under the New Consideration, KW is required to pay 300 pence in cash per KWE Scheme Share. The number of KWE Scheme Shares as at the Effective Date is expected to be 96,649,713 and, as such, the KW Cash Component to be paid to KWE Scheme Shareholders by KW is expected to total £289.9 million. In dollars, the total KW Cash Component is expected to be $367.8 million as a result of the following:

(iii)	KW entered into a currency transaction with Goldman Sachs to secure a USD to GBP exchange rate of 1.26855 to the value of £288,500,000 (translates to $365,976,675); and

(iv)	KW entered a currency transaction with Goldman Sachs on 26 June 2017 to secure a USD to GBP exchange rate of 1.2731 to the value of £1,453,096 (translates to $1,849,937).

KWE Special Distribution

Under the New Consideration, KWE is required to pay 250 pence in cash (as a special distribution) per KWE Scheme Share. The number of KWE Scheme Shares as at the Effective Date is expected to be 96,649,713 and, as such, the KWE Special Distribution is expected to total £241.6 million, which, when translated at the 31 December 2016 USD to GBP exchange rate of 1.234, equates to a USD value of $298.2 million

(Dollars in millions)	Cash (£ millions)	GBP to USD FX rate	Cash ($ millions)
KW Cash Component	289.9	1.2687	(367.8)
KWE Special Distribution	241.6	1.234	(298.2)

Total cash consideration			(666.0)

In the event that all KWE Scheme Shareholders receive the New Consideration, it is anticipated that 37,248,799 New KW Shares will be issued.

(5)	The adjustment in Note 5 represents a $17.7 million decrease in deferred tax assets as a result of increased income and utilisation of tax attributes. This item will recur in future periods due to the increase in ownership of KWE and the fact that KW incurs tax on the worldwide profits of the KW Group.

(1)	The adjustment in Note 6 represents the recognition of income earned by KWE that was previously attributable to noncontrolling interests and, as a result of the Merger, would be attributable to KW. This item will recur in future periods as KW will continue to recognise 100% of the net income/loss of KWE within ‘net income/loss attributable to KW shareholders’ in the consolidated income statement.

No adjustment has been made to reflect the trading results of KW or the KW Group since 31 December 2016 or of any other change in its financial position in that period.

Section C: Accountants’ report

The Directors

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

13 September 2017

Ladies and Gentlemen

Kennedy-Wilson Holdings, Inc. (the ‘Company’)

We report on the pro forma financial information (the ‘Pro forma financial information’) set out in Part 17 of the prospectus dated 13 September 2017, which has been prepared on the basis described in Part 17, for illustrative purposes only, to provide information about how the proposed acquisition of Kennedy Wilson Europe Real Estate plc might have affected the financial information presented on the basis of the accounting policies adopted by Kennedy-Wilson Holdings, Inc. in preparing the financial statements for the period ended 31 December 2016. This report is required by paragraph 20.2 of Annex I of the Prospectus Directive Regulation and is given for the purpose of complying with that paragraph and for no other purpose.

Responsibilities

It is the responsibility of the directors of Kennedy-Wilson Holdings, Inc. to prepare the Pro forma financial information in accordance with paragraph 20.2 of Annex I of the Prospectus Directive Regulation.

It is our responsibility to form an opinion, as required by paragraph 7 of Annex II of the Prospectus Directive Regulation, as to the proper compilation of the Pro forma financial information and to report that opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro forma financial information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Save for any responsibility arising under Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with paragraph 23.1 of Annex I of the Prospectus Directive Regulation, consenting to its inclusion in the prospectus.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro forma financial information with the directors of Kennedy-Wilson Holdings, Inc.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of Kennedy-Wilson Holdings, Inc.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

•	the Pro forma financial information has been properly compiled on the basis stated; and

•	such basis is consistent with the accounting policies of Kennedy-Wilson Holdings, Inc. Declaration

For the purposes of Prospectus Rule 5.5.3R (2)(f) we are responsible for this report as part of the prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the prospectus in compliance with paragraph 1.2 of Annex I of the Prospectus Directive Regulation.

Yours faithfully

KPMG LLP

PART 18—TAXATION

THE CONTENTS OF THIS PART 18 (TAXATION) ARE NOT TO BE CONSTRUED AS TAX ADVICE IN RESPECT OF THE OWNERSHIP AND DISPOSITION OF NEW KW SHARES OR OTHERWISE. PROSPECTIVE HOLDERS OF NEW KW SHARES SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF NEW KW SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

1	Certain United Kingdom tax considerations

1.1	General

The following statements are only a general guide to the principal U.K. tax consequences of the holding and disposing of New KW Shares and do not constitute legal or tax advice. They are based on U.K. tax legislation as applied in England and Wales and published practice of HMRC in force and effect at the date of this Prospectus, both of which are subject to change, possibly with retrospective effect, unless expressly provided otherwise.

These statements relate solely to New U.K. KW Shareholders.

These statements relate solely to New U.K. KW Shareholders who are the absolute beneficial owners of New KW Shares, who are beneficially entitled to the dividends thereon in circumstances where the dividends paid are regarded for U.K. tax purposes as that person’s own income (and not the income of some other person) and receive dividends otherwise than through an Individual Savings Account or Self Investment Personal Pension, who hold their New KW Shares as an investment and not as trading stock, who have not (and are not deemed to have) acquired their New KW Shares by reason of an office or employment and to whom the split year treatment does not apply.

The statements below are not exhaustive and may not apply to certain classes of New U.K. KW Shareholders such as (but not limited to) dealers in securities, broker dealers, insurance companies, collective investment schemes, tax exempt organisations, financial institutions, persons who hold the New KW Shares as part of hedging or conversion transactions, persons subject to the remittance basis, persons connected with KW, persons who hold investments in any HMRC-approved arrangements or schemes, or persons who control or hold (either alone or together with one or more associated or connected persons) directly or indirectly, 10% or more of the shares and/or voting power of KW.

The statements below in respect of SDRT also assume that the SDRT requirements are met. The SDRT requirements are that KW is a body corporate not incorporated in the U.K., that KW is not and will not be centrally managed and controlled in the U.K., that there is no register, and that there will continue to be no register, in the U.K. in respect of the New KW Shares, that New KW Shares are not and will not be paired with shares issued by a body corporate incorporated in the U.K. and that the New KW Shares are and will continue to be listed on a recognised stock exchange (within the meaning given by Section 1137(1) of the U.K. Corporation Tax Act 2010). KW believes that the SDRT requirements are and will continue to be met, though no assurances can be made.

IF KWE SCHEME SHAREHOLDERS ARE IN ANY DOUBT AS TO THEIR TAX POSITION OR IF KWE SCHEME SHAREHOLDERS ARE OR MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE U.K., SUCH KWE SCHEME SHAREHOLDERS SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS.

1.2	Dividends—U.K. withholding tax

KW is not required to withhold U.K. tax from dividends paid on the New KW Shares.

(As regards U.S. withholding tax, KWE Scheme Shareholders should read the section of this Prospectus headed United States federal income tax considerations in this Part 18 (Taxation)).

1.3	Dividends—U.K. corporation tax and U.K. income tax

General

A New U.K. KW Shareholder who receives a dividend on the New KW Shares may be subject to U.K. corporation or U.K. income tax (as the case may be) on that dividend.

As described in the section of this Prospectus headed “United States federal income tax considerations” in this Part 18 (Taxation), U.S. tax will generally be required to be withheld from dividends paid on New KW Shares. The normal rate of tax to be withheld is 30% of the gross amount of the dividend. This rate may, however, be reduced under an applicable double tax treaty. The rate of withholding on dividends for New U.K. KW Shareholders who are entitled to claim (and who make a valid claim for) the benefit of the U.S.—U.K. Double Tax Treaty is generally 15%.

If a New U.K. KW Shareholder receives a dividend on its New KW Shares (including where represented by KW CDIs) and U.S. tax is withheld from the payment of the dividend, credit for such U.S. tax may be available for set-off against a liability to U.K. corporation tax or U.K. income tax on the dividend. The amount of such credit will normally be equal to the lesser of the amount withheld and the liability to U.K. tax on the dividend. Such credit will not normally be available for set-off against a New U.K. KW Shareholder’s liability to U.K. tax other than on the dividend and, to the extent that such credit is not set off against U.K. tax on the dividend, the credit will be lost.

Individuals

New U.K. KW Shareholders who are within the charge to U.K. income tax will pay no tax on their dividend income up to the annual dividend allowance of £5,000. The U.K. government has proposed draft legislation to reduce the amount of dividend allowance to £2,000 for dividends received in the 2018-2019 tax year and subsequent years. The rates of income tax on dividends received above the dividend allowance are currently (i) 7.5% for basic rate taxpayers, (ii) 32.5% for higher rate taxpayers, and (iii) 38.1% for additional rate taxpayers. Dividend income that is within the dividend allowance counts towards an individual’s basic or higher rate limits and will therefore affect the rate of tax that is due on any dividend income in excess of the annual dividend allowance. In calculating into which tax band any dividend income over the £5,000 (or £2,000, as the case may be) allowance falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice. There is no longer any U.K. dividend tax credit.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

Companies

New U.K. KW Shareholders who are within the charge to U.K. corporation tax will prima facie be subject to U.K. corporation tax on any dividends on the New KW Shares unless certain conditions for exemption are satisfied. The exemption is of wide application and such New KW Shareholders will therefore generally not be subject to U.K. corporation tax on the dividend.

1.4	Disposal of New KW Shares—U.K. corporation tax and U.K. capital gains tax

A disposal or deemed disposal of New KW Shares by a New U.K. KW Shareholder for U.K. tax purposes may, depending on the New U.K. KW Shareholder’s particular circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for the purposes of capital gains tax or corporation tax on chargeable gains.

Individuals who are temporarily non-resident in the U.K. may, in certain circumstances, be subject to capital gains tax in respect of gains realised on a disposal of New KW Shares during their period of non-residence.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

1.5	U.K. stamp duty and U.K. SDRT

No U.K. stamp duty will be payable in respect of a paperless transfer of New KW Shares in dematerialised form.

No U.K. stamp duty will be payable on a written transfer of New KW Shares if such transfer is executed and retained outside the U.K. and does not relate to any property situated in the U.K. or to any other matter or thing done or to be done in the U.K. (which may include, without limitation, the involvement of U.K. bank accounts in payment mechanics).

No U.K. stamp duty will arise on transfer of KW CDIs within the CREST system. No U.K. SDRT will arise on transfers of KW CDIs within the CREST system. No U.K. stamp duty reserve tax will arise in respect of an agreement to transfer New KW Shares.

2	United States federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relevant to non-U.S. holders with respect to the ownership and disposition of New KW Shares received in the Merger. This summary is based on current provisions of the Tax Code, Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS, and other applicable authorities. All of the preceding authorities are subject to change, possibly with retrospective effect, which may result in U.S. federal income tax consequences different from those summarised below.

The term “non-U.S. holder” means, for the purposes of this summary, a beneficial owner of New KW Shares (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organised in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorised to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds New KW Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner of such a partnership should consult its tax adviser as to the particular U.S. federal income tax consequences applicable to it.

This summary assumes that a non-U.S. holder holds its New KW Shares received in the Merger as capital assets under the Tax Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of such holder’s circumstances or that may be applicable to non-U.S. holders subject to special rules (including, without limitation, insurance companies, tax-exempt organisations, financial institutions, brokers or dealers in securities or currencies, regulated investment companies, real estate investment trusts, “controlled foreign corporations”, “passive foreign investment companies”, holders that hold New KW Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons who acquired New KW Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, and certain U.S. expatriates). In addition, this summary does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspect of U.S. state, local or non-U.S. taxes. This summary also does not address the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF NEW KW SHARES. PROSPECTIVE HOLDERS OF NEW KW SHARES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND NON-INCOME TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF NEW KW SHARES.

2.1	Distributions

In general, the gross amount of any distribution KW makes to a non-U.S. holder with respect to the New KW Shares will be subject to U.S. withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of KW’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted basis in the non-U.S. holder’s New KW Shares and then, to the extent it exceeds the adjusted basis, as gain from the sale or exchange of such stock. Any such gain will be subject to the treatment described in paragraph 2.2 (Gain on sale or other disposition of New KW Shares) of this Part 18 (Taxation).

Dividends paid by KW to a non-U.S. holder that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

2.2	Gain on sale or other disposition of New KW Shares

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to paragraphs 2.3 (Foreign account tax compliance) and 2.4 (Information reporting and backup withholding) of this Part 18 (Taxation), U.S. federal withholding tax on any gain realised upon the sale or other disposition of New KW Shares unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	KW is or has been a USRPHC and certain other requirements are met.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of the New KW Shares will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S.-source capital losses.

With respect to the third bullet point above, KW believes that it currently is a USRPHC for U.S. federal income tax purposes and has not made a determination as to whether, following the Merger, it will continue to so qualify. In the event that KW continues to be a USRPHC for U.S. federal income tax purposes, as long as the KW Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), a non-U.S. holder will not be subject to U.S. federal income tax on gain realised from a sale of New KW Shares unless the non-U.S. holder actually or constructively held more than 5% of the outstanding KW Shares at any time during the shorter of (i) the five-year period ending on the date of the non-U.S. holder’s sale or disposition of such shares and (ii) the non-U.S. holder’s holding period for such shares. KW believes that the KW Shares are and will continue to be regularly traded on an established securities market, though no assurances can be made. The gain described in the third bullet point above generally will be taxed in the same manner as a gain described in the first bullet point above, except that the branch profits tax will not apply. In addition, if KW Shares were not regularly traded on an established securities market, a purchaser of the KW Shares would generally be required to withhold and remit to the IRS 15% of the purchase price, which withholding would be creditable against any income tax liability described in the previous sentence and generally refundable to the extent in excess thereof.

2.3    Foreign account tax compliance

A 30% U.S. withholding tax (“FATCA Withholding”) will be imposed on certain payments to non-U.S. holders or certain non-U.S. financial institutions, investment funds and other non-U.S. persons receiving payments on behalf of a non-U.S. holder if the non-U.S. holder or such institutions fail to comply with certain information reporting requirements. Such payments include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S. source dividends. Dividend payments received by a non-U.S. holder could be subject to this withholding if the non-U.S. holder is subject to these information reporting requirements and fails to comply with them or if the non-U.S. holder holds New KW Shares through another person, such as a non-U.S. bank or broker, that is subject to withholding because it fails to comply with these requirements. FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of New KW Shares before 1 January 2019. Non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA Withholding on their ownership and disposition of New KW Shares.

2.4    Information reporting and backup withholding

KW or the relevant withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. U.S. backup withholding tax is imposed (currently, at a rate of 28%) on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be subject to backup withholding unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8, a copy of which is available at www.irs.gov), or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to payments of proceeds from the sale or other disposition (including redemption) of New KW Shares by a non-U.S. holder effected outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of New KW Shares through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report to the IRS the amount of proceeds paid to the non-U.S. holder and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (generally, in the manner described in the immediately preceding paragraph) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells or otherwise disposes of New KW Shares through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a non-U.S. holder’s federal income tax liability, if any, and may result in a refund of tax, provided that the required information is furnished to the IRS in a timely manner.

3	Certain Jersey tax considerations

3.1	Dividends on KWE Shares may be paid by KWE without withholding or deduction for or on account of Jersey income tax.

THE JERSEY TAX CONSIDERATIONS SUMMARISED ABOVE ARE FOR GENERAL INFORMATION ONLY. KWE SCHEME SHAREHOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT ADVISORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ON THE IMPLICATIONS OF THE SCHEME UNDER THE LAWS OF THE JURISDICTION(S) IN WHICH THEY MAY BE LIABLE TO TAXATION.

PART 19—ADDITIONAL INFORMATION

1 Responsibility

1.1	KW and the KW Directors, whose names appear on page 68 of this Prospectus in Part 9 (KW’s Board, KW’s Executive Officers and Corporate Governance), accept responsibility for the information contained in this Prospectus. To the best of the knowledge of KW and the KW Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect its import.

1.2	KW and the KW Directors accept sole responsibility for the KWE Information. No representation has been made, is made or will be made, at any time by KWE or any of the KWE Directors, and none of KWE or any of the KWE Directors have authorised anyone to represent that KWE or any KWE Director has adopted or verified the accuracy, completeness, reasonableness or achievability of any KWE Information, that all or part of it is not misleading or that all or part of it complies with all or any applicable legal, regulatory or other requirements. Accordingly, none of KWE nor any of the KWE Directors assumes any duty of care or other duty to KW, any holder of KW Shares or other securities of KW or any other person or regulatory body in relation to the content of, or any omission from, any KWE Information and KWE and each of the KWE Directors expressly disclaims all and any responsibility for the accuracy or completeness of any KWE Information or for the KWE Information not being misleading in the context in which it is used and/or complying with applicable legal, regulatory, accounting or other requirements. None of KWE nor any of the KWE Directors owes any obligation, whether to KW, any holder of KW Shares or other securities of KW or any other person or regulatory body, to correct or update any KWE Information or accepts any liability, whether arising in tort, contract or otherwise, to any person or regulatory body in connection with any reliance or expectation placed on any KWE Information or in connection with any KWE Information, or any matter derived from it, including, without limitation, in relation to any decision to vote or not to vote in relation to any matter or to acquire or not to acquire any securities or to dispose or not to dispose of any securities.

2	Incorporation

2.1	KW was incorporated and registered on 9 July 2007 in Delaware, United States.

2.2	KW is a corporation currently domiciled in Delaware, United States and has its registered office and principal place of business at 151 S. El Camino Drive, Beverly Hills, California 90212, United States. KW’s telephone number is +1 (310) 887-6400.

2.3	The principal legislation under which KW operates, under which the KW Shares were issued and under which the New KW Shares will be issued, is the Delaware General Corporation Law (KW’s Delaware File No. is 4385645).

2.4	The auditors of KW for each of the financial years ended 31 December 2016, 2015 and 2014 has been KPMG LLP, which is an independent registered accounting firm with the Public Company Accounting Oversight Board (United States).

3	Share capital

3.1	As at 30 June 2017, the total number of shares into which KW’s authorised capital stock was divided into was 201,000,000 shares of common stock with a par value of $0.0001 per share. KW’s capital stock consists of:

•	200,000,000 KW Shares. The shares of capital stock are identical with each other in all respects; and

•	1,000,000 shares of authorised capital stock, with a par value of $0.00001 per share, known as preferred stock. The KW Board is authorised to issue shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the KW Board providing for the issue of such series and as may be permitted by the Delaware General Corporation Law.

3.2	Details of changes in KW’s share capital for the three financial years ending 31 December 2016, 2015 and 2014 and for the period up to 30 June 2017 is as follows:

Authorised	As at 30 June 2017	As at 31 December 2016	As at 31 December 2015	As at 31 December 2014
KW Shares	200,000,000	200,000,000	200,000,000	200,000,000
Preferred stock	1,000,000	1,000,000	1,000,000	1,000,000
Issued and outstanding
KW Shares	114,218,250	115,740,906	114,533,581	96,091,446
Preferred stock	—	—	32,550	132,550

3.3	During the six months ended 30 June 2017, KW issued 71,750 KW Shares as restricted stock grants, 1,460,251 KW Shares were retired due to the vesting of restricted stock and 57,000 KW Shares were forfeited.

3.4	During the year ended 31 December 2016, KW issued 1,006,750 KW Shares as restricted stock grants, 693,942 KW Shares were retired due to the vesting of restricted stock and 31,900 KW Shares were forfeited.

3.5	On 28 December 2016, KW’s series B preferred stock, issued in 2010, converted into 3,366,973 KW Shares at a price of $9.67 per share at the option of the holder. The series B preferred stock was convertible into KW Shares at any time at the option of the holder on or after 3 May 2017 and prior to 3 November 2018 and would have been mandatorily convertible into KW Shares on 3 November 2018. Due to the early conversion, KW agreed to pay the holders an aggregate of $0.7 million, which represents dividends that would have accrued on all outstanding series B preferred stock until 3 May 2017.

3.6	On 25 February 2016, KW announced the authorisation of a stock repurchase programme for up to $100 million. Repurchases under the programme may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and subject to KW’s discretion. During the year ended 31 December 2016, KW repurchased and retired 2,440,556 KW Shares for $50.1 million under the stock repurchase programme. During the six months ended 30 June 2017, KW repurchased and retired 77,155 KW shares for $1.6 million under the stock repurchase programme.

3.7	During the year ended 31 December 2015, KW issued 1,751,150 shares of restricted stock, 57,148 KW Shares were forfeited and 431,815 KW Shares were retired due to the vesting of restricted stock.

3.8	Also during the year ended 31 December 2015, KW completed an offering of 8,625,000 KW Shares, which raised $215.3 million of net proceeds, excluding issuance costs of $0.3 million.

3.9	On 19 May 2015, KW’s series A preferred stock, issued in 2010, converted into 8,554,948 KW Shares at a price of $11.69 per share.

3.10	During the year ended 31 December 2014, KW granted 3,147,500 KW Shares, 1,472,146 KW Shares were converted from warrants, 2,475 KW Shares were forfeited and 319,582 ordinary shares were retired due to the vesting of restricted stock.

3.11	In January 2014, KW completed an offering of 9,201,250 KW Shares which raised $190.6 million of net proceeds.

4	Summary of the Amended and Restated Articles, the Amended and Restated Bylaws and related legal provisions

The following is a brief summary of certain material provisions of the Amended and Restated Articles and the Amended and Restated Bylaws, each as they are expected to be in effect upon completion of the Merger. This section should be read in conjunction with paragraph 3 (Share capital) of this Part 19 (Additional Information).

4.1	Purpose

The purpose of KW, as stated in the Amended and Restated Articles (in Article 2), is to engage in any lawful act for which corporations may be organised under the Delaware General Corporation Law.

4.2	Directors

KW’s business is controlled and managed by the KW Board in accordance with Delaware General Corporation Law, the Amended and Restated Articles and the Amended and Restated Bylaws.

4.3	Appointment and term of directors

The Amended and Restated Articles provide that the number of directors shall not be less than one, nor more than twelve; the exact number to be determined by resolutions adopted by the affirmative vote of the KW Board.

The KW Directors shall be divided into three classes, designated Class I, Class II and Class III with the number of directors in each class to be as nearly equal as possible. Each class of directors will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after its election.

4.4	Quorum and voting

Except as may be otherwise specifically provided by law, a majority of the KW Directors shall constitute a quorum for the transaction of business at meetings of the KW Board and the act of a majority of KW Directors present at any meeting at which there is a quorum shall be the act of the KW Board.

A majority of KW Directors then serving on a committee of the KW Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee and in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee. The vote of a majority of the members of a committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, unless the Amended and Restated Articles, the Amended and Restated Bylaws, a resolution of the KW Board or the resolution of the committee that created the subcommittee, requires a greater number.

If a quorum shall not be present at any meeting of the KW Board or of any committee or subcommittee thereof, a majority of KW Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

4.5	Directors action without meeting

Any action required or permitted to be taken at any meeting of the KW Board or of any committee thereof may be taken without a meeting, if all members of the KW Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the KW Board or committee thereof.

4.6	Remuneration

KW Directors may be paid their expenses, if any, of attendance at each meeting of the KW Board and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the KW Board or a stated salary as director. No such payment shall preclude any director from serving KW in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

4.7	Vacancies

All KW Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Except as the Delaware General Corporation Law may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the KW Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (defined in the Amended and Restated Bylaws to constitute a majority of the KW Board), or by the sole remaining director, and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

The election of KW Directors need not be by ballot.

4.8	Removal

Except as otherwise provided by the Delaware General Corporation Law, the KW Board or any individual director may be removed from office by the affirmative vote of the holders of a majority in voting power of the KW Shares issued and outstanding and then entitled to vote at an election of directors. In case the KW Board or any one or more directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

4.9	Resignation

Any director may resign at any time upon notice given in writing or by electronic transmission to the KW Board or secretary of KW. Such resignation shall take effect at the time of its receipt by KW unless another time is fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.10	Meetings

The KW Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise determined by the KW Board, a meeting of the KW Board shall be held immediately after and at the same place as the annual meeting of shareholders for the election of directors and no notice of such meeting shall be necessary. Regular meetings of the KW Board may be held without notice at such time and place as shall from time to time be determined by the KW Board. Special meetings of the KW Board may be called by the Chief Executive Officer, the President or at the direction of KW Directors constituting a majority of the entire board. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than three days before the date of the meeting, or by telephone or other means of electronic transmission (including e-mail) on 24 hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

4.11	Amendments to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

KW reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation to the extent permitted under the Delaware General Corporation Law. In general, the Delaware General Corporation Law requires, absent a contrary provision in a corporation’s certificate of incorporation, approval of any amendment to a corporation’s certificate of incorporation by the corporation’s board of directors as well as by a majority of the KW Shares entitled to vote thereon. The KW Board shall have the power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the Amended and Restated Bylaws, subject to the power of shareholders to alter or repeal any bylaw whether adopted by them or otherwise.

4.12	Additional powers

KW Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the KW Shares which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon KW and upon all the shareholders as though it had been approved or ratified by every shareholder of KW, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

4.13	Committees

The KW Board may designate one or more committees, each committee to consist of one or more of the KW Directors. the KW Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

4.14	Interested directors

No contract or transaction between KW and one or more of its directors or executive officers, or between KW and any other corporation, partnership, association, or other organisation in which one or more of its directors or executive officers are directors or executive officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the KW Board or committee thereof which authorises the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the KW Board or the committee, and the KW Board or committee in good faith authorises the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders, or (iii) the contract or transaction is fair as to KW as at the time it is authorised, approved or ratified, by the KW Board, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the KW Board or of a committee which authorises the contract or transaction.

4.15	Indemnification

KW shall indemnify the KW Directors, to the extent permitted under the Delaware General Corporation Law, against monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to KW or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

4.16	Exclusive forum

Unless KW consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of KW, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of KW to KW or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Amended and Restated Articles or the Amended and Restated Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine.

4.17	Rights attaching to KW Shares

The following is a summary of the rights, preferences and restrictions attaching to KW Shares:

Voting rights

Holders of KW Shares have exclusive voting rights for the election of KW Directors and all other matters requiring shareholder action, except with respect to amendments to the Amended and Restated Articles that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of KW Shares are entitled to one vote per share on matters to be voted on by shareholders.

Conversion, preemptive, subscription rights; redemption provisions

KW Shares have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to KW Shares.

Dividends

Dividends may be declared by the KW Board and may be paid in cash, property or in KW Shares. The payment of dividends, if ever, on KW Shares will be subject to (i) the prior payment of dividends on any outstanding shares of preferred stock and (ii) compliance with any applicable limitation in KW’s debt agreements, including debt securities. Before the payment of any dividend, there may be set aside out of KW funds available for dividends such sum or sums as the KW Board from time to time, in their absolute discretion, think proper for equalising dividends. In order that KW may determine the shareholders entitled to receive payment of any dividend, the KW Board may fix a record date which shall not precede the date upon which the resolution fixing the record date is adopted or be more than 60 days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the KW Board adopts the resolutions relating thereto.

4.18	Rights attaching to KW preferred stock

The following is a summary of the rights, preferences and restrictions attaching to preferred stock.

Voting rights

Holders of preferred stock are not entitled to voting rights, except as otherwise required under the Delaware General Corporation Law or as set out in the certificate of designation for the series of preferred stock.

Rank

Preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of KW, rank: (i) senior to all classes or series of KW Shares, and to any other class or series of KW stock expressly designated as ranking junior to the preferred stock (ii) on parity with any class or series of KW stock expressly designated as ranking on parity with the preferred stock and (iii) junior to any other class or series of KW stock expressly designated as ranking senior to the preferred stock.

Dividends

Dividends may be declared by the KW Board and may be paid in cash, property or in KW Shares. The payment of dividends on preferred stock will be subject to (i) terms set out in the certificate of designation for the series of preferred stock and (ii) compliance with any applicable limitation in KW’s debt agreements, including debt securities.

4.19	Change of control

The following provisions of the Amended and Restated Articles and Amended and Restated Bylaws may have the effect of delaying, deferring or preventing a change of control and would operate only with respect to a merger, acquisition or corporate restructuring involving KW or any of its subsidiaries.

(i)	“Blank Cheque” Preferred Stock. The KW Board is authorised to determine the terms and conditions of authorised and unissued preferred stock which may enable the KW Board to adopt a shareholder rights plan that may be used to delay or prevent a change of control.

(ii)	Board Classification. The classification of the KW Board referred to above makes it more difficult to change the composition of the KW Board and instead promotes a continuity of existing management.

(iii)	Advance Notice Requirements. The advance notice requirements with respect to shareholder proposals referred to below may have the effect of discouraging a potential acquirer from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of KW.

(iv)	Amendments to Amended and Restated Articles and Amended and Restated Bylaws. KW reserves the right to further amend its Amended and Restated Articles and Amended and Restated Bylaws in the manner now or hereafter prescribed by law.

(v)	Delaware Business Combination Statute. KW is subject to Section 203 of the Delaware General Corporation Law which provides that KW, as a resident Delaware corporation, may not engage in any business combination with any interested shareholder of KW for a period of three years following the time that such shareholder became an interested shareholder subject to certain exceptions described in detail in Part 9 (KW’s Board, KW’s Executive Officers and Corporate Governance).

4.20	Shareholder meetings

The following is a description of the conditions governing the manner in which annual and special meetings of shareholders are called.

Notice

Unless otherwise provided by applicable law, notice of an annual meeting or a special meeting shall be given to each shareholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the annual meeting. The notice shall specify the place, if any, date and hour of the meeting and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting.

Annual meeting

The annual meeting of shareholders shall be held on such date and at such time as may be fixed by the KW Board and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with the Amended and Restated Bylaws. The KW Board may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the KW Board.

Special meetings

Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Articles, may only be called by a majority of the KW Board.

Quorum; voting in general

The holders of a majority in voting power of all KW Shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Articles; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Amended and Restated Articles, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of KW issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the holders of a majority of the votes entitled to be cast by the shareholders present in person or represented by proxy, shall have power to adjourn the meeting.

Each shareholder present or represented at a meeting of shareholders shall be entitled to cast one vote for each KW Share entitled to vote on a matter held by such shareholder. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may vote in person, or may authorise any person or persons to act for such shareholder by proxy in accordance with applicable law. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The KW Board, in its discretion, or the officer of KW presiding at a meeting of shareholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Shareholder proposals

Nominations of persons for election to the KW Board and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only (i) pursuant to KW’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the KW Board or any committee thereof or (iii) by any shareholder of KW who was a shareholder of record of KW at the time the notice provided for in the Amended and Restated Bylaws is delivered to the secretary of KW, who is entitled to vote at the meeting and who complies with the notice procedures set out in the Amended and Restated Bylaws. These procedures provide that notice of shareholder proposals must be given timely in proper written form to the secretary of KW prior to the meeting at which the business is to be considered. In general, to be timely, notice must be received at KW’s principal executive office not less than 90 days nor more than 120 days prior to the meeting. To be in proper written form, the notice must contain the information required by the Amended and Restated Bylaws, including information regarding the proposal.

Action by written consent

Actions required or permitted under the Amended and Restated Bylaws to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by written consent of all the shareholders entitled to vote on such action.

Record date

In order that KW may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the KW Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the KW Board, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the KW Board so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the KW Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is so fixed by the KW Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the KW Board may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote.

4.21	Disclosure of shareholder ownership

Sections 13(d) and 13(g) of the Exchange Act requires persons or groups who own or acquire beneficial ownership of more than 5% of certain classes of equity securities registered under the Exchange Act to file reports with the SEC. Reports are filed on either schedule 13D or 13G and generally require the disclosure of certain information by the beneficial owners including, among other things, the identity of the shareholder and the number of shares beneficially owned.

In addition, Section 16(a) of the Exchange Act requires officers, directors and shareholders that beneficially own 10% or more of a company that has a class of equity securities registered under the Exchange Act to file certain reports disclosing information about their ownership of, and transaction in, such company’s equity securities. Generally, a Form 3, 4, or 5 must be filed, as applicable, upon becoming an officer, director or shareholder that beneficially owns 10% or more of such a company and upon any change in beneficial ownership thereafter.

4.22	Issuance of New KW Shares

The issuance of the New KW Shares is subject to the approval of existing KW Shareholders, as required by the rules of the NYSE. Under Rule 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of shares in connection with the acquisition of the securities or assets of another company if (i) the common stock to be issued has or will have upon issuance voting power equal to or in excess of 20% of the voting power of existing securities outstanding before the issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The number of shares KW will issue will exceed 20% of both the voting power and number of KW Shares outstanding before the issuance.

On 26 June 2017, in connection with the proposed issuance of New KW Shares, KW filed a preliminary U.S. Proxy Statement on Schedule 14A with the SEC. Following the filing of the definitive U.S. Proxy Statement with the SEC, KW will make the U.S. Proxy Statement available to KW Shareholders. The U.S. Proxy Statement will include a notice convening the KW Special Meeting at 9.00 a.m. (Pacific Daylight Time) on 12 October 2017.

4.23	Restrictions on the free transferability of the New KW Shares

Neither the Amended and Restated Articles nor the Amended and Restated Bylaws contain any restrictions on the transfer of the New KW Shares. The New KW Shares are exempt from registration under the Securities Act pursuant to an exemption provided by Section 3(a)(10) of the Securities Act.

5	KW Directors and KW’s executive officers

5.1	The KW Directors and KW’s executive officers and their functions within KW and brief biographies are set out in Part 9 (KW’s Board, KW’s Executive Officers and Corporate Governance).

5.2	The business address of each of the KW Directors and KW’s executive officers is 151 S. El Camino Drive, Beverly Hills, California 90212, United States.

5.3	In addition to their directorships of KW and other members of the KW Group, the KW Directors and KW’s executive officers hold or have held the following directorships and are or were members of the following partnerships, within the past five years:

KW Directors

Name	Current directorship/partnership	Previous directorship/partnership
William J. McMorrow	Navy Seal Foundation (Director)	—
Norman Creighton	—	Square 1 Bank (Director)
Stanley R. Zax	The Center for the Study of the Prostate Cancer Foundation (Director)	Presidency and Congress (Director) 1st Century Bank (Director)
David A. Minella	—	Aligned Asset Manager (Director) The Townsend Group (Director)
Jerry R. Solomon	—	Solomon, Winnett & Rosenfield (Director)

KW’s executive officers

Name	Current directorship/partnership	Previous directorship/partnership
William J. McMorrow	Please see above	—

5.4	Save as set out above, none of the KW Directors or KW’s executive officers has any business interests, or performs any activities, outside the KW Group or the KWE Group (as applicable) which are significant with respect to the KW Group or the KWE Group (as applicable).

5.5	As at the date of this Prospectus, none of the KW Directors or KW’s executive officers has, at any time within the last five years:

5.5.1	had any prior convictions in relation to fraudulent offences;

5.5.2	been declared bankrupt or been the subject of any individual voluntary arrangement;

5.5.3	been associated with any bankruptcies, receiverships or liquidations when acting in the capacity of a member of the administrative, management or supervisory body or of a senior manager;

5.5.4	been subject to any official public incrimination and/or sanction by any statutory or regulatory authority (including designated professional bodies);

5.5.5	been disqualified by a court from acting in the management or conduct of the affairs of any company; or

5.5.6	been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any company.

6	KW Directors’ and KW’s executive officers’ interests in KW

6.1	The table below sets out the interests of the KW Directors and KW’s executive officers in the share capital of KW as at the Latest Practicable Date.

	As at the Latest Practicable Date
KW Director or KW executive officer	Number of KW Shares	Approximate percentage of voting rights in respect of KW Shares[1]
William J. McMorrow2 3	13,519,460	11.83%
Cathy Hendrickson4 5	70,194	<1%
David A. Minella6 7	2,362,032	2.07%
Jerry R. Solomon8 9	115,000	<1%
Justin Enbody[10]	283,010	<1%
Kent Y. Mouton[11]	441,440	<1%
Mary L. Ricks12 13	1,547,692	1.35%
Matt Windisch[14]	512,346	<1%
Norman Creighton[15]	303,074	<1%
Stanley R. Zax[16]	242,300	<1%
Total	19,396,548	16.98%

1	Amount and applicable percentage of ownership is based on 114,218,250 KW Shares that were outstanding on the Latest Practicable Date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.
2	Includes 90,851 KW Shares beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife and 387,821 KW Shares beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 1,500,000 pledged shares.
3	This number includes 583,334 restricted stock grants issued to Mr. McMorrow by KW. Whilst these restricted stock grants have not yet vested, Mr. McMorrow has the right to exercise the voting rights in respect of the underlying stock in KW.

4	Includes 12,476 KW Shares held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.
5	This number includes 24,000 restricted stock grants issued to Ms. Hendrickson by KW. Whilst these restricted stock grants have not yet vested, Ms. Hendrickson has the right to exercise the voting rights in respect of the underlying stock in KW.
6	This number includes 2,400 restricted stock grants issued to Mr. Minella by KW. Whilst these restricted stock grants have not yet vested, Mr. Minella has the right to exercise the voting rights in respect of the underlying stock in KW.
7	Includes 1,750,000 pledged shares.
8	This number includes 24,000 restricted stock grants issued to Mr. Solomon by KW. Whilst these restricted stock grants have not yet vested, Mr. Solomon has the right to exercise the voting rights in respect of the underlying stock in KW.
9	Includes 75,500 KW Shares held by the Solomon Family Trust, of which Mr. Solomon and his spouse are trustees.
10	This number includes 136,668 restricted stock grants issued to Mr. Enbody by KW. Whilst these restricted stock grants have not yet vested, Mr. Enbody has the right to exercise the voting rights in respect of the underlying stock in KW.
11	This number includes 166,668 restricted stock grants issued to Mr. Mouton by KW. Whilst these restricted stock grants have not yet vested, Mr. Mouton has the right to exercise the voting rights in respect of the underlying stock in KW.
12	Includes 582,000 pledged shares.
13	This number includes 346,667 restricted stock grants issued to Ms. Ricks by KW. Whilst these restricted stock grants have not yet vested, Ms. Ricks has the right to exercise the voting rights in respect of the underlying stock in KW.
14	This number includes 176,668 restricted stock grants issued to Mr. Windisch by KW. Whilst these restricted stock grants have not yet vested, Mr. Windisch has the right to exercise the voting rights in respect of the underlying stock in KW.
15	This number includes 24,000 restricted stock grants issued to Mr. Creighton by KW. Whilst these restricted stock grants have not yet vested, Mr. Creighton has the right to exercise the voting rights in respect of the underlying stock in KW.
16	This number includes 24,000 restricted stock grants issued to Mr. Zax by KW. Whilst these restricted stock grants have not yet vested, Mr. Zax has the right to exercise the voting rights in respect of the underlying stock in KW.

6.2	The interests of the KW Directors, as well as Mary L. Ricks, Matt Windisch and Justin Enbody (being all of KW’s executive officers who hold KW Shares) and In Ku Lee, together represent approximately 17% of the issued and outstanding share capital of KW as at the Latest Practicable Date and will represent approximately 13% of the issued and outstanding share capital of the Combined Group following the Effective Date.

6.3	Save as set out in this paragraph 6 (KW Directors’ and KW’s executive officers’ interests in KW), so far as KW is aware, none of the KW Directors or any of their respective immediate family members, have any interests in the share capital of KW which are required to be notified to KW.

7	Interests of significant shareholders

7.1	As at the Latest Practicable Date, insofar as it is known to KW, the following persons were interested, directly or indirectly, in (i) 5% or more of the KW Shares, or (ii) KW Shares or KWE Shares in such proportion that they would be interested, directly or indirectly, in 5% or more of the voting rights in respect of KW’s share capital immediately following the Effective Date:

Name	Number of KW Shares	Percentage of KW Shares	Estimated percentage of KW share capital following the Effective Date if all KWE Scheme Shareholders were to receive the New Consideration[1]	Estimated percentage of KW share capital following the Effective Date if all KWE Scheme Shareholders were to receive the Original Consideration
Wellington Management Group LLP[2]	12,717,888	11.13%	8.40%	7.12%
William J. McMorrow3 4	13,519,460	11.84%	8.93%	7.57%
Fairfax and affiliates[5]	12,321,921	10.79%	8.14%	6.90%
The Vanguard Group[6]	7,564,377	6.62%	5.12%	4.34%

1	Assumes no Mix and Match Election is made.
2	Wellington Management Group LLP serves as an investment adviser and strategic partner to investors worldwide. It is engaged in investment management and offers capabilities that span nearly all segments of the global capital markets.
3	Includes 90,851 KW Shares beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife and 387,821 KW Shares beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 1,500,000 pledged shares.
4	This number includes 583,334 restricted stock grants issued to Mr. McMorrow by KW. Whilst these restricted stock grants have not yet vested, Mr. McMorrow has the right to exercise the voting rights in respect of the underlying KW Shares.

5	Fairfax is a holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management. Fairfax’s corporate objective is to achieve a high rate of return on invested capital and build long-term shareholder value.
6	The Vanguard Group is an American investment management company with over $4 trillion in assets under management. It is one of the largest provider of mutual funds and exchange-traded funds in the world.

7.2	Save as disclosed in this paragraph 7 (Interests of significant shareholders), the KW Directors are not aware of (i) any holdings of voting rights which represents 5% or more of the KW Shares or (ii) any holdings of voting rights which will represent 5% or more of the total voting rights in respect of the issued share capital of KW immediately following the Effective Date.

7.3	Save as disclosed in this paragraph 7(Interests of significant shareholders), there are no other interests, including conflicting interests, that are material in the context of the Merger, although KWE’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of KWE Scheme Shareholders and KW Shareholders.

7.4	None of the KW Shareholders referred to in paragraph 7.1 (Interests of significant shareholders) has different voting rights from any other holder of KW Shares.

7.5	Save as disclosed in paragraph 7.1 (Interests of significant shareholders) of this Part 19 (Additional Information), KW is not aware of any person or persons who, directly or indirectly, jointly or severally, exercise or could exercise control over KW or KWE or would exercise control over KW following completion of the Merger.

7.6	Both William J. McMorrow and the Vanguard Group hold KWE Shares and will be able to participate in the Offer

7.7	Insofar as is known to KW, assuming that each KWE Scheme Shareholder elects to receive the Original Consideration, Quantum and Franklin will subscribe for more than five per cent of the Offer.

7.8	Save in connection with the Merger where there will be a change of control of KWE, the KW Directors are not aware of any arrangements, the operation of which may at a subsequent date following the Merger, result in a change of control of KW.

8	Employee incentives

Second Amended and Restated Plan

In 2009, the KW Board adopted, and the KW Shareholders approved, the Original Plan. In 2012, the KW Board adopted, and the KW Shareholders approved, the First Amended and Restated Plan, which was subsequently amended in 2014 and which, as amended, made various changes to the Original Plan, including increasing the number of KW Shares available for issuance from 5,645,000 to 11,645,000 KW Shares in 2014, of which 64,904 remained available for issuance as at 30 June 2017.

8.1	Purpose

The purpose of the Second Amended and Restated Plan is to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of KW’s business, to provide additional incentives to key management employees, KW Directors and consultants and to align the interests of such personnel with the interests of KW’s Shareholders.

8.2	Administration

With respect to awards granted to non-employee directors, the Second Amended and Restated Plan is administered by the KW Board. With respect to all other awards, the Second Amended and Restated Plan is administered by the Compensation Committee.

The plan administrator has the exclusive authority to administer the Second Amended and Restated Plan, including, but not limited to, the power to designate participants to whom awards under the Second Amended and Restated Plan may from time to time be made, the types, sizes and terms of awards, the number of awards to be granted and the number of KW Shares to which an award will relate, the price, form of payment and timing of awards. Absent specific rules to the contrary, action by the Compensation Committee requires the consent of a majority of the members of the Compensation Committee.

8.3	Eligibility

Employees, KW Directors and consultants of KW or any affiliate corporation will be eligible to receive stock options, awards of restricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights under the Second Amended and Restated Plan. As at 30 June 2017, approximately 550 individuals (including approximately 500 employees and 5 non-employee independent directors) were eligible to participate in the First Amended and Restated Plan.

8.4	Limitation on awards and KW Shares available for awards

The maximum number of KW Shares that may be issued pursuant to awards under the Second Amended and Restated Plan is 14,945,000.

KW Shares to be offered pursuant to grants of awards under the Second Amended and Restated Plan may be authorised but unissued KW Shares, KW Shares purchased on the open market or KW Shares previously issued, outstanding and reacquired by KW.

If an award under the Second Amended and Restated Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Second Amended and Restated Plan. Shares that again become available for issuance in accordance with the foregoing will be added back to the share limit. Any KW Shares that are withheld by KW as full or partial payment to satisfy the tax withholding obligation, up to the minimum statutory amount for each participant, in connection with any awards under the Second Amended and Restated Plan, other than awards of stock options and stock appreciation rights, shall again become available for grant under the Second Amended and Restated Plan. However, the following KW Shares may not be used again for grant under the Second Amended and Restated Plan: (i) KW Shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with stock options or stock appreciation rights, (ii) KW Shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise and (iii) KW Shares purchased on the open market with the cash proceeds from the exercise of options.

The Second Amended and Restated Plan authorises grants to employees of KW or any subsidiary corporation of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Tax Code. The Second Amended and Restated Plan also authorises grants of non-qualified stock options, restricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights to eligible employees, consultants and KW Directors or any affiliate corporation.

The maximum aggregate number of KW Shares that may be subject to one or more awards to an employee pursuant to the Second Amended and Restated Plan during any calendar year is 2,000,000 KW Shares. The maximum amount that may be paid in cash with respect to one or more awards granted pursuant to the Second Amended and Restated Plan that are payable in cash to any employee during any calendar year is $10,000,000. The maximum aggregate grant-date value of awards which may be granted to any non-employee director under the Second Amended and Restated Plan in any calendar year will be $600,000.

8.5	Stock options

Stock options granted under the Second Amended and Restated Plan may be either incentive stock options (subject to the limitations discussed above) or nonqualified stock options. The per share exercise price of stock options granted pursuant to the Second Amended and Restated Plan may not be less than 100% of the fair market value of a KW Share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. No incentive stock option may be granted to a grantee who owns more than 10% of the KW Shares unless the per share exercise price is at least 110% of the fair market value of KW Shares on the date of grant.

The plan administrator will determine the methods by which the exercise price of a stock option may be paid and the form of payment. A participant may be permitted to pay the exercise price of a stock option or taxes relating to an option’s exercise by delivering KW Shares owned by the participant for at least six months, by withholding KW Shares issuable upon the exercise of the option, by delivering a notice that the participant has placed a market sell order or margin loan with a broker with respect to the KW Shares then issuable upon exercise of the option pursuant to an extension of credit by KW, subject to compliance with Section 13(k) of the Exchange Act, and directing the broker to pay a sufficient portion of the sale or margin loan proceeds to KW in satisfaction of the option exercise price, or by delivering such other form of payment as determined by the plan administrator. The term of a stock option is set by the plan administrator, provided that the term of the option may not be longer than 10 years from the date the option is granted (or in the case of an incentive stock option granted to a grantee who owns more than 10% of the KW Shares, 5 years from the date of grant).

8.6	Restricted stock awards

Restricted stock awards will be evidenced by a written restricted stock award agreement which may provide for restrictions on transferability during the restriction period, specify the terms and conditions with respect to the forfeiture of the restricted stock award, set out the price, if any, a participant is required to pay for the restricted stock and such other restrictions, in each case, as the plan administrator may determine in its discretion. If provided in the restricted stock award agreement, the participant will have voting and other stockholder rights. However, dividends will not be paid on the KW Shares underlying restricted stock awards unless and until the applicable restrictions lapse and the restricted shares vest.

8.7	Restricted stock unit awards

Restricted stock unit awards will be evidenced by a written restricted stock unit award agreement which will set out the individual service-based and/or performance-based vesting requirements, effect of termination of service prior to the expiration of the applicable vesting period and such other restrictions as the plan administrator may determine in its discretion. Upon vesting, the participant will be entitled to receive a payment in cash or KW Shares, as determined by the plan administrator and set out in the restricted stock unit award agreement.

8.8	Performance unit awards

Performance unit awards will be evidenced by a written performance unit award agreement which will set out the individual performance goals, the period of time to which such goals apply, the number of units awarded, the dollar value assigned to each such unit and such other restrictions as the plan administrator may determine in its discretion, including the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive a cash payment equal to the dollar value assigned to such unit pursuant to the applicable award agreement. The performance unit award agreement may provide that, depending on the degree of performance achieved, different amounts of performance units, or no performance units, may be earned or become payable.

8.9	Performance share awards

Performance share awards will be evidenced by a written performance share award agreement which will set out the individual performance goals, the period of time to which such goals apply, the number of KW Shares subject to such award and such other restrictions as the plan administrator may determine in its discretion, including the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive the number of KW Shares subject to such award. The performance share award agreement may provide that, depending on the degree of performance achieved, different number of KW Shares, or no KW Shares, may be earned or become payable. A participant will have no rights as a KW Shareholder until such time, if any, as the participant actually receives KW Shares pursuant to the award.

8.10	Distribution equivalent rights award

Distribution equivalent rights awards will be evidenced by a distribution equivalent rights award agreement which will indicate whether a participant is to receive under such award credits in cash or have such credits reinvested or whether the participant may choose among such alternatives. Distribution equivalent rights may be settled in cash or distributions of KW Shares equal in amount to the distributions that would have been made to the participant if such participant held a specified number of KW Shares during the period the participant held the right. A distribution equivalent rights award may be awarded in tandem with another award, in which case, it will expire, terminate or be forfeited under the same conditions as such other award. The applicable award agreement may provide for the accrual and crediting of interest on a distribution equivalent right to be settled in cash; however, distribution equivalent rights will not be paid on the KW Shares underlying awards unless and until the underlying shares become vested. No distribution equivalent rights will be payable with respect to stock options or stock appreciation rights.

8.11	Stock appreciation rights award

Each stock appreciation rights award will be evidenced by a stock appreciation rights award agreement which will set out (i) the base value for the stock appreciation right, which generally is at least 100% of the fair market value of the KW Shares on the date of the award, (ii) the number of KW Shares subject to such stock appreciation right and (iii) the period during which the stock appreciation right may be exercised. Upon exercise, the participant is entitled to a payment, in cash or KW Shares, or a combination of both, of an amount based upon the increase in the price of the KW Shares over the base value. Stock appreciation rights may be granted in tandem with stock options in which case their base value, exercisability and expiration are determined by reference to the terms of the related option.

8.12	Performance-based awards

The plan administrator will determine whether grants of awards under the Second Amended and Restated Plan to employees who are or may be “covered employees,” as defined in Section 162(m) of the Tax Code are intended to be “performance-based” awards within the meaning of Section 162(m) of the Tax Code in order to preserve the deductibility of these awards for federal income tax purposes.

Any performance goal(s) applicable to awards intended to qualify as performance-based compensation shall be objective, established not later than 90 days after the beginning of any applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Tax Code) and otherwise meet the requirements of Section 162(m) of the Tax Code, including the requirement that the outcome of the performance goal or goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Tax Code) at the time established.

The performance goals to be utilised under the Second Amended and Restated Plan to establish performance goals shall consist of objective tests based on a number of factors, including, but not limited to: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; and net income (before or after taxes). Performance goals may be established on a company-wide basis or with respect to one or more company business units, divisions, subsidiaries or individuals; and measured either quarterly, annually or over a period of years, in absolute terms, relative to a pre-established target, to the performance of one or more similarly situated companies, or to the performance of an index covering a peer group of companies, in each case as specified by the Compensation Committee.

When establishing performance goals for the applicable performance period, the Compensation Committee may exclude any or all “extraordinary items” as determined under U.S. GAAP including, without limitation, the charges or costs associated with restructurings of KW, discontinued operations, other unusual or nonrecurring items and the cumulative effects of accounting changes.

For purposes of Section 162(m) of the Tax Code, the maximum aggregate amount, payable in cash, which may be paid to an employee under the Second Amended and Restated Plan during any calendar year with respect to one or more awards payable in cash shall be $10,000,000.

8.13	Minimum vesting requirement

The Second Amended and Restated Plan contains a minimum vesting period which provides that no award agreements will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that the Compensation Committee may accelerate the vesting of an award in the case of a grantee’s termination of service due to death or disability or a Change of Control (as defined in the Second Amended and Restated Plan or in the applicable award agreement), notwithstanding such minimum vesting provisions; and provided further that, awards granted after the effective date of the Second Amended and Restated Plan that cover, in the aggregate, no more than 5% of the KW Shares reserved for issuance under the Second Amended and Restated Plan may be granted without regard to such minimum vesting provisions.

8.14	Prohibition against repricing

The Compensation Committee is not permitted to reduce the exercise price of any outstanding option or stock appreciation right, or grant any new award or make any payment of cash in substitution for or upon the cancellation of options or stock appreciation rights previously granted when the exercise price thereof exceeds the fair market value of the underlying shares, unless such action is approved in advance by the a majority of KW’s Shareholders or results from a Change of Control or certain other adjustments provided in the Second Amended and Restated Plan.

8.15	No dividends and distribution equivalent rights on unvested awards

No dividends or distribution equivalent rights with respect to an unvested award (or portion thereof) will be paid until the applicable vesting conditions are subsequently satisfied and the award vests and any dividends or distribution equivalent rights with respect to the portion of an award that does not vest shall be forfeited.

8.16	Transferability of awards

Under the Second Amended and Restated Plan, awards may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a holder, other than by will or the laws of descent and distribution or, except for an incentive stock option, by gift to a family member of the holder or pursuant to a valid separation agreement and divorce decree.

Termination of employment or director status

Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment with, or status as a director of, KW or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

•	90 days (or 3 months in the case of incentive stock options) after the date of termination of employment or status as a KW Director, if such termination is for a reason other than the participant’s total and permanent disability or death; or

•	1 year after the date of termination of employment or status as a KW Director, if such termination is on account of the participant’s total and permanent disability or death.

Termination of consultant status

Except as otherwise provided by the applicable award agreement, if a participant’s status as a consultant of KW or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

•	90 days after the date of termination of the status as a consultant, if such termination is for a reason other than the participant’s total and permanent disability or death; or

•	1 year after the date of termination of the status as a consultant, if such termination is on account of the participant’s total and permanent disability or death.

If a participant’s employment with, or status as a KW Director or consultant of, KW or any affiliate corporation terminates for any reason prior to the satisfaction or lapse of the restrictions, vesting requirements, or terms and conditions applicable to an award of restricted stock or restricted stock unit, the restricted stock or restricted stock unit, as the case may be, will immediately be cancelled, and the participant will forfeit any rights or interests with respect to any such restricted stock or restricted stock unit. The plan administrator may determine that all or a portion of any such restricted stock or restricted stock units will not be forfeited.

Termination for cause

Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment, status as a KW Director or consultant with KW or any affiliate corporation is terminated by KW for Cause (as defined in the Second Amended and Restated Plan), all of the participant’s then outstanding awards will expire immediately and be forfeited in their entirety upon such termination.

8.17	Adjustments to KW Shares, recapitalisation and other events

Adjustments to KW Shares

In the event of any subdivision or consolidation of KW Shares or a payment of a stock dividend without consideration to KW, the proportionate adjustments will be made to any or all of the following in order to reflect such change: (i) the number of KW Shares (or other securities or property) with respect to which awards under the Second Amended and Restated Plan may be exercised or satisfied and (ii) the purchase price per KW Share. No adjustments will be made with respect to incentive stock options if such adjustments would cause such incentive stock option to cease to qualify as an incentive stock option under Section 422 of the Tax Code. In connection with the occurrence of any equity restructuring, the number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, will be equitably adjusted and such adjustments shall be non-discretionary.

Recapitalisation

If KW recapitalises or otherwise changes its capital structure, the participant is entitled to receive, upon the exercise or satisfaction of a previously granted award, such KW Shares or securities as if the previously granted award pertained to such KW Shares or securities as they exist after such recapitalisation or change in KW’s capital structure.

Other events

In the event of a Change of Control (as defined in the Second Amended and Restated Plan) of KW or any other changes to the existing KW Shares by reason of extraordinary cash dividend, reorganisation, mergers, consolidation, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalisation, other than the described above adjustments to KW Shares or recapitalisations, occurring after the grant of any award under the Second Amended and Restated Plan, the KW Board has broad discretion to determine how to treat outstanding awards, including to provide for the cash-out, termination, assumption, substitution, adjustment, and/or acceleration of vesting or exercise of such award (subject to the limitations described above).

8.18	Amendment, modification or termination

The Second Amended and Restated Plan will continue in effect until the 10th anniversary of the date on which the Second Amended and Restated Plan was adopted by the KW Board in April 2017 (and any awards outstanding on such 10th anniversary will remain outstanding following such 10th anniversary in accordance with their respective terms).

The KW Board, in its discretion, may terminate the Second Amended and Restated Plan at any time with respect to any KW Shares for which awards have not previously been granted; provided, however, that the termination of the Second Amended and Restated Plan shall not materially and adversely impair the rights of a participant with respect to any outstanding award without the consent of the participant. The KW Board has the right to alter or amend the Second Amended and Restated Plan from time to time; provided, however, that without KW Shareholder approval, no amendment or modification of the Second Amended and Restated Plan may: (i) materially increase the benefits accruing to the participants, (ii) increase the number of KW Shares subject to the Second Amended and Restated Plan or the individual awards limits under the Second Amended and Restated Plan, (iii) materially modify requirements for participation in the Second Amended and Restated Plan, or (iv) amend, modify or suspend the repricing provisions or the amendment and termination provisions of the Second Amended and Restated Plan.

In addition, no change in any outstanding award may be made which would materially and adversely impair the rights of a participant with respect to such award without the consent of the participant (unless such change is required in order to cause the benefits under the Second Amended and Restated Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Tax Code).

9	KW Directors’ remuneration and benefits

9.1	Details of the KW Directors’ remuneration and benefits are set out in Part 9 (KW’s Board, KW’s Executive Officers and Corporate Governance).

10	Significant subsidiary undertakings

10.1	KW is the parent company of the KW Group and, following completion of the Merger, will become the holding company of the Combined Group.

10.2	The principal and significant subsidiary undertakings of KW and KWE that KW considers are, on completion of the Merger, likely to have a significant effect on the assessment of the Combined Group’s assets and liabilities, financial position or profits and losses are listed in paragraph 10.3 (KW Group) and paragraph 10.4 (KWE Group) below. Unless otherwise stated to the contrary, all are wholly-owned, directly or indirectly.

10.3	KW Group

The following is a list of significant subsidiaries of KW, as at the Latest Practicable Date:

Name	State or country of incorporation or organisation	Ownership interest
Kennedy-Wilson, Inc.	Delaware
Kennedy Wilson International	California
Kennedy-Wilson Properties, Ltd.	Delaware
K-W Properties	California
KW Investment Adviser, LLC	Delaware
Kennedy Wilson Auction Group	California
Meyers Research, LLC	Delaware
Kennedy Wilson Overseas Investments, Inc.	Delaware
Kennedy Wilson Investments, LLC	Delaware
KW Ireland, LLC	Delaware
Country Ridge IX, LLC	Delaware
Fairways 340 Corp.	Delaware
Kennedy Wilson 16501 Ventura Partners, LLC	Delaware
Kennedy Wilson Capital	California
Kennedy Wilson Fund Management Group, LLC	California
Kennedy-Wilson Properties, LTD.	Illinois
Kennedy-Wilson Property Equity, Inc.	Delaware
Kennedy-Wilson Property Equity II, Inc.	Delaware
Kennedy-Wilson Property Equity III, Inc.	Delaware
Kennedy-Wilson Property Services III GP, LLC	Delaware
Kennedy Wilson Property Equity IV, LLC	Delaware
Kennedy-Wilson Property Special Equity IV, LLC	Delaware
Kennedy-Wilson Property Service IV, L.P.	Delaware
Kennedy-Wilson Property Services IV GP, LLC	Delaware

Name	State or country of incorporation or organisation	Ownership interest
Kennedy Wilson Property Equity V, LLC	Delaware
Kennedy Wilson Property Services V, LLC	Delaware
KW 1200 Main, LLC	Delaware
KW 150 El Camino, LLC	Delaware
KW 21, LLC	Hawaii
KW 400 California Member, LLC	Delaware
KW 5161 Lankershim, LLC	Delaware	50%
KW 5200 Lankershim Manager, LLC	Delaware
KW 9350 Civic Centre Drive, LLC	Delaware
KW Albuquerque Far North, LLC	Delaware
KW America Multifamily Manager, LLC	California	81.8%
KW Armacost, LLC	Delaware
KW BAGSF II Manager, LLC	Delaware
KW Blossom Hill Manager, LLC	Delaware
K-W Boise Plaza, LLC	Delaware
KW Bradley Square, LLC	Delaware
KW Builder Marketing Services, Inc.	California
KW Captowers Partners, LLC	Delaware
KW CIG Management Services, LLC	Delaware
KW Club Palisades Manager, LLC	Delaware
KW Creekview Shopping Centre, LLC	Delaware
KW Currier Square Shopping Centre, LLC	Delaware
KW Cypress, LLC	Delaware
KW Desert Ramrod Sponsor, LLC	Delaware
KW Dillingham Aina, LLC	Delaware
KW El Camino, LLC	Delaware
KW EU Investors I, LLC	Delaware
KW EU Investors V, LLC	Delaware
KW EU Investors VII, LLC	Delaware
KW EU Investors VIII, LLC	Delaware
KW EU Investors IX, LLC	Delaware
KW EU Investors X, LLC	Delaware
KW EU Loan Partners, LLC	Delaware
KW EU Loan Partners II, LLC	Delaware
KW EU Loan Partners III, LLC	Delaware
KW Fife, LLC	Delaware
KW Foothill Place Member, LLC	Delaware	95.4%
KW Four Points, LLC	Delaware
KW Fruitdale, LLC	Delaware	50%
KW Hanover Quay, LLC	Delaware
KW Harbor II, LLC	Delaware
KW Harrington Square, LLC	Delaware
KW Harrington, LLC	Delaware
KW Hawaii, Inc.	California
KW Hayward Manager, LLC	Delaware	45.11%
KW Hillcrest Shopping Center, LLC	Delaware
KW Hilltop Manager II, LLC	Delaware

Name	State or country of incorporation or organisation	Ownership interest
KW Holiday Shopping Centre, LLC	Delaware
KW Holiday Village Shopping Center, LLC	Delaware
KW HP 11, LLC	Delaware
KW Indigo Land, LLC	Delaware	51%
KW Indigo, LLC	Delaware	51%
KW Ireland, LLC	Delaware
KW James Street Member, LLC	California	75.21%
KW Kirker Creek, LLC	Delaware	96.96%
K-W Kohanaiki Group, Inc.	California
KW Kohanaiki Shores Member, LLC	Delaware	20%
KW Kona Investors Manager, LLC	Delaware	50%
KW Lake Merritt, LLC	Delaware	95.7%
KW Lakeland, LLC	Delaware
KW Liberty Lake, LLC	Delaware
KW Loan Partners I, LLC	Delaware
KW Loan Partners II, LLC	California
KW Loan Partners III, LLC	Delaware	50%
KW Loan Partners IV, LLC	Delaware
KW Loan Partners VII, LLC	Delaware
KW Loan Partners VIII, LLC	Delaware
KW Marina View Venture, LLC	Delaware
KW Marina View, LLC	Delaware	50%
KW Mission Blvd Manager, LLC	Delaware	48%
KW Montclair, LLC	California
KW Multi-Family Management Group, LLC	California	80%
KW Northstar Beverage, LLC	California
KW NWLA CDF I Manager, LLC	Delaware
KW Olympia, LLC	Delaware
KW One Baxter Way GP, LLC	Delaware
KW Paradise Hills, LLC	Delaware	48%
KW Park Santa Fe, LLC	Delaware
KW Petaluma Manager, LLC	Delaware	13.9%
KW Pioneer Shopping Centre, LLC	Delaware
KW Portfolio 900 Fourth Property Manager, LLC	Delaware	60%
KW Portfolio Fifth & Madison Property Manager, LLC	Delaware	17.5%
KW Portfolio XIII, LLC	Delaware	8.95%
KW Ravenswood Equity, LLC	California	44.5%
KW Ravenswood Member, LLC	Delaware	91.13%
KW Real Estate Venture XIII, LLC	Delaware
KW Red Cliff Shopping Centre, LLC	Delaware
KW Redmond Manager, LLC	Delaware
KW Redwood Shores, LLC	Delaware	49%
KW Residential Capital, LLC	Delaware
KW Residential Group, Inc.	California
KW Richfield Plaza, LLC	Delaware
KW Richmond, LLC	Delaware	90.96%
KW River Pointe, LLC	Delaware

Name	State or country of incorporation or organisation	Ownership interest
KW Riverdale and 36, LLC	Delaware
KW Rock Creek, LLC	Delaware
KW Sandpiper, LLC	Delaware
K-W Santiago, Inc.	California
KW Securities, LLC	Delaware
KW Serenade Manager, LLC	Delaware
KW Stoneridge, LLC	Delaware
KW Summer House Manager, LLC	Delaware
KW Sunrise Carlsbad, LLC	Delaware	90%
KW SV Investments West Coast, LLC	Delaware	46.46%
K W Tacoma Apartments, LLC	Delaware	97.25%
KW Tacoma Condos, LLC	Delaware
KW Taylor Yard 55, LLC	Delaware
KW Telstar Partners, LLC	Delaware
KW Terra West Sponsor, LLC	Delaware
KW Tumwater, LLC	Delaware
KW University Glen, LLC	Delaware	97.5%
KW University Glen Manager, LLC	Delaware
KW University Partners, LLC	Delaware	50%
KW University Place, LLC	Delaware
KW UR Investments 1, LLC	Delaware
KW UR Investments 2, LLC	Delaware
KW Victory Land Loan, LLC	Delaware
KW Victory Plaza Loan, LLC	Delaware
KW Whitewater Park, LLC	Delaware
KW/CV Third Pacific Manager, LLC	Delaware
KW/KDX Bailey JV, LLC	Delaware	90.95%
KW/LF Malibu Sands, LLC	California	50%
KW/WDC Portfolio Member, LLC	Delaware	50%
KWF Investors I, LLC	Delaware
KWF Investors II, LLC	Delaware
KWF Investors III, LLC	Delaware
KWF Investors IV, LLC	Delaware
KWF Investors V, LLC	Delaware
KWF Investors VII, LLC	Delaware
KWF Investors VIII, LLC	Delaware
KWF Manager I, LLC	Delaware
KWF Manager II, LLC	Delaware
KWF Manager III, LLC	Delaware
KWF Manager IV, LLC	Delaware
KWF Manager V, LLC	Delaware
KWF Manager VII, LLC	Delaware
KWF Manager VIII, LLC	Delaware
KWF Manager IX, LLC	Delaware
KWF Manager X, LLC	Delaware
KWF Manager XI, LLC	Delaware
KWF Manager XII, LLC	Delaware

Name	State or country of incorporation or organisation	Ownership interest
KWF Manager XIII, LLC	Delaware
KWF Manager XIV, LLC	Delaware
KWF Manager XV, LLC	Delaware
KWP Financial, LLC	California
KWP Financial I, LLC	California
Mercury 149, LLC	Delaware	93.9%
Orem Centre State Plaza, LLC	Delaware	69.4%
Pacifica West Coast Partners, LLC	California	95.6%
Plum Canyon Investment Corp.[1]	California
Santa Maria Land Partners Manager, LLC	Delaware
SG KW Venture I Manager, LLC	Delaware
Woodlands Village Shopping Centre, LLC	Delaware	76.36%

1	Closing

10.4	KWE Group

The following is a list of significant subsidiaries of KWE, as at the Latest Practicable Date:

Name	State or country of incorporation or organisation	Ownership interest
KW UK Assets Holdco Ltd	Jersey
Kish One Limited (in liquidation)	Isle of Man
KW BPR Limited	Jersey
St. Andrews Bay Development Ltd.	Scotland
Jupiter Hull Limited	Jersey
KWVF Tiger Ltd[1]	Jersey
KW Towers Limited	Jersey
KW Dukes Park Limited	Jersey
KW Croydon Limited[1]	Jersey
KW MH Limited[1]	Jersey
KW Ipswich Limited	Jersey
KW Pioneer Point GP Limited	Jersey
KW Pioneer Point Limited Partnership	Jersey
KW Pioneer Point Limited	Jersey
KW Pioneer Point UK OpCo Limited	U.K.
KW Artemis UK Properties Hold Co Ltd	Jersey
KW High Street Retail B Ltd	Jersey
KW Industrial B Ltd	Jersey
KW Industrial SPV 1 Ltd[1]	Jersey
KW Industrial SPV 2 Ltd	Jersey
KW Niobe Ltd[1]	Jersey
KW Office SPV 1 Ltd[1]	Jersey
KW Office SPV 2 Ltd	Jersey
KW Office SPV 3 Ltd	Jersey

Name	State or country of incorporation or organisation	Ownership interest
KW Regional Office B Ltd	Jersey
KW Retail SPV 1 Ltd[1]	Jersey
KW Retail SPV 2 Ltd[1]	Jersey
KW Retail Warehouse SPV 1 Ltd	Jersey
KW Trade Co Ltd	Jersey
Jupiter Holdco Ltd	Jersey
Jupiter Argyle Ltd	Jersey
Jupiter Friars Ltd	Jersey
Jupiter Marathon Ltd	Jersey
Jupiter Pennine Ltd	Jersey
Jupiter Rubislaw Ltd	Jersey
Jupiter Seafield Ltd	Jersey
Jupiter Seafield Opco Limited	Jersey
Jupiter Showroom Ltd	Jersey
Jupiter Tradeco Ltd	Jersey
Jupiter Trident Ltd	Jersey
SEO Finance Limited	Jersey
SEO Bartley Wood Limited	Jersey
SEO Bracknell Limited	Jersey
SEO Farnborough Limited	Jersey
SEO Harlow Limited[1]	Jersey
SEO Langley Limited	Jersey
SEO Maidenhead Limited	Jersey
SEO Reading Limited	Jersey
SEO Stockley Limited	Jersey
SEO Watford Limited	Jersey
KW Gatsby Limited	Jersey
Gatsby Aberdeen Limited	Jersey
Gatsby Capital 1 Limited	Jersey
Gatsby Capital 2 Limited	Jersey
Gatsby Capital 3 Limited	Jersey
Gatsby Chatham Limited	Jersey
Gatsby Croydon Limited	Jersey
Gatsby GIR Limited	Jersey
Gatsby GR Limited	Jersey
Gatsby Grocery Limited	Jersey
Gatsby Industrial Limited	Jersey
Gatsby INV 1 Limited	Jersey
Gatsby Middlewich Limited	Jersey
Gatsby PFS Limited[1]	Jersey
Gatsby PH Limited[1]	Jersey
Gatsby Retail Limited	Jersey
Gatsby Saltash Limited	Jersey
KW Italy Investments Holdco Limited	Jersey
KW Olimpia Holdco Limited	Jersey
KW Lux FinanceCo S.à.r.l.[1]	Luxembourg

Name	State or country of incorporation or organisation	Ownership interest
KW Real Estate Lux S.à.r.l.	Luxembourg
KW Investment One Lux S.à.r.l.[1]	Luxembourg
KW Investment Five Lux S.à.r.l.[1]	Luxembourg
KW Investment Eight Lux S.à.r.l.	Luxembourg
KW Investment Nine Lux S.à.r.l.	Luxembourg
KW Investment Ten Lux S.à.r.l.[1]	Luxembourg
KW Investment Eleven Lux S.à.r.l.[1]	Luxembourg
KW Investment Twelve Lux S.à.r.l.[1]	Luxembourg
Alemina Investments SL	Spain	90%
KW Spanish Holdco, SL.	Spain
KW Sol Propco, SL	Spain
KW Sol Propco 2, SL	Spain
KW Velazquez Propco 1, SL	Spain
KW Velazquez Propco 2, SL	Spain
KW LMG Propco 1, SL	Spain
Parque Comercial Guadalhorce, SL	Spain
KW New Propco 1, SL1	Spain
Leterana Servicios Y Gestiones, SL1	Spain	90%
KW Investment Lux S.à.r.l. SICAV-SIF	Luxembourg
Cavalli Investments ICAV	Irish QIAIF
KW Investment Funds ICAV	Irish QIAIF
KW Portmarnock Ops Ltd	Ireland

1	Dormant entities

11	Material contracts

11.1	KW Group

The following material contracts (not being contracts entered into in the ordinary course of business) have been entered into by KW or another member of the KW Group (i) within the two years immediately preceding the date of this Prospectus or (ii) contain provisions under which any member of the KW Group has an obligation or entitlement which is material to the KW Group as at the date of this Prospectus.

Revolving Facility

On 10 December 2015, Kennedy-Wilson, Inc., a wholly-owned subsidiary of KW, entered into the KW Revolving Facility. Loans under the KW Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as at the applicable measurement date, and have a maturity date of 10 December 2018. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s option, the maturity date of the KW Revolving Facility may be extended by one year.

The KW Revolving Facility contains certain covenants that, among other things, limit KW’s and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The credit agreement that governs the KW Revolving Facility requires KW to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement)

of not greater than 65%, measured as at the last day of each financial quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as at the last day of each financial quarter for the period of four full financial quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to 50% of net equity proceeds received by KW after the date of the 30 September 2015 financial statements, measured as at the last day of each financial quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as at the measurement date multiplied by 1.5, measured as at the last day of each financial quarter, (v) a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the credit agreement) and $138,187,197, (vi) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as at the last day of each financial quarter and (vii) liquidity (as defined in the credit agreement) of at least $250 million.

The obligations of Kennedy-Wilson, Inc. pursuant to the KW Revolving Facility are guaranteed by KW and certain wholly-owned subsidiaries of KW.

As at 30 June 2017, US$125 million was undrawn under the KW Revolving Facility.

Senior notes

Please see page 114 of this Prospectus for a description of KW’s senior notes.

11.2	KWE Group

The following material contracts (not being contracts entered into in the ordinary course of business) have been entered into by KWE or another member of the KWE Group (i) within the two years immediately preceding the date of this Prospectus or (ii) contain provisions under which any member of the KWE Group has an obligation or entitlement which is material to the KWE Group as at the date of this Prospectus.

KWE Revolving Facility

On 29 August 2014 (as amended on 31 October 2014, 23 June 2015 and, most recently, on 6 July 2017), KWE entered into the KWE Facility, pursuant to which the lenders have made available to KWE a revolving credit facility of up to £225 million (with an option for KWE to request that the lenders agree to increase the total commitments up to a maximum of £400 million) for general corporate purposes, including refinancing of existing indebtedness, working capital, payment of capital expenses and acquisitions of certain property and loan assets.

The original maturity date of the KWE Facility was 29 August 2017. However, on 6 July 2017, the KWE Facility was extended to the earlier of 28 February 2018 and the Effective Date. In the event that the Scheme has not become effective by 28 February 2018, KWE will have the right, subject to certain customary conditions, to extend the maturity of the KWE Facility for up to a further six months.

Drawdowns under the KWE Facility are available in Sterling, Euro and, subject to certain conditions, other currencies. The KWE Facility provides for an interest rate comprising LIBOR, or, in relation to any loan in Euro, EURIBOR, plus an applicable margin. Interest periods are, at the election of KWE, one, three or six months (or any other period as KWE and the agent, on instructions from the lenders, under the KWE Facility may agree) and interest is payable on the last day of each interest period. If the interest period is longer than three months, the interest rate is payable at three month intervals.

Under the KWE Facility, KWE has certain cancellation and prepayment rights. The KWE Facility also contains certain mandatory prepayment and cancellation events, including a change of control provision. A change of control includes (i) the Investment Manager or its affiliates, or any approved replacement investment manager, ceasing to act as sole investment manager of

KWE, (ii) any persons other than the Investment Manager (or its affiliates, or any approved replacement investment manager) gaining control of KWE, (iii) KW or its affiliates ceasing to control the Investment Manager or (iv) the sale of the whole or substantially the whole of the business and assets of the KWE Group. The definition of the term “control” is broadly similar to the relevant Loan Market Association definition and it relates to control of either KWE or the Investment Manager. The KWE Facility contains various customary representations, warranties, undertakings and covenants given by KWE. The KWE Facility is also subject to the following financial covenants:

(vi)	Consolidated net indebtedness does not exceed 60% of the total asset value;

(vii)	Consolidated earnings before interest, tax, depreciation and amortisation to consolidated fixed charges is not less than 1.9 to 1.0 for the last four quarters;

(viii)	Consolidated secured recourse debt does not exceed 2.5% of total asset value at any time; and

(ix)	Unencumbered assets are not less than 125% of unsecured indebtedness (less cash and cash equivalents).

At 31 December 2016 and as at the Latest Practicable Date the KWE Facility was undrawn. The KWE Group incurs non-utilisation fees on the undrawn portion of the KWE Facility. At 31 December 2016, the commitment fees on the undrawn facility was 55 basis points.

The KWE Facility is governed by English law

Investment Management Agreement

The Investment Manager, which is a wholly owned subsidiary of KW, serves as KWE’s investment manager pursuant to the Investment Management Agreement. Pursuant to the Investment Management Agreement, the Investment Manager is responsible for acquiring and disposing of investments and managing all of the assets and investments of KWE and its intermediate holding or investing entities. The Investment Manager is paid a management fee, equal to 1% of KWE’s Adjusted NAV and payable quarterly in arrear. In the normal course, half of the management fee is paid in cash and the remainder is paid in KWE Shares (either by KWE issuing new KWE Shares to the Investment Manager or by making market purchases of existing KWE Shares for delivery to the Investment Manager). The management fee in respect of the first quarter of 2017 was £3.9 million and was paid on 8 May 2017, half of which was settled in KWE Shares purchased on the open market at market prices. The management fee in respect of the second quarter of 2017 was £3.9 million and was paid on 5 August 2017 entirely in cash. The management fee in respect of the third quarter of 2017 will be calculated and paid in accordance with the terms of the Investment Management Agreement. and, if the management fee is paid before the Effective Date, the amount and form of payment of the management fee will be publicly announced.

The Investment Management Agreement also provides for the payment of a performance fee to the Investment Manager, subject to certain thresholds being met. The performance fee is equal to 20% of the lesser of (i) the excess of the “shareholder return” for the relevant year (generally, the sum of the change in KWE’s Adjusted NAV per ordinary share) over a 10% annual return hurdle, and (ii) the excess of year-end Adjusted NAV per ordinary share over the relevant high water mark. The performance fee (if triggered) is payable annually in KWE Shares and such shares are subject to sale or transfer restrictions over a three-year period (with one-third of such KWE Shares being released each year from such sale restrictions).

KW intends to terminate the Investment Management Agreement in due course following completion of the Merger.

The EMTN Programme and the KWE Notes

On 5 November 2015, the KWE Group established a £2 billion multi-currency Euro Medium Term

Note Programme. Under the EMTN Programme, the KWE Group may issue, from time to time, up to £2 billion of various types of debt securities in certain markets and currencies. The EMTN Programme was rated “BBB” by Standard & Poor’s. In November 2015, KWE issued €400 million in principal amount of the KWE Notes. On 19 April 2016, KWE completed an additional issuance of the KWE Notes on the same terms and conditions for an aggregate principal amount of €150 million. This additional issuance was aggregated with the €400 million bonds issued in November 2015, which together form the KWE Notes. Therefore KWE currently has outstanding €550 million of KWE Notes under the EMTN Programme that will mature on 12 November 2025. The KWE Notes were rated “BBB” (outlook stable) by Standard & Poor’s. Interest on the KWE Notes is payable annually on the anniversary of drawdown.

The financial covenants applicable to the KWE Notes are the same as the financial covenants applicable to the KWE Bonds.

The KWE Bonds

On 30 June 2015, KWE issued £300 million in principal amount of KWE Bonds. On 19 September 2016, KWE completed an additional issuance of the KWE Bonds on the same terms and conditions for an aggregate principal amount of £200 million. This additional issuance was aggregated with the £300 million bonds issued by KWE on 30 June 2015, which together form the KWE Bonds.

Following the issuance of the KWE Bonds in June 2015, the KWE Group entered into a cross currency swap to convert a portion of the proceeds of that issuance into Euro. This transaction swapped £150 million of the KWE Bonds into €210.8 million Euro-equivalent debt. The KWE Bonds will mature on 30 June 2022. The KWE Bonds were rated “BBB” (outlook stable) by Standard & Poor’s. Interest on the KWE Bonds is payable annually on the anniversary of drawdown.

The KWE Bonds are subject to the following covenants:

(x)	consolidated net indebtedness does not exceed 60% of the total asset value;

(xi)	consolidated secured indebtedness (less cash and cash equivalents) does not exceed 50% of the total asset value;

(xii)	interest coverage ratio is at least 1.5 to 1.0; and

(xiii)	unencumbered assets are not less than 125% of the unsecured indebtedness (less cash and cash equivalents).

12	Details of investments and acquisitions

12.1	Other than the investments of KW referred to in Parts 12 (KW Operating and Financial Review) and 14 (KW Financial Information) and the commitment referred to in paragraph 12.2 (Details of investments and acquisitions) below, there has been no material acquisition nor other principal investment made (including those in progress) by KW in the three years immediately preceding the date of this Prospectus. As at the date of this Prospectus, KW has made no firm commitments to make any new principal investments.

12.2	KW has committed $50 million to Kennedy Wilson Real Estate Fund VI, the next fund which KW will manage.

13	Related party transactions

13.1	KW Group

Save as set out below, there were no related party transactions entered into by KW or any member of the KW Group during the financial years ended 31 December 2016, 2015 and 2014 or during the period between 31 December 2016 up to the Latest Practicable Date.

KW’s senior professionals and qualified employees and third party investors have co-invested, from time to time, in certain of KW’s joint venture investments through unconsolidated pooled investment vehicles owned by such individuals. In certain instances, the owners of such pooled investment vehicles may be entitled to a portion of any carried interest generated by such investments. These investments have been generally less than 10% of the total equity of the underlying investment. KW’s non-executive officers no longer participate in such investments and therefore no new investments were made by any of KW’s non-executive officers during 2016, 2015 or 2014. Distributions greater than $120,000 from previous investments, including profits and return of capital, from KW’s equity investments to the KW Directors and KW’s executive officers (and their estate planning vehicles) were made during 2016, 2015 and 2014. Such distributions totalled $530,000 for Mr. McMorrow ($324,000 of which was return of initial investment distributions) in 2016. In 2015, such distributions totalled $687,025 for Mr. McMorrow ($338,000 of which was return of initial investment distributions) and $150,000 for Ms. Ricks ($65,000 of which was return of initial investment distributions). In 2014, such distributions totalled $257,240 for Mr. McMorrow.

As at 31 December 2016, KW and Fairfax had 14 joint venture and one loan pool investments together. During 2016, Fairfax contributed $55.5 million of capital to these investments. As at 31 December 2015, KW and Fairfax had 14 joint venture and one loan pool investments together. During 2015, Fairfax contributed $36.9 million of capital to these investments. As at 31 December 2014, KW and Fairfax had 11 joint venture and two loan pool investments together. During 2014, Fairfax contributed $37.8 million of capital to these investments.

In February 2014, KWE completed its initial public offering of KWE Shares. Messrs. McMorrow, Enbody, Windisch and Ms. Ricks purchased 60,000, 15,903, 35,000 and 60,000, respectively of KWE Shares in this offering at an aggregate purchase price of approximately $1 million, $265,000, $585,000 and $1 million, respectively. In October 2014, KWE completed a follow-on offering of KWE Shares. Messrs. McMorrow, Enbody, Windisch and Ms. Ricks purchased 20,916, 5,544, 12,201 and 20,916, respectively of KWE Shares in this offering at an aggregate purchase price of $342,000, $91,000, $199,000 and $342,000, respectively. The purchase price per share paid by these individuals in these offerings was the same purchase price per share by others who purchased KWE Shares in such offerings.

Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. received approximately $200,000 in income tax service fees for the year ended 31 December 2015 and approximately $200,000 for 31 December 2014. Jerry Solomon, a KW Director, was a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and held a 20% interest in the firm. In 2014, Mr. Solomon left the firm of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. In connection with his departure, Mr. Solomon entered into an agreement with Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. which provided for certain payments to be paid to Mr. Solomon until January 2017. The agreement also provided that if KW terminated its engagement with Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. with respect to KW’s corporate US tax returns before January 2017, Mr. Solomon’s monthly payment from Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. would have reduced by $3,000. No payment was made to Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. for the year ended 31 December 2016.

Related party transactions formed part of KW’s total revenues as follows:

(xiv)	for the three months ended 30 June 2017: 0.2%;

(xv)	for the three months ended 31 March 2017: 6% of KW’s total revenue;

(xvi)	for the year ended 31 December 2016: 4% of KW’s total revenue;

(iv)	for the year ended 31 December 2015: 6% of KW’s total revenue; and

(xvii)	for the year ended 31 December 2014: 14% of KW’s total revenue.

13.2	KWE Group

Save for the related party transactions incorporated by reference in this Prospectus (see Part 15 (KWE Financial Information)), there were no related party transactions entered into by KWE or any member of the KWE Group during the financial years ended 31 December 2016 and 2015 and the period ended 31 December 2014 or during the period between 31 December 2016 up to the Latest Practicable Date.

14	Litigation

14.1	There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the KW Directors are aware) during the 12 months preceding the date of this Prospectus which may have, or have had, a significant effect on KW’s or the KW Group’s financial position or profitability or, following the Merger, may have a significant effect on the Combined Group and/or the Combined Group’s financial condition or profitability.

14.2	There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the KW Directors are aware) during the 12 months preceding the date of this Prospectus which may have, or have had, a significant effect on KWE’s or the KWE Group’s financial position or profitability or, following the Merger, may have a significant effect on the Combined Group and/or the Combined Group’s financial condition or profitability.

15	Working capital

15.1	In the opinion of KW, taking into account the committed facilities available to the KW Group, the working capital available to the KW Group is sufficient for the KW Group’s present requirements, that is for at least the next 12 months following the date of this Prospectus.

16	No significant change

16.1	There has been no significant change in the financial or trading position of the KW Group which has occurred since 30 June 2017, being the date to which the last interim consolidated financial statements of the KW Group were prepared.

16.2	Save as disclosed in the paragraph immediately below (No significant change), there has been no significant change in the financial or trading position of the KWE Group which has occurred since 30 June 2017, being the date to which the last interim financial statements of the KWE Group were prepared.

16.3	Since 30 June 2017, two asset disposals have been completed by KWE:

Description	Portfolio	Disposal Date	Sale Price (£m)
Postigo de San Martín	Postigo	20 July 2017	11.9

Staines Road Retail Park Gatsby 11 August 2017    10

17	Dividends

17.1	The declaration and payment of future dividends will be at the discretion of the KW Directors and will depend upon many factors, including KW’s earnings, financial condition, business needs, consideration of other methods of returning capital to shareholders, capital and surplus requirements of its operating subsidiaries and regulatory and contractual restrictions.

17.2	Under the Delaware General Corporation Law, subject to any restriction in a corporation’s certificate of incorporation, the board of directors may declare and pay dividends out of: (i) surplus of the corporation, which is defined as net assets less statutory capital; or (ii) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year; provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired. If a dividend is to be paid in shares of unissued stock, the board must designate a capital reserve of an amount no less than the aggregate par value of shares being declared as a dividend.

17.3	Please refer to subheading titled “Dividends” on page 55 in relation to KW’s intention to increase the first quarterly dividend payable following the Effective Date.

17.4	The following table sets out the dividend per KW Share paid in respect of each of the financial years ended 31 December 2016, 2015 and 2014 and during the three months ended 31 March 2017 and 30 June 2017:

2017		2016				2015				2014
2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
$0.17	$0.17	$0.14	$0.14	$0.14	$0.14	$0.12	$0.12	$0.12	$0.12	$0.09	$0.09	$0.09	$0.09

18	Consents

18.1	KPMG LLP, whose registered address is at 15 Canada Square, London E14 5GL, has given and has not withdrawn its written consent to the inclusion of its reports on the profit forecasts set out in Part 16 (Profit Forecasts) and its report on the Pro Forma Financial Information set out in Part 17 (Pro Forma Financial Information of the Combined Group) in the form and context in which they and has authorised the content of those reports for the purposes of Prospectus Rule 5.5.3R(2)(f).

18.2	Goldman Sachs, who is acting as lead financial adviser to KW, has given and has not withdrawn its consent to the inclusion of its name in the form and context in which it is included in this Prospectus.

18.3	BofA Merrill Lynch, who is acting exclusively and only as financial adviser to KW, has given and has not withdrawn its consent to the inclusion of its name in the form and context in which it is included in this Prospectus.

18.4	Deutsche Bank AG, acting through its London branch, and Deutsche Bank Securities Inc., who is acting exclusively and only as financial adviser to KW, has given and has not withdrawn its consent to the inclusion of its name in the form and context in which it is included in this Prospectus.

19	Costs and expenses

19.1	The aggregate costs and expenses incurred by KW and KWE in connection with the issuance of the New KW Shares and the Merger are estimated to amount to approximately $50 million (including legal, audit, valuation and other professional fees). No expenses will be charged to any KWE Scheme Shareholder by KW in respect of the Merger.

19.2	There are no net proceeds receivable by KW as a result of the issuance of New KW Shares in connection with the Merger.

20	Documents available for inspection

20.1	Copies of the following documents will be available for inspection on KW’s website at www.kennedywilson.com or during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) for a period of 12 months following the date of this Prospectus at KW’s principal executive office at 151 S. El Camino Drive, Beverly Hills, California 90212, United States:

20.1.1	the Amended and Restated Articles and Amended and Restated Bylaws;

20.1.2	the unaudited consolidated financial statements for KW for the three months ended 31 March 2017 and 30 June 2017;

20.1.3	the audited consolidated financial statements for KW for the three years ended 31 December 2016;

20.1.4	the reports by KPMG LLP in respect of the Profit Forecast in Part 16 (Profit Forecasts);

20.1.5	the report by KPMG LLP in respect of the Pro Forma Financial Information in Part 17 (Pro Forma Financial Information of the Combined Group);

20.1.6	the unaudited consolidated financial statements for KWE for the six months ended 30 June 2017;

20.1.7	the audited consolidated financial statements for KWE for the three years ended 31 December 2016;

20.1.8	the written consents of KPMG LLP, Goldman Sachs, BofA Merrill Lynch and Deutsche Bank AG (acting through its London branch and Deutsche Bank Securities Inc.) referred to in paragraph 18 (Consents) of this Part 19 (Additional Information); and

20.1.9	this Prospectus.

PART 20—DEFINITIONS

The following definitions apply throughout this Prospectus unless the context otherwise requires:

£, Pounds Sterling, Sterling, British	the lawful currency of the United Kingdom

Pounds, Pounds, GBP, pence or p

€, Euro, EUR, or € cents	the lawful currency of the E.U. (as adopted by certain Member States)

$, U.S. dollars, dollars, U.S.$, USD or cents	the lawful currency of the United States

2019 Notes	8.75% senior notes due 2019

2024 Indenture	an indenture dated 25 March 2014 and entered into between Kennedy-Wilson, Inc. (as issuer) and Wilmington Trust National Association (as trustee), as supplemented by a supplemental indenture dated as at 25 March 2014 between Kennedy-Wilson, Inc. (as issuer), KW (as parent guarantor), certain subsidiaries of Kennedy-Wilson, Inc. (as subsidiary guarantors) and Wilmington Trust National Association (as trustee)

2024 Notes	5.875% senior notes due 2024

2042 Notes	7.750% senior notes due 2042

Additional Notes	the public offerings of 2024 Notes completed by Kennedy-Wilson, Inc. in November 2014 and August 2016 of aggregate principal amounts of $350 million and $250 million, respectively

Adjusted EBITDA	net income attributable to KW Shareholders adjusted for KW’s share of: i) investment interest expense, ii) corporate interest expense, iii) depreciation and amortisation, iv) income taxes, v) share-based compensation expense and vi) preferred stock dividends and accretion of issuance costs

Adjusted NAV	the IFRS net asset value adjusted (i) to include properties and other investment interests at fair value, (ii) to exclude certain items not expected to be crystallised in normal circumstances (such as fair value of financial derivatives) and (iii) by deducting any management fee and performance fee accounted for in the share-based payment reserve

adjusted net income	net income before depreciation and amortisation, KW’s share of depreciation and amortisation included in income from unconsolidated investments, share-based compensation and after net income attributable to noncontrolling interests before depreciation and amortisation

Amended and Restated Articles or Amended and Restated Certificate of Incorporation	the amended and restated articles (sometimes referred to as the certificate of incorporation) adopted by KW on 19 June 2014, as amended from time to time

Amended and Restated Bylaws	the amended and restated bylaws adopted by KW on 22 February 2017, as amended from time to time

ASC	Financial Accounting Standards Board Accounting Standards Codification

ASU	Financial Accounting Standards Board Accounting Standards Update

Audit Committee	the audit committee of the KW Board

BofA Merrill Lynch	Merrill Lynch International, together with Merrill Lynch, Pierce, Fenner & Smith Incorporated

Brexit	the outcome of the referendum on 23 June 2016 as to the withdrawal of the U.K. from membership of the E.U.

Business Day	a day, other than a Saturday, Sunday or public or bank holiday, when banks are open for business in London, Jersey or New York

Capital Dock JV	has the meaning attributed to it on page 111

certificated or in certificated form	in relation to a share or other security, means a share or other security which is not in uncertificated form (i.e., not in CREST)

CIF Law	Collective Investment Funds (Jersey) Law 1988, as amended

Closing Dividend	has the meaning attributed to it on page 55

Closing Dividend Record Time	the Scheme Record Time

Closing Price	the closing middle market quotation of a share derived from the daily Official List of the London Stock Exchange (in the case of KWE Shares) or the NYSE (in the case of KW Shares)

Code	the U.K. City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel

Combined Group	KW and its subsidiary undertakings following the completion of the Merger, comprising the KW Group and the KWE Group

Combined Group Projections	has the meaning attributed to it on page 504

Companies Act 2006	the Companies Act 2006, as amended from time to time

Compensation Committee	the compensation committee of the KW Board

Conditions	the conditions of the Merger (including the Scheme), as set out in Appendix 1 to the Original Rule 2.7 Announcement, together with the conditions set out in the New Offer Announcement and to be set out in the Scheme Document

Court	the Royal Court of Jersey

CREST	the computer system (as defined in the Uncertificated Securities Order) in respect of which Euroclear is the authorised operator (as defined in the Uncertificated Securities Order) in accordance with which securities may be held and transferred in uncertificated form

DB	DB London and DBSI, together

DB London	Deutsche Bank AG, acting through its London branch

DBSI	Deutsche Bank Securities Inc.

Delaware General Corporation Law	Delaware General Corporation Law, as amended from time to time

Disclosure and Transparency Rules	the Disclosure Guidance and Transparency Rules made by the UKLA under FSMA and contained in the FCA’s publication of the same name

DTC	the Depository Trust Company

EBITDA	operating profit before depreciation and amortisation

Effective Date	the date on which: (a) the Scheme becomes effective in accordance with its terms and the Scheme Court Order; or (b) if KW elects to implement the Merger by way of a Takeover Offer, the date the Takeover Offer becomes or is declared unconditional in all respects

Election	a Mix and Match Election or an Original Consideration Election

Election Return Time	1.00 p.m. on 19 October 2017, or such later date and time (if any) as KWE and KW may agree and KWE may announce, being the latest time for making a valid Original Consideration Election or a valid Mix and Match Election

EMTN Programme	£2.0 billion Euro Medium Term Note Programme

E.U.	the European Union

Euroclear	Euroclear UK & Ireland Limited, a company registered in England and Wales under registered number 02878738

Exchange Act	the U.S. Securities Exchange Act of 1934, as amended

Excluded Shares	at any relevant time, any KWE Shares beneficially owned at that time by, or on behalf of, KW, the Investment Manager or any other member of the KW Group and any KWE Shares held by KWE in treasury (excluding, for the avoidance of doubt, any KWE Shares so held at the Latest Practicable Date after they have been transferred by any member of the KW Group to any director, officer or employee of any member of the KW Group prior to the Scheme Record Time pursuant to the vesting of RSUs in connection with the Merger) and any KWE Shares held by KWE in treasury

Extended Period Projections	the KW EPP, the KWE EPP and the Combined Group Projections, together

Fairfax	Fairfax Financial Holdings Limited

FATCA Withholding	has the meaning attributed to it on page 519

FCA or Financial Conduct Authority	the U.K. Financial Conduct Authority or its successor from time to time

Finance Act	the Irish Finance Act 2016

First Amended and Restated Plan	the Amended and Restated 2009 Equity Participation Plan

Franklin Templeton	Franklin Templeton Institutional, LLC

FSMA	the Financial Services and Markets Act 2000, as amended from time to time

FY	financial year

Goldman Sachs	Goldman Sachs & Co. and Goldman Sachs International (in their capacity as lead financial advisers to KW)

H1 or 1H	the first half of a financial year

HMRC	Her Majesty’s Revenue & Customs

IFRS	International Financial Reporting Standards, as adopted in the E.U.

IMRES	KW Investment Management and Real Estate Services

IMRES AUM	the properties and other assets with respect to which KW provides (or participates in) oversight, investment management services and other advice and which generally consist of real estate properties or loans and investments in joint ventures. IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in IMRES AUM. The estimated value of development properties is included at estimated completion cost. KW’s IMRES AUM is principally intended to reflect the extent of KW’s presence in the real estate market, not the basis for determining its management fees

Independent Committee	the committee of KWE independent non-executive directors formed to assess, and take decisions on behalf of KWE with respect to, the Merger, comprising Charlotte Valeur (Chair), Mark McNicholas (Senior Independent Director) and Simon Radford (Non-Executive Director)

Investment Management Agreement	the investment management agreement entered into between KWE and the Investment Manager on 25 February 2014 relating to the management by the Investment Manager of KWE

Investment Manager	KW Investment Management Ltd, incorporated in Jersey with registered number 114679, a wholly owned subsidiary of KW

IRS	The United States Internal Revenue Service

Japanese Yen, Yen or JPY	the lawful currency of Japan

Jersey Companies Law	the Companies (Jersey) Law 1991, as amended from time to time

Jersey Working Day	a day (other than a Saturday, Sunday or public or bank holiday) when banks are open for business in Jersey

KW	Kennedy-Wilson Holdings, Inc., a Delaware corporation

KW 2017 Profit Forecast	has the meaning attributed to it on page 496

KW Board	the board of directors of KW as at the date of this Prospectus or, where the context so requires, the board of directors of KW from time to time

KW Cash Component	has the meaning attributed to it on page 47

KW CDI	a CREST depository interest representing an entitlement to a New KW Share

KW Directors	the directors of KW as at the date of this Prospectus or, where the context so requires, the directors of KW from time to time

KW EPP	has the meaning attributed to it on page 504

KW Group	KW, its subsidiaries and its subsidiary undertakings from time to time (excluding, for the avoidance of doubt, any member of the KWE Group). Only for the purposes of paragraph B.11 of Part 1 (Summary Information) and 15.1 in Part 19 (Additional Information) of this Prospectus, KW Group shall include KWE and all members of the KWE Group

KW Registrar	Continental Stock Transfer & Trust Company

KW Revolving Facility	the $475 million revolving credit facility dated 10 December 2015 between (among others) Kennedy-Wilson, Inc., JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, U.S. Bank N.A., East West Bank, Fifth Third Bank, The Governor and Company of the Bank of Ireland, Compass Bank and City National Bank, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

KW Ring Fenced Employees	certain employees of the Investment Manager who have been instructed by the Investment Manager to assist KWE and the Independent Committee in connection with the Merger

KW Shareholder Resolution	a resolution for the approval of the issuance of New KW Shares in connection with the Merger by a majority of the votes cast on such resolution at the KW Special Meeting, as required by the rules of the NYSE

KW Shareholders	the registered holders of KW Shares from time to time

KW Shares	KW shares of common stock of $0.0001 each

KW Special Meeting	the special meeting of KW Shareholders to be convened in connection with the Merger, notice of which will be sent to KW Shareholders, including any adjournment thereof

KWE	Kennedy Wilson Europe Real Estate plc, incorporated in Jersey with registered number 114680

KWE 2017 Profit Forecast	has the meaning attributed to it on page 500

KWE Board	the board of directors of KWE as at the date of this Prospectus or, where the context so requires, the board of directors of KWE from time to time

KWE Bonds	3.95% fixed-rate senior unsecured bonds due 2022

KWE Directors	the directors of KWE as at the date of this Prospectus or, where the context so requires, the directors of KWE from time to time

KWE Dividend	each period of three calendar months in the financial year of KW ending on (and including) 31 March, 30 June, 30 September and 31 December

KWE EPP	has the meaning attributed to it on page 504

KWE Facility	the unsecured multi-currency revolving facility agreement originally dated 29 August 2014 between (among others) KWE, Bank of America Merrill Lynch International Limited and J.P. Morgan Chase Bank N.A. as amended on 31 October 2014, on 23 June 2015 and on 6 July 2017 with the original total commitments in the amount of up £225 million

KWE General Meeting	the extraordinary general meeting of KWE to be convened in connection with the Scheme and the Merger, notice of which will be set out in the Scheme Document, including any adjournment thereof

KWE Group	KWE, its subsidiaries and its subsidiary undertakings from time to time

KWE Information	all information, opinions, estimates, valuations, projections and commentary contained in or based on this Prospectus, including, without limitation, all financial and commercial information, opinions, estimates, valuations, projections and commentary relating directly or indirectly to KWE or its assets or liabilities or derived from or reflecting any information, opinion, estimate, valuation, projection or commentary relating to KWE or its assets or liabilities

KWE Notes	KWE senior unsecured notes with an annual fixed coupon of 3.25% and maturing in 2025

KWE Scheme Shareholders	holders of KWE Scheme Shares

KWE Scheme Shares	KWE Shares, which are not Excluded Shares and which are:

(a)	in issue as at the date of the Scheme Document;

(b)	transferred by any member of the KW Group to any director, officer or employee of any member of the KW Group after the KWE General Meeting and prior to the Scheme Record Time pursuant to the vesting of RSUs in connection with the Merger;

(a)	(if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; or

(b)	(if any) issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme

KWE Shareholders	the registered holders of KWE Shares from time to time

KWE Shares	the ordinary shares of no par value each in the capital of KWE

KWE Special Distribution	has the meaning attributed to it on page 47

KWR	KW Residential

Latest Practicable Date	the close of business on 8 September 2017, being the latest practicable Business Day before the date of this Prospectus

Listed Fund Guide	the Jersey Listed Fund Guide published by the Jersey Financial Services Commission, as amended from time to time

Listing Rules	the listing rules made by the FCA pursuant to Part 6 of FSMA, referred to in section 73A(2) of the same, and contained in the FCA’s publication of the same name

London Stock Exchange	the London Stock Exchange plc

Long Stop Date	31 October 2017, or such later date as KW and KWE may agree, with the Panel’s consent and as the Court may approve (if such approval(s) are required)

LTV Ratio	the ratio of the aggregate of any debt incurred by KWE or its subsidiaries, in respect of any monies borrowed by, or advanced to, KWE and/or its subsidiaries, to the aggregate market value of the assets of the business or businesses (including cash) of KWE and/or its subsidiaries, as the case may be

Main Market	the Main Market of the London Stock Exchange

Member States	the member states of the E.U., as such membership may change from time to time

Merger	the proposed acquisition of the entire issued and to be issued share capital of KWE by KW (other than the Excluded Shares), to be implemented by way of the Scheme or (should KW so elect, subject to the consent of the Panel) by way of a Takeover Offer

Meyers	Meyers Research LLC

Mix and Match Election	an election by a KWE Scheme Shareholder who is entitled to receive the New Consideration to vary such consideration to the extent permitted by the Mix and Match Facility

Mix and Match Facility	the arrangement under which a KWE Scheme Shareholder (other than certain Overseas Shareholders) entitled to receive the New Consideration may elect to vary the proportion in which it receives, pursuant to the Scheme, the New KW Share Component and the KW Cash Component (but, for the avoidance of doubt, not the KWE Special Distribution or the Closing Dividend) to the extent permitted by the Mix and Match Facility

NAV	net asset value

New Consideration	has the meaning attributed to it on page 47

New KW Share Component	has the meaning attributed to it on page 47

New KW Shares	KW Shares proposed to be issued to KWE Scheme Shareholders in connection with the Merger

New Offer	has the meaning attributed to it on page 47

New Offer Announcement	the announcement, pursuant to Rule 2.7 of the Code, made by KW and KWE on 13 June 2017 to announce the New Offer

New U.K. KW Shareholders	KWE Scheme Shareholders who receive New KW Shares in connection with the Merger and who are resident and, in the case of individuals, resident and domiciled in the U.K. for U.K. tax purposes and who are not resident for tax purposes in any other jurisdiction

Nominating Committee	the nominating committee of the KW Board

non-U.S. holder	has the meaning attributed to it on page 517

NYSE	the New York Stock Exchange

Offer	the issue of New KW Shares in connection with the Merger

Offer Period	the period commencing on 24 April 2017

Official List	the official list maintained by the UKLA

Original Consideration	has the meaning attributed to it on page 47

Original Consideration Election	a valid election made by a KWE Scheme Shareholder (other than certain Overseas Shareholders) to receive the Original Consideration

Original Plan	the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan

Original Rule 2.7 Announcement	the announcement made by KW and KWE on 24 April 2017 in accordance with Rule 2.7 of the Code

Overseas Shareholders	KWE Shareholders who are resident in, ordinarily resident in, or citizens or nationals of, or otherwise subject to the law of, jurisdictions outside Jersey, the United Kingdom, the United States, the Netherlands or the Cayman Islands

Panel	the U.K. Panel on Takeovers and Mergers

Pre-Existing KW Facility	the facility with U.S. Bank and East-West Bank and Bank of Ireland that had a maturity date of 1 October 2016

Pro Forma Financial Information	the unaudited pro forma statement of earnings and balance sheet for the year ended 31 December 2016 and the related notes thereto set out in Part 17 (Pro Forma Financial Information of the Combined Group)

Prospectus	this document

Prospectus Directive	European Union Directive 2003/71/EC, as amended from time to time

Prospectus Rules	the prospectus rules made by the FCA under section 73A of FSMA relating to the offer of securities to the public and admission of securities to trading on a regulated market, as amended from time to time

Q1 or 1Q	the first quarter of a financial year

Q2 or 2Q	the second quarter of a financial year

Q3 or 3Q	the third quarter of a financial year

Q4 or 4Q	the fourth quarter of a financial year

QIAIF	Qualifying Investor Alternative Investment Fund

Quantum	Quantum Strategic Partners Ltd

Recurring Adjusted Earnings per share	Recurring Adjusted Net Income per KWE Share

Recurring Adjusted Net Income	net income attributable to KWE Shareholders before depreciation and amortization and gain on sale of real estate

Registrar of Companies	the registrar of companies for Jersey

RIS Announcement	the announcement released by KW on 27 June 2017 concerning the publication of the draft U.S. Proxy Statement containing profit forecasts

ROE	the ratio of Adjusted EBITDA to tangible book equity for the applicable financial year ending 31 December

RSG	restricted stock grants in KW Shares

RSU	restricted share units issued by KW to directors, officers and employees of members of the KW Group, entitling them to receive KWE Shares

Scheme	the scheme of arrangement proposed to be effected under Article 125 of the Jersey Companies Law between KWE and the

KWE Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by KWE and KW and sanctioned at the Scheme Court Sanction Hearing

Scheme Court Meeting	the meeting or meetings of the KWE Scheme Shareholders or any class or classes thereof (and any adjournment(s) thereof) to be convened by order of the Court pursuant to Article 125 of the Jersey Companies Law for the purpose of considering and, if thought fit, approving the Scheme and any adjournment, postponement or reconvention thereof

Scheme Court Order	the act of the Court sanctioning the Scheme under Article 125 of the Jersey Companies Law

Scheme Court Sanction Hearing	the hearing of the Court (and any adjournment thereof) to sanction the Scheme pursuant to Article 125 of the Jersey Companies Law, at which the Scheme Court Order is expected to be granted

Scheme Document	the document to be sent to KWE Scheme Shareholders containing and setting out, among other matters, the full terms and conditions of the Scheme and containing the notices convening the Scheme Court Meeting and KWE General Meeting

Scheme Record Time	6.00 p.m. on the most recent Business Day before the Effective Date

Scheme Voting Record Time	6.00 p.m. on 6 October 2017 or, if the Scheme Court Meeting is adjourned, 6.00 p.m. on the date falling two Jersey Working Days before the date fixed for the holding of the adjourned Scheme Court Meeting

SDRT	U.K. stamp duty reserve tax

SEC	the U.S. Securities and Exchange Commission

Second Amended and Restated Plan	the Second Amended and Restated 2009 Equity Participation Plan

Securities Act	the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder

subsidiary and subsidiary	as defined in the Companies Act 2006

undertaking

Takeover Offer	a takeover offer as defined in Article 116 of the Jersey Companies Law

Tax Code	the United States Internal Revenue Code of 1986, as amended

Treasury Regulations	the U.S. Department of the Treasury regulations promulgated under the Code

U.K. or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UKLA	the FCA acting in its capacity as the competent authority for listing under FSMA

UK Loan Pool	the loan portfolio consisting of 58 performing loans acquired the Company, along with institutional partners, in 2011

uncertificated or in uncertificated form	in relation to a share or other security, a share or other security which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Uncertificated Securities Order may be transferred by means of CREST

Uncertificated Securities Order	the Companies (Uncertificated Securities) (Jersey) Order 1999, as amended from time to time

U.S. or United States	the United States of America, its possessions and territories, all areas subject to its jurisdiction or any subdivision thereof, any State of the United States and the District of Columbia

U.S. GAAP	generally accepted accounting principles in the U.S.

U.S. Proxy Statement	the proxy statement to be sent by KW to KW Shareholders summarising the background to and reasons for the Merger, which will include a notice convening the KW Special Meeting

USRPHC	U.S. real property holding corporation

U.S. - U.K. Double Tax Treaty	the USA-UK Double Taxation Convention entered into force on 31 March 2003 and amended by signed protocol on 19 July 2002

Värde Letter of Intent	the letter of intent provided by the Värde Shareholders on 13 June 2017, confirming their intention to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions relating to the Merger at the KWE General Meeting (or, in the event that the Merger is implemented by way of a Takeover Offer, accept the Takeover Offer)

Värde Shareholders	the Värde Fund X (Master), L.P., The Värde Fund XI, (Master) L.P., The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., Värde Investment Partners (Offshore) Master, L.P., Värde Credit Partners Master, L.P. and The Värde Skyway Master Fund, L.P., all of which are ultimately controlled by Värde Partners, Inc.

VHH	Vintage Housing Holdings

Financial Statements (within Part 14 (KW Financial Information)) and Operating and Financial

Review (within Part 12 (KW Operating and Financial Review)) for Q2 2017

Acquisition-related gains	non-cash gains recognised by KW or its consolidated subsidiaries upon a U.S. GAAP required fair value measurement due to a business combination. These gains are typically recognised when a loan is converted into consolidated real estate owned and the fair value of the underlying real estate at the time of conversion exceeds the basis in the previously held loan. These gains also arise when there is a change of control of an investment. The gain amount is based upon the fair value of KW’s or its consolidated subsidiaries’ equity in the investment in excess of the carrying amount of the equity immediately preceding the change of control

Adjusted EBITDA	net income attributable to KW Shareholders before KW’s share of: i) investment interest expense, ii) corporate interest expense, iii) depreciation and amortisation, iv) income taxes, v) share-based compensation expense and vi) preferred stock dividends and accretion of issuance costs

Adjusted Fees	KW’s gross investment management, property services and research fees adjusted to include fees eliminated in consolidation and KW’s share of fees in unconsolidated service businesses

adjusted net asset value	calculated by KWE as net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to crystallise in a long-term investment property business model

Consolidated investment account	the sum of KW’s equity in: cash held by consolidated

investments, consolidated real estate and acquired in-place leases gross of accumulated depreciation and amortisation, net hedge asset or liability, unconsolidated investments, consolidated loans and net other assets

Equity partners	non-wholly-owned subsidiaries that KW consolidates in its financial statements under U.S. GAAP, including KWE, and third-party equity providers

Investment account	the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation and amortisation

Investment Management and Real	generally, the properties and other assets with respect to which

Estate Services Assets under	KW provides (or participates in) oversight, investment

Management or IMRES AUM	management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. KW’s IMRES AUM is principally intended to reflect the extent of KW’s presence in the real estate market, not the basis for determining its management fees. KW’s IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in IMRES AUM. The estimated value of development properties is included at estimated completion cost

KWH or KW	Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of KW include the results of KW’s consolidated subsidiaries (including KWE)

Net operating income or NOI	non-U.S. GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues

Noncontrolling interests	the portion of equity ownership in a consolidated subsidiary not attributable to KW

Operating associates	generally, individuals that are employed by or affiliated with third-party consultants, contractors, property managers or other service providers that KW manages and oversees on a day-to-day basis with respect to KW’s investments and service businesses

pro-rata	KW’s share calculated by using its proportionate economic ownership of each asset in its portfolio, including its ownership in KWE

Property net operating income	a non-U.S. GAAP measure calculated by deducting the KW’s pro-rata share of rental and hotel operating expenses from KW’s pro-rata rental and hotel revenues

Same property	properties in which KW has an ownership interest during the entire span of both periods being compared

Financial Statements (within Part 14 (KW Financial Information)) and Operating and Financial

Review (within Part 12 (KW Operating and Financial Review)) for Q1 2017

Acquisition-related gains	non-cash gains recognised by KW or its consolidated subsidiaries upon a U.S. GAAP required fair value measurement due to a business combination. These gains are typically recognised when a loan is converted into consolidated real estate owned and the fair value of the underlying real estate at the time of conversion exceeds the basis in the previously held loan. These gains also arise when there is a change of control of an investment. The gain amount is based upon the fair value of KW’s or its consolidated subsidiaries’ equity in the investment in excess of the carrying amount of the equity immediately preceding the change of control

Adjusted EBITDA	net income before interest expense, KW’s share of interest expense included in income from investments in unconsolidated investments, depreciation and amortisation, KW’s share of depreciation and amortisation included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes, share-based compensation expense for KW and EBITDA attributable to noncontrolling interests.

Adjusted Fees	KW’s gross investment management, property services and research fees adjusted to include fees eliminated in consolidation and KW’s share of fees in unconsolidated service businesses

adjusted net asset value	calculated by KWE as net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to crystallise in a long-term investment property business model

Adjusted Net Income	net income attributable to KW Shareholders adjusted for KW’s share of depreciation and amortisation, share-based compensation expense and preferred stock dividends and accretion of issuance costs

Cap rate	the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable

Consolidated investment account	the sum of KW’s equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases gross of accumulated depreciation and amortisation, net hedge asset or liability, unconsolidated investments, consolidated loans and net other assets

Equity multiple	calculated by dividing the amount of total distributions received by KW from an investment (including any gains, return of equity invested by KW and promoted interests) by the amount of total contributions invested by KW in such investment. This metric does not take into account management fees, organisational fees, or other similar expenses

Equity partners	non-wholly-owned subsidiaries that KW consolidates in its financial statements under U.S. GAAP, including KWE, and third-party equity providers

Investment account	the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation and amortisation

Investment Management and Real	generally, the properties and other assets with respect to which

Estate Services Assets under	KW provides (or participates in) oversight, investment

Management or IMRES AUM	management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. KW’s IMRES AUM is principally intended to reflect the extent of KW’s presence in the real estate market, not the basis for determining its management fees. KW’s IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in IMRES AUM. The estimated value of development properties is included at estimated completion cost

KW Cap Rate	the Cap rate (as defined above) weighted by KW’s ownership interest in the underlying investments

KWH or KW	Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of KW include the results of KW’s consolidated subsidiaries (including KWE)

Net operating income or NOI	non-U.S. GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues

Noncontrolling interests	the portion of equity ownership in a consolidated subsidiary not attributable to KW

Operating associates	generally, individuals that are employed by or affiliated with third-party consultants, contractors, property managers or other service providers that KW manages and oversees on a day-to-day basis with respect to KW’s investments and service businesses

Pro-Rata	KW’s share calculated by using its proportionate economic ownership of each asset in its portfolio, including its ownership in KWE

Property net operating income	a non-U.S. GAAP measure calculated by deducting the KW’s Pro-Rata share of rental and hotel operating expenses from KW’s Pro-Rata rental and hotel revenues

Same property	properties in which KW has an ownership interest during the entire span of both periods being compared

Financial Statements (within Part 14 (KW Financial Information)) and Operating and Financial

Review (within Part 12 (KW Operating and Financial Review)) for 2016

Acquisition-related gains	non-cash gains recognised by KW or the KW Group upon a U.S. GAAP-required fair value measurement due to a business combination. The gain amount is based upon the fair value of KW’s or members of the KW Group’s equity in the investment in excess of the carrying amount of the equity immediately preceding the change of control

Adjusted EBITDA	net income attributable to KW Shareholders adjusted for KW’s share of: i) investment interest expense, ii) corporate interest expense, iii) depreciation and amortisation, iv) income taxes, v) share-based compensation expense, and vi) preferred stock dividends and accretion of issuance costs.

Adjusted Fees	KW’s gross investment management, property services and research fees adjusted to include fees eliminated in consolidation and KW’s share of fees in unconsolidated service businesses.

adjusted net asset value	calculated by KWE as net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to crystallise in a long-term investment property business model

Adjusted Net Income	net income attributable to KW Shareholders adjusted for KW’s share of depreciation and amortisation, share-based compensation expense and preferred stock dividends and accretion of issuance costs

cap rate	net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable

Consolidated investment account	the sum of KW’s equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases gross of accumulated depreciation and amortisation, net hedge asset or liability, unconsolidated investments, consolidated loans and net other assets

Equity multiple	calculated by dividing the amount of total distributions received by KW from an investment (including any gains, return of equity invested by KW and promoted interests) by the amount of total contributions invested by KW in such investment. This metric does not take into account management fees, organisational fees, or other similar expenses

Equity partners	non-wholly-owned subsidiaries that KW consolidates in its financial statements under U.S. GAAP, including KWE, and third-party equity providers

Investment account	the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation and amortisation

Investment Management and Real	generally, the properties and other assets with respect to which

Estate Services Assets under	KW provides (or participates in) oversight, investment

Management or IMRES AUM	management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. KW’s IMRES AUM is principally intended to reflect the extent of KW’s presence in the real estate market, not the basis for determining its management fees. KW’s IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in IMRES AUM. The estimated value of development properties is included at estimated completion cost.

KW cap rate	the Cap rate (as defined above) weighted by KW’s ownership interest in the underlying investments.

KWH or KW	Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of KW include the results of KW’s consolidated subsidiaries (including KWE)

Net operating income or NOI	a non-U.S. GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues

pro-rata	KW’s share calculated by using its proportionate economic ownership of each asset in its portfolio, including its ownership in KWE

Property net operating income	a non-U.S. GAAP measure calculated by deducting the KW’s pro-rata share of rental and hotel operating expenses from KW’s pro-rata rental and hotel revenues

Same property	properties in which KW has an ownership interest during the entire span of both periods being compared

Financial Statements (within Part 14 (KW Financial Information)) and Operating and Financial

Review (within Part 12 (KW Operating and Financial Review)) for 2015

Acquisition-related gains	non-cash gains recognised by KW or the KW Group upon a U.S. GAAP-required fair value measurement due to a business combination. The gain amount is based upon the fair value of KW’s or members of the KW Group’s equity in the investment in excess of the carrying amount of the equity directly preceding the change of control

Adjusted EBITDA	Consolidated EBITDA, as defined below, adjusted to exclude corporate merger and acquisition-related expenses, share-based compensation expense for KW and EBITDA attributable to noncontrolling interests

Adjusted Fees	KW’s investment management, property services and research fees adjusted to include fees eliminated in consolidation and KW’s share of fees in unconsolidated service businesses

Adjusted net asset value	calculated by KWE as net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to crystallise in a long-term investment property business model

Adjusted Net Income	Consolidated Adjusted Net Income as defined below, adjusted to exclude net income attributable to noncontrolling interests, before depreciation and amortisation

Assets under Management or AUM	generally, the properties and other assets with respect to which KW provides (or participates in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans and investments in joint ventures. KW’s AUM is principally intended to reflect the extent of KW’s presence in the real estate market, not the basis for determining its management fees. KW’s AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in KW’s AUM. The estimated value of development properties is included at estimated completion cost.

cap rate	net operating income of an investment of the year preceding its acquisition or disposition divided by the purchase or sale price

Consolidated Adjusted Net Income	net income before depreciation and amortisation, KW’s share of depreciation and amortisation included in income from unconsolidated investments and share-based compensation expense

Consolidated EBITDA	net income before interest expense, KW’s share of interest expense included in income from investments in unconsolidated investments, depreciation and amortisation, KW’s share of depreciation and amortisation included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes. Consolidated EBITDA is not a recognised term under U.S. GAAP, and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity

Consolidated investment account	the sum of KW’s equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases, net hedge assets, unconsolidated investments, consolidated loans gross of accumulated depreciation and amortisation and net other assets

Equity multiple	calculated by dividing the amount of total distributions received by KW from an investment (including any gains, return of equity invested by KW and promoted interests) by the amount of total contributions invested by KW in such investment. This metric does not take into account management fees, organisational fees, or other similar expenses

Equity partners	non-wholly-owned subsidiaries that KW consolidates in its financial statements under U.S. GAAP, including KWE, and third-party equity providers

Investment account	the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation and amortisation

KWH or KW	Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of KW include the results of KW’s consolidated subsidiaries (including KWE)

Net operating income or NOI	a non-U.S. GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues

Operating associates	individuals that are employed by or affiliated with third-party consultants, contractors, property managers or other service providers that KW manages and oversees on a day-to-day basis with respect to KW’s investments and services businesses

Same property	properties in which KW has an ownership interest during the entire span of both periods being compared

Financial Statements (within Part 14 (KW Financial Information)) and Operating and Financial

Review (within Part 12 (KW Operating and Financial Review)) for 2014

Acquisition-related gains	non-cash gains recognised by KW or the KW Group upon a U.S. GAAP-required fair value measurement due to a business combination. The gain amount is based upon the fair value of KW’s or members of the KW Group’s equity in the investment in excess of the carrying amount of the equity directly preceding the change of control

Assets Under Management or AUM	generally, the properties and other assets with respect to which KW provides (or participates in) oversight, investment management services and other advice, and which generally consists of real estate properties or loans, and investments in joint ventures. KW’s AUM is principally intended to reflect the extent of its presence in the real estate market, not the basis for determining its management fees. KW’s AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by KW or held by joint ventures and other entities in which KW’s sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in KW’s sponsored funds is not included in its AUM. The estimated value of development properties is included at estimated completion cost

Consolidated EBITDA	net income before interest expense, KW’s share of interest expense included in income from investments in joint ventures and loan pool participations, depreciation and amortisation, KW’s share of depreciation and amortisation included in income from investments in joint ventures, loss on early extinguishment of corporate debt and income taxes

Adjusted EBITDA	Consolidated EBITDA adjusted to exclude merger related compensation expenses, share based compensation expense, and EBITDA attributable to noncontrolling interests

Adjusted Fees	KW’s investment management, property services and research fees adjusted to include fees eliminated in consolidation and KW’s share of fees in unconsolidated service businesses

adjusted net asset value	calculated by KWE as net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to crystallise in a long-term investment property business model such as the fair value of financial derivatives and deferred taxes on property valuation surpluses

Adjusted Net Income	Consolidated Adjusted Net Income adjusted to exclude net income attributable to noncontrolling interests, before depreciation and amortisation.

Consolidated Adjusted Net Income	net income before depreciation and amortisation, KW’s share of depreciation and amortisation included in income from unconsolidated investments and share based compensation expense

Consolidated investment account	the sum of KW’s equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases, unconsolidated investments and consolidated loans gross of accumulated depreciation and amortisation

Equity partners	subsidiaries that KW consolidates in its financial statements under U.S. GAAP (other than wholly-owned subsidiaries), including KWE, and third-party equity providers

Investment account	the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation

KWH or KW	Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of KW include the results of KW’s consolidated subsidiaries (including KWE)

Operating associates	individuals that are employed by or affiliated with third-party consultants, contractors, property managers or other service providers that KW manages and oversees on a day-to-day basis with respect to KW’s investments and services businesses.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

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